Filed Pursuant to Rule 424(B)(1) Registration No. 333-34922

                               [GRAPHIC OMITTED]

                         OnlineTrading.com
                 HIGH-SPEED ORDER ROUTING FOR THE ACTIVE TRADER
                2300 MILITARY TRAIL, STE. 200, BOCA RATON, FL 33431
                 800-995-1076 - 561-995-1010 - 561-995-9662 FAX

Dear onlinetradinginc.com Shareholders:

     I am writing to you today about the proposed merger and combination of onlinetradinginc.com corp. with Omega Research, Inc. pursuant to which a new holding company will be formed to own both Omega Research and OnlineTrading.com. The board of directors of OnlineTrading.com and Omega Research have each approved an agreement and plan of merger and reorganization. We believe the combined company will be able to create greater shareholder value than each company can achieve separately.

     In the merger, the shareholders of Omega Research and OnlineTrading.com will exchange their shares of common stock in their respective companies for shares of common stock of TradeStation Group, Inc. pursuant to the formula described in this joint proxy statement/prospectus. The exchange ratio formula will provide Omega Research shareholders with one share of TradeStation Group common stock for each outstanding share of Omega Research common stock. The exchange ratio formula will provide OnlineTrading.com shareholders with between
1.3817 and 1.7172 shares of TradeStation Group common stock for each outstanding share of OnlineTrading.com common stock, resulting in OnlineTrading.com shareholders owning between 38% and 43% of TradeStation Group. Omega Research shareholders will own the remaining shares of TradeStation Group. The merger is described more fully in this joint proxy statement/prospectus. The merger is intended to qualify as a tax-free reorganization. TradeStation Group is to be the publicly-traded company, its shares of common stock issued to you will be listed on The Nasdaq National Market.

     Your board of directors has determined that the terms and conditions of the merger are advisable and fair to you and in your best interests, and unanimously recommends that you approve and adopt the agreement and plan of merger and reorganization and the merger.

     This joint proxy statement/prospectus provides you with detailed information concerning Omega Research and OnlineTrading.com and the separate mergers of wholly-owned subsidiaries of TradeStation Group with and into each of Omega Research and OnlineTrading.com to accomplish the merger and reorganization transaction. Please give all of the information contained in this joint proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section titled "RISK FACTORS" beginning on page 7 of this joint proxy statement/prospectus.

     OnlineTrading.com shareholders owning approximately 77% of the shares of OnlineTrading.com have already contractually agreed to vote in favor of the merger. In addition, Omega Research shareholders owning approximately 74% of the shares of Omega Research have already contractually agreed to vote in favor of the merger. Accordingly, the merger will be approved by the shareholders of both companies, regardless of how other shareholders of either company vote.

     To vote your shares, you may use the enclosed proxy card or attend the special shareholders meeting. To approve the agreement and plan of merger and reorganization, you MUST vote "FOR" the proposal by following the instructions stated on the enclosed proxy card. If you do not vote at all, it will, in effect, count as a vote against the proposal. We urge you to vote FOR this proposal.

                                    Sincerely yours,

                                    /s/ E. Steven zum Tobel
                                    --------------------------------------------
                                    E. Steven zum Tobel
                                    President

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the securities of TradeStation Group to be issued in the merger, or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated December 11, 2000, and was first mailed to OnlineTrading.com shareholders on or about December 13, 2000.

                             www.onlinetrading.com
                                Member NASD SIPC

                               [GRAPHIC OMITTED]

                                 Omega Research
                      8700 West Flagler Street, Suite 250
                           Miami, Florida 33174-2428
                                  305-485-7000
                                305-485-7019 FAX
                             www.omegaresearch.com
                                  Nasdaq OMGA


Dear Omega Research Shareholders:

     I am writing to you today about the proposed merger and combination of onlinetradinginc.com corp. with Omega Research, Inc. pursuant to which a new holding company will be formed to own both Omega Research and OnlineTrading.com. The board of directors of Omega Research and OnlineTrading.com have each approved an agreement and plan of merger and reorganization. We believe the combined company will be able to create greater shareholder value than each company can achieve separately.

     In the merger, the shareholders of Omega Research and OnlineTrading.com will exchange their shares of common stock in their respective companies for shares of common stock of TradeStation Group, Inc. pursuant to the formula described in this joint proxy statement prospectus. The exchange ratio formula will provide Omega Research shareholders with one share of TradeStation Group common stock for each outstanding share of Omega Research common stock. The exchange ratio formula will provide OnlineTrading.com shareholders with between
1.3817 and 1.7172 shares of TradeStation Group common stock for each outstanding share of OnlineTrading.com common stock, resulting in OnlineTrading.com shareholders owning between 38% and 43% of TradeStation Group. Omega Research shareholders will own the remaining shares of TradeStation Group. The merger is described more fully in this joint proxy statement/prospectus. The merger is intended to qualify as a tax-free reorganization. TradeStation Group is to be the publicly-traded company, its shares of common stock issued to you will be listed on The Nasdaq National Market.

     In connection with the merger, your board of directors has authorized, subject to your approval of the agreement and plan of merger and reorganization and the merger, an increase in the number of shares of common stock reserved for issuance under the Amended and Restated 1996 Incentive Stock Plan from 4,500,000 to 7,500,000, subject to further antidilution adjustments. When the merger is consummated, this Incentive Stock Plan will be assumed by and become a stock option plan of TradeStation Group.

     Your board of directors has determined that the terms and conditions of the merger and the increase in the number of shares reserved under the Incentive Stock Plan are advisable and fair to you and in your best interests, and unanimously recommends that you approve and adopt the agreement and plan of merger and reorganization, the merger and the increase in the number of shares reserved under the Incentive Stock Plan.

     This joint proxy statement/prospectus provides you with detailed information concerning Omega Research and OnlineTrading.com and the separate mergers of wholly-owned subsidiaries of TradeStation Group with and into each of Omega Research and OnlineTrading.com to accomplish the merger and reorganization transaction, as well as detailed information concerning the Incentive Stock Plan. Please give all of the information contained in this joint proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section titled "RISK FACTORS" beginning on page 7 of this joint proxy statement/prospectus.

     Omega Research shareholders owning approximately 74% of the shares of Omega Research have already contractually agreed to vote in favor of the merger. In addition, OnlineTrading.com shareholders owning approximately 77% of the shares of OnlineTrading.com have already contractually agreed to vote in favor of the merger. Accordingly, the merger will be approved by the shareholders of both companies, regardless of how other shareholders of either company vote.

     To vote your shares, you may use the enclosed proxy card or attend the special shareholders meeting. To approve the agreement and plan of merger and reorganization and the increase in the number of shares reserved under the Incentive Stock Plan, you MUST vote "FOR" the proposals by following the instructions stated on the enclosed proxy card. If you do not vote at all, it will, in effect, count as a vote against the proposals. We urge you to vote FOR these proposals.

                                    Sincerely yours,

                                    /s/ William R. Cruz
                                    --------------------------------------------
                                    William R. Cruz
                                    Co-Chairman of the Board and
                                    Co-Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the securities of TradeStation Group to be issued in the merger, or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.



     This joint proxy statement/prospectus is dated December 11, 2000, and was first mailed to Omega Research shareholders on or about December 13, 2000.

                     REFERENCES TO ADDITIONAL INFORMATION

     This joint proxy statement/prospectus incorporates important business and financial information about Omega Research, OnlineTrading.com and TradeStation Group from documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing from the appropriate company at the following addresses and telephone numbers:

  Omega Research, Inc.         onlinetradinginc.com corp.
  Investor Relations           Investor Relations
  8700 West Flagler Street     2700 N. Military Trail
  Suite 250                    Suite 200
  Miami, Florida 33174         Boca Raton, Florida 33431
  (305) 485-7000               (561) 995-1010


     If you would like to request documents, please do so by December 26, 2000 in order to receive them before the special meeting.

     See "Where You Can Find More Information" on page 162.

                          onlinetradinginc.com corp.
                            2700 N. Military Trail
                                   Suite 200
                           Boca Raton, Florida 33431
                                (561) 995-1010


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 29, 2000

     We will hold a special meeting of shareholders of onlinetradinginc.com corp. at 8:00, a.m., eastern standard time, on December 29, 2000, at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida, for the following purposes:


   (1) To consider and vote upon a proposal to approve and adopt the agreement and plan of merger and reorganization by and among Omega Research, Inc., onlinetradinginc.com corp., TradeStation Group, Inc., Omega Acquisition Corporation and Onlinetrading Acquisition Corporation, which provides for:

      o The merger of Omega Research and OnlineTrading.com, which, after the merger, will each be owned by TradeStation Group.

      o The exchange by Omega Research and OnlineTrading.com shareholders of their respective shares of common stock in those companies for shares of common stock of TradeStation Group.

      o An exchange ratio formula for Omega Research's common stock fixed at one share of TradeStation Group common stock for each outstanding share of Omega Research common stock owned by Omega Research shareholders.

      o An exchange ratio formula for OnlineTrading.com common stock that will provide between 1.3817 and 1.7172 shares of TradeStation Group common stock for each outstanding share of OnlineTrading.com common stock, resulting in OnlineTrading.com shareholders owning between 38% and 43% of TradeStation Group.

      o Each outstanding option or warrant to purchase shares of Omega Research or OnlineTrading.com common stock to be assumed by TradeStation Group and converted into an option or warrant to purchase shares of TradeStation Group common stock, as more fully described in this joint proxy statement/prospectus.

      o TradeStation Group to be the publicly-traded company and its shares of common stock to be listed on The Nasdaq National Market.

   (2) To transact such other business as may properly come before the meeting or any agreements or postponements thereof.

     OnlineTrading.com's board of directors has determined that the merger is advisable and fair to you and in your best interests, and unanimously recommends that you vote to approve and adopt the merger agreement and the merger.

     We describe these items of business more fully in this joint proxy statement/prospectus, which we urge you to read carefully.

     With respect to proposal (1) above, OnlineTrading.com's shareholders have dissenters' rights as described in this joint proxy statement/prospectus. A copy of the Florida laws governing dissenters' rights, which is required by law to be delivered to you with this Notice, has been reprinted under "Dissenters' or Appraisal Rights" in this joint proxy statement/prospectus.

     Only OnlineTrading.com shareholders of record at the close of business on December 1, 2000 are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. Approval of the merger agreement and merger will require the affirmative vote of the holders of OnlineTrading.com common stock representing a majority of the outstanding shares of OnlineTrading.com common stock entitled to vote at the special meeting.

To assure that your shares are represented at the special meeting, you are urged to complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it has been voted at the special meeting. You may attend the special meeting and vote in person even if you have returned a proxy.

     Please do not send your stock certificates at this time. If the merger is consummated, TradeStation Group will send instructions to you explaining how to exchange your shares for the appropriate number of shares of TradeStation Group.

     If you have any questions about the merger, please call OnlineTrading.com Investor Relations at (561) 995-1010.

                                        By Order of the Board of Directors


                                        /s/ E. Steven zum Tobel
                                        ----------------------------------------
                                        E. Steven zum Tobel
                                        President


Boca Raton, Florida
December 11, 2000

                             Omega Research, Inc.
                           8700 West Flagler Street
                             Miami, Florida 33174
                                (305) 485-7000


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 29, 2000

     We will hold a special meeting of shareholders of Omega Research, Inc. at 8:00, a.m., eastern standard time, on December 29, 2000, at the Miami Airport Marriott, 1201 N.W. LeJeune Road, Miami, Florida, for the following purposes:


   (1) To consider and vote upon a proposal to approve and adopt the agreement and plan of merger and reorganization by and among Omega Research, Inc., onlinetradinginc.com corp., TradeStation Group, Inc., Omega Acquisition Corporation and Onlinetrading Acquisition Corporation, which provides for:

      o The merger of Omega Research and OnlineTrading.com, which, after the merger, will each be owned by TradeStation Group.

      o The exchange by Omega Research and OnlineTrading.com shareholders of their respective shares of common stock in those companies for shares of common stock of TradeStation Group.

      o An exchange ratio formula for Omega Research's common stock fixed at one share of TradeStation Group common stock for each outstanding share of Omega Research common stock owned by Omega Research shareholders.

      o An exchange ratio formula for OnlineTrading.com common stock that will provide between 1.3817 and 1.7172 shares of TradeStation Group common stock for each outstanding share of OnlineTrading.com common stock, resulting in OnlineTrading.com shareholders owning between 38% and 43% of TradeStation Group.

      o Each outstanding option or warrant to purchase shares of Omega Research or OnlineTrading.com common stock to be assumed by TradeStation Group and converted into an option or warrant to purchase shares of TradeStation Group common stock, as more fully described in this joint proxy statement/prospectus.

      o TradeStation Group to be the publicly-traded company and its shares of common stock to be listed on The Nasdaq National Market.

   (2) To consider and vote upon a proposal to approve and adopt, subject to Omega Research's shareholders' approval of the merger agreement and the merger, an amendment to Omega Research's Amended and Restated 1996 Incentive Stock Plan to increase the number of shares of common stock, $.01 par value, reserved for issuance under the Incentive Stock Plan from 4,500,000 shares to 7,500,000 shares, subject to further antidilution requirements.

   (3) To transact such other business as may properly come before the meeting or any agreements or postponements thereof.

     Omega Research's board of directors has determined that the merger and the increase in the number of shares reserved for issuance under the Incentive Stock Plan are advisable and fair to you and in your best interests, and unanimously recommends that you vote to approve and adopt the merger agreement and the merger and the increase in the number of reserved shares under the Incentive Stock Plan.

     We describe these items of business more fully in this joint proxy statement/prospectus, which we urge you to read carefully.

     With respect to proposal (1) above, Omega Research's shareholders do not have any dissenters' rights.

     Only Omega Research shareholders of record at the close of business on December 1, 2000 are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. Approval of the merger agreement and merger will require the affirmative vote of the holders of Omega Research common stock representing a majority of the outstanding shares of Omega Research common stock entitled to vote at the special meeting. Subject to approval of the merger, the increase in the reserved shares under the Incentive Stock Plan will require the affirmative vote of a majority of the shares of Omega Research common stock represented in person or by proxy at the special meeting who cast a vote on such proposal.

To assure that your shares are represented at the special meeting, you are urged to complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it has been voted at the special meeting. You may attend the special meeting and vote in person even if you have returned a proxy.

     Please do not send your stock certificate at this time. If the merger is consummated, TradeStation Group will send instructions to you explaining how to exchange your shares for the appropriate number of shares of TradeStation Group.

     If you have any questions about the merger, please call Omega Research Investor Relations at (305) 485-7000.

                                        By Order of the Board of Directors


                                        /s/ William R. Cruz
                                        ----------------------------------------
                                        William R. Cruz
                                        Co-Chairman of the Board and
                                        Co-Chief Executive Officer


Miami, Florida
December 11, 2000


                               TABLE OF CONTENTS

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SUMMARY ..................................................................................     1

RISK FACTORS .............................................................................     7
  The Consideration OnlineTrading.com Shareholders will Receive may Deviate
    Substantially from Earlier and Current Expectations ..................................     7
  The Merger Could Adversely Affect Combined Financial Results ...........................     7
  The Market Price of TradeStation Group Common Stock may Decline as a Result of the
    Merger ...............................................................................     7
  We May Need Cash in the Foreseeable Future .............................................     7
  Failure of the Merger to Qualify as a Pooling-of-Interests Would Negatively Affect
    TradeStation Group's Financial Results ...............................................     8
  Failure to Complete the Merger Could Negatively Impact Omega Research's or
    OnlineTrading.com's Stock Prices and Future Business and Operations ..................     8
  Individuals and Companies That do or may do Business with Omega Research or
    OnlineTrading.com May Delay or be Uncertain About Their Dealings with them Until
    Well After the Merger is Completed ...................................................     8
  If a Company Wishes not to go Forward With the Merger, the Merger Agreement
    Contains Provisions that Make it Difficult for Either Company to Find Another Merger
    Partner Willing to Accept Similar or More Favorable Merger Terms .....................     9
  The Change of Business Model Will Result in us Engaging in Businesses in Which we do
    not Have Much Experience .............................................................     9
  Our Transition to the New Business Model Requires the Creation and Integration of
    Complex Technology, and May Result in Errors or Other Problems Which Could
    Negatively Affect Customer Acceptance ................................................     9
  Our Transition to the New Business Model Requires Rapid and Substantial Changes to
    Our Infrastructure ...................................................................    10
  Our Transition to the New Business Model Places a Significant Strain on Our Management
    and Operations .......................................................................    10
  The New Business Model is One with no Historical Record, Which Makes Business
    Planning Difficult ...................................................................    10
  The Rapid Pace of Our Transition to the New Business Model Increases Risks of Mistakes
    and Failure ..........................................................................    11
  Failure to Close the Merger Will Result in Substantial Delay and Difficulty in Omega
    Research's Ability to Integrate With Brokerage Services, an Essential Requirement of its
    New Business Model ...................................................................    11
  Failure to Close the Merger Will Result in Substantial Delay and Difficulty in
    OnlineTrading.com's Ability to Distinguish Itself in the Online Brokerage Industry ...    11
  The Nature of Our Business Results in Potential Liability to Customers .................    12
  Systems Failure May Result in Our Inability to Deliver on Time, or at all, Important and
    Time-Sensitive Services to Our Customers .............................................    12
  There are Several Factors that May Cause Fluctuations in TradeStation Group's Quarterly
    Operating Results, Which Would Likely Result in Significant Volatility in its Stock
    Price ................................................................................    13
  Our Industry is Intensely Competitive, Which Makes it Difficult to Attract and
    Retain Customers .....................................................................    13
  We May Not Adequately Transition Our Business to the Internet ..........................    14
  The Internet, as it Grows, May Have Problems That Affect Our Business ..................    14
  Fluctuations in the Securities and Financial Markets may Affect Our Rates of Customers
    Acquisition, Retention and Trading Activity ..........................................    14


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  Operation in a Highly-Regulated Industry and Compliance Failures May Result in Severe
    Penalties and Other Harmful Governmental Actions Against Us ..........................     14
  Dependence Upon Outside Data Sources Creates Risks Outside of our Control Which
    May Affect Our Ability to Provide Our Customers with Market Data and News ............     15
  Loss of the Bear Stearns Relationship could Compromise the Credibility of
    OnlineTrading.com's Brokerage Services and Result in Regulatory Compliance Issues ....     15
  The Loss of Key Employees could Decrease the Quality of Our Management
    and Operations .......................................................................     15
  Failure to Receive the Benefits of the Bridge Telerate Royalty Fees in 2001 could Cause
    Cash Problems and Negatively Affect Revenues and Earnings ............................     16
  OnlineTrading.com Must Meet Net Capital Requirements as a Broker-Dealer That, if not
    Complied With, Could Result in Severe Penalties, and which at all Times Limit the
    Company's Right to Use all of its Cash ...............................................     16
  There are Risks Relating to Our Ability to Maintain Customer Privacy and Security and
    That Increased Government Regulation of Internet Business May Occur ..................     16
  We May be Subject to Intellectual Property Litigation ..................................     16
  We May Not be Able to Adequately Protect or Preserve Our Rights in
    Intellectual Property ................................................................     17
  Control of TradeStation Group by the Cruzes Means That Important Decisions Affecting
    the Company are Concentrated in the Judgment of Two Related Individuals ..............     17

OMEGA RESEARCH
  SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA ........................................     18

ONLINETRADING.COM
  SELECTED HISTORICAL FINANCIAL DATA .....................................................     19

SELECTED UNAUDITED PRO FORMA COMBINED
 CONSOLIDATED FINANCIAL DATA .............................................................     20

COMPARATIVE PER SHARE DATA ...............................................................     21
  Omega Research Market Price Data .......................................................     22
  Listing of TradeStation Group Common Stock .............................................     22
  Omega Research/TradeStation Group Dividend Policy ......................................     22
  OnlineTrading.com Market Price Data ....................................................     23
  OnlineTrading.com Dividend Policy ......................................................     23
  Recent Closing Prices ..................................................................     24

THE SPECIAL MEETINGS .....................................................................     24
  Joint Proxy Statement/Prospectus .......................................................     24
  Date, Time and Place of Special Meetings ...............................................     24
  Matters to be Considered at Each Special Meeting .......................................     24
  Record Date and Shares Entitled to Vote ................................................     25
  Voting of Proxies ......................................................................     25
  Vote Required ..........................................................................     25
  Quorum; Abstentions and Broker Non-Votes ...............................................     26
  Solicitation of Proxies and Expenses ...................................................     26
  Dissenters' or Appraisal Rights ........................................................     26


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
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THE PROPOSED MERGER ...................................................................     28
  Background of the Merger ............................................................     28
  Omega Research's Reasons for the Merger .............................................     31
  Recommendation of Omega Research's Board of Directors ...............................     32
  OnlineTrading.com's Reasons for the Merger ..........................................     33
  Recommendation of OnlineTrading.com's Board of Directors ............................     34
  Opinion of Financial Advisor to Omega Research ......................................     34
  Projected Financial Information for OnlineTrading.com Considered by
    Omega Research's Board ............................................................     42
  Opinion of Financial Advisor to OnlineTrading.com ...................................     42
  Projected Financial Information Considered by OnlineTrading.com's Board .............     48
  Interests of Certain Directors, Officers and Affiliates in the Merger ...............     49
  Regulatory Approvals ................................................................     49
  Regulatory Matters Following the Merger .............................................     50
  Federal Income Tax Considerations ...................................................     51
  Accounting Treatment ................................................................     52
  Dissenters' or Appraisal Rights .....................................................     53
  Listing of TradeStation Group Common Stock ..........................................     58
  Restrictions on Sale of Shares By Affiliates of Omega Research and OnlineTrading.com      59
  Operations Following the Merger .....................................................     59

THE MERGER AGREEMENT AND RELATED AGREEMENTS ...........................................     60
  The Merger ..........................................................................     60
  Effective Time ......................................................................     60
  Directors and Officers After the Merger .............................................     60
  Voting Trust Agreement ..............................................................     61
  Conversion of Shares in the Merger ..................................................     63
  Price Sensitivity Analysis ..........................................................     63
  Omega Research and OnlineTrading.com Stock Options, Warrants and Stock Plans ........     65
  No Fractional Shares ................................................................     65
  The Exchange Agent ..................................................................     66
  Exchange of Omega Research and OnlineTrading.com Stock Certificates for TradeStation
    Group Stock Certificates ..........................................................     66
  Distributions with Respect to Unexchanged Shares ....................................     66
  Representations and Warranties ......................................................     66
  Conduct of Business before Completion of the Merger .................................     68
  No Solicitation of Transactions .....................................................     70
  Director and Officer Indemnification and Insurance ..................................     72
  Conditions to the Merger ............................................................     72
  Termination of the Merger Agreement .................................................     74
  Payment of Fees and Expenses ........................................................     76
  Extension, Waiver and Amendment of the Merger Agreement .............................     78
  Shareholder Agreements ..............................................................     79
  Employment Agreements ...............................................................     79
  Non-Competition and Non-Disclosure Agreements .......................................     80
  Stock Option Agreements .............................................................     80
  Affiliate Agreements ................................................................     80

AMENDMENT OF OMEGA RESEARCH INCENTIVE STOCK PLAN ......................................     81

PRO FORMA COMBINED FINANCIAL STATEMENTS ...............................................     82


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BUSINESS AND FINANCIAL INFORMATION REGARDING OMEGA RESEARCH ............................     89
  Overview and Recent Developments .....................................................     89
  Industry Background ..................................................................     90
  Products and Services ................................................................     91
  Sales and Marketing ..................................................................     94
  Strategic Relationships ..............................................................     95
  Product Development and Year 2000 Compliance .........................................     96
  Customer Support and Training ........................................................     98
  Competition ..........................................................................     98
  Intellectual Property ................................................................     99
  Employees ............................................................................    100
  Properties ...........................................................................    101
  Legal Proceedings ....................................................................    101
  Selected Consolidated Financial Data .................................................    102
  Management's Discussion and Analysis of Financial Condition and Results of Operations     103

BUSINESS AND FINANCIAL INFORMATION REGARDING ONLINETRADING.COM .........................    116
  Overview and Recent Developments .....................................................    116
  Industry Trends ......................................................................    116
  OnlineTrading.com's Business .........................................................    116
  OnlineTrading.com's Business Strategy ................................................    118
  Strategic Relationships ..............................................................    119
  Competition ..........................................................................    119
  Government Regulation ................................................................    120
  Net Capital Requirements; Liquidity ..................................................    120
  Additional Regulation ................................................................    121
  Employees ............................................................................    122
  Properties ...........................................................................    122
  Legal Proceedings ....................................................................    122
  Management's Discussion and Analysis of Financial Condition and Results of Operations     123

SELECTED INFORMATION WITH RESPECT TO OMEGA RESEARCH ....................................    130
  Executive Officers and Directors .....................................................    130
  Independent Directors; Committees of the Board of Directors ..........................    132
  Section 16(a) Beneficial Ownership Reporting Compliance ..............................    132
  Executive Compensation Tables ........................................................    133
  Other Compensation Arrangements ......................................................    135
  Non-Competition Agreements ...........................................................    144
  Compensation Committee Interlocks and Insider Participation ..........................    144
  Director Compensation ................................................................    144
  Certain Transactions .................................................................    145
  Security Ownership of Certain Beneficial Owners and Management of Omega Research .....    146

SELECTED INFORMATION WITH RESPECT TO ONLINETRADING.COM .................................    147
  Executive Officers and Directors .....................................................    147
  Section 16(a) Beneficial Ownership Reporting Compliance ..............................    148
  Executive Compensation ...............................................................    149
  Employment Agreements ................................................................    149
  Stock Option Plan ....................................................................    150
  Certain Transactions .................................................................    151
  Security Ownership of Certain Beneficial Owners and Management of OnlineTrading.com ..    152

                                                                 Page
                                                                -----
DESCRIPTION OF SECURITIES OF TRADESTATION GROUP .............    153

COMPARISON OF RIGHTS OF HOLDERS OF
 ONLINETRADING.COM COMMON STOCK AND
 OMEGA RESEARCH AND TRADESTATION GROUP COMMON STOCK .........    156
  Authorized Capital ........................................    156
  Voting Power of Common Stock ..............................    157
  Board of Directors ........................................    157
  Removal of Directors ......................................    157
  Filling Vacancies on the Board of Directors ...............    157
  Actions by Written Consent ................................    158
  Amendment of Articles of Incorporation ....................    158
  Amendment of Bylaws .......................................    159
  Notice of Certain Shareholder Actions .....................    159
  Special Meetings ..........................................    160
  Dissenters' or Appraisal Rights ...........................    161

EXPERTS .....................................................    161

LEGAL MATTERS ...............................................    162

WHERE YOU CAN FIND MORE INFORMATION .........................    162

SHAREHOLDER PROPOSALS .......................................    163

OTHER MATTERS ...............................................    163

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS ...........    163

INDEX TO FINANCIAL STATEMENTS ...............................    F-1

APPENDICES

APPENDIX A     Agreement and Plan of Merger and Reorganization, as amended
APPENDIX B     Form of Omega Research Shareholder Agreement
APPENDIX C     Form of OnlineTrading.com Shareholder Agreement
APPENDIX D     Omega Research Stock Option Agreement
APPENDIX E     OnlineTrading.com Stock Option Agreement
APPENDIX F     Voting Trust Agreement
APPENDIX G     Letter Agreement with Andrew A. Allen
APPENDIX H     Opinion of FleetBoston Robertson Stephens Inc.
APPENDIX I     Opinion of Raymond James & Associates, Inc.

                                    SUMMARY

     This summary highlights important information contained in this joint proxy statement/prospectus relating to the pending merger of Omega Research and OnlineTrading.com. After reading this summary, you should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached as appendices to this joint proxy statement/prospectus, which include the merger agreement, the Omega Research stock option agreement, the OnlineTrading.com stock option agreement, the form of shareholder agreement for each of Omega Research and OnlineTrading.com shareholders, the voting trust agreement among certain shareholders of Omega Research and OnlineTrading.com and the voting trustee related to the voting of TradeStation Group common stock after the merger, the opinion of FleetBoston Robertson Stephens Inc., financial advisor to Omega Research, and the opinion of Raymond James & Associates, Inc., financial advisor to OnlineTrading.com.


Omega Research and OnlineTrading.com are Merging (See Page 60)


     Omega Research and OnlineTrading.com, currently each a publicly-traded company, have entered into an agreement to merge. Under the structure of the merger, TradeStation Group, which was recently formed solely for purposes of the merger, will be the publicly-traded company in which Omega Research and OnlineTrading.com shareholders will own shares. Those TradeStation Group shares are to be listed on The Nasdaq National Market. Omega Research and OnlineTrading.com will be independent operating subsidiaries of TradeStation Group. OnlineTrading.com will operate as a brokerage firm, and Omega Research will operate as a technology company that will design and provide real-time trading platforms and support services to the brokerage operations, as well as certain trading strategy tools and services to the public. We expect to complete the merger in December 2000.


Merger Consideration is Determined by an Exchange Ratio Formula (See Page 63)


     When the merger is consummated, Omega Research and OnlineTrading.com shareholders will each receive a certain number of TradeStation Group shares in exchange for their Omega Research and OnlineTrading.com shares. The number of shares of TradeStation Group shares received will be determined by an exchange ratio formula.

     Under that formula, each share of Omega Research common stock will be exchanged for one share of TradeStation Group common stock, a 1-to-1 ratio. The OnlineTrading.com exchange ratio is more complex. The exchange ratio for OnlineTrading.com shareholders will, subject to a "floor" and "ceiling," be determined by the market price of Omega Research common stock prior to closing. If the market price of Omega Research common stock is higher than $8.00 prior to closing of the merger, OnlineTrading.com shareholders will receive 1.3817 shares of TradeStation Group common stock in exchange for each of their shares of TradeStation Group, or approximately 38% aggregate ownership of TradeStation Group. If the market price of Omega Research common stock is lower than $6.45 prior to the closing of the merger, they will receive 1.7172 shares, or approximately 43% aggregate ownership, of TradeStation Group. If the market price of Omega Research common stock prior to closing of the merger is between $6.45 and $8.00, the exchange ratio for OnlineTrading.com shares will be between 1.3817 and 1.7172 shares of TradeStation Group common stock, and the OnlineTrading.com shareholders will own, in the aggregate, between 38% and 43% of TradeStation Group. This ratio, subject to the "floor" and "ceiling," compares the market price of Omega Research common stock prior to the closing of the merger against OnlineTrading.com's $11.0625 average market price immediately prior to the signing of the merger agreement. The market price of Omega Research's common stock prior to closing of the merger is determined by calculating the average of the last sale prices of a share of Omega Research common stock for the 10-day trading period ending on the third day prior to the closing of the merger.

     Based upon the average market price of Omega Research common stock over the 10-day trading period ended December 8, 2000, OnlineTrading.com shareholders would receive 1.7172 shares of TradeStation Group common stock for each of their shares, and own in the aggregate approximately 43% of TradeStation Group.


     Please see "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Price Sensitivity Analysis" for a more detailed description of how the OnlineTrading.com exchange ratio formula works and to see illustrations of how it would operate under various scenarios.

     Each outstanding option and warrant to purchase shares of Omega Research and OnlineTrading.com common stock will be assumed by TradeStation Group and converted into an option or warrant to purchase shares of TradeStation Group common stock in a manner consistent with the exchange ratio formula. Shareholders of both Omega Research and OnlineTrading.com will receive cash in lieu of fractional shares of TradeStation Group.


Restrictions on the Ability to Sell TradeStation Group Stock (See Page 59)


     All shares of TradeStation Group common stock received by you in connection with the merger will be freely transferable unless you are considered an "affiliate" of either Omega Research or OnlineTrading.com under the Securities Act of 1933. Shares of TradeStation Group common stock held by affiliates may be sold only pursuant to a registration statement or exemption from registration under the Securities Act of 1933.


Control and Management of TradeStation Group (See Page 60)


     Upon consummation of the merger, affiliates of William R. Cruz and Ralph
L. Cruz, who are brothers and the Co-Chairmen and Co-Chief Executive Officers of Omega Research, will own between 41.3% and 45.3% of the outstanding shares of TradeStation Group common stock. In addition, the Cruzes should be able to elect at least five of TradeStation Group's eight directors for at least the next two years. Upon consummation of the merger, the board of directors of TradeStation Group will consist of eight directors, five of whom will be designated by Omega Research and three of whom will be designated by OnlineTrading.com. The executive officers of TradeStation Group will be comprised of certain current executive officers of Omega Research and OnlineTrading.com.


Affiliated Shareholders Owning a Majority of the Outstanding Shares of Each Company Have Already Agreed to Vote in Favor of the Merger, Assuring its Approval (See Page 79)


     Approximately 74% of the outstanding shares of Omega Research are owned by its Co-Chairmen and Co-Chief Executive Officers, brothers William and Ralph Cruz. Approximately 77% of the outstanding shares of OnlineTrading.com are owned by its officers and directors and a former director. All of these people have signed shareholder agreements in the forms attached as Exhibits B and C, respectively, under which they have promised to vote all of their shares in favor of the merger. This means that no matter how you vote, the merger will be approved by the required number of shareholders of both companies.


Risks Involved with the Merger (See Page 7)


     An investment in TradeStation Group common stock will involve a high degree of risk. You should carefully consider the risk factors set forth in the section entitled "RISK FACTORS."


Interests of Executive Officers, Directors and Affiliates in the Merger (See Pages 49 and 79)


     Farshid Tafazzoli (Chief Information Officer of OnlineTrading.com), E. Steven zum Tobel (President, Acting Chief Financial Officer and Treasurer of OnlineTrading.com) and Derek Hernquist

(Vice President of Operations and Secretary of OnlineTrading.com) have each entered into new employment agreements with OnlineTrading.com. These new employment agreements, which are for a two year term and contain different salary and bonus arrangements than Messrs. Tafazzoli, zum Tobel and Hernquist's current employment agreements, are contingent and effective upon completion of the merger.

     Andrew A. Allen, Chairman of the Board and Chief Executive Officer of OnlineTrading.com, is entitled to a severance payment of approximately $600,000 if he elects to terminate his employment following the change in control produced by the merger. Due to a personal tragedy, Mr. Allen has indicated that those rights will be triggered, and the parties have entered into a severance agreement, effective upon closing of the merger, to formalize his employment termination as of such time and the payment to him of the $600,000 severance amount.

     The directors and officers of both Omega Research and OnlineTrading.com have continuing indemnification against liabilities under customary indemnification agreements of the type normally given to directors and executive officers of public companies.


Shareholders of Both Companies Need to Vote on the Merger (See Page 25)

     The holders of a majority of the outstanding shares of each of Omega Research and OnlineTrading.com common stock must formally approve the merger agreement and the merger. Even though shareholders owning a majority of each company's shares have agreed by contract to vote in favor of the merger, you are entitled to cast one vote per share of the Omega Research or OnlineTrading.com common stock you owned at the close of business on the applicable record date. The record date for holders of Omega Research common stock is December 1, 2000, and for OnlineTrading.com common stock is December 1, 2000. On Omega Research's record date, 24,606,961 shares of Omega Research's common stock were outstanding and entitled to vote, and on OnlineTrading.com's record date, 11,476,338 shares of OnlineTrading.com common stock were outstanding and entitled to vote.

Rights of Shareholders Who Oppose the Merger (See Page 26)


     OnlineTrading.com shareholders are entitled to dissenters' rights under Florida law. An Omega Research shareholder who does not vote in favor of the merger is not entitled to dissenters', appraisal or any equivalent or similar rights under Florida law.


Boards of Directors Recommend the Merger to their Respective Shareholders (See Pages 32 and 34)


     After careful consideration, the boards of directors of Omega Research and of OnlineTrading.com each has determined that the terms and conditions of the merger are advisable, fair to, and in the best interests of, its company and shareholders and unanimously recommends that you vote FOR approval and adoption of the merger agreement and the merger.


Financial Advisors Opined that the Consideration is Fair to Omega Research and to OnlineTrading.com Shareholders (See Pages 34 and 42)


     FleetBoston Robertson Stephens Inc. has issued a written opinion, dated January 19, 2000, to the board of directors of Omega Research that, as of such date, the exchange ratio for shares of TradeStation Group common stock to be received for each share of common stock of OnlineTrading.com pursuant to the merger agreement was fair from a financial point of view to Omega Research. We have attached a copy of the Robertson Stephens opinion as Appendix H. You should read the Robertson Stephens opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Robertson Stephens in providing the opinion.

The opinion of Robertson Stephens does not constitute a recommendation as to how any shareholder of Omega Research or OnlineTrading.com should vote on the merger agreement and the merger.

     Raymond James & Associates, Inc. has issued a written opinion, dated January 19, 2000, to the board of directors of OnlineTrading.com that, as of such date, the exchange ratio for shares of TradeStation Group common stock to be received for each share of common stock of OnlineTrading.com pursuant to the merger agreement was fair from a financial point of view to the holders of the outstanding shares of OnlineTrading.com. We have attached a copy of the Raymond James opinion as Appendix I. You should read the Raymond James opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Raymond James in providing the opinion. The opinion of Raymond James does not constitute a recommendation as to how any shareholder of Omega Research or OnlineTrading.com should vote on the merger agreement and the merger.

     Each of Robertson Stephens' and Raymond James' opinion was rendered as of January 19, 2000, and has not been updated since that date. As the U.S. financial markets have been volatile since January 19, 2000, we encourage you to read the opinions carefully and to consider them in the context of current market conditions. Each of the boards of directors of Omega Research and OnlineTrading.com considered that it was agreeing on the merger exchange ratio formula based on, among other things, the relative market values of Omega Research and OnlineTrading.com at the time of entering into the merger agreement, and that each party would bear the risks of market changes after that date. In addition, in November 2000 Omega Research restated its consolidated financial statements for the six consecutive fiscal quarters ended June 30, 2000 and we encourage you to consider the opinions in light of such restatements. The boards of directors of each of Omega Research and OnlineTrading.com have not changed their recommendation that their respective shareholders vote for the merger.


How to Vote (See Page 25)


     To cast your vote, attend the special shareholders meeting of the company in which you hold shares or mail your signed proxy card in the enclosed return envelope. If your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted at the applicable special meeting, which will have the same effect as voting against approval of the merger. You may change your vote by delivering a signed notice of revocation or a later-dated, signed proxy card to the corporate secretary of the company in which you hold shares before the shareholders meeting of that company, or by attending the shareholders meeting and voting in person.


The Merger is Intended to Qualify as a Tax-Free Reorganization (See Page 51)


     Omega Research and OnlineTrading.com intend that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. If the merger qualifies as a tax-free reorganization, you will generally not recognize gain or loss for United States federal income tax purposes upon your receipt of TradeStation Group common stock in the merger, except for taxes payable because of cash received by you instead of a fractional share or cash received by dissenting OnlineTrading.com shareholders in lieu of TradeStation Group common stock. It is a condition to completion of the merger that Omega Research and OnlineTrading.com receive legal opinions to the effect that the merger constitutes a tax-free reorganization within the meaning of the Internal Revenue Code.


TradeStation Group Intends to Account for the Merger as a Pooling-of-Interests (See Page 52)


     We intend to account for the merger as a pooling-of-interests, which means that in TradeStation Group's financial statements for periods prior to the effective time of the merger we will be treated as if we had previously been combined for accounting and financial reporting purposes. It is a condition to completion of the merger that Omega Research receives letters from Omega Research and OnlineTrading.com's respective independent auditors confirming that the merger can properly be accounted for as a pooling-of-interests, although this condition may be waived.


Conditions that Must be Satisfied for the Merger to Occur (See Page 72)


     Our respective obligations to complete the merger are subject to the prior satisfaction or waiver of conditions specified in the merger agreement. If either one of us waives any condition, we will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from our shareholders is appropriate.


Termination of the Merger (See Page 74)


     The merger agreement may be terminated by either company without penalty under certain circumstances before the completion of the merger. In certain other circumstances, each of Omega Research and OnlineTrading.com has agreed to pay the other a termination fee of $5,000,000 or reimburse the other party for its out-of-pocket expenses incurred in connection with the merger.


Each Company Required the Other to Enter Into a Stock Option Agreement (See Page 80).


     In connection with the merger agreement, each of us granted to the other a stock option to purchase approximately 19.99% of the other's shares of common stock outstanding on January 19, 2000. Neither option is currently exercisable, and may be exercised only if the merger agreement is terminated under circumstances in which a termination fee is payable. Otherwise, the option will terminate and may not be exercised by either of us.


We Have Agreed to Not Engage in Certain Types of Solicitation (See Page 70)


     Until the merger is completed or the merger agreement is terminated, each of us has generally agreed not to solicit, initiate or encourage third-party takeover proposals. The stock options, the termination fees and these nonsolicitation provisions may discourage third parties who are interested in acquiring a significant stake in either of us, and these provisions are intended by us to increase the likelihood that the merger will be completed.

The Companies

       TradeStation Group, Inc.
       8700 West Flagler Street
       Miami, Florida 33174
       (305) 485-7000

     TradeStation Group is a holding company formed by Omega Research under the laws of the State of Florida. TradeStation Group was initially formed under the name Online Trading Group, Inc.; its name was shortly thereafter changed to OnlineTrading.com Group, Inc. and its name was further changed to TradeStation Group, Inc. by filing Second Articles of Amendment to its Articles of Incorporation with the Department of State of the State of Florida on July 28, 2000. After the consummation of the merger, Omega Research and OnlineTrading.com will be wholly-owned subsidiaries of TradeStation Group. TradeStation Group will engage in business only through its wholly-owned subsidiaries, each of which shall operate a separate, independent business. Accordingly, prior to the consummation of the merger, TradeStation Group will not engage in any business. Balance sheets of TradeStation Group as of September 30, 2000 (unaudited) and June 30, 2000 (audited) (including a note thereto) are included on pages F-48 through F-50.

       Omega Research, Inc.
       8700 West Flagler Street
       Miami, Florida 33174
       (305) 485-7000

     Omega Research, a Florida corporation, was incorporated in 1982 to develop, market and sell investment analysis and trading strategy testing and automation software tools to individual and professional investors and traders. Omega Research is in the process of changing its business model. Omega Research's historical business model has consisted of sales of client software products, payment for which is committed to in full by the customer at the time of sale. Under the new business model, Omega Research will seek to derive recurring revenues from customers by offering through OnlineTrading.com online brokerage services for which commissions are payable, and by offering monthly subscription services for trading strategy tools integrated with streaming real-time market data and news for which a monthly fee is payable.

       onlinetradinginc.com corp.
       2700 North Military Trail
       Suite 200
       Boca Raton, Florida 33431
       (561) 995-1010

     OnlineTrading.com provides financial brokerage services primarily to experienced investors and small to mid-sized financial institutions through a variety of communication mediums, including the Internet. OnlineTrading.com also provides a full range of brokerage services including access to the various securities markets via its computerized infrastructure. As a result of the technology it uses, OnlineTrading.com's registered representatives and clients have access to the most up-to-date electronic information on stocks, market indices and news.

     OnlineTrading.com was incorporated in Florida in September 1995 as Online Trading, Inc. In February 1999, it changed its name from Online Trading, Inc. to onlinetradinginc.com corp. In June 1999, it acquired the world-wide-web domain name www.onlinetrading.com and subsequently registered to do business under the name OnlineTrading.com.


Amendment of Omega Research Incentive Stock Plan (See Page 81)


     In connection with the execution of the merger agreement, Omega Research agreed to amend its Amended and Restated 1996 Incentive Stock Plan to increase the number of shares of Omega Research common stock, $.01 par value, reserved for issuance under the Incentive Stock Plan from 4,500,000 shares to 7,500,000 shares. The amendment to the Incentive Stock Plan will be voted upon by Omega Research shareholders and is subject to their approval of the merger. Subject to consummation of the merger, TradeStation Group will be assuming the Incentive Stock Plan and filing a registration statement on Form S-8 to register the unissued shares of common stock reserved for future issuance thereunder.

                                 RISK FACTORS

     By voting in favor of the merger, you will be choosing to invest in TradeStation Group common stock. An investment in TradeStation Group common stock involves a high degree of risk. In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote to approve and adopt the merger agreement and the merger. If any of the following risks actually occur, the business and prospects of TradeStation Group, Omega Research and/or OnlineTrading.com may be seriously harmed. In such case, the trading price of TradeStation Group common stock would decline, and you could lose all or part of your investment.

The Consideration OnlineTrading.com Shareholders will Receive may Deviate Substantially from Earlier and Current Expectations

     If you are an OnlineTrading.com shareholder, the number of shares you receive of TradeStation Group common stock may change as a result of changes in the market value of Omega Research common stock, but such upward or downward change in the number of TradeStation Group shares you will receive most likely will not correspond to the change in market value of Omega Research's common stock.

     The specific dollar value of TradeStation Group common stock to be received by OnlineTrading.com shareholders will depend on the market value of Omega Research common stock at the time of completion of the merger and may decrease from the date OnlineTrading.com shareholders submit their proxies. The share price of Omega Research common stock is by nature subject to the general price fluctuations in the market for publicly-traded equity securities and has experienced significant volatility. As of the date of this joint proxy statement/prospectus, the closing price was substantially lower than the closing price at the time of and immediately following the signing of the merger agreement in late January. We urge you to obtain recent and historical market quotations for Omega Research common stock and OnlineTrading.com common stock. We cannot predict or give any assurances as to the market price of Omega Research common stock at any time before the completion of the merger or of TradeStation Group common stock after the completion of the merger. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Price Sensitivity Analysis" and "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Conversion of Shares in the Merger."

The Merger Could Adversely Affect Combined Financial Results

     If the benefits of the merger do not exceed the costs associated with the merger, including dilution to Omega Research and OnlineTrading.com shareholders resulting from the issuance of TradeStation Group shares in the merger, TradeStation Group's financial results, including earnings per share, could be materially adversely affected. Specifically, TradeStation Group expects to record a one-time charge of approximately $4.5 million related to the merger during the quarter in which the merger is completed.

The Market Price of TradeStation Group Common Stock may Decline as a Result of the Merger

     The market price of TradeStation Group common stock may decline as a result of the merger if:

   o the combination of Omega Research and OnlineTrading.com is unsuccessful;

   o we do not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or

   o the effect of the merger on our financial results is not consistent with the expectations of financial or industry analysts.

We May Need Cash in the Foreseeable Future

     Omega Research is experiencing a period of net losses. As of September 30, 2000, Omega Research had approximately $1.5 million in cash, cash equivalents and marketable securities to address current and anticipated losses and other cash requirements of Omega Research as it transitions to its new business model. As Omega Research implements the transition to the new business model and thereafter, the combined company may use at a rapid pace all of its and OnlineTrading.com's cash, cash equivalents and marketable securities (currently approximating $16 million) and thereafter may need to raise additional funds in order to fund possible operating losses, support more rapid expansion, develop new or enhanced services and products, implement sufficient marketing campaigns, respond to competitive pressures, acquire necessary or complementary businesses or technologies, and take advantage of unanticipated opportunities. Omega Research has also recently substantially increased its rental obligations under real property, facilities and equipment leases. The combined company's future liquidity and capital requirements will depend upon numerous factors, including the period of time it takes to execute the transition to the new business model, and customer acceptance thereof, costs and timing of expansion of research and development and marketing efforts, the success and timing of such efforts, the success of our existing and new product and service offerings, and competing technological and market developments. Funds may be raised through debt financing and/or the issuance of equity securities, there being no assurance that any such type of financing on terms satisfactory to us will occur. Any equity financing or debt financing which requires issuance of equity securities or warrants to the lender would reduce the percentage ownership of the shareholders of the combined company. You also may, if issuance of equities occurs, experience additional dilution in net book value per share, or the issued equities may have rights, preferences or privileges senior to yours.

Failure of the Merger to Qualify as a Pooling-of-Interests Would Negatively Affect TradeStation Group's Financial Results

     The failure of the merger to qualify for pooling-of-interests accounting treatment for financial reporting purposes would materially and adversely affect TradeStation Group's reported earnings and, likely, the price of TradeStation Group's common stock. The availability of pooling-of-interests accounting treatment for the merger depends upon circumstances and events occurring after the completion of the merger. For example, there must be no significant changes in the business of the combined company, such as significant dispositions of assets, for a period of two years following the effective time of the merger.

Failure to Complete the Merger Could Negatively Impact Omega Research's or OnlineTrading.com's Stock Prices and Future Business and Operations

     If the merger is not completed, Omega Research and/or OnlineTrading.com may be subject to a number of material negative events, including the following:

   o either of them may be required to pay the other a termination fee of $5 million;

   o the stock option granted to each of them by the other may become exercisable under certain circumstances;

   o the price of Omega Research and/or OnlineTrading.com common stock may decline to the extent that the current market price of either or both of their common stock reflects a favorable market assumption that the merger will be completed, particularly given that each company believes what the other offers is critical to its long-term success; and

   o costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed.

Individuals and Companies That do or may do Business with Omega Research or OnlineTrading.com May Delay or be Uncertain About Their Dealings with them Until Well After the Merger is Completed

     Each company's customers, suppliers and potential strategic partners may, in response to the announcement of the merger, be delaying or deferring decisions concerning that company. Any delay or deferral in those decisions by such customers, suppliers or potential strategic partners could have a material adverse effect on OnlineTrading.com's or Omega Research's, as applicable, business, regardless of whether or not the merger is ultimately completed. Similarly, current and prospective Omega Research and/or OnlineTrading.com employees may experience uncertainty about their future roles after the merger until TradeStation Group's strategies with regard to Omega Research and OnlineTrading.com are completely announced or executed. This may adversely affect Omega Research's and/or OnlineTrading.com's ability to attract and retain key management, sales, marketing and technical personnel.

If a Company Wishes not to go Forward With the Merger, the Merger Agreement Contains Provisions that Make it Difficult for Either Company to Find Another Merger Partner Willing to Accept Similar or More Favorable Merger Terms.

     If the merger is terminated and the board of directors of either Omega Research or OnlineTrading.com determines to seek another merger or business combination, there can be no assurance that either one will be able to find a partner willing to pay or accept, as the case may be, an equivalent or better price than that which would be paid or accepted in the merger. In addition, while the merger agreement is in effect, subject to certain limited exceptions each of Omega Research and OnlineTrading.com is prohibited from soliciting, initiating or encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, with any other party. Furthermore, if the merger agreement is terminated and either Omega Research or OnlineTrading.com is entitled to exercise and does exercise its option to purchase the other company's common stock, the other company may not be able to account for future transactions as a pooling-of-interests.

The Change of Business Model Will Result in us Engaging in Businesses in Which we do not Have Much Experience

     Omega Research is, through its recent Window On WallStreet acquisition and the merger, in the process of changing its business model from being a trading strategy client software company to being part of, and controlling, a company that provides an Internet platform of trading strategy tools and streaming real-time market data and news, and trade execution through a high-speed electronic order execution system. Omega Research has limited experience in the real-time market data industry. All of such experience has been acquired by Window On WallStreet, and Window On WallStreet had only one year of experience operating a real-time data service at the time it was acquired by Omega Research. Omega Research has no experience in the brokerage services industry, and the combined company will be relying completely upon the experience of OnlineTrading.com. OnlineTrading.com itself has only been providing brokerage services for approximately four years, and primarily to institutional investors, as opposed to the individual active traders the combined company seeks to attract. The lack of experience in key components of the new business model, even after considering the experience of Window On WallStreet and OnlineTrading.com, is substantial, and may result in delays, mistakes and liabilities unlikely to happen to a company that has more experience. Such delays, mistakes and liabilities, if and to the extent they occur, are likely to have material adverse effects upon the combined company's business, financial condition, results of operations and prospects.

Our Transition to the New Business Model Requires the Creation and Integration of Complex Technology, and May Result in Errors or Other Problems Which Could Negatively Affect Customer Acceptance


     The success of the new business model will be dependent, in part, upon the two companies being able to rapidly integrate with one another from technological, operational and marketing aspects. The two companies are currently working on the completion of proprietary order routing and execution technology, and the integration of that technology with TradeStation Pro in order to be able to access electronic order execution from the TradeStation Pro platform, and the required operational, information technology and marketing integrations. Given the rapid pace and the number of items currently in development, there are substantial risks that the completion of those tasks and expected integrations will not occur as or when planned, will contain significant errors or problems, or will not be completed at a time and/or in a manner that results in commercial viability. To the extent such errors, problems or failures occur, they are likely to have a material adverse effect on our business, financial condition, results of operations and prospects.

     If customer acceptance of the combined company's Internet-based trading strategy tools, real-time market data services or online brokerage services does not meet our expectations due to technical difficulties or errors in the products or services, unfavorable critical reviews, failure to market effectively, the introduction by others of more-accepted products and services, or other reasons, our business, financial condition, results of operations and prospects will be materially adversely affected. All software, including Internet-based software, contains errors, particularly new, highly-complex, innovative products or services. Accordingly, there is a substantial risk that the combined company's Internet-based trading strategy tools, real-time market data services and online brokerage services in development will contain numerous technical errors, some of which may be significant and deeply, negatively impact customer acceptance of such products and services.

Our Transition to the New Business Model Requires Rapid and Substantial Changes to Our Infrastructure

     The decision to change our business model means that we must develop and depend upon a different operational infrastructure than the one which supported a client software business, and substantially modify our approaches to product development and sales and marketing. Our infrastructure must be changed to support three separate kinds of business operations: development of trading strategy tools; organization and delivery of streaming real-time data and news; and online brokerage services, all of which need to be seamlessly integrated. This will require substantial changes in information technology and databases, mechanisms and methods of delivery of products and services, administrative functions, and use of personnel resources. Product development must change its focus to a large extent from client software to Internet and web site-related technology, and sales and marketing must change its focus from high-priced client software sales to brokerage service commission revenues, the advertising of which is intensely regulated by governmental and quasi-governmental authorities, and Internet-based, lower-priced, monthly subscriptions for trading strategy tools integrated with streaming real-time data and news.

     We have virtually no prior experience in marketing these services, as Omega Research has never, until the Window On WallStreet acquisition, been in those businesses, and Window On WallStreet and OnlineTrading.com have engaged in little or no media advertising of their respective services. There are substantial risks that we will fail, to some degree, to sufficiently rebuild our infrastructure and integrate the three key components of the new business model, and/or to re-focus product development and sales and marketing on the new business model. Such failures, if and to the extent they occur, are likely to have material adverse effects upon our business, financial condition, results of operations and prospects.

Our Transition to the New Business Model Places a Significant Strain on Our Management and Operations

     Our transition to the new business model has placed, and will continue to place, a significant strain on our management and operations. Our future operating results will depend, in part, on our ability to continue to broaden our senior and middle management groups and administrative infrastructure, and our ability to attract, hire, and retain skilled employees, particularly in product development, marketing and sales, web site design and information technology.

The New Business Model is One with no Historical Record, Which Makes Business Planning Difficult

     Because the new business model is one with no historical record for either company, and, to our knowledge, one with no historical record for any other company, our attempts to anticipate revenues and costs, to prepare budgets which organize the implementation of the transition to the new business model, and to make decisions regarding obtaining third-party financing that may be required, will generally be based upon theoretical assumptions. Future events and results may differ drastically from those planned or anticipated, which, if negative, would result in a material adverse effect on our business, financial condition, results of operations and prospects.

The Rapid Pace of Our Transition to the New Business Model Increases Risks of Mistakes and Failure


     The substantial risks concerning transition to the new business model discussed above are magnified by the rapid pace at which we are attempting to complete the transition to the new business model. We are assuming that the merger will close no later than December 29, 2000 (even though there is risk that the merger will close later or not at all) and that the new business model will be fully launched in a relatively short period of time after closing of the merger. If that occurs, Omega Research will have changed its business entirely in a period of approximately one year. The rapid pace obviously increases the likelihood of occurrence of the possible mistakes and failures discussed above, and increases the risks of the likelihood of resulting material adverse effects that will damage our business, financial condition, results of operations and prospects.


Failure to Close the Merger Will Result in Substantial Delay and Difficulty in Omega Research's Ability to Integrate With Brokerage Services, an Essential Requirement of its New Business Model

     The change to the new business model is dependent upon closing of the merger. If the merger does not occur, Omega Research's choices would be to modify its new business model to exclude online brokerage services, to seek to develop arrangements to integrate its trading strategy tools/ streaming real-time data platform with third-party online brokers, to search for a different online broker with which to merge or create a joint venture relationship, or to create its own online brokerage service. Omega Research does not believe that excluding online brokerage services from its new business model or developing integration arrangements with third-party online brokers are favorable alternatives. Omega Research believes that integrated online brokerage services are critical in meeting the current and evolving needs of the active trader, and that the potential success of the new business model is dramatically reduced if it includes only trading strategy tools and streaming real-time data without integration of that platform with electronic order execution services owned and provided by the same company. Further, Omega Research believes that, in the new business model, brokerage commissions are likely to become the largest source of revenues for the combined company. Finding a new online broker partner may or may not be feasible, and in all cases would cause a huge delay in Omega Research's transition to its new business model. Omega Research's development of its own online brokerage services would likely cause an even longer delay, as well as contain the additional risk of Omega Research entering a heavily government-regulated business in which it has no prior experience. The merger transaction agreements are subject to conditions precedent which, if not fulfilled, would result in failure to complete the merger. Failure of the merger to occur as and when planned, or at all, would likely have a material adverse effect on the company's business, financial condition, results of operations and prospects.

Failure to Close the Merger Will Result in Substantial Delay and Difficulty in OnlineTrading.com's Ability to Distinguish Itself in the Online Brokerage Industry

     OnlineTrading.com believes that the merger is necessary to distinguish it, in the long-term, from other online brokerages because after the merger OnlineTrading.com will have the exclusive right to offer some of Omega Research's real-time trading strategy tools as a unique trading platform to brokerage clients. If the merger does not occur, OnlineTrading.com's choices would be to develop internally a powerful trading strategy platform or seek to license one from a third party. Developing internally trading strategy tools of the quality and sophistication of Omega Research's is unlikely to occur in a reasonable period of time, if ever, and licensing from third parties, even assuming trading strategy tools of comparable quality exist and are available, could be expensive, insecure by reason of possible termination of the license, and would likely be nonexclusive, and, therefore, of less value. The merger transaction agreements are subject to conditions precedent which, if not fulfilled, would result in failure to complete the merger. Failure of the merger to occur as and when planned, or at all, would likely have a material adverse effect on the company's business, financial condition, results of operations and prospects.

The Nature of Our Business Results in Potential Liability to Customers

     Many aspects of the securities brokerage business, including online trading services, involve substantial risks of liability. In recent years there has been an increasing incidence of litigation involving the securities brokerage industry, including class action and other suits that generally seek substantial damages, including in some cases punitive damages. Any such litigation could have a material adverse effect on our business, financial condition, results of operations and prospects. Additionally, our other products and services and planned products and services are and will be used by traders in the financial markets, and, as a result, an investor or trader might claim that investment or trading losses or lost profits resulted from use of a flawed version of one of our trading tools or inaccurate assumptions made by the trading tools regarding data, or inaccurate data. This risk is heightened by Omega Research's decision to provide real-time financial market information to its customers, which routinely contain errors and omissions, but which are nevertheless relied upon by customers in making investment and trading decisions using Omega Research's trading tools. This risk will again be substantially heightened by the combined company's planned offering of online brokerage services seamlessly integrated with real-time trading strategy tools. In particular, the proprietary order routing technology in development is being designed to automatically locate, with immediacy, the best available displayed price in the appropriate market in completing execution of a trade. Contributing to these possible occurrences are risks that the electronic communications and other systems upon which these products and services rely, and will continue to rely, may operate too slowly or fail. Major failures of this kind will affect all customers who are online simultaneously. See "Systems Failure May Result In Our Inability to Deliver on Time, or at all, Important and Time-Sensitive Services to Our Customers" below.

     In addition, there can be no assurance that either company's Year 2000 compliance efforts, or compliance modifications, have not and will not adversely affect its products and services in ways not anticipated by it, or that customers will not assert that either company has or had an obligation to provide Year 2000 solutions for older versions of existing products or services or for discontinued products or services, any of which occurrences could result in claims by customers.

Systems Failure May Result in Our Inability to Deliver on Time, or at all, Important and Time-Sensitive Services to Our Customers

     We will be receiving and processing trade orders through Internet-based trading platforms and online order execution systems. Thus, we will depend heavily on the integrity of the electronic systems supporting this type of trading, including the trading strategy tools containing buy and sell alerts that initiate trading decisions or order placement. Heavy stress placed on these systems during peak trading times could cause these systems to operate too slowly or fail. Additionally, the integrity of these systems is increasingly being attacked by persons sometimes referred to as "hackers" who intentionally introduce viruses or other defects to cause damage, inaccuracies or complete failure. If these systems or any other systems in the trading process slow down significantly or fail even for a short time, our brokerage customers would suffer delays in trading, potentially causing substantial losses and possibly subjecting us to claims for such losses or to litigation claiming fraud or negligence. During a systems failure, OnlineTrading.com may be able to take orders by telephone; however, only associates with appropriate securities broker's licenses can accept telephone orders, and an adequate number of associates may not be available to take customer calls in the event of a systems failure. In addition, a hardware or software failure, power or telecommunications interruption or natural disaster could cause a systems failure. Any systems failure that interrupts our operations could have a material adverse effect on our business, financial condition, results of operations and prospects. See "The Nature of Our Business Results in Potential Liability to Customers" above.

There are Several Factors that May Cause Fluctuations in TradeStation Group's Quarterly Operating Results, Which Would Likely Result in Significant Volatility in its Stock Price

     Quarterly revenues and operating results of the companies have fluctuated significantly in the past and will likely fluctuate in the future. These fluctuations may be expected to be even greater due to the unpredictability inherent in the change to the new business model the merger will effectuate. Causes of such significant fluctuations may include, but are not limited to:

   o the timing, completion and costs of:

     o the merger;

     o Omega Research's development and launch of TradeStation Pro and other trading strategy platforms;

     o development and launch of the proprietary electronic order routing and execution technology;

     o the integration and launch of TradeStation Pro as a platform for the electronic order routing and execution technology; and

     o creation of the combined company infrastructure, including information technology and databases, mechanisms and methods of delivery of products and services, administrative functions, product development and sales and marketing;

     o cash flow problems that may occur;

   o the transition in Omega Research's business model from deriving revenues on expensive client software sales at the time of the sale to deriving revenues on lower-priced subscription services on a monthly basis and, ultimately, commission revenues;

   o OnlineTrading.com's expansion from high net-worth individual and institutional clients to active traders;

   o continuous changes in sales incentive or marketing strategies (which have undergone significant change recently and are expected to continue to evolve);

   o changes in demand for our products and services due to rapid pace in which new technology is offered to customers in our industry;

   o costs that may occur with respect to regulatory compliance or other regulatory issues;

   o adverse results in the Whigham lawsuit against OnlineTrading.com or other cases that may be filed from time to time by brokerage clients, including, but not limited to, class action lawsuits; and

   o general economic and market factors that affect active trading, including changes in the securities and financial markets.

Our Industry is Intensely Competitive, Which Makes it Difficult to Attract and Retain Customers

     The markets for (i) online brokerage services, (ii) client software and Internet-based trading tools and (iii) real-time market data services are intensely competitive and rapidly evolving, and there appears to be substantial consolidation of those three products and services occurring in the industry. The new business model embraces this evolution and consolidation. However, we believe that due to the current and anticipated rapid growth of the market for integrated trading tools, real-time market data and online brokerage services, competition, as well as consolidation, will substantially increase and intensify in the future. We believe our ability to compete will depend upon many factors both within and outside our control. These include: the timing and market acceptance of new products and services and enhancements developed by us and our competitors; our ability to integrate the respective businesses in an orderly, efficient and otherwise successful manner; the operation and support of efficient, materially error-free Internet-based systems; product and service functionality; data availability; ease of use; pricing; reliability; customer service and support; and sales and marketing efforts. See "Business and Financial Information Regarding Omega Research--Competition."

We May Not Adequately Transition Our Business to the Internet

     The new business model means that our future growth will depend upon our continuing to adopt the Internet as our primary medium for commerce and communication, including the delivery of browser-based trading tools, high-quality streaming real-time market data, online electronic order routing and execution systems, and comprehensive web sites that include marketing materials and customer support. There can be no assurance that we will successfully develop and implement such Internet capabilities, or effectively adjust our marketing and customer support approaches. Further, we will be relying increasingly on our web sites and related systems, and the Internet generally, to maximize the use and cost-efficiency of our products and services, to accept orders and payments, to track and account for orders and payments and fulfill reporting obligations under regulatory laws and marketing agreements with third parties, to register attendees for events, to market our products and services, and to provide technical information and assistance to our customers.

The Internet, as it Grows, May Have Problems That Affect Our Business

     There is the risk that, over time, the Internet may not prove to be a viable commercial marketplace because of a failure to continue to develop the necessary infrastructure, such as reliable network backbones and adequate band-widths, or the failure to develop complementary products and services, such as high-speed modems. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth.

Fluctuations in the Securities and Financial Markets may Affect Our Rates of Customers Acquisition, Retention and Trading Activity

     Our current and planned products and services are and will be marketed to customers who invest or trade in the securities and financial markets. To the extent that interest in investing or trading decreases due to volatility in the securities or financial markets, such as has recently occurred, tax law changes, recession, depression, or otherwise, our business, financial condition, results of operations and prospects could be materially adversely affected. It is possible, if not likely, that increased losses by customers that occur as a result of any such recession, depression or other negative event will increase the quantity and size of legal claims made against us. See "The Nature of Our Business Results in Potential Liability to Customers" above.

Operation in a Highly-Regulated Industry and Compliance Failures May Result in Severe Penalties and Other Harmful Governmental Actions Against Us

     The securities industry is subject to extensive regulation covering all aspects of the securities business. Regulatory authorities are currently focusing intensely on the online trading industry, particularly the segment that seeks the accounts of active traders by offering well-integrated, sophisticated trading platforms and order execution. The various government authorities and industry self-regulatory organizations that supervise and regulate and will supervise and regulate OnlineTrading.com generally have broad enforcement powers to censure, fine, issue cease-and-desist orders or suspend, enjoin or expel OnlineTrading.com or any of its officers or employees who violate applicable laws or regulations. Additionally, new rules relating to active traders may be enacted which severely limit the operations and potential success of our new business model. OnlineTrading.com's ability to comply with all applicable laws and rules is largely dependent on OnlineTrading.com's maintenance of compliance and reporting systems, as well as its ability to attract and retain qualified compliance and other personnel. OnlineTrading.com could be subject to disciplinary or other regulatory or legal actions in the future due to noncompliance. In addition, it is possible that any past noncompliance of OnlineTrading.com could subject the combined company to future civil lawsuits or regulatory actions, the outcome of which could have a material adverse effect on our financial condition and operating results.

Dependence Upon Outside Data Sources Creates Risks Outside of our Control Which May Affect Our Ability to Provide Our Customers with Market Data and News

     Omega Research's business is dependent upon its ability to enter into contracts with private business information compilers in order to provide market data and news to its customers. Omega Research obtains such information pursuant to non-exclusive licenses from private information compilers, some of which are current or potential competitors of Omega Research. The private sector contracts typically provide for royalties based on usage or minimums. Omega Research has such licenses from certain data suppliers to provide such information that such suppliers also market in competition with Omega Research. Omega Research must also comply with rules and regulations of the exchanges that are the sources of market data information. Failure to comply could result in Omega Research becoming a prohibited recipient of market data from exchanges the rules or regulations of which were violated. While Omega Research is not aware of any material data supplier contracts that are in jeopardy of being terminated or not renewed, there can be no assurance that Omega Research will be able to renew its current contracts with data sources, maintain comparable price levels for information, or negotiate additional contracts with data sources as necessary to maintain existing products and services or introduce new products and services. There is no assurance comparable alternative sources of information could be obtained should existing contracts be terminated or not renewed. Termination of Omega Research's relationship with one or more information suppliers could have a material adverse effect on our financial condition and results of operations.

Loss of the Bear Stearns Relationship could Compromise the Credibility of OnlineTrading.com's Brokerage Services and Result in Regulatory Compliance Issues

     OnlineTrading.com's primary clearing relationship is with Bear Stearns Securities Corp., a premier, well-known clearing firm. The clearing relationship may be terminated by either party on 60 days' advance written notice. If the clearing relationship terminates, OnlineTrading.com's credibility and image as a brokerage firm would likely decrease in value unless OnlineTrading.com was able to replace Bear Stearns with a comparable clearing firm, as to which no assurance may be given. If OnlineTrading.com is unable to engage the services of any clearing firm, it would need to provide its own clearing to remain in business. If it was to provide its own clearing, it would need first to obtain regulatory approval (which could be time-consuming), and would subject itself to substantial additional infrastructure costs and increased net capital reserve requirements and other complex and intense regulatory requirements.

The Loss of Key Employees could Decrease the Quality of Our Management and Operations

     Our success depends to a very significant extent on the continued availability and performance of a number of senior management, engineering and sales and marketing personnel. The loss of one or more of these key employees, including William R. Cruz or Ralph L. Cruz, Omega Research's Co-Chairmen and Co-Chief Executive Officers, or certain key technology personnel of Omega Research, or Farshid Tafazzoli, co-founder and Chief Information Officer of OnlineTrading.com, E. Steven zum

Tobel, President of OnlineTrading.com, or certain key senior brokerage operations management personnel of OnlineTrading.com, could have a material adverse effect on the combined company.

Failure to Receive the Benefits of the Bridge Telerate Royalty Fees in 2001 could Cause Cash Problems and Negatively Affect Revenues and Earnings

     Omega Research is party to a Software License, Maintenance and Development Agreement with Telerate, Inc. relating to TradeStation. The agreement provides a substantial, high-margin, minimum royalty stream in 2001, the loss of which would materially adversely affect our revenues and earnings (or size of our losses) and could cause cash flow problems in 2001. While the agreement is non-cancelable, there can be no assurance that Omega Research's anticipated royalties and other anticipated benefits from its relations with Telerate, Inc. will be realized. See "We May Need Cash in the Foreseeable Future" above.

OnlineTrading.com Must Meet Net Capital Requirements as a Broker-Dealer That, if not Complied With, Could Result in Severe Penalties, and which at all Times Limit the Company's Right to Use all of its Cash

     The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers. Net capital is the net worth of a broker or dealer (assets minus liabilities), less deductions for certain types of assets as well as other charges. If a firm fails to maintain the required net capital it may be subject to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD, and it could ultimately lead to the firm's liquidation. If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the use of capital would be limited. Also, TradeStation Group's ability to withdraw capital from OnlineTrading.com, its brokerage subsidiary (after the merger), will be restricted under SEC rules, which in turn could materially impact the combined company's available working capital and materially impact or limit the combined company's ability to repay debt as and when due, redeem or purchase shares of TradeStation Group's outstanding stock, if required, and pay dividends in the future. A large operating loss or charge against net capital could adversely affect the combined company's ability to expand or even maintain its then present levels of business, which could have a material adverse effect on our business, financial condition, results of operations and prospects. See "We May Need Cash in the Foreseeable Future" above.

There are Risks Relating to Our Ability to Maintain Customer Privacy and Security and That Increased Government Regulation of Internet Business May Occur

     A significant risk for our existing and planned Internet operations is that customers may refuse to transact business over the Internet, particularly business, such as ours, that involves the handling of significant amounts of customers' funds, due to privacy or security concerns. We currently incorporate and plan to incorporate security measures into our privacy policies. However, a major breach of customer privacy or security could have serious consequences for our Internet-based operations. Use of the Internet, particularly for commercial transactions, may not continue to increase as rapidly as it has during the past few years as a result of privacy or security concerns, or for other reasons. If this occurs, the growth of our Internet-based operations would be materially hindered. If Internet activity becomes heavily regulated in these respects, that could also have significant negative consequences for the growth of our current and planned Internet-based operations.

We May be Subject to Intellectual Property Litigation

     There has been substantial litigation in the software industry involving intellectual property rights. Although we do not believe that we are or will be infringing upon the intellectual property rights of others, there can be no assurance that infringement claims, if asserted, would not have a material adverse effect on our business, financial condition and results of operations, or result in our being unable to use intellectual property which is integral to one or more of our products or services. The risk of infringement claims is heightened with respect to the new business model technology in development because any new business model technology, as opposed to Omega Research's historical client software technology, will not have stood any "test of time."

We May Not be Able to Adequately Protect or Preserve Our Rights in Intellectual Property

     Our success is and will be heavily dependent on proprietary technology, including existing trading tools, as well as the trading tool, Internet, web site and order execution technology currently in development. We view our technology as proprietary, and rely, and will be relying, on a combination of copyright, trade secret and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to protect our proprietary rights. Policing unauthorized use of our products and services is difficult, however, and we are unable to determine the extent to which piracy of our products and services exists. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technologies or products and services.

Control of TradeStation Group by the Cruzes Means That Important Decisions Affecting the Company are Concentrated in the Judgment of Two Related Individuals

     Affiliates of William R. Cruz and Ralph L. Cruz (the Co-Chairmen and Co-Chief Executive Officers of Omega Research, and brothers) own 18,313,108 shares of Omega Research's common stock and will own the same number of shares of TradeStation Group common stock. Assuming the minimum and maximum exchange ratio of 1.3817 and 1.7172 shares of TradeStation Group common stock for each share of OnlineTrading.com common stock, the Cruzes will own between approximately 41.3% and 45.3% of the outstanding shares of TradeStation Group common stock as of the effective time of the merger. In addition, pursuant to the voting trust agreement entered into by affiliates of the Cruzes and certain shareholders of OnlineTrading.com at the time of the execution of the merger agreement, the Cruzes should have the ability for at least two years from the effective time of the merger to effectively elect at least five (of which two are required to be independent directors) of the eight directors of TradeStation Group. As a result, the Cruzes will control TradeStation Group.

                                OMEGA RESEARCH
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data of Omega Research are qualified by reference to and should be read in conjunction with "Omega Research's Management's Discussion and Analysis of Financial Condition and Results of Operations" in "Business and Financial Information Regarding Omega Research" and Omega Research's Consolidated Financial Statements and Notes thereto included elsewhere in this joint proxy statement/prospectus. The consolidated statement of operations data presented below for the nine months ended September 30, 2000 and 1999 and the consolidated balance sheet data as of September 30, 2000 have been derived from Omega Research's unaudited interim financial statements included in pages F-2 through F-27 of this joint proxy statement/prospectus. The consolidated balance sheet data as of September 30, 1999 have been derived from Omega Research's unaudited interim financial statements not included herein. The consolidated statement of operations data presented below for each of the years in the three-year period ended December 31, 1999 and the consolidated balance sheet data as of December 31, 1999 and 1998 have been derived from Omega Research's financial statements, which have been audited by Arthur Andersen LLP, included in pages F-2 through F-27 of this joint proxy statement/prospectus. The consolidated balance sheet data as of December 31, 1997 have been derived from audited financial statements not included in this joint proxy statement/prospectus. The consolidated statement of operations data presented below for the years ended December 31, 1996 and 1995 and the consolidated balance sheet data as of December 31, 1996 and 1995 have been derived from unaudited financial statements not included in this joint proxy statement/prospectus. See also Note 14 of Notes to Omega Research's Consolidated Financial Statements for quarterly financial information for fiscal years 1999 and 1998.


                                             As of and for the
                                             Nine Months Ended                           As of and for the
                                               September 30,                          Year Ended December 31,
                                          ----------------------- ---------------------------------------------------------------
                                             2000        1999        1999(1)       1998         1997         1996         1995
                                          ---------- ------------ ------------ ------------ ------------ ------------ -----------
                                                      (Restated)   (Restated)   (Restated)   (Restated)   (Restated)   (Restated)
CONSOLIDATED STATEMENT OF                                          (In thousands, except per share data)
 OPERATIONS DATA:
Total net revenues ......................  $ 27,076    $ 17,922     $ 23,737      $28,217      $29,226      $17,820     $ 9,415
Total operating expenses ................    36,680      20,404       30,218       25,633       20,432       10,798       6,127
(Loss) income from operations ...........    (9,604)     (2,482)      (6,481)       2,584        8,794        7,022       3,288
Historical net (loss) income ............    (9,518)     (1,265)      (3,723)       1,956        9,874        7,082       3,312
Pro forma net income(2) .................                                                        5,452        4,285       2,004
Historical net (loss) earnings per share:
 Basic ..................................  $  (0.39)   $  (0.06)    $  (0.16)     $  0.09      $  0.49      $  0.36     $  0.17
 Diluted ................................     (0.39)      (0.06)       (0.16)        0.09         0.47         0.34        0.16
Pro forma earnings per share(2):
 Basic ..................................                                                      $  0.27      $  0.22     $  0.10
 Diluted ................................                                                         0.26         0.21        0.10
Weighted average shares outstanding:
 Basic ..................................    24,568      22,374       22,759       22,256       20,172       19,480      19,480
 Diluted ................................    24,568      22,374       22,759       22,758       20,885       20,541      20,541
CONSOLIDATED BALANCE SHEET DATA:
Total assets ............................  $ 32,110    $ 29,572     $ 39,559      $29,642      $27,470      $ 5,803     $ 3,288
Long term debt ..........................        --          --           --           --           --           --          --
Shareholders' equity ....................    25,440      26,753       34,496       27,492       25,233        4,835       2,970


----------------
(1) Amounts reflect the October 26, 1999 acquisition of Window On WallStreet, which was accounted for under the purchase method. See Note 3 of Notes to Omega Research's Consolidated Financial Statements.

(2) Omega Research was treated as an S corporation for federal and state income tax purposes prior to September 30, 1997. Pro forma income taxes have been provided as if Omega Research had been a C corporation for all periods prior to September 30, 1997. Upon terminating its S corporation election, Omega Research was required to record a non-recurring credit. See Note 9 of Notes to Omega Research's Consolidated Financial Statements.

                               ONLINETRADING.COM
                      SELECTED HISTORICAL FINANCIAL DATA

     The following selected financial data of OnlineTrading.com are qualified by reference to and should be read in conjunction with OnlineTrading.com's "Management's Discussion and Analysis of Financial Condition and Results of Operations" in "Business and Financial Information Regarding OnlineTrading.com" and OnlineTrading.com's financial statements and notes thereto included elsewhere in this joint proxy statement/prospectus. The statement of operations data presented below for the six months ended July 31, 2000 and 1999 and the balance sheet data as of July 31, 2000 have been derived from OnlineTrading.com's unaudited interim financial statements included in pages F-28 through F-47 of this joint proxy statement/prospectus. The balance sheet data as of July 31, 1999 have been derived from OnlineTrading.com's unaudited interim financial statements not included herein. The statement of operations data presented below for each of the years in the two-year period ended January 31, 2000 and the balance sheet data as of January 31, 2000 and 1999 have been derived from OnlineTrading.com's financial statements included in pages F-28 through F-47 of this joint proxy statement/prospectus, which have been audited by Arthur Andersen LLP as of and for the year ended January 31, 2000 and Ahearn, Jasco + Company, P.A. as of and for the year ended January 31, 1999. The statement of operations data for the three-year period ended January 31, 1998 and the balance sheet data as of January 31, 1998, 1997 and 1996 have been derived from audited financial statements not included in this joint proxy statement/prospectus.

                                           As of and for the
                                           Six Months Ended                           As of and for the
                                               July 31,                            Year Ended January 31,
                                         ---------------------   -----------------------------------------------------------
                                            2000        1999        2000         1999         1998         1997      1996(2)
                                         ---------   ---------   ----------   ---------   -----------   ---------   --------
                                                                (In thousands, except per share data)
STATEMENT OF
  OPERATIONS DATA:
Total revenues .........................  $ 8,729     $ 4,735     $11,516      $5,992       $ 3,548      $1,606
Total operating expenses ...............    7,206       4,086       9,908       5,832         3,570       1,504
Income (loss) from operations. .........    1,523         649       1,608         160           (22)        102
Net income (loss) ......................      935         508       1,081         108           (19)         87
Earnings (loss) per share(1):
 Basic .................................  $  0.08     $  0.06     $  0.11      $ 0.01       $ (0.00)     $ 0.01
 Diluted ...............................     0.08        0.06        0.10        0.01         (0.00)       0.01
Weighted average shares
  outstanding(1):
 Basic .................................   11,281       8,780      10,078       8,444         8,444       8,444
 Diluted ...............................   11,504       9,228      10,630       8,857         8,444       8,444
BALANCE SHEET DATA:
Total assets ...........................  $19,995     $18,581     $19,361      $2,155       $ 1,342      $1,178      $ 386
Long term debt .........................      145         425          72         525           500         500        400
Shareholders' equity ...................   18,179      16,672      17,244         628           494         515        (19)

----------------
(1) OnlineTrading.com's per share data and weighted average shares outstanding reflect the 11.11111-for-10 stock split which occurred on April 3, 1999.

(2) OnlineTrading.com received the approval of the National Association of Securities Dealers, Inc. on January 2, 1996 and commenced operations on February 1, 1996.

       SELECTED UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA


     The selected unaudited pro forma combined consolidated financial data of TradeStation Group gives effect to the proposed mergers of separate wholly-owned subsidiaries of TradeStation Group into and with Omega Research and OnlineTrading.com on a pooling-of-interests basis. TradeStation Group's unaudited pro forma combined consolidated statements of operations data assume that the merger of separate wholly-owned subsidiaries of TradeStation Group into and with Omega Research and OnlineTrading.com took place as of the beginning of the periods presented and combine Omega Research's consolidated statements of operations for the nine months ended September 30, 2000 and 1999 and the years ended December 31, 1999, 1998 and 1997, with OnlineTrading.com's consolidated statements of operations for the nine months ended July 31, 2000 and 1999 and the years ended January 31, 2000, 1999 and 1998, respectively. OnlineTrading.com's results of operations for the nine months ended July 31, 2000 and 1999 were calculated by adding the six months ended July 31, 2000 and 1999 with the three months ended January 31, 2000 and 1999, as to which net income was $158,000 and $196,000, respectively, and which also represent the last quarter of the respective previous fiscal years. TradeStation Group's unaudited pro forma combined balance sheet data assume that the mergers of separate wholly-owned subsidiaries of TradeStation Group into and with Omega Research and OnlineTrading.com took place on September 30, 2000 and combine the Omega Research consolidated balance sheet as of September 30, 2000 with the OnlineTrading.com consolidated balance sheet as of July 31, 2000. TradeStation Group's selected unaudited pro forma combined consolidated financial data are based on Omega Research's and OnlineTrading.com's respective historical consolidated financial statements and related notes, which are included elsewhere in this joint proxy statement/prospectus.


     The selected unaudited pro forma combined consolidated financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been combined during these periods. The selected unaudited pro forma combined consolidated financial data as of and for the nine months ended September 30, 2000 and 1999 and the years ended December 31, 1999, 1998 and 1997, are derived from the pro forma combined financial statements included elsewhere herein and should be read in conjunction with those statements and the related notes. See "Pro Forma Combined Financial Statements."

                                             As of and for the
                                             Nine Months Ended               For the Year Ended
                                               September 30,                    December 31,
                                          -----------------------   ------------------------------------
                                             2000         1999         1999         1998         1997
                                          ----------   ----------   ----------   ----------   ----------
                                                      (In thousands, except per share data)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Total revenues ........................    $ 39,644     $ 24,861     $ 35,252     $34,208      $32,775
Total operating expenses ..............      47,543       26,369       40,073      31,428       23,931
(Loss) income from operations .........      (7,899)      (1,508)      (4,821)      2,780        8,844
Net (loss) income .....................      (8,425)        (560)      (2,642)      2,063        5,432
(Loss) earnings per share:
 Basic ................................    $  (0.19)    $  (0.01)    $  (0.07)    $  0.06      $  0.16
 Diluted ..............................       (0.19)       (0.01)       (0.07)       0.05         0.15
Weighted average shares outstanding:
 Basic ................................      43,795       37,638       40,065      36,756       34,672
 Diluted ..............................      43,795       37,638       40,065      37,968       35,385
CONSOLIDATED BALANCE SHEET DATA:
Total assets ..........................    $ 47,605
Long term debt ........................         145
Shareholders' equity ..................      39,119

                          COMPARATIVE PER SHARE DATA

     In the following table, we provide you with historical per share data and combined per share data on an unaudited pro forma basis after giving effect to the merger on a pooling-of-interests basis, assuming that one share of TradeStation Group common stock is issued for each share of Omega Research common stock and 1.7172 shares of TradeStation Group common stock are issued in exchange for each share of OnlineTrading.com common stock. This data should be read along with the selected historical consolidated financial data and the unaudited pro forma combined financial statements included in this joint proxy statement/prospectus and the historical consolidated financial statements of Omega Research and OnlineTrading.com and the related notes also included in this joint proxy statement/prospectus. The pro forma information is presented for illustrative purposes only. You should not rely on the pro forma financial information as an indication of the combined financial position or results of operations for future periods or the results that actually would have been realized had the entities been combined during the periods presented.

                                                       Nine Months Ended               Fiscal Year Ended
                                                         September 30,                   December 31,
                                                   -------------------------   ---------------------------------
                                                       2000          1999          1999        1998       1997
                                                   -----------   -----------   -----------   --------   --------
Unaudited Pro Forma Combined(1)(2):
 (Loss) earnings per share--basic ..............     $ (0.19)      $ (0.01)      $ (0.07)     $0.06     $0.16
 (Loss) earnings per share--diluted ............       (0.19)        (0.01)        (0.07)      0.05      0.15
 Book value per share(3) .......................        0.88                        1.07
Omega Research Historical:
 (Loss) earnings per share--basic(4) ...........       (0.39)        (0.06)        (0.16)      0.09      0.27
 (Loss) earnings per share--diluted(4) .........       (0.39)        (0.06)        (0.16)      0.09      0.26
 Book value per share(3) .......................        1.03          1.19          1.41       1.23      1.13
Unaudited Pro Forma Omega Research
  Per Share Equivalents(5):
 (Loss) earnings per share--basic ..............       (0.39)        (0.06)        (0.16)      0.09      0.27
 (Loss) earnings per share--diluted ............       (0.39)        (0.06)        (0.16)      0.09      0.26
 Book value per share ..........................        1.03                        1.41


                                                     Nine Months Ended               Fiscal Year Ended
                                                         July 31,                       January 31,
                                                  -----------------------   -----------------------------------
                                                     2000         1999         2000        1999         1998
                                                  ----------   ----------   ----------   --------   -----------
OnlineTrading.com Historical(6):
 Earnings (loss) per share--basic .............    $  0.10      $  0.08      $  0.11      $0.01       $ (0.00)
 Earnings (loss) per share--diluted ...........       0.09         0.08         0.10       0.01         (0.00)
 Book value per share(3) ......................       1.58         1.45         1.50       0.07          0.06
Unaudited Pro Forma OnlineTrading.com
 Per Share Equivalents(7):
 (Loss) earnings per share--basic .............      (0.33)       (0.03)       (0.11)      0.10          0.27
 (Loss) earnings per share--diluted ...........      (0.33)       (0.03)       (0.11)      0.09          0.26
 Book value per share .........................       1.52                      1.84

----------------
(1) The unaudited pro forma combined per share information combines financial information of Omega Research for the nine months ended September 30, 2000 and 1999 and the fiscal years ended December 31, 1999, 1998 and 1997 with the financial information of OnlineTrading.com for the nine months ended July 31, 2000 and 1999 and the fiscal years ended January 31, 2000, 1999 and 1998, respectively. This information also assumes the merger occurred as of the beginning of the earliest period presented and was accounted for as a pooling-of-interests.

(2) Omega Research and OnlineTrading.com estimate that they will incur merger-related expenses, consisting primarily of transaction costs for investment banking fees, attorneys, accountants, financial printing and other related charges of approximately $4.5 million. The unaudited pro forma combined consolidated statement of operations data do not give effect to such expenses.

(3) Historical book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of each period. Unaudited pro forma combined book value per share is computed by dividing unaudited pro forma combined shareholders' equity by the unaudited pro forma combined number of shares of common stock outstanding at the end of the period.

(4) Earnings per share amounts for 1997 represent pro forma earnings per share reflecting pro forma income tax adjustments. See Note 9 of Notes to Consolidated Financial Statements of Omega Research.

(5) Amounts are calculated by multiplying the unaudited pro forma combined per share amounts by the highest possible exchange ratio for common stock in the merger (1.0000 shares of TradeStation Group common stock for each share of Omega Research common stock).
(6) OnlineTrading.com's per share data reflect the 11.11111-for-10 stock split which occurred on April 3, 1999.

(7) Amounts are calculated by multiplying the unaudited pro forma combined per share amounts by the highest possible exchange ratio for common stock in the merger (1.7172 shares of TradeStation Group common stock for each share of OnlineTrading.com's common stock).

Omega Research Market Price Data

     Omega Research's common stock, par value $.01 per share, is quoted under the symbol "OMGA" on The Nasdaq Stock Market (Nasdaq National Market).

     Omega Research completed an initial public offering pursuant to a registration statement that was declared effective on September 30, 1997. Prior to the initial public offering, Omega Research's common stock was not listed or traded on any organized market system. The high and low closing sale prices based on actual transactions for Omega Research's common stock on The Nasdaq Stock Market during each of the quarters presented are as follows:


                                                               Closing Sales Price
                                                             -----------------------
                                                                High          Low
                                                             ----------   ----------
      1998:
       First Quarter .....................................    $   5 3/8    $   2 3/4
       Second Quarter ....................................           6         3 5/8
       Third Quarter .....................................        4 5/8        2 1/8
       Fourth Quarter ....................................        3              13/16

      1999:
       First Quarter .....................................       14 5/16       2 15/16
       Second Quarter ....................................       12 7/8        8
       Third Quarter .....................................       12 7/16       3 7/8
       Fourth Quarter ....................................       10            3 13/16

      2000:
       First Quarter .....................................        8 1/8        4 5/8
       Second Quarter ....................................        4 7/16       2 1/2
       Third Quarter .....................................        3 3/4        2 1/2
       Fourth Quarter (through December 8, 2000) .........        2 13/16      1 3/4

     As of December 1, 2000, there were approximately 58 holders of record of Omega Research's common stock, and, based upon information previously provided to Omega Research by depositories and brokers, Omega Research believes it has in excess of 4,100 beneficial owners.


Listing of TradeStation Group Common Stock

     Upon the closing of the merger, TradeStation Group is to be the publicly-traded company and its common stock is to be listed on The Nasdaq National Market under the symbol "TRAD." A condition to the closing of the merger is the completion of such listing, subject to official notice of issuance.

Omega Research/TradeStation Group Dividend Policy

     Prior to the merger, Omega Research, and after the merger, TradeStation Group, expects operating losses for at least the first quarter of 2001 and intends to retain any future earnings to finance its growth and development and therefore does not anticipate paying any cash dividends in the foreseeable future. Payment of any future dividends will depend upon the future earnings and capital requirements of TradeStation Group, assuming the merger occurs, or Omega Research, if the merger does not occur, and other factors which the board of directors considers appropriate. Omega Research did not distribute any dividends during the years ended December 31, 1999 or 1998.

     During 1997, Omega Research distributed cash dividends in the aggregate amount of $16.5 million, including the $15.4 million dividend described in the following paragraph, to William R. Cruz, Ralph L. Cruz and their affiliates, the then current shareholders of Omega Research. Additionally, during the second quarter of 1997, Omega Research declared a dividend to the then current shareholders of the company, William R. Cruz and Ralph L. Cruz, of Omega Research's former office facilities. The carrying value of the facility on Omega Research's books was approximately $507,000.

     Omega Research's board of directors declared and paid a dividend of $15.4 million to Omega Research's then existing shareholders immediately prior to the consummation of Omega Research's initial public offering. The dividend was equal to Omega Research's estimate at that time of its cumulative taxable income prior to its conversion to a C corporation to the extent such taxable income had not been previously distributed. Subsequent to the payment of the Dividend, Omega Research preliminarily determined that the actual cumulative taxable income would be less than was originally estimated. Accordingly, in the fourth quarter of 1997, the recipients of the Dividend repaid $800,000, plus interest, to Omega Research. During the third quarter of 1998, upon finalization of Omega Research's 1997 tax returns and final determination of S corporation earnings at the date of the conversion to a C corporation, the recipients of the Dividend repaid an additional $135,000, plus interest, to Omega Research, reducing the Dividend to $14.5 million.

OnlineTrading.com Market Price Data

     OnlineTrading.com's common stock, par value $0.01 per share, is quoted under the symbol "LINE" on The Nasdaq Stock Market (SmallCap Market). OnlineTrading.com completed an initial public offering pursuant to a registration statement that was declared effective on June 11, 1999 at an offering price of $7.00 per share. Prior to the initial public offering, OnlineTrading.com's common stock was not listed or traded on any organized market system. The high and low closing sale prices based on actual transactions for OnlineTrading.com's common stock on The Nasdaq SmallCap Market during each of the fiscal quarters presented are as follows:


                                                              Closing Sales Price
                                                             ---------------------
                                                                High         Low
                                                             ----------   --------
      2000 fiscal year:
       Second Quarter (commencing June 11, 1999) .........      16 15/16    8
       Third Quarter .....................................      14 1/2      7 7/16
       Fourth Quarter ....................................      12 5/8      7 3/4

      2001 fiscal year:
       First Quarter .....................................      10 1/8      4 1/4
       Second Quarter ....................................       6 1/4      4 3/32
       Third Quarter .....................................       5 13/16    2 25/32
       Fourth Quarter (through December 8, 2000) .........       4 5/16     2 3/4

     As of December 1, 2000, there were 25 holders of OnlineTrading.com's common stock based on information provided by its transfer agent. The number of shareholders does not reflect the actual number of individual or institutional shareholders that hold OnlineTrading.com stock because certain stock is held in the name of nominees. Based on the best information made available by the transfer agent, there are in excess of 1,550 beneficial holders of OnlineTrading.com's common stock.


OnlineTrading.com Dividend Policy

     OnlineTrading.com has not declared or paid cash dividends on its common stock. OnlineTrading.com currently intends to retain future earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future. If the merger is not consummated, the payment of any future dividends would be at the discretion of OnlineTrading.com's board of directors and would depend upon a number of factors, including future earnings, the success of its business activities, capital requirements, the general financial condition and future prospects of its business, general business conditions and such other factors as its board of directors may deem relevant.

Recent Closing Prices


     As of January 19, 2000, the last trading day before announcement of the proposed merger, the closing prices per share of Omega Research common stock and OnlineTrading.com common stock on The Nasdaq National Market and Nasdaq SmallCap Market were $6.5938 and $11.75, respectively. On December 8, 2000, the latest practicable trading day before the printing of this joint proxy statement/prospectus, the closing prices per share of Omega Research common stock and OnlineTrading.com common stock on The Nasdaq National Market and Nasdaq SmallCap Market were $2.125 and $3.4375, respectively.


     Because the market price of Omega Research common stock fluctuates, the market value of the shares of TradeStation Group common stock that holders of Omega Research and OnlineTrading.com common stock will receive in the merger will likely increase or decrease prior to and following the merger. Shareholders are urged to obtain current market quotations of Omega Research common stock and OnlineTrading.com common stock. No assurance can be given as to the future prices of TradeStation Group common stock after the consummation of the merger or of Omega Research common stock or OnlineTrading.com common stock before consummation of the merger.

                             THE SPECIAL MEETINGS

Joint Proxy Statement/Prospectus

     This joint proxy statement/prospectus is furnished in connection with the solicitation of proxies from the holders of each of Omega Research and OnlineTrading.com common stock by the Omega Research and OnlineTrading.com boards of directors, respectively, for use at a special meeting of Omega Research and of OnlineTrading.com shareholders.


     This joint proxy statement/prospectus is first being furnished to Omega Research shareholders on or about December 13, 2000 and to OnlineTrading.com shareholders on or about December 13, 2000.


Date, Time and Place of Special Meetings


     The special meeting for Omega Research shareholders will be held on December 29, 2000 at 8:00 a.m., local time, at the Miami Airport Marriott, 1201 N.W. LeJeune Road, Miami, Florida.

     The special meeting for OnlineTrading.com shareholders will be held on December 29, 2000 at 8:00 a.m., local time, at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida.


Matters to be Considered at Each Special Meeting

     At each of the special meetings and any adjournment or postponement of either of them, the shareholders of Omega Research and OnlineTrading.com will be asked to consider and vote upon proposals:

     o to approve and adopt the merger agreement and the merger; and

     o to transact such other business as may properly come before the special meeting.

     In addition, at the special meeting of Omega Research shareholders, shareholders will be asked to consider and vote upon a proposal to increase the number of shares of Omega Research common stock reserved for issuance under Omega Research's Amended and Restated 1996 Incentive Stock Plan from 4,500,000 shares to 7,500,000 shares.

Record Date and Shares Entitled to Vote


     Omega Research's board of directors has fixed the close of business on December 1, 2000 as the record date for determination of Omega Research's shareholders entitled to notice of and to vote at the special meeting. As of the close of business on December 1, 2000, there were 24,606,961 shares of Omega Research common stock outstanding and entitled to vote, held of record by approximately 58 shareholders. The affirmative vote of a majority, or 12,303,481 of these outstanding shares, will be necessary to approve and adopt the merger agreement and the merger, and subject to approval of the merger, the increase in the reserved shares under the Incentive Stock Plan will require the affirmative vote of a majority of the shares of Omega Research common stock represented in person or by proxy at the special meeting that voted on such proposal. Each Omega Research shareholder is entitled to one vote for each share of Omega Research common stock held as of the record date.

     OnlineTrading.com's board of directors has fixed the close of business on December 1, 2000 as the record date for its determination of OnlineTrading.com's shareholders entitled to notice of and to vote at the OnlineTrading.com special meeting. As of the close of business on December 1, 2000, there were 11,476,388 shares of OnlineTrading.com common stock outstanding and entitled to vote, held of record by approximately 25 shareholders. A majority, or 5,738,195 of these shares, present in person or represented by proxy, will be necessary to approve and adopt the merger agreement and the merger. Each OnlineTrading.com shareholder is entitled to one vote for each share of OnlineTrading.com common stock held as of the record date.


Voting of Proxies

     You are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Omega Research, if you are an Omega Research shareholder, or to OnlineTrading.com, if you are an OnlineTrading.com shareholder. If your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. Your broker will provide you directions regarding how to instruct your broker to vote your shares. All properly executed proxies received by either Omega Research or OnlineTrading.com prior to the vote at the applicable special meeting, that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve and adopt the merger agreement and the merger, and, in the case of Omega Research, to approve and adopt the amendment to the Incentive Stock Plan. Neither Omega Research's nor OnlineTrading.com's board of directors presently intends to bring any other business before its company's special meeting and, so far as is known to each board of directors, no other matters are to be brought before its company's special meeting. As to any other business that may properly come before the special meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

     You may revoke your proxy at any time prior to its use by delivering to the Secretary of Omega Research, if you are an Omega Research shareholder, or to the Secretary of OnlineTrading.com, if you are an OnlineTrading.com shareholder, a signed notice of revocation or a later-dated, signed proxy, or by attending the special meeting and voting in person. Attendance at the special meeting does not in itself constitute the revocation of a proxy.

Vote Required

     Approval and adoption of the merger agreement and the merger by each of our shareholders is required by the Florida Business Corporation Act and our respective articles of incorporation. This approval, in each of our cases, requires the affirmative vote of the holders of a majority of each of our shares of common stock outstanding and entitled to vote at our respective special meetings. In connection with the execution of the merger agreement, certain affiliates of William R. Cruz and Ralph L. Cruz, the Co-Chairmen and Co-Chief Executive Officers of Omega Research, owning in the aggregate 18,313,208 shares of Omega Research common stock, representing as of the Omega Research record date approximately 74% of the outstanding shares of Omega Research, have each entered into shareholder agreements with OnlineTrading.com and TradeStation Group, a copy of the form of which is attached as Appendix B, pursuant to which such shareholders have agreed to vote their shares of Omega Research common stock in favor of the merger and the approval and adoption of the merger agreement. In addition, certain officers and directors of OnlineTrading.com, namely Andrew A. Allen, Farshid Tafazzoli,
E. Steven zum Tobel and Derek Hernquist, their respective affiliates and a former director of OnlineTrading.com owning in the aggregate 8,888,888 shares of OnlineTrading.com common stock, representing as of the OnlineTrading.com record date approximately 77% of the outstanding shares of OnlineTrading.com, have entered into shareholder agreements with Omega Research and TradeStation Group, a copy of the form of which is attached as Appendix C, pursuant to which such shareholders have agreed to vote their shares of OnlineTrading.com common stock in favor of the merger and the approval and adoption of the merger agreement. Each of the shareholder agreements will terminate on completion or termination of the merger. Accordingly, holders of a sufficient number of outstanding shares of common stock of each company have committed to approve and adopt the merger agreement and merger. As of the record date and the date of this joint proxy statement/prospectus, Omega Research owns no shares of OnlineTrading.com common stock and OnlineTrading.com owns no shares of Omega Research common stock.

Quorum; Abstentions and Broker Non-Votes

     The required quorum for the transaction of business at each of our special meetings is a majority of the shares of the company's common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because approval and adoption of the merger agreement and the merger require the affirmative vote of a majority of the outstanding shares of each of our company's common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against the merger agreement and the merger. In addition, the failure to return a proxy or vote in person will have the effect of a vote against the approval of the merger agreement and merger. The actions proposed in this joint proxy statement/prospectus are not matters that can be voted on by brokers holding shares for beneficial owners without the owners' specific instructions. Accordingly, you are urged to return the enclosed proxy card marked to indicate your vote.

Solicitation of Proxies and Expenses

     We will each bear our own cost of solicitation of proxies plus any reasonable out-of-pocket expenses. In addition to solicitation by mail, each of our directors, officers and employees may solicit proxies from their company's shareholders by telephone, facsimile or in person without additional remuneration. Following the original mailing of the proxies and other solicitation materials, each of us will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other solicitation materials to persons for whom they hold shares of our companies' common stock and to request authority for the exercise of proxies. In such cases, each of us, upon the request of the record holders, will reimburse such holders their reasonable expenses.

Dissenters' or Appraisal Rights

     If you are an Omega Research shareholder, you are not entitled to exercise dissenters', appraisal or any equivalent or similar rights as a result of the merger or to demand cash payment for your shares under Florida law.

     If you are an OnlineTrading.com shareholder, you are entitled to exercise dissenters' rights as a result of the merger and to demand cash payments for your shares under Florida law in the manner described on pages 53 through 58 of this joint proxy statement/prospectus.


     The matters to be considered at the special meetings are of great importance to our shareholders. Accordingly, you are urged to read and carefully consider the information presented in this joint proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.


     Shareholders should not send any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of certificates for TradeStation Group common stock will be mailed to you as soon as practicable after completion of the merger. For more information regarding the procedures for exchanging your Omega Research or OnlineTrading.com stock certificates for TradeStation Group stock certificates, see the section titled "Exchange of Omega Research or OnlineTrading.com Stock Certificates for TradeStation Group Stock Certificates" on page 66 of this joint proxy statement/prospectus.

                              THE PROPOSED MERGER

     This section and the next section of the joint proxy statement/prospectus describes material aspects of the proposed merger. While the companies believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important. We strongly advise that this entire document and the documents attached as appendices to this document be carefully read for a more complete understanding of the merger agreement and the merger.

     The following discussion of the background of the merger, the parties' reasons for the merger and the potential benefits that could result from the merger contains forward-looking statements which involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements. The actual results of TradeStation Group could differ materially from those anticipated in these forward-looking statements as a result of many factors, including those described under "RISK FACTORS."

Background of the Merger

     On October 12, 1999, Farshid Tafazzoli, co-founder and Chief Information Officer of OnlineTrading.com, and Richard Merced, currently Director of Institutional Sales of OnlineTrading.com, met with William Cruz, Co-CEO of Omega Research, and Janette Perez, Executive Vice President of Marketing and Sales of Omega Research, in Omega Research's Miami, Florida executive office. The purpose of the meeting was to discuss potential co-marketing or joint marketing relationships between the companies. At this meeting, each company presented a description of its products and services, its views about the industry and where it was headed, and what products and services would be necessary to attract traders and investors. There had been no prior contact or communications between executives of the companies.

     Omega Research completed its merger acquisition of Window On WallStreet on October 26, 1999 and announced, on November 8, 1999, its plan to change its business model from client software sales to Internet-based, monthly subscription, real-time trading strategy tools and market data. At or about this time, Omega Research's directors and executive management engaged in confidential internal discussions about the potential short-term and long-term value of combining Omega Research with an online brokerage firm focused or willing to focus on the active trader market, and the particular brokers that should be considered. Based upon those discussions and certain informal investigations of online brokerages made by certain executive officers, Omega Research decided to meet with OnlineTrading.com and one other brokerage firm to explore the possibilities of a merger or strategic relationship.

     On November 12, 1999, William Cruz and Ralph Cruz, Co-CEO's of Omega Research, met with Mr. Tafazzoli and E. Steven zum Tobel, President of OnlineTrading.com, at OnlineTrading.com's Boca Raton, Florida executive office. After much discussion about the companies' respective views of the industry, and their agreement that their primary objectives and strategies were to participate in the rapid evolution and consolidation of online order execution services, trading strategy tools and streaming real-time market data, and to focus on the increasing attractiveness of the active trader market, the Cruzes indicated that Omega Research was preliminarily interested in a potential business combination with OnlineTrading.com. The representatives of the two companies then engaged in a discussion of the possible merits of a business combination, and agreed to consider having further discussions concerning a potential transaction structured as a tax-free, stock-for-stock swap, accounted for as a pooling-of-interests. No potential structures, valuations or management issues were discussed at this meeting. Following this meeting, the Cruzes briefed members of Omega Research's board of directors and executive management team. Those consulted encouraged the Cruzes and Salomon Sredni, President of Omega Research, to move forward with the discussions. Also, at this time, Mr. Tafazzoli and Mr. zum Tobel discussed with members of the board of directors of OnlineTrading.com the substance of their meeting with the Cruzes. OnlineTrading.com's board urged

Mr. Tafazzoli and Mr. zum Tobel to continue discussions with Omega Research. Ralph Cruz contacted Mr. zum Tobel by telephone to express Omega Research's interest in continuing discussions about a potential business combination. Mr. zum Tobel replied that OnlineTrading.com would be interested in having further discussions. On November 15, 1999, Omega Research and OnlineTrading.com executed a mutual nondisclosure agreement.


     Over the next eight weeks, both Omega Research and OnlineTrading.com took steps to explore further the potential business combination, including ongoing discussions and negotiations involving Mr. Tafazzoli, Mr. zum Tobel and/or Andrew A. Allen, OnlineTrading.com's Chairman and CEO, on behalf of OnlineTrading.com, and the Cruzes and/or Mr. Sredni on behalf of Omega Research. Omega Research over this period contacted FleetBoston Robertson Stephens Inc. to provide it with strategic banking services, its outside counsel, Bilzin Sumberg Dunn Baena Price & Axelrod LLP, to provide legal services, Clifford Chance Rogers & Wells LLP, to advise on broker-dealer regulatory issues and perform regulatory compliance due diligence, and Arthur Andersen LLP to provide services relating to accounting issues. Over this same period, OnlineTrading.com contacted Raymond James & Associates, Inc. to provide it with strategic banking services, its outside counsel, Broad and Cassel, to provide it with legal services, and Ahearn, Jasco + Company, P.A. to provide it with accounting services. The parties engaged in substantial negotiations during this period, mostly by telephone discussions and telephone conference calls, but including a face-to-face meeting among Messrs. Allen and zum Tobel, and Messrs. Cruzes and Sredni, on December 13, 1999 at a Boca Raton restaurant, and at a December 14, 1999 meeting at Broad and Cassel's Miami office attended by substantially the entire executive team of each company and each company's outside legal counsel. No preliminary or other agreement was reached at either of those two meetings, and negotiations then terminated for approximately one week, after which time Mr. Tafazzoli telephoned Ralph Cruz to recommence negotiations, a proposal Mr. Cruz accepted.


     During the last week of December 1999, the companies, through telephone discussions, and following numerous conversations with their respective financial and legal advisors, reached preliminary agreement as to the structure, the general range of valuation, including most of the exchange ratio formula, and management issues for a merger transaction between them. However, the parties had not yet agreed upon one material term of the valuation/exchange ratio formula, specifically, the method of calculation of a valuation/exchange ratio "ceiling" and "floor."

     On January 3, 2000, the two companies signed an agreement under which each agreed not to solicit or initiate any discussions with any third party regarding a sale or business combination for a specified period of time. The parties also agreed to continue to negotiate the last material term of the proposed business combination, begin due diligence investigations, and move forward in the preparation and negotiation of a complete set of transaction documents with the goal of executing definitive merger transaction agreements and announcing the transaction on or before January 21, 2000.

     On January 11, 2000, Raymond James met with representatives of Omega Research, and Robertson Stephens met with representatives of OnlineTrading.com, to conduct their respective due diligence discussions of the respective affairs of the companies. Additionally, on January 11, 2000, in a meeting in Ft. Lauderdale attended by Messrs. Allen, Tafazzoli and zum Tobel, and Roger Shaffer, General Counsel of OnlineTrading.com, and Messrs. Cruzes and Sredni, and Marc J. Stone, Vice President of Corporate Development and General Counsel of Omega Research, and Gregg F. Stewart, Vice President of Finance and Chief Financial Officer of Omega Research, the parties reached preliminary agreement as to the "ceiling" and "floor" formula related to valuation and the exchange ratio. Accordingly, this was the date on which the parties reached preliminary agreement as to all material terms of the business combination.

     On January 14, 2000, Omega Research's legal counsel delivered a draft merger agreement and related definitive documentation to OnlineTrading.com and its outside advisors. Draft merger agreements were also delivered to the board members of both companies. By January 18, 2000, the parties had concluded substantially all of their due diligence investigations and agreed upon substantially all terms and conditions of the merger agreement and the related agreements. By the evening of January 19, 2000, the companies completed their respective due diligence evaluations, after receiving input from their respective financial and legal advisors, and resolved outstanding details on the definitive transaction documents.

     During the afternoon and early evening of January 19, 2000, OnlineTrading.com's board of directors conducted a special meeting attended in person by all board members to consider approval of the proposed merger transaction with Omega Research. Also present at this meeting in person or by telephone were OnlineTrading.com's financial and legal advisors. Raymond James presented its financial analysis, orally informing OnlineTrading.com's board of directors of its opinion, subsequently confirmed in writing, that the exchange ratio formula was fair, from a financial point of view, to OnlineTrading.com's shareholders as of January 19, 2000. OnlineTrading.com's board of directors asked several questions of Raymond James concerning its fairness opinion, to which Raymond James provided responses. The board of directors also devoted several hours of discussion to reviewing all of the material terms of the transaction, the due diligence results, the business risks, the potential effects of the change in control of OnlineTrading.com and the strategic business reasons for the combination of the two companies. OnlineTrading.com's board of directors concluded that the merger agreement was fair to OnlineTrading.com's shareholders and that the proposed merger was in the best interests of OnlineTrading.com and its shareholders. OnlineTrading.com's board of directors unanimously approved the merger agreement and related documents and authorized OnlineTrading.com's senior management to proceed with the final negotiation and execution of those documents.

     On the evening of January 19, 2000, the board of directors of Omega Research also conducted a special meeting attended in person or by telephone by all board members to consider approval of the proposed merger transaction with OnlineTrading.com. Also present at the meeting in person or by telephone were senior management of Omega Research, and Omega Research's legal, financial and accounting advisors. Omega Research's Co-CEOs reviewed the terms of the transaction and presented their views on the combination. Omega Research's legal and accounting advisors indicated that they had discovered no material issues regarding the proposed transaction. Robertson Stephens then reviewed the financial terms of the transaction, and presented its opinion that, as of that date, the exchange ratio for shares of TradeStation Group common stock to be received for each share of common stock of OnlineTrading.com pursuant to the merger agreement was fair to Omega Research from a financial point of view. Numerous questions were asked by board members and answered, as applicable, by Omega Research senior management or Omega Research's legal or financial advisors. After several hours, the meeting concluded with Omega Research's board of directors unanimously approving the terms of the merger agreement and related documents and the merger and all related transactions, and authorizing Omega Research's senior management to proceed with execution of the merger agreement and related documents.

     Following Omega Research's board of directors meeting, Omega Research and OnlineTrading.com executed and delivered the merger agreement and the related agreements, including the stock option agreements, and certain shareholders of each company executed and delivered shareholder agreements agreeing to vote in favor of the merger agreement and the merger. The merger agreement and proposed merger was jointly announced by Omega Research and OnlineTrading.com on the morning of January 20, 2000.

     As a result of it becoming apparent that the merger could not be completed by July 31, 2000, as originally contemplated, the board of directors of each of Omega Research and OnlineTrading.com in July and September 2000 ratified extensions of the date after which the parties have the right to terminate the merger agreement. That date is December 31, 2000.

     On November 17, 2000, OnlineTrading.com's board of directors met and considered, among other factors, Omega Research's financial restatements, the changes, and the relative changes, in the share prices of Omega Research and OnlineTrading.com, and the changes to equity market capitalizations of companies comparable to OnlineTrading.com. At such meeting, the board of directors of OnlineTrading.com voted to affirm its prior recommendation that its shareholders vote for the merger.

Omega Research's Reasons for the Merger

     The Omega Research board of directors has unanimously approved the merger agreement and determined that the merger is advisable and fair to, and in the best interests of, Omega Research and its shareholders, and unanimously recommends that the holders of shares of Omega Research common stock vote FOR the approval and adoption of the merger agreement and the merger.

     The primary reason Omega Research's board of directors approved the merger is the synergy it believes is created by the merger. The Omega Research board of directors' decision to approve the merger agreement and the merger was based on, among others, the following positive factors and potential benefits, the first seven of which relate to the synergy the board believes the merger will create:

      o the merger may enable the combined company to position itself as one of the best solutions for the active online trader by providing an Internet service that seamlessly integrates award-winning trading strategy tools, streaming real-time data and news and high-speed order routing and execution services;

      o OnlineTrading.com is expected to deliver high-speed order-routing and execution services to the combined company;

      o given the rapid consolidation of the companies' services in the industry, Omega Research's long-term prospects depend upon the timely addition to its product and service offerings of integrated online order execution services, so that it may benefit from the commission revenues from the users of its products and services;

      o OnlineTrading.com and its senior management and personnel will deliver to the combined company the infrastructure and operations of a brokerage firm that has experience in serving experienced investors and small to mid-sized institutions with both online and personal order execution services, and regulatory compliance experience;


      o Omega Research's products and services, most notably, its TradeStation Pro service, should, as a result of its planned integration with OnlineTrading.com's electronic order execution services, be more attractive to the active trader market because the active trader will not be required to leave TradeStation Pro to connect with an online broker to execute the trade upon making the trading decision;


      o OnlineTrading.com's online brokerage services should become more attractive to the active trader market because the seamlessly-integrated TradeStation Pro platform is planned to be offered with its brokerage services;

      o Omega Research has large customer and prospect bases from client software sales or inquiries to which the integrated OnlineTrading.com brokerage services may be offered by direct marketing;

      o the board's belief that the consideration OnlineTrading.com shareholders will receive in the merger is fair, from a financial point of view, to Omega Research, and that the terms of the merger agreement and related agreements are otherwise fair and reasonable;

      o the opinion of Robertson Stephens that, as of January 19, 2000, the exchange ratio for shares of TradeStation Group common stock to be received for each share of common stock of OnlineTrading.com pursuant to the merger agreement was fair to Omega Research from a financial point of view;

      o the expectation that the merger will qualify as a tax-free reorganization and will be accounted for as a pooling-of-interests;

      o reports from management, legal, financial and accounting advisors of the results of the due diligence investigations of OnlineTrading.com; and

      o OnlineTrading.com is expected to contribute up to $16 million in cash and cash equivalents to the combined company.

     Omega Research's board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including the following:

      o the risk that the potential benefits of the merger may not be fully or even partially realized;

      o the effects of intense governmental regulation and scrutiny that would and could arise related to some or all of the business of the combined entity;

      o the rapid pace at which Omega Research was transforming, and would need to complete transformation of, its business model, which requires substantial changes in its operating infrastructure, and places significant strain on the company's management and operations;

      o the substantial product development and marketing and sales changes that would need to be accomplished to execute the objectives of the merger;

      o the risk that the companies may not successfully integrate their businesses from technological, operational and marketing aspects;

      o the combined company's ability to sustain operating losses pending execution of the combined company's business strategies; and

      o other applicable risks described in this joint proxy statement/prospectus under the heading "RISK FACTORS."

     Omega Research's board of directors concluded that the potential benefits of the merger to Omega Research and its shareholders outweigh the risks associated with the merger.

     Omega Research's board of directors does not intend the foregoing discussion of information and factors that it considered to be exhaustive, but believes the discussion includes the material factors that it considered. In view of the complexity and wide variety of information and factors, both positive and negative, that it considered in connection with its evaluation of the merger, Omega Research's board of directors did not find it practicable to quantify or otherwise assign relative or specific weights to the specific factors that it considered in reaching its determination. In addition, individual members of the Omega Research board of directors may have given different weight to different factors.

     In light of the potential benefits, the Omega Research board of directors has concluded that the merger represents a highly-effective current and long-term strategy for Omega Research.

Recommendation of Omega Research's Board of Directors

     For the reasons discussed above, the Omega Research board of directors has unanimously approved the merger agreement and determined that the merger is advisable and fair to, and in the best interests of, Omega Research and its shareholders and unanimously recommends that Omega Research shareholders vote for approval and adoption of the merger agreement and the merger.

     In considering the recommendation of the board of directors of each of Omega Research and OnlineTrading.com with respect to the merger agreement and merger, you should be aware that certain directors and officers of each company have interests in the merger that are different from, or are in addition to, the interests of the shareholders of their company generally. Please see the section titled "Interests of Certain Omega Research and OnlineTrading.com Directors, Officers and Affiliates in the Merger" on page 49 of this joint proxy statement/prospectus.


OnlineTrading.com's Reasons for the Merger

     The OnlineTrading.com board of directors has unanimously approved the merger agreement and determined that the merger is advisable and fair to, and in the best interests of, OnlineTrading.com and its shareholders, and unanimously recommends that the holders of shares of OnlineTrading.com common stock vote FOR the approval and adoption of the merger agreement and the merger.

     The primary reason OnlineTrading.com's board of directors approved the merger is the synergy it believes is created by the merger. The OnlineTrading.com board of directors' decision to approve the merger agreement and the merger was based on the following positive factors and potential benefits, the first six of which relate to the synergy the board believes the merger will create:

      o the merger may enable the combined company to position itself as one of the best solutions for the active online trader by providing an Internet service that seamlessly integrates award-winning trading strategy tools, streaming real-time data and news and high-speed order routing and execution services;

      o Omega Research is expected to deliver powerful trading strategy tools and streaming real-time market data and news services to the combined company;

      o Omega Research has large customer and prospect bases from client software sales or inquiries that may include many potential OnlineTrading.com brokerage clients;

      o Omega Research and its senior management and personnel will deliver to the combined company significant product development and marketing resources and experience in the industry;

      o OnlineTrading.com's online brokerage services should be more attractive to the active trader market because the seamlessly-integrated TradeStation Pro platform is to be offered with such brokerage services;

      o given the rapid consolidation of the companies' services in the industry, and given OnlineTrading.com's belief that high-speed, order-routing online execution services will become an industry standard over the next several years, OnlineTrading.com's long-term prospects may be dependent upon the addition to its product and service offerings of the added value of a powerful trading strategy platform.

      o the board's belief that the consideration OnlineTrading.com shareholders will receive in the merger is fair from a financial point of view, and that the terms of the merger agreement and related agreements are otherwise fair and reasonable;

      o the opinion of Raymond James that, as of January 19, 2000, the exchange ratio formula was fair, from a financial point of view, to OnlineTrading.com shareholders;

      o the expectation that the merger will qualify as a tax-free reorganization and will be accounted for as a pooling-of-interests; and

      o reports from management, legal, financial and accounting advisors of the due diligence investigations of Omega Research.

     The OnlineTrading.com board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

      o the risk that the potential benefits of the merger may not be fully or even partially realized;

      o the risks involved in the change of control of OnlineTrading.com's executive management as a result of Omega Research's management control of TradeStation Group;

      o Omega Research's net losses and the expected continuation of those net losses as Omega Research transitions from a client software company to an Internet-based subscription service company;

      o whether Omega Research's reserves for returns and bad debt reflected in its financial statements compare favorably to the actual returns and bad debt that will be revealed as Omega Research transitions from the sales to the subscription model;

      o the risk that the companies may not successfully integrate their businesses from technological, operational and marketing aspects; and

      o other applicable risks described in this joint proxy statement/prospectus under the heading "RISK FACTORS."

     The OnlineTrading.com board of directors believes that on balance the potential benefits of the merger outweigh these risks.

     The foregoing discussion of the information and factors considered by the OnlineTrading.com board of directors is not intended to be exhaustive but is believed to include all material factors considered by the OnlineTrading.com board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the OnlineTrading.com board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the OnlineTrading.com board of directors may have given different weight to different factors.

     In light of the potential benefits, the OnlineTrading.com board of directors has concluded that the merger represents a highly-effective current and long-term strategy for OnlineTrading.com.

Recommendation of OnlineTrading.com's Board of Directors

     For the reasons discussed above, the OnlineTrading.com board of directors has unanimously approved the merger agreement and determined that the merger is advisable and fair to, and in the best interests of, OnlineTrading.com and its shareholders and unanimously recommends that OnlineTrading.com shareholders vote for approval and adoption of the merger agreement and the merger.


     In considering the recommendation of the board of directors of each of Omega Research and OnlineTrading.com with respect to the merger agreement and merger, you should be aware that certain directors and officers of each company have interests in the merger that are different from, or are in addition to, the interests of the shareholders of their respective company generally. Please see the section titled "Interests of Certain Omega Research and OnlineTrading.com Directors, Officers and Affiliates in the Merger" on page 49 of this joint proxy statement/prospectus.


Opinion of Financial Advisor to Omega Research

     Pursuant to an engagement letter dated December 28, 1999, Omega Research engaged FleetBoston Robertson Stephens Inc. to render an opinion as to the fairness of the OnlineTrading.com exchange ratio, the exchange ratio for shares of TradeStation Group common stock to be received for each share of common stock of OnlineTrading.com, from a financial point of view, to Omega Research.

     On January 19, 2000 at the meeting of the Omega Research board held to evaluate the proposed merger, Robertson Stephens delivered to the Omega Research board its written opinion that, as of January 19, 2000 and based on the assumptions made, the matters considered and the limitations on the review undertaken described in the opinion, the OnlineTrading.com exchange ratio was fair from a financial point of view to Omega Research. No limitations were imposed by the Omega Research board on Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion. The exchange ratio was determined through negotiations between the respective managements of Omega Research and OnlineTrading.com. Although Robertson Stephens did assist the management of Omega Research in those negotiations, it was not asked by, and did not recommend to, Omega Research that any specific exchange ratio constituted the appropriate OnlineTrading.com exchange ratio for the merger. Robertson Stephens also assisted Omega Research's management in the negotiations leading to an agreement on principal structural terms of the merger.

     The full text of the Robertson Stephens opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix H and is incorporated in this joint proxy statement/prospectus by reference. We urge Omega Research shareholders to read the Robertson Stephens opinion in its entirety. The Robertson Stephens opinion was prepared for the benefit and use of the Omega Research board in its consideration of the merger and does not constitute a recommendation to shareholders of Omega Research as to how they should vote upon, or take any other action with respect to, the merger.

     Robertson Stephens' opinion was rendered as of January 19, 2000 and has not been updated since that date. As noted below, although developments following the date of the Robertson Stephens opinion may affect the opinion, Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion.


     Since January 19, 2000, the U.S. financial markets have been volatile. On January 19, 2000, the Nasdaq Composite Index was at 4,151. Since then, the Nasdaq Composite Index peaked at 5,049 on March 10, 2000 and declined to a low of 2,598 on November 30, 2000, before closing at 2,753 on December 7, 2000. Over this same period, the trading price of Omega Research's stock declined 73.0% from $6.59 on January 18, 2000 to $1.78 on December 7, 2000, while the trading price of OnlineTrading.com's stock declined approximately the same amount, 75.5%, from $11.75 on January 18, 2000 to $2.88 on December 7, 2000.
Over this same period, the stock prices for the comparable companies listed below also decreased significantly, with the median decrease being 63.4%. In agreeing to the merger, the board of directors of Omega Research considered that it was agreeing on the exchange ratio formula based on, among other things, the relative market values of Omega Research and OnlineTrading.com at the time of entering into the merger agreement, and that each party would bear the risks of market changes after that date. Accordingly, and taking into account that the trading prices of Omega Research and OnlineTrading.com and comparable companies have been similarly affected, the board of directors of Omega Research has not changed its recommendation that its shareholders vote for the merger.


     In November 2000, Omega Research restated its consolidated financial statements for the six consecutive fiscal quarters ended June 30, 2000 to respond to certain concerns expressed by the Staff of the SEC in connection with its review of the Registration Statement on Form S-4 of which this joint proxy statement/prospectus is a part. As a result of the restatement: (i) beginning in 1999, revenues with respect to Omega Research's sales of its 2000i software products are recognized on an as due basis in accordance with the payment terms of the sales; and (ii) Omega Research's October 1999 merger with Window On WallStreet is accounted for under the purchase method of accounting. See Note 2 of Notes to Consolidated Financial Statements of Omega Research for a further discussion of the restatement.

     The restatement does not, in Omega Research's opinion, (i) reflect any material difference in the manner one would view Omega Research's business or operations, particularly in the context of the new business model, or (ii) result in any changes to Omega Research's cash flows, liquidity or capital resources. Accordingly, the board of directors of Omega Research, which last met November 12, 2000, has not changed its recommendation that its shareholders vote for the merger.

   The Robertson Stephens opinion does not address:

     o the relative merits of the merger and the other business strategies that the Omega Research board has considered or may be considering; or

     o the underlying business decision of the Omega Research board to proceed with the merger.

     The summary of the Robertson Stephens opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the Robertson Stephens opinion.

     In connection with the preparation of the Robertson Stephens opinion, Robertson Stephens, among other things:

      o reviewed publicly available financial statements and other business and financial information of OnlineTrading.com and Omega Research, respectively;

      o reviewed internal financial statements and other financial and operating data, including financial forecasts and other forward-looking financial information, concerning OnlineTrading.com and Omega Research prepared by the managements of OnlineTrading.com and Omega Research, respectively;

      o held discussions with the respective managements of OnlineTrading.com and Omega Research concerning the businesses, past and current operations, financial condition and future prospects of both OnlineTrading.com and Omega Research, independently and combined, including discussions with the managements of OnlineTrading.com and Omega Research concerning cost savings and other synergies that are expected to result from the merger, as well as their views regarding the strategic rationale for the merger;

      o reviewed the financial terms and conditions set forth in the merger agreement;

      o reviewed the stock price and trading history of OnlineTrading.com common stock and Omega Research common stock;

      o compared the financial performance of OnlineTrading.com and the prices and trading activity of OnlineTrading.com common stock with that of other publicly-traded companies comparable with OnlineTrading.com;

      o compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions it deemed relevant;

      o reviewed the pro forma impact of the merger on the combined company's revenues and earnings per share;

      o prepared a discounted cash flow analysis of OnlineTrading.com;

      o participated in discussions and negotiations among representatives of OnlineTrading.com and Omega Research and their financial and legal advisors; and

      o made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

     In its review and analysis, and in arriving at its opinion, Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it

(including information furnished to it orally or otherwise discussed with it by the managements of OnlineTrading.com and Omega Research) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of such information. Robertson Stephens relied upon the assurances of management of OnlineTrading.com and Omega Research that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of OnlineTrading.com or Omega Research, nor was Robertson Stephens furnished with any such evaluation or appraisal.

     With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of OnlineTrading.com and Omega Research that Robertson Stephens reviewed, upon the advice of the managements of OnlineTrading.com and Omega Research, Robertson Stephens assumed that such forecasts and projections:

      o had been reasonably prepared in good faith on the basis of reasonable assumptions;

      o reflected the best available estimates and judgments as to the future financial condition and performance of OnlineTrading.com and Omega Research, respectively; and

      o will be realized in the amounts and in the time periods estimated.

     Robertson Stephens did not undertake any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of OnlineTrading.com and Omega Research with respect to the potential effect that the Year 2000 problem might have on their respective forecasts.

     In addition, Robertson Stephens assumed that:

      o the merger will be consummated upon the terms set forth in the merger agreement without material alteration thereof, including, among other things, that the merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles;

      o the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended; and

      o the historical financial statements of each of OnlineTrading.com and Omega Research reviewed by it had been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

     Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

     Although developments following the date of the Robertson Stephens opinion may affect the opinion, Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. The Robertson Stephens opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to Robertson Stephens as of, the date of the Robertson Stephens opinion. It should be understood that subsequent developments may affect the conclusion expressed in the Robertson Stephens opinion and that Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. As noted above, the U.S. financial markets have been volatile since January 19, 2000 and we encourage you to read the opinion carefully and to consider it in the context of current market conditions and in light of the restatement of certain financial statements of Omega Research. The Robertson Stephens opinion is limited to the fairness, from a financial point of view and as of the date thereof, of the OnlineTrading.com exchange ratio to Omega Research. Robertson Stephens does not express any opinion as to:

      o the value of any employee agreement or other arrangement entered into in connection with the merger;

      o any tax or other consequences that might result from the merger; or

      o what the value of TradeStation Group common stock will be when issued to the shareholders of OnlineTrading.com and Omega Research pursuant to the merger or the price at which the shares of TradeStation Group common stock may be traded in the future.

     The following is a summary of the material financial analyses performed by Robertson Stephens in connection with rendering the Robertson Stephens opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Robertson Stephens. Certain of the information in this section is presented in a tabular form. In order to better understand the financial analyses performed by Robertson Stephens, these tables must be read together with the text of each summary. The Robertson Stephens opinion is based upon the totality of the various analyses performed by Robertson Stephens.

     Exchange Ratio Analysis. Robertson Stephens compared the historical ratios of the closing price of Omega Research common stock to the closing price of OnlineTrading.com common stock over the period from June 11, 1999 to January 18, 2000. The following table sets forth ratios of the closing prices of Omega Research common stock compared to OnlineTrading.com common stock for the period ending January 18, 2000:

                                               Ratio of Closing Prices of
                                               Omega Research Common Stock
                                                       Compared to
                                             OnlineTrading.com Common Stock
                                         ---------------------------------------
Period Ending January 18, 2000               Spot          High          Low
--------------------------------------   -----------   -----------   -----------
      10 trading days average ........       1.717x        2.194x        1.033x
      20 trading days average ........       1.795x        2.159x        1.276x
      30 trading days average ........       1.739x        2.061x        1.282x
      60 trading days average ........       1.590x        1.919x        1.484x

     Comparable Companies Analysis. Using publicly-available information, Robertson Stephens analyzed, among other things, the total capitalization and trading multiples of OnlineTrading.com and publicly-traded companies that have similar business and operating profiles, including:

       o Ameritrade
       o Charles Schwab
       o DLJdirect
       o E*Trade Group, Inc.
       o JB Oxford Holdings, Inc.
       o National Discount Brokers
       o Siebert Financial Corp.
       o TD Waterhouse Group Inc.

     Robertson Stephens selected the foregoing companies for comparison because the primary business of each of the companies is providing online trading services to individual traders. As noted below, none of these companies is identical to OnlineTrading.com. Many of these companies have longer operating histories and greater financial resources and brand recognition than OnlineTrading.com.

     Multiples compared by Robertson Stephens included total capitalization to revenues or estimated revenues for calendar years 1999 and 2000 and total capitalization to net income or estimated net income for calendar years 1999 and 2000. All multiples were based on closing stock prices as of January 18, 2000.

     Using the ranges of multiples set forth in the table below that Robertson Stephens derived from multiples for the comparable companies, the following OnlineTrading.com equity values, OnlineTrading.com equity values per share and OnlineTrading.com exchange ratios are implied:

                                                                              Equity Value
                                Multiple Range         Equity Value            Per Share        Exchange Ratio
                               ----------------   ----------------------   -----------------   ---------------
   1999 Revenues ...........     6.0x - 11.0x     $ 88 - $147 million      $7.50 - $12.52       1.398 - 1.899
   2000 Revenues ...........     5.0x -  7.5x     $108 - $153 million      $9.21 - $13.08       1.397 - 1.984
   1999 Net Income .........    50.0x - 60.0x     $ 70 - $ 84 million      $5.96 - $ 7.15       0.904 - 1.084
   2000 Net Income .........    40.0x - 50.0x     $ 71 - $ 89 million      $6.10 - $ 7.62       0.925 - 1.156

     Robertson Stephens also applied a typical control premium of 25.0% - 40.0% to the results of the foregoing analysis, which implied the following OnlineTrading.com equity values, equity values per share and OnlineTrading.com exchange ratios:

                                                                               Equity Value
                                Control Premium         Equity Value             Per Share        Exchange Ratio
                               -----------------   ----------------------   ------------------   ---------------
   1999 Revenues ...........    25.0% - 40.0%      $110 - $206 million      $ 9.52 - $17.53       1.422 - 2.659
   2000 Revenues ...........    25.0% - 40.0%      $135 - $215 million      $11.52 - $18.32       1.747 - 2.778
   1999 Net Income .........    25.0% - 40.0%      $ 87 - $117 million      $ 7.45 - $10.01       1.130 - 1.518
   2000 Net Income .........    25.0% - 40.0%      $ 89 - $125 million      $ 7.62 - $10.67       1.156 - 1.618

     Precedent Transaction Analysis: Using publicly-available information, Robertson Stephens analyzed the consideration offered and the implied transaction value multiples paid or proposed to be paid in prior acquisition transactions in the financial services industry, including:

       o Arbitrade Holdings LLC/Knight Trimark Group (November 18, 1999)
       o R.J. Forbes Group/Ameritrade (August 9, 1999)
       o Newport Discount Brokerage/onlinetradinginc.com (July 26, 1999)
       o Archipelago LLC/J.P. Morgan (June 10, 1999)
       o Island ECN/Paul Allen (June 10, 1999)
       o Equitrade Partners LLC (NDB)/Spear, Leeds & Kellogg LP (May 10, 1999)
       o E*Trade Group, Inc./Softbank Corp. (July 10, 1998)
       o Quick & Reilly Group Inc./Fleet Financial Group Inc. (Sept. 17, 1997)
       o Dresdner-NY Inc./National Discount Brokers (May 2, 1997)
       o Citicorp Dealing Resources/Electronic Broker Service (July 8, 1996)
       o Waterhouse Investor Services/Toronto-Dominion Bank (April 10, 1996)

     In analyzing these "precedent transactions" Robertson Stephens compared, among other things, the total consideration in such transactions as a multiple of the preceding twelve months revenues, next twelve months estimated net income and book value. All multiples for the precedent transactions were based on public information available at the time of the announcement. Based on this information and other publicly-available information, the following table illustrates the implied OnlineTrading.com equity valuations, OnlineTrading.com equity valuations per share and exchange ratios derived from applying a range of multiples that Robertson Stephens derived from the precedent transactions:

                                                                             Equity Value
                                Multiple Range       Equity Valuation         Per Share        Exchange Ratio
                               ----------------   ---------------------   -----------------   ---------------
   1999 Revenues ...........     3.0x -  6.0x     $53 - $ 88 million      $4.49 - $ 7.50       0.681 - 1.138
   1999 Net Income .........    20.0x - 40.0x     $28 - $ 56 million      $2.38 - $ 4.77       0.361 - 0.723
   Book Value ..............     3.0x - 11.0x     $51 - $188 million      $4.37 - $16.03       0.663 - 2.431

     No company, business or transaction compared in the comparable companies analysis or precedent transaction analysis is identical to OnlineTrading.com. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, precedent transactions or the business segment, company or transactions to which they are being compared.

     Discounted Cash Flow Analysis. Robertson Stephens performed a discounted cash flow analysis of the after-tax free cash flows of OnlineTrading.com for fiscal years 2000 through 2005 using OnlineTrading.com forecasts. Robertson Stephens first discounted the projected, after-tax free cash flows through January 31, 2005 using discount rates ranging from 16.0% to 18.0%. OnlineTrading.com after-tax free cash flows were calculated as the after-tax operating earnings of OnlineTrading.com adjusted to add back non-cash expenses and deduct uses of cash not reflected in the income statement. Robertson Stephens then added to the present value of the cash flows the terminal value of OnlineTrading.com at January 31, 2005, discounted back at the same discount rate to represent a present value. The terminal value was computed by multiplying the projected revenues for OnlineTrading.com for fiscal year 2005 by terminal multiples ranging from 3.5x to 4.5x. The range of terminal multiples selected reflect Robertson Stephens' judgment as to an appropriate range of multiples at the end of the reference period. The following table summarizes the resulting implied range of OnlineTrading.com equity valuations, OnlineTrading.com equity values per share and OnlineTrading.com exchange ratios:

                              Equity Value
      Equity Value              Per Share        Exchange Ratio
------------------------   ------------------   ---------------
  $121 - $158 million      $10.35 - $13.49       1.570 - 2.045

     Pro Forma Analyses. Robertson Stephens analyzed certain pro forma effects resulting from the merger, including, among other things, the impact of the merger on the projected revenues per share and earnings per share of the combined company for fiscal years 2000 and 2001. The following table summarizes the results of such analysis:

   Fiscal Year 2000 estimated revenue per share accretion/(dilution) ......   (17.5)% - (24.4)%
   Fiscal Year 2001 estimated revenue per share accretion/(dilution) ......   (23.7)% - (30.0)%

   Fiscal Year 2000 estimated earnings per share accretion/(dilution) .....    63.2 % -  66.3 %
   Fiscal Year 2001 estimated earnings per share accretion/(dilution) .....   (19.5)% - (26.1)%

 The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Other Factors and Comparative Analyses. In rendering its opinion, Robertson Stephens considered other factors and conducted other comparative analyses, including, among other things, a review of:

      o the history of trading prices and volume for OnlineTrading.com common stock for the period from June 11, 1999 to January 18, 2000 and for Omega Research common stock for the period from January 15, 1999 to January 18, 2000; and

      o selected published analysts' reports on Omega Research, including analysts' estimates as to the earnings growth potential of Omega Research.

     While the foregoing summary describes analyses and factors that Robertson Stephens deemed material in its presentation to the Omega Research board, it is not a comprehensive description of all analyses and factors considered by Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Robertson Stephens opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Robertson Stephens are based on all analyses and factors taken as a whole and also on application of Robertson Stephens' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Robertson Stephens considered general economic, market and financial conditions and other matters, many of which are beyond the control of OnlineTrading.com and Omega Research. The analyses performed by Robertson Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of OnlineTrading.com common stock or Omega Research common stock may be traded at any future time.


     The engagement letter between Robertson Stephens and Omega Research provides that Robertson Stephens is entitled to receive for its services a fee of $500,000 upon the rendering of Robertson Stephens' opinion to Omega Research's Board of Directors, and a fee of $1,000,000 plus 1.25% of the aggregate transaction value in excess of $50 million, or an aggregate of approximately $1.0 million based on closing stock prices as of December 7, 2000, upon consummation of the merger, against which the opinion fee, to the extent paid, will be credited. Omega Research has also agreed to reimburse Robertson Stephens for its out-of-pocket expenses, including legal fees, and to indemnify and hold harmless Robertson Stephens and its affiliates and any director, employee or agent of Robertson Stephens or any of its affiliates, or any person controlling Robertson Stephens or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to Omega Research. The terms of the fee arrangement with Robertson Stephens, which Omega Research and Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between Omega Research and Robertson Stephens, and the Omega Research board was aware of such fee arrangements, including the fact that a significant portion of the fees payable to Robertson Stephens is contingent upon completion of the merger. In the past, Robertson Stephens has provided investment banking services to Omega Research for which it has been paid fees, including acting as lead manager for Omega Research's initial public offering. Robertson Stephens and its affiliates have not received any fees for services during the past two years. Robertson Stephens maintains a market in the shares of Omega Research common stock. In the ordinary course of its business, Robertson Stephens may trade in Omega Research's securities and OnlineTrading.com's securities for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in Omega Research's securities or OnlineTrading.com's securities.


     Robertson Stephens was retained based on Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Robertson Stephens' investment banking relationship and familiarity with Omega Research.

     Robertson Stephens is an internationally recognized investment banking firm. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

Projected Financial Information for OnlineTrading.com Considered by Omega Research's Board

     In its evaluation of the merger, the board of directors of Omega Research considered projected financial information for OnlineTrading.com. The information that the board of directors of Omega Research considered was based on information that had been prepared by the management of OnlineTrading.com in January 2000 and provided to Omega Research and Robertson Stephens as part of the discussions that ultimately led to the merger, as discounted by the management of Omega Research. This projected financial information was prepared in the context of the merger negotiations and has not been updated since such time. In addition, the projected financial information does not reflect revised prospects for the businesses of OnlineTrading.com, changes in general business and economic conditions, potential effects of the merger or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such information was prepared. The following table summarizes the material portions of this information.

                            Fiscal Year Ended January 31, 2001     Fiscal Year Ended January 31, 2002
                           ------------------------------------   -----------------------------------
   Revenues ............              $18.2 million                          $24.0 million
   Net income ..........              $ 1.8 million                          $ 3.4 million

     The information contained in this section was not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles and was not examined, reviewed or compiled by independent public accountants to OnlineTrading.com or Omega Research. The projected financial information is included in this joint proxy statement/prospectus only because such information was provided to Omega Research and Robertson Stephens and considered by the board of directors of Omega Research in its evaluation of the merger.

     The projected financial information was based upon a variety of estimates and assumptions. The estimates and assumptions underlying the projected financial information involved judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of OnlineTrading.com and Omega Research and will be beyond the control of TradeStation Group. In addition, the projected financial information does not reflect revised prospects for the businesses of OnlineTrading.com or Omega Research, changes in general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such information was prepared. In particular, the projected financial information does not take into account any changes that may result from the merger of OnlineTrading.com and Omega Research.

     For these reasons, the management of OnlineTrading.com and Omega Research do not believe that the projected financial information is still relevant or that the projected financial information will be realized. Actual results may vary materially from those shown. The projected financial information should not be regarded as an indication that OnlineTrading.com, Omega Research, their respective financial advisors or anyone who received this information considered or considers the projections a reliable predictor of future operating results and they should not be relied on as such. Shareholders of OnlineTrading.com and Omega Research should not rely upon the projected financial information in making any decision about investment in OnlineTrading.com, Omega Research or TradeStation Group or in deciding whether or not to approve the merger. None of OnlineTrading.com, Omega Research or TradeStation Group have updated or supplemented this information or intend to do so.

Opinion of Financial Advisor to OnlineTrading.com

     OnlineTrading.com retained Raymond James & Associates, Inc. in connection with its consideration of the merger because of Raymond James' qualifications, expertise and reputation.

     Opinion of Raymond James. At the January 19, 2000 meeting of the OnlineTrading.com board, Raymond James gave its oral and written opinion that, as of such date and based upon and subject to various qualifications and assumptions described with respect to its opinion, the exchange ratio was fair, from a financial point of view, to the holders of OnlineTrading.com common stock as of that date. Raymond James' opinion was rendered as of January 19, 2000 and has not been updated since that date. From that time until the date of this joint proxy statement/prospectus, the equity market capitalizations of many technology-oriented companies have fluctuated significantly. The Nasdaq Composite Index, which is indicative of the equity market capitalizations of technology-oriented companies, decreased approximately 33.7% from the closing prices on January 19 to December 7, 2000.

     Since January 18, 2000, the equity market capitalizations of Omega Research and OnlineTrading.com have also fluctuated significantly. The equity prices of both companies have each fallen by approximately the same percentage amount during the period from January 18 to December 7, 2000. The price of Omega Research stock decreased by approximately 73.0% during the period while the price of OnlineTrading.com stock decreased by approximately 75.5%. Since January 18, 2000, the equity market capitalizations of companies comparable to OnlineTrading.com have also fluctuated significantly. An equally weighted index of the share prices of the companies comparable to OnlineTrading.com that Raymond James considered in its fairness opinion decreased approximately 48.5% from January 18, 2000 to December 7, 2000.


     On November 17, 2000, OnlineTrading.com's board of directors met and considered, among other factors, Omega Research's financial restatements, the changes, and the relative changes, in the share prices of Omega Research and OnlineTrading.com, and the changes to equity market capitalizations of companies comparable to OnlineTrading.com. At such meeting, the board of directors of OnlineTrading.com voted to affirm its prior recommendation that its shareholders vote for the merger.

     As the U.S. financial markets have been volatile since January 19, 2000, we encourage you to read the opinion carefully and to consider it in the context of current market conditions.

     The full text of the written opinion of Raymond James, dated January 19, 2000, which sets forth assumptions made, matters considered and limits on the scope of review undertaken, is attached as Appendix I to this joint proxy statement/prospectus. OnlineTrading.com shareholders are urged to carefully read this opinion in its entirety. Raymond James' opinion, which is addressed to the OnlineTrading.com board, is directed only to the fairness of the exchange ratio to OnlineTrading.com shareholders from a financial point of view and does not constitute a recommendation to any OnlineTrading.com shareholder as to how such shareholder should vote at the OnlineTrading.com special meeting and does not address any other aspect of the proposed merger or any related transaction. Raymond James consents to the summarization of its opinion in, and attachment of its opinion to, this joint proxy statement/prospectus. The summary of the opinion of Raymond James set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

     In connection with rendering its opinion, Raymond James, has among other things: reviewed the registration statement on Form SB-2/A filed June 10, 1999, the quarterly reports to stockholders on Forms 10-Q filed September 10, 1999 and December 15, 1999, and other publicly-available financial information of OnlineTrading.com; reviewed non-public information prepared by the management of OnlineTrading.com, including financial statements, financial projections based on the business plan of OnlineTrading.com, and other financial and operating data concerning OnlineTrading.com; reviewed the annual report to stockholders on Form 10-K405 filed March 30, 1999, Form 8-K/A filed January 7, 2000, the quarterly reports to stockholders on Forms 10-Q filed August 6, 1999 and November 12, 1999, and other publicly-available financial information of Omega Research; reviewed non-public information prepared by the management of Omega Research, including financial statements based on the business plan of Omega Research, financial projections, and other financial and operating data concerning Omega Research; reviewed pro forma financial information and cost savings and operating synergies projections prepared by management of Omega Research and OnlineTrading.com; discussed the past and current operations and financial condition and the prospects of Omega Research and OnlineTrading.com with senior executives of Omega Research and OnlineTrading.com, respectively; reviewed publicly-available financial and stock market data with respect to other companies in lines of business Raymond James believes to be generally comparable to those of Omega Research and OnlineTrading.com; reviewed the historical market prices of OnlineTrading.com common stock; compared the financial terms of the merger with the financial terms of other transactions which Raymond James believes to be generally comparable to the merger; reviewed a draft of the merger agreement; and conducted other financial analyses, studies, and investigations, and considered other information as Raymond James deemed necessary or appropriate.

     Presentation by Raymond James. The following summarizes the material financial analyses presented by Raymond James to the OnlineTrading.com board of directors at its meeting on January 19, 2000, which were considered by Raymond James in rendering the opinion described below. The summary set forth below does not purport to be a complete description of either the analyses underlying Raymond James' opinion or the presentation made by Raymond James to the OnlineTrading.com board, but it does summarize all of the material analyses performed and presented by Raymond James.

     Raymond James calculated and compared financial multiples, ratios, and public market multiples for OnlineTrading.com and Omega Research based on the closing price per share of their respective principal trading markets of $11.125 and $6.625, respectively, and for each of the selected companies based on the most recent publicly available information as of January 14, 2000.

     Comparable Companies Analysis. Raymond James presented to the OnlineTrading.com board a summary financial analysis of eight public online brokerage companies, including Ameritrade Holding Corporation, E*Trade Group, Inc., Charles Schwab Corp., Siebert Financial Corporation, TD Waterhouse Group, Web Street, Inc., DLJ Direct, and A.B. Watley Group. The financial statistics were calculated for the comparable companies by reviewing publicly-reported financial information. Projected financial statistics for comparable companies were derived from the projections of various research analysts in publicly-filed research reports. Raymond James calculated the following financial ratio ranges for the selected online brokerage companies:

                                                                 Ratio Range for         Ratio from
                                                                   Comparable              Implied
                                                                    Companies             Value for
Financial Ratio                                                     Analysis          OnlineTrading.com
-----------------------------------------------------------   --------------------   ------------------
   Enterprise value to trailing twelve-month net revenue          3.9 to 13.3              11.1
   Equity value to trailing twelve-month earnings before
    advertising and taxes .................................      22.2 to 497.9             65.4
   Equity value to common book value ......................       3.1 to 16.7               7.6
   Equity value to calendar year 1999 net revenue .........       6.1 to 10.1              10.7
   Equity value to calendar year 2000 projected
    net revenue ...........................................       4.5 to 7.7                6.5
   Equity value to trailing twelve-month earnings
    per share .............................................      39.8 to 308.9             83.3
   Equity value to calendar year 1999 earnings per share         52.7 to 450.0             79.5
   Equity value to calendar year 2000 projected earnings
    per share  ............................................      36.8 to 270.0             55.6
   Equity value to trades per day .........................    33,125 to 290,609          148,371
   Equity value to accounts ...............................     3,372 to 24,645            14,151
   Equity value to assets under management ................      0.10 to 0.47               0.17

     Precedent Transaction Analysis. Raymond James presented to the OnlineTrading.com board a summary of a precedent transaction analysis, which calculated financial ratios for six selected precedent company combination transactions announced since 1996. The precedent transactions consisted of:

     o Wells Fargo & Co. combining with Ragen MacKenzie Group, Inc.

     o H&R Block, Inc. combining with Olde Financial Corp.

     o Wachovia Corp. combining with Interstate/Johnson Lane Inc.

     o BB&T Corp. combining with Scott & Stringfellow Financial

     o BankAtlantic Bancorp combining with Ryan Beck & Co.

     o Toronto Dominion Bank combining with Waterhouse Investor Service.

     Raymond James examined the following financial ratios for these six selected precedent company combinations: target company enterprise value to target company revenue; target company enterprise value to target company earnings before interest, taxes, depreciation, and amortization; target company enterprise value to target company operating income; target company equity value to target company pretax income; target company equity value to target company net income; target company equity value to target company book value; and target company equity value to target company common equity. The financial ratios were calculated using financial statistics for the twelve months prior to the consummation of the precedent company combinations. Raymond James calculated the following financial ratio ranges for the selected precedent company combinations:

                                                        Ratio Range for        Ratio from
                                                           Comparable            Implied
                                                           Companies            Value for
Financial Ratio                                             Analysis        OnlineTrading.com
----------------------------------------------------   -----------------   ------------------
   Target company enterprise value to target
    company revenue ................................      1.0 to 3.3             10.9
   Target company enterprise value to target company
    earnings before interest, taxes, depreciation,
    and amortization ...............................      1.7 to 9.5             54.9
   Target company enterprise value to target company
    operating income ...............................      1.7 to 11.0            55.7
   Target company equity value to target company
    pretax income ..................................      5.9 to 14.0            64.6
   Target company equity value to target company
    net income .....................................      9.2 to 22.0           103.0
   Target company equity value to target company
    book value .....................................      2.0 to 5.9              7.5
   Target company equity value to target company
    common equity ..................................      2.0 to 6.3              7.5

     While many of the companies listed in the Comparable Companies Analysis and Precedent Transaction Analysis may have greater assets, higher name recognition or operations that are more stable than those of OnlineTrading.com, Raymond James selected these companies because many aspects of these companies' businesses, including components of their business models, competitive environments and operations, are closely comparable to those of OnlineTrading.com. No company, business or transaction compared in the Comparable Companies Analysis or Precedent Transaction Analysis is identical to OnlineTrading.com. Accordingly, the results of the analysis involve complex considerations and judgments concerning differences between the characteristics of the companies being compared and those of OnlineTrading.com.

     OnlineTrading.com Discounted Cash Flow Analysis. Raymond James presented to the OnlineTrading.com board the results of a discounted cash flow analysis for fiscal years 2000 to 2002 to estimate the present value of the stand-alone unleveraged free cash flows that OnlineTrading.com is expected to generate if OnlineTrading.com performs in accordance with certain internal management forecasts. For purposes of this analysis, unleveraged free cash flows were defined as unleveraged net income plus depreciation plus amortization less capital expenditures less investment in working capital. Raymond James performed its analysis based on financial forecasts and assumptions provided to it by OnlineTrading.com.

     Raymond James used the year 2002 as the terminal year for the analysis and calculated terminal values for OnlineTrading.com by applying a range of multiples of revenue to the projected fiscal year 2002 revenue for OnlineTrading.com. These multiples ranged from 4.0 to 6.0. The unleveraged projected free cash flows and terminal values were then discounted using a range of discount rates from 12.50% to 17.50%. Based on this analysis, the implied equity values for OnlineTrading.com ranged as set forth in the table below. This range of equity values compares to the implied equity value for OnlineTrading.com of $130.6 million under the merger.

                                                              Equity Value (in million
                                                                        $'s)
                                                              Assuming Terminal Value
                                                                Revenue Multiple of:
                                                             --------------------------
Equity Value (in million $'s) Assuming Discount Rate of:       4.00      5.00     6.00
----------------------------------------------------------   -------   -------   ------
   12.50% ................................................    100.8     121.1    141.3
   15.00% ................................................     83.7      99.7    115.7
   17.50% ................................................     70.2      82.8     95.4

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James' view of the actual value of OnlineTrading.com or a combination of Omega Research and OnlineTrading.com.

     In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Omega Research or OnlineTrading.com. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Raymond James' analysis of the fairness of the exchange ratio to OnlineTrading.com shareholders from a financial point of view and were provided to the OnlineTrading.com board. The analyses do not purport to be appraisals or to reflect the prices at which a company might be sold. In addition, as described above, the opinion of Raymond James was one of many factors taken into consideration by the OnlineTrading.com board in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of the OnlineTrading.com board's or OnlineTrading.com management's opinion with respect to the value of OnlineTrading.com or a combination of Omega Research and OnlineTrading.com, or of whether the OnlineTrading.com board or OnlineTrading.com management would have been willing to agree to different amounts or forms of consideration. OnlineTrading.com placed no limits of the scope of the analysis performed, or opinion expressed, by Raymond James.

     Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the past, Raymond James has performed certain investment banking services for Omega Research and has received customary fees for such services. Raymond James has acted as financial advisor to the OnlineTrading.com board in connection with the merger and will receive a fee upon the consummation thereof, which fee is contingent upon the completion of the merger. In the ordinary course of business, Raymond James may trade in the securities of Omega Research and OnlineTrading.com for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     OnlineTrading.com and Raymond James have entered into a letter agreement, dated December 16, 1999, relating to the services to be provided by Raymond James in connection with the merger. Under this letter agreement, Raymond James will receive a transaction fee of $525,000 plus 1.5% of total consideration above $115 million, which is contingent upon the consummation of the merger. The transaction fee would have been $525,000, based upon the closing stock prices of December 7, 2000. OnlineTrading.com has agreed to reimburse Raymond James for certain of its out-of-pocket expenses, including legal fees, up to $25,000. OnlineTrading.com also agreed to pay Raymond James a retainer fee of $25,000 upon signing of the letter agreement, dated December 16, 1999. The retainer fee will be credited against the transaction fee when paid upon the consummation of the merger. In addition, Raymond James is entitled to receive for its services a fee of $350,000 upon the rendering of Raymond James' opinion to OnlineTrading.com's board of directors. The opinion fee will be credited against the transaction fee when paid upon the consummation of the merger. OnlineTrading.com has also agreed to indemnify and hold harmless Raymond James and each of its directors, officers, agents, employees and controlling persons for any and all losses, suits, actions, judgments, penalties, fines, costs, damages, liabilities or claims of any kind or nature relating to or arising out of services provided by Raymond James as financial advisor to OnlineTrading.com. The terms of the fee arrangement with Raymond James, which OnlineTrading.com and Raymond James believe are customary in transactions of this nature, were negotiated at arm's length between OnlineTrading.com and Raymond James, and the OnlineTrading.com board was aware of such fee arrangements, including the fact that a significant portion of the fees payable to Raymond James is contingent upon the completion of the merger.


     The financial projections and estimates of cost savings and operating synergies of management constitute forward-looking statements and are subject to risks and uncertainties. They were based on assumptions concerning various factors, including economic conditions, technological developments and anticipated changes in business conditions, all of which are difficult or impossible to predict and many of which are beyond the control of OnlineTrading.com, Omega Research or the combined company. Consequently, there can be no assurances that OnlineTrading.com, Omega Research or the combined company will achieve such results.

     In connection with its review, Raymond James has not assumed any responsibility for independent verification of any of the information reviewed by Raymond James for the purpose of the opinion and has relied on its being complete and accurate in all material respects. In addition, Raymond James has not made or received any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Omega Research and OnlineTrading.com, nor has Raymond James been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, projections, pro forma effects, calculations of synergies and other information referred to above, Raymond James has assumed, at the direction of Omega Research and OnlineTrading.com, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Omega Research and OnlineTrading.com, and Raymond James has relied upon each party to advise Raymond James promptly if any such information previously provided to or discussed with Raymond James became inaccurate or was required to be updated during the period of the review. In addition, Raymond James has assumed, with the consent of Omega Research and OnlineTrading.com, that the merger will be consummated substantially in accordance with the terms of the draft merger agreement reviewed by Raymond James, that the merger will be accounted for as a pooling-of-interests under generally accepted accounting principles, and that the merger will be considered a tax-free reorganization for tax purposes.

     Raymond James' opinion was based on economic, market, and other conditions as in effect on, and the information available to it as of, the date of its opinion. Raymond James' opinion does not address the underlying business decision to effect the merger, the structure or tax consequences of the merger or the availability or advisability of any alternatives to the merger. Raymond James did not express any opinion as to the range of prices at which the combined company common stock might trade subsequent to the merger.

Projected Financial Information Considered by OnlineTrading.com's Board

     Raymond James' presentation to the OnlineTrading.com board of directors included the results of a discounted cash flow analysis based on projected financial information for OnlineTrading.com that was prepared by the management of OnlineTrading.com. Raymond James' presentation also included projected financial information for Omega Research that was prepared by the management of Omega Research. The projections prepared by the management of OnlineTrading.com and Omega Research were provided to Raymond James by OnlineTrading.com and Omega Research, respectively, and were part of the discussions that ultimately led to the merger. This projected financial information was prepared in the context of the merger negotiations and has not been updated since such time. In addition, the projected financial information does not reflect the restatement of certain financial statements of Omega Research as previously discussed herein, revised prospects for the businesses of OnlineTrading.com or Omega Research, changes in general business and economic conditions, potential effects of the merger or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such information was prepared. The following tables summarize the material portions of this information.

    OnlineTrading.com (FYE 1/31)

                                          2001                  2002
                                    ----------------     -----------------
      Revenues ...................    $19.8 million       $ 25.6 million
      Net income .................    $ 2.4 million       $  3.9 million

    Omega Research (FYE 12/31)

                                            2000                 2001
                                     ------------------   -----------------
      Revenues ...................     $ 56.3 million     $116.8 million
      Net (loss) income ..........     $ (4.3 million)    $ 12.1 million

     The projections and the information contained in this section were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the established guidelines of the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles and were not examined, reviewed or compiled by independent public accountants to OnlineTrading.com or Omega Research. The projected financial information is included in this joint proxy statement/prospectus only because such information was provided to OnlineTrading.com and/or Raymond James.

     The projected financial information was based upon a variety of estimates and assumptions. The estimates and assumptions underlying the projected financial information involved judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of OnlineTrading.com and Omega Research and will be beyond the control of TradeStation Group. In addition, the projected financial information does not reflect the restatement of certain financial statements of Omega Research as previously discussed herein, revised prospects for the businesses of OnlineTrading.com or Omega Research, changes in general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such information was prepared. In particular, the projected financial information does not take into account any changes that may result from the merger of OnlineTrading.com and Omega Research.

     For these reasons, the management of OnlineTrading.com and Omega Research do not believe that the projected financial information is still relevant or that the projected financial information will be realized. Actual results may vary materially from those shown. The projected financial information should not be regarded as an indication that OnlineTrading.com, Omega Research or their respective financial advisors or anyone who received this information considered or considers the projections a reliable predictor of future operating results and they should not be relied on as such. Shareholders of OnlineTrading.com and Omega Research should not rely upon the projected financial information in making any decision about investment in OnlineTrading.com, Omega Research or TradeStation Group or in deciding whether or not to approve the merger. None of OnlineTrading.com, Omega Research or TradeStation Group have updated or supplemented this information or intend to do so.

Interests of Certain Directors, Officers and Affiliates in the Merger

     In considering the recommendation of OnlineTrading.com's board of directors, you should be aware that certain directors and officers of OnlineTrading.com have interests in the merger that are in addition to those held by OnlineTrading.com shareholders generally.

     Andrew A. Allen, Chairman of the Board and Chief Executive Officer of OnlineTrading.com, is entitled under his existing employment agreement with OnlineTrading.com to a severance payment of approximately $600,000 if he elects to terminate his employment following the change in control produced by the merger. Due to a personal tragedy, Mr. Allen has indicated that those rights will be triggered. As a result, OnlineTrading.com modified its existing employment agreement with Mr. Allen, effective as of the effective time of the merger, to provide for, among other things, a severance payment to him aggregating $600,000 as follows: $200,000 at the effective time of the merger and $200,000 on each of the first and second anniversaries of such effective time. This severance payment is approximately the same as the one to which Mr. Allen would have been entitled had his employment terminated after the merger under the terms of his existing employment agreement with OnlineTrading.com not been so modified, except that under his existing agreement Mr. Allen would have received the entire severance payment in one lump sum. The Allen severance agreement is attached as Appendix G and you are urged to read it.


     In addition, in connection with the entering into of the merger agreement, OnlineTrading.com entered into new employment agreements with Farshid Tafazzoli, its Chief Information Officer and a director, E. Steven zum Tobel, its President, acting Chief Financial Officer and a director, and Derek J. Hernquist, Vice President of Operations, Secretary and a director. These employment agreements provide the terms of such executive officers' employment with OnlineTrading.com after the effective time of the merger, including, without limitation, position, annual base salary, bonus and other benefits. For more information relating to the new employment agreements with certain of OnlineTrading.com's executive officers, please see the sections called "Employment Agreements" under the caption "THE MERGER AGREEMENT AND RELATED AGREEMENTS" commencing on page 79 of this joint proxy statement/prospectus.


     The merger agreement provides that TradeStation Group will not modify, and will cause each of Omega Research and OnlineTrading.com not to modify, any rights to indemnification or exculpation from liabilities for acts or omissions occurring at or prior to the effective time now existing in favor of the officers and directors of Omega Research and OnlineTrading.com and that TradeStation Group will use commercially reasonable efforts to provide directors and officers liability insurance to cover any such liability for the next two years. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Director and Officer Indemnification and Insurance" below.

Regulatory Approvals

     As a broker-dealer registered with the SEC pursuant to Section 15(a) of the Securities Exchange Act of 1934 and as a member of the NASD, OnlineTrading.com was required to file, and filed, a written notice of the proposed change in its beneficial equity ownership and an application for continuance in membership with the NASD. Such notice and application was delivered to NASD Regulation, Inc. on February 15, 2000. On March 31, 2000, NASD Regulation, Inc. accepted the application and approved OnlineTrading.com's right, after the merger, to continue to engage in its broker-dealer business, as set forth in its new membership agreement. OnlineTrading.com will also file any appropriate notices with applicable state securities regulators and other self-regulatory organizations of which it is a member.

     Neither Omega Research nor OnlineTrading.com is aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with applicable corporate law of the State of Florida.

Regulatory Matters Following the Merger

     If and when the merger is completed, OnlineTrading.com, which will then be a wholly-owned subsidiary of TradeStation Group, will continue to be subject to extensive securities industry regulation under both federal and state laws. Broker-dealers are subject to regulations covering all aspects of the securities business, including: sales methods; trade practices among broker-dealers; use and safe-keeping of customers' funds and securities; arrangements with clearing houses; capital structure; record keeping; conduct of directors, officers and employees; and supervision. To the extent OnlineTrading.com solicits orders from customers or makes investment recommendations, it is subject to additional rules and regulations governing, among other things, sales practices and the suitability of recommendations to its customers. Neither TradeStation Group, nor Omega Research, is expected to be a broker or dealer.

     OnlineTrading.com's mode of operation and profitability may be directly affected by: additional legislation; changes in rules promulgated by the SEC, the NASD, the Board of Governors of the Federal Reserve System, the various stock exchanges and other self-regulatory organizations; and changes in the interpretation or enforcement of existing rules and laws.

     The SEC, the NASD or other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders, enjoin or suspend or expel a broker-dealer or any of its officers or employees.

     Marketing campaigns by OnlineTrading.com to bring brand name recognition to it and to promote the benefit of its services, such as access to real-time trading strategy tools and market information, and its high-speed electronic order execution, are regulated by the NASD, and all marketing materials must be reviewed by an appropriately-licensed OnlineTrading.com principal prior to release, and must conform to standards articulated by the SEC and NASD. The NASD may request that revisions be made to marketing materials, and can impose certain penalties for violations of its advertising regulations, including censures or fines, suspension of all advertising, the issuance of cease-and-desist orders, and the suspension or expulsion of a broker-dealer or any of its officers or employees.

     The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers. Net capital is the net worth of a broker or dealer, the value of its assets minus its liabilities, less deductions for certain types of assets as well as other charges. If a firm fails to maintain the required net capital it may be subject to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD, and it could ultimately lead to the firm's liquidation.

     It is possible that other federal or state agencies will attempt to regulate OnlineTrading.com and Omega Research's current and planned online and other electronic activities with rules that may include compliance requirements relating to record keeping, data processing, other operation methods, privacy, and pricing, content and quality of goods and services as the market for online commerce evolves. Because of the growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market. As a result, federal or state authorities could enact additional laws, rules or regulations, with respect to online brokerage services, and new ones with respect to the online services both companies provide and plan to provide. Such laws, rules and regulations, if and when enacted, could have a material adverse effect on both companies and TradeStation Group's business, financial condition, results of operations and prospects.

Federal Income Tax Considerations

     The following discussion describes the material federal income tax considerations relevant to the exchange of shares of Omega Research common stock and OnlineTrading.com common stock for shares of TradeStation Group common stock pursuant to the merger that are generally applicable to holders of Omega Research and OnlineTrading.com common stock. This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Omega Research and OnlineTrading.com shareholders described herein.

     Both Omega Research and OnlineTrading.com shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Omega Research or OnlineTrading.com shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who are foreign persons, who do not hold their respective Omega Research or OnlineTrading.com common stock as capital assets, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of:

   o the merger under foreign, state or local tax laws;

   o transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not any such transactions are undertaken in connection with the merger, including without limitation any transaction in which shares of Omega Research or OnlineTrading.com common stock are acquired or shares of TradeStation Group common stock are disposed of; or

   o the assumption by TradeStation Group of Omega Research or OnlineTrading.com options or warrants or the tax consequences of any receipt of rights to acquire TradeStation Group common stock.

Accordingly, Omega Research and OnlineTrading.com shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicable federal, state, local and foreign tax consequences.


     In the opinion of both Bilzin Sumberg Dunn Baena Price & Axelrod LLP, counsel to Omega Research and TradeStation Group, and Broad and Cassel, counsel to OnlineTrading.com, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and will generally result in the following material federal income tax consequences to Omega Research and OnlineTrading.com shareholders:


   o No gain or loss will be recognized solely upon receipt of TradeStation Group common stock in exchange for Omega Research or OnlineTrading.com common stock in the merger, except to the extent of cash received in lieu of a fractional share of TradeStation Group common stock or to the extent cash is received upon the exercise of dissenters' rights.

   o The aggregate tax basis of TradeStation Group common stock received in the merger, reduced by any tax basis attributable to fractional shares deemed to be disposed of, will be the same as the aggregate tax basis of the Omega Research or OnlineTrading.com common stock surrendered in exchange therefor.

   o The holding period of TradeStation Group common stock received in the merger will include the period for which the Omega Research or OnlineTrading.com common stock surrendered in exchange therefor was considered to be held, provided that the Omega Research or OnlineTrading.com common stock so surrendered is held as a capital asset at the time of the merger.

   o Cash payments received in lieu of a fractional share will be treated as if such fractional share of TradeStation Group common stock had been issued in the merger and then redeemed by TradeStation Group. A shareholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference, if any, between the amount of cash received and the basis in such fractional share.

     A holder of OnlineTrading.com common stock who exercises dissenters' rights with respect to a share of OnlineTrading.com common stock and receives a cash payment for such share generally should recognize capital gain or loss, if such share was held as a capital asset at the effective time of the merger, measured by the difference between the amount of cash received and the shareholder's basis in such share provided that such payment is not essentially equivalent to a dividend within the meaning of Section 302 of the Internal Revenue Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Internal Revenue Code after giving effect to the constructive ownership rules of the Internal Revenue Code. A sale of shares under an exercise of dissenters' rights generally will not be so treated if, as a result of such exercise, the shareholder exercising dissenters' rights owns no shares of capital stock of TradeStation Group, either actually or constructively within the meaning of Section 318 of the Internal Revenue Code, immediately after the merger.


     The parties have not and will not request a ruling from the Internal Revenue Service as to the tax consequences of the merger. The consummation of the merger is conditioned on the receipt by Omega Research of an opinion from Bilzin Sumberg Dunn Baena Price & Axelrod LLP and the receipt by OnlineTrading.com of an opinion from Broad and Cassel to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Omega Research and OnlineTrading.com shareholders should be aware that the tax opinions do not bind the Internal Revenue Service and the Internal Revenue Service is therefore not precluded from successfully asserting a contrary opinion. The tax opinions will be subject to certain assumptions and qualifications, including but not limited to the truth and accuracy of certain representations made by Omega Research and OnlineTrading.com.


     A successful Internal Revenue Service challenge to the reorganization status of the merger would result in Omega Research and OnlineTrading.com shareholders recognizing taxable gain or loss with respect to each share of common stock of TradeStation Group surrendered equal to the difference between the fair market value, as of the effective time of the merger, of TradeStation Group stock received in exchange therefor, and the shareholder's basis in such share. In such event, a shareholder's aggregate basis in TradeStation Group common stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the merger.

Accounting Treatment

     We intend to account for the merger as a pooling-of-interests, which means that TradeStation Group, after the merger is consummated, will be treated as if Omega Research and OnlineTrading.com had previously been combined for accounting and financial reporting purposes. It is a condition to completion of the merger that Omega Research be advised by Arthur Andersen LLP, Omega Research's and OnlineTrading.com's independent auditors, that, based on material representations by Omega Research and OnlineTrading.com, the transactions contemplated by the merger agreement can properly be accounted for as a pooling-of-interests business combination, although this condition may be waived by Omega Research. Under the pooling-of-interests method of accounting, each of the parties' historical recorded assets and liabilities will be carried forward to the combined company at their recorded amounts. In addition, the operating results of the combined company will include both parties' operating results for the entire fiscal year in which the merger is completed and the parties' historical reported operating results for prior periods will be combined and restated as the operating results of the combined company.

Dissenters' or Appraisal Rights

     If you are an Omega Research shareholder, you are not entitled to exercise dissenters', appraisal or equivalent or similar rights as a result of the merger or to demand cash payment for your shares under Florida law.

     If you are an OnlineTrading.com shareholder, you are entitled to dissenters' rights as a result of the merger and, accordingly, to demand cash payment in lieu of TradeStation Group common stock for your shares of OnlineTrading.com common stock under Florida law.

     The following summary of dissenters' rights under Florida law is qualified in its entirety by reference to chapter 607, Florida Statutes.

     To the extent you are an OnlineTrading.com shareholder, failure to strictly follow the procedures set forth herein may result in the loss, termination or waiver of dissenters' rights. An OnlineTrading.com shareholder who fails to sign and return a proxy card disapproving and withholding authorization for the merger or to attend the OnlineTrading.com special meeting and vote his or her shares against the merger will not have a right to exercise dissenters' rights. An OnlineTrading.com shareholder who desires to exercise his or her dissenters' rights must also submit a written demand for payment to OnlineTrading.com before the date of the OnlineTrading.com special meeting.

     Section 607.1320 of Florida Statutes provides the following procedure for exercise of dissenters' rights:

      o The notice of meeting shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320.

      o A shareholder who wishes to assert dissenters' rights shall:

      o deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is taken (a proxy or vote against the proposed action does not constitute notice of intent to demand payment), and

      o not vote his shares in favor of the proposed action.

   o Within 10 days after the shareholders meeting the corporation shall give written notice of the authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who did not vote for, or consent in writing to, the proposed action.

   o Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

   o Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment and shall not be entitled to vote or to exercise any other rights of a shareholder.

   o A shareholder may withdraw his notice of election to dissent in writing at any time before the corporation offers to pay for his shares. After an offer is made, a shareholder may not withdraw his notice of election to dissent unless the corporation dissents.

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

   o Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after the corporate action is taken, whichever is later, the corporation shall make a written offer to each dissenting shareholder who has made a demand to pay an amount the corporation estimates to be the fair value for the dissenting shareholder's shares. The offer shall be accompanied by:

      o a balance sheet of the corporation as of the latest available date and not more than 12 months prior to the making of the offer; and

      o a profit and loss statement of the corporation for the 12-month period ended on the date of the balance sheet.

   o If a shareholder accepts an offer within 30 days after it is made, the corporation shall pay for his shares within 90 days after the making of the offer or the consummation of the proposed action, whichever is later. Upon payment, the dissenting shareholder shall cease to have any interest in his shares.

   o If the corporation fails to make an offer within the specified time or if the dissenting shareholder fails to accept an offer within 30 days after it is made, the corporation may file an action in any court of competent jurisdiction in the county where the registered office of the corporation is located requesting that the fair value of the shares and the entitlement to payment of the dissenting shareholder be determined. If the corporation fails to institute such a proceeding, any dissenting shareholder may do so in the name of the corporation.

In accordance with the foregoing requirement of Florida law to provide shareholders with a copy of ss.ss.607.1301, 607.1302 and 607.1320, the exact text of the relevant sections is set forth below:

607.1301 Dissenters' rights; definitions. The following definitions apply to ss.ss.607.1302 and 607.1320:

(1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302 Right of shareholders to dissent.

(1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

      (a) Consummation of a plan of merger to which the corporation is a party:

         1. If the shareholder is entitled to vote on the merger, or

         2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

     (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

     (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

     (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

     (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

         1. Altering or abolishing any preemptive rights attached to any of his or her shares;

         2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

         3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

         4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

         5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

         6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

         7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

     (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

(2) A shareholder dissenting from any amendment specified in paragraph 1(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

(3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

(4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

(5) A shareholder entitled to dissent and obtain payment for his or her shares may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320 Procedure for exercise of dissenters' rights.

(1)  (a) If a proposed corporate action creating dissenters' rights under
         s. 607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

     1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

     2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

     (b) If proposed corporate action creating dissenters' rights under s.
         607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and
         607.1320 to each shareholder simultaneously with any request for the shareholders' written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

(2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

(3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

(4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

    (a) Such demand is withdrawn as provided in this section;

    (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

    (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

    (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

(5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

    (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

    (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

(6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

(7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

(8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

(9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

(10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as provided but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholder would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

Listing of TradeStation Group Common Stock

     It is a condition to the closing of the merger that TradeStation Group common stock will have been listed for trading on The Nasdaq National Market, subject to official notice of issuance, and, in connection therewith, that an application will have been filed for the shares of TradeStation Group common stock to be issued in the merger and the shares of TradeStation Group common stock to be reserved for issuance in connection with the assumption of outstanding Omega Research and OnlineTrading.com stock options and warrants.

Restrictions on Sale of Shares By Affiliates of Omega Research and OnlineTrading.com

     The shares of TradeStation Group common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act of 1933, except for shares of TradeStation Group common stock issued to any person who is deemed to be an affiliate of either Omega Research or OnlineTrading.com at the time of the special meetings. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with either company and may include some of its officers and all of its directors, as well as its principal shareholders. Affiliates may not sell their shares of TradeStation Group common stock acquired in connection with the merger except pursuant to:

     o an effective registration statement under the Securities Act of 1933 covering the resale of those shares;

     o an exemption under paragraph (d) of Rule 145 under the Securities Act of 1933; or

     o another applicable exemption under the Securities Act of 1933.

     TradeStation Group's registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of TradeStation Group common stock to be received by affiliates in the merger.

Operations Following the Merger

     Following the merger, Omega Research and OnlineTrading.com will continue their respective operations as separate wholly-owned subsidiaries of TradeStation Group, which will be the publicly-traded company, its shares of common stock to be listed on The Nasdaq National Market, while Omega Research's and OnlineTrading.com's common stock will no longer be traded. Shareholders of Omega Research and OnlineTrading.com will become shareholders of TradeStation Group, and their rights as shareholders will be governed by TradeStation Group's articles of incorporation and bylaws and the laws of the State of Florida. Pursuant to the merger agreement, upon consummation of the merger, the name of Omega Research will be changed to TradeStation Technologies, Inc. and the name of OnlineTrading.com will be changed to TradeStation Securities, Inc.

     For a discussion of the executive officers and directors of TradeStation Group, Omega Research and OnlineTrading.com after the merger, see "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Directors and Executive Officers After the Merger."

                  THE MERGER AGREEMENT AND RELATED AGREEMENTS

     The following is a brief summary of the material provisions of the merger agreement (attached as Appendix A), the Omega Research shareholder agreement (the form of which is attached as Appendix B), the OnlineTrading.com shareholder agreement (the form of which is attached as Appendix C), the Omega Research stock option agreement (attached as Appendix D), the OnlineTrading.com stock option agreement (attached as Appendix E) and the voting trust agreement (attached as Appendix F), all of which appendices are incorporated in this joint proxy statement/prospectus by reference. We urge you to read the merger agreement and those other agreements in their entireties for a more complete description of the merger and the related matters covered by those agreements. If there is any discrepancy between the terms of the merger agreement or any of those other agreements and the following summary, the merger agreement or such other agreements, as applicable, will control.

The Merger

     Following the approval and adoption of the merger agreement and the merger by the shareholders of each of Omega Research and OnlineTrading.com and the satisfaction or waiver of the other conditions to the merger, including the receipt of all required regulatory approvals, waivers and consents, Omega Research will merge with Omega Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of TradeStation Group, with Omega Research continuing as the surviving corporation and as a wholly-owned subsidiary of TradeStation Group. OnlineTrading.com will merge with Onlinetrading Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of TradeStation Group, with OnlineTrading.com continuing as the surviving corporation and as a wholly-owned subsidiary of TradeStation Group.

Effective Time

     As soon as practicable on or after the closing of the merger, the parties will cause the merger to become effective by filing Articles of Merger with the Florida Secretary of State. We are working towards completing the merger as soon as possible. We expect to complete the merger in December 2000. However, the merger is subject to various closing conditions including the approval for listing of TradeStation Group common stock on The Nasdaq National Market. No assurances can be given that we will obtain that approval or that all conditions will be met and/or waived. After December 31, 2000, either Omega Research or OnlineTrading.com may terminate the merger agreement.

Directors and Officers After the Merger

     At the effective time of the merger, Salomon Sredni, the President and Chief Operating Officer and a director of Omega Research, Marc J. Stone, Vice President of Corporate Development, General Counsel and Secretary and a director of Omega Research, and E. Steven zum Tobel, the President and Treasurer and a director of OnlineTrading.com, will be the directors of Omega Research and the then current officers of Omega Research will initially remain the officers of Omega Research.

     At the effective time of the merger, Messrs. Sredni, Stone and zum Tobel, Ralph L. Cruz, the Co-Chairman of the Board and Co-Chief Executive Officer of Omega Research, and Farshid Tafazzoli, the Chief Information Officer and a director of OnlineTrading.com, will be the directors of OnlineTrading.com and the then current officers of OnlineTrading.com, except for Andrew A. Allen, who has resigned effective as of the closing of the merger for personal family reasons, will initially remain the officers of OnlineTrading.com.

     At the effective time of the merger, the board of directors of TradeStation Group will be comprised of eight directors. The directors of TradeStation Group from and after the effective time will initially be designated as follows: Omega Research shall designate five directors, including two Co-Chairmen of the Board and two who will be independent directors, and OnlineTrading.com will designate three directors, one of whom will be an independent director. Accordingly, the initial board of directors of TradeStation Group will be comprised of William R. Cruz, Ralph L. Cruz and Salomon Sredni, executive officers of Omega Research, and Brian D. Smith and Stephen C. Richards, independent directors of Omega Research, E. Steven zum Tobel and Fashid Tafazzoli, executive officers of OnlineTrading.com, and Lothar Mayer, who was an independent director of OnlineTrading.com until October 4, 2000.

     An "independent director" means an individual who meets both the definition of a "non-employee director" set forth in Rule 16b-3 of the Securities Exchange Act of 1934 and the requirements of an independent director pursuant to the rules of The Nasdaq National Market for purposes of serving as a member of TradeStation Group's audit committee. The Nasdaq National Market requirements include being "financially literate," as defined under such rules and, in the case of one of the independent directors to be designated by Omega Research, having "financial expertise," as defined under such rules. If Omega Research or OnlineTrading.com designates an independent director to serve on the board of directors of TradeStation Group who does not currently serve on such designating corporation's board of directors, such designation will require the approval of the other corporation, which shall not be unreasonably withheld.

     Andrew A. Allen, the Chairman of the Board and Chief Executive Officer of OnlineTrading.com, will be entitled to attend as an observer all meetings, including telephone meetings, of the board of directors of TradeStation Group for as long as he owns at least 5.0% of the outstanding shares of TradeStation Group common stock. However, TradeStation Group's board of directors may require that he not attend any particular board meeting or shall be excused from any portions of meetings that involve matters or business that TradeStation Group's board determines should be considered by it without Mr. Allen being in attendance. In addition, in connection with the acquisition by Omega Research of Window On WallStreet, each of John Jennings and Keith Black, Co-Presidents of Window On WallStreet, were given similar observation rights as long as he owns at least 1.5% of the shares of the outstanding common stock of TradeStation Group.

     The executive officers of TradeStation Group at the effective time of the merger are expected to be as follows:

Co-Chairman of the Board and Co-Chief Executive Officer                    William R. Cruz
Co-Chairman of the Board and Co-Chief Executive Officer                    Ralph L. Cruz
President and Chief Operating Officer                                      Salomon Sredni
Vice President of Brokerage Operations                                     E. Steven zum Tobel
Vice President of Brokerage Technology                                     Farshid Tafazzoli
Vice President of Corporate Development, General Counsel and Secretary     Marc J. Stone
Chief Financial Officer, Vice President of Finance and Treasurer           Gregg F. Stewart
Vice President of Advertising                                              Janette Perez

Voting Trust Agreement

     In connection with entering into the merger agreement, certain shareholders of Omega Research and OnlineTrading.com entered into a voting trust agreement to be effective at the time of the merger pursuant to which shares of common stock of TradeStation Group owned by them after the effective time will be subject to the terms of such voting trust. The relevant shareholders of Omega Research who entered into the voting trust agreement are affiliates of William R. Cruz and Ralph L. Cruz and hold an aggregate of 18,313,208 shares of Omega Research common stock. The shareholders of OnlineTrading.com who entered into the voting trust agreement are Andrew A. Allen and his affiliates, affiliates of E. Steven zum Tobel and Farshid Tafazzoli, Derek J. Hernquist and a former director of OnlineTrading.com, who hold an aggregate of 8,888,888 shares of OnlineTrading.com common stock. The parties to the voting trust agreement have agreed that during the term of the voting trust agreement and the continuance of the voting trust created under that agreement, the voting trustee, Marc J. Stone, will be entitled to exercise with respect to TradeStation Group shares subject to the voting trust all rights of voting and abstaining from voting or otherwise to participate in shareholder actions, including executing written consents, in all matters relating to TradeStation Group as provided in the voting trust agreement.

     From and after the effective time of the merger, the Omega Research shareholders who are a party to the voting trust agreement will have the right to direct the voting trustee to vote all of the shares subject to the voting trust in a manner such that five of the total of eight directors constituting the board of directors of TradeStation Group, two of which five are required to be independent directors, are designated by those Omega Research shareholders. The OnlineTrading.com shareholders who are a party to the voting trust agreement shall have the right to direct the voting trustee to vote all of the shares subject to the voting trust in a manner such that three of such total number of eight directors, one of which three is required to be an independent director, are designated by those OnlineTrading.com shareholders. In the event that the number of directors constituting the board of directors of TradeStation Group is increased or decreased from time to time on or after the effective time of the merger, then each group of shareholders will be entitled to designate its number of the total number of directors of TradeStation Group based upon a ratio of 62.5% for the Omega Research shareholders and 37.5% for the OnlineTrading.com shareholders. If the foregoing ratio yields other than whole numbers as to the number of directors for which each group of shareholders is entitled to designate the shares to be voted, then the number of directors which each such group is entitled to designate shall be rounded down to the nearest whole number, and the one remaining directorship that this rounding down will create shall be designated by the Omega Research shareholders.

     A designee of the Omega Research shareholders and a designee of the OnlineTrading.com shareholders will certify to the other group and the voting trustee that each individual whom said group has submitted to the voting trustee as an independent director nominee(s) in fact so qualifies. Upon request, the group of shareholders so certifying will deliver, within three days of such request, to the other group of shareholders such information regarding the independent director nominee(s) as shall reasonably establish that said nominee meets the qualifications of an independent director. In the event that the certifying group of shareholders and the other group of shareholders do not agree on the independent director status of one or more nominees, then, upon written demand of the other group, such status shall be determined by binding arbitration under the procedures set forth in the voting trust agreement; provided, however, that, to the extent such individual, when nominated by the board of directors of TradeStation Group, has been designated as an independent director, such individual shall be deemed to be an independent director.

     With respect to all matters other than the election of directors as to which a vote (or written consent) of shareholders of TradeStation Group will be made, the voting trustee will vote the shares owned by each TradeStation Group shareholder or party to the voting trust agreement as specifically instructed in writing by the shareholder owning the beneficial interest in, and voting trust certificate relating to, such shares. In the event that the voting trustee does not timely receive such written voting instructions, in whole or in part, from a shareholder, then the voting trustee shall abstain from voting the shares owned by such shareholder with respect to any or all matters as to which the voting trustee has not received written voting instructions.

     The voting trust shall dissolve on the earliest of the following dates:

  o the second anniversary of the effective time of the merger;

  o the date when the voting trustee shall resign in writing unless such vacancy is timely filled as provided under the voting trust agreement;

  o the date when TradeStation Group shareholders who are parties to the voting trust agreement holding 67% or more of the shares then subject to the agreement shall execute a written instrument so declaring; or

  o the date when less than 75% of the aggregate number of shares owned as of the effective time of the merger by either Omega Research or OnlineTrading.com shareholders who are a party to the voting trust agreement remains subject to the voting trust.

     The voting trust agreement is attached hereto as Appendix F and you are urged to read it.

Conversion of Shares in the Merger

     At the effective time of the merger, each outstanding share of Omega Research common stock will be automatically cancelled and converted into one share of TradeStation Group common stock, a fixed 1 to 1 ratio.


     After the effective time of the merger and subject to the dissenters' rights previously described, each share of OnlineTrading.com common stock will be automatically cancelled and converted into the number of shares of TradeStation Group common stock based on the following exchange ratio (subject to the "floor" and "ceiling" described below) for OnlineTrading.com common stock: (i) $11.0625,which is the average of the last sale prices of a share of OnlineTrading.com common stock over the 10-day trading period that ended on January 18, 2000, divided by (ii) the average of the last sale prices of a share of Omega Research common stock over the 10-day trading period that ends on the third day prior to the closing of the merger. Regardless of the result of such formula, in no event will the exchange ratio related to the OnlineTrading.com common stock be lower than 1.3817 shares of TradeStation Group common stock, resulting in a 38% OnlineTrading.com shareholder/62% Omega Research shareholder ownership of TradeStation Group on a fully diluted basis, or higher than 1.7172 shares of TradeStation Group common stock, resulting in an approximate 43% OnlineTrading.com shareholder/57% Omega Research shareholder ownership of TradeStation Group on a fully diluted basis. The number of shares of TradeStation Group common stock issuable in the merger will be proportionately adjusted for any additional stock split, stock dividend or similar event with respect to either Omega Research or OnlineTrading.com common stock effected between the date of this joint proxy statement/prospectus and the completion of the merger. As an example of how the exchange ratio will work, based on the average of the last sale prices of a share of Omega Research common stock over the 10-day trading period that ended on December 8, 2000 being $1.90, the exchange ratio related to OnlineTrading.com common stock would be 1.7172 shares if the merger was to close on December 11, 2000. For a more detailed description of how the OnlineTrading.com exchange ratio operates under various Omega Research share prices, see "Price Sensitivity Analysis" below.


Price Sensitivity Analysis

     In the following table, we provide you for illustrative purposes the exchange ratio for OnlineTrading.com common stock and the value that will be received for each share of OnlineTrading.com common stock within a range of prices for Omega Research common stock.

        OnlineTrading.com Exchange Ratio Per Share Sensitivity Analysis

                                          OnlineTrading.com
                                            Shareholders
 Omega Research     OnlineTrading.com         Aggregate        OnlineTrading.com
      Price           Exchange Ratio          Ownership         Per Share Value
----------------   -------------------   ------------------   ------------------
  $2.00                       1.7172                 43.2%           $3.43
  $2.50                       1.7172                 43.2%           $4.29
  $3.00                       1.7172                 43.2%           $5.15
  $3.50                       1.7172                 43.2%           $6.01
  $4.00                       1.7172                 43.2%           $6.87

                                          OnlineTrading.com
                                            Shareholders
 Omega Research     OnlineTrading.com         Aggregate        OnlineTrading.com
      Price           Exchange Ratio          Ownership         Per Share Value
----------------   -------------------   ------------------   ------------------
    $4.50                     1.7172                 43.2%          $ 7.73
    $5.00                     1.7172                 43.2%          $ 8.59
    $5.50                     1.7172                 43.2%          $ 9.44
    $6.00                     1.7172                 43.2%          $10.30
    $6.50                     1.7019                 43.0%          $11.06
    $7.00                     1.5804                 41.2%          $11.06
    $7.50                     1.4750                 39.5%          $11.06
    $8.00                     1.3828                 38.0%          $11.06
    $8.50                     1.3817                 38.0%          $11.74
    $9.00                     1.3817                 38.0%          $12.44
    $9.50                     1.3817                 38.0%          $13.13
  $10.00                      1.3817                 38.0%          $13.82

     In the following tables, we provide you for illustrative purposes combined per share data and OnlineTrading.com per share equivalent data on an unaudited basis after giving effect to the merger on a pooling-of-interests basis within a range of prices for Omega Research common stock resulting in the exchange ratio for a share of OnlineTrading.com common stock ranging from 1.7172 down to
1.3817 shares as noted above in the "OnlineTrading.com Exchange Ratio Per Share Sensitivity Analysis" table.

          Unaudited Pro Forma Combined Per Share Sensitivity Analysis

                               Nine Months Ended September 30,
                 ------------------------------------------------------------
                                 2000                          1999
                 ------------------------------------ -----------------------
                     Earnings (Loss)                      Earnings (Loss)
                        Per Share                            Per Share
                 -----------------------              -----------------------
      Omega                               Book Value
      Price         Basic      Diluted     Per Share     Basic      Diluted
---------------- ----------- ----------- ------------ ----------- -----------
$2.00 -  $6.00     $ (0.19)    $ (0.19)      $0.88      $ (0.01)    $ (0.01)
   $6.50           $ (0.19)    $ (0.19)      $0.89      $ (0.01)    $ (0.01)
   $7.00           $ (0.20)    $ (0.20)      $0.92      $ (0.02)    $ (0.02)
   $7.50           $ (0.21)    $ (0.21)      $0.94      $ (0.02)    $ (0.02)
   $8.00           $ (0.21)    $ (0.21)      $0.97      $ (0.02)    $ (0.02)
$8.50 - $10.00     $ (0.21)    $ (0.21)      $0.97      $ (0.02)    $ (0.02)

                                     Fiscal Year Ended December 31,
                 ----------------------------------------------------------------------
                                1999                       1998              1997
                 ----------------------------------- ----------------- ----------------
                     Earnings (Loss)                  Earnings (Loss)  Earnings (Loss)
                        Per Share                        Per Share        Per Share
                 -----------------------             ----------------- ----------------
      Omega                               Book Value
      Price         Basic      Diluted    Per Share   Basic   Diluted   Basic   Diluted
---------------- ----------- ----------- ----------- ------- --------- ------- --------
$2.00 -  $6.00     $ (0.07)    $ (0.07)     $1.07     $0.06    $0.05    $0.16   $0.15
   $6.50           $ (0.07)    $ (0.07)     $1.07     $0.06    $0.05    $0.16   $0.15
   $7.00           $ (0.07)    $ (0.07)     $1.11     $0.06    $0.06    $0.16   $0.16
   $7.50           $ (0.07)    $ (0.07)     $1.14     $0.06    $0.06    $0.17   $0.16
   $8.00           $ (0.07)    $ (0.07)     $1.17     $0.06    $0.06    $0.17   $0.17
$8.50 - $10.00     $ (0.07)    $ (0.07)     $1.17     $0.06    $0.06    $0.17   $0.17

Unaudited Pro Forma OnlineTrading.com Per Share Equivalent Sensitivity Analysis

                                  Six Months Ended July 31,
                 ------------------------------------------------------------
                                 2000                          1999
                 ------------------------------------ -----------------------
                     Earnings (Loss)                      Earnings (Loss)
                        Per Share                            Per Share
                 -----------------------              -----------------------
      Omega                               Book Value
      Price         Basic      Diluted     Per Share     Basic      Diluted
---------------- ----------- ----------- ------------ ----------- -----------
$2.00 -  $6.00     $ (0.33)    $ (0.33)      $1.52      $ (0.03)    $ (0.03)
   $6.50           $ (0.33)    $ (0.33)      $1.51      $ (0.03)    $ (0.03)
   $7.00           $ (0.32)    $ (0.32)      $1.45      $ (0.02)    $ (0.02)
   $7.50           $ (0.30)    $ (0.30)      $1.39      $ (0.02)    $ (0.02)
   $8.00           $ (0.29)    $ (0.29)      $1.34      $ (0.02)    $ (0.02)
$8.50 - $10.00     $ (0.29)    $ (0.29)      $1.34      $ (0.02)    $ (0.02)

                                     Fiscal Year Ended January 31,
                 ----------------------------------------------------------------------
                                2000                       1999              1998
                 ----------------------------------- ----------------- ----------------
                     Earnings (Loss)                  Earnings (Loss)  Earnings (Loss)
                        Per Share                        Per Share        Per Share
                 -----------------------             ----------------- ----------------
      Omega                               Book Value
      Price         Basic      Diluted    Per Share   Basic   Diluted   Basic   Diluted
---------------- ----------- ----------- ----------- ------- --------- ------- --------
$2.00 -  $6.00     $ (0.11)    $ (0.11)     $1.84     $0.10    $0.09    $0.27   $0.26
   $6.50           $ (0.11)    $ (0.11)     $1.83     $0.10    $0.09    $0.27   $0.26
   $7.00           $ (0.11)    $ (0.11)     $1.75     $0.09    $0.09    $0.26   $0.25
   $7.50           $ (0.10)    $ (0.10)     $1.68     $0.09    $0.08    $0.25   $0.24
   $8.00           $ (0.10)    $ (0.10)     $1.62     $0.08    $0.08    $0.24   $0.23
$8.50 - $10.00     $ (0.10)    $ (0.10)     $1.62     $0.08    $0.08    $0.24   $0.23

Omega Research and OnlineTrading.com Stock Options, Warrants and Stock Plans

     At the effective time of the merger, TradeStation Group will assume:

   o the Omega Research 1997 Employee Stock Purchase Plan, 1997 Nonemployee Director Stock Option Plan, as amended, and Amended and Restated 1996 Incentive Stock Plan, as amended;

   o all options to purchase Omega Research common stock then outstanding under any of the Omega Research stock option plans and/or assumed by Omega Research in connection with Omega Research's acquisition of Window On WallStreet and originally granted under Window On WallStreet's 1997 Long Term Incentive Plan or otherwise granted to employees of Window On WallStreet prior to the adoption of such plan;

   o the OnlineTrading.com 1999 Stock Option Plan;

   o all options to purchase the OnlineTrading.com common stock then outstanding under the OnlineTrading.com 1999 Stock Option Plan; and

   o warrants to purchase up to 225,000 shares of OnlineTrading.com common stock at an exercise price of $11.55 issued to the underwriters of OnlineTrading.com's initial public offering.

     Each Omega Research stock option, OnlineTrading.com stock option and OnlineTrading.com warrant described above will be assumed by TradeStation Group under the same terms and conditions that were applicable to the option or warrant immediately prior to the effective time, except that:

   o each Omega Research stock option will be exercisable for the same number of shares of TradeStation Group at the same exercise price;

   o each OnlineTrading.com stock option and OnlineTrading.com warrant will be exercisable for shares of TradeStation Group common stock, and the number of shares of TradeStation Group common stock issuable upon exercise of any given option or warrant will be determined by multiplying the exchange ratio for a share of OnlineTrading.com common stock in the merger by the number of shares of OnlineTrading.com common stock underlying the option or warrant, rounded down to the nearest whole number; and

   o the per share exercise price of any given OnlineTrading.com stock option and OnlineTrading.com warrant will be determined by dividing the exercise price of the option or warrant immediately prior to the effective time by the exchange ratio for a share of OnlineTrading.com stock in the merger rounded up to the nearest whole cent.

     The parties intend for the Omega Research and OnlineTrading.com stock options assumed by TradeStation Group to qualify to the maximum extent possible as incentive stock options to the extent the stock options qualified as incentive stock options prior to the effective time. TradeStation Group has agreed to file a registration statement on Form S-8 for the shares of TradeStation Group common stock issuable with respect to the assumed OnlineTrading.com and Omega Research stock options within 20 business days after the effective time, and TradeStation Group intends to maintain the effectiveness of the registration statement for as long as any stock options remain outstanding.

No Fractional Shares

     No fractional shares of TradeStation Group common stock will be issued in the merger. Instead you will receive an amount of cash, rounded to the nearest whole cent, in lieu of a fraction of a share of TradeStation Group common stock, equal to the product of the fraction multiplied by the last sale price for a share of Omega Research common stock as quoted on The Nasdaq National Market on the last full trading day prior to the effective time.

The Exchange Agent

     Prior to the effective time, TradeStation Group is required to deposit with Omega Research's transfer agent, or another institution selected by Omega Research and reasonably acceptable to OnlineTrading.com, certificates representing the shares of TradeStation Group common stock to be exchanged for shares of Omega Research and OnlineTrading.com common stock, and cash to pay for fractional shares and any dividends or distributions which holders of Omega Research or OnlineTrading.com common stock may be entitled to receive under the merger agreement.

Exchange of Omega Research and OnlineTrading.com Stock Certificates for TradeStation Group Stock Certificates

     When the merger is completed, the transfer agent will mail to you a letter of transmittal and instructions for use in surrendering your Omega Research or OnlineTrading.com stock certificates in exchange for TradeStation Group stock certificates. When you deliver your Omega Research or OnlineTrading.com stock certificates to the transfer agent along with a properly executed letter of transmittal and any other required documents, your Omega Research or OnlineTrading.com stock certificates will be cancelled and you will receive TradeStation Group stock certificates representing the number of full shares of TradeStation Group common stock to which you are entitled under the merger agreement and cash in lieu of fractional shares.

     You should not submit your stock certificates for exchange until you have received the letter of transmittal and instructions referred to above.

Distributions with Respect to Unexchanged Shares

     TradeStation Group will issue a TradeStation Group stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered Omega Research or OnlineTrading.com stock certificate is registered only if you present the transfer agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

     You are not entitled to receive any dividends or other distributions on TradeStation Group common stock with a record date after the date the merger is completed until you have surrendered your Omega Research or OnlineTrading.com stock certificates in exchange for TradeStation Group stock certificates.

     If there is any dividend or other distribution on TradeStation Group common stock with a record date after the merger and a payment date prior to the date you surrender your Omega Research or OnlineTrading.com stock certificates in exchange for TradeStation Group stock certificates, you will receive it with respect to the whole shares of TradeStation Group common stock issued to you promptly after they are issued. If there is any dividend or other distribution on TradeStation Group common stock with a record date after the merger and a payment date after the date you surrender your Omega Research or OnlineTrading.com stock certificates in exchange for TradeStation Group stock certificates, you will receive it with respect to the whole shares of TradeStation Group common stock issued to you promptly after the payment date.

Representations and Warranties

     We each made a number of representations and warranties in the merger agreement regarding authority to enter into the merger agreement and to consummate the other transactions contemplated by the merger agreement and with regard to aspects of our respective businesses, financial conditions, structures and other facts pertinent to the merger.

     The representations given by OnlineTrading.com relate to OnlineTrading.com and its subsidiaries and the representations given by Omega Research relate to Omega Research and its corporate affiliates (including TradeStation Group and the separate TradeStation Group subsidiaries that will merge with and into Omega Research and OnlineTrading.com, respectively). The representations cover the following topics:

     o organization, qualification to do business and power;

     o capitalization;

     o authorization of the merger agreement, the merger and the transaction agreements;

     o filings and reports with the SEC;

     o financial statements;

     o changes in business since December 31, 1998 for Omega Research and January 31, 1999 for OnlineTrading.com;

     o undisclosed liabilities;

     o litigation, proceedings and investigations;

     o restrictions on business activities;

     o the possession of and compliance with permits required to conduct such company's business and compliance with laws;

     o title to the properties owned and leased;

     o intellectual property;

     o environmental laws and matters;

     o taxes;

     o employee benefit plans;

     o matters relating to employees;

     o transactions with interested parties;

     o insurance;

     o regulatory matters and compliance with applicable laws, rules and regulations of governmental entities and self regulatory organizations;

     o material contracts and obligations;

     o options and other rights to acquire securities;

     o information supplied in registration statement on Form S-4 and joint proxy statement/prospectus;

     o opinion of financial advisor;

     o affiliates and affiliate agreements related to Rule 145 of the Securities Act of 1933 and required with respect to pooling-of-interests accounting;

     o the inapplicability of state anti-takeover statutes to the merger;

     o the treatment of the merger as a pooling-of-interests and as a tax-free reorganization;

     o brokers' and finders' fees in connection with the merger; and

     o completeness of information supplied.

     The representations given by TradeStation Group cover the following topics as they relate to TradeStation Group:

     o organization, qualification to do business and power;

     o capitalization;

     o authorization of the merger agreement and merger and transaction agreements;

     o undisclosed liabilities;

     o litigation, proceedings and investigations;

     o information supplied in registration statement on Form S-4 and joint proxy statement/prospectus;

     o the treatment of the merger as a tax-free reorganization;

     o brokers' and finders' fees in connection with the merger; and

     o completeness of information supplied.

     The representations and warranties in the merger agreement are complicated and not easily summarized. We urge you to carefully read the articles in the merger agreement titled "Representations and Warranties of Omega," "Representations and Warranties of Online" and "Representations and Warranties of Newco."

Conduct of Business before Completion of the Merger

     Each of Omega Research, OnlineTrading.com and TradeStation Group agree that prior to completion of the merger or unless the others of them consent in writing, each of them will not do, cause, permit, or allow any of its subsidiaries to do, any of the following:

   o modify, amend, alter or rescind its articles of incorporation or bylaws;

   o declare or pay any dividends or make any other distributions (whether in cash, stock or property);

   o split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

   o repurchase or otherwise acquire any shares of its capital stock, except from former employees, directors and consultants in accordance with agreements providing for repurchase of shares in connection with any termination of service;

   o grant any options, stock appreciation rights, or any other right to acquire securities other than stock options to employees and consultants in accordance with the ordinary course of its business pursuant to past practice (meaning, with respect to Omega Research, grants of stock options to employees (other than executive officers) and to new employees consistent with past practices not exceeding in the aggregate stock options to purchase 350,000 shares of Omega Research common stock and, with respect to OnlineTrading.com, grants of stock options to employees (other than executive officers) and new employees consistent with past practices not exceeding in the aggregate stock options to purchase 103,000 shares of OnlineTrading.com common stock); or

   o accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorized cash payments in exchange for any option or other rights granted under any such plan.

     OnlineTrading.com agreed that until the completion of the merger or unless Omega Research consents in writing, OnlineTrading.com and its subsidiaries will pay their taxes and will operate their businesses in the same manner as past practices and in good faith with the goal of:

     o preserving intact their assets and current business organizations;

     o keeping available the services of their current executive officers and key employees; and

     o maintaining their material contracts and preserving their relationships with:

       o customers;

       o suppliers;

       o distributors;

       o licensors;

       o licensees; and

       o others having business dealings with them.

     OnlineTrading.com also agreed promptly to notify Omega Research of any event which would harm OnlineTrading.com or its subsidiaries' business or of any occurrence not in the usual course of business. OnlineTrading.com further agreed that until the completion of the merger or unless Omega Research consents in writing, OnlineTrading.com and its subsidiaries will conduct their business in compliance with specific restrictions and will not do the following:

     o enter into, amend, violate or waive any material term of any material contract or commitment;

     o issue or propose to issue any shares of its capital stock;

     o acquire or dispose of, or obtain or grant licenses for, any intellectual property rights;

     o sell, lease, license, dispose of or acquire any material asset;

     o incur any indebtedness for borrowed money or assume, guarantee, cancel, release, pay, discharge, assign or modify any material obligation or amount of indebtedness;

     o make any loan;

     o enter into, modify or cancel any real property, operating or capital lease (or waive any material right or obligation thereunder);

     o make any material capital expenditure;

     o modify any insurance provided by existing insurance policies;

     o create, adopt, amend, cancel or implement any employee plans, pay any special bonus or remuneration to any officer or employee, increase wages or benefits generally or to any officer or key employee, agree to or pay any severance payments to officers or key employees, or accelerate the vesting of any stock option or any other benefits of any employee, consultant or other person;

     o commence any action, suit or proceeding, whether legal or quasi-legal;

     o acquire or agree to acquire directly or indirectly by merging or consolidating with, or by purchase or otherwise, a substantial portion of the assets of, or by any other manner, including a purchase of securities, any business or any corporation, partnership, association or other business organization or division thereof;

     o enter into or agree to enter into any strategic alliance with any business or part thereof;

     o make or change any material election in respect of taxes, including accounting methods or tax return amendments, or enter into any settlement or closing agreement regarding taxes;

     o revalue or restate any of its assets, liabilities, revenues, expenses or cash flows;

     o change any of its accounting methods, procedures, policies or practices;
       or

     o change or fail to renew any existing domain names.

     The agreements related to the conduct of OnlineTrading.com's business in the merger agreement are complicated and not easily summarized. We urge you to carefully read the section in the merger agreement titled "Online Conduct of Business."

     Omega Research agreed, unless consented to by OnlineTrading.com, not to acquire or agree to acquire by merging or consolidating with or by purchasing a substantial portion of the assets of or by any other manner, including a strategic alliance but not including business-to-business marketing relationships, any business or any corporation, partnership, association or other business organization operating as a broker-dealer.

No Solicitation of Transactions

     Until the merger is completed or the merger agreement is terminated, each of Omega Research and OnlineTrading.com has agreed not to directly or indirectly take any of the following actions:

   o solicit, initiate or encourage any takeover proposal; or

   o engage in negotiations with, disclose any nonpublic information relating to it or any of its subsidiaries to, or afford access to its properties, books or records or any of its subsidiaries to, any person that has advised it that it may be considering making, or that has made, a takeover proposal or whose efforts to formulate a takeover proposal would be assisted thereby.

     However, Omega Research's or OnlineTrading.com's board of directors is not prohibited from taking and disclosing to its shareholders a position with respect to an unsolicited tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act of 1934.

     Each of Omega Research and OnlineTrading.com has agreed to provide the other with detailed information about any takeover proposal it receives, any notice that any person is considering making a takeover proposal or any request for nonpublic information or access to its properties, books or records by any person considering or that has made a takeover proposal and is required to keep the other party fully informed of the status and details of any such takeover proposal, notice, request or correspondence or communications.

     However, each of Omega Research and OnlineTrading.com may engage in any of these acts otherwise prohibited, other than solicitation, initiation or encouragement of any takeover proposal, if:

   o its board of directors believes in good faith after written advice from its financial advisor that a particular takeover proposal, if consummated, will result in a transaction more favorable than the merger to its shareholders from a financial point of view;

   o its board of directors determines in good faith after advice from outside legal counsel that the failure to engage in the prohibited negotiations or discussions or provide non-public information is inconsistent with the fiduciary duties of the board to its shareholders under applicable law; and

   o it notifies the other party of such determination by its board of directors and delivers to the other a copy of the superior proposal, or a summary of any oral proposals, and all documents containing or referring to non-public information about it that are supplied to such third party.

     In addition, in the case of OnlineTrading.com, OnlineTrading.com cannot agree to or endorse, and will not permit any of its officers, directors, employees or other representatives to agree to or endorse, any takeover proposal or withdraw its recommendation of the merger unless its board of directors believes in good faith, after receiving written advice from its financial advisors, that such action is required in order for its board of directors to comply with its fiduciary duties to shareholders under applicable law, and all of the following conditions have been met:

   o OnlineTrading.com has provided Omega Research at least five business days prior notice of the takeover proposal and within such five business days OnlineTrading.com has not received a proposal from Omega Research superior in value to the superior takeover proposal as determined by OnlineTrading.com's board of directors acting in good faith consistent with complying with its fiduciary duties to shareholders under applicable law;

   o OnlineTrading.com has terminated the merger agreement; and

   o OnlineTrading.com has paid Omega Research all amounts payable to Omega Research pursuant to and within the time period set forth in the merger agreement.

     In the case of Omega Research, Omega Research cannot withdraw, and will not permit any of its officers, directors, employees or other representatives to withdraw, its recommendation of the merger unless its board of directors believes in good faith, after receiving written advice from its financial advisors, that such action is required in order for its board of directors to comply with its fiduciary duties to shareholders under applicable law, and all of the following conditions have been met:

   o Omega Research has provided OnlineTrading.com at least five business days prior notice of the takeover proposal;

   o Omega Research has terminated the merger agreement; and

   o Omega Research has paid OnlineTrading.com all amounts payable to OnlineTrading.com pursuant to and within the time period set forth in the merger agreement.

     A takeover proposal is:

   o any offer or proposal for, or any indication of interest in, a merger or other business combination involving Omega Research or OnlineTrading.com or any of their respective subsidiaries; or

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   o the acquisition of 10% or more of the outstanding shares of capital stock of Omega Research or OnlineTrading.com or any of their respective subsidiaries; or

   o the sale or transfer of any significant portion of the assets of Omega Research or OnlineTrading.com or any of their respective subsidiaries.

Director and Officer Indemnification and Insurance

     The merger agreement provides that TradeStation Group will not cause or allow Omega Research or OnlineTrading.com to modify any rights to indemnification or exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of the officers and directors of Omega Research or OnlineTrading.com, respectively, or their respective subsidiaries, as provided in their respective articles of incorporation or bylaws or any indemnification agreements of Omega Research or OnlineTrading.com and/or their respective subsidiaries.

     The merger agreement also provides that, for two years after the completion of the merger, TradeStation Group will use, or will cause Omega Research and OnlineTrading.com, respectively, to use, commercially reasonable efforts to cause to be maintained for the benefit of Omega Research's and OnlineTrading.com's current directors and officers and other persons covered by their respective current directors and officers liability insurance with respect to all matters occurring on or prior to the completion of the merger, directors and officers liability insurance on terms reasonably comparable to Omega Research and OnlineTrading.com directors and officers liability insurance policies in effect on the date of the merger agreement, so long as the comparable policy does not involve premiums in excess of 150% of the annual amount paid by each of Omega Research and OnlineTrading.com for such insurance in its last full fiscal year. If TradeStation Group is unable to obtain or cause to be obtained the insurance required, it shall obtain as much comparable insurance as possible for an annual premium equal to the maximum amount.

Conditions to the Merger

     Our respective obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

   o the merger agreement and the merger must be approved and adopted by the holders of a majority of the outstanding shares of each of Omega Research and OnlineTrading.com common stock;

   o the SEC shall have declared the Registration Statement on Form S-4, of which this joint proxy statement/prospectus is a part, and a Form 8-A registering TradeStation Group common stock, effective, and no stop order suspending the effectiveness of the Registration Statement or Form 8-A or any part thereof shall have been issued, and no proceeding for that purpose, and no similar proceeding, shall have been initiated or threatened by the SEC in respect of the joint proxy statement/prospectus;

   o no law, statute, rule, regulation or order is enacted or issued which has the effect of making the merger illegal or otherwise prohibiting or preventing completion of the merger;

   o TradeStation Group common stock will have been listed for trading on The Nasdaq National Market, subject to official notice of issuance, and the application with The Nasdaq National Market for the listing of the shares of TradeStation Group common stock to be issued in the merger shall have been filed; and

   o TradeStation Group, its wholly-owned merger subsidiaries, Omega Research and OnlineTrading.com and their respective subsidiaries, if applicable, shall have obtained from

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     each governmental entity and each regulatory entity all approvals, waivers and consents, if any, necessary for consummation of the merger and the other transactions contemplated under the merger agreement, including such approvals, waivers and consents as may be required under the Securities
     Act of 1933, the Securities Exchange Act of 1934, any self-regulatory organization constitution or rules, or any state blue sky laws, the failure of which to obtain would reasonably be likely to have a material adverse effect on TradeStation Group or either of Omega Research or OnlineTrading.com or would prevent or materially restrict or impede the consummation and effectiveness of the merger.

     OnlineTrading.com's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

   o TradeStation Group and Omega Research's representations and warranties must be true and correct when made and as of the closing of the merger except where the failure of such representations and warranties to be true and correct, without giving effect to any limitation as to "materiality" or "material adverse effect" or words of similar import, does not have and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Omega Research or TradeStation Group as a whole;

   o TradeStation Group, Omega Research and TradeStation Group's wholly-owned merger subsidiaries must have complied with and performed in all material respects all covenants, obligations and conditions of the merger agreement required to be performed and complied with by them;

   o OnlineTrading.com must have been provided with a certificate executed on behalf of Omega Research that all representations are true and correct to the extent required and that all covenants, obligations and conditions have been complied with or performed in all material respects;

   o all consents or approvals shall have been obtained from those persons whose consent or approval will be required in connection with the merger under any material contract of Omega Research or any of its subsidiaries or otherwise, the failure of which to obtain would reasonably be likely to have a material adverse effect on TradeStation Group, Omega Research or OnlineTrading.com or would prevent or materially restrict or impede the consummation and effectiveness of the merger;

   o no temporary restraining order, preliminary or permanent injunction or other order or other legal or regulatory restraint provision materially limiting or restricting the conduct or operation of the business of Omega Research and its subsidiaries following the merger will be in effect, nor will any proceeding brought by an administrative agency or commission, self regulatory organization or other governmental entity seeking the foregoing be pending;

   o no material adverse change in the financial or any other condition, properties, tangible or intangible assets liabilities, business, operations, results of operations or prospects of Omega Research and its subsidiaries, taken as a whole, shall have occurred; and

   o OnlineTrading.com shall have received the opinion of Broad and Cassel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     Omega Research's, TradeStation Group's and TradeStation Group's wholly-owned merger subsidiaries' obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

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   o OnlineTrading.com's representations and warranties must be true and correct when made and as of the closing of the merger except where the failure of such representations and warranties to be true and correct, without giving effect to any limitation as to "materiality" or "material adverse effect" or words of similar import, does not have and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on OnlineTrading.com as a whole;

   o OnlineTrading.com must have complied and performed in all material respects with all covenants, obligations and conditions of the merger agreement required to be performed and complied with by it;

   o Omega Research must have been provided with a certificate executed on behalf of OnlineTrading.com that all representations are true and correct to the extent required and that all covenants, obligations and conditions have been complied with and performed in all material respects;

   o all consents or approvals shall have been obtained from those persons whose consent or approval will be required in connection with the merger under any material contract of OnlineTrading.com or any of its subsidiaries or otherwise, the failure of which to obtain would reasonably be likely to have a material adverse effect on TradeStation Group, Omega Research or OnlineTrading.com or would prevent or materially restrict or impede the consummation and effectiveness of the merger;

   o no temporary restraining order, preliminary or permanent injunction or other order or other legal or regulatory restraint provision materially limiting or restricting the conduct or operation of the business of OnlineTrading.com and its subsidiaries following the merger will be in effect, nor will any proceeding brought by an administrative agency or commission, self regulatory organization or other governmental entity seeking the foregoing be pending;

   o no material adverse change in the financial or any other condition, properties, tangible or intangible assets, liabilities, business, operations, results of operations or prospects of OnlineTrading.com and its subsidiaries, taken as a whole, shall have occurred;


   o Omega Research shall have received the opinion of Bilzin Sumberg Dunn Baena Price & Axelrod LLP to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;


   o Omega Research shall have received letters from Arthur Andersen LLP, Omega Research and OnlineTrading.com's independent auditors, to the effect that the merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with the merger agreement; and

   o the aggregate number of holders of OnlineTrading.com common stock electing dissenters' rights shall not equal more than 5% of the outstanding shares of OnlineTrading.com common stock.

Termination of the Merger Agreement

     At any time prior to the completion of the merger, the merger agreement may be terminated:

   o by mutual written consent of Omega Research and OnlineTrading.com;

   o by either Omega Research or OnlineTrading.com, if:

      o without fault of the terminating party, the closing does not occur on or before December 31, 2000;

      o any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger has become final and nonappealable;

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

   o by Omega Research, if:

      o OnlineTrading.com breaches any of its representations, warranties, covenants or obligations to the extent it would cause the conditions to closing regarding any of them not to be satisfied, such breach is not cured within twenty business days of receipt by OnlineTrading.com of written notice of such breach, and Omega Research is not at that time in material breach of the merger agreement;

      o the OnlineTrading.com board of directors withdraws or modifies its recommendation of the merger agreement or the merger in a manner adverse to Omega Research or resolves to do so;

      o the OnlineTrading.com board of directors recommends, endorses, accepts or agrees to a takeover proposal or resolves to do so;

      o OnlineTrading.com solicits, initiates, encourages or agrees to any takeover proposal or engages in any negotiations with, discloses any non-public information relating to OnlineTrading.com or any of its subsidiaries to, or affords access to the properties, books or records of OnlineTrading.com to, any person that has advised OnlineTrading.com that it may be considering making, or that has made, a takeover proposal, or OnlineTrading.com otherwise breaches the non-solicitation provisions of the merger agreement;

      o OnlineTrading.com fails to comply in any material respect with the OnlineTrading.com stock option agreement;

      o OnlineTrading.com does not take in all material respects all necessary action to have its shareholders meeting by the thirty-fifth day after the date of this joint proxy statement/ prospectus or otherwise does not use reasonable best efforts to secure the vote of shareholders required to effect the merger;

      o a takeover proposal occurs and OnlineTrading.com's board of directors in connection with such event or proposal does not within five business days of such occurrence:

      o reconfirm its approval and recommendation of the merger agreement, the merger and the other transactions contemplated by the merger agreement; and

      o reject such takeover proposal or trigger event;

      o a takeover proposal occurs in connection with Omega Research and, in connection with such proposal, Omega Research's board of directors, in compliance with the procedures in the merger agreement, determines in good faith that such takeover proposal is a superior proposal as compared to the merger and that it is required by its fiduciary duty to accept such takeover proposal, and advises OnlineTrading.com in writing;

      o a trigger event occurs in connection with Omega Research and Omega Research's board of directors, determines, within five business days of such occurrence, acting in good faith, that it is required by its fiduciary duty to withdraw its recommendation of the merger;

   o by OnlineTrading.com, if:

      o Omega Research breaches any of its representations, warranties, covenants or obligations to the extent it would cause the conditions to closing regarding any of them not to be satisfied, such breach is not cured within twenty business days following receipt by Omega Research of written notice of such breach and OnlineTrading.com is not at that time in material breach of the merger agreement;

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

      o the Omega Research board of directors withdraws or modifies its recommendation of the merger agreement or the merger in a manner adverse to OnlineTrading.com or resolves to do so;

      o Omega Research fails to comply in any material respect with the Omega Research stock option agreement;

      o Omega Research solicits, initiates, encourages or agrees to any takeover proposal or engages in any negotiations with, discloses any non-public information relating to Omega Research or any of its subsidiaries to, or affords access to the properties, books or records of Omega Research to any person that has advised Omega Research that it may be considering making, or that has made, a takeover proposal, except as Omega Research is permitted to take these actions under the merger agreement, or Omega Research otherwise breaches the non-solicitation provisions of the merger agreement;

      o Omega Research does not take in all material respects all necessary action to have its shareholders meeting by the thirty-fifth day after the date of this joint proxy statement/ prospectus or otherwise does not use reasonable best efforts to secure the vote of shareholders required to effect the merger; and

      o a takeover proposal occurs in connection with OnlineTrading.com and, in connection with such event or proposal, OnlineTrading.com's board of directors, in compliance with the procedures in the merger agreement, determines in good faith that such takeover proposal is a superior takeover proposal and that it is required by its fiduciary duty to accept such takeover proposal and advises Omega Research in writing.

     A takeover proposal is:

   o any offer or proposal for, or any indication of interest in, a merger or other business combination involving Omega Research or OnlineTrading.com or any of their respective subsidiaries;

   o the acquisition of 10% or more of the outstanding shares of capital stock of Omega Research or OnlineTrading.com; or

   o the sale or transfer of any significant portion of the assets of Omega Research or OnlineTrading.com or any of their subsidiaries.

     A trigger event occurs if any person:

   o acquires securities representing 10% or more of the voting power of Omega Research's or OnlineTrading.com's securities,

   o commences a tender or exchange offer,

   o commences an open market purchase program, or

   o commences any other publicly-announced initiative,

which results in such person and its affiliates beneficially owning securities representing 10% or more of the voting power of Omega Research or OnlineTrading.com.

Payment of Fees and Expenses

     Whether or not the merger is consummated, subject to certain exceptions discussed in this joint proxy statement/prospectus, all costs and expenses incurred in connection with the merger agreement

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

and the merger will be paid by the party incurring the expense except that expenses incurred in connection with printing the joint proxy statement/prospectus and the registration statement, and registration and filing fees incurred in connection with the joint proxy statement/prospectus, the registration statement and The Nasdaq National Market listing of the TradeStation Group common stock shall be shared equally.

     If the merger agreement is terminated because:

   o a trigger event or takeover proposal occurs with respect to OnlineTrading.com and the board of directors of OnlineTrading.com does not within five business days of such occurrence reconfirm its approval and recommendation of the merger agreement and the transactions contemplated by the merger agreement and reject such takeover proposal or trigger event;

   o a takeover proposal occurs with respect to OnlineTrading.com and, in connection with such event or proposal, OnlineTrading.com's board of directors, in compliance with the procedures in the merger agreement, determines in good faith that such takeover proposal is a superior takeover proposal and that it is required by its fiduciary duty to accept such takeover proposal and advises Omega Research in writing; or

   o of fraud or wilful or intentional breach or failure to perform by OnlineTrading.com of any of its representations, warranties or covenants in the merger agreement or the OnlineTrading.com stock option agreement;

then OnlineTrading.com will pay Omega Research the termination fee of $5,000,000 promptly, but in all events within five business days from the termination of the merger agreement.

     If the merger agreement is terminated because:

   o a takeover proposal occurs with respect to Omega Research and, in connection with such event or proposal, Omega Research's board of directors, in compliance with the procedures in the merger agreement, determines in good faith that such takeover proposal is a superior takeover proposal and that it is required by its fiduciary duty to accept such takeover proposal and advises OnlineTrading.com in writing;

   o a trigger event occurs with respect to Omega Research and the board of directors of Omega Research determines, within five business days of such occurrence, acting in good faith that it is required by its fiduciary to withdraw its recommendation of the merger; or

   o of fraud or wilful or intentional breach or failure to perform by Omega Research of any of its representations, warranties or covenants in the merger agreement or the Omega Research stock option agreement;

then Omega Research will pay OnlineTrading.com a termination fee of $5,000,000 promptly, but in all events within five business days from the termination of the merger agreement.

     If the merger agreement is terminated because:

   o OnlineTrading.com breaches any of its representations, warranties, covenants or obligations in the merger agreement to the extent that such breach would cause a condition to closing not to be satisfied and such breach is not cured within twenty business days following receipt by OnlineTrading.com of written notice of such breach;

   o the OnlineTrading.com board of directors withdraws and modifies its recommendation of the merger agreement or the merger or any transaction contemplated in the merger agreement in a manner adverse to Omega Research or resolves to do so;

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

   o OnlineTrading.com fails to comply in any material respects with the OnlineTrading.com stock option agreement or with its non-solicitation or shareholders meeting obligations in the merger agreement; or

   o OnlineTrading.com's board of directors recommends, endorses, accepts or agrees to a takeover proposal or resolves to do so;

then OnlineTrading.com will reimburse Omega Research for all actual out-of-pocket expenses incurred by Omega Research in connection with the merger agreement and the transactions contemplated by the merger agreement within five business days from OnlineTrading.com's receipt of a statement from Omega Research indicating the amount of such out-of-pocket expenses that have been incurred and, in addition, if the merger agreement is terminated as a result of a nonwilful material breach or failure to perform related to one of the foregoing reasons for termination by OnlineTrading.com, Omega Research will have the right to recover any damages arising from such nonwilful material breach or failure to perform.

     If the merger agreement is terminated because:

   o Omega Research breaches any of its representations, warranties, covenants or obligations in the merger agreement to an extent that such breach would cause a condition to closing not to be satisfied and such breach is not cured within twenty business days upon receipt by Omega Research of written notice of such breach;

   o the Omega Research board of directors withdraws and modifies its recommendation of the merger agreement or the merger or any transaction contemplated by the merger agreement in a manner adverse to OnlineTrading.com or resolves to do so; or

   o Omega Research fails to comply in any material respect with the Omega Research stock option agreement or with its non-solicitation or shareholders meeting obligations in the merger agreement;

then Omega Research will reimburse OnlineTrading.com for all actual out-of-pocket expenses incurred by OnlineTrading.com in connection with the merger agreement and the transactions contemplated by the merger agreement within five business days from Omega Research's receipt of a statement from OnlineTrading.com indicating the amount of such out-of-pocket expenses that have been incurred and, in addition, if the merger agreement is terminated as a result of a nonwilful material breach or failure to perform related to one of the foregoing reasons for termination by Omega Research, OnlineTrading.com will have the right to recover any damages arising from such nonwilful material breach or failure to perform.

Extension, Waiver and Amendment of the Merger Agreement

     We may amend the merger agreement before completion of the merger. However, after the Omega Research or OnlineTrading.com shareholders approve and adopt the merger agreement and merger, no change will be made:

   o to the number of shares of TradeStation Group common stock into which Omega Research or OnlineTrading.com common stock will be converted; or

   o to any of the terms and conditions of the merger agreement if the change would materially harm the holders of Omega Research or OnlineTrading.com common stock.

     Either of us may, in writing, extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

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Shareholder Agreements


     In connection with the merger, certain OnlineTrading.com shareholders, Andrew A. Allen and his affiliates, affiliates of Farshid Tafazzoli and E. Steven zum Tobel, Derek Hernquist and a former director of OnlineTrading.com, have entered into shareholder agreements with Omega Research and TradeStation Group, and certain Omega Research shareholders, affiliates of William Cruz and Ralph Cruz, have entered into shareholder agreements with OnlineTrading.com and TradeStation Group. The terms of the respective shareholders agreements provide that the OnlineTrading.com shareholders that are parties to the shareholder agreements will not transfer or sell any shares of OnlineTrading.com common stock beneficially owned by them, or any new shares of OnlineTrading.com stock they may acquire, and the Omega Research shareholders that are parties to the shareholder agreements will not transfer or sell any shares of Omega Research common stock beneficially owned by them, or any new shares of Omega Research common stock they may acquire, at any time prior to the earlier of the effective time of the merger and the termination of the merger agreement, unless the person to whom the shares are sold agrees to be bound by the applicable shareholder agreement. The shareholder agreements also provide that the shareholders will vote all shares of such common stock beneficially owned by them, or any new shares of such common stock they may acquire, in favor of the approval of the merger agreement and the merger. As of December 1, 2000, the OnlineTrading.com shareholders that are parties to the shareholder agreements collectively held approximately 8,888,888 shares of OnlineTrading.com common stock, which represents approximately 77% of the outstanding OnlineTrading.com common stock, and the Omega Research shareholders that are parties to the shareholder agreements collectively held 18,313,208 shares of Omega Research common stock, which represents approximately 74% of the outstanding Omega Research common stock. None of the shareholders who are parties to the shareholder agreements was paid additional consideration in connection with the shareholder agreements.


Employment Agreements

     OnlineTrading.com has entered into employment agreements with three of its employees, Farshid Tafazzoli, E. Steven zum Tobel and Derek Hernquist. The employment agreements are contingent upon the occurrence of the closing of the merger, will become effective upon closing of the merger and will replace their existing employment agreements. The term of employment under each new employment agreement is two years commencing on the effective date of the merger, unless terminated earlier by the employer for "due cause," or by the employee upon a change in control of the employer in connection with which the employee's duties are materially diminished or the employee is required to relocate outside of Broward or Palm Beach County, Florida. If the term of employment is terminated by the employer without due cause, or by the employee upon a change in control resulting in materially diminished duties or the relocation requirement discussed above, the employee is entitled to receive as severance pay base salary for the remainder of the employment term (subject to a minimum of three months base salary) plus any bonus amount accrued and unpaid on the date of termination.

     Under the respective new employment agreements, Mr. Tafazzoli's base salary shall be $200,000 per annum, Mr. zum Tobel's $150,000 per annum, and Mr. Hernquist's $100,000 per annum. Currently, their respective base salaries are $200,000, $120,000 and $50,000. Each employee will be eligible for annual discretionary bonuses based upon, in the case of Mr. Tafazzoli, the criteria used to determine bonuses, if any, for William and Ralph Cruz, in the case of Mr. zum Tobel, the criteria to determine bonuses, if any, for other executive officers, and in the case of Mr. Hernquist, as determined by the board of directors of the employer. These are different than the bonus arrangements contained in their existing employment agreements, which are described in the section called "Employment Agreements" under the caption "SELECTED INFORMATION WITH RESPECT TO ONLINETRADING.COM."

     Each employment agreement contains nondisclosure and confidentiality obligations, a two-year covenant-not-to-compete (however, as shareholders of OnlineTrading.com, each employee also

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

executed a separate non-competition and non-disclosure agreement, the terms of which are described below), and covenants designed to ensure that all work product of the employee during the term is the property solely of the employer.

     Mr. zum Tobel is also party to an agreement with OnlineTrading.com dated March 1, 1999 relating to redemption rights as to all or some of Mr. zum Tobel's 444,444 shares of common stock of OnlineTrading.com which become operative to the extent Mr. zum Tobel resigns from his employment prior to a certain date. That agreement shall continue to be in effect after the merger.

Non-Competition and Non-Disclosure Agreements

     In connection with the execution of the merger agreement, certain executive officers and directors of Omega Research and OnlineTrading.com, Messrs. Cruzes, Allen, Tafazzoli, zum Tobel, and Hernquist and a former director of OnlineTrading.com, entered into a non-competition and non-disclosure agreement to be effective as of the closing of the merger. The agreements for Messrs. Cruzes, Allen, Tafazzoli and the former OnlineTrading.com director have a covenant not-to-compete of four years and the agreements of Messrs. zum Tobel and Hernquist have a covenant not-to-compete of two years. In addition, all of the agreements prohibit the disclosure of confidential information and prohibit the solicitation of employees and others doing business with Omega Research or OnlineTrading.com.

Stock Option Agreements

     As a condition to each company agreeing to execute the merger agreement, Omega Research and OnlineTrading.com also entered into two stock option agreements. Pursuant to the OnlineTrading.com stock option agreement, OnlineTrading.com granted Omega Research an option to purchase up to an aggregate of 2,294,129 newly-issued shares of OnlineTrading.com common stock at an exercise price of $11.0625 per share which is exercisable under certain circumstances including, without limitation, the acceptance by OnlineTrading.com's board of directors of an alternative takeover proposal. Pursuant to the Omega Research stock option agreement, Omega Research granted OnlineTrading.com an option to purchase up to an aggregate of 4,892,573 newly-issued shares of Omega Research common stock at an exercise price of $6.4422 per share which is exercisable under certain circumstances including, without limitation, the acceptance by Omega Research's board of directors of an alternative takeover proposal combined with termination of the merger agreement by Omega Research.

     The options are intended to increase the likelihood that the merger will be completed. Consequently, the stock option agreements may have the effect of discouraging persons who might now or at any time be interested in acquiring all or a significant interest in Omega Research or OnlineTrading.com or its assets before completion of the merger. Each stock option agreement is exercisable by the optionee company, in whole or in part, at any time or from time to time after the occurrence of an event which would require payment to the company of the $5 million termination fee previously discussed on page of this joint proxy statement/prospectus. Each option will terminate upon the earliest to occur of:

   o the effective time of the merger;

   o the termination of the merger agreement pursuant to certain terms thereof; and

   o 180 days following termination of the merger agreement in circumstances under which the $5 million termination fee is payable.

The Omega Research stock option agreement and the OnlineTrading.com stock option agreement are attached as Appendices D and E, respectively, and you are urged to read each of them.

Affiliate Agreements

     In connection with the merger, the directors of each of Omega Research and OnlineTrading.com, and certain Omega Research principal shareholders and OnlineTrading.com principal shareholders have entered into affiliate agreements with TradeStation Group under which they agreed to restrict their transfer of any TradeStation Group, Omega Research or OnlineTrading.com common stock they now own or receive in the merger, and to refrain from taking actions which would adversely affect the ability to account for the merger as a pooling-of-interests transaction. Specifically, the affiliate agreements provide, among other things, that the affiliates of Omega Research and OnlineTrading.com will not sell, transfer or otherwise dispose of the common stock now owned by them or issued to them in connection with the merger other than: in compliance with Rule 145 of the Securities Act of 1933; as part of an effective registration statement under the Securities Act of 1933; or, in the opinion of counsel, under an exemption from registration under the Securities Act of 1933.

     The affiliate agreements also generally provide that until the earlier of
(i) TradeStation Group's public announcement of financial results covering at least thirty days of combined operations of Omega Research and OnlineTrading.com and (ii) the merger agreement's termination, the affiliate will not sell, exchange, transfer or otherwise dispose of or reduce the affiliate's economic risk in respect of shares of TradeStation Group, Omega Research or OnlineTrading.com common stock and options or warrants to purchase TradeStation Group common stock beneficially owned by the affiliate.

                AMENDMENT OF OMEGA RESEARCH INCENTIVE STOCK PLAN

     In connection with the execution of the merger agreement, Omega Research agreed to amend its Amended and Restated 1996 Incentive Stock Plan to increase the number of shares of Omega Research common stock, $.01 par value, reserved for issuance under the Incentive Stock Plan from 4,500,000 shares to 7,500,000 shares. The amendment to the Incentive Stock Plan will be voted upon by Omega Research shareholders and is subject to the approval of the merger. Subject to consummation of the merger, TradeStation Group will be assuming the Incentive Stock Plan and filing a registration statement on Form S-8 to register the unissued shares of common stock reserved for future issuance thereunder. For more information on the Incentive Stock Plan, see "Selected Information with Respect to Omega Research--Other Compensation Arrangements" below. Subject to shareholder approval of the merger, the affirmative vote of a majority of the shares of common stock represented in person or by proxy which are voted at the special meeting is necessary for the adoption and approval of the proposed amendment to the Incentive Stock Plan.

     The Board recommends a vote FOR approval of the amendment to the Incentive Stock Plan.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS


     The unaudited pro forma combined financial statements give effect to the proposed merger of Omega Research and OnlineTrading.com, on a pooling-of-interests basis. Immediately after the merger, Omega Research and OnlineTrading.com will be wholly-owned subsidiaries of TradeStation Group. TradeStation Group's unaudited pro forma combined balance sheet assumes that the mergers took place on September 30, 2000 and combines the Omega Research consolidated balance sheet at September 30, 2000 with OnlineTrading.com's consolidated balance sheet as of July 31, 2000. TradeStation Group's unaudited pro forma combined statements of operations assume that the mergers took place as of the beginning of the periods presented and combine Omega Research's consolidated statements of operations for the nine months ended September 30, 2000 and 1999 and the years ended December 31, 1999, 1998 and 1997 with OnlineTrading.com's statements of operations for the nine months ended July 31, 2000 and 1999 and the years ended January 31, 2000, 1999 and 1998, respectively. OnlineTrading.com's results of operations for the nine months ended July 31, 2000 and 1999 were calculated by adding the six months ended July 31, 2000 and 1999 with the three months ended January 31, 2000 and 1999, as to which net income was $158,000 and $196,000, respectively, and which also represent the last quarter of the respective previous fiscal years. TradeStation Group's unaudited pro forma combined financial statements are based on Omega Research and OnlineTrading.com's historical financial statements and related notes thereto, as amended, which have not been restated for the effect of the merger and are set forth elsewhere in this joint proxy statement/prospectus.


     It is anticipated that nonrecurring merger expenses in the amount of approximately $4.5 million, comprised of approximately $2.1 million in banking fees, $1.4 million in legal, accounting and tax service fees, $0.6 million in severance expenses and $0.4 million in printing and miscellaneous expenses, will be incurred in connection with the merger. Such expenses are not reflected in the unaudited pro forma combined statements of operations, but are reflected as a reduction of equity and cash in the unaudited pro forma combined balance sheet.

     The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods.

                              TRADESTATION GROUP

                       PRO FORMA COMBINED BALANCE SHEET

                                                      Omega                                                     TradeStation
                                                     Research     OnlineTrading.com         Pro Forma          Group Combined
                                                     9/30/00           7/31/00             Adjustments           Pro Forma
                                                 --------------- ------------------- ----------------------   ---------------
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents .....................  $  1,523,334       $11,701,375         $  (4,500,000)(A)     $   8,724,709
 Marketable securities .........................            --         4,196,851                    --             4,196,851
 Accounts receivable, net ......................       694,000                --                    --               694,000
 Receivable from clearing organization .........            --           622,172                    --               622,172
 Income tax receivable .........................     8,242,105                --                    --             8,242,105
 Other current assets ..........................       646,615           313,115                    --               959,730
 Deferred income taxes .........................     4,983,000                --                    --             4,983,000
                                                  ------------       -----------         -------------         -------------
   Total current assets ........................    16,089,054        16,833,513            (4,500,000)           28,422,567
                                                  ------------       -----------         -------------         -------------
PROPERTY, AND EQUIPMENT, net ...................     2,146,603           552,697                    --             2,699,300
GOODWILL, net ..................................     1,258,769                --                    --             1,258,769
INTANGIBLE ASSETS, net .........................    10,445,138         2,324,400                    --            12,769,538
OTHER ASSETS ...................................     1,585,454           284,740                    --             1,870,194
DEFERRED INCOME TAXES ..........................       585,000                --                    --               585,000
                                                  ------------       -----------         -------------         -------------
   Total assets ................................  $ 32,110,018       $19,995,350         $  (4,500,000)        $  47,605,368
                                                  ============       ===========         =============         =============
LIABILITIES AND
  SHAREHOLDERS' EQUITY
  CURRENT LIABILITIES:
 Accounts payable ..............................  $  3,685,472       $   337,564         $          --         $   4,023,036
 Accrued expenses and other
   current liabilities .........................     1,978,788           933,493                    --             2,912,281
 Income taxes payable ..........................            --           262,373                    --               262,373
 Current portion of capital lease ..............            --           103,748                    --               103,748
 Deferred revenue ..............................     1,005,915                --                    --             1,005,915
                                                  ------------       -----------         -------------         -------------
   Total current liabilities ...................     6,670,175         1,637,178                    --             8,307,353
                                                  ------------       -----------         -------------         -------------
DEFERRED INCOME TAXES ..........................            --            34,300                    --                34,300
                                                  ------------       -----------         -------------         -------------
CAPITAL LEASE PAYABLE,
  net of current portion .......................            --           145,056                    --               145,056
                                                  ------------       -----------         -------------         -------------
   Total liabilities ...........................     6,670,175         1,816,534                    --             8,486,709
                                                  ------------       -----------         -------------         -------------
SHAREHOLDERS' EQUITY:
 Preferred stock ...............................            --                --                    --                    --
 Common stock ..................................       246,031           114,763                82,310 (B)           443,104
 Additional paid-in capital ....................    35,078,519        15,943,179               (82,310)(B)        50,939,388
 Accumulated (deficit) earnings ................    (9,884,707)        2,120,874            (4,500,000)(A)       (12,263,833)
                                                  ------------       -----------         -------------         -------------
   Total shareholders' equity ..................    25,439,843        18,178,816            (4,500,000)           39,118,659
                                                  ------------       -----------         -------------         -------------
   Total liabilities and
      shareholders' equity .....................  $ 32,110,018       $19,995,350         $  (4,500,000)        $  47,605,368
                                                  ============       ===========         =============         =============

----------------
(A) To reflect payment of non-recurring merger expenses.
(B) To reflect the common stock to be issued by TradeStation Group in connection with the merger.

                              TRADESTATION GROUP

                  PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                        Omega
                                                       Research     OnlineTrading.com                            TradeStation
                                                     Nine Months       Nine Months                                  Group
                                                        Ended             Ended              Pro Forma             Combined
                                                       9/30/00           7/31/00            Adjustments           Pro Forma
                                                   --------------- ------------------- ---------------------   ---------------
NET REVENUES:
 Licensing fees ..................................  $ 14,948,460       $        --        $          --         $ 14,948,460
 Commissions and fees ............................            --        11,123,956                   --           11,123,956
 Subscription services ...........................     5,472,961                --                   --            5,472,961
 Net investment gains ............................            --           458,707                   --              458,707
 Other revenues ..................................     6,654,971           984,635                   --            7,639,606
                                                    ------------       -----------        -------------         ------------
   Total net revenues ............................    27,076,392        12,567,298                   --           39,643,690
                                                    ------------       -----------        -------------         ------------
OPERATING EXPENSES:
 Cost of licensing fees ..........................       494,045                --                   --              494,045
 Clearing and other transaction costs ............            --         3,214,089                   --            3,214,089
 Cost of subscription services ...................     2,767,012                --                   --            2,767,012
 Product development .............................     5,640,827           621,353                   --            6,262,180
 Sales and marketing .............................    17,805,915         2,641,152                   --           20,447,067
 General and administrative ......................     5,959,838         4,073,207              (52,507)(A)        9,980,538
 Amortization of goodwill ........................       306,189                --                   --              306,189
 Amortization of other intangible assets .........     3,706,251           365,798                   --            4,072,049
                                                    ------------       -----------        -------------         ------------
   Total operating expenses ......................    36,680,077        10,915,599              (52,507)          47,543,169
                                                    ------------       -----------        -------------         ------------
   (Loss) income from operations .................    (9,603,685)        1,651,699               52,507           (7,899,479)
                                                    ------------       -----------        -------------         ------------
OTHER INCOME (EXPENSE), net:
 Interest expense ................................            --                --              (52,507)(A)          (52,507)
 Other income (expense), net .....................        85,970           174,315                   --              260,285
                                                    ------------       -----------        -------------         ------------
   Total other income (expense), net .............        85,970           174,315              (52,507)             207,778
                                                    ------------       -----------        -------------         ------------
   (Loss) income before income taxes .............    (9,517,715)        1,826,014                   --           (7,691,701)
INCOME TAX PROVISION .............................            --           733,702                   --              733,702
                                                    ------------       -----------        -------------         ------------
   Net (loss) income .............................  $ (9,517,715)      $ 1,092,312        $          --         $ (8,425,403)
                                                    ============       ===========        =============         ============
Loss per share:
 Basic ...........................................  $      (0.39)                                               $      (0.19)
                                                    ============                                                ============
 Diluted .........................................  $      (0.39)                                               $      (0.19)
                                                    ============                                                ============
Weighted average common stock:
 Basic ...........................................    24,568,404                             19,226,721 (B)       43,795,125
                                                    ============                          =============         ============
 Diluted .........................................    24,568,404                             19,226,721 (B)       43,795,125
                                                    ============                          =============         ============

----------------
(A) To reclass interest expense.
(B) To reflect the conversion of Omega Research and OnlineTrading.com's weighted average shares outstanding to shares of TradeStation Group common stock in connection with the merger.

                              TRADESTATION GROUP

                  PRO FORMA COMBINED STATEMENT OF OPERATIONS


                                                 Omega
                                                Research                                                  TradeStation
                                              Nine Months    OnlineTrading.com                               Group
                                                 Ended       Nine Months Ended        Pro Forma             Combined
                                                9/30/99           7/31/99            Adjustments           Pro Forma
                                            --------------- ------------------- ---------------------   ---------------
                                               (Restated)
NET REVENUES:
 Licensing fees ...........................  $ 12,288,532        $       --        $          --         $ 12,288,532
 Commissions and fees .....................            --         5,775,543                   --            5,775,543
 Net investment gains .....................            --           872,427                   --              872,427
 Other revenues ...........................     5,633,784           290,652                   --            5,924,436
                                             ------------        ----------        -------------         ------------
   Total net revenues .....................    17,922,316         6,938,622                   --           24,860,938
                                             ------------        ----------        -------------         ------------
OPERATING EXPENSES:
 Cost of licensing fees ...................     1,397,818                --                   --            1,397,818
 Clearing and other transaction costs .....            --         1,773,422                   --            1,773,422
 Product development ......................     3,301,462                --                   --            3,301,462
 Sales and marketing ......................    12,826,516         2,032,596                   --           14,859,112
 General and administrative ...............     2,878,801         2,181,214              (23,376)(A)        5,036,639
                                             ------------        ----------        -------------         ------------
   Total operating expenses ...............    20,404,597         5,987,232              (23,376)          26,368,453
                                             ------------        ----------        -------------         ------------
   (Loss) income from operations ..........    (2,482,281)          951,390               23,376           (1,507,515)
                                             ------------        ----------        -------------         ------------
OTHER INCOME (EXPENSE), net:
 Interest expense .........................            --                --              (23,376)(A)          (23,376)
 Other income, net ........................       321,411           175,000                   --              496,411
                                             ------------        ----------        -------------         ------------
   Total other income (expense), net ......       321,411           175,000              (23,376)             473,035
                                             ------------        ----------        -------------         ------------
   (Loss) income before income taxes ......    (2,160,870)        1,126,390                   --           (1,034,480)
INCOME TAX (BENEFIT) PROVISION.............      (896,000)          421,877                   --             (474,123)
                                             ------------        ----------        -------------         ------------
   Net (loss) income ......................  $ (1,264,870)       $  704,513        $          --         $   (560,357)
                                             ============        ==========        =============         ============
Loss per share:
 Basic ....................................  $      (0.06)                                               $      (0.01)
                                             ============                                                ============
 Diluted ..................................  $      (0.06)                                               $      (0.01)
                                             ============                                                ============
Weighted average common stock:
 Basic ....................................    22,374,055                             15,263,740 (B)       37,637,795
                                             ============                          =============         ============
 Diluted ..................................    22,374,055                             15,263,740 (B)       37,637,795
                                             ============                          =============         ============


----------------
(A) To reclass interest expense.
(B) To reflect the conversion of Omega Research and OnlineTrading.com's weighted average shares outstanding to shares of TradeStation Group common stock in connection with the merger.

                              TRADESTATION GROUP

                  PRO FORMA COMBINED STATEMENT OF OPERATIONS


                                                         Omega                                                    TradeStation
                                                       Research      OnlineTrading.com                               Group
                                                      Year Ended         Year Ended           Pro Forma             Combined
                                                       12/31/99           1/31/00            Adjustments           Pro Forma
                                                   ---------------- ------------------- ---------------------   ---------------
                                                      (Restated)
NET REVENUES:
 Licensing fees ..................................   $ 16,217,922       $        --        $          --         $ 16,217,922
 Commissions and fees ............................             --         9,471,435                   --            9,471,435
 Subscription services ...........................        304,382                --                   --              304,382
 Net investment gains ............................             --         1,129,493                   --            1,129,493
 Other revenues ..................................      7,214,231           914,912                   --            8,129,143
                                                     ------------       -----------        -------------         ------------
   Total net revenues ............................     23,736,535        11,515,840                   --           35,252,375
                                                     ------------       -----------        -------------         ------------
OPERATING EXPENSES:
 Cost of licensing fees ..........................      1,850,826                --                   --            1,850,826
 Clearing and other transaction costs ............             --         3,012,284                   --            3,012,284
 Cost of subscription services ...................         80,905                --                   --               80,905
 Product development .............................      4,698,319           279,387                   --            4,977,706
 Sales and marketing .............................     18,161,741         3,048,623                   --           21,210,364
 General and administrative ......................      4,534,084         3,472,384              (51,863)(A)        7,954,605
 Amortization of goodwill ........................         68,042                --                   --               68,042
 Amortization of other intangible assets .........        823,611            95,432                   --              919,043
                                                     ------------       -----------        -------------         ------------
   Total operating expenses ......................     30,217,528         9,908,110              (51,863)          40,073,775
                                                     ------------       -----------        -------------         ------------
   (Loss) income from operations .................     (6,480,993)        1,607,730               51,863           (4,821,400)
                                                     ------------       -----------        -------------         ------------
OTHER INCOME (EXPENSE), net:
 Interest expense ................................             --                --              (51,863)(A)          (51,863)
 Other income, net ...............................        422,475           175,000                   --              597,475
                                                     ------------       -----------        -------------         ------------
   Total other income (expense), net .............        422,475           175,000              (51,863)             545,612
                                                     ------------       -----------        -------------         ------------
   (Loss) income before income taxes .............     (6,058,518)        1,782,730                   --           (4,275,788)
INCOME TAX (BENEFIT) PROVISION ...................     (2,336,000)          702,224                   --           (1,633,776)
                                                     ------------       -----------        -------------         ------------
   Net (loss) income .............................   $ (3,722,518)      $ 1,080,506        $          --         $ (2,642,012)
                                                     ============       ===========        =============         ============
Loss per share:
 Basic ...........................................   $      (0.16)                                               $      (0.07)
                                                     ============                                                ============
 Diluted .........................................   $      (0.16)                                               $      (0.07)
                                                     ============                                                ============
Weighted average common stock:
 Basic ...........................................     22,758,654                             17,306,706 (B)       40,065,360
                                                     ============                          =============         ============
 Diluted .........................................     22,758,654                             17,306,706 (B)       40,065,360
                                                     ============                          =============         ============


----------------
(A) To reclass interest expense.
(B) To reflect the conversion of Omega Research and OnlineTrading.com's weighted average shares outstanding to shares of TradeStation Group common stock in connection with the merger.

                              TRADESTATION GROUP

                  PRO FORMA COMBINED STATEMENT OF OPERATIONS


                                                     Omega                                                   TradeStation
                                                   Research     OnlineTrading.com                               Group
                                                  Year Ended        Year Ended           Pro Forma             Combined
                                                   12/31/98          1/31/99            Adjustments           Pro Forma
                                                -------------- ------------------- ---------------------   ---------------
                                                  (Restated)
NET REVENUES:
 Licensing fees ...............................  $22,005,324        $       --        $          --          $22,005,324
 Commissions and fees .........................           --         5,525,427                   --            5,525,427
 Net investment gains .........................           --           328,495                   --              328,495
 Other revenues ...............................    6,211,181           138,142                   --            6,349,323
                                                 -----------        ----------        -------------          -----------
   Total net revenues .........................   28,216,505         5,992,064                   --           34,208,569
                                                 -----------        ----------        -------------          -----------
OPERATING EXPENSES:
 Cost of licensing fees .......................    1,798,078                --                   --            1,798,078
 Clearing and other transaction costs .........           --         2,002,055                   --            2,002,055
 Product development ..........................    3,318,310                --                   --            3,318,310
 Sales and marketing ..........................   14,381,923         1,174,998                   --           15,556,921
 General and administrative ...................    6,134,608         2,654,988              (36,566)(A)        8,753,030
                                                 -----------        ----------        -------------          -----------
   Total operating expenses ...................   25,632,919         5,832,041              (36,566)          31,428,394
                                                 -----------        ----------        -------------          -----------
   Income from operations .....................    2,583,586           160,023               36,566            2,780,175
                                                 -----------        ----------        -------------          -----------
OTHER INCOME (EXPENSE), net:
 Interest expense .............................           --                --              (36,566)(A)          (36,566)
 Other income, net ............................      423,961                --                   --              423,961
                                                 -----------        ----------        -------------          -----------
   Total other income (expense), net ..........      423,961                --              (36,566)             387,395
                                                 -----------        ----------        -------------          -----------
   Income before income taxes .................    3,007,547           160,023                   --            3,167,570
INCOME TAX PROVISION                               1,052,000            52,080                   --            1,104,080
                                                 -----------        ----------        -------------          -----------
   Net income .................................  $ 1,955,547        $  107,943        $          --          $ 2,063,490
                                                 ===========        ==========        =============          ===========
Earnings per share:
 Basic ........................................  $      0.09                                                 $      0.06
                                                 ===========                                                 ===========
 Diluted ......................................  $      0.09                                                 $      0.05
                                                 ===========                                                 ===========
Weighted average common stock:
 Basic ........................................   22,255,627                             14,500,799 (B)       36,756,426
                                                 ===========                          =============          ===========
 Diluted ......................................   22,757,913                             15,209,635 (B)       37,967,548
                                                 ===========                          =============          ===========


----------------
(A) To reclass interest expense.
(B) To reflect the conversion of Omega Research and OnlineTrading.com's weighted average shares outstanding to shares of TradeStation Group common stock in connection with the merger.

                              TRADESTATION GROUP

                  PRO FORMA COMBINED STATEMENT OF OPERATIONS


                                                     Omega                                                   TradeStation
                                                   Research     OnlineTrading.com                               Group
                                                  Year Ended        Year Ended           Pro Forma             Combined
                                                   12/31/97          1/31/98            Adjustments           Pro Forma
                                                -------------- ------------------- ---------------------   ---------------
                                                  (Restated)
NET REVENUES:
 Licensing fees ...............................  $24,364,990       $       --         $          --          $24,364,990
 Commissions and fees .........................           --        3,673,728                    --            3,673,728
 Net investment losses ........................           --         (187,973)                   --             (187,973)
 Other revenues ...............................    4,861,284           62,630                    --            4,923,914
                                                 -----------       ----------         -------------          -----------
   Total net revenues .........................   29,226,274        3,548,385                    --           32,774,659
                                                 -----------       ----------         -------------          -----------
OPERATING EXPENSES:
 Cost of licensing fees .......................    1,848,993               --                    --            1,848,993
 Clearing and other transaction costs .........           --        1,751,472                    --            1,751,472
 Product development ..........................    1,890,392               --                    --            1,890,392
 Sales and marketing ..........................   11,272,290          229,562                    --           11,501,852
 General and administrative ...................    5,420,760        1,589,329               (71,805)(A)        6,938,284
                                                 -----------       ----------         -------------          -----------
   Total operating expenses ...................   20,432,435        3,570,363               (71,805)          23,930,993
                                                 -----------       ----------         -------------          -----------
   Income (loss) from operations ..............    8,793,839          (21,978)               71,805            8,843,666
                                                 -----------       ----------         -------------          -----------
OTHER INCOME (EXPENSE), net:
 Interest expense .............................           --               --               (71,805)(A)          (71,805)
 Other income, net ............................      146,474               --                    --              146,474
                                                 -----------       ----------         -------------          -----------
   Total other income (expense), net ..........      146,474               --               (71,805)              74,669
                                                 -----------       ----------         -------------          -----------
   Income (loss) before income taxes ..........    8,940,313          (21,978)                   --            8,918,335
INCOME TAX BENEFIT                                  (934,000)          (2,550)                   --             (936,550)
                                                 -----------       ----------         -------------          -----------
 Income (loss) before pro forma
   tax adjustments ............................    9,874,313          (19,428)                   --            9,854,885
PRO FORMA INCOME TAX
ADJUSTMENTS:
 Pro forma income taxes for periods prior
   to September 30, 1997 ......................    3,255,731               --                    --            3,255,731
 Non-recurring tax credit .....................    1,167,000               --                    --            1,167,000
                                                 -----------       ----------         -------------          -----------
   Pro forma net income (loss) ................  $ 5,451,582       $  (19,428)        $          --          $ 5,432,154
                                                 ===========       ==========         =============          ===========
Pro forma earnings per share:
 Basic ........................................  $      0.27                                                 $      0.16
                                                 ===========                                                 ===========
 Diluted ......................................  $      0.26                                                 $      0.15
                                                 ===========                                                 ===========
Weighted average common stock:
 Basic ........................................   20,171,527                             14,500,799 (B)       34,672,326
                                                 ===========                          =============          ===========
 Diluted ......................................   20,884,675                             14,500,799 (B)       35,385,474
                                                 ===========                          =============          ===========


----------------
(A) To reclass interest expense.
(B) To reflect the conversion of Omega Research and OnlineTrading.com's weighted average shares outstanding to shares of TradeStation Group common stock in connection with the merger.

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

          BUSINESS AND FINANCIAL INFORMATION REGARDING OMEGA RESEARCH

Overview and Recent Developments

     Omega Research, Inc., a Florida corporation, was incorporated in 1982 to develop, market and sell investment analysis and trading strategy testing and automation (collectively, "trading strategy") software tools to individual and professional investors and traders (collectively, "traders"). Omega Research's current products and services provide traders with the ability to develop, historically test and computer automate trading strategies and to access streaming real-time charts, quotes and news via the Internet.

     Omega Research is in the process of changing its business model. Omega Research has taken steps, one of which is the proposed merger, to transform itself from a trading strategy client software company to one that includes an online brokerage firm--a company which intends to provide to active traders a trading platform that incorporates and seamlessly integrates powerful trading strategy tools, historical and streaming real-time market data and news, and high-speed access directly to an electronic order execution system. Omega Research's historical business model has consisted of sales of client software products, payment for which is committed to in full by the customer at the time of sale. Under the new business model, Omega Research will seek to derive recurring revenues from customers by offering monthly subscription services for trading strategy tools integrated with streaming real-time market data and news for which a monthly fee is payable, and by offering through OnlineTrading.com (subject to completion of the merger) online brokerage services for which commissions are payable. Omega Research believes that it will be able to leverage its historical success in selling trading strategy tools to build a subscriber base of active traders that will, assuming completion of the merger, use the online brokerage services of OnlineTrading.com or, at a minimum, Omega Research's trading strategy subscription services.

     Historically, Omega Research has provided real-time trading strategy client software for the Microsoft Windows operating system. In February 1999, Omega Research released its latest generation of premium software products, branded "2000i," which included upgrade versions of its then-existing products and new products. As of February 22, 1999, Omega Research's client software product line has consisted of TradeStation 2000i, OptionStation 2000i, RadarScreen 2000i, Omega Research ProSuite 2000i and SuperCharts 4.

     TradeStation enables traders to historically test the profitability of their own trading strategies, and then computer-automate those strategies to generate real-time buy and sell signals. OptionStation enables traders to benefit from stock, index and futures options trading strategies. RadarScreen enables traders to scan the markets in real time to identify favorable buying and selling opportunities based upon their own trading strategies. Omega Research ProSuite is an integrated suite of TradeStation, OptionStation and RadarScreen. SuperCharts provides traders with state-of-the-art technical analysis tools.

     In October 1999, Omega Research began to implement the change in its business model. On October 26, 1999, Omega Research acquired Window on WallStreet Inc., a leading provider of Internet-based streaming real-time market data (Financial Data Cast Network, or FDCN) and a developer of client software and online trading strategy tools, in a merger transaction in which the Window On WallStreet shareholders received 1,999,995 newly-issued shares of Omega Research common stock.

     On November 8, 1999, Omega Research announced that it would focus on serving active online traders through the design, marketing and implementation of a monthly-subscription, Internet-based, trading strategy design service.

     On January 19, 2000, Omega Research signed the merger agreement with OnlineTrading.com. The prime objective of the pending merger with OnlineTrading.com is to offer to active traders online

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

brokerage services that are integrated with TradeStation Pro, thereby creating a trading platform that incorporates and seamlessly integrates powerful trading strategy tools, historical and streaming real-time market data and news, and high-speed access directly to an electronic order execution system.

     On January 25, 2000, Omega Research launched WindowOnWallStreet.com, its first Internet subscription service. WindowOnWallStreet.com offers streaming real-time charts, quotes and news powered by some of Omega Research's award-winning trading tools. Omega Research believes that the subscriber base being built with WindowOnWallStreet.com will contain many potential OnlineTrading.com brokerage clients.

     On February 29, 2000, Omega Research announced that in light of the apparent successful launch of WindowOnWallStreet.com, Omega Research was accelerating its transition to its new business model by focusing its marketing efforts and resources on WindowOnWallStreet.com, as opposed to its client software.


     On December 6, 2000, Omega Research launched to its client software customer base TradeStation Pro, a monthly subscription service that includes the premium trading strategy tools of TradeStation seamlessly integrated with the FDCN's streaming real-time market quotes and news (which has been renamed TradeStation Network). TradeStation Pro will serve as the platform upon which OnlineTrading.com's high-speed electronic brokerage services will be based.


     Omega Research's principal executive offices are located at 8700 West Flagler Street, Miami, Florida 33174, and its telephone number is (305) 485-7000.

Industry Background

     In the last several years there has been dramatic growth in the electronic brokerage industry. In the early 1990s, several broker-dealers gave customers the ability to enter orders with them through private computer networks. In 1995, broker-dealers introduced the first systems that allowed customers to submit orders through the Internet. More than 200 broker-dealers now offer online trading. In fewer than five years, online brokerage has become an important channel for conducting retail brokerage transactions.

     U.S. Bancorp Piper Jaffray estimated that by the end of the first quarter of 2000 there were nearly 16 million online brokerage accounts in North America, up 88% from a year ago. U.S. Bancorp Piper Jaffray estimated that over $1.1 trillion in assets were held in online brokerage accounts at March 31, 2000. Online equity trading volume has also grown dramatically over the past several years. U.S. Bancorp Piper Jaffray reported that there was a daily average of approximately 1.4 million online trades in the first quarter of 2000.

     Not only have online equity trading volumes risen, they are accounting for an increasing percentage of overall equity trading. CS First Boston reported that in the first quarter of 1999 almost one in six equity trades (15.91%) took place online. Online trading accounts for an even higher percentage of overall equity and options trades by retail investors. U.S. Bancorp Piper Jaffray estimated that online trading activity accounted for 48% of all retail trades in the second half of 1999, up from 37% in the first half of 1999. For all of 1999, U.S. Bancorp Piper Jaffray estimated that online firms processed 43% of all retail trades, up from 27% in 1998.

     Industry analysts foresee continued growth both in the number of online brokerage accounts and account assets. Forrester Research predicted that, by 2003, 9.7 million U.S. households will manage more than $3 trillion in 20.4 million online accounts. Jupiter Communications estimated that, by 2003, 20.3 million households will trade online, and also predicted total online account assets at more than $3 trillion. Forrester Research has also recently predicted that, by 2004, Europe will have 14 million online brokerage accounts.

     Concurrently with the growth of online trading, there has been, in the last several years, dramatic growth in the financial markets as increasing amounts of capital have been actively invested in an

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

effort to generate superior returns. Traditionally, financial instruments were held to maturity or for long investment horizons, but in today's environment of abundant data flow and low transaction costs, financial instruments are increasingly being actively traded. Robertson Stephens reported that during 1999 The Nasdaq Stock Market and New York Stock Exchange composite volumes experienced the largest jump in history. Volume on the Nasdaq Stock Market reached 271 billion in 1999, a 37% increase over the 1998 volume of 198 billion. Volume on the New York Stock Exchange also increased in 1999, to 209 billion, a 24% increase over 1998 volume of 169 billion.

     The broad availability of financial market information online has enabled individuals to become more sophisticated and knowledgeable about trading, having experienced greater access to stock quotes, other financial market data, trading advice and other trading information through the Internet or through other online services. In addition to increased information flows, the increased popularity and proliferation of online brokerage services have resulted in reduced transaction costs to the individual trader, facilitating the increase in trading activity.

     While both brokerage services and financial market data have been available for some time, historically only large institutional investors with access to mainframe or minicomputer-based systems, and direct or personal access to securities exchanges, have had the capability to manipulate, organize and analyze such data to support their trading decisions, and then execute with efficiency those trading decisions. Historically, such organizational and analytical data activities have been expensive and time consuming, and usually performed in the "back office" of institutional traders through custom programming by information technology professionals. With the proliferation of online brokerage services, the increasing and less-expensive accessibility to large quantities of various types of market data, the increasingly-powerful processing capabilities of personal computers, and the rapidly-growing capabilities of the Internet, Omega Research believes that individual traders are demanding powerful, Internet-based, real-time trading platforms that are seamlessly integrated with the best-available order execution technology. Individual traders desire to improve both their decision-making regarding, and their execution of, trades. Omega Research believes that a need has arisen for an online brokerage to provide to the growing market of active traders an institutional quality, Internet-based platform that includes analytical tools which support the design and testing of trading strategies, the automation of those strategies in real-time, and the execution of those strategies through state-of-the-art electronic order execution systems.

Products and Services

     As a result of Omega Research's decision to change its business model, the beginning of this "Products and Services" discussion is set forth in two parts. The first part discusses Omega Research's client software products, principally the 2000i line released in February 1999, which constituted virtually all products sold by Omega Research during 1999. The second part discusses Omega Research's recently-implemented and future-planned Internet-based services. Those consist of trading tools seamlessly integrated with streaming real-time market quotes and news, which, after the merger, are to be integrated with OnlineTrading.com's online brokerage services.


     The first of Omega Research's Internet-based, monthly-subscription services, WindowOnWallStreet.com, was first marketed on Window On WallStreet's web site in December 1999, and was launched by Window On WallStreet in late January 2000. In February 2000, the focus of Omega Research's marketing efforts were shifted from the 2000i product line to WindowOnWallStreet.com. On December 6, 2000, Omega Research launched to its client software customer base, TradeStation Pro, a monthly subscription service that includes the premium trading strategy tools of TradeStation seamlessly integrated with FDCN's streaming real-time market quotes and news (which has been renamed TradeStation Network). TradeStation Pro will serve as the platform upon which OnlineTrading.com's high-speed electronic brokerage services will be based.


     Omega Research's products and services are sophisticated trading tools. They do not provide investment or trading advice or recommendations, or recommend the use of any particular strategy.

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

Client Software

     In the first quarter of 1999, Omega Research released its current generation of client software products: TradeStation 2000i, RadarScreen 2000i, OptionStation 2000i and Omega Research ProSuite 2000i. Omega Research's 2000i software products contain numerous new features, functions and improvements when compared to the prior versions, including 32-bit architecture and Microsoft COM technology, which enables users to run multiple software applications within a single workspace.

     Omega Research's client software products, each of which operates in a Microsoft Windows environment, have been marketed to individual and professional traders. The 2000i software is compatible with the following real-time Internet and broadcast financial market datafeeds: BMI (broadcast); DTN Real Time (broadcast); DTNstant (broadcast); eSignal (Internet); Hyperfeed (Internet and broadcast) and InSite (Internet). In addition to being compatible with real-time datafeeds, Omega Research's 2000i software products are able to access and display end-of-day market data. In connection with its transition to the new business model, Omega Research discontinued marketing efforts with respect to client software products in May 2000.

     Omega Research's principal client software products currently are:

Product                                     Current Version      Operating System     List Price
----------------------------------------   -----------------   -------------------   -----------
      Omega Research ProSuite ..........        2000i           Microsoft Windows       $4,799
      TradeStation .....................        2000i           Microsoft Windows       $2,399
      RadarScreen ......................        2000i           Microsoft Windows       $2,399
      OptionStation ....................        2000i           Microsoft Windows       $2,399
      SuperCharts Real-Time ............         4.0            Microsoft Windows       $1,199
      SuperCharts End-of-Day ...........         4.0            Microsoft Windows       $  395

     TradeStation 2000i. TradeStation has been the flagship product of Omega Research, serving as a platform for numerous third-party software solutions. TradeStation has been marketed to equities, futures and foreign currency traders. TradeStation empowers the trader to design and develop trading strategies based upon the trader's objective rules and criteria, test the profitability of such trading strategies against historical data, and then computer-automate a chosen trading strategy to monitor the applicable market and alert the trader in real-time when the criteria of the trading strategy have been met and an order should, therefore, be placed. The principal features of TradeStation which enable the trader to design and develop trading strategies are EasyLanguage and the PowerEditor. EasyLanguage is a proprietary computer language developed by Omega Research consisting of English-like statements and trading terms which can be input by the trader to describe particular objective rules and criteria. The PowerEditor is a compiler of EasyLanguage statements that provides the trader with considerable flexibility to modify and combine different trading rules and criteria which ultimately result in the design of the trader's trading strategies. Omega Research's TradeStation product has also been marketed worldwide to institutional traders on a monthly subscription basis by Telerate, Inc., a subsidiary of Bridge Information Systems, Inc. See "Strategic Relationships" below.

     RadarScreen 2000i. RadarScreen, a product officially released in February 1999, enables traders to scan up to hundreds or thousands, depending upon the data service and computer hardware used, of stocks or other securities to identify favorable buying and selling opportunities based upon their own trading strategies, which may be designed through the use of EasyLanguage and the PowerEditor. The program also updates dynamically and ranks securities in real-time based upon user-defined criteria and alerts the trader in real-time when the strategies' criteria are met.

     OptionStation 2000i. OptionStation is an options trading analysis product for stock, index and futures options which enables traders to explore options trading strategies. Specifically, OptionStation is designed to sort through all of the possible options positions on one or more securities and identify the most favorable risk-reward profile based upon user-defined assumptions. EasyLanguage and the PowerEditor can be used with OptionStation to customize the user's options analyses. OptionStation is

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

designed to perform two critical tasks of options trading--position search and position analysis. OptionStation's Position Search helps the trader find the best risk-reward profile based upon the trader's market assumptions. The OptionStation Position Analysis and OptionStation Position Chart features enable traders to design and customize options positions and then graphically view and analyze each position's profitability and risk. The program will alert the trader in real-time when the trader's specified criteria have been met.

     Omega Research ProSuite 2000i. Omega Research ProSuite is Omega Research's premium client software product, as it includes, as an integrated suite, TradeStation 2000i, RadarScreen 2000i and OptionStation 2000i. Due to the utilization of Microsoft COM technology, all three programs, plus additional third party programs, such as Microsoft Excel, may be viewed and utilized simultaneously within a single workspace. Omega Research ProSuite is best suited to traders who are active in multiple markets and to traders who are seeking a full range of analysis tools. For example, traders who use Omega Research ProSuite may use TradeStation to conduct analysis to determine the optimum time to buy or sell stocks or futures based upon their own trading strategies, then use RadarScreen to scan the markets to identify which stocks or futures they want to buy or sell based upon such trading strategies, and then use OptionStation to determine whether, based upon their market assumptions, an option strategy may be preferable to trading the underlying securities.

     SuperCharts. SuperCharts is a technical analysis charting product available in both real-time and end-of-day versions. SuperCharts has a built-in library of more than 80 popular technical indicators and 15 drawing tools that highlight significant market patterns. SuperCharts provides the trader with sophisticated charting and technical analysis capabilities, including the ability to draw trend lines, identify chart patterns and chart historical fundamental data. SuperCharts can generate an alert on a real-time or end-of-day basis when a simple user-defined criterion occurs with respect to a specific security. SuperCharts also contains certain trading strategy tools in order to introduce the less-experienced trader to such functions. EasyLanguage is included to a limited degree in SuperCharts.

     Additional Products and Services. Omega Research has offered additional products and services to support its client software sales, such as:
HistoryBank.com, Omega Research's historical financial market database and end-of-day financial market data service included free of charge with orders for 2000i products, and OmegaWorld, Omega Research's annual trading strategy development conference attended by users and prospective users of its trading strategy tools.

     Window On WallStreet Legacy Products. Window On WallStreet has, over the years, developed client software products and Internet-based products and services, including FDCN, all of which are being phased out in an orderly fashion. FDCN and certain features and functions of some of those other products and services have been, and will be, incorporated into WindowOnWallStreet.com and TradeStation Pro. In particular, FDCN is intended to serve as the backbone of the streaming real-time market data and news services that are and will be part of those Internet-based services.

New Business Model

     WindowOnWallStreet.com. On January 25, 2000, Omega Research launched WindowOnWallStreet.com. WindowOnWallStreet.com offers to its subscribers, on a monthly-subscription basis, browser-based streaming real-time charts, quotes and news presented and powered by some of Omega Research's award-winning trading tools. The features of WindowOnWallStreet.com include powerful analytical charting, Nasdaq Level II market maker data, time and sales data, quote lists, option chains, market leaders data, streaming news, Internet SmartSearch (a feature that enables the trader to access relevant Internet research services), live ticker, portfolio management, profit/loss tracking, discussion forum, and wireless access. The streaming real-time financial market data currently included are New York Stock Exchange, The Nasdaq Stock Market, American Stock Exchange and Options Price Reporting Authority. The subscription price currently being offered is $79.95 per month. If the subscriber commits to a one-year subscription, and pays in advance, the price currently offered is $839.40 ($69.95 per month). All exchange fees payable to the New York Stock

Exchange, The Nasdaq Stock Market, the American Stock Exchange and the Options Price Reporting Authority for non-professional subscribers, which currently total $4.00 per month, are included in the pricing, except for fees payable to Nasdaq Level II data, which currently costs $10.00 per month. Exchange fees payable by professional subscribers are also not included in the above-described pricing.


     TradeStation Pro. On December 6, 2000, Omega Research launched TradeStation Pro to its client software customer base. TradeStation Pro is an Internet-based monthly subscription service that includes substantially all of the features and functions of WindowOnWallStreet.com, including streaming real-time charts, quotes and news, plus the powerful trading strategy tools of
TradeStation: tools that enable the development of trading strategies that may be historically tested and then automated to produce buy and sell signals in real time. TradeStation Pro's tools will likely eventually also include the functions of RadarScreen. Conceptually, TradeStation Pro was designed as an Internet-based platform for the active online trader who wishes to develop, test and implement in real time objective trading strategies. TradeStation Pro will be the foundation of the Company's planned order execution services once the merger and the development of the order execution technology are completed. Omega Research also plans to launch OptionStation.com, either as a separate trading platform for options traders or as premium service within TradeStation Pro.


     Integration with OnlineTrading.com's Online Brokerage Services. After the merger, Omega Research intends to integrate the TradeStation Pro platform with OnlineTrading.com's high-speed electronic order execution brokerage services. These development efforts are in progress. The planned benefit of such integration is that OnlineTrading.com's online brokerage customers will be able to utilize TradeStation Pro to develop real-time trading strategies and then electronically generate buy and sell orders, including buy and sell orders that result from alerts generated in real time by TradeStation Pro. Those buy and sell orders would then, upon confirmation by the user, be transmitted to, and executed through, OnlineTrading.com's high-speed electronic order execution system. Assuming that all additional regulatory requirements are satisfied, it is possible that the users may also be enabled to program their trading strategies to generate real-time buy and sell signals that automatically, without the need for confirmation, initiate execution of trades through OnlineTrading.com's electronic order execution system. WindowOnWallStreet.com also may be usable in such fashion with OnlineTrading.com's order execution technology and it is currently intended that OptionStation.com, if and when launched, will also be so integrated.

Sales and Marketing

     Omega Research has marketed its client software products using a combination of methods, including inbound telesales, the use of distributors, and, most recently, online sales through its web site. Marketing efforts in support of sales have included television advertising and print media, direct mail, advertising on Omega Research's web site, hundreds of sales seminars conducted annually throughout the United States (which were discontinued in February 2000 in connection with Omega Research's transition to its new business model), and establishment of marketing and other relationships with data vendors, online brokerages and software and service solution providers. In connection with Omega Research's transition to its new business model, its marketing and sales methods, and the mix of such methods, have changed and are expected to continue to change significantly. For example, those relationships, as related to the new business model, with data vendors and online brokerages (companies that Omega Research is now or soon will be directly or indirectly competing with) will likely no longer be desirable or available, and the mix of television, print, web site, direct mail and in-person marketing methods will be determined and continually modified as Omega Research tests such methods and mixtures and analyzes and interprets the results.

     In February 1999, Omega Research launched a redesigned and expanded web site for its client software business. In addition to enabling online ordering and payment for virtually all 1999 products and services, the new web site included the following features: online registration for Omega Research conferences and online subscriptions to Omega Research newsletters; expanded free access to downloadable technical files, indicators and studies; online search functions that enable users to find Omega Research product distributors and user groups by geographic area; an expanded industry events section; online search capabilities for locating compatible third-party products; online search capabilities that allow users to find answers to technical issues by having access to Omega Research's technical assistance knowledge base; and comprehensive information about Omega Research's products and services. The web site will be substantially redesigned, and new web sites have been and will be created in connection with Omega Research's Internet-based offerings.

     The majority of Omega Research's direct sales for its client software products has been generated by telesales. The telesales process has consisted of the generation of leads through media and direct mail advertising, delivery of product information to prospective purchasers, and follow-up calls to the recipients of the product information to attempt to complete the sale. The size of this sales force was substantially reduced in February 2000 in connection with Omega Research's transition to its new business model, and is in the process of being transformed to one that is more conducive to the Internet-based, monthly subscription model.

     In the first quarter of 1999, Omega Research implemented a new system of customer tracking and management at its corporate headquarters to improve its lead management capability, to enhance its customer satisfaction through increased responsiveness and to improve its ability to market additional products to existing customers. This system will need to be substantially modified, and/or integrated with additional systems that will need to be obtained or designed and implemented, in connection with Omega Research's transition to its new business model.

     Omega Research has advertised its 2000i products on a regular basis on the CNBC television network, and to a much lesser extent on certain local television and radio stations. Omega Research has advertised its 2000i products in publications popular with traders such as Investor's Business Daily and Technical Analysis of Stocks & Commodities. Omega Research has also undertaken periodic promotional mailings to its customer base, as well as to mailing lists obtained by Omega Research by license from, or agreement with, third parties. Such promotional mailings have included flyers, brochures, videotapes, books or demo compact disks. Other than its web site, marketing efforts for 2000i products were discontinued in May 2000.

     Omega Research has engaged in sales to customers outside of the United States through the use of independent distributors and responses to direct telephonic or electronic mail inquiries from foreign persons. Less than 10% of Omega Research's revenues were derived from customers outside of the United States for the years ended December 31, 1999, 1998 and 1997. International sales are made in U.S. dollars.

Strategic Relationships

     Omega Research over the years established strategic marketing and other strategic partner relationships with data vendors, online brokerages and other relevant third parties with respect to its client software products. In light of Omega Research's transition to its new business model, the number and significance of Omega Research's strategic relationships, as they relate to Omega Research's client software products, will substantially decrease. With respect to Omega Research's new business model, those types of relationships with data vendors and online brokerages are expected to be undesirable and unavailable.

     Bridge Telerate Agreement. In August 1994, Omega Research entered into a Software License, Maintenance and Development Agreement with Dow Jones Markets, Inc., now known as Telerate, Inc., and a subsidiary of Bridge Information Systems, Inc., under which Omega Research licenses to Telerate, Inc. the right to market and distribute TradeStation to its data subscribers worldwide, who are primarily institutional traders. In 1999, Omega Research and Telerate, Inc. completed development of technical compatibility between TradeStation 2000i and the Bridgefeed technology on which the Telerate, Inc. datafeeds currently run. The agreement with Telerate, Inc. expires in January

2002. The agreement with Telerate, Inc. requires Telerate, Inc. to use commercially reasonable efforts to market TradeStation, to market the product under a name including "TradeStation," and to pay to Omega Research a per-subscription royalty, subject to minimum annual royalties which escalate each year of the agreement. Omega Research has no technical support obligation under the agreement to the customers of Telerate, Inc., but is obligated to provide limited technical support to Telerate, Inc. managers. During the term of the agreement, Omega Research is not permitted to enter into a similar licensing arrangement regarding TradeStation with five enumerated competitors of Telerate, Inc. Telerate, Inc. is not prohibited by the agreement from offering to its data service subscribers its own or another company's trading strategy software.

     Market Data Services. The real-time market data included in WindowOnWallStreet.com and TradeStation Pro is licensed from S&P ComStock, Inc. A portion of the technology used to deliver real-time market data services is licensed from a third-party development company. A significant portion of the computer hardware and software used by Omega Research to provide market data services is located at facilities leased to Window On WallStreet by Verio Inc. located in Dallas, Texas.

     Cross-marketing Agreements. Omega Research currently has written agreements with other data vendors, each of which contains provisions for the maintenance of technical compatibility between one or more of Omega Research's client software products and the data vendors' data services.

     Compatible Third-Party Products. Omega Research developed its principal client software products as "platform applications," unique and valuable software applications that also serve as platforms for third-party solutions which add value to the products. The Omega Research platform applications were designed to be open and extendible, encouraging the development of as many complementary third-party solutions as possible. To date, more than 150 independent software developers have developed specific trading strategies or other trading applications for Omega Research platform applications. This is attributable chiefly to EasyLanguage, Omega Research's proprietary computer language comprised of English-like statements and trading terms that can be used by traders and third-party developers to describe their own trading rules and criteria. Omega Research expects that TradeStation Pro shall serve as an open platform for third-party developers who wish to design compatible products or services.

Product Development and Year 2000 Compliance

     Omega Research believes that its future success depends in large part on its ability to transfer and implement, on a high-quality, efficient and user-friendly basis, the functions and features of its 2000i line of products to Internet, browser-based platforms, and to integrate those platforms with its delivery of streaming real-time market data and news and with state-of-the-art online order execution technology, and to develop and implement well-designed and user-friendly web sites. To date, Omega Research has relied primarily on internal development of its products and services, but is currently relying and will rely to some extent on licenses from third parties with respect to market data services technology and order execution technology. Omega Research currently performs all quality assurance and develops documentation and other training materials internally, but this, too, may change to some extent with respect to market data services technology and order execution technology. In 1999, 1998 and 1997, product development expenses were approximately $4.7 million, $3.3 million and $1.9 million, respectively. Omega Research may, in the near future, explore acquisitions of, or strategic or other relationships with, quality software development companies as a means of expanding its product development resources. Omega Research and OnlineTrading.com are currently working together on the development of a proprietary order routing and execution technology to be used in the new business model and are sharing the costs thereof. Omega Research also may continue to improve the speed and efficiency of its 2000i line of products. As of December 31, 1999, Omega Research's product development team was comprised of 72 persons, as compared to 45 as of December 31, 1998, a 60% increase. That number of persons was 91 as of October 31, 2000, a 26% increase from December 31, 1999.

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

     Omega Research views its product development cycle with respect to both client software and its new business model as a four-step process to achieve technical feasibility. The first step is to conceptualize in detail the defining features and functions that the targeted trader group requires from the product or service, and to undertake a cost-benefit analysis to determine the proper scope and integration of such features and functions. Once the functional requirements of the product or service have been determined, the second step is to technically design the product or service. The third step is the detailed implementation, or engineering, of this technical design. The fourth step is rigorous quality assurance testing to ensure that the final product or service generally meets the functional requirements determined in the first step. Several refinements are typically added in the quality assurance phase of development. Once this process is completed, technological feasibility has been achieved and the working model is available for final testing.

     The market for trading strategy tools, streaming real-time market data and news services, and online order execution services is characterized by rapidly changing technology, evolving industry standards in computer hardware, programming tools and languages, operating systems, database technology and information delivery systems, changes in customer requirements and frequent new product and service introductions and enhancements. Omega Research's future success will depend upon its ability to develop and maintain competitive technologies and to develop and introduce its new products and services in a timely and cost-effective manner that meets changing conditions such as evolving customer needs, existing and new competitive product and service offerings, emerging industry standards and changing technology. There can be no assurance that Omega Research will be able to develop and market, on a timely basis, if at all, new products and services that fulfill the objectives of Omega Research's new business model, respond to changing market conditions or that will be accepted by customers. Any failure by Omega Research to anticipate or to respond quickly to changing market conditions, or any significant delays in the development and implementation of Omega Research's new business model and/or introduction of new products and services and/or enhancements, could cause customers to delay or decide against purchases of Omega Research's products and services and would have a material adverse effect on Omega Research's business, financial condition and results of operations.

     Omega Research's most recent versions of its client software products, TradeStation 2000i, RadarScreen 2000i, OptionStation 2000i and Omega Research ProSuite 2000i are Year 2000 compliant in all material respects. WindowOnWallStreet.com and TradeStation Pro are also Year 2000 compliant in all material respects, as are Window On WallStreet's 6.5, 7.0 and 7.5 versions of Internet Trader, Internet Trader Deluxe, Internet Trader Pro, Day Trader and Professional Investor.

     With respect to the shipping versions of Omega Research's client software products immediately prior to the 2000i line, TradeStation 4, OptionStation 1.2, TradeStation ProSuite 4 and SuperCharts 4, Omega Research offered, in June 1999, to all registered customers in good-payment standing of those versions, as a courtesy, an appropriate solution to those products' Year 2000 compliance issues. No versions prior to version 6.0 of any Window On WallStreet product, all of which are discontinued products, are Year 2000 compliant. With respect to the 5.0 shipping versions of those discontinued client software products, Window On WallStreet offered, in December 1999, to all registered customers of version 5.0 products in good-payment standing, as a courtesy, a free upgrade to a Year 2000 compliant Window On WallStreet product. Omega Research did not incur any material expenditures specifically to provide Year 2000 solutions for its products. During 1999, Omega Research utilized internal resources having an approximate aggregate value of under $200,000 to provide all requisite Year 2000 solutions.

     There have not been, and will not be, any Year 2000 modifications or solutions for any versions of Omega Research's or Window On WallStreet's products introduced prior to those versions specifically mentioned above, or for any other products not specifically named above, or any other discontinued products. As of the date of this joint proxy statement/prospectus, Omega Research believes that no contractual obligations exist to provide Year 2000 modifications or solutions for any Omega Research or Window On WallStreet products. Omega Research has not received any material complaints about not providing Year 2000 modifications or solutions for older versions, or older or discontinued products, nor has it received any material complaints that challenge the effectiveness of Year 2000 functionality in its most recent product versions or its other Year 2000 solutions offered to customers.

Customer Support and Training

     Omega Research provides customer support and product-use training in the following ways:

     Customer Support. Omega Research provides technical support to its customers by telephone, electronic mail and fax. The majority of these services are provided during the first sixty days of ownership of an Omega Research client software product and the related costs associated with such support are accrued at the date of sale. With respect to monthly subscription services, technical support is provided as a courtesy to subscribers during the subscription period. Omega Research also provides a substantial amount of technical support information on its web sites.

     Product-use Training. Omega Research considers product-use and service-use training important to try to ensure that its customers develop the ability to use its products and services as fully and effectively as is possible. The majority of Omega Research's training materials consist of extensive online documentation and technical assistance information on its web sites.

Competition

     The markets for (i) online brokerage services, (ii) client software and Internet-based trading tools and (iii) real-time market data services are intensely competitive and rapidly evolving, and there appears to be substantial consolidation of those three products and services occurring in the industry. Omega Research's new business model embraces this evolution and consolidation. However, Omega Research believes that due to the current and anticipated rapid growth of the market for integrated trading tools, real-time market data and online brokerage services, competition, as well as consolidation, will substantially increase and intensify in the future. Omega Research believes its ability to compete will depend upon many factors both within and outside its control, including: the timing and market acceptance of new products and services and enhancements developed by Omega Research and its competitors; the ability of Omega Research to complete the merger with OnlineTrading.com and to integrate the respective businesses in an orderly, efficient and otherwise successful manner; the ability of Omega Research to operate and support efficient, materially error-free Internet-based systems; product and service functionality; data availability; ease of use; pricing; reliability; customer service and support; and sales and marketing efforts.

     Omega Research faces and after the merger the combined company will face direct competition from several publicly-traded and privately-held companies with respect to its new business model, principally online brokerages and data vendors with Internet-based subscription services. The combined company's online brokerage competitors, most of whom offer or are seeking to offer real-time trading tools to their clients, will include the approximately 160 online brokerages currently active in the United States, including, but not limited to, A.B. Watley, Inc., Ameritrade, Inc., Charles Schwab & Co., Inc. (including CyberCorp., an online broker with an active trader customer base which has been acquired by Charles Schwab & Co., Inc.), Datek Online Holdings Corporation, Discover Brokerage Direct, Inc., DLJdirect, E*Trade Group, Inc., Fidelity Brokerage Services, Inc., National Discount Brokers, Quick & Reilly, Inc., SURETRADE, Inc., Track Data Corporation, TradeCast Securities, Ltd., TRADESCAPE.com Inc. and Waterhouse Securities, Inc. Those brokers currently serve, in the aggregate, more than 92% of existing online accounts, and many are focusing on attracting more active traders to use their services. Omega Research's principal data vendor competitors include, but are not limited to, Bridge Information Systems, Inc. (Bridge Channel, Telerate Channel), Data Broadcasting Corporation (eSignal), Data Transmission Network Corporation (DTN.IQ and InterQuote), Hyperfeed Technologies, Inc. (Hyperfeed), Quote.com, Inc. (Quote.com), S&P ComStock, Inc. (ComStock on the Net and MyComStock.com), Telescan, Inc. (Wall Street City) and Track Data Corporation (MyTrack). Omega Research's competitors in the trading tools industry include, but are not limited to, Equis International, Inc. (a subsidiary of Reuters Group PLC) and each of the data vendors and online brokers listed above (all of whom develop, are in the process of developing or seek to develop or otherwise obtain, trading tools as value-added front ends for their data services and/or, as noted above, value-added tools for their brokerage services). Omega Research also will compete with trading tools and data services on the Internet that are available for free, and believes that trading tools and data services that are available on the Internet either for free or at modest prices will increase in sophistication over time. There can be no assurance that Omega Research and the combined company will be able to compete effectively with their competitors, adequately educate potential customers as to the benefits that their products and services provide, or continue to offer such products and services.

     Many of Omega Research and the combined company's existing and potential competitors, which include:

   o large, established software or Internet companies that do not currently focus on trading tools/market data services;

   o large online, discount and traditional national brokerages that are focusing more closely on online services, trading tools and real-time market data for active traders; and

   o data vendors that are adding online brokerages and/or increasing the sophistication of their trading tools, have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than has Omega Research.

Omega Research can, against such forces, be considered to have virtually no prior operating experience given its recent decision to shift to its new business model, especially given that Omega Research has not completed the merger with OnlineTrading.com and no assurance can be given that such completion will occur. One or more of these competitors may be able to respond more quickly to new or emerging technologies or changes in customer requirements or to devote greater resources to the development, promotion and sale of their products and services than may Omega Research. There can be no assurance that Omega Research's existing or potential competitors will not develop products and services comparable or superior to those developed by Omega Research or adapt more quickly than Omega Research to new technologies, evolving industry trends or changing customer requirements, or that Omega Research will be able to timely and adequately complete the implementation of its new business model, in particular, consummation of the merger with OnlineTrading.com, and integrate, implement and offer products and services competitive with those of its competitors. Increased competition could result in price reductions, reduced margins, failure to obtain any significant market share, or loss of market share, any of which could materially adversely affect Omega Research's business, results of operations and financial condition. There can be no assurance that Omega Research or the combined company will be able to compete successfully against current or future competitors, or that competitive pressures faced by Omega Research or the combined company will not have a material adverse effect on its business, financial condition and results of operations.

Intellectual Property

     Omega Research and the combined company's success is and will be heavily dependent on proprietary technology, including Internet, web site and order execution technology currently in development. Omega Research views its software technology as proprietary, and relies, and will be relying, on a combination of copyright, trade secret and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to establish and protect its proprietary rights. Omega Research has no material patents or patents pending, and has not to date registered any of its copyrights. Omega Research has obtained registrations in the United States and Canada for the trademarks TradeStation and OptionStation, and registrations in the United States for the trademarks

SuperCharts, ProSuite, RadarScreen, EasyLanguage, PowerEditor and Test Before You Trade, and for the service mark OmegaWorld. Omega Research uses a "click-wrap" license on its web site for online orders of client software products, and in its client software products for other types of sales, and uses and plans to continue to use a subscription agreement for its Internet-based subscription services, each directed to users of those products and services, in order to protect its copyrights and trade secrets and to prevent such users from commercially exploiting such copyrights and trade secrets for their own gain. Since these licenses are not physically signed by the licensees, many authorities believe that they may not be enforceable under many state laws and the laws of many foreign jurisdictions. The laws of Florida, which such licenses purport to make the governing law, are unclear on this subject.

     Despite Omega Research's efforts to protect its proprietary rights, unauthorized parties copy or otherwise obtain, use or exploit Omega Research's software or technology independently. Policing unauthorized use of Omega Research's software technology is difficult, and Omega Research is unable to determine the extent to which piracy of its software technology exists. Piracy can be expected to be a persistent problem, particularly in international markets and as a result of the growing use of the Internet, including Omega Research's substantially increasing use of the Internet in connection with its transition to its new business model. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries, including some in which Omega Research may attempt to expand its sales efforts. There can be no assurance that the steps taken by Omega Research to protect its proprietary rights will be adequate or that Omega Research's competitors will not independently develop technologies that are substantially equivalent or superior to Omega Research's technologies.

     There has been substantial litigation in the software industry involving intellectual property rights. Omega Research does not believe that it is infringing, or that the technology in development will infringe, the intellectual property rights of others. The risk of infringement by Omega Research is heightened with respect to its new business model technology in development, as such will not have stood any "test of time" as has Omega Research's client software technology. There can be no assurance that infringement claims would not have a material adverse effect on Omega Research's business, financial condition and results of operations. In addition, to the extent that Omega Research or the combined company acquires or licenses a portion of the software or data included in its products or services from third parties (all data is licensed from third parties), or markets products licensed from others generally, its exposure to infringement actions may increase because Omega Research or the combined company must rely upon such third parties for information as to the origin and ownership of such acquired or licensed software or data technology. In the future, litigation may be necessary to establish, enforce and protect trade secrets, copyrights, trademarks and other intellectual property rights of Omega Research or the combined company. Omega Research or the combined company may also be subject to litigation to defend against claimed infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. Any such litigation could be costly and divert management's attention, either of which could have a material adverse effect on Omega Research's or the combined company's business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of proprietary rights, subject Omega Research or the combined company to significant liabilities, require Omega Research or the combined company to seek licenses from third parties, which could be expensive, or prevent Omega Research or the combined company from selling its products or services or using its trademarks, any one of which could have a material adverse effect on Omega Research's or the combined company's business, financial condition and results of operations.

Employees

     As of October 31, 2000, Omega Research had 229 full-time equivalent employees consisting of 91 in product development, including software engineering, product management, documentation and quality assurance, 94 in sales and marketing, including sales, marketing, customer support and order fulfillment, and 44 in general administration, including executive management, finance, information technology services and administration. Omega Research's employees are not represented by any collective bargaining organization, and Omega Research has never experienced a work stoppage and considers its relations with its employees to be good.

     Omega Research's future success depends, in significant part, upon the continued service of its key senior management, technical and sales and marketing personnel. The loss of the services of one or more of these key employees, including William R. Cruz or Ralph L. Cruz, Omega Research's Co-Chief Executive Officers, or of certain key technology personnel, could have a material adverse effect on Omega Research. There can be no assurance that Omega Research will be able to retain its key personnel. Departures and additions of personnel, to the extent disruptive, could have a material adverse effect on Omega Research's business, financial condition and results of operations.

Properties

     Omega Research's corporate headquarters are located in Miami, Florida, in a leased facility originally consisting of approximately 17,300 square feet of office space under a lease which commenced in February 1997 and which expires in August 2002. Omega Research has entered into two lease amendments with respect to its corporate headquarters which, taken together, had the effect of significantly expanding these facilities to approximately 60,500 square feet of office space. Omega Research recently opened a leased facility in Boca Raton, Florida, consisting of approximately 6,000 square feet of space to be used for additional product development and data services operations. That lease expires January 1, 2005, and has a five-year renewal option. Omega Research acquired an approximate 13,500 square foot leased facility in Richardson, Texas in connection with the Window On WallStreet acquisition, at which most Window On WallStreet employees are based and at which certain data services development and technical operations are based. That lease expires July 31, 2002, and has a three-year renewal option. Omega Research also leases space for its server farms at two co-location sites in Dallas, Texas and Miami, Florida. Omega Research believes that its existing facilities are adequate to support its existing operations and that, if needed, it will be able to obtain suitable additional facilities on commercially reasonable terms.

Legal Proceedings

     Omega Research is not a party to any material legal proceedings.

Selected Consolidated Financial Data

     The following selected consolidated financial data of Omega Research are qualified by reference to and should be read in conjunction with Omega Research's "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Omega Research's Consolidated Financial Statements and Notes thereto included elsewhere in this report. The consolidated statement of operations data presented below for the nine months ended September 30, 2000 and 1999 and the consolidated balance sheet data as of September 30, 2000 have been derived from Omega Research's unaudited interim financial statements included in pages F-2 through F-27 of this joint proxy statement/prospectus. The consolidated balance sheet data as of September 30, 1999 have been derived from Omega Research's unaudited consolidated interim financial statements not included herein. The consolidated statement of operations data presented below for each of the years in the three-year period ended December 31, 1999 and the consolidated balance sheet data as of December 31, 1999 and 1998 have been derived from Omega Research's financial statements, which have been audited by Arthur Andersen LLP, included in pages F-2 through F-27 of this joint proxy statement/prospectus. The consolidated balance sheet data as of December 31, 1997 have been derived from audited financial statements not included in this joint proxy statement/prospectus. The consolidated statement of operations data presented below for the years ended December 31, 1996 and 1995 and the consolidated balance sheet data as of December 31, 1996 and 1995 have been derived from unaudited financial statements not included in this joint proxy statement/prospectus. See also Note 14 of Notes to Omega Research's Consolidated Financial Statements for quarterly financial information for fiscal years 1999 and 1998.


                                             As of and for the
                                             Nine Months Ended
                                               September 30,
                                         -------------------------
                                             2000         1999
                                         ------------ ------------
                                                       (Restated)
                                         (In thousands, except per
                                              share data)(1)
CONSOLIDATED STATEMENT OF OPERATIONS DATA(1):
Net revenues:
 Licensing fees(3) ..................... $14,948      $12,288
 Subscription services .................   5,473           --
 Other revenues ........................   6,655        5,634
                                         -------      -------
  Total net revenues ...................  27,076       17,922
                                         -------      -------
Total operating expenses ...............  36,680       20,404
                                         -------      -------
(Loss) income from operations ..........  (9,604)      (2,482)
                                         -------      -------
Historical net (loss) income ........... $(9,518)     $(1,265)
                                         =======      =======
Pro forma net income(4) ................
Historical net (loss) earnings per share
 Basic ................................. $ (0.39)     $ (0.06)
 Diluted ............................... $ (0.39)     $ (0.06)
Pro forma earnings per share(4):
 Basic .................................
 Diluted ...............................
Weighted average shares outstanding:
 Basic .................................  24,568       22,374
 Diluted ...............................  24,568       22,374
CONSOLIDATED BALANCE SHEET DATA(1):
Cash and cash equivalents .............. $ 1,523      $ 6,697
Marketable securities ..................      --        4,473
Working capital ........................   9,419       24,201
Total assets ...........................  32,110       29,572
Shareholders' equity ...................  25,440       26,753

                                                                As of and for the
                                                             Year Ended December 31,
                                         ---------------------------------------------------------------
                                            1999(2)       1998         1997         1996         1995
                                         ------------ ------------ ------------ ------------ -----------
                                          (Restated)   (Restated)   (Restated)   (Restated)   (Restated)
                                                    (In thousands, except per share data)(1)
CONSOLIDATED STATEMENT OF OPERATIONS
DATA(1):
Net revenues:
 Licensing fees(3) ..................... $16,218      $22,006      $24,365      $13,943      $7,913
 Subscription services .................     305           --           --           --          --
 Other revenues ........................   7,214        6,211        4,861        3,877       1,502
                                         -------      -------      -------      -------      ------
  Total net revenues ...................  23,737       28,217       29,226       17,820       9,415
                                         -------      -------      -------      -------      ------
Total operating expenses ...............  30,218       25,633       20,432       10,798       6,127
                                         -------      -------      -------      -------      ------
(Loss) income from operations ..........  (6,481)       2,584        8,794        7,022       3,288
                                         -------      -------      -------      -------      ------
Historical net (loss) income ........... $(3,723)     $ 1,956      $ 9,874      $ 7,082      $3,312
                                         =======      =======      =======      =======      ======
Pro forma net income(4) ................                           $ 5,452      $ 4,285      $2,004
                                                                   =======      =======      ======
Historical net (loss) earnings per share
 Basic ................................. $ (0.16)     $  0.09      $  0.49      $  0.36      $ 0.17
 Diluted ............................... $ (0.16)     $  0.09      $  0.47      $  0.34      $ 0.16
Pro forma earnings per share(4):
 Basic .................................                           $  0.27      $  0.22      $ 0.10
 Diluted ...............................                           $  0.26      $  0.21      $ 0.10
Weighted average shares outstanding:
 Basic .................................  22,759       22,256       20,172       19,480      19,480
 Diluted ...............................  22,759       22,758       20,885       20,541      20,541
CONSOLIDATED BALANCE SHEET DATA(1):
Cash and cash equivalents .............. $ 2,176      $ 7,437      $12,324      $   142      $  311
Marketable securities ..................   1,695        5,737        1,015           --          --
Working capital ........................  15,695       25,635       24,170        3,629       1,997
Total assets ...........................  39,559       29,642       27,470        5,803       3,288
Shareholders' equity ...................  34,496       27,492       25,233        4,835       2,970


---------------
(1) The selected financial data as of and for the year ended December 31, 1999 and as of and for the nine months ended September 30, 1999 has been restated. The amounts above for 1995 through 1998 are the same as Omega Research had previously reported prior to the Window On WallStreet acquisition since Omega Research is accounting for that transaction under the purchase method of accounting and not under the pooling-of-interest method of accounting. See Notes 2 and 3 of Notes to Consolidated Financial Statements of Omega Research.
(2) Amounts reflect the acquisition of Window On WallStreet, which was accounted for under the purchase method beginning October 26, 1999. See
    Note 3 of Notes to Consolidated Financial Statements of Omega Research.
(3) Prior to 1999, licensing fees were recognized in full (net of provision for anticipated returns) upon shipment. Upon the release of Omega Research's 2000i product line, Omega Research began recognizing sales on an as due basis in accordance with the payment terms of the sale (generally over a period of up to 12 to 16 months). See Note 1 of Notes to Consolidated Financial Statements of Omega Research.
(4) Omega Research was treated as an S corporation for federal and state income tax purposes prior to September 30, 1997. Pro forma income taxes have been provided as if Omega Research had been a C corporation for all periods prior to September 30, 1997. Upon terminating its S corporation election, Omega Research was required to record a non-recurring credit. See Note 9 of Notes to Consolidated Financial Statements of Omega Research.

Management's Discussion and Analysis of Financial Condition and Results of Operations

     This discussion should be read in conjunction with "Selected Financial Data" and the Consolidated Financial Statements and Notes to Consolidated Financial Statements of Omega Research contained in this joint proxy statement/prospectus.

Overview

     Omega Research, a Florida corporation, was incorporated in 1982 to develop, market and sell investment analysis and trading strategy, testing and automation (collectively, "trading strategy") software tools to individual and professional investors and traders (collectively, "traders"). Omega Research's current products and services provide traders with the ability to develop, historically test and computer-automate trading strategies and to access streaming real-time charts, quotes and news via the Internet.

     Omega Research is in the process of changing its business model. Omega Research has taken steps to transform itself from a trading strategy client software company to one that includes an online brokerage firm that intends to provide to active traders a best-of-breed, Internet-based trading platform: One that incorporates and seamlessly integrates powerful trading strategy development tools, historical and streaming real-time market data and news, and high-speed access directly to an electronic order execution system. Omega Research's historical business model has consisted of sales of client software products, payment for which is committed to in full by the customer at the time of sale. Under the new business model, Omega Research will seek to derive recurring revenues from customers by offering monthly subscription services for trading strategy development tools integrated with streaming real-time market data and news for which a monthly fee is payable, and by offering on-line brokerage services for which commissions are payable. Omega Research believes that it will be able to leverage its historical success in selling trading strategy tools to build a subscriber base of active traders that will, assuming completion of the merger, use the online brokerage services of OnlineTrading.com or, at a minimum, Omega Research's trading strategy subscription services.

     To support the change in the business model, Omega Research expects to increase significantly its product development and infrastructure expenditures. As a result, Omega Research expects to incur net losses at least through the first quarter of 2001. These anticipated losses could reduce Omega Research's available cash resources, increase its capital requirements and require Omega Research to seek debt and/or equity financing. See "Liquidity and Capital Resources" below.

     On February 22, 1999, Omega Research released its latest generation of premium client software products, branded "2000i," which included upgrade versions of its then existing products and new products. Accordingly, as of February 22, 1999, Omega Research's client software product line consisted of TradeStation 2000i, RadarScreen 2000i, OptionStation 2000i, Omega Research ProSuite 2000i and SuperCharts 4.

     Through 1999, substantially all of Omega Research's licensing fees were derived from the licensing of client software products to individual traders. Omega Research's client software products are sold primarily by Omega Research's telesales force. To date, a majority of the licensing fees have been generated through sales of TradeStation and the Omega Research ProSuite (see
Note 13 of Notes to Consolidated Financial Statements of Omega Research). For sales of most of Omega Research's client software products, customers have typically provided Omega Research with a credit card number and were billed for their purchases automatically and on a monthly basis over the course of up to 12 months and, for Omega Research ProSuite 2000i sales, over the course of up to 16 months. The concentration of Omega Research's marketing efforts have migrated towards its subscription services during 2000. Furthermore, as a result of Omega Research's transition from a seller of client software to a provider of Internet subscription services, it is expected that net revenues will be adversely impacted. Revenues from licensing fees are expected to decrease quarter over quarter in 2000 and it is difficult to predict when, if at all, or to what extent, revenues from Omega Research's Internet subscription services will offset such reductions.

     Historically, Omega Research's revenues have been derived principally from two sources: (i) licensing fees for use of Omega Research's client software products, and (ii) other revenues consisting primarily of royalties, fees and commissions paid to Omega Research in accordance with its agreements with third-party data vendors and other third parties and, beginning in October 1999, revenue from Window On WallStreet's Financial Data Cast Network or FDCN subscription service. Prior to February 1999, licensing fees were recognized upon product shipment in accordance with Statement of Position 97-2, Software Revenue Recognition and an estimate for returns was provided in accordance with Statement of Financial Accounting Standards No. 48, Revenue Recognition When Right of Return Exists. Beginning in 1999 with the launch of Omega Research's 2000i product line, changes in Omega Research's client software product sales, including introduction of a new, higher-priced product and longer financing terms, were deemed to alter the predictability of return reserves and the future collectibility of receivables. Accordingly, all 2000i product sales are recognized as they become due (generally over the 12 to 16 month financing terms for these sales, as monthly payments are due). The revenue recognition changes relate solely to the timing of revenue recognition with respect to sales of 2000i products and have no impact on cash flow. The 2000i products are legacy products of Omega Research. These revenue recognition timing changes do not impact revenue recognition for Omega Research's Internet subscription services or other revenues, or any of Omega Research's planned service offerings, which are expected to generate the majority of Omega Research's revenues in the future. See Note 1 of Notes to Consolidated Financial Statements of Omega Research.

     Omega Research provides client software customers with a 30-day right of return and, prior to 1999, recorded a provision for estimated returns at the time of sale. To maintain a positive, customer-friendly environment, Omega Research has historically accepted returns in excess of 30 days. Approximately 90% of all returns accepted under the 30-day right of return policy are initiated within 60 days following the date of sale. The reserve for returns, recorded in accordance with Statement of Financial Accounting Standards No. 48, was estimated based on historical experience and other relevant factors. Omega Research maintained an allowance for returns of approximately $0, $83,000, $7.4 million and $4.2 million at September 30, 2000 and December 31, 1999, 1998 and 1997, respectively. Actual returns processed during 1999, for sales made on or prior to December 31, 1998, were approximately $7.4 million and actual returns processed during 1998, for sales made on or prior to December 31, 1997, were approximately $4.3 million. Total actual returns processed were approximately $83,000, $7.4 million, $22.1 million and $13.4 million in 2000, 1999, 1998 and
1997, respectively. The decrease in actual returns in 2000 and 1999 was due to the change in the recognition of 2000i licensing fee revenue to an as due basis. The increase in actual returns processed in 1998 when compared to 1997 occurred on a gradual basis from the beginning to the end of 1998. Management believes this increase relates to an expanded marketing and sales effort which included television advertising, and an increasing public awareness of trading, which resulted in Omega Research reaching a broader audience that included more individuals who may not have necessarily been suited to use Omega Research's products.

     Omega Research maintained an allowance for bad debts of $716,000 at September 30, 2000 and December 31, 1999 and $3.7 million and $3.2 million as of December 31, 1998 and 1997, respectively. Provision for bad debts was $0, $25,000, $2.2 million and $2.5 million in 2000, 1999, 1998 and 1997, respectively. The decrease in bad debts during 1999 was due to the change in the recognition of 2000i licensing fees to an as due basis. Omega Research wrote off $3.0 million, $1.7 million and $52,000 in delinquent accounts in 1999, 1998, and 1997, respectively.

     While Omega Research has no obligation to perform future services subsequent to shipment of client software, for a limited time, Omega Research voluntarily provides support on its web site, periodic "bug" fixes, and telephone and electronic mail customer support as an accomodation to purchasers of its products as a means of fostering customer satisfaction. The majority of such services are provided during the first 60 days of ownership of Omega Research's products. The costs associated with these services are insignificant in relation to product sales value and are accrued at the date the

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

software is delivered. As of September 30, 2000 and December 31, 1999, 1998 and 1997, Omega Research had accrued $161,000, $161,000, $174,000 and $166,000, respectively.


     Omega Research began to implement the change in its business model with its October 1999 acquisition of Window On WallStreet, a provider of Internet-based streaming real-time market data through its FDCN subscription service. The Consolidated Financial Statements of Omega Research contained herein reflect the transaction under the purchase method of accounting. In November 1999, Omega Research announced that it would focus on serving active on-line traders by offering a new monthly subscription, Internet-based trading strategy portal named TradeStation Pro. TradeStation Pro was launched on December 6, 2000. On January 19, 2000, Omega Research signed a definitive, 100% share-exchange merger agreement with OnlineTrading.com, a direct access on-line broker. That merger is expected to be accounted for as a pooling-of-interests. OnlineTrading.com provides electronic order execution technology that directly accesses ECN's, exchanges and market makers in order to provide OnlineTrading.com's customers with high-speed and efficient order execution that avoids traditional market maker participation and brokerage order-flow arrangements. Omega Research launched its first Internet subscription service, WindowOnWallStreet.com, on January 25, 2000. WindowOnWallStreet.com offers streaming real-time charts, quotes and news, powered by certain of Omega Research's award-winning trading tools.


     The majority of Omega Research's other revenues for the year ended December 31, 1999 were derived from royalties associated with a licensing agreement with Telerate, Inc. relating to TradeStation. Under that agreement, Telerate, Inc. has the right to offer TradeStation to its customers on a subscription basis. Telerate, Inc. pays a per unit royalty to Omega Research, subject to a minimum annual royalty commitment. The remaining other revenues has been comprised of fees and commissions paid to Omega Research pursuant to cross-marketing agreements with data service vendors and other third parties, revenues from the FDCN subscription service and revenues generated from OmegaWorld, Omega Research's annual trading strategy development conference for users of Omega Research products. Omega Research's decision to focus its marketing resources on WindowOnWallStreet.com and future Internet subscription services is expected to result in reduced commission revenue from data service vendors. However, it is difficult to predict when, if at all, or to what extent, revenues from Omega Research's Internet subscription services will offset such reductions. Other revenues are recognized as earned in accordance with the terms of the applicable contract; Internet subscription services are recognized monthly as service is provided; and, with respect to OmegaWorld, at the time the conference is conducted.

     In accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Cost of Capitalized Software to be Sold, Leased or Otherwise Marketed, Omega Research examines its software development costs after technological feasibility has been established to determine the amount of capitalization that is required. Based on Omega Research's product development process, technological feasibility is established upon completion of a working model. The costs that are capitalized are amortized on the straight-line basis over a one-year period, the period of benefit of the related products. There were no capitalized software development costs as of September 30, 2000, or December 31, 1999 or 1998. In the future, Omega Research believes that the time between the technological feasibility of Omega Research's Internet-based services and the general release of such services will be insignificant, and, as a result, development costs qualifying for capitalization are expected to be immaterial.

     In 1988, Omega Research elected to be taxed under Subchapter S of the Internal Revenue Code of 1986, as amended, and, as a result, Omega Research's earnings prior to September 30, 1997, the effective date of Omega Research's initial public offering, were taxed at the federal level directly to Omega Research's shareholders (the State of Florida does not have a personal income tax). Effective September 30, 1997, Omega Research terminated its S corporation election and became subject to corporate-level federal and state income taxes. As a result of terminating this election, Omega Research was required to record a non-recurring credit. The non-recurring credit represents the recognition of net deferred tax assets arising from the book and tax basis differences that arise

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

primarily as a result of accounts receivable reserves. The non-recurring credit, net of a $1.8 million provision for income taxes payable, was approximately $1.2 million as of September 30, 1997, the date the S corporation election was terminated. See "Income Taxes" below.

     The pro forma income tax adjustments for the year ended December 31, 1997 in Omega Research's historical financial statements reflect the federal and state income taxes which would have been recorded if Omega Research had been treated as a C corporation during the periods presented. Omega Research has calculated these amounts based upon an estimated combined effective tax rate of 39.5% for Omega Research (as a stand-alone company, prior to its merger with Window On WallStreet) for the period prior to September 30, 1997. In addition, the non-recurring net tax credit of $1.2 million has been excluded from pro forma net income.

     On November 2, 2000, Omega Research announced the restatement of its financial results for a six-quarter period from the first quarter of 1999 through the second quarter of 2000. This restatement addresses: (1) the timing of revenue recognition with respect to sales of Omega Research's 2000i product line for which revenues will be recognized as they become due (generally over the 12 to 16 month financing terms for these sales, as monthly payments are due) as compared to recognition of revenue, net of provision for anticipated returns, upon shipment of these products; and (2) Omega Research's October 1999 merger with Window On WallStreet being accounted for under the purchase method of accounting and not under the pooling-of-interests method of accounting. (See Notes 2 and 3 in Notes to Consolidated Financial Statements).

Results of Operations

     The following table presents, for the periods indicated, certain items in Omega Research's consolidated statement of operations reflected as a percentage of total net revenues:


                                                          Nine Months Ended
                                                            September 30,                   Year Ended December 31,
                                                     ---------------------------   -----------------------------------------
                                                         2000           1999           1999           1998           1997
                                                     ------------   ------------   ------------   ------------   -----------
                                                                     (Restated)     (Restated)     (Restated)     (Restated)
Net Revenues:
 Licensing fees ..................................        55.2%          68.6%          68.3%          78.0%         83.4%
 Subscription services ...........................        20.2             --            1.3             --            --
 Other revenues ..................................        24.6           31.4           30.4           22.0          16.6
                                                         -----          -----          -----          -----         -----
  Total net revenues .............................       100.0          100.0          100.0          100.0         100.0

Operating Expenses:
 Cost of licensing fees ..........................         1.8            7.8            7.8            6.4           6.3
 Cost of subscription services ...................        10.2             --            0.3             --            --
 Product development .............................        20.9           18.4           19.8           11.7           6.5
 Sales and marketing .............................        65.8           71.6           76.5           51.0          38.6
 General and administrative ......................        22.0           16.1           19.1           21.7          18.5
 Amortization of goodwill ........................         1.1             --            0.3             --            --
 Amortization of other intangible assets .........        13.7             --            3.5             --            --
                                                         -----          -----          -----          -----         -----
  Total operating expenses .......................       135.5          113.9          127.3           90.8          69.9
                                                         -----          -----          -----          -----         -----
(Loss) income from operations ....................       (35.5)%        (13.9)%        (27.3)%          9.2%         30.1%
                                                         =====          =====          =====          =====         =====


Nine Months Ended September 30, 2000 and 1999

Net Revenues

     Total Net Revenues. Omega Research's total net revenues increased 51% from $17.9 million in the nine months ended September 30, 1999 to $27.1 million in the comparable period of 2000.

     Licensing Fees. Licensing fees are derived from sales of Omega Research's client software products. Licensing fees increased 22% from $12.3 million in the nine months ended September 30,

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

1999 to $14.9 million in the comparable period of 2000 primarily due to a change in the recognition of revenue in 1999 offset by a decrease in the number of new licensing fee transactions during 2000 as compared to 1999 resulting from Omega Research's change in its business model. Prior to 1999, licensing fees were recognized in full (net of provision for anticipated returns) upon shipment. In 1999, upon the release of Omega Research's 2000i product line, Omega Research began recognizing sales on an as due basis in accordance with the payment terms of the sale (generally over a period of up to 12 to 16 months). Licensing fees for the nine months ended September 30, 2000 was higher than the comparable period of 1999 primarily due to the recognition of 1999 sales on an as due basis during 2000. In future quarters, as a result of Omega Research's focus on building its Internet subscriber base, it is expected that licensing fees will decrease quarter over quarter as the balance of the 1999 product sales are recognized during 2000 and the number of new licensing fee transactions decreases. It is difficult to predict when, if at all, or to what extent, revenues from Omega Research's Internet subscription services will offset such reductions in licensing fees.

     Subscription Services. Subscription services revenue totaled $5.5 million in the nine months ended September 30, 2000 primarily due to the January 25, 2000 launch of WindowOnWallStreet.com, which contributed $4.5 million during the period, and, to a lesser extent, revenue from FDCN, the real time market data subscription service acquired in the October 1999 acquisition of Window on WallStreet.

     Other Revenues. Other revenues increased 18% from $5.6 million in the nine months ended September 30, 1999 to $6.7 million in the comparable period of 2000, primarily due to minimum royalties under Omega Research's license agreement with Telerate, Inc., a subsidiary of Bridge Information Systems, Inc., increasing by $500,000 per quarter, partially offset by decreases in end-of-day data vendor royalties and revenues generated from OmegaWorld, Omega Research's annual conference for users of Omega Research's products.

Operating Expenses

     Cost of Licensing Fees. Cost of licensing fees consists primarily of product media, packaging and inventory costs that are recognized upon shipment of client software products. Cost of licensing fees decreased from approximately $1.4 million in the nine months ended September 30, 1999 to approximately $494,000 in the comparable period of 2000 due to decreased shipments of client software during the nine months ended September 30, 2000 as compared to the same period during the prior year. Cost of licensing fees as a percentage of net licensing fees decreased from 11% in the nine months ended September 30, 1999 to 3% in the comparable period of 2000, primarily due to a shift in the recognition of revenue from upon shipment to an as due basis in accordance with the payment terms of the sale.

     Cost of Subscription Services. Cost of subscription services consists primarily of expenses related to the operation, maintenance and support of Omega Research's server farm, and data distribution and exchange fees. Cost of subscription services for the nine months ended September 30, 2000 was approximately $2.8 million or 51% of subscription service revenues due to the launch of Omega Research's WindowOnWallStreet.com subscription service and FDCN. Cost of services related to Omega Research's subscription business is expected to increase assuming that Omega Research is successful in continuing to build its subscriber base.

     Product Development. Product development expenses include expenses associated with the development of new products and services (including Internet based products and services), enhancements to existing products and services, testing of products and services and the creation of documentation. Such costs consist primarily of personnel costs and depreciation of computer and related equipment and facilities expenses. Product development expenses increased 71% from $3.3 million in the nine months ended September 30, 1999 to $5.6 million in the comparable period of 2000, primarily due to an increase in personnel and related costs of $1.9 million due to the number of personnel in product development increasing 84% from 50 at September 30, 1999 to 92 at

September 30, 2000 (inclusive of 17 product development employees at Window on WallStreet), and, to a lesser extent, increased facility expenses and consulting fees. Omega Research anticipates that the absolute dollar amount of product development expenses will increase for the foreseeable future as Omega Research develops new products and services and enhances existing products and services in connection with its new business model, including completion of the development of TradeStation Pro and integration of TradeStation Pro with direct access order execution technology.

     Sales and Marketing. Sales and marketing expenses consist primarily of marketing programs, including advertising, brochures, direct mail programs and seminars to promote Omega Research's products, sales commissions, personnel costs for the customer support center and marketing personnel, web site maintenance and administration costs, and shipping expenses. Sales and marketing expenses increased from $12.8 million in the nine months ended September 30, 1999 to $17.8 million in the comparable period of 2000, primarily due to increased advertising of $5.0 million (primarily television advertising).

     General and Administrative. General and administrative expenses consist primarily of employee-related costs for administrative personnel such as executive, human resources, finance and information technology, consulting and professional fees, rent and other facilities expense. General and administrative expenses increased from $2.9 million in the nine months ended September 30, 1999 to $6.0 million in the comparable period of 2000, primarily due to increases in facility expenses of $971,000, personnel costs of $881,000 and, to a lesser extent consulting and professional fees. In addition, approximately 28% of the overall increase in general and administrative expenses is related to the addition of administrative costs associated with Window on WallStreet's operations. Omega Research believes that the absolute dollar amount of its general and administrative expenses in the future will depend, to a large extent, on the level of hiring of additional personnel to support the expected growth of Omega Research as it transforms itself from a client software company to an Internet-based trading platform that includes on-line brokerage services.


     Amortization of Goodwill and Other Intangible Assets. The October 26, 1999 acquisition of Window on WallStreet was accounted for under the purchase method of accounting. The excess purchase price paid (including acquisition costs of $1.2 million) over the net book value of assets was allocated to goodwill and other identifiable intangible assets. Other intangible assets consist of purchased technology and workforce, trademarks, patents, customer lists and non-compete agreements with useful lives ranging from three to four years. For the nine months ended September 30, 2000, amortization of goodwill and other intangible assets was approximately $306,000 and $3.7 million, respectively.


Other Income, Net

     Other income, net consists primarily of investment income from cash and cash equivalents and marketable securities. Omega Research generally invests in overnight investments, tax exempt commercial paper and investment grade short-term municipal bonds. The amount of interest income fluctuates based on the amount of funds available for investment and the prevailing interest rates. Other income, net decreased from $321,000 in the nine months ended September 30, 1999 to $86,000 in the comparable period of 2000 due to decreases in cash and cash equivalents and marketable securities.

Years Ended December 31, 1999 and 1998

Net Revenues

     Total Net Revenues. Omega Research's total net revenues decreased 16% from $28.2 million in 1998 to $23.7 million in 1999.

     Licensing Fees. Licensing fees decreased 26% from $22.0 million in 1998 to $16.2 million in 1999, primarily due to a change in the method for recognizing revenue on sales of Omega Research's 2000i products in 1999. Prior to 1999, licensing fees were recognized in full (net of provision for anticipated returns) upon shipment. Upon the release of Omega Research's 2000i product line at the beginning of 1999, Omega Research began recognizing sales on an as due basis based upon the payment terms of the sale (generally over a period of up to 12 to 16 months) as changes in Omega Research's product sales, including introduction of a new, higher-priced product and longer financing terms, were deemed to alter the predictability of return reserves and the future collectibility of receivables. As a result of Omega Research's focus on building its Internet subscriber base, it is expected that licensing fees will decrease quarter over quarter as the balance of the 1999 product sales are recognized and the number of new licensing fee transactions decrease. It is difficult to predict when, if at all, or to what extent, revenues from Omega Research's Internet subscription services will offset such reductions in licensing fees.

     Subscription Services. Subscription services totaled $304,000 in the 1999 due to revenue from FDCN subsequent to the October 1999 acquisition of Window On WallStreet.

     Other Revenues. Other revenues increased 16% from $6.2 million in 1998 to $7.2 million in 1999, primarily due to an increase in minimum royalties of $1.0 million under Omega Research's license agreement with Telerate, Inc. and revenues generated from OmegaWorld, Omega Research's annual conference for users of Omega Research products.

Operating Expenses

     Cost of Licensing Fees. Cost of licensing fees was approximately $1.9 million in 1999 as compared to $1.8 million in 1998. Cost of licensing fees as a percentage of licensing fee revenue increased from 8% in 1998 to 12% in 1999, primarily due to the 1999 shift in recognition of revenue to an as due basis in accordance with the payment terms of the sale, partially offset by the impact of a one-time payment made to a third party in conjunction with the development of certain technology for Omega Research during 1998.

     Cost of Subscription Services. Cost of subscription services for the 1999 was approximately $81,000 or 27% of subscription service revenues due to revenues from FDCN.

     Product Development. Product development expenses increased from $3.3 million in 1998 to $4.7 million in 1999 primarily due to increased personnel and related costs of $1.2 million due to an increase in the number of individuals employed in product development from 45 at December 31, 1998 to 72 at December 31, 1999 (inclusive of 13 product development employees from Window On WallStreet). Product development expenses as a percentage of total net revenues increased from 12% in 1998 to 20% in 1999 primarily due to an increase in personnel and related costs and the change in 1999 revenue recognition of 2000i licensing fees to an as due basis. Omega Research anticipates that the absolute dollar amount of product development expense will increase for the foreseeable future as Omega Research develops new products and services in connection with its new business model and enhances existing products and services.

     Sales and Marketing. Sales and marketing expenses were $18.2 million in 1999 compared to $14.4 million in 1998, primarily due to increased personnel and related costs of $2.8 million due to a 60% increase in marketing and sales personnel from 108 at December 31, 1998 to 173 at December 31, 1999 (inclusive of 16 sales and marketing employees from Window On WallStreet), increased travel expenses and increased costs related to OmegaWorld. Sales and marketing expenses as a percentage of total net revenues increased from 51% in 1998 to 77% in 1999 primarily due to the change in 1999 revenue recognition of 2000i licensing fees to an as due basis.

     General and Administrative. General and administrative expenses were $4.5 million in 1999 compared to $6.1 million in 1998 primarily as a result of a decrease in bad debt expense of $2.2 million related to the 1999 shift in licensing fee revenue recognition to an as due basis, and decreased consulting and professional expenses of $528,000 mainly as a result of the favorable settlement of the class action law suit brought against Omega Research in 1998, partially offset by an increase in personnel and related costs and facility expenses. General and administrative expenses as a percentage of total net revenues improved from 22% in 1998 to 19% in 1999, primarily as a result of a decrease in bad debt expense partially offset by the change in 2000i licensing fee revenue recognition to an as due basis. Omega Research believes that the absolute dollar amount of its general and administrative expenses in the future will depend, to a large extent, on the level of hiring of additional personnel to support the expected growth of Omega Research and Omega Research's change in its business model.

     Amortization of Goodwill and Other Intangible Assets. In 1999, amortization of goodwill and other intangible assets was approximately $68,000 and $824,000, respectively.

Other Income, Net

     Other income, net was approximately $422,000 in 1999 and $424,000 in 1998.

Years Ended December 31, 1998 and 1997

Net Revenues

     Total Net Revenues. Omega Research's total net revenues were $28.2 million in 1998 compared to $29.2 million in 1997.

     Licensing Fees. Licensing fees were $22.0 million in 1998 as compared to $24.4 million in 1997, primarily due to a decrease in net sales of all of Omega Research's principal products. Omega Research believes that licensing fees in 1998 were impacted by slower than anticipated demand for its products, which was first experienced during the fourth quarter of 1997. Management believes that the slower demand was due in part to customer delays in decision making in anticipation of the release of Omega Research's 2000i software products, which were released on February 22, 1999.

     Other Revenues. Other revenues increased 28% from $4.9 million in 1997 to $6.2 million in 1998, primarily due to an increase in minimum royalties under Omega Research's license agreement with Telerate, Inc., and, to a lesser extent, revenues generated from OmegaWorld, Omega Research's annual conference for users of Omega Research products.

Operating Expenses

     Cost of Licensing Fees. Cost of licensing fees was approximately $1.8 million in both 1998 and 1997. Cost of licensing fees as a percentage of licensing fees increased slightly in 1998, primarily due to a one-time payment made to a third party in conjunction with the development of certain technology for Omega Research.

     Product Development. Product development expenses increased from $1.9 million in 1997 to $3.3 million in 1998 primarily due to increased personnel and related costs of $1.3 million due to a 55% increase in the number of individuals employed in product development from 29 at December 31, 1997 to 45 at December 31, 1998. Product development expenses as a percentage of net revenues increased from 7% in 1997 to 12% in 1998, primarily due to increased personnel and related expenses as well as decreased licensing fees.

     Sales and Marketing. Sales and marketing expenses were $14.4 million in 1998 compared to $11.3 million in 1997, primarily due to increased personnel and related costs of $1.4 million due to a 21% increase in marketing and sales personnel from 89 at December 31, 1997 to 108 at December 31, 1998, increased advertising and promotional expenses (including print advertising, the use of sales seminars, television advertising and direct mailers) of $1.1 million, and, to a lesser extent, increased shipping costs and costs related to OmegaWorld, partially offset by decreased communications expenses. Sales and marketing expenses as a percentage of net revenues increased from 39% in 1997 to 51% in 1998 as a result of the increased marketing expenses discussed above and decreased licensing fees.

     General and Administrative. General and administrative expenses were $6.1 million in 1998 compared to $5.4 million in 1997 primarily as a result of increased professional fees related to the defense of the class action lawsuit brought against Omega Research in 1998, costs of being a public company and expenses related to the implementation and lease of a new telephone system, partially offset by a decrease in bad debt expense. General and administrative expenses as a percentage of net revenues increased from 19% in 1997 to 22% in 1998 primarily as a result of the increase in those expenses and decrease in net licensing fees.

Other Income, Net

     Other income, net increased from approximately $146,000 in 1997 to $424,000 in 1998, primarily due to income earned on the proceeds from Omega Research's initial public offering.

Income Taxes

     For income tax purposes, Omega Research was an S corporation prior to September 30, 1997. Accordingly, net income and related timing differences which arose in the recording of income and expense items for financial reporting and tax reporting purposes were included in the individual tax returns of the S corporation shareholders. Effective September 30, 1997, Omega Research terminated its S corporation election, and, as a result, adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires that deferred income tax balances be recognized based on the differences between the financial statement and income tax bases of assets and liabilities using the enacted tax rates.

     Upon adoption of SFAS No. 109 during the third quarter of 1997, Omega Research recorded a benefit for income taxes which reflects a non-recurring deferred income tax credit of approximately $3.0 million, which was partially offset by a $1.8 million provision for income taxes payable. The non-recurring credit recognized net deferred tax assets arising from book and tax basis differences that arose primarily as a result of accounts receivable reserves. The $1.8 million in income taxes payable relate to federal and state income taxes owed by Omega Research as a result of an approximate $4.6 million in S corporation taxable earnings which were recognized by Omega Research for tax purposes in the fourth quarter of 1997 and the year ended December 31, 1998.

     The pro forma income tax adjustments for the year ended December 31, 1997 in Omega Research's historical financial statements reflect the federal and state income taxes which would have been recorded if Omega Research had been treated as a C corporation during the periods presented. Omega Research calculated those amounts based upon an estimated combined effective tax rate of 39.5% for Omega Research for periods prior to September 30, 1997.

     For the nine months ended September 30, 2000, a valuation allowance was recognized to offset the tax benefit associated with losses for the period. The effective tax rate of 41% for the nine months ended September 30, 1999 was slightly higher than the 38.6% statutory rate due primarily to the impact of tax-free investment income. The effective tax rate for 1999 approximated the 38.6% statutory rate. The effective tax rate for 1998 was 35%, below the 38.6% statutory rate primarily as a result of the impact of tax-free investment income.

Variability of Results

     The operating results for any quarter are not necessarily indicative of results for any future period or for the full year. Omega Research's quarterly revenues and operating results have varied in the past, and are likely to vary even further from quarter to quarter in the future due to Omega Research's transition to its new business and revenue models. Such fluctuations may result in volatility in the price of Omega Research's common stock. As budgeted expenses are based upon expected revenues, if actual revenues on a quarterly basis are below management's expectations, then results of operations are likely to be adversely affected because a relatively small amount of Omega Research's expenses varies with its revenues in the short term. In addition, operating results may fluctuate based upon the timing, level and rate of acceptance of releases of new products and services and/or enhancements, increased competition, variations in the revenue mix, and announcements of new products and services and/or enhancements by Omega Research or its competitors and other factors. Such fluctuations may result in volatility in the price of Omega Research's common stock. See Note 14 of Notes to Consolidated Financial Statements of Omega Research for quarterly financial information.

Liquidity and Capital Resources

     Omega Research believes that, after giving effect to the pending merger with OnlineTrading.com, it will have cash resources and cash flows from operations sufficient to meet currently anticipated working capital and capital expenditure requirements for at least the next twelve months. The merger has already been approved, through agreements with each company's affiliated shareholders, by a majority of the outstanding shares of each company, and has received regulatory approval from the NASD. Closing of the merger is expected by the end of December 2000. The combined cash, cash equivalents and marketable securities of the companies as of September 30, 2000 are approximately $17.9 million (approximately $1.5 million from Omega Research and approximately $16.4 million from OnlineTrading.com). In addition, Omega Research has an income tax receivable of $8.2 million as of September 30, 2000 related to carryback claims for prior periods that is expected to be realized subsequent to the filing of Omega Research's 2000 federal income tax return.

     Omega Research is experiencing a period of net losses which is expected to continue at least through the first quarter of 2001. As Omega Research transitions to its new business model, it may need to raise additional funds in order to execute that transition (including the completion of the development and integration of TradeStation Pro and order execution technology), support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies and/or take advantage of unanticipated opportunities. Omega Research's future liquidity and capital requirements will depend upon numerous factors, including the period of time it takes Omega Research to close the merger and to execute its transition to its new business model, and customer acceptance thereof, costs and timing of expansion of research and development and marketing efforts and the success of such efforts, the success of Omega Research's existing and new product and service offerings, and competing technological and market developments. Omega Research's forecast of the period of time through which its financial resources will be adequate to support its operations involves risks and uncertainties, and actual results could vary. The factors described earlier in this paragraph, as well as other factors, will impact Omega Research's future capital requirements and the adequacy of its available funds.


     Given the regulatory approval of the merger by the NASD and the contractually promised approval by the requisite shareholders and Omega Research's belief that certain accounting issues raised by the SEC Staff have been resolved, Omega Research does not believe that the merger will not close or that the closing will be further delayed beyond December 2000. However, in the event this should occur and/or Omega Research's limited available cash and cash equivalents are depleted sooner than expected, Omega Research would likely reposition and restructure its business strategies as necessary, such as appropriate marketing, sales and general and administrative cost reductions and appropriate shifts of focus on its available product and service offerings, and explore possible debt and/or equity financing arrangements. These matters have been explored and several implemented, and Omega Research is reasonably comfortable that, in the event of a further delay, or failure, to close the merger and/or the depletion of its current limited available cash and cash equivalents sooner than expected, Omega Research should have cash resources and cash flows from operations sufficient to meet currently anticipated working capital and capital expenditure requirements for approximately the next twelve months. To further support the transition to the business model, on November 22, 2000, Omega Research entered into a short-term revolving credit facility in the amount of $3.0 million to provide Omega Research with additional liquidity, should it be required, prior to the closing of the merger. The facility is a one-year loan that is guaranteed by Omega Research's Co-Chief Executive


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Officers with an interest rate of London Interbank Offered Rate plus 1.70% and without any equity participation rights or warrants of any kind.


     There can be no assurance that additional financing (debt or equity), if or to the extent required, will be available when needed on terms favorable to Omega Research, or, after the merger, TradeStation Group, if at all. If adequate funds are not available on acceptable terms, Omega Research may be unable to complete effectively its transition to its new business model, develop or enhance its services and products, take advantage of future opportunities, or respond to competitive pressures, any of which could have a material adverse effect on Omega Research's or, after the merger, TradeStation Group's, business, financial condition, results of operations and prospects. If additional funds are raised through the issuance of equity securities, the percentage ownership of the shareholders of Omega Research or, after the merger, TradeStation Group, will be reduced, shareholders may experience additional dilution in net book value per share or such equity securities may have rights, preferences or privileges senior to those of the holders of Omega Research's or, after the merger, TradeStation Group common stock.


     As of September 30, 2000, Omega Research had cash and cash equivalents of approximately $1.5 million, with working capital of approximately $9.4 million.

     Cash used in operating activities during the nine months ended September 30, 2000 totaled approximately $2.1 million compared to approximately $1.2 million in the comparable period of 1999. The increase in net cash used in operations in 2000 compared to the same period of 1999 was primarily due to higher net losses, net of non-cash charges for depreciation and amortization, during the nine months ended September 30, 2000.

     Cash used in operating activities in 1999 totaled approximately $2.8 million, compared to cash provided by operating activities of approximately $1.0 million and $3.3 million in 1998 and 1997, respectively. The decrease in net cash provided by operations in 1999 was primarily due to an increase over 1998 in cash paid for income taxes of $3.8 million by Omega Research prior to the Window On WallStreet acquisition, and the overall increase in the income tax assets related to 1999 losses, partially offset by decreases in accounts receivable. The decrease in net cash provided by operations in 1998 was primarily attributable to lower net income of the Company and an increase in cash paid for income taxes of $1.6 million. Omega Research began paying taxes in the fourth quarter of 1997 and, in addition, paid during 1998 the remaining $900,000 of the $1.8 million tax liability recognized in September 1997.

     Omega Research's investing activities provided cash of approximately $1.1 million during the nine months ended September 30, 2000 compared to approximately $60,000 in the comparable period of 1999. Cash was provided from the redemption or maturity of marketable securities partially offset by capital expenditures related to the acquisition of computers and related equipment and software required to support the transition by Omega Research into its new business model.

     Omega Research's investing activities provided cash of $1.2 million during 1999 and used cash of $6.1 million and $2.0 million in 1998 and 1997, respectively. During 1999, cash provided from investing activities was made up of $4.0 million of proceeds from maturity of marketable securities primarily offset by capital expenditures related to the acquisition of computer and related equipment and software required to support expansion of Omega Research's operations as well as $1.1 million (net of cash acquired) paid for costs associated with the acquisition of Window on WallStreet. The principal use of cash in investing activities in 1998 and 1997 was for investments in marketable securities, net of marketable securities that matured. The balance of such investing activities during 1998 and 1997 was primarily for capital expenditures related to the acquisition of computer and related equipment and software required to support expansion of Omega Research's operations. During 1997, investing activities also used cash as a result of purchases of furniture and fixtures and leasehold improvements related to Omega Research's move to a new corporate headquarters in February 1997.

     Omega Research's financing activities provided cash of approximately $346,000 and $419,000 in the nine months ended September 30, 2000 and 1999, respectively. Cash provided was from the

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issuance of common stock upon the exercise of stock options under Omega
Research's Amended and Restated 1996 Incentive Stock Plan during 1999 and 2000.

     In 1999, Omega Research's financing activities used cash of $3.6 million as compared to cash provided of $190,000 and $10.9 million in 1998 and 1997, respectively. Net cash used in financing activities during 1999 was related to the repayment of existing debt of Window On WallStreet of $4.1 million, offset by proceeds from the issuance of common stock from Omega Research's 1997 Employee Stock Purchase Plan and the exercise of stock options under Omega Research's Amended and Restated 1996 Incentive Stock Plan.

     Cash provided during 1998 related primarily to the repayment of the excess portion of the $15.4 million dividend distributed on September 30, 1997 to Omega Research's then shareholders, which is described in more detail in "Comparative Per Share Data--Omega Research/TradeStation Group Dividend Policy." The balance of the cash provided during 1998 related to the issuance of common stock from Omega Research's 1997 Employee Stock Purchase Plan and the exercise of stock options under the Omega Research's Amended and Restated 1996 Incentive Stock Plan.

     Cash provided during 1997 of $10.9 million was primarily attributable to $27.4 million of net proceeds from Omega Research's initial public offering completed during the fourth quarter of 1997, offset by cash distributions totaling $16.5 million (net of the 1997 repayment discussed above) to Omega Research's S corporation shareholders prior to Omega Research's initial public offering. A portion of the distributions was financed with a $15 million short-term bank loan which was repaid with the proceeds of the initial public offering.

Recently Issued Accounting Standards

     In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of FASB Statement No. 133. SFAS No. 137 defers for one year the effective date of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 will now apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133, as amended by SFAS No. 138, will require Omega Research to recognize all derivatives on the balance sheet as either assets or liabilities measured at fair value. Derivatives that do not qualify for hedge accounting must be adjusted to fair value through income. Omega Research will adopt SFAS No. 133 effective for the year ended December 31, 2001. Omega Research believes that the adoption of SFAS No. 133 will not have a material impact on its consolidated financial statements, as it has entered into no derivative contracts and has no current plans to do so in the future.

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, to provide guidance on the recognition, presentation and disclosure of revenue in financial statements. Omega Research will be required to adopt Staff Accounting Bulletin No. 101 by the fourth quarter of 2000. The adoption of Staff Accounting Bulletin No. 101 is not expected to have a material impact on the consolidated financial position or results of operations of Omega Research.

     In March 2000, the Emerging Issues Task Force reached a consensus on Issue No. 00-2, Accounting for Web Site Development Costs, which applies to all web site development costs incurred for the quarters beginning after June 30, 2000. The consensus states that the accounting for specific web site development costs should be based on a model consistent with AICPA Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The adoption of Issue No. 00-2 during the quarter ended September 30, 2000 did not have a material impact on the financial statements of Omega Research.

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Year 2000 Compliance

     Omega Research has not encountered any material difficulties with respect to Year 2000 compliance issues with respect to the 2000i versions of its products or WindowOnWallStreet.com, or any of its Year 2000 solutions offered to customers relating to prior product versions. In addition, Omega Research has not encountered any material difficulties with respect to Year 2000 compliance issues with respect to its customer integrated support and general ledger system, its telephone system, or any vendor products or services.

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        BUSINESS AND FINANCIAL INFORMATION REGARDING ONLINETRADING.COM

Overview and Recent Developments

     OnlineTrading.com provides financial brokerage services primarily to experienced investors and small to mid-sized financial institutions through a variety of communication mediums, including the Internet. While its products allow clients to trade directly over the Internet, OnlineTrading.com also provides a full range of brokerage services including access to the various securities markets via its computerized infrastructure. This enhances its ability to obtain the simplest, most direct execution of orders for its clients at the best possible price. In addition, as a result of the technology it uses, its registered representatives and clients have access to the most up-to-date electronic information on stocks, market indices, analysts' research and news. OnlineTrading.com's manner of executing trades using its computerized infrastructure eliminates middlemen to save costs and increase investing efficiency. It believes it has a strategic advantage over existing discount, deep discount, and Internet brokerage firms as a result of: (1) its commitment to provide the best stock execution prices to its clients; and (2) its combination of information and research tools.

     OnlineTrading.com was incorporated in Florida in September 1995 as Online Trading Inc. In February 1999, it changed its name from Online Trading Inc. to onlinetradinginc.com corp. In June 1999, OnlineTrading.com acquired the world wide web domain name www.onlinetrading.com and subsequently registered to do business under the name OnlineTrading.com.

     On June 11, 1999, OnlineTrading.com successfully completed its initial public offering by issuing 2,587,500 shares of common stock at a public offering price of $7.00 per share with net proceeds of approximately $15,810,891.

     On December 6, 1999, OnlineTrading.com completed the purchase of the principal assets of Newport Discount Brokerage, Inc., an NASD registered broker-dealer. The purchase added over 7,700 clients to OnlineTrading.com's existing client base, along with approximately $470 million in client assets. The transaction also included the employment of Newport Discount Brokerage, Inc.'s current staff.

Industry Trends

     The Securities Industry Association reported that, as of early 1999, over 48% of all U.S. households owned equities or stock mutual funds. According to Robertson Stephens, both the New York Stock Exchange and composite Nasdaq experienced record increases in transaction volumes during 1999. Transaction volume on the New York Stock Exchange was 209 billion shares, representing a 24% increase over 1998 volume of 169 billion shares. Likewise, composite transaction volume on The Nasdaq Stock Market increased 37% to 271 billion shares in 1999 up from 198 billion shares in 1998.

     The Securities Industry Association report also indicated that the online brokerage segment of the industry experienced record growth within the past three years and that growth of the online brokerage segment is expected to continue. In the year 2000, the percentage of investors who trade online is projected to grow from 11% to 28%. According to the Securities Industry Association, by 2003 online brokerage accounts are projected to make up approximately 50 percent of total brokerage accounts representing an increase in customer assets to $3.1 trillion.

OnlineTrading.com's Business

General Financial Brokerage Services.

     OnlineTrading.com provides financial brokerage services to individuals and small to mid-sized institutions, such as hedge funds, money managers, mutual funds and pension funds. To support the

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investment services provided to these investors, OnlineTrading.com effects transactions in equity securities strictly on an agency basis. This means that OnlineTrading.com always charges only an agreed upon commission and never earns income from marking up or marking down its clients' equity transactions. OnlineTrading.com's customer accounts are carried on a "fully disclosed" basis by its clearing firms. OnlineTrading.com's clearing agreements provide that its clients' securities positions and credit balances carry insurance that is supplemental to standard SIPC protection.

     OnlineTrading.com executes its clients' equity transactions on an agency basis only--as opposed to a principal basis. That is, OnlineTrading.com acts as the agent for its clients directly in the market. When brokerage firms perform a transaction on a principal basis, they are permitted to accept a client's order to purchase, immediately purchase the securities in the market for the firm, and then sell the securities to the client with a mark-up. OnlineTrading.com does not mark-up its clients' equity transactions.

     OnlineTrading.com also does not allow other brokerage firms to mark-up its clients' equity transactions. OnlineTrading.com provides its non-internet clients with access to the financial markets via its professionally staffed trading desks. OnlineTrading.com's trading desks are directly connected to the national stock exchanges and electronic communication networks or "ECNs." ECNs, such as Archipelago, Island and NexTrade, eliminate the brokerage industry "middlemen" by directly matching anonymous buyers and sellers participating on the network. OnlineTrading.com's registered representatives are committed to using its trading desks to obtain the fastest execution and best possible price at the time the clients' orders are taken. In addition, as a result of the technology OnlineTrading.com uses, it can access the most up-to-date electronic news information and research reports.

Internet-Based Brokerage Services

     Through OnlineTrading.com's Internet site, its clients currently have online access to their account information and OnlineTrading.com's order execution systems. This electronic access enables OnlineTrading.com's clients to review the securities positions in their portfolio, review their recent trading activity, obtain stock quotes, confirm their buying power and/or margin balances and enter orders for execution. In addition to providing information for their particular accounts, OnlineTrading.com also provides its clients with pertinent market information regarding timely analysts' reports, relevant earnings reports sorted by those companies that exceeded earnings expectations and those that fell below expected earnings. OnlineTrading.com also provides its clients with information about the overnight markets and the futures markets, stocks that are trading before the market opens, and major company news through the Internet.

     OnlineTrading.com uses the Internet in various ways to help expand its business. First, OnlineTrading.com uses the Internet to help its registered representatives serve its clients better through the dissemination of information to clients simultaneously. This allows OnlineTrading.com's registered representatives to efficiently serve more clients. In addition, OnlineTrading.com uses the Internet to serve an ever-growing number of investors who want to implement their trading and investment decisions without calling a registered representative.

     OnlineTrading.com currently provides two systems for trading and investing over the Internet. The "basic" Internet system is a "browser-based" program maintained by one of OnlineTrading.com's clearing firms. This system provides the client with basic transaction functions and account information and is primarily used by OnlineTrading.com's less active and less experienced traders.

     OnlineTrading.com's "advanced" Internet system is known as O.R.D.E.R.S. O.R.D.E.R.S. is a sophisticated information, execution and routing program that provides clients with real-time Nasdaq Level II quotes and the ability to direct over the counter orders to a particular ECN. At this time, clients requesting the O.R.D.E.R.S. system must meet minimum suitability requirements of experience and financial condition.

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Proprietary Trading

     OnlineTrading.com operates a small proprietary trading department separate and distinct from all customer commission business. This department operates as a profit center under strict internal controls. Pursuant to an internal policy, the department trades only equity securities, equity options and index equities on both a long and short basis, with no one position constituting greater than 40% of our funds allocated for proprietary trading. The intra-day position limit guideline is 15,000 shares for an individual position and 40,000 shares in the aggregate. The intra-day dollar limit guideline is $750,000 for an individual position and $2,500,000 in the aggregate. The overnight position limit guideline is 10,000 shares for an individual position and 30,000 shares in the aggregate. The overnight dollar limit guideline is $500,000 for an individual position and $1,500,000 in the aggregate.

     OnlineTrading.com charges the proprietary trading desk commission rates above OnlineTrading.com's costs, and OnlineTrading.com pays the department a percentage of the trading profits generated. OnlineTrading.com never fills clients' orders from the firm's inventories. OnlineTrading.com's long inventory positions represent its ownership of securities. Conversely, OnlineTrading.com's short inventory positions represent obligations to deliver specified securities at the current market price. Accordingly, both long and short inventory positions may result in losses or gains as market values of securities fluctuate. To reduce the risk of losses, long and short positions are revalued to the current market price each day and are continuously monitored by one of OnlineTrading.com's registered principals.

OnlineTrading.com's Business Strategy

     OnlineTrading.com uses technology to provide experienced clients access, through its professionally staffed trading desk and the Internet, to an execution system directly connected to the financial markets. OnlineTrading.com's strategy is designed to provide its clients with the best possible execution price and access to relevant market information. As a result, OnlineTrading.com's strategy allows it to take advantage of opportunities that exist in the financial brokerage industry for firms that are able to provide their clients with the overall cost-savings created by access to professional-type trade executions, access to up-to-date market information, and the convenience of trading over the Internet. OnlineTrading.com was founded on the principal philosophy of providing its clients with the best execution prices along with the most relevant market information and investment research. OnlineTrading.com consistently analyzes new technologies and communication mediums that will enable it to better serve its clients. OnlineTrading.com is committed to offering its clients the simplest, most direct form of stock trading.

     OnlineTrading.com's goal is to become a leader in the financial brokerage industry. OnlineTrading.com intends to achieve its goal by:

   o targeting experienced traders and small to mid-sized financial institutions who typically (1) execute more trades per year than other categories of investors, (2) require access to market information, and (3) require fast execution of their orders;

   o providing value to its clients at the lowest overall cost, including access to its trading desk which enables them to realize the best available execution price;

   o providing its clients with value-added services, including access to registered representatives and up-to-date market information; and

   o providing technologically innovative solutions to satisfy client needs, including efficient trading directly over the Internet, and access to trading strategy tools and real-time market information.

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Strategic Relationships

     OnlineTrading.com currently utilizes the services of clearing firms for all custody and clearing issues associated with brokerage transactions. OnlineTrading.com realizes the following benefits from these relationships:

   o quality safekeeping and protection on the net equity on all accounts;

   o elimination of significant self-clearing regulatory requirements and the associated overhead costs;

   o ability to participate in initial public offerings and other investment banking transactions; and

   o ability to participate in a large database of no-load mutual funds.

     OnlineTrading.com's relationship with Instinet Corporation affords it access to information and enables its clients to trade directly and anonymously with other brokerage firms, money managers, professional traders and large financial institutions. Through OnlineTrading.com's relationship with Instinet Corporation, OnlineTrading.com's clients are also able to trade equities before the market opens at 9:30 a.m. and after the market closes at 4:00 p.m. As a result, OnlineTrading.com's clients are able to take advantage of trading and investment opportunities occurring outside of the traditional market hours.

     In addition to OnlineTrading.com's relationship with Instinet Corporation, it has relationships with several other ECNs, including Archipelago, Island and NexTrade. These relationships allow OnlineTrading.com to provide its clients with direct access to multiple avenues of execution.

Competition

     The market for discount brokerage services, and particularly electronic brokerage services, is rapidly evolving, intensely competitive and has few barriers to entry. OnlineTrading.com expects competition to continue and intensify in the future. OnlineTrading.com encounters direct competition from numerous other brokerage firms, many of which provide electronic brokerage services which OnlineTrading.com currently does not provide. These competitors include discount brokerage firms like Charles Schwab & Co., Inc. and Quick & Reilly, Inc., as well as electronic brokerage firms such as E*Trade Group, Inc., Ameritrade, CyperCorp, TradeScape, and ABWatley. OnlineTrading.com also encounters competition from established full-commission brokerage firms as well as financial institutions, mutual fund sponsors and other organizations, some of which provide electronic brokerage services.

     OnlineTrading.com believes that the principal competitive factors affecting the market for its brokerage services are speed and accuracy of order execution, price and reliability of trading systems, quality of client service, amount and timeliness of information provided, ease of use, and ability to provide clients with innovative products and services. Due to its trading systems and its decision to merge with Omega Research, OnlineTrading.com believes that it should be able to compete effectively with respect to each of these factors, as related to active trader accounts, and will continue to do so in the future.

     However, a number of OnlineTrading.com's competitors have significantly greater financial, technical, marketing and other resources. Some of OnlineTrading.com's competitors also offer a wider range of services and financial products and have greater name recognition and more extensive client bases. These competitors may be able to respond more quickly to new or changing opportunities, technologies, and client requirements, and may be able to undertake more extensive promotional activities, offer more attractive terms to clients, and adopt more aggressive pricing policies. Moreover, current and potential competitors have established or may establish cooperative relationships among

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themselves or with third parties or may consolidate to enhance their services and products. OnlineTrading.com expects that new competitors will emerge and may acquire significant market share.

     There can be no assurance that OnlineTrading.com will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

Government Regulation

Broker-Dealer Regulation

     OnlineTrading.com is subject to extensive securities industry regulation under both federal and state laws. Broker-dealers are subject to regulations covering all aspects of the securities business, including: sales methods; trade practices among broker-dealers; use and safe-keeping of customers' funds and securities; arrangements with clearing houses; capital structure; record keeping; conduct of directors, officers and employees; and supervision. To the extent OnlineTrading.com solicits orders from customers or makes investment recommendations, it is subject to additional rules and regulations governing, among other things, sales practices and the suitability of recommendations to its customers.

     OnlineTrading.com's mode of operation and profitability may be directly affected by: additional legislation; changes in rules promulgated by the SEC, the NASD, the Board of Governors of the Federal Reserve System, the various stock exchanges and other self-regulatory organizations; and changes in the interpretation or enforcement of existing rules and laws.

     The SEC, the NASD and other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders, enjoin or suspend or expel a broker-dealer or any of its officers or employees.

     Marketing campaigns by OnlineTrading.com to bring brand name recognition to it and to promote the benefit of its services, such as access to real-time trading strategy tools and market information, and its high-speed electronic order execution, are regulated by the NASD, and all marketing materials must be reviewed by an appropriately-licensed OnlineTrading.com principal prior to release, and must conform to standards articulated by the SEC and NASD. The NASD may request that revisions be made to marketing materials, and can impose certain penalties for violations of its advertising regulations, including censures or fines, suspension of all advertising, the issuance of cease-and-desist orders, and the suspension or expulsion of a broker-dealer or any of its officers or employees.

     OnlineTrading.com is also subject to regulation under state law. OnlineTrading.com is currently registered as a broker-dealer in every state and in the District of Columbia. An amendment to the federal securities laws prohibits the states from imposing substantive requirements on broker-dealers which exceed those imposed under federal law. The recent amendment, however, does not preclude the states from imposing registration requirements on broker-dealers that operate within their jurisdiction or from sanctioning these broker-dealers for engaging in misconduct.

Net Capital Requirements; Liquidity

     As a registered broker-dealer and member of the NASD, OnlineTrading.com is subject to the Net Capital Rule. The Net Capital Rule, which specifies minimum net capital requirements for registered broker-dealers, is designed to measure the general financial integrity and liquidity of a broker-dealer and requires that at least a minimum part of its assets be kept in relatively liquid form. In general, net capital is defined as net worth, the value of assets minus liabilities, plus qualifying subordinated borrowings and certain discretionary liabilities, and less certain mandatory deductions that result from excluding assets that are not readily convertible into cash and from valuing conservatively certain other assets. Among these deductions are adjustments, which reflect the possibility of a decline in the market value of an asset prior to disposition.

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     Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies and ultimately could require the firm's liquidation. The Net Capital Rule prohibits payments of dividends, redemption of stock, the prepayment of subordinated indebtedness and the making of any unsecured advance or loan to a shareholder, employee or affiliate, if the payment would reduce the firm's net capital below a certain level.

     The Net Capital Rule also provides that the SEC may restrict for up to 20 business days any withdrawal of equity capital, or unsecured loans or advances to shareholders, employees or affiliates if the capital withdrawal, together with all other net capital withdrawals during a 30-day period, exceeds 30% of excess net capital and the SEC concludes that the capital withdrawal may be detrimental to the financial integrity of the broker-dealer. In addition, the Net Capital Rule provides that the total outstanding principal amount of a broker-dealer's indebtedness under certain subordination agreements, the proceeds of which are included in its net capital, may not exceed 70% of the sum of the outstanding principal amount of all subordinated indebtedness included in net capital, par or stated value of capital stock, paid in capital in excess of par, retained earnings and other capital accounts for a period in excess of 90 days.

     A change in the Net Capital Rule, the imposition of new rules or any unusually large charge against net capital could limit those of OnlineTrading.com's operations that require the intensive use of capital, such as the financing of client account balances, and also could restrict OnlineTrading.com's ability to pay dividends, repay debt and repurchase shares of its outstanding stock. A significant operating loss or any unusually large charge against net capital could adversely affect OnlineTrading.com's ability to expand or even maintain its present levels of business, which could harm its business.

     OnlineTrading.com is a member of SIPC. SIPC provides protection of up to $500,000 for each client, subject to a limitation of $100,000 for cash balances, in the event of the financial failure of a broker-dealer. OnlineTrading.com's accounts are carried on the books and records of its clearing firms. OnlineTrading.com's clearing firms have obtained insurance for the benefit of OnlineTrading.com's clients' accounts that is supplemental to SIPC protection.

Additional Regulation

     Due to the increasing popularity and use of the Internet and other online services, various regulatory authorities are considering laws and/or regulations with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights and quality of services. In addition, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. Moreover, the recent increase in the number of complaints by online traders could lead to more stringent regulations of online trading firms and their practices by the SEC, the NASD and other regulatory agencies. Furthermore, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. Also, as OnlineTrading.com's services are available over the Internet in multiple states and foreign countries, and as OnlineTrading.com has numerous clients residing in these states and foreign countries, these jurisdictions may claim that OnlineTrading.com is required to qualify to do business as a foreign corporation in each such state and foreign country. While OnlineTrading.com is currently registered as a broker-dealer in every state, it is qualified to do business as a foreign corporation in only a few states; failure by OnlineTrading.com to qualify as a broker-dealer in other jurisdictions or as an out-of-state or "foreign" corporation in a jurisdiction where it is required to do so could subject OnlineTrading.com to taxes and penalties for the failure to qualify. OnlineTrading.com's business could be harmed by new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to its business or the applications of existing laws and regulations to the Internet and other online services.

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Employees

     As of October 31, 2000, OnlineTrading.com employed a total of 69 full-time employees, of which 6 are engaged in executive management, 31 in trading activities, 19 in client services/back office, 3 in sales, 9 in office personnel, and 1 in information technology. The employees are operating from the following branch locations:

     Boca Raton, FL
     Osterville, MA
     Pittsburgh, PA
     Hudson, OH
     Cincinnati, OH

     No employee is covered by a collective bargaining agreement or is represented by a labor union. OnlineTrading.com considers its employee relations to be excellent. OnlineTrading.com also has entered into independent contractor arrangements with other individuals on an as-needed basis to assist with programming and developing proprietary technologies.

Properties

     OnlineTrading.com's principal executive offices are located in an approximately 11,800 square foot facility in Boca Raton, Florida. This facility is occupied pursuant to a lease expiring February 28, 2007 at a current annual rent of approximately $164,000 plus escalations. OnlineTrading.com also leases approximately 1,200 square feet of office space for its branch office in Osterville, Massachusetts. This space is occupied pursuant to a lease expiring on November 30, 2003, at an annual rent of $24,000, with an option to renew for an additional five-year term. OnlineTrading.com leases approximately 1,443 square feet of office space for its branch office in Pittsburgh, Pennsylvania. This space is occupied pursuant to a lease expiring on April 1, 2002 at an annual rent of $23,810. OnlineTrading.com leases approximately 750 square feet of office space for its branch office in Hudson, Ohio. This office is occupied pursuant to a month-to-month lease at a monthly rent of $500.

     OnlineTrading.com has a branch office in Cincinnati, Ohio; however, OnlineTrading.com is not a party to any lease agreement. The registered representatives established in that office have entered into the lease agreements and are responsible for the lease obligations. OnlineTrading.com has recently closed its branch office in Boston, Massachusetts.

     The existence of these branch offices, and the manner in which they are set up, are helpful in the event of certain system failures. In the event that an office experiences such a system failure, one or more of OnlineTrading.com's other offices could continue to service clients through its facilities. By way of example and not limitation, OnlineTrading.com's phone system has the ability to re-route calls to different locations in the event the phone system for one location were to fail. To date, OnlineTrading.com's existing facilities have proven adequate to support its operations. However, if needed, OnlineTrading.com believes that it could obtain suitable additional facilities on commercially reasonable terms.

Legal Proceedings

     On January 11, 2000, Robert A. Whigham, Jr. and Patricia F. Whigham filed a civil action against onlinetradinginc.com corp., Barry Goodman, Jan Bevivino, William L. Mark and Bear Stearns Securities Corp. OnlineTrading.com's attorneys moved the case to the United States District Court for the District of Massachusetts, Eastern Division and on May 5, 2000 the United States District Court granted OnlineTrading.com's motion to compel arbitration and subsequently entered a procedural order dismissing the Whighams' civil action without prejudice. On September 9, 2000, OnlineTrading.com received notification from NASD Dispute Resolution, Inc. that the Whighams had filed a statement of claim and initiated arbitration against all parties named in the former civil action.

     The Whighams have alleged that, during the period from January 1999 through August 1999, their accounts were serviced by an unregistered person, Barry Goodman, in violation of Massachusetts

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General Laws c.110A and that OnlineTrading.com aided and abetted Mr. Goodman in violation of c.110A. The Whighams have also made allegations of excessive trading, excessive commissions, negligent supervision and fraud in violation of 18 U.S.C. ss.1962. The Whighams seek total alleged damages of $561,000 plus interest, costs, fees and treble damages. OnlineTrading.com intends to present a vigorous defense and to seek reimbursement for certain costs associated with its defense. OnlineTrading.com believes the claim to be without merit, however, there can be no assurance that OnlineTrading.com's defense of the claim will be successful.

Management's Discussion and Analysis of Financial Condition and Results of Operations

     The following discussion of the financial condition and results of operations of OnlineTrading.com should be read in conjunction with OnlineTrading.com's Consolidated Financial Statements and notes thereto appearing elsewhere herein.

Overview

     OnlineTrading.com provides financial brokerage services primarily to experienced investors and small to mid-sized financial institutions through a variety of communication mediums, including the Internet. While its products allow clients to trade directly over the Internet, OnlineTrading.com also provides a full range of brokerage services including direct access to the various securities markets via OnlineTrading.com's computerized infrastructure. This enhances OnlineTrading.com's ability to obtain the simplest, most direct execution of orders for its clients at the best possible price. In addition, as a result of the technology OnlineTrading.com uses, its registered representatives and clients have access to the most up-to-date electronic information on stocks, market indices, analysts' research and news. OnlineTrading.com's manner of executing trades using its computerized infrastructure eliminates middlemen (like traditional market makers and other broker-dealers) to save costs and increase investing efficiency.

     On December 6, 1999, OnlineTrading.com completed the purchase of the principal assets of Newport Discount Brokerage, Inc. The purchase added over 7,700 clients to OnlineTrading.com's existing client base, along with approximately $470 million in client assets. The transaction also included the employment of Newport Discount Brokerage, Inc.'s current staff on an "at will" basis. The total consideration paid by OnlineTrading.com in connection with this acquisition included cash of $2,682,000 and up to 125,000 shares of OnlineTrading.com's common stock. The cash consideration is payable as follows:
(i) $2,182,000 to Newport Discount Brokerage, Inc.; (ii) $250,000 to Robert Scarpetti, Newport Discount Brokerage, Inc.'s President and sole shareholder, in exchange for a 15 year non-compete agreement; and (iii) $250,000 to Raymond Chodkowski, a key Newport Discount Brokerage, Inc. employee, in exchange for a 15 year non-compete agreement. Issuance and delivery of the common stock consideration is contingent upon the acquired assets achieving certain revenue goals and maintaining customer accounts within one year from closing. More specifically, the total shares deliverable under the agreement shall be reduced by the greater of (i) the percentage that the gross revenue from all Newport Discount Brokerage, Inc. accounts acquired at closing is less than $3,000,000 over the first one-year period; or (ii) .0009 for each dollar of account value lost due to the closing of Newport Discount Brokerage, Inc.'s Pennsylvania office over the first one-year period.

Six months Ended July 31, 2000 Compared with Six Months Ended July 31, 1999

Revenues

     Total Revenues. OnlineTrading.com's total revenues increased $3,994,327, or 84% from $4,735,028 for the six months ended July 31, 1999 to $8,729,355 for the six months ended July 31, 2000.

     Commission Revenue. Commission revenue increased $3,745,188, or 95% from $3,957,494 for the six months ended July 31, 1999 to $7,702,682 for the six months ended July 31, 2000. The increase was the primary result of our continued customer growth and the acquisition of Newport Discount Brokerage's clients.

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     Investment Gains, net. OnlineTrading.com's proprietary trading net profits decreased $334,703 to $198,941 for the six months ended July 31, 2000 as compared to $533,644 for the six months ended July 31, 1999. OnlineTrading.com is in the process of winding down proprietary trading operations in anticipation of the merger with Omega Research.

     Interest--Revenue Sharing. Interest revenue sharing represents a revenue sharing agreement with our clearing firm. Interest revenue sharing increased by $174,008 to $311,218 for the six months ended July 31, 2000 as compared to $137,210 for the six months ended July 31, 1999. The increase was due primarily to a change in the percentage of revenue OnlineTrading.com receives and the increase of its customer balances being maintained by the clearing firm.

     Interest and Dividends. Interest and dividend income increased $386,124 to $492,804 for the six months ended July 31, 2000 as compared to $106,680 for the six months ended July 31, 1999. The increase was primarily as a result of OnlineTrading.com's increased cash position available for investment and the prevailing interest rates.

     Other Revenues. Other revenues consist primarily of other service fees shared with OnlineTrading.com's clearing agent and licensing fees for the Internet trading platform. For the six months ended July 31, 2000 other revenues totaled $23,710. There were no other revenues for the six months ended July 31, 1999.

Expenses

     Total Operating Expenses. Total operating expenses increased by 76% from $4,085,667 for the six months ended July 31, 1999 to $7,206,022 for the six months ended July 31, 2000.

     Employee Compensation and Benefits. Employee compensation and related benefits increased by $956,116, or 40%, from $2,402,478 for the six months ended July 31, 1999 to $3,358,594 for the six months ended July 31, 2000. Included in this amount are commissions paid to OnlineTrading.com's brokers which increased $320,171 from $1,462,146 for the six months ended July 31, 1999 to $1,782,317 for the six months ended July 31, 2000 as a result of the increased commission revenue. However, because the majority of OnlineTrading.com's commission revenue growth is attributable to its online accounts, commissions paid to OnlineTrading.com's brokers as a percentage of commission revenue has been decreasing and should continue to do so. Also included in this amount are commissions paid to OnlineTrading.com's traders which decreased by $244,610 to $59,932 for the six months ended July 31, 2000 due to the decrease in investment gains. In addition, OnlineTrading.com has employed various customer support, back office and management staff to support the current growth. The percentage of employee compensation and related benefits to revenue decreased from 51% for the six months ended July 31, 1999 to 38% for the six months ended July 31, 2000.

     Floor Brokerage. Floor brokerage decreased from $27,051 for the six months ended July 31, 1999 to $11,370 for the six months ended July 31, 2000.

     Clearing and Other Transactions Costs. Clearing and other transaction costs represents the cost to execute and clear customer trades. These expenses increased $848,368, or 70%, from $1,218,466 to $2,066,834 as a result of the increase in OnlineTrading.com's volume of transactions and the acquisition of clients from Newport Discount Brokerage, Inc. However, as a percentage of commission revenue for the six months ended July 31, 2000, clearing costs decreased to 27% as compared to 31% for the six months ended July 31, 1999.

     Communications. Communication costs increased $87,955 or 136% from $64,465 for the six months ended July 31, 1999 to $152,420 for the six months ended July 31, 2000. This increase is primarily due to increased customer trading activity.

     Occupancy and Equipment. Occupancy and equipment expenses consist primarily of facilities rent and leasing and depreciation of fixed assets. Occupancy and equipment expenses increased $118,650 or 90%, from $131,127 for the six months ended July 31, 1999 to $249,777 for the six months ended July 31, 2000. This increase is the primary result of increased rent for additional space and depreciation and leasing costs on equipment and other fixed assets necessary to accommodate OnlineTrading.com's growth.

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     Promotional Costs. Promotional costs consist of advertising and public relations. Promotional costs totaled $17,116 for the six months ended July 31, 2000 compared to $11,953 for the six months ended July 31, 1999.

     Product Development. Product development costs represent the cost to develop OnlineTrading.com's new order execution system. These costs totaled $341,966 for the six months ended July 31, 2000. There were no product development costs for the six months ended July 31, 1999.

     Interest Expense. Interest expense increased $6,000 from $14,249 for the six months ended July 31, 1999 to $20,249 for the six months ended July 31, 2000. This increase is primarily due to interest paid on a capital lease.

     Regulatory Fees and Expenses. Regulatory fees and expenses represent the fees paid to regulatory organizations such as the NASD and state regulatory agencies for licensing OnlineTrading.com and its registered agents. These costs increased $18,902 or 73%, from $25,871 for the six months ended July 31, 1999 to $44,773 for the six months ended July 31, 2000. This increase is primarily due to increased assessment fees to the NASD based upon OnlineTrading.com's increase in gross revenues and licensing fees for additional registered employees.

     Amortization Expense. Amortization expense increased $266,500 from $3,866 for the six months ended July 31, 1999 to $270,366 for the six months ended July 31, 2000. The increase is due to the goodwill amortization related to the acquisition of clients from Newport Discount Brokerage, Inc.

     Other Expenses. Other expenses consist primarily of market data expenses, general office expenses and all other expenses related to the operation of OnlineTrading.com. These expenses increased by $486,415 from $186,141 for the six months ended July 31, 1999 to $672,556 for the six months ended July 31, 2000. This increase is primarily due to OnlineTrading.com's expansion and the acquisition of Newport Discount Brokerage, Inc.

     Income Taxes. OnlineTrading.com recorded a provision for income taxes of $587,865 for the six months ended July 31, 2000 as compared to $316,267 for the six months ended July 31, 1999. The effective tax rate was 38.6% for the six months ended July 31, 2000 and 38.4% for the six months ended July 31, 1999.

Non-Operating Items

     Loss on disposal of assets. OnlineTrading.com sold phone equipment, which resulted in a loss of $685 for the six months ended July 31, 2000.

     Settlement payment received. OnlineTrading.com received an arbitration settlement payment of $175,000 in July 1999.

     As a result of the above, results improved from net income of $508,094 for the six months ended July 31, 1999 to net income of $934,783 for the six months ended July 31, 2000. This represents an increase of 84%.

Year Ended January 31, 2000 Compared With Year Ended January 31, 1999

Revenues

     Total Revenues. OnlineTrading.com's total revenues for the year ended January 31, 2000 ("Fiscal 2000") were $11,515,840 an increase of 92% from $5,992,064 for the year ended January 31, 1999 ("Fiscal 1999").

     Commission Revenue. Commission revenue increased by $3,946,008 or 71% from $5,525,427 for Fiscal 1999 to $9,471,435 for Fiscal 2000. The increase was the result of opening two new branch offices, the acquisition of the principal assets of Newport Discount Brokerage, Inc. and the increase in client base. During Fiscal 2000, the new branch offices generated commission revenue of $891,425,

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while OnlineTrading.com's other branches increased commission revenues by
$383,738 from Fiscal 1999. The acquisition of the principal assets, consisting of the right, title and interest in and to the clients of Newport Discount Brokerage, Inc., increased commission revenue by $459,455. The balance of the increase was due to the expansion in OnlineTrading.com's customer base from approximately 750 accounts to 1,200 accounts.

     Investment Gains (Losses). OnlineTrading.com's proprietary trading profits increased by $800,998 to $1,129,493 for Fiscal 2000 as compared to $328,495 for Fiscal 1999. The increase in trading profits was the result of several factors namely, greater short term stock volatility, a better trading environment, record share volumes adding to liquidity and better technology for order execution.

     Interest and Dividends. Interest and dividend income increased by $567,957, primarily as a result of OnlineTrading.com's increased cash position available for investment and the prevailing interest rates.

     Interest-Revenue Sharing. Interest-revenue sharing increased by $193,813 to $295,934 for Fiscal 2000 as compared to $102,121 for Fiscal 1999. The increase was due primarily to a change in the percentage of revenue OnlineTrading.com receives and the increase of its customer balances being maintained by the clearing firm.

     Other Revenues. Other revenues, comprised of a consulting fee, totaled $15,000 for Fiscal 2000. Other revenues were $0 for Fiscal 1999.

Operating Expenses

     Total Operating Expenses. Total operating expenses increased by 70% from $5,832,041 for Fiscal 1999 to $9,908,110 for Fiscal 2000.

     Employee Compensation and Benefits. Employee compensation and related benefits increased by $1,983,477, or 59%, from $3,356,688 for Fiscal 1999 to $5,340,165 for Fiscal 2000. Included in this amount are commissions paid to OnlineTrading.com's brokers and traders which increased $2,426,884 from $1,144,616 for Fiscal 1999 to $3,571,500 for Fiscal 2000 as a result of the increased commission revenue. In addition, OnlineTrading.com has expanded its back office and customer support staff due to the increased trading volume, acquired fifteen employees from Newport Discount Brokerage, Inc. and has hired additional executive staff including a general counsel, a chief financial officer, a chief technical officer, and a director of internet sales. The increase in broker commissions and compensation for new staff was offset somewhat by a significant decline in officer compensation. In addition, the percentage of employee compensation and related benefits to revenue decreased from 56% for Fiscal 1999 to 46% for Fiscal 2000.

     Floor Brokerage. Floor brokerage decreased $3,947 from $51,895 for Fiscal 1999 to $47,948 for Fiscal 2000.

     Clearing and Other Transaction Costs. Clearing and other transaction costs increased by $1,014,176, or 52%, from $1,950,160 for Fiscal 1999 to $2,964,336 for Fiscal 2000, primarily as a result of the increase in OnlineTrading.com's volume of transactions. However, these costs decreased from 35% of commission revenue for Fiscal 1999 to 31% of commission revenue for Fiscal 2000 as a result of changes in the charges to OnlineTrading.com by the clearing firm.

     Communications. Communications costs increased by $67,992, or 70%, from $97,785 for Fiscal 1999 to $165,777 for Fiscal 2000. This increase is primarily due to the increased customer trading activity.

     Occupancy and Equipment. Occupancy and equipment expenses increased $152,560 from $150,490 for Fiscal 1999 to $303,050 for Fiscal 2000. This
increase primarily resulted from leasing of additional office space and office equipment and furniture to facilitate expansion.

     Promotional Costs. Promotional costs increased $72,618 from $30,382 for Fiscal 1999 to $103,000 for Fiscal 2000 due to advertising in a national business publication.

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     Product Development. Product development expenses totaled $279,387 for
Fiscal 2000. Product development expenses were $0 for Fiscal 1999.

     Interest Expense. Interest expense increased $15,297 from $36,566 for Fiscal 1999 to $51,863 for Fiscal 2000 primarily due to the recording of margin interest charged to OnlineTrading.com's proprietary accounts as interest expense as opposed to netting with interest revenue as earned by our accounts.

     Regulatory Fees and Expenses. Regulatory fees and expenses increased $19,125 from $41,317 for Fiscal 1999 to $60,442 for Fiscal 2000 due primarily to additional state registrations and registered representatives.

     Amortization Expense. Amortization expense increased $93,218 from $2,214 for Fiscal 1999 to $95,432 for Fiscal 2000. The increase is the result of the amortization of the intangible assets acquired from the Newport Discount Brokerage acquisition.

     Other Expenses. Other expenses increased by $382,166 from $114,544 for Fiscal 1999 to $496,710 for Fiscal 2000.

     Income Taxes. OnlineTrading.com recorded a provision for income taxes of $702,224 for Fiscal 2000 as compared to $52,080 for Fiscal 1999. The effective tax rate was 39% for Fiscal 2000 and 33% for Fiscal 1999.

Non-Operating Item

     Settlement Payment Received. OnlineTrading.com received an arbitration settlement payment of $175,000 in July 1999.

     As a result of the above, net income improved from $107,943 for Fiscal 1999 to $1,080,506 for Fiscal 2000.

Liquidity and Capital Resources

     As of July 31, 2000, OnlineTrading.com had cash and cash equivalents of $11,701,375, consisting of cash and money market funds as compared to $15,127,790 as of January 31, 2000. The decrease in cash and cash equivalents as compared to January 31, 2000 is primarily due to the purchase of a treasury note partially offset by cash provided by operating activities.

     Cash provided by operating activities was $716,899 and $110,684 for the six months ended July 31, 2000 and 1999, respectively. Cash provided by operating activities was $2,078,352 and $837,167 for Fiscal 2000 and Fiscal 1999, respectively. The increase in cash provided by operations in Fiscal 2000 was primarily the result of an increase in OnlineTrading.com's net income of $972,563 for Fiscal 2000 and an increase in its income tax liability of $614,911 as a result of its increased net income.

     Cash used in investing activities was $4,099,588 and $86,175 for the six months ended July 31, 2000 and 1999, respectively. The primary use of cash for the six months ended July 31, 2000 was for the purchase of a treasury note as a short-term investment. Cash used in investing activities was $2,912,497 and $74,558 for Fiscal 2000 and Fiscal 1999, respectively. The primary use of cash in investing activities during Fiscal 2000 was $2,682,000 for the acquisition of the principal assets of Newport Discount Brokerage, Inc. In addition, OnlineTrading.com expended $234,097 for the purchase of office furniture and computer equipment. During Fiscal 1999, OnlineTrading.com expended $48,891 for the purchase of office furniture and equipment.

     Cash used in financing activities was $43,726 for the six months ended July 31, 2000 due to repayment of a capital lease obligation discussed below. Cash provided by financing activities was $15,380,991 for the six months ended July 31, 1999 due to the issuance of common stock, redemption of preferred stock and repayment of subordinated loan. Cash provided by financing activities was $14,955,991 and $25,000 for Fiscal 2000 and Fiscal 1999, respectively. The primary source of funds was $15,810,891 from OnlineTrading.com's initial public offering and $360,000 from issuance of

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subordinated loans. The primary use of funds was $885,000 for the repayment of all outstanding subordinated loans and $330,000 for the redemption of the outstanding preferred stock.

     As a result, OnlineTrading.com had a net decrease in cash and cash equivalents of $3,426,415 for the six months ended July 31, 2000 compared to a net increase of $15,405,500 for the six months ended July 31, 1999. OnlineTrading.com had a net increase of cash and cash equivalents of $14,121,846 for Fiscal 2000 and $787,609 for Fiscal 1999.

     On December 1, 1999, OnlineTrading.com entered into a capital lease for office furniture, computer equipment and phone system. As of January 31, 2000, the leasing company had funded $112,075 representing a portion of the total furniture and computer equipment to be received. The balance of the equipment totaling $180,450 was not received as of January 31, 2000 and, accordingly, not included in the statement of financial condition. The lease is to be paid over 36 months with an estimated monthly payment expected to commence on April 1, 2000 of $8,698 with a final payment of 7% of the original invoice amounts.

     OnlineTrading.com is subject to the SEC uniform net capital rule, which requires the maintenance of minimal net capital as defined. As of July 31,, 2000, OnlineTrading.com had net capital of $14,587,934, which was $14,337,934 in excess of the minimum required. In addition, OnlineTrading.com's aggregate indebtedness may not exceed 15 times its net capital (i.e., its net capital ratio). As of July 31, 2000, OnlineTrading.com had a net capital ratio of .12 to 1. OnlineTrading.com remains well within the regulatory required minimums. As of January 31, 2000 and 1999, OnlineTrading.com had net capital of $14,051,801 and $902,078, which was $13,914,699 and $802,078 in excess of the minimum required of $137,102 and $100,000 respectively.

     On May 11, 2000, National Association of Securities Dealers, Inc. (NASD) granted a change in business application, which enables OnlineTrading.com to expand its scope and conduct a commission recapture business. The expanded business increases OnlineTrading.com's minimum net capital requirement to $250,000 or 1/15 of aggregate indebtedness, whichever is greater. OnlineTrading.com remains well within these regulatory required minimums and does not anticipate having any problems meeting these requirements in the future.

     OnlineTrading.com currently anticipates that its available cash resources, including the net proceeds from the initial public offering, and cash flows from operations will be sufficient to meet its working capital and anticipated capital expenditure requirements for at least the next twelve months. However, OnlineTrading.com may need to raise additional funds in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities.

Recently Issued Accounting Standards

     In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of FASB Statement No. 133." SFAS No. 137 defers for one year the effective date of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 will now apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133, as amended by SFAS No. 138, will require OnlineTrading.com to recognize all derivatives on the balance sheet as either assets or liabilities measured at fair value. Derivatives that are not hedges must be adjusted to fair value through income. OnlineTrading.com will adopt SFAS No. 133 effective for the year ending January 31, 2002. OnlineTrading.com believes that the adoption of SFAS No. 133 will not have a material impact on its financial statements, as it has entered into no derivative contracts and has no current plans to do so in the future.

     In March 2000, the Emerging Issues Task Force reached a consensus on Issue No. 00-2, "Accounting for Web Site Development Costs", which applies to all web site development costs incurred for the quarters beginning after June 30, 2000. The consensus states that the accounting for specific web site development costs should be based on a model consistent with AICPA Statement of

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Position 98-1, "Accounting for the Costs of Computer Software Developed or
Obtained for Internal Use". Accordingly, certain web site development costs that are currently expensed as incurred may be capitalized and amortized. The adoption of Issue No. 00-2 is not expected to have a material impact on the financial statements of OnlineTrading.com.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     On February 8, 2000, OnlineTrading.com terminated its relationship with the accounting firm of Ahearn, Jasco + Company, P.A. as independent auditor of OnlineTrading.com's financial statements. There were no disagreements between OnlineTrading.com and Ahearn, Jasco + Company, P.A. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during the two fiscal years ended January 31, 1999 or the nine month period ended October 31, 1999. The termination of OnlineTrading.com's relationship with Ahearn, Jasco + Company, P.A. was not the result of any such disagreement. On February 8, 2000, OnlineTrading.com retained the accounting firm of Arthur Andersen LLP as its new independent auditor to audit OnlineTrading.com's financial statements for the fiscal year ended January 31, 2000. The decision to change accounting firms to audit OnlineTrading.com's financial statements was approved by OnlineTrading.com's board of directors on February 8, 2000. No report of Ahearn, Jasco + Company, P.A. contained an adverse opinion or disclaimer of opinion nor was any such report modified as to uncertainty, audit scope, or accounting principles.

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

              SELECTED INFORMATION WITH RESPECT TO OMEGA RESEARCH

Executive Officers and Directors


     The executive officers and directors of Omega Research and their ages as of November 17, 2000 and positions with Omega Research are as follows:


Name                           Age    Position with Omega Research
---------------------------   -----   -----------------------------------------------------------------
William R. Cruz                39     Co-Chairman of the Board and Co-Chief Executive Officer
Ralph L. Cruz                  37     Co-Chairman of the Board and Co-Chief Executive Officer
Salomon Sredni(1)              33     President and Chief Operating Officer and Director
Peter A. Parandjuk             38     Chief Technology Officer, Vice President of Research and
                                      Technology and Director
Marc J. Stone                  39     Vice President of Corporate Development, General Counsel,
                                      Secretary and Director
Gregg F. Stewart               39     Chief Financial Officer, Vice President of Finance and Treasurer
Janette Perez                  43     Executive Vice President of Marketing and Sales
Stephen C. Richards(1)(2)      46     Director
Brian D. Smith(1)(2)           55     Director

----------------
(1) Member of the Audit Committee of Omega Research's board of directors.
(2) Member of the Compensation Committee of Omega Research's board of directors.

     Omega Research's directors hold office until the next annual meeting of shareholders. Omega Research's executive officers serve at the discretion of the board of directors.

     WILLIAM R. CRUZ co-founded Omega Research in 1982 and has been a director since that time. Mr. Cruz was appointed Co-Chief Executive Officer of Omega Research in 1996 and was Omega Research's President since its founding through August 1999. Mr. Cruz studied classical violin at the University of Miami, which he attended on a full scholarship, and Julliard School of Music. He left Julliard School of Music prior to graduation to co-found Omega Research. He has won numerous classical violin competitions. Mr. Cruz has been primarily responsible for overseeing the conception and management of Omega Research's products and product strategies.

     RALPH L. CRUZ co-founded Omega Research in 1982 and has been a director since that time. Mr. Cruz was Vice President of Omega Research from 1982 until 1996, at which time he was appointed Co-Chief Executive Officer. Mr. Cruz studied classical violin at the University of Miami, which he attended on a full scholarship, and Indiana University. He left Indiana University prior to graduation to devote full time to Omega Research. He has won numerous classical violin competitions. Mr. Cruz has been primarily responsible for overseeing Omega Research's marketing strategies.

     SALOMON SREDNI joined Omega Research in December 1996 as its Vice President of Operations and Chief Financial Officer and was named Treasurer in May 1997, a director of Omega Research in July 1997 and a member of the Audit Committee of the board of directors in January 1998. In August 1999, Mr. Sredni was named President and Chief Operating Officer, and maintained Chief Financial Officer functions until September 1999. From August 1994 to November 1996, Mr. Sredni was Vice President of Accounting and Corporate Controller at IVAX Corporation, a publicly-held pharmaceutical company. Prior to that time, from January 1988 to August 1994, Mr. Sredni was with Arthur Andersen LLP, an international accounting firm. Mr. Sredni is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Mr. Sredni has a bachelor's degree in Accounting from The Pennsylvania State University.

     PETER A. PARANDJUK joined Omega Research in 1988 as a software engineer, became Omega Research's senior software engineer in 1991, was appointed Vice President of Product

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

Development in January 1995 and was named a director of Omega Research in July 1997. In October 1998, Mr. Parandjuk was appointed Chief Technology Officer and Vice President of Research and Technology. Mr. Parandjuk has a bachelor's degree in Applied Mathematics from the State University of New York at Buffalo.


     MARC J. STONE joined Omega Research in May 1997 as its Vice President of Corporate Development, General Counsel and Secretary and was named a director of Omega Research in July 1997. From January 1993 to May 1997, Mr. Stone was a partner at a predecessor law firm of Bilzin Sumberg Dunn Baena Price & Axelrod LLP, which currently serves as Omega Research's regular outside counsel. Prior to that time, from 1985 to 1992, Mr. Stone was an associate with that predecessor law firm. Mr. Stone is of counsel to Bilzin Sumberg. Mr. Stone has bachelor's degrees in English and American Literature and Theatre Arts and Dramatic Literature from Brown University, and received his law degree from University of California (Boalt Hall) School of Law at Berkeley. Mr. Stone is a member of the Bar of the State of New York, The Florida Bar, the American Bar Association and the New York State Bar Association.


     GREGG F. STEWART joined Omega Research in September 1999 as its Chief Financial Officer, Vice President of Finance and Treasurer. Before joining Omega Research, he served as Vice President--Finance & Treasurer of Interim HealthCare, Inc. from October 1998 until September 1999. Prior to that, from 1990 to 1998, he held several positions with Alamo Rent-A-Car, Inc., including Executive Director, Replacement Division (1996 to 1998), Controller, Consolidated Group (1995 to 1996) and Assistant Treasurer (1990 to 1995). Prior to that, from 1986 to 1990, he served in several financial positions with USAir, Inc. Mr. Stewart is a Certified Public Accountant and holds a Bachelor of Science in Accounting from Marquette University, Milwaukee, Wisconsin.

     JANETTE PEREZ joined Omega Research in January of 1996 as its Public Relations Manager and was appointed Corporate Relations Director in November 1997. In July 1998, she was appointed Vice President of Marketing and, in September 1999, she was appointed Executive Vice President of Marketing and Sales. During 1994 and 1995, Ms. Perez traveled abroad. Prior to that, from 1979 to January 1994, Ms. Perez was Office Manager and Controller for Simon Bolivar International, a specialty advertising firm.

     STEPHEN C. RICHARDS is recently retired and formerly served as Chief Online Trading Officer of E* Trade Group, Inc., a position he held from March 1999 to June 2000. From 1998 to February 1999, Mr. Richards served as Senior Vice President, Corporate Development and New Ventures at E* Trade following two years as E* Trade's Senior Vice President of Finance, Chief Financial Officer and Treasurer. Prior to joining E* Trade in April 1996, Mr. Richards was Managing Director and Chief Financial Officer of Correspondent Clearing at Bear Stearns & Companies, Inc., where he was employed for more than 11 years. He is also a former Vice President/Deputy Controller of Becker Paribas, and former First Vice President/Controller of Jefferies and Company, Inc. Mr. Richards also serves as a director of Versus Technologies, Inc. which is listed on the Montreal and Toronto Stock Exchanges. He received a Bachelor of Arts in Statistics and Economics from the University of California at Davis and an MBA in Finance from the University of California at Los Angeles. Mr. Richards is a Certified Public Accountant. Mr. Richards became a director in August 1999, at which time he was also elected to the Compensation Committee and the Audit Committee of the board of directors.

     BRIAN D. SMITH, who is currently a private investor, served as President of Data Broadcasting Corporation, a provider of market data services, from 1990 until 1996. Prior to becoming President, Mr. Smith, since 1983, held several key positions with Data Broadcasting Corporation and its predecessor companies. Prior to that, Mr. Smith worked for 13 years for General Electric Company in engineering, sales and management positions, and for Texas Instruments in engineering. Mr. Smith also served as Chief Executive Officer of Mobile Broadcasting Corp., a wireless communications company, from December 1996 to December 1997. Mr. Smith became a director in December 1997, and was elected to the Compensation Committee and the Audit Committee of the board of directors in January 1998.

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

Independent Directors; Committees of the Board of Directors

     During 1999, two nonemployee, independent members, Brian D. Smith and Stephen C. Richards (or Christos M. Cotsakos, who was an independent member prior to August 1999 until replaced by Mr. Richards), served on Omega Research's board of directors.

     In January 1998, Omega Research's board of directors appointed the independent directors and Salomon Sredni as the members of the first Audit Committee of the board of directors, and they were reappointed in July 1998. In August of 1999, Mr. Smith and Mr. Sredni were reappointed, and Mr. Richards, who replaced Mr. Cotsakos, was appointed, and all of them currently serve, as members of the Audit Committee. The Audit Committee recommends the annual engagement of Omega Research's auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments, related fees, the accounting principles used by Omega Research in financial reporting, internal financial auditing procedures and the adequacy of Omega Research's internal control procedures. In January 1998, the board of directors established a Compensation Committee consisting solely of the independent directors, who were reappointed in July 1998 and August 1999, with Mr. Richards replacing Mr. Cotsakos in August 1999, and both of them currently serve, on the Compensation Committee. The Compensation Committee determines executive officers' salaries and bonuses and administers the Omega Research, Inc. Amended and Restated 1996 Incentive Stock Plan, as amended, and the Omega Research, Inc. 1997 Employee Stock Purchase Plan, as amended.

     The board of directors does not currently have a nominating committee or a committee that performs similar functions.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Omega Research's officers (as defined under the Securities Exchange Act of
1934) and directors, and persons who own more than ten percent of a registered class of Omega Research's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish Omega Research with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to Omega Research and written representations that no Forms 5 were required when applicable, Omega Research believes that during the fiscal year ended December 31, 1999 all Section 16(a) filing requirements applicable to such officers, directors and greater than ten percent beneficial owners were complied with.

Executive Compensation Tables

     The following tables provide information about executive compensation.

     The following table sets forth information with respect to all compensation paid or earned for services rendered to Omega Research in the three years ended December 31, 1999 by the Co-Chief Executive Officers of Omega Research and the four other most highly compensated executive officers of Omega Research whose aggregate annual compensation exceeded $100,000 (together, the "Named Executive Officers"). Omega Research did not have a pension plan or a long-term incentive plan, had not issued any restricted stock awards and had not granted any stock appreciation rights as of December 31, 1999. The value of all perquisites and other personal benefits received by each Named Executive Officer did not exceed 10% of the Named Executive Officer's total annual compensation.

                                                                                            Long-Term
                                                                                          Compensation
                                                      Annual Compensation                    Awards
                                         ---------------------------------------------- ----------------
                                                                                           Securities
                                          Fiscal                                           Underlying        All Other
Name and Principal Position                Year       Salary            Bonus(1)           Options(2)     Compensation(3)
---------------------------------------- ------- --------------- ---------------------- ---------------- ----------------
William R. Cruz                            1999    $ 150,000                  --                  --          $5,400
 Co-Chief Executive Officer                1998      150,000                  --                  --              --
                                           1997      150,000                  --                  --           3,800

Ralph L. Cruz                              1999      150,000                  --                  --           5,400
 Co-Chief Executive Officer                1998      150,000                  --                  --              --
                                           1997      150,000                  --                  --           3,800

Salomon Sredni                             1999      193,636         $    25,000             100,000           6,000
 President and Chief Operating Officer     1998      165,000              10,000             150,000              --
                                           1997      130,000              34,125(4)               --              --

Peter A. Parandjuk                         1999      186,323               5,761                  --           6,000
 Chief Technology Officer and Vice         1998      165,000              15,077             205,000              --
 President of Research and Technology      1997      130,000              34,125(4)               --           3,800

Marc J. Stone                              1999      186,323                  --                  --              --
 Vice President of Corporate               1998      165,000              10,000             130,000              --
 Development, General Counsel              1997       76,483(5)          107,875(4)(6)       140,000(7)           --
 and Secretary

Janette Perez                              1999      176,763                  --              50,000           6,000
 Executive Vice President of               1998       97,083              30,255(9)          100,000              --
 Marketing and Sales(8)                    1997       36,875               9,858              12,000             573

----------------
(1) See "Other Compensation Arrangements--Executive Officer Bonus Plan" for a discussion of Omega Research's bonus plan for executive offers for fiscal years 1998 and 1999.
(2) Represents shares of common stock issuable upon the exercise of options granted under Omega Research's Incentive Stock Plan.
(3) Represents 401(k) Plan company contributions on behalf of the Named Executive Officer during the current year, but paid out during the subsequent year.
(4) $4,875 of this amount was earned in 1997, but paid in 1998.
(5) Mr. Stone joined Omega Research on May 30, 1997. His annual base salary for 1997 was $130,000.
(6) Includes a one-time bonus of $90,000 paid to Mr. Stone at the time he became an employee of Omega Research.
(7) The record and beneficial ownership of unexercised options for an aggregate of 70,000 shares of Omega Research's common stock, constituting one-half of those 140,000 options, were transferred in 1999 to the former spouse of the Named Executive Officer pursuant to a marital settlement agreement. Accordingly, the Named Executive Officer disclaims any pecuniary ownership of such transferred options.
(8) Ms. Perez became an executive officer in July 1998.
(9) $9,000 of this amount was earned in 1998, but paid in 1999.

                       OPTION GRANTS IN 1999 FISCAL YEAR

     The following table summarizes the options which were granted during the fiscal year ended December 31, 1999 to the Named Executive Officers.

                                                                                                        Potential Realizable
                                                                                                          Value at Assumed
                                                                                                           Annual Rate of
                                                                                                             Stock Price
                                                Individual Grants                                         Appreciation for
                        -----------------------------------------------------------------                  Option Term(1)
                                          Percent of
                                             Total
                            Number of       Options                 Market                  Value at
                           Securities     Granted to   Exercise     Price                  Grant-Date
                           Underlying      Employees    or Base   on Grant-                  Market
                             Options       in Fiscal     Price       Date     Expiration     Price
Name                     Granted(#)(sh)     Year(3)     ($)(sh)    ($)(sh)       Date       0%($)(4)     5%($)        10%($)
----------------------- ---------------- ------------ ---------- ----------- ------------ ----------- ----------- -------------
William R. Cruz .......           --           --           --         --        --               --         --            --
Ralph L. Cruz .........           --           --           --         --        --               --         --            --
Salomon Sredni ........      100,000          9.8%       $8.57      $8.00      5/4/09             --   $446,116    $1,217,994
Peter A. Parandjuk.....           --           --           --         --        --               --         --            --
Marc J. Stone .........           --           --           --         --        --               --         --            --
Janette Perez .........       50,000          4.9%        8.57       8.00      5/4/09             --    223,058       608,997

----------------
(1) Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. The amounts have been calculated based on the requirements promulgated by the SEC. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive officer were to sell the shares on the date of exercise), so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.
(2) These options vest over five years and have a term of ten years from the date of grant, subject to acceleration under certain circumstances.
(3) Does not include the outstanding stock options of Window On WallStreet assumed by Omega Research in connection with Omega Research's acquisition of that company. See "Other Compensation Arrangements--Window On
    WallStreet Assumed Options" below.
(4) For purposes of and as provided under Omega Research's Incentive Stock Plan, "fair market value" on the date of grant of any option is the average of the high and low sales prices of a share of common stock on The Nasdaq National Market on the trading day immediately preceding such date of grant. The Compensation Committee of Omega Research believes this calculation more accurately reflects "fair market value" of Omega Research's common stock on any given day as compared to simply using the closing market price on the date of grant. As a result, the closing market price on the date of grant at times may be different than the exercise price per share.

                AGGREGATE OPTION EXERCISES IN 1999 FISCAL YEAR
                    AND 1999 FISCAL YEAR-END OPTION VALUES

     The following table provides information regarding the value of all options exercised during 1999 by the Named Executive Officers, and of all unexercised options held at December 31, 1999 by the Named Executive Officers measured in terms of the closing market price of Omega Research's Common Stock on December 31, 1999.

                                                                   Number of Securities
                                                                  Underlying Unexercised             Value of Unexercised
                                                                        Options at                 In-the-Money Options at
                                  Acquired        Shares           December 31, 1999(#)            December 31, 1999($)(1)
                                     on            Value      -------------------------------   ------------------------------
Name                            Exercise(#)     Realized($)    Exercisable     Unexercisable     Exercisable     Unexercisable
----------------------------   -------------   ------------   -------------   ---------------   -------------   --------------
William R. Cruz ............           --              --             --               --                --               --
Ralph L. Cruz ..............           --              --             --               --                --               --
Salomon Sredni .............       20,000        $148,750         94,000          276,000          $411,080       $  694,320
Peter A. Parandjuk .........           --              --        191,000          264,000           874,480        1,122,920
Marc J. Stone(2) ...........           --              --         54,000          146,000           179,200          506,800
Janette Perez ..............        1,000           7,688         23,800          137,200            78,590          303,360

----------------
(1) Based on a per share price of $6.00 on December 31, 1999, which was the closing market price of Omega Research's common stock on the last day of Omega Research's 1999 fiscal year.
(2) See footnote (7) to "SUMMARY COMPENSATION TABLE" above.

Other Compensation Arrangements

Executive Officer Bonus Plan

     In February 1998, the Compensation Committee of the board of directors approved a cash bonus plan for the 1998 fiscal year for the then executive officers of Omega Research, other than William R. Cruz and Ralph L. Cruz who have no bonus plan, that provided for cash bonuses of up to 40% of the executive officer's base salary determined by the extent, if any, to which Omega Research's 1998 net income exceeded its 1997 net income. The Co-Chief Executive Officers were also authorized to grant up to a $10,000 bonus to each such executive officer regardless of whether application of the bonus formula would result in a bonus payout. As 1998 net income of Omega Research was lower than 1997 net income, no bonus was paid other than the $10,000 per executive officer bonus. In February 1999, the Compensation Committee of the board of directors approved a cash bonus plan for the 1999 fiscal year for the executive officers of Omega Research, other than William R. Cruz and Ralph L. Cruz who have no bonus plan, that provides for cash bonuses of up to 50% of the executive officer's base salary depending upon the extent, if any, to which Omega Research achieves its net income goals for 1999. As 1999 net income goals of Omega Research were not met, no bonus was paid other than a $25,000 special bonus paid to Salomon Sredni in connection with his promotion to President and Chief Operating Officer.

1996 Incentive Stock Plan

     The Incentive Stock Plan, pursuant to which officers, employees and nonemployee consultants may be granted stock options, stock appreciation rights, stock awards, performance shares and performance units, was adopted by the board of directors and approved by the shareholders in June 1996. It was amended and restated in August 1997 and further amended by the board of directors in February 1998. In December 1998 the board of directors increased, subject to shareholder approval, the authorized number of shares of common stock for issuance under the Incentive Stock Plan from 3,000,000 to 4,500,000, subject to future antidilution adjustments, which was approved at Omega Research's annual meeting of shareholders held on August 13, 1999. In January 2000, the board of directors, as part of its authorization of the merger agreement with OnlineTrading.com, authorized an increase, subject to the approval by Omega Research's shareholders of the merger agreement and merger with OnlineTrading.com, in the number of shares of common stock reserved for issuance under the Incentive Stock Plan from 4,500,000 to 7,500,000, subject to future antidilution adjustments.

     Purpose. The purpose of the Incentive Stock Plan is to provide incentives which will attract and retain highly competent persons as officers and key employees of Omega Research, as well as nonemployee consultants, such as independent contractors, providing consulting or advisory services to Omega Research. It is intended to enable such key employees, including officers, and nonemployee consultants of Omega Research or any subsidiary to own stock in Omega Research or to receive monetary payments based on the value of such stock, and to take advantage of the tax benefits to employer stock plans allowed by the Internal Revenue Code.

     Administration. Prior to January 1998, the Incentive Stock Plan had been administered by the board of directors of Omega Research, but, since the establishment of the Compensation Committee of the board of directors in January 1998, the Incentive Stock Plan has been administered by the Compensation Committee, whose members must qualify as "nonemployee directors," as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee is authorized to determine, among other things, the employees to whom, and the times at which, options and other benefits are to be granted, the number of shares subject to each option, the applicable vesting schedule and the exercise price, provided that, for incentive stock options, the exercise price shall not be less than 100% of the fair market value of the common stock on the date of grant. The Compensation Committee also determines the treatment to be afforded to a participant in the Incentive Stock Plan in the event of termination of employment for any reason, including death, disability or retirement, or change in control. Under the Incentive Stock Plan, the maximum term of an incentive stock option is ten years and the maximum term of a nonqualified stock option is fifteen years.

     In February 1998, the board of directors amended the Incentive Stock Plan to permit the Compensation Committee to delegate to Omega Research's Co-Chief Executive Officers the authority to grant options to employees of Omega Research identified by the Co-Chief Executive Officers. At present, the Compensation Committee has delegated to the Co-Chief Executive Officers the authority to grant options covering up to 250,000 shares of common stock per annum, but retains the ability to revoke the delegation at any time.

     The board of directors has the power to amend the Incentive Stock Plan from time to time. Shareholder approval of an amendment is only required to the extent that it is necessary to maintain the Incentive Stock Plan's status as a protected plan under applicable securities laws or as a qualified plan under applicable tax laws.

     Eligibility. Employees, including officers, and independent contractors, including persons other than individuals providing consulting or advisory services to Omega Research are eligible to participate in the Incentive Stock Plan. Participants will consist of such employees or prospective employees of Omega Research and independent contractors as the Compensation Committee, or the Co-CEOs pursuant to the delegation of authority granted by the Compensation Committee, in their sole discretion determine to be responsible for the success and future growth and profitability of Omega Research and whom the Compensation Committee or Co-CEOs, as the case may be, may designate from time to time to receive awards under the Incentive Stock Plan. The Compensation Committee or Co-CEOs, as the case may be, shall consider such factors as they deem pertinent in selecting participants and in determining the type and amount of their respective awards.

     The Incentive Stock Plan permits Omega Research to grant incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, performance shares and performance units. These awards are described below.

     Stock Options. Stock options consist of awards from Omega Research, in the form of agreements, which enable the holder to purchase a specific number of shares of common stock, at set terms and at a fixed purchase price. Incentive stock options are options that qualify for preferred tax treatment under Section 422 of the Code. Nonqualified stock options are options that do not qualify as incentive stock options. Options designated as incentive stock options that fail to continue to meet the requirements of Section 422 of the Code shall be redesignated as nonqualified stock options for federal income tax purposes automatically without further action by the Compensation Committee on the date of such failure to continue to meet the requirements of Section 422 of the Code.

     The Compensation Committee determines the term of each option and the time or times, and conditions (such as a change in control) under which, each option vests and may be exercised. However, the term of an incentive stock option may not exceed ten years from the date of grant and the term of nonqualified stock option may not exceed fifteen years from the date of grant.

     The Compensation Committee also determines the option exercise price. However, the exercise price of an incentive stock option may not be less than the fair market value of common stock on the date of grant. Under certain circumstances relating to ownership of more than 10% of the total combined voting power of all classes of stock of Omega Research, the exercise price of an incentive stock option may not be less than 110% of the fair market value on the date of grant and the term of such incentive stock option may not exceed five years from the date of grant. For purposes of the Incentive Stock Plan and any Awards thereunder, "fair market value" of common stock is the mean between the highest and lowest sale prices for Omega Research's common stock as reported on The Nasdaq National Market on the date immediately preceding the date of grant, or on the next preceding trading date if common stock was not traded on the date immediately preceding the date of grant, provided, however, that, if Omega Research's common stock is not at any time readily tradable on a national securities exchange or other market system, "fair market value" shall mean the amount determined in good faith by the Compensation Committee as the fair market value of the common stock of Omega Research.

     The aggregate fair market value, determined as of the time the option is granted, of the common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year shall not exceed $100,000 and, to the extent in excess of such $100,000, such excess options shall be treated as nonqualified stock options.

     If a holder of an option terminates his or her employment relationship for any reason, his or her option may be exercised to the extent it had vested and was exercisable at the date of such termination for a period of time determined by the Compensation Committee at the time the option is granted. Pursuant to the terms of the existing option agreements entered into at the time of the granting of an option, in the case of a termination other than for disability, death or termination of employment for cause, the period for exercise as to vested options following termination generally may not exceed 90 days. In the case of termination for death (or death within 90 days of the employee's disability or termination by Omega Research other than for cause) or disability, the period for exercise as to vested options is generally 12 months. If the holder of the option was terminated for cause, the exercise period generally ends on the date of termination. In no event may an option be exercised after the expiration of the original term of the option.

     In all events, upon any termination of an option holder's employment with Omega Research or upon the option holder's death, whichever is first to occur, the unvested portion, if any, of any then unexercised options generally shall automatically and without notice terminate and become null and void.

     Options may be exercised only by delivery of written notice to the Chief Financial Officer of the Company, at its principal business office or such other office as the Compensation Committee directs from time to time. The notice shall specify, among other items, the number of optioned shares being purchased and shall be accompanied by payment in full for the purchase price for the shares being purchased.

     The Compensation Committee determines how an option holder may pay the exercise price of an option. The Incentive Stock Plan specifically states that a check is an acceptable form of consideration and that, subject to the discretion of the Compensation Committee and as provided in the agreement evidencing the grant, payment may also be made by delivery of shares of common stock of Omega Research, or by a combination of check and shares, or by delivery to Omega Research of a properly executed exercise notice together with a copy of irrevocable instructions to a broker to deliver to Omega Research the appropriate amount of proceeds from the sale of or loan against the shares exercised, often referred to as a "cashless exercise," if the payment method used does not result in a charge to earnings of Omega Research for financial accounting purposes. Subject to certain restrictions and the discretion of the Compensation Committee, an optionee holder who incurs a tax liability upon the exercise of an option may satisfy any withholding obligation by electing to have Omega Research retain a sufficient number of shares to cover the withholding obligation.

     The recipient of an option shall not be deemed for any purpose to be a shareholder of Omega Research with respect to any of the common stock subject thereto except to the extent that the option shall have been exercised and, in addition, a certificate shall have been issued and delivered to the participant.

     Stock Appreciation Rights A stock appreciation right is a right to participate in the appreciation of the fair market value of the shares of common stock subject to the right. Stock appreciation rights may be granted to the holders of stock options or may be granted independently of and without relation to stock options. Stock appreciation rights granted in conjunction with a stock option will entitle the holder to elect, in lieu of exercising the stock option, to receive the appreciation in the fair market value of the shares subject to the option up to the date the right is exercised. Such appreciation shall be measured from not less than the option exercise price. In the case of a stock appreciation right issued independently of any stock option, such appreciation shall be measured from not less than 85% of the fair market value of the common stock on the day the right is granted. Payment of such appreciation shall be made in cash or in shares of common stock, or a combination thereof, as determined by the Compensation Committee and as set forth in the Award, but no stock appreciation right shall entitle the holder to receive, upon exercise thereof, more than the number of shares of common stock (or cash equivalent) with respect to which the right is granted. A stock appreciation right relating to nonqualified stock option may be made as part of the nonqualified stock option at the time of its grant or at any time thereafter up to six months prior to its expiration. A stock appreciation right relating to an incentive stock option may be made a part of such incentive stock option only at the time of its grant. Each stock appreciation right will be exercisable at the times and to the extent set forth therein, but no stock appreciation right shall be exercisable earlier than six months after the date it was granted or later than the earlier of (i) the term of the related stock option, if any, or (ii) 15 years after it was granted.

     Stock Awards A stock award is a grant of shares of common stock to the grantee without payment for such shares or payment at less than fair market value of the shares as additional compensation for services rendered to Omega Research. Stock awards are subject to such terms and conditions as the Compensation Committee determines, including, without limitation, restrictions on the sale or other disposition of such shares and rights of Omega Research to reacquire such shares for no consideration upon termination of the grantee's employment or consulting relationship within specified periods. The grantee of a stock award shall have, with respect to the shares subject to such stock award, all the rights of a holder of shares of Omega Research's common stock, including the right to receive dividends and to vote the shares.

     Performance Shares Performance shares entitle the grantee to receive shares of common stock or cash of an equivalent value at the end of a specified performance period. A performance period relates to the period during which the receipt of the shares of common stock will be deferred. Performance shares may be awarded either alone or in addition to other awards under the Incentive Stock Plan. The Compensation Committee will determine the number of performance shares to be awarded to any grantee, the duration of the performance period and the conditions under which receipt of the shares of common stock will be deferred, and the other terms and conditions of the grant. The Compensation Committee may condition the grant of performance shares upon the attainment of certain specified performance goals or other factors or criteria as the Compensation Committee shall determine. Unless otherwise determined by the Compensation Committee at the time of the award of a performance share, any dividends payable during the performance period with respect to the shares covered by a performance share award will not be paid to the grantee. Subject to the provisions of the performance share award and the Incentive Stock Plan, at the expiration of the performance period, shares of common stock and/or cash of an equivalent value shall be delivered to the grantee, or his or her legal representative, in a number equal to the vested shares covered by the Performance Share award. If the grantee's employment or consulting arrangement with Omega Research terminates during the performance period, the performance shares in question will vest or be forfeited in accordance with the terms and conditions established by the Compensation Committee.

     Performance Units. Performance units consist of the right to receive a fixed dollar amount, payable in cash or shares of common stock or a combination of both. Performance units may be awarded either alone or in addition to other Awards under the Incentive Stock Plan. The Compensation Committee will determine the time or times at which performance units shall be awarded, the duration of the period during which, and the conditions under which, a grantee's right to performance units will be vested, and the other terms and conditions of the award of performance units. The Compensation Committee may condition the vesting of performance units upon the attainment of certain specified goals or such other factors or criteria as the Compensation Committee shall determine. At the expiration of the applicable period, the Compensation Committee shall determine the extent to which the performance goals have been achieved, and the percentage of the performance units that have vested. Subject to the applicable provisions of the performance unit grant and the Incentive Stock Plan, at the expiration of the applicable period, cash and/or shares of common stock of an equivalent cash value shall be delivered to the grantee, or his or her legal representative, in payment of the vested performance units covered by the performance unit award. Upon termination of the grantee's employment or consulting arrangement with Omega Research during the applicable period for a given performance unit award, the performance units in question will vest or be forfeited in accordance with the terms and conditions established by the Compensation Committee.

     Terms Applicable to All Awards. Awards granted under the Incentive Stock Plan are non-transferable by the participant, other than as required by law, by will or the laws of descent and distribution or, if the award expressly so provides, to the participant's immediate family, which for purposes of the Incentive Stock Plan is limited to the participant's children, grandchildren and spouse, or to one or more trusts for the benefit of such immediate family members or partnerships in which such immediate family members and/or trusts are the only partners. Except with respect to a qualified domestic relations order, awards may be exercised during the lifetime of the participant only by the participant. In the event of the death of a participant while the participant is rendering services to Omega Research, each award theretofore granted to him or her shall be exercisable during such period after his or her death as the Compensation Committee shall in its discretion set forth in such award at the date of grant, but not beyond the stated duration of the award, and then only by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the award passes by will or the laws of descent and distribution, and only to the extent that the deceased participant was entitled to do so at the date of his or her death.

     If Omega Research at any time changes the number of issued common stock without new consideration to Omega Research (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the common stock) or makes a distribution of cash or property which has a substantial impact on the value of issued common stock, the total number of shares available for awards under the Incentive Stock Plan shall be appropriately adjusted and the number of shares covered by each outstanding award and the reference price or fair market value for each outstanding award shall be adjusted so that the net value of such award shall not be changed.

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

     In the event any sale of assets, merger, consolidation, combination or other corporate reorganization or restructuring of Omega Research with or into another corporation which results in the outstanding common stock being converted into or exchanged for different securities, cash or other property, each outstanding award, subject to the other provisions of the Incentive Stock Plan and any limitation applicable to a particular award, may be assumed or substituted by the successor corporation (or a parent or subsidiary of such successor corporation) and the grantee will be entitled to receive, upon exercise of the award, an equivalent amount of securities, cash or other property received with respect to the common stock in such transaction as would have been received upon exercise of the award immediately prior to such transaction.

     All payments or distributions made pursuant to the Incentive Stock Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. If Omega Research proposes or is required to distribute common stock pursuant to the Incentive Stock Plan, it may require the recipient to remit to it an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such common stock. The Compensation Committee may, in its discretion and subject to such rules as it may adopt, permit an award holder to pay all or a portion of the federal, state and local withholding taxes arising in connection with the exercise of a nonqualified stock option or a stock appreciation right, the receipt or vesting of stock awards, or the receipt of common stock upon the expiration of the applicable period with respect to any performance shares or performance units, by electing to have Omega Research withhold common stock having a fair market value equal to the amount to be withheld.

     A participant's right, if any, to continue to serve Omega Research as an officer, employee, independent contractor or otherwise, shall not be enlarged or otherwise affected by such person's designation as a participant under the Incentive Stock Plan, nor shall the Incentive Stock Plan in any way interfere with the right of Omega Research, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the participant from the rate in existence at the time of the grant of an award.

     The Incentive Stock Plan and actions taken in connection therewith shall be governed by and construed in accordance with the laws of the State of Florida, regardless of the law that might otherwise govern under applicable Florida principles of conflict of laws.

     The board may amend, alter, suspend or discontinue the Incentive Stock Plan at any time, but such amendment, alteration, suspension or discontinuation may not adversely affect any outstanding award without the consent of the holder. To the extent necessary and desirable to comply with Rule 16b-3 under the Securities Exchange Act of 1934, Section 422 of the Code, or the rules of The Nasdaq Stock Market or any other applicable law or regulation, Omega Research must obtain shareholder approval of certain amendments to the Incentive Stock Plan in the manner and to the degree required by such laws and regulations, including, without limitation, any amendment to the Incentive Stock Plan which would change the class of persons eligible for grants of options or otherwise materially modify the requirements as to eligibility for participation in the Incentive Stock Plan or would increase the maximum number of shares reserved for issuance under the Incentive Stock Plan. No award shall be granted after June 29, 2006; provided, however, that the terms and conditions applicable to any award granted prior to such date may thereafter be amended or modified by mutual agreement between Omega Research and the participant or such other persons as may then have an interest therein. Also, by mutual agreement between Omega Research and a participant under the Incentive Stock Plan or under any other present or future plan of Omega Research, awards may be granted to such participant in substitution and exchange for, and in cancellation of, any awards previously granted such participant under the Incentive Stock Plan, or any other present or future plan of Omega Research.

     Awards granted to persons subject to Section 16 of the Securities Exchange Act of 1934, referred to as "Section 16 Insiders," are subject to any additional applicable restrictions under Rule 16b-3.

     Registration of Underlying Common Stock. On November 24, 1997, Omega Research filed a Registration Statement on Form S-8 with the SEC in order to register the 3,000,000 shares of common stock then reserved for issuance under the Incentive Stock Plan. To the extent that such Registration Statement is effective under the Securities Act of 1933, shares of common stock issued upon the exercise of outstanding stock options granted under the Incentive Stock Plan will be immediately and freely tradable without restriction under the Securities Act of 1933, subject to applicable volume limitations, if any, under Rule 144 promulgated under the Securities Act of 1933 and, in the case of executive officers of Omega Research, Section 16 of the Securities Exchange Act of 1934. Subject to the approval of the increase in the number of shares of common stock reserve for issuance to 7,500,000 by Omega Research shareholders and the approval of the merger, it is currently contemplated that TradeStation Group will file a Registration Statement on Form S-8 in order to register the unissued shares of common stock reserved for issuance under the Incentive Stock Plan which is being assumed by TradeStation Group.

     Outstanding Awards As of September 30, 2000, options to purchase 4,087,533 shares were outstanding under the Incentive Stock Plan, of which options to purchase 1,501,000 shares had been granted to executive officers of Omega Research. During 1999 and for the nine months ended September 30, 2000, options granted to executive officers totaled options to purchase 220,000 and 175,000 shares, respectively, of common stock which were granted at exercise prices ranging from $5.54 to $8.57 per share. In general, options granted under the Incentive Stock Plan vest at the rate of 20% per year and have a total term of ten years. The options which have been granted under the Incentive Stock Plan to the executive officers of Omega Research immediately vest and become exercisable upon termination of employment due to death or permanent disability, or upon a sale or a change in control of Omega Research, and, in the case of Mr. Parandjuk, upon termination of employment by Omega Research without cause. The options to purchase the shares granted under the Incentive Stock Plan, the Window On WallStreet options assumed by Omega Research (discussed below) and the Nonemployee Director Stock Plan (defined and discussed below) that were outstanding as of September 30, 2000 have a weighted average exercise price of $3.82 per share. To date, Omega Research has not granted any stock appreciation rights, stock awards, performance shares or performance units under the Incentive Stock Plan.

     Federal Income Tax Consequences. The following is a brief summary of the applicable federal income tax consequences of Awards granted under the Incentive Stock Plan based on U.S. federal income tax laws in effect on the date of this joint proxy statement/prospectus. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or the provisions of any income tax laws of any municipality, state or foreign country in which a grantee may reside.

     No taxable income is recognized by a holder of an option upon the grant or exercise of an ISO. No taxable ordinary income is recognized by the holder upon the disposition of an incentive stock option by a holder, except to the extent the incentive stock option affects the determination of the optionee's alternative minimum taxable income under Section 56 of the Code, as discussed in the paragraph below titled "Alternative Minimum Taxable Income Adjustment", provided (i) no disposition of any share of common stock issued pursuant to the exercise of the incentive stock option is made by the holder within two years from the date of the grant of the incentive stock option nor within one year after the transfer of such share to him or her; and (ii) the holder was an employee of Omega Research at all times from the date of the grant of the incentive stock option to the date, generally, three months before the date of such exercise, that is, the holder may exercise the incentive stock option within three months following his or her termination of employment without the recognition of taxable income on such exercise.

     If any share of common stock is transferred to a holder pursuant to his or her exercise of an incentive stock option, and if no disqualifying disposition of such share is made by the optionee, and the optionee is continuously employed by Omega Research, then upon the subsequent disposition of such share by the optionee: any amount realized in excess of the option exercise price is treated as long-term capital gain, subject to various tax rates depending on how long such share is held; any loss sustained is a long-term capital loss; and no deduction under Section 162 of the Internal Revenue Code is allowed to Omega Research for federal income tax purposes.

     If any share of common stock transferred to an optionee pursuant to his or her exercise of an incentive stock option is disposed of by the holder in a disqualifying disposition, then for the taxable year of such disposition: the optionee recognizes ordinary compensation income in an amount equal to the lesser of (a) the excess, if any, of the fair market value of such share at the time of the exercise of the option over the option exercise price and (b) the amount realized on such disposition over the option exercise price; the basis of such share is then increased by the amount of any income recognized, and any additional gain or loss recognized by the optionee with respect to such share is treated as short-term or long-term capital gain or loss, as the case may be, depending on how long such share is held; and Omega Research is allowed deduction in an amount equal to the holder's ordinary compensation income.

     With respect to nonqualified stock options: no income is recognized by the optionee at the time the option is granted; generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise, and Omega Research is entitled to an employer tax deduction in the same amount; and upon disposition of the shares, any gain or loss recognized (after increasing the basis of such shares by the amount of any ordinary income previously recognized) is treated as short-term or long-term capital gain or loss, as the case may be, depending on how long such shares are held. To qualify for long-term capital gain treatment, such shares will have to be held for more than one year and, if not, any short-term capital gain shall be taxable at ordinary income tax rates. In the case of an optionee who is also an employee at the time of grant, any income recognized upon exercise of a nonqualified stock option will constitute wages for which federal income tax withholding will be required.

     With respect to stock appreciation rights, if the grantee elects to receive the appreciation inherent in the stock appreciation right in cash, the cash is ordinary income, taxable to the grantee. If the grantee elects to receive the appreciation in Omega Research's common stock, the stock received will be ordinary income to the grantee to the extent of the difference between its fair market value and the amount, if any, the grantee paid for the stock. Omega Research is entitled to an employer tax deduction in the same amount of the ordinary income.

     With respect to stock awards, generally, ordinary income is recognized to the grantee on the date of grant in an amount equal to the difference between the fair market value of the common stock awarded and the consideration paid by the grantee, if any, for such shares and Omega Research is entitled to an employer tax deduction in the same amount.

     With respect to performance shares and performance units, generally, ordinary income is recognized by the grantee upon receipt by the grantee of shares of common stock or cash of an equivalent value or a combination of both upon the expiration of the applicable period and Omega Research is entitled to an employer tax deduction in the same amount.

     The exercise by a holder of an incentive stock option granted under the Incentive Stock Plan may subject the optionee to alternative minimum tax under
Section 56 of the Code. Under Section 56(b)(3) of the Internal Revenue Code, for purposes of computing the amount of the alternative minimum taxable income of an individual for any taxable year, Section 83 (relating to nonqualified stock options) as opposed to Section 421 (relating to incentive stock options) of the Internal Revenue Code applies to the transfer of a share of common stock pursuant to the exercise of an ISO (that is, the incentive stock option is treated as nonqualified stock options) and the optionee must treat the difference, if any, between the fair market value of the incentive stock option and the option exercise price as an adjustment in determining alternative minium taxable income under Section 56(b)(3) of the Internal Revenue Code in the first taxable year in which the optionee's rights in such share are either transferable or are not subject to a substantial risk of forfeiture under
Section 83(a) of the Internal Revenue Code. A holder may alter the timing and amount of such an alternative taxable income adjustment, if any, by filing with the Internal Revenue Service an election under Section 83(b) of the Internal Revenue Code within thirty (30) days after the date of the exercise of an incentive stock option. Such an alternative minimum taxable income adjustment, if any, is also added to the basis of such share for purposes of determining adjusted gain or loss under the alternate minimum tax upon disposition of such share. No such alternative minimum tax adjustment is required if the exercise of an incentive stock option and the subsequent disposition of such share occur within the same taxable year.

Window On WallStreet Assumed Options

     In October 1999, Omega Research assumed all outstanding stock options to purchase Window On WallStreet common stock which, based on an exchange ratio of
 .210974 shares of common stock for each share of Window On WallStreet common stock, were exercisable at the time of assumption for an aggregate of 182,529 shares of common stock, 82,783 shares of common stock at an exercise price of $.48 per share, and 99,746 shares of common stock at an exercise price of $8.06 per share. The Window On WallStreet options generally vest ratably over a four-year period and their terms are ten years. As of September 30, 2000, there were 167,773 Window On WallStreet options outstanding.

1997 Nonemployee Director Stock Option Plan

     The 1997 Nonemployee Director Stock Option Plan, as amended, pursuant to which annual grants of a nonqualified stock option are made to each nonemployee director of Omega Research, was adopted by the board of directors and approved by the shareholders in July 1997. It was amended by the board of directors in January 1998 to increase the number of shares that may be covered by an option granted to nonemployee directors upon their initial election to the board. Upon initial election to the board of directors, each nonemployee director may be granted an option to purchase up to 75,000 shares of common stock as determined by Omega Research's board of directors at such time. Upon each re-election to the board of directors at the annual meeting of shareholders, each nonemployee director will be granted an additional option to purchase 3,000 shares of common stock. Each option will be granted at an exercise price equal to the fair market value of the common stock on the date of grant. Omega Research has reserved 175,000 shares of common stock for issuance under the Nonemployee Director Stock Option Plan, subject to antidilution adjustments. In August 1999, Mr. Smith was awarded an additional option to purchase 3,000 shares at an exercise price of $5.60 per share upon re-election to the board of directors and Stephen C. Richards was issued an option to purchase 25,000 shares at an exercise price of $5.60 per share upon his initial election to the board of directors. These options have a term of five years and vest in equal installments over three years. In August 1999, the vesting of Mr. Cotsakos's options to purchase 75,000 shares of common stock were accelerated upon his retirement from the board due to his significant contribution to Omega Research, which permitted him to exercise any or all such options for 180 days following his retirement from the board. Mr. Cotsakos subsequently exercised all those options during January 2000. As of September 30, 2000, options to purchase 53,000 shares were outstanding under the Nonemployee Director Stock Plan.

     The board of directors has the power to amend the Nonemployee Director Stock Plan from time to time. Shareholder approval of an amendment is only required to the extent that it is necessary to maintain the Nonemployee Director Stock Plan's status as a protected plan under applicable securities laws.

1997 Employee Stock Purchase Plan

     The purchase plan was adopted by the board of directors and approved by Omega Research's shareholders in July 1997. The purchase plan provides for the issuance of a maximum of 500,000 shares of common stock pursuant to the exercise of nontransferable options granted to participating employees.

     The purchase plan is administered by the Compensation Committee of the board of directors. All employees of Omega Research whose customary employment is more than 20 hours per week and more than five months in any calendar year and who have completed at least three months of employment are eligible to participate in the purchase plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of Omega Research's stock and the nonemployee directors of Omega Research may not participate in the purchase plan. To participate in the purchase plan, an employee must authorize Omega Research to deduct an amount not less than one percent nor more than ten percent of a participant's total cash compensation from his or her pay during six-month periods, each a plan period. The maximum number of shares of common stock an employee may purchase in any plan period is 500 shares. The exercise price for the option for each plan period is 85% of the lesser of the market price of the common stock on the first or last business day of the plan period. If an employee is not a participant on the last day of the plan period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon his or her voluntary withdrawal from the purchase plan at any time or upon termination of employment. No options were granted under the purchase plan during 1997. The first plan period began January 1, 1998. During the years ended December 31, 1999 and 1998, 23,585 and 12,506 shares, respectively, of common stock were issued under the plan at an average price of $3.27 and $3.06, respectively.

     The board of directors has the power to amend or terminate the purchase plan. Shareholder approval of an amendment is only required to the extent that it is necessary to maintain the purchase plan's status as a protected plan under applicable securities laws or as a qualified plan under applicable tax laws.

401(k) Plan

     Omega Research has a defined contribution retirement plan which complies with Section 401(k) of the Code. All employees with at least three months of continuous service are eligible to participate and may contribute up to 15% of their compensation. Company contributions are vested 20% for each year of service. Matching contributions accrued under the 401(k) Plan amounted to approximately $242,000, $0 and $63,000 in 1999, 1998 and 1997, respectively.

Non-Competition Agreements

     Virtually all employees of Omega Research, including the Named Executive Officers, have entered into agreements with Omega Research which generally contain certain non-competition, non-disclosure and non-solicitation restrictions and covenants, including a provision prohibiting such employees from competing with Omega Research during their employment with Omega Research and for a period of two years thereafter.

Compensation Committee Interlocks and Insider Participation

     Omega Research formed the Compensation Committee of the board of directors, consisting solely of the two independent directors, in January 1998. As of the date of this joint proxy statement/ prospectus, Omega Research's current independent directors, Stephen C. Richards and Brian D. Smith, constitute the Compensation Committee. Mr. Richards had replaced Christos M. Cotsakos, a prior independent director, in August 1999. The compensation, including salaries, bonuses and stock options, of Omega Research's executive officers for 1999 was determined by the Compensation Committee. In 1999, neither member of the Compensation Committee had any relationship with Omega Research requiring disclosure under Item 404 of Regulation S-K.

Director Compensation

     Omega Research's Independent Directors receive $750 for attendance at each meeting of the board of directors and each committee thereof, with an additional $150 paid for each committee meeting which is chaired by an Independent Director. Pursuant to the Nonemployee Director Stock

Plan, each Independent Director also receives an option to purchase up to 75,000 shares of common stock upon initial election as a director of Omega Research as determined by Omega Research's board of directors at such time, and an option to purchase 3,000 shares of common stock upon each re-election as an Independent Director at Omega Research's annual meeting of shareholders. See "Other Compensation Arrangements--1997 Nonemployee Director Stock Option Plan." All directors may also be reimbursed for certain expenses in connection with attendance at board of directors and committee meetings. Other than with respect to reimbursement of expenses, directors who are employees or officers of Omega Research do not receive additional compensation for service as a director. During 1999, Mr. Richards received a one-time retainer of $10,000 in connection with his initial appointment to the board of directors.

Certain Transactions

     For information concerning cash dividends paid by Omega Research to its shareholders in 1997 (including the $15.4 million dividend which was paid by Omega Research to its then-existing shareholders immediately prior to the consummation of Omega Research's initial public offering) and the dividend of Omega Research's former office facilities to William R. Cruz and Ralph L. Cruz declared in the second quarter of 1997, see "Comparative Per Share Data--Omega Research/TradeStation Group Dividend Policy."

     Omega Research and William R. Cruz, Ralph L. Cruz and certain of their respective affiliates (collectively, the "Cruz Shareholders") have entered into an S Corporation Tax Allocation and Indemnification Agreement (the "Tax Agreement") relating to the $15.4 million dividend and their respective income tax liabilities. The Tax Agreement provides that to the extent Omega Research's earnings during the period in which it was an S corporation ("S Corporation Earnings"), as subsequently established by the filing of Omega Research's tax return for Omega Research's short S corporation tax year, are less than the $15.4 million dividend paid prior to the consummation of Omega Research's initial public offering, the Cruz Shareholders will make a payment equal to such difference to Omega Research and if the S Corporation Earnings are greater than the $15.4 million dividend, Omega Research will make an additional distribution equal to such difference to William R. Cruz and Ralph L. Cruz, in either case, with interest thereon. Subject to certain limitations, the Tax Agreement also provides for the cross-indemnification of the Cruz Shareholders and Omega Research for any federal and state income taxes, including interest and penalties, if any, as a result of a final determination of a taxing authority that increases or decreases the taxable income of Omega Research for an S corporation taxable year, resulting in a change in the income taxes due by the Cruz Shareholders for such year, and causes a corresponding increase or decrease in the taxable income of Omega Research for a C corporation taxable year. Each party's obligation under the Tax Agreement is limited to the amount of any reduction in such party's tax liability as a result of any such determination. To the extent a payment is made pursuant to the Tax Agreement by Omega Research to the Cruz Shareholders after the one year anniversary of the date on which Omega Research's S corporation status terminated, except to the extent it relates to the change of Omega Research's method of accounting from the cash method to the accrual method effective on July 1, 1997, Omega Research will be required to make an additional payment to the Cruz Shareholders equal to any income taxes payable by such persons on such payments. Omega Research will not receive a tax deduction for any payments made pursuant to the Tax Agreement. The Cruz Shareholders have not provided security for their obligations under the Tax Agreement; accordingly, Omega Research's ability to collect any such payments will be dependent upon the financial condition of such persons at the time such payments are to be made. Omega Research is not aware of any tax adjustments which might require payments under the Tax Agreement other than related to the change in accounting method.

     Marc J. Stone, Omega Research's Vice President of Corporate Development, General Counsel and Secretary and a director, was a partner in a predecessor law firm to Bilzin Sumberg until immediately prior to joining Omega Research in May 1997. Thereafter, Mr. Stone was of counsel to the predecessor firm and is currently of counsel to Bilzin Sumberg. Bilzin Sumberg and its predecessor

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

firms have acted as Omega Research's regular outside legal counsel since 1994. The total fees and costs paid by Omega Research to the predecessor firm of Bilzin Sumberg, Rubin Baum Levin Constant Friedman & Bilzin, in 1999, 1998 and 1997 were approximately $84,000, $10,000, and $349,000, respectively, and to Bilzin Sumberg in 1999 and 1998 were approximately $87,000 and $69,000, respectively. Omega Research believes that the fees paid are no less favorable to Omega Research than could be obtained from comparable law firms in the Miami area.

Security Ownership of Certain Beneficial Owners and Management of Omega
Research


     The following table sets forth certain information regarding the beneficial ownership of Omega Research's common stock as of December 1, 2000 by each person who is known to Omega Research to own beneficially more than 5% of Omega Research's common stock, each director of Omega Research, each Named Executive Officer, and all directors and executive officers of Omega Research as a group. Except as otherwise described in the footnotes below, Omega Research believes that the beneficial owners of the common stock listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares. The address of each person who beneficially owns more than 5% of the common stock is Omega Research's principal executive office.

                                                                              Shares Beneficially
                                                                                    Owned(1)
                                                                           -------------------------
Name of Beneficial Owner(1)                                                   Number        Percent
------------------------------------------------------------------------   ------------   ----------
William R. Cruz(2) .....................................................    9,156,654         37.2%
Ralph L. Cruz(3) .......................................................    9,156,554         37.2
Peter A. Parandjuk .....................................................      294,550          1.2
Salomon Sredni .........................................................      196,750            *
Marc J. Stone ..........................................................      110,000            *
Janette Perez ..........................................................       66,400            *
Brian D. Smith .........................................................       26,000            *
Stephen C. Richards ....................................................       22,333            *
All executive officers and directors as a group (9 persons)(4) .........   19,046,241         75.2%

----------------
 *  Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Includes options held by executive officers and/or directors which are exercisable within 60 days of December 1, 2000. Does not include any shares of Common Stock that may be deemed beneficially owned by OnlineTrading.com as a result of that certain Omega Shareholder Agreement dated January 19, 2000 among TradeStation Group, OnlineTrading.com and certain of Omega Research's shareholders or that certain Omega Stock Option Agreement dated January
    19, 2000 between Omega Research and OnlineTrading.com, both of which were executed in connection with the merger agreement.
(2) Includes 1,950,000 shares held by a Texas limited partnership as to which William R. Cruz possesses sole voting and dispositive powers through his direct and indirect 100% ownership of a Texas limited liability company that is the 1% sole general partner of such limited partnership. William
    R. Cruz and the William R. Cruz 1999 Grantor Retained Annuity Trust #1 are the limited partners. The William R. Cruz 1999 Grantor Retained Annuity Trust #1 provides for annual distributions of principal and income to William R. Cruz for five years commencing with respect to calendar year 1999, and thereafter any remainder interest is payable to the William R. Cruz 1997 Family Trust for the benefit of certain family members and/or charitable organizations. Also includes 7,206,554 shares held by another Texas limited partnership as to which William R. Cruz possesses sole voting and dispositive powers through his 100% ownership of the sole general partner of such limited partnership. William R. Cruz is the sole limited partner. Does not include 900 shares owned by the spouse of William R. Cruz with respect to which Mr. Cruz disclaims beneficial ownership.
(3) The shares are held by two Texas limited partnerships as to which Ralph L. Cruz possesses sole voting and dispositive powers through his direct and/or indirect 100% ownership of the sole general partner of each of such limited partnerships. In one limited partnership Ralph L. Cruz is the sole limited partner and in the other Ralph L. Cruz and his spouse are the limited partners.
(4) See other footnotes above.

            SELECTED INFORMATION WITH RESPECT TO ONLINETRADING.COM

Executive Officers and Directors


     The following table sets forth the names, ages as of November 17, 2000 and positions held with respect to each director and executive officer:


Name                     Age    Position
---------------------   -----   ------------------------------------------------------------------
Andrew A. Allen          40     Chief Executive Officer, Chairman of the Board and Director
E. Steven zum Tobel      33     President, Acting Chief Financial Officer, Treasurer and Director
Farshid Tafazzoli        28     Chief Information Officer and Director
Derek J. Hernquist       29     Vice President of Operations, Secretary and Director
Eldren P. Nalley         81     Director

ANDREW A. ALLEN. Mr. Allen is OnlineTrading.com's Chairman, Chief Executive Officer and a co-founder. He co-founded OnlineTrading.com in September 1995. Mr. Allen has over 19 years experience working in various capacities in the brokerage industry from sales, marketing, trading, operations, and training at the following firms: Prudential Securities; Spear, Leeds & Kellogg; Oppenheimer & Company, and Schonfeld Securities, LLC. Mr. Allen was also a member of the Chicago Board of Options Exchange from 1985 to 1995 and served on its Appeals Committee. Due to personal family reasons, Mr. Allen is resigning from OnlineTrading.com immediately following the effective time of the merger.

E. STEVEN ZUM TOBEL. Mr. zum Tobel is OnlineTrading.com's President and acting Chief Financial Officer. Mr. zum Tobel has over 12 years experience relating to the brokerage industry with areas of expertise in financial reporting, compliance, and operations as a certified public accountant and managing partner of zum Tobel & Ling, LLP, an audit and tax practice specializing in the brokerage industry, and as Vice President of Securities Consultants International LLC, a national brokerage consulting firm. Mr. zum Tobel received a B.A. degree in finance and an MBA with a concentration in finance from Florida Atlantic University.

FARSHID TAFAZZOLI. Mr. Tafazzoli is OnlineTrading.com's Chief Information Officer and a co-founder. He co-founded OnlineTrading.com in September 1995. Mr. Tafazzoli has over six years experience as a systems specialist in the brokerage industry including positions with Spear, Leeds & Kellogg, the largest specialist firm on the New York Stock Exchange, and Gulfstream Partners. Mr. Tafazzoli received a B.S. in Administrative Studies from Nova Southeastern University.

DEREK J. HERNQUIST. Mr. Hernquist is OnlineTrading.com's Vice President of Operations. Mr. Hernquist has over seven years experience in the brokerage industry beginning with Olde Discount Brokerage and later in his own trading and investing partnership. Mr. Hernquist received a B.S. in finance from the University of Arizona.

ELDREN P. NALLEY. Mr. Nalley is a director of OnlineTrading.com. He is currently retired but, in addition to serving on OnlineTrading.com's board, serves on the board of directors of Invacare Corp. (NYSE: IVC) and Royal Appliance Manufacturing (NYSE: RAM). Mr. Nalley has served on the boards of Invacare and Royal Appliance for over twenty years.

     In conjunction with the pending merger and consolidation of certain accounting and financial reporting responsibilities, effective April 18, 2000 Anthony M. Palermo resigned his position as Chief Financial Officer of OnlineTrading.com. Mr. Palermo has decided to return to public accounting with his former employer Ahearn, Jasco + Company, P.A. Upon Mr. Palermo's resignation, the Company's President, E. Steven zum Tobel, assumed the responsibilities of Chief Financial Officer until a successor is appointed.

     On October 4, 2000, Lothar Mayer resigned as a member of the board of directors of OnlineTrading.com. Mr. Mayer's resignation was prompted by the NASD's investment restrictions imposed on directors of brokerage firms and Mr. Mayer's desire to make certain personal investments. However, upon completion of OnlineTrading.com's merger with Omega Research, Mr. Mayer has agreed to serve on the board of directors of TradeStation Group and, accordingly, remains one of OnlineTrading.com's designees to TradeStation Group's board of directors. Mr. Mayer is the President of Liberty Hardware Manufacturing Corp., a subsidiary of Masco Corp. (NYSE: MAS). Mr. Mayer has held this position for over 21 years. Mr. Mayer is also a chartered and certified public accountant.

     On November 17, 2000 prior to the meeting of the board of directors held on that date, Robert Scarpetti resigned as a member of the board of directors of OnlineTrading.com. Mr. Scarpetti's resignation letter did not indicate any disagreements with OnlineTrading.com on any matter relating to its operations, policies or practices or with any actions taken by OnlineTrading.com's board of directors.

     There is no family relationship between any of the officers, key employees and directors.

     Directors hold their offices until the next annual meeting of our shareholders and until their successors have been duly elected and qualified or their earlier resignation, removal from office or death. Officers serve at the pleasure of the board of directors and until the first meeting of the board of directors following the next annual meeting of our shareholders and until their successors have been chosen and qualified.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires OnlineTrading.com's officers and directors, and persons who own more than ten percent of a registered class of OnlineTrading.com's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish OnlineTrading.com with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to OnlineTrading.com and written representations that no Forms 5 were required when applicable, OnlineTrading.com believes that during the fiscal year ended January 31, 2000 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except with respect to the Forms 3 for Messrs. Scarpetti and Nalley which were filed late on April 4, 2000 due to an administrative oversight.

Executive Compensation

     The following table summarizes all compensation paid by OnlineTrading.com during the fiscal years ended January 31, 1999 and January 31, 2000 to OnlineTrading.com's Chief Executive Officer and each other executive officer whose annual compensation exceeded $100,000 during said fiscal years (collectively the "Named Executive Officers"). OnlineTrading.com's directors do not receive compensation for serving in this capacity.

                                                  Annual Compensation
                                            --------------------------------
                                             Fiscal     Salary       Bonus        All Other
Name and Principal Position                   Year        $          $(1)       Compensation $
-----------------------------------------   -------   ---------   ----------   ---------------
Andrew A. Allen                               2000     200,000          --              --
 Chairman and Chief Executive Officer         1999      74,000     525,000              --

Farshid Tafazzoli                             2000     193,333          --              --
 Chief Information Officer and Director       1999      72,000     293,100

E. Steven zum Tobel                           2000     120,000          --              --
 President, Treasurer and Director(2)         1999      60,000      55,000          26,000(3)

Derek J. Hernquist                            2000      38,662          --         495,473(4)
 Vice President of Operations,                1999      60,000      82,000              --
 Secretary and Director

----------------
(1) OnlineTrading.com paid $1,460,000 in management bonuses for Fiscal 1999 and $602,000 for Fiscal 1998. Pursuant to new employment agreements effective as of February 1, 1999 for the fiscal year ended January 31, 2000, the compensation of executive shareholder management has been set and limitations have been placed on the amount of bonuses executive shareholder management may receive. See "Employment Agreements" below.
(2) Mr. zum Tobel began his employment with OnlineTrading.com in March 1998.
(3) Represents the value of shares issued in connection with Mr. zum Tobel's employment.
(4) Represents commissions earned on OnlineTrading.com's net proprietary trading gains and losses.

Employment Agreements

     OnlineTrading.com has entered into five-year employment agreements with Messrs. Allen and Tafazzoli which provide for an annual base compensation of $200,000 each and entered into three-year employment agreements with Messrs. zum Tobel and Hernquist which provide for an annual base compensation of $120,000 and $50,000, respectively. These individuals may receive bonuses as the board of directors may in its sole discretion from time to time determine. Notwithstanding the foregoing, the employment agreements limit the aggregate amount of bonuses that may be paid to said employees to 5% of pre-tax earnings. Moreover, Messrs. Allen, Tafazzoli, zum Tobel, and Hernquist have agreed not to receive any bonuses until such time as OnlineTrading.com earns $3,300,000 in pre-tax earnings in any fiscal year.

     The employment agreements provide for employment on a full-time basis and contain a provision that the employee will not compete or engage in a business competitive with OnlineTrading.com's current or anticipated business during the term of the employment agreement and for a period of one year thereafter.

     The employment agreements of Messrs. Allen and Tafazzoli contain change-in-control provisions. These provisions allow the employee to receive certain additional compensation upon termination of employment following a change in control of OnlineTrading.com. Mr. Tafazzoli has agreed to waive said rights in connection with the pending merger with Omega Research, and Mr. Allen has agreed to an alternative arrangement given his post-merger departure discussed below.

     Mr. zum Tobel received 444,444 shares of common stock in connection with his employment. However, a portion of these shares are subject to redemption by OnlineTrading.com at Mr. zum Tobel's cost basis if Mr. zum Tobel resigns from his employment or is terminated for cause prior to February 28, 2001.

     In connection with its December 1999 acquisition of the principal assets of Newport Discount Brokerage, Inc., OnlineTrading.com entered into a three-year employment agreement with Mr. Scarpetti, a director of the company until November 17, 2000, which provides for an annual base compensation of $100,000 and a discretionary bonus. Mr. Scarpetti's employment agreement contains a provision that Mr. Scarpetti will not compete or engage in a business competitive with OnlineTrading.com's current or anticipated business during the term of the employment agreement and for a period of two years thereafter unless Mr. Scarpetti's involvement with a competitor does not represent activities which comprise more than 20% of OnlineTrading.com's revenue.

     Upon closing of the merger with Omega Research, the current employment agreements of Messrs. Tafazzoli, zum Tobel and Hernquist shall be replaced by new two-year employment agreements which shall provide for annual base compensation of $200,000, $150,000 and $100,000 respectively. Due to personal family matters, Mr. Allen has decided to resign upon closing of the merger with Omega Research. In connection with such resignation, Mr. Allen shall be entitled to severance payment as discussed elsewhere in this joint proxy statement/prospectus.

Stock Option Plan

     Under OnlineTrading.com's 1999 Stock Option Plan, 1,000,000 shares of common stock are reserved for issuance upon exercise of the options. The stock option plan is designed to serve as an incentive for retaining qualified and competent directors, employees, consultants and independent contractors. Options will be granted to certain persons in proportion to their contributions to the overall success of OnlineTrading.com as determined by the board of directors or a committee thereof in their sole discretion.

     OnlineTrading.com's board of directors, or a committee thereof, administers and interprets the stock option plan and is authorized to grant options thereunder to all eligible employees, including directors and executive officers (whether current or former employees), as well as consultants and independent contractors. The stock option plan provides for the granting of both "incentive stock options," as defined in Section 422 of the Internal Revenue Code, and nonstatutory stock options. Incentive stock options may only be granted, however, to employees. Options can be granted under the stock option plan on the terms and at the prices determined by the board, or a committee thereof, except that the per share exercise price of incentive stock options granted under the stock option plan will not be less than the fair market value of the common stock on the date of grant and, in the case of an incentive stock option granted to a 10% shareholder, the per share exercise price will not be less than 110% of the fair market value as defined in the stock option plan. The per share exercise price of nonstatutory stock options granted under the stock option plan will not be less than 85% of the fair market value of the common stock on the date of grant.

     Options under the stock option plan that would otherwise qualify as incentive stock options will not be treated as incentive stock options to the extent that the aggregate fair market value of the shares covered by the incentive stock options which are exercisable for the first time by any individual during any calendar year exceeds $100,000.

     Options granted under the stock option plan will be exercisable after the period or periods specified in the option agreement. Incentive stock options granted to employees will vest in equal installments over a period of five years commencing on the first anniversary of the date of grant. Options granted under the stock option plan are not exercisable after the expiration of ten years from the date of the grant and are not transferable other than by will or by the laws of descent and distribution. Adjustments in the number of shares subject to options granted under the stock option plan can be made by the board of directors or the appropriate committee in the event of a stock dividend or recapitalization resulting in a stock split-up, combination or exchange of shares.

Options Granted During Fiscal Year End January 31, 2000

     All options granted to the Named Executive Officers and the former Chief Financial Officer, Anthony M. Palermo, are stated in the table below. No options have been exercised by any of the Named Executive Officers. All of the options granted to such officers and directors terminate on the ten-year anniversary of their grant dates.

                                                      Percent of
                                    Number of        Total Options
                                    Securities        Granted to      Exercise or
                                    Underlying       Employees in     Base Price     Expiration
Name                             Options Granted      Fiscal Year       ($)(sh)         Date
-----------------------------   -----------------   --------------   ------------   -----------
Andrew A. Allen .............             --              --                --          --
Farshid Tafazzoli ...........             --              --                --          --
E. Steven zum Tobel .........             --              --                --          --
Derek J. Hernquist ..........             --              --                --          --
Anthony M. Palermo ..........         12,500               3%            $7.00      06/11/2009

Aggregate Option Exercises during Fiscal Year-End January 31, 2000 and Fiscal Year-End Option Values

     The following table provides information regarding the value of all unexercised options held at January 31, 2000 by the Named Executive Officers and the former Chief Financial Officer, Anthony M. Palermo, measured in terms of the closing market price of OnlineTrading.com's common stock on January 31, 2000. No Named Executive Officer exercised any stock options during the fiscal year end January 31, 2000.

                                     Number of Securities              Value of Unexercised
                                    Underlying Unexercised             In-the-Money Options
                                  Options At January 31, 2000         At January 31, 2000(1)
                                -------------------------------   ------------------------------
                                 Exercisable     Unexercisable     Exercisable     Unexercisable
                                -------------   ---------------   -------------   --------------
Andrew A. Allen .............            --              --                --              --
Farshid Tafazzoli ...........            --              --                --              --
E. Steven zum Tobel .........            --              --                --              --
Derek J. Hernquist ..........            --              --                --              --
Anthony M. Palermo ..........            --          12,500                --         $33,594

----------------
(1) Based on a per share price of $9.6875 on January 31, 2000, which was the closing market price of OnlineTrading.com's common stock on the last day of OnlineTrading.com's fiscal year, less the exercise price.

Certain Transactions

Loans by Shareholders

     In December 1998, a former director of OnlineTrading.com renewed a subordinated loan to OnlineTrading.com in the amount of $400,000. The outstanding principal balance and accrued interest was paid in full to him on November 30, 1999.

     OnlineTrading.com was a co-underwriter of its initial public offering. In order to increase the firm's excess net capital, the primary shareholders of OnlineTrading.com provided temporary subordinated loans to OnlineTrading.com during the days prior to the consummation of the initial public offering. On June 6, 1999, Messrs. Allen and Tafazzoli, and a former director loaned OnlineTrading.com $100,000 each and Mr. zum Tobel loaned OnlineTrading.com $60,000. All of these loans including interest at a rate of 7% per annum were repaid on June 23, 1999.

Right to Redeem Shares of E. Steven zum Tobel

     In February 1998, OnlineTrading.com issued 444,444 shares of common stock to E. Steven zum Tobel as additional consideration for Mr. zum Tobel agreeing to join the company. Pursuant to the terms of Mr. zum Tobel's employment agreement, OnlineTrading.com may redeem a portion of these shares at Mr. zum Tobel's cost basis in the event Mr. zum Tobel resigns from his employment or is terminated with cause, as defined in the Employment Agreement, on or before February 28, 2001. See "Management--Employment Agreements."

Redeemed Preferred Stock

     On July 14, 1999, OnlineTrading.com redeemed the then outstanding preferred stock held by a former director for 110% of the stated value, or $330,000.

Security Ownership of Certain Beneficial Owners and Management of
OnlineTrading.com


     The following table sets forth information regarding beneficial ownership of OnlineTrading.com's common stock as of December 1, 2000, by (1) each person who owns beneficially more than 5% of OnlineTrading.com's outstanding common stock, (2) each of the Named Executive Officers, and (3) all directors and executive officers as a group.


                                                                          Shares Beneficially
                                                                                Owned(1)
                                                                        ------------------------
Name and Address of Beneficial Owner(2)                                    Number       Percent
---------------------------------------------------------------------   -----------   ----------
Andrew A. Allen(3) ..................................................    2,725,926        23.8%
Farshid Tafazzoli(4) ................................................    2,725,926        23.8
E. Steven zum Tobel(5) ..............................................      444,444         3.9
Derek J. Hernquist ..................................................      266,666         2.3
Benedict S. Gambino .................................................    2,725,926        23.8
Eldren P. Nalley(6) .................................................       14,000           *
All Directors and executive officers as a group (5 persons) .........    6,176,962        53.8%

----------------
 *  Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares.
(2) The business address of all employee directors, executive officers and Mr. Nalley is c/o OnlineTrading.com, 2700 North Military Trail, Suite 200,
    Boca Raton, Florida 33431.
(3) Includes shares held Andrew A. Allen Family Limited Partnership.
(4) Shares held by Tafazzoli Family Limited Partnership.
(5) Includes shares which may be redeemed by OnlineTrading.com if Mr. zum Tobel terminates his employment with OnlineTrading.com on or before February 28, 2001. Shares held by zum Tobel Family Limited Partnership.
(6) Includes (i) 10,000 Shares held by Eldren P. Nalley Declaration of Trust DTD, and (ii) 4,000 options which are currently exercisable by Mr. Nalley.

                           DESCRIPTION OF SECURITIES
                             OF TRADESTATION GROUP


     The authorized capital stock of TradeStation Group consists of 225 million shares, of which 200 million shares are common stock, par value $0.01 per share, and 25 million shares are preferred stock, par value $0.01 per share. As of the date of this filing, there were 100 shares of common stock outstanding held of record by Omega Research, which will be cancelled upon consummation of the merger, and no shares of preferred stock outstanding. Upon completion of the merger a maximum of approximately 44,364,215 shares of TradeStation Group common stock will be issued and outstanding assuming the maximum exchange ratio of 1.7172 shares of TradeStation Group common stock for each share of OnlineTrading.com common stock.


     The following description of the capital stock of TradeStation Group and certain provisions of TradeStation Group's Articles and Bylaws is a summary and is qualified in its entirety by the provisions of the Articles and Bylaws, which have been filed as exhibits to TradeStation Group's Registration Statement, of which this joint proxy statement/prospectus is a part.

Common Stock

     The issued and outstanding shares of common stock are, and the common stock to be sold by TradeStation Group subject to completion of the merger will be, validly issued, fully paid and nonassessable. Subject to the rights of holders of preferred stock which may be issued in the future, the holders of outstanding TradeStation Group common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors of TradeStation Group may from time to time determine. The shares of common stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of TradeStation Group. Upon liquidation, dissolution or winding up of TradeStation Group, the holders of common stock are entitled to receive, pro rata, the assets of TradeStation Group which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of TradeStation Group common stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting in the election of directors.

Preferred Stock

     TradeStation Group's Articles authorize the board of directors to issue the preferred stock in classes or series and to establish the designations, preferences, qualifications, limitations or restrictions of any class or series with respect to the rate and nature of dividends, the amounts payable upon liquidation, the price and terms and conditions on which shares may be redeemed, the terms and conditions for conversion or exchange into any other class or series of shares, voting and preemptive rights and other terms. TradeStation Group may issue, without approval of the holders of common stock, preferred stock which has voting, dividend or liquidation rights superior to the common stock and which may adversely affect rights of holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of discouraging, delaying, deferring or preventing a change in control of TradeStation Group. TradeStation Group has no present intention to issue any preferred stock.

Certain Provisions of Florida Law

     TradeStation Group is subject to Sections 607.0901 and 607.0902 of the Florida Business Corporation Act. In general, Section 607.0901 restricts the ability of a greater than 10% shareholder of a company to engage in a wide range of specified transactions between such company and such shareholder or a person or entity controlled by or controlling such shareholder. The statute provides that such a transaction must be approved by the affirmative vote of the holders of two-thirds of such company's voting shares, other than the shares beneficially owned by the interested shareholder, unless it is approved by a majority of the disinterested directors. Section 607.0902 restricts the ability of a third party to effect an unsolicited change in control of a company. In general, the statute provides that, unless approved by the board of directors of TradeStation Group, shares acquired in a transaction which effects a certain threshold change in the ownership of TradeStation Group's voting shares (a "control share acquisition") have the same voting rights as shares held by the acquiring person prior to the acquisition only to the extent granted by a resolution adopted by shareholders in a prescribed manner. These statutory provisions have an anti-takeover effect by deterring unsolicited offers or delaying changes in control or management of TradeStation Group.

Certain Charter and Bylaw Provisions

     TradeStation Group's Articles and Bylaws contain a number of provisions related to corporate governance and to the rights of shareholders. In particular, the Bylaws provide that shareholders are required to follow an advance notification procedure for certain shareholder nominations of candidates for the board of directors and for certain other shareholder business to be conducted at any meeting of the shareholders. The Articles provide that special meetings of the shareholders may be called by the board of directors or by holders of not less than 50% of the outstanding voting shares of TradeStation Group. The Articles require that, upon completion of the merger, any actions to be taken by the shareholders of TradeStation Group may be taken only upon the vote of the shareholders at a meeting and may not be taken by written consent. The existence of these provisions in TradeStation Group's Articles and Bylaws may have the effect of discouraging a change in control of TradeStation Group and limiting shareholder participation in certain transactions or circumstances by limiting shareholders' participation to annual and special meetings of shareholders and making such participation contingent upon adherence to certain prescribed procedures. The affirmative vote of the holders of shares equal to at least 66 2/3% of the outstanding capital stock is required to amend or repeal these provisions.

Limitation of Liability and Indemnification Matters

     TradeStation Group's Articles contain a provision eliminating the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Florida Business Corporation Act. This provision in the Articles does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Florida law. Each director will continue to be subject to liability for breach of a director's duty of loyalty to TradeStation Group or its shareholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, and for any transaction from which the director derived an improper personal benefit. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     TradeStation Group's Articles and Bylaws provide that TradeStation Group will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by law. TradeStation Group's Bylaws also permit it to secure insurance on behalf of any person it is required or permitted to indemnify for any liability arising out of his or her actions in such capacity, regardless of whether the Articles or Bylaws would permit indemnification. TradeStation Group intends to obtain liability insurance for its directors and officers.

     In addition to the indemnification provided for in TradeStation Group's Articles and Bylaws, TradeStation Group intends to enter into agreements to indemnify its directors and its executive officers. These agreements, among other things will indemnify TradeStation Group's directors and executive officers for all direct and indirect expenses and costs, including, without limitation, all reasonable attorneys' fees and related disbursements, other out-of-pocket costs and reasonable compensation for time spent by such persons for which they are not otherwise compensated by TradeStation Group or any third person, and liabilities of any type whatsoever, including, but not limited to, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such persons in connection with either the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or other proceeding, including any action by or in the right of TradeStation Group, arising out of such persons' services as a director, officer, employee or other agent of TradeStation Group, any subsidiary of TradeStation Group or any other company or enterprise to which such persons provide services at the request of TradeStation Group. TradeStation Group believes that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of TradeStation Group where indemnification will be required or permitted. TradeStation Group is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Transfer Agent and Registrar

     The transfer agent and registrar for TradeStation Group common stock will be American Stock Transfer & Trust Company, New York, New York.

Nasdaq National Market List and Symbol

     TradeStation Group common stock, subject to being approved for listing on The Nasdaq National Market (which is a condition to the closing of the merger), will trade under the symbol "TRAD."

                      COMPARISON OF RIGHTS OF HOLDERS OF
                      ONLINETRADING.COM COMMON STOCK AND
              OMEGA RESEARCH AND TRADESTATION GROUP COMMON STOCK

     This section of the joint proxy statement/prospectus describes certain differences between the rights of holders of OnlineTrading.com common stock, on the one hand, and Omega Research/TradeStation Group common stock, on the other hand. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a shareholder of OnlineTrading.com and being a shareholder of Omega Research or TradeStation Group.

     The rights of OnlineTrading.com shareholders are currently governed by OnlineTrading.com's Amended and Restated Articles of Incorporation and Articles of Amendment to Articles of Incorporation, as currently in effect, and OnlineTrading.com's Amended and Restated By-Laws. The rights of Omega Research shareholders are currently governed by Omega Research's Second Amended and Restated Articles of Incorporation, as currently in effect, and Omega Research's Second Amended and Restated Bylaws. The rights of TradeStation Group shareholders are currently governed by TradeStation Group's Articles of Incorporation, Articles of Amendment to Articles of Incorporation and Second Articles of Amendment to Articles of Incorporation, as currently in effect, and TradeStation Group's Bylaws. Because each of the foregoing corporations is incorporated under the laws of the State of Florida, the rights of their respective shareholders are governed by Chapter 607, Florida Statutes (the "Florida Business Corporation Act") and relevant Florida case law.

     If the proposed merger is consummated, OnlineTrading.com and Omega Research shareholders will receive shares of TradeStation Group's capital stock in exchange for their respective shares of capital stock in OnlineTrading.com or Omega Research, as the case may be. Because TradeStation Group is also a Florida corporation, the rights of the former OnlineTrading.com and Omega Research shareholders (now shareholders of TradeStation Group) will continue to be governed by Florida law.

     The articles of incorporation and bylaws of TradeStation Group are identical in all material respects to those of Omega Research. However, the OnlineTrading.com articles of incorporation and bylaws differ in certain respects from the comparable documents of Omega Research and TradeStation Group. The following description summarizes the material differences which may affect the rights of shareholders of OnlineTrading.com but does not purport to be a comprehensive statement of all such differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to suggest that other equally or more significant differences do not exist. Shareholders should carefully read the relevant provisions of the Florida Business Corporation Act and the respective articles of incorporation and bylaws of OnlineTrading.com, Omega Research and TradeStation Group.

Authorized Capital


     OnlineTrading.com. The authorized capital stock of OnlineTrading.com consists of 100 million shares of OnlineTrading.com common stock, par value $0.01 per share, and one million shares of OnlineTrading.com preferred stock, par value $0.01 per share. As of December 1, 2000, there were 11,476,388 shares of OnlineTrading.com common stock outstanding.

     Omega Research. The authorized capital stock of Omega Research consists of 100 million shares of Omega Research common stock, par value $0.01 per share, and 25 million shares of Omega Research preferred stock, par value $0.01 per share. As of December 1, 2000, there were 24,606,961 shares of Omega Research common stock outstanding.


     TradeStation Group. The authorized capital stock of TradeStation Group consists of 200 million shares of TradeStation Group common stock, par value $0.01 per share, and 25 million shares of

TradeStation Group preferred stock, par value $0.01 per share. As of the date of this prospectus, there were 100 shares of TradeStation Group common stock outstanding, all of which were owned by Omega Research and which will be cancelled upon consummation of the merger.

Voting Power of Common Stock

     OnlineTrading.com. According to the OnlineTrading.com bylaws, each outstanding share, regardless of class, is entitled to vote on each matter submitted to a vote at a meeting of shareholders. Each shareholder entitled to vote may do so by proxy in writing.

     Omega Research/TradeStation Group. According to the respective Omega Research and TradeStation Group bylaws, each outstanding share, regardless of class, is entitled to vote on each matter submitted to a vote at a meeting of shareholders. However, shares of the corporation are not entitled to vote if they are owned by a second corporation, and the corporation owns a majority of the shares entitled to vote for directors of the second corporation. In addition, redeemable shares are not entitled to vote on any matter after notice of redemption is mailed to the holders thereof and a sum sufficient to redeem such shares has been deposited with a financial institution. Each shareholder entitled to vote may do so by proxy in writing.

     Further, the respective Omega Research and TradeStation Group bylaws provide that one or more shareholders may create a voting trust, conferring on a trustee the right to vote on their behalf by signing an agreement setting out the provisions of the trust and transferring their shares to a trustee. In addition, two or more shareholders may provide for the manner in which they vote their shares by signing an agreement for that purpose.

Board of Directors

     OnlineTrading.com. The OnlineTrading.com bylaws provide that the number of directors of OnlineTrading.com may consist of three to ten people, with the exact number to be determined by a resolution of the board of directors. The term of each director is one year or until such time as the director's successor is duly elected. Directors are elected by a plurality vote of shareholders entitled to vote on the election of directors.

     Omega Research/TradeStation Group. The respective bylaws of Omega Research and TradeStation Group provide that the board of directors shall consist of three directors, subject to increase or decrease as determined by the board or by amendment to such bylaws. Directors are elected at the first annual shareholders' meeting and at each annual meeting thereafter. Otherwise, a majority of the votes cast at any meeting of shareholders at which directors are elected shall elect directors. Upon consummation of the merger, TradeStation Group's board of directors will be comprised of eight directors.

Removal of Directors

     OnlineTrading.com. The OnlineTrading.com bylaws provide that directors may be removed only for cause by the affirmative vote of two-thirds or more of the outstanding shares of stock entitled to vote for the election of directors.

     Omega Research/TradeStation Group. The respective bylaws of Omega Research and TradeStation Group provide that the shareholders may remove one or more directors with or without cause at a meeting of shareholders, provided that the notice of meeting states that the purpose, or one of the purposes, of such meeting is removal of the director. Directors elected by a particular voting group may only be removed by the shareholders of that voting group.

Filling Vacancies on the Board of Directors

     OnlineTrading.com. According to OnlineTrading.com's bylaws, vacancies arising on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, even if no quorum remains. The shareholders may not fill a vacancy on the board of directors.

     Omega Research/TradeStation Group. The respective bylaws of Omega Research and TradeStation Group provide that vacancies arising on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, even if no quorum remains, or by the shareholders.

Actions by Written Consent

     OnlineTrading.com. The OnlineTrading.com bylaws provide that no action required or permitted to be taken by OnlineTrading.com shareholders may be taken by written consent.

     Omega Research/TradeStation Group. The Omega Research articles of incorporation and bylaws provide that no action required or permitted to be taken by Omega Research shareholders may be taken by written consent.

     The articles of incorporation and bylaws of TradeStation Group provide that until a registration statement on Form S-4 of the corporation is filed with and declared effective by the SEC, action of shareholders may be taken if signed written consents are obtained by the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. After the effectiveness of the registration statement, TradeStation Group's articles of incorporation and bylaws provide that no action required or permitted to be taken by TradeStation Group shareholders may be taken by written consent.

Amendment of Articles of Incorporation

     OnlineTrading.com. The Florida Business Corporation Act generally requires, subject to certain exceptions, approval by a majority of directors and by holders of a majority of the shares entitled to vote on any amendment to a Florida corporation's articles of incorporation. In addition, the amendment must be approved by a majority of the votes entitled to be cast on the amendment by any class or series of shares with respect to which the amendment would create dissenters' rights. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for such determination to the shareholders together with the amendment. The OnlineTrading.com articles of incorporation follow the provisions of the Florida Business Corporation Act, except that provisions of OnlineTrading.com's articles of incorporation relating to the following matters cannot be amended, modified or repealed unless such amendment, modification or repeal is adopted by an affirmative vote of holders of not less than two-thirds of the outstanding shares entitled to vote thereon: (i) the calling of special meetings of shareholders; and (ii) the amendment of OnlineTrading.com's bylaws.

     Omega Research/TradeStation Group. The respective bylaws of Omega Research and TradeStation Group provide that the board of directors may adopt specified limited amendments to the articles of incorporation without shareholder action, including:

   o the deletion of information of historical interest;

   o the declaration of a stock split of issued and unissued authorized shares of an outstanding class of stock, if the corporation has only shares of that class outstanding;

   o the removal of authorization for a class or series of shares, if no shares of such class or series have been issued; and

   o making any other changes expressly permitted by the Florida Business Corporation Act to be made without shareholder action.

     In addition, specified provisions of the respective articles of incorporation of Omega Research and TradeStation Group relating to the following matters cannot be amended, modified or repealed unless such amendment, modification or repeal is adopted by an affirmative vote of holders of not less than two-thirds of the outstanding shares entitled to vote thereon unless recommended to the shareholders by a majority of the then directors of the corporation, in which case only an affirmative vote of a majority of the outstanding shares shall be required: (i) advance notice of shareholder nominations for election of directors and of new business to be brought at a shareholders' meeting; (ii) the calling of special meetings of shareholders; (iii) the elimination of shareholders' actions by written consent without a meeting; and (iv) liability of directors.

Amendment of Bylaws

     OnlineTrading.com. The articles of incorporation and bylaws of OnlineTrading.com state that the bylaws may be altered, amended or repealed by either the board of directors or the shareholders of OnlineTrading.com. However, certain provisions of the bylaws relating to the following matters cannot be amended, modified or repealed unless such amendment, modification or repeal is adopted by an affirmative vote of holders of not less than two-thirds of the outstanding shares entitled to vote thereon: (i) the calling of special meetings of shareholders; (ii) the elimination of shareholders actions by written consent without a meeting; (iii) advance notice of shareholder proposed business at annual shareholders' meeting; (iv) the powers, responsibilities, election and removal of directors; and (v) the amendment of the bylaws.

     Omega Research/TradeStation Group. The respective bylaws of Omega Research and TradeStation Group state that the bylaws may be altered, amended or repealed by either the board of directors or the shareholders. However, the board may not alter, amend or repeal the bylaws generally or a particular bylaw adopted by the shareholders if the shareholders expressly preclude the board from doing so.

Notice of Certain Shareholder Actions

     OnlineTrading.com. According to the OnlineTrading.com bylaws, OnlineTrading.com is required to notify shareholders of the date, time and place of each annual and special meeting not less than ten or more than sixty days before the meeting date. Only notices of special meetings must include a description of the purpose or purposes for which the meeting is called. Meetings may be held without notice if all the shareholders entitled to vote are present and do not object at the beginning of the meeting or if notice is waived by those not present.

     Notice must be given at the direction of the president, the secretary or the officer or persons calling the meeting. Notice must be written and must be given to each shareholder at the shareholder's address as it appears on the stock transfer records of OnlineTrading.com.

     For nominations or other business to be properly brought before an annual meeting by a shareholder, the shareholder must give written notice, which includes information concerning the shareholder as well as information as to the person whom the shareholder proposes to nominate or a description of and reason for the business desired, to the secretary of OnlineTrading.com at its principal executive offices. Such notice must be delivered to OnlineTrading.com not later than the 60th day, nor earlier than the 90th day, prior to the meeting. If notice to the shareholders or public disclosure of the date of the meeting is made less than seventy days before the date of the meeting, notice by the shareholder must be delivered not later than the close of business on the 10th day following the day on which notice of the meeting was mailed or public disclosure was made, whichever occurred first.

     Furthermore, nominations of persons for election to the board may be made at a special meeting of shareholders at which directors are to be elected pursuant to notice of meeting by or at the direction of the board by any shareholder entitled to vote for the election of directors at the meeting. If OnlineTrading.com calls a special meeting for the purpose of electing directors, any such shareholder may nominate a person(s) for election if the shareholder's notice described above is delivered to the secretary of OnlineTrading.com at its principal executive offices not later than the 60th day, nor earlier than the 90th day, prior to the special meeting. If notice to the shareholders or public disclosure of the date of the special meeting is made less than seventy days before the date of the meeting, notice by the shareholder must be delivered not later than the close of business on the 10th day following the day on which notice of the special meeting was mailed or public disclosure was made, whichever occurred first.

     Omega Research/TradeStation Group. According to the respective bylaws of Omega Research and TradeStation Group, the corporation is required to notify shareholders entitled to vote at the meeting of the date, time and place of each annual and special meeting not less than ten or more than sixty days before the meeting date. Only notices of special meetings must include a description of the purpose or purposes for which the meeting is called. Meetings may be held without notice if all the shareholders entitled to vote are present or if notice is waived by those not present.

     No notice of a shareholders' meeting need be given to a shareholder if (i) an annual report and proxy statement for two consecutive annual meetings or
(ii) all, and at least two checks in payment of dividends or interest during a twelve-month period have been sent by first-class United States mail, addressed to the shareholder at his, her or its address as it appears on the share transfer books of the corporation, and returned undeliverable. The obligation of the corporation to provide notice to a shareholder will be reinstated once the corporation has received a new address for the shareholder.

     Notice must be given at the direction of the president, the secretary or the officer or persons calling the meeting. Notice must be written and may be communicated in person, by telegraph, teletype or other form of electronic communication or by mail.

     For nominations or other business to be properly brought before an annual meeting by a shareholder, the shareholder must give written notice, which includes information concerning the shareholder as well as information as to the person whom the shareholder proposes to nominate or a description of and reason for the business desired, to the secretary of the corporation at its principal executive offices. Such notice must be delivered to the corporation not later than the close of business on the 60th day, nor earlier than the close of business on the 90th day, prior to the first anniversary of the preceding year's annual meeting. If such annual meeting is more than thirty days before or more than sixty days after such anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation.

     Furthermore, nominations of persons for election to the board of directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to notice of meeting (i) by or at the direction of the board or (ii) provided that the board has determined that directors will be elected at such meeting, by any shareholder who (A) is a shareholder of record at the time of giving notice, (B) is entitled to vote for the election of directors at the meeting and (C) complies with notice procedures. If the corporation calls a special meeting for the purpose of electing directors, any such shareholder may nominate a person(s) for election if the shareholder's notice described above is delivered to the secretary of the corporation at its principal executive offices no earlier than the close of business on the 90th day prior to such special meeting and not later than the 60th day prior to such annual meeting or the 10th day following the day on which public announcement is first made of the special meeting and the nominees proposed by the board.

Special Meetings

     OnlineTrading.com. The articles of incorporation and bylaws of OnlineTrading.com provide that special meetings of the shareholders may be called only by (i) the board of directors pursuant to a resolution approved by a majority of the board, (ii) the chief executive officer or (iii) the holders of at least one-third (1/3) of the outstanding shares of capital stock.

     Omega Research/TradeStation Group. According to the respective articles of incorporation of Omega Research and TradeStation Group, special meetings of the shareholders may be called only by the board of directors or by the holders of not less than fifty percent (50%) of all votes entitled to be cast on any issue to be considered at the proposed special meeting.

Dissenters' or Appraisal Rights

     OnlineTrading.com. Under the Florida Business Corporation Act, any shareholder of a Florida corporation has the right to dissent from, and obtain the fair value of his or her shares in the event of, a plan of merger to which the corporation is a party if the shareholder is entitled to vote on the merger, or if the shareholder is a shareholder of a subsidiary that is merged with its parent in accordance with the provisions of the Florida Business Corporation Act relating to the merger of subsidiaries. Shareholders will also have rights to dissent from any corporate action taken to the extent that the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares. The OnlineTrading.com articles of incorporation and bylaws do not contain any provisions granting these additional rights to dissent.

     Omega Research/TradeStation Group. Under the Florida Business Corporation Act, unless the articles of incorporation of a corporation otherwise provide, dissenters rights will not be available to the holders of any shares of any class or series which, on the applicable date, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD, or held of record by not fewer than 2,000 shareholders. Omega Research's common stock is designated as a National Market System Security being listed on The Nasdaq National Market and, accordingly, dissenters rights will not be available with respect to the merger. Similarly, TradeStation Group will be listed on The Nasdaq National Market so dissenters' rights will not be available in any future merger or other business combination or similar transaction. Neither the Omega Research nor the TradeStation Group articles of incorporation or the bylaws contain any provisions granting dissenters' or appraisal rights.

                                    EXPERTS

     The consolidated financial statements of Omega Research, Inc. and subsidiaries included elsewhere in this joint proxy statement/prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as set forth in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving said report.

     The financial statements of onlinetradinginc.com corp. included elsewhere in this joint proxy statement/prospectus as of and for the year ended January 31, 2000 have been audited by Arthur Andersen LLP, independent certified public accountants, as set forth in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving said report.

     The statement of financial condition of onlinetradinginc.com corp. as of January 31, 1999 and the related statements of income, changes in stockholders' equity and cash flows for the year ended January 31, 1999 included in this joint proxy statement/prospectus have been audited by Ahearn, Jasco + Company, P.A., independent auditors, as stated in their report appearing with the financial statements herein, and this report is included in reliance on their authority as experts in accounting and auditing.

     The balance sheet of TradeStation Group, Inc. included elsewhere in this joint proxy statement/prospectus as of June 30, 2000 has been audited by Arthur Andersen LLP, independent certified public accountants, as set forth in their report with respect thereto, and is included herein in reliance upon the authority of such firm as experts in giving said report.

     Representatives of Arthur Andersen LLP and Ahearn, Jasco + Company, P.A. are not expected to be present at the special meetings of Omega Research or OnlineTrading.com.

                                 LEGAL MATTERS


     The validity of the shares of TradeStation Group's common stock offered by this joint proxy statement/prospectus and the federal income tax consequences in connection with the merger will be passed upon for TradeStation Group and Omega Research by Bilzin Sumberg Dunn Baena Price & Axelrod LLP, Miami, Florida. Certain legal matters with respect to federal income tax consequences in connection with the merger will be passed upon for OnlineTrading.com by Broad and Cassel, Miami, Florida.


                      WHERE YOU CAN FIND MORE INFORMATION

     OnlineTrading.com and Omega Research file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

     TradeStation Group has filed a registration statement with the SEC to register TradeStation Group's common stock to be issued to Omega Research and OnlineTrading.com shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of TradeStation Group in addition to being a joint proxy statement of Omega Research and OnlineTrading.com for the special meeting of shareholders of each of Omega Research and OnlineTrading.com.

     As allowed by the SEC's rules, this joint proxy statement/prospectus does not contain all of the information relating to TradeStation Group, Omega Research and OnlineTrading.com you can find in the registration statement or the exhibits to the registration statement. If you are a shareholder, you can obtain a copy of the registration statement and/or the exhibits to the registration statement through Omega Research, OnlineTrading.com, or the SEC. If from one of us, you may obtain such documents by requesting them orally or in writing to the following addresses or by telephone:

  Omega Research, Inc.         OnlineTrading.com
  Investor Relations           Investor Relations
  8700 West Flagler Street     2700 N. Military Trail
  Suite 250                    Suite 200
  Miami, Florida 33174         Boca Raton, Florida 33431
  (305) 485-7000               (561) 995-1010


     If you would like to request documents, please do so by December 26, 2000 in order to receive them before the Omega Research or OnlineTrading.com special meeting of shareholders.


     Omega Research has supplied all information contained in this joint proxy statement/prospectus relating to TradeStation Group and Omega Research, and OnlineTrading.com has supplied all information contained in this joint proxy statement/prospectus relating to OnlineTrading.com. Neither Omega Research nor OnlineTrading.com warrants the accuracy or completeness of information relating to the other.

     You should rely only on the information contained in this joint proxy statement/prospectus to vote on the merger. Neither Omega Research nor OnlineTrading.com has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated December 11, 2000. You should not assume that the information contained in the joint proxy statement/prospectus is accurate as of any other date, and neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of TradeStation Group common stock in the merger shall create any implication to the contrary.



                             SHAREHOLDER PROPOSALS


     Each of Omega Research and OnlineTrading.com will hold its 2000 annual meeting of shareholders only if the merger is not consummated. In the event either such meeting is held, any proposal that a shareholder wishes to have presented at the next annual meeting of shareholders and included in the proxy materials of Omega Research or OnlineTrading.com (as the case may be) must be received at the main office of either Omega Research, 8700 West Flagler Street, Miami, Florida 33134 no later than January 15, 2001 or at OnlineTrading.com at 2700 N. Military Trail, Suite 200, Boca Raton, Florida 33431, no later than sixty days nor more than ninety days prior to the publicly-announced date of its annual meeting of shareholders. If such proposal is in compliance with the bylaws of the applicable company and all of the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, it will be included in the proxy statement and set forth on the form of proxy issued for the 2000 annual meeting of shareholders in the event that the merger is not consummated.


                                 OTHER MATTERS

     Neither Omega Research's nor OnlineTrading.com's board of directors has any knowledge of any other matters which may come before its company's special meeting nor intends to present any other matters. However, if any other matters shall properly come before the special meeting or any adjournment or postponements thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the proxy accompanying this joint proxy statement/prospectus in accordance with their best judgment.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This joint proxy statement/prospectus contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to Omega Research and OnlineTrading.com's financial condition, results of operations, business strategies, competitive positions, growth opportunities for existing products and services, plans and objectives of management, the expected financial performance, business and prospects of TradeStation Group as a result of the merger, and the parties' plans to execute the objectives of the merger. Statements in this joint proxy statement/prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to Omega Research and OnlineTrading.com, wherever they occur in this joint proxy statement/prospectus, are necessarily estimates reflecting the best judgment of the senior management of Omega Research and OnlineTrading.com and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including the risks and uncertainties set forth in this joint proxy statement/prospectus. See particularly "RISK FACTORS."

     Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "would," "should," "could," "will," "might," "may," "predicts," "plans" and similar expressions indicate forward-looking statements. These forward-looking statements are found at various places throughout this joint proxy statement/prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. Neither Omega Research nor OnlineTrading.com undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
OMEGA RESEARCH, INC. AND SUBSIDIARIES
Report of Independent Certified Public Accountants .......................  F-2
Consolidated Balance Sheets
 as of September 30, 2000 (unaudited) and December 31, 1999 and 1998 .....  F-3
Consolidated Statements of Operations
 for the nine months ended September 30, 2000 and 1999 (unaudited)
 and for the years ended December 31, 1999, 1998 and 1997 ................  F-4
Consolidated Statements of Shareholders' Equity
 for the nine months ended September 30, 2000 (unaudited)
 and for the years ended December 31, 1999, 1998 and 1997 ................  F-5
Consolidated Statements of Cash Flows
 for the nine months ended September 30, 2000 and 1999 (unaudited)
 and for the years ended December 31, 1999, 1998 and 1997 ................  F-6
Notes to Consolidated Financial Statements ...............................  F-8

ONLINETRADINGINC.COM CORP.
Reports of Independent Certified Public Accountants ......................  F-28
Statements of Financial Condition
 as of July 31, 2000 (unaudited) and January 31, 2000 and 1999 ...........  F-30
Statements of Income
 for the six months ended July 31, 2000 and 1999 (unaudited)
 and for the years ended January 31, 2000 and 1999 .......................  F-31
Statement of Changes in Stockholders' Equity
 for the six months ended July 31, 2000 (unaudited)
 and for the years ended January 31, 2000 and 1999 .......................  F-32
Statements of Cash Flows
 for the six months ended July 31, 2000 and 1999 (unaudited)
 and for the years ended January 31, 2000 and 1999 .......................  F-33
Notes to Financial Statements ............................................  F-34

TRADESTATION GROUP, INC.
Report of Independent Certified Public Accountants .......................  F-48
Balance Sheets as of September 30, 2000 (unaudited) and June 30, 2000 ....  F-49
Note to Balance Sheets ...................................................  F-50

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Omega Research, Inc.:

     We have audited the accompanying consolidated balance sheets of Omega Research, Inc. (a Florida corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999 (as restated--See Note 2). These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Omega Research, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP
-----------------------
ARTHUR ANDERSEN LLP

Miami, Florida,
 November 2, 2000.

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                                        December 31,
                                                               September 30,   ------------------------------
                                                                   2000             1999             1998
                                                              --------------   --------------   -------------
                                                                (Unaudited)      (Restated)       (Restated)
                            ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ................................    $  1,523,334     $ 2,175,852     $ 7,436,980
 Marketable securities ....................................              --       1,695,304       5,736,958
 Accounts receivable, net .................................         694,000       1,976,000       9,246,474
 Inventory ................................................              --          67,371         131,659
 Income tax receivable ....................................       8,242,105         589,106              --
 Other current assets .....................................         646,615       1,033,277         692,273
 Deferred income taxes ....................................       4,983,000      13,221,000       4,541,000
                                                               ------------     -----------     -----------
   Total current assets ...................................      16,089,054      20,757,910      27,785,344
PROPERTY AND EQUIPMENT, net ...............................       2,146,603       2,611,454       1,670,925
GOODWILL, net .............................................       1,258,769       1,564,958              --
OTHER INTANGIBLE ASSETS, net ..............................      10,445,138      14,151,389              --
OTHER ASSETS ..............................................       1,585,454         473,344         185,854
DEFERRED INCOME TAXES .....................................         585,000              --              --
                                                               ------------     -----------     -----------
   Total assets ...........................................    $ 32,110,018     $39,559,055     $29,642,123
                                                               ============     ===========     ===========
             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable .........................................    $  3,685,472     $ 2,786,739     $ 1,082,521
 Accrued expenses .........................................       1,978,788       1,861,321         962,464
 Deferred revenue .........................................       1,005,915         414,824         105,035
                                                               ------------     -----------     -----------
   Total current liabilities ..............................       6,670,175       5,062,884       2,150,020
                                                               ------------     -----------     -----------
COMMITMENTS & CONTINGENCIES (Note 12)
SHAREHOLDERS' EQUITY:
 Preferred stock, $.01 par value; 25,000,000 shares
   authorized, none issued and outstanding ................              --              --              --
 Common stock, $.01 par value; 100,000,000 shares
   authorized, 24,603,081, 24,475,104 and 22,269,964 issued
   and outstanding at September 30, 2000, December 31,
   1999 and 1998, respectively ............................         246,031         244,751         222,700
 Additional paid-in capital ...............................      35,078,519      34,618,412      23,913,877
 Accumulated (deficit) earnings ...........................      (9,884,707)       (366,992)      3,355,526
                                                               ------------     -----------     -----------
   Total shareholders' equity .............................      25,439,843      34,496,171      27,492,103
                                                               ------------     -----------     -----------
   Total liabilities and shareholders' equity .............    $ 32,110,018     $39,559,055     $29,642,123
                                                               ============     ===========     ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  Nine Months Ended
                                                    September 30,                  For the Years Ended December 31,
                                          --------------------------------- ----------------------------------------------
                                                2000             1999             1999            1998           1997
                                          ---------------- ---------------- ---------------- -------------- --------------
                                                              (Restated)       (Restated)      (Restated)     (Restated)
                                                     (Unaudited)
  NET REVENUES:
   Licensing fees .......................   $ 14,948,460     $ 12,288,532     $ 16,217,922    $22,005,324    $24,364,990
   Subscription services ................      5,472,961               --          304,382             --             --
   Other revenues .......................      6,654,971        5,633,784        7,214,231      6,211,181      4,861,284
                                            ------------     ------------     ------------    -----------    -----------
     Total net revenues .................     27,076,392       17,922,316       23,736,535     28,216,505     29,226,274
                                            ------------     ------------     ------------    -----------    -----------
  OPERATING EXPENSES:
   Cost of licensing fees ...............        494,045        1,397,818        1,850,826      1,798,078      1,848,993
   Cost of subscription services ........      2,767,012               --           80,905             --             --
   Product development ..................      5,640,827        3,301,462        4,698,319      3,318,310      1,890,392
   Sales and marketing ..................     17,805,915       12,826,516       18,161,741     14,381,923     11,272,290
   General and administrative ...........      5,959,838        2,878,801        4,534,084      6,134,608      5,420,760
   Amortization of goodwill .............        306,189               --           68,042             --             --
   Amortization of other intangible
    assets ..............................      3,706,251               --          823,611             --             --
                                            ------------     ------------     ------------    -----------    -----------
     Total operating expenses ...........     36,680,077       20,404,597       30,217,528     25,632,919     20,432,435
                                            ------------     ------------     ------------    -----------    -----------
     (Loss) income from operations ......     (9,603,685)      (2,482,281)      (6,480,993)     2,583,586      8,793,839
  OTHER INCOME, net .....................         85,970          321,411          422,475        423,961        146,474
                                            ------------     ------------     ------------    -----------    -----------
     (Loss) income before income
       taxes ............................     (9,517,715)      (2,160,870)      (6,058,518)     3,007,547      8,940,313
  INCOME TAX (BENEFIT)
   PROVISION ............................             --         (896,000)      (2,336,000)     1,052,000       (934,000)
                                            ------------     ------------     ------------    -----------    -----------
     Historical net (loss) income .......   $ (9,517,715)    $ (1,264,870)    $ (3,722,518)   $ 1,955,547      9,874,313
                                            ============     ============     ============    ===========
  PRO FORMA INCOME TAX
   ADJUSTMENTS (Notes 1 and 9):
   Pro forma income taxes for periods
    prior to September 30, 1997 .........                                                                      3,255,731
   Non-recurring tax credit .............                                                                      1,167,000
                                                                                                             -----------
     Pro forma net income ...............                                                                    $ 5,451,582
                                                                                                             ===========
  HISTORICAL (LOSS) EARNINGS
   PER SHARE (Note 11):
     Basic ..............................   $      (0.39)    $      (0.06)    $      (0.16)   $      0.09    $      0.49
                                            ============     ============     ============    ===========    ===========
     Diluted ............................   $      (0.39)    $      (0.06)    $      (0.16)   $      0.09    $      0.47
                                            ============     ============     ============    ===========    ===========
  PRO FORMA EARNINGS PER
   SHARE (Note 11):
     Basic ..............................                                                                    $      0.27
                                                                                                             ===========
     Diluted ............................                                                                    $      0.26
                                                                                                             ===========

      The accompanying notes are an integral part of these consolidated financial statements.

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                     Common Stock          Additional       Retained
                                               ------------------------     Paid-In         Earnings
                                                  Shares       Amount       Capital         (Deficit)          Total
                                               ------------ ----------- --------------- ---------------- ----------------
BALANCE, December 31, 1996 ...................  19,480,000   $194,800    $      2,517    $   4,638,160    $   4,835,477
 Issuance of common stock ....................   2,766,108     27,661      27,412,784               --       27,440,445
 Cash distributions to shareholders, net .....          --         --              --      (16,532,826)     (16,532,826)
 Non-cash distributions to shareholders ......          --         --              --         (506,781)        (506,781)
 Conversion from S corporation to C
   corporation ...............................          --         --      (3,792,091)       3,792,091               --
 Compensation expense on stock option grants            --         --         122,041               --          122,041
 Net income (restated) .......................          --         --              --        9,874,313        9,874,313
                                                ----------   --------    ------------    -------------    -------------
BALANCE, December 31, 1997 ...................  22,246,108    222,461      23,745,251        1,264,957       25,232,669
 Issuance of common stock ....................      23,856        239          54,749               --           54,988
 Repayment of distributions ..................          --         --              --          135,022          135,022
 Compensation expense on stock option grants            --         --         113,877               --          113,877
 Net income (restated) .......................          --         --              --        1,955,547        1,955,547
                                                ----------   --------    ------------    -------------    -------------
BALANCE, December 31, 1998 ...................  22,269,964    222,700      23,913,877        3,355,526       27,492,103
 Issuance of common stock ....................     205,145      2,051         463,671               --          465,722
 Issuance of common stock in connection with
   acquisition ...............................   1,999,995     20,000       8,605,009               --        8,625,009
 Issuance of stock options in connection with
   acquisition ...............................          --         --       1,495,059               --        1,495,059
 Compensation expense on stock option grants            --         --         140,796               --          140,796
 Net loss (restated) .........................          --         --              --       (3,722,518)      (3,722,518)
                                                ----------   --------    ------------    -------------    -------------
BALANCE, December 31, 1999 ...................  24,475,104    244,751      34,618,412         (366,992)      34,496,171
 Issuance of common stock (unaudited) ........     127,977      1,280         344,850               --          346,130
 Compensation expense on stock option grants
   (unaudited) ...............................          --         --         115,257               --          115,257
 Net loss (unaudited) ........................          --         --              --       (9,517,715)      (9,517,715)
                                                ----------   --------    ------------    -------------    -------------
BALANCE, September 30, 2000 (unaudited) ......  24,603,081   $246,031    $ 35,078,519    $  (9,884,707)   $  25,439,843
                                                ==========   ========    ============    =============    =============

  The accompanying notes are an integral part of these consolidated financial statements.

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         Nine Months Ended
                                                                                           September 30,
                                                                                 ---------------------------------
                                                                                       2000             1999
                                                                                 ---------------- ----------------
                                                                                                     (Restated)
                                                                                            (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income ..............................................................  $  (9,517,715)    $ (1,264,870)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
  Depreciation and amortization ................................................      5,153,245          645,183
  Provision for doubtful accounts ..............................................             --               --
  Compensation expense on stock option grants ..................................        115,257          106,644
  Deferred income tax provision (benefit) ......................................     10,458,000       (6,866,000)
  (Increase) decrease in:
   Accounts receivable .........................................................      1,282,000        6,243,355
   Inventory ...................................................................         67,371           45,658
   Other current assets ........................................................        386,662          301,640
   Other assets ................................................................     (1,177,341)        (135,971)
   Income tax receivable .......................................................    (10,458,000)        (963,106)
  Increase (decrease) in:
   Accounts payable ............................................................        898,733          344,008
   Accrued expenses ............................................................        117,468          326,831
   Deferred revenue ............................................................        591,091           (1,660)
                                                                                  -------------     ------------
   Net cash (used in) provided by operating activities .........................     (2,083,229)      (1,218,288)
                                                                                  -------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures ..........................................................       (610,723)      (1,084,063)
 Capitalized software development costs ........................................             --               --
 Purchases of marketable securities ............................................             --               --
 Redemption of/proceeds from maturity of marketable securities .................      1,695,304        1,263,815
 Acquisition of data rights and customer lists .................................             --         (120,000)
 Cash paid in acquisition, net of cash acquired ................................             --               --
                                                                                  -------------     ------------
   Net cash provided by (used in) investing activities .........................      1,084,581           59,752
                                                                                  -------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of common stock, net ...................................        346,130          418,627
 Repayments from (distributions to) shareholders, net ..........................             --               --
 Proceeds from borrowings of debt ..............................................             --               --
 Repayment of borrowings of debt ...............................................             --               --
                                                                                  -------------     ------------
   Net cash provided by (used in) financing activities .........................        346,130          418,627
                                                                                  -------------     ------------
NET (DECREASE) INCREASE IN CASH AND
 CASH EQUIVALENTS ..............................................................       (652,518)        (739,909)
CASH AND CASH EQUIVALENTS, beginning of period .................................      2,175,852        7,436,980
                                                                                  -------------     ------------
CASH AND CASH EQUIVALENTS, end of period .......................................  $   1,523,334     $  6,697,071
                                                                                  =============     ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for interest ........................................................  $          --     $         --
                                                                                  =============     ============
 Cash paid for income taxes ....................................................  $          --     $  6,933,366
                                                                                  =============     ============

                                                                                         For the Years Ended December 31,
                                                                                 -------------------------------------------------
                                                                                       1999             1998            1997
                                                                                 ---------------- --------------- ----------------
                                                                                    (Restated)       (Restated)      (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income ..............................................................   $ (3,722,518)   $   1,955,547   $    9,874,313
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
  Depreciation and amortization ................................................      1,844,050          466,628          606,820
  Provision for doubtful accounts ..............................................         25,000        2,222,834        2,450,736
  Compensation expense on stock option grants ..................................        140,796          113,877          122,041
  Deferred income tax provision (benefit) ......................................     (8,478,000)      (1,578,000)      (2,963,000)
  (Increase) decrease in:
   Accounts receivable .........................................................      7,497,044       (2,031,091)      (7,531,906)
   Inventory ...................................................................         74,185           15,162          (54,633)
   Other current assets ........................................................       (340,601)        (171,736)        (514,847)
   Other assets ................................................................       (217,293)         128,672           (1,315)
   Income tax receivable .......................................................       (791,106)              --               --
  Increase (decrease) in:
   Accounts payable ............................................................      1,078,777          (36,681)         636,540
   Accrued expenses ............................................................         17,833         (108,088)         585,363
   Deferred revenue ............................................................         36,439           57,640           47,395
                                                                                   ------------    -------------   --------------
   Net cash (used in) provided by operating activities .........................     (2,835,394)       1,034,764        3,257,507
                                                                                   ------------    -------------   --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures ..........................................................     (1,594,178)      (1,166,041)        (899,296)
 Capitalized software development costs ........................................             --               --          (29,358)
 Purchases of marketable securities ............................................             --       (5,722,368)      (1,014,590)
 Redemption of/proceeds from maturity of marketable securities .................      4,041,654        1,000,000               --
 Acquisition of data rights and customer lists .................................       (120,000)        (222,900)         (40,000)
 Cash paid in acquisition, net of cash acquired ................................     (1,134,441)              --               --
                                                                                   ------------    -------------   --------------
   Net cash provided by (used in) investing activities .........................      1,193,035       (6,111,309)      (1,983,244)
                                                                                   ------------    -------------   --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of common stock, net ...................................        465,722           54,988       27,440,445
 Repayments from (distributions to) shareholders, net ..........................             --          135,022      (16,532,826)
 Proceeds from borrowings of debt ..............................................             --               --       15,000,000
 Repayment of borrowings of debt ...............................................     (4,084,491)              --      (15,000,000)
                                                                                   ------------    -------------   --------------
   Net cash provided by (used in) financing activities .........................     (3,618,769)         190,010       10,907,619
                                                                                   ------------    -------------   --------------
NET (DECREASE) INCREASE IN CASH AND
 CASH EQUIVALENTS ..............................................................     (5,261,128)      (4,886,535)      12,181,882
CASH AND CASH EQUIVALENTS, beginning of period .................................      7,436,980       12,323,515          141,633
                                                                                   ------------    -------------   --------------
CASH AND CASH EQUIVALENTS, end of period .......................................   $  2,175,852    $   7,436,980   $   12,323,515
                                                                                   ============    =============   ==============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for interest ..                                                         $         --    $          --   $       17,979
                                                                                   ============    =============   ==============
 Cash paid for income taxes ....................................................   $  6,933,366    $   3,138,740   $    1,520,000
                                                                                   ============    =============   ==============

                                  (Continued)

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (Continued)

SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS:

Effective October 26, 1999, Omega Research, Inc. acquired Window On WallStreet Inc. See Note 3 of Notes to Consolidated Financial Statements. Information with respect to the acquisition is summarized below:

         Consideration paid:
          Fair market value of common stock issued .........  $ 8,625,009
          Fair market value of options issued ..............    1,495,059
          Acquisition costs ................................    1,200,000
                                                              -----------
           Total consideration paid ........................   11,320,068
         Fair value of net identifiable assets acquired ....    9,687,068
                                                              -----------
         Goodwill ..........................................  $ 1,633,000
                                                              ===========

Effective June 30, 1997, Omega Research declared a dividend, distributing land and a building with a carrying value of $506,781, to its shareholders.

  The accompanying notes are an integral part of these consolidated financial statements.

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

             (All notes and related disclosures applicable to the nine months ended September 30, 2000 and 1999 are unaudited)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
     ACCOUNTING POLICIES

  Description of Business

     Omega Research, Inc. (together with its subsidiaries, "Omega Research"), a Florida corporation, was incorporated in 1982 to develop, market and sell trading strategy tools to individual and professional investors and traders. Omega Research's products and services provide investors and traders with the ability to develop, historically test and computer automate trading strategies and to access streaming real-time charts, quotes and news via the Internet.

     The following is a summary of significant accounting policies followed in the preparation of these financial statements:

  Principles of Consolidation

     The consolidated financial statements include the accounts of Omega Research and its direct and indirect wholly owned subsidiaries, Window on WallStreet, Inc. ("Window On WallStreet") and Direct XChange Securities, Inc. since the acquisition of such subsidiaries on October 26, 1999. All significant intercompany transactions have been eliminated in consolidation.

  Interim Financial Data

     In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of September 30, 2000, the results of operations for the nine months ended September 30, 2000 and 1999 and cash flows for the nine months ended September 30, 2000 and 1999 have been made. Certain amounts included in the prior year's consolidated financial statements have been reclassified to conform to the current year's presentation. The results of operations and cash flows for an interim period are not necessarily indicative of the results of operations or cash flows which may be reported for the year or for any subsequent period.

  Cash and Cash Equivalents

     Omega Research considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist primarily of overnight investments, tax exempt commercial paper and short-term municipal bonds with an original maturity of three months or less.

  Marketable Securities

     Marketable securities consist of investment grade municipal bonds maturing, on average, within a year. The cost of these investments approximates fair market value and management has designated the securities as available-for-sale.

  Accounts Receivable

     As of September 30, 2000 and December 31, 1999, accounts receivable are primarily comprised of receivables earned under royalty agreements with entities that market and sell financial market data

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

             (All notes and related disclosures applicable to the nine months ended September 30, 2000 and 1999 are unaudited)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
    ACCOUNTING POLICIES--(Continued)

subscriptions (see Other Revenues below and Note 12). Omega Research performs periodic credit evaluations and maintains allowances for potential credit losses of approximately $716,000, $716,000 and $3.7 million at September 30, 2000, December 31, 1999 and 1998, respectively, and allowances for potential returns of approximately $0, $83,000 and $7.4 million at September 30, 2000, December 31, 1999 and 1998, respectively.

     Omega Research provides all client software customers with a 30-day right of return and, prior to 1999, recorded a provision for anticipated returns at the time of sale in accordance with Statement of Financial Accounting Standards ("SFAS") No. 48, Revenue Recognition When Right of Return Exists. To maintain a positive, customer-friendly environment, Omega Research has historically accepted returns in excess of 30 days. Approximately 90% of all returns accepted under the 30-day right of return policy are initiated within 60 days following the date of sale. The reserve for returns and the provision for bad debts are estimated based on historical experience and other relevant information.

  Fair Value of Financial Instruments

     The carrying amounts of cash and cash equivalents, marketable securities, accounts receivable and accounts payable approximate fair value as of September 30, 2000, December 31, 1999 and 1998.

  Inventory

     Inventory, which consists primarily of software media, manuals and related packaging materials, are stated at the lower of cost or market with cost determined on a first-in, first-out ("FIFO") basis.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets.

     Maintenance and repairs are charged to expense when incurred; betterments are capitalized. Upon the sale or retirement of assets, the cost and accumulated depreciation are removed from the accounts, and any gain or loss is recognized currently.

  Software Development Costs

     In accordance with SFAS No. 86, Accounting for the Cost of Capitalized Software to be Sold, Leased or Otherwise Marketed, Omega Research examines its software development costs after technological feasibility has been established to determine the amount of capitalization that is required. Based on Omega Research's product development process, technological feasibility is established upon completion of a working model. The costs that are capitalized are amortized on the straight-line basis over a one-year period, the period of benefit, of the related products. For certain periods, the technological feasibility of Omega Research's products and the general release of such software substantially coincide, and, as a result, software development costs qualifying for

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

             (All notes and related disclosures applicable to the nine months ended September 30, 2000 and 1999 are unaudited)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
    ACCOUNTING POLICIES--(Continued)

capitalization are immaterial. There were no capitalized software development costs as of September 30, 2000, December 31, 1999 or 1998.

  Goodwill and Other Intangible Assets

     Goodwill and other intangible assets are stated at cost less accumulated amortization and are amortized using the straight-line method. Goodwill is being amortized over four years. Other intangible assets are being amortized over three to four years.

  Long-Lived Assets

     Omega Research reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

  Revenue Recognition

  Licensing Fees

     Prior to 1999, sales of client software products, net of provisions for anticipated returns, were recognized at the time the product was shipped, in accordance with the provisions of the American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, Software Revenue Recognition, and an estimate for returns was provided in accordance with SFAS No. 48.

     Beginning in 1999 with the launch of Omega Research's 2000i product line, changes in Omega Research's client software product sales, including introduction of a new, higher-priced product and longer financing terms, were deemed to alter the predictability of return reserves and the future collectibility of receivables. Accordingly, all 2000i product sales are recognized as they become due (generally over a period of up to 12 months and, for Omega Research ProSuite 2000i sales, over the course of up to 16 months).

     While Omega Research has no obligation to perform future services subsequent to shipment of client software, for a limited time, Omega Research voluntarily provides support on its web site, periodic "bug" fixes and telephone and electronic mail customer support as an accommodation to purchasers of its products as a means of fostering customer satisfaction. The majority of such services are provided during the first 60 days of ownership of Omega Research's products. Costs associated with this effort are insignificant in relation to product sales value and are accrued at the date the software is delivered in accordance with SOP 97-2.

     Certain products have been sold with bundled services (see discussion of Other Revenues below). The portion of software sales related to such bundled services are deferred and recognized as revenue on a monthly basis as the service is provided.

  Subscription Services

     Omega Research provides streaming real-time market information via the Internet through the Financial Data Cast Network ("FDCN") acquired in the Window On WallStreet merger. In addition,

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

             (All notes and related disclosures applicable to the nine months ended September 30, 2000 and 1999 are unaudited)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
    ACCOUNTING POLICIES--(Continued)

on January 25, 2000, Omega Research launched WindowonWallStreet.com, a subscription service which offers streaming real-time charts, quotes and news powered by certain of Omega Research's trading tools. Revenue for both subscription services is recognized on a monthly basis as the service is provided. Payments received in advance of service are deferred and recognized on a monthly basis as the services are provided.

  Other Revenues

     Omega Research has, with respect to its client software products, entered into certain agreements with entities that market and sell financial market data subscriptions. Except for the agreement described in Note 12 (which is a royalty arrangement), Omega Research receives, in certain cases, monthly payments in the nature of commissions based on the use by Omega Research's client software customers of financial market data feed subscriptions which are accessed through one of Omega Research's client software products. Omega Research records these revenues as they are earned in accordance with the terms of the applicable contracts.

  Advertising Costs

     Advertising costs are expensed when the initial advertisement is run, and are included in sales and marketing expenses in the accompanying statements of operations. Advertising costs for the nine months ended September 30, 2000 and the years ended December 31, 1999, 1998 and 1997 were $8.9 million, $5.6 million, $5.8 million and $5.4 million, respectively.

  Stock-Based Compensation

     In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, in accounting for stock-based transactions with non-employees, Omega Research records compensation expense in the statement of operations when these types of options are issued. As permitted by SFAS No. 123, Omega Research accounts for its stock-based compensation paid to employees in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. See Note 8.

  Income Taxes

     For income tax purposes, Omega Research was an S corporation prior to September 30, 1997. Accordingly, net income and related timing differences which arose in the recording of income and expense items for financial reporting and tax reporting purposes were included in the individual tax returns of the S corporation shareholders. Effective September 30, 1997, Omega Research terminated its S corporation election, and, as a result, adopted SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires that deferred income tax balances be recognized based on the differences between the financial statement and income tax bases of assets and liabilities using the enacted tax rates. See Note 9.

  Pro Forma Income Tax Adjustments

     The pro forma income tax adjustments included in the accompanying statement of operations for the year ended December 31, 1997 are for informational purposes only. Pro forma income taxes have

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

             (All notes and related disclosures applicable to the nine months ended September 30, 2000 and 1999 are unaudited)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
    ACCOUNTING POLICIES--(Continued)

been provided at an estimated effective rate of 39.5% for Omega Research for periods prior to September 30, 1997. In addition, a non-recurring tax credit of $1.2 million has been excluded from pro forma net income. See Note 9.

  (Loss) Earnings Per Share

     (Loss) earnings per share is calculated in accordance with SFAS No. 128, Earnings per Share. SFAS No. 128 requires presentation of basic and diluted
(loss) earnings per share on the face of the statement of operations. Basic
(loss) earnings per share is computed by dividing the net (loss) income available to common shareholders by the weighted average shares of outstanding common stock. The calculation of diluted (loss) earnings per share is similar to basic (loss) earnings per share except that the denominator includes dilutive common stock equivalents such as stock options and warrants. See Note 11.

  Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Such estimates include established reserves for returns and reserves for potentially uncollectible accounts receivable.

  Computer Software Developed or Obtained for Internal Use

     Computer software developed or obtained for internal use is accounted for in accordance with the SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 establishes criteria for determining which costs of developing or obtaining internal-use computer software should be charged to expense and which should be capitalized. Omega Research adopted SOP 98-1 prospectively effective January 1, 1999. Such adoption did not have a material effect on Omega Research's financial position or results of operations.

  Comprehensive Income

     Comprehensive income is defined as the change in a business enterprise's equity during a period arising from transactions, events or circumstances relating to non-owner sources, such as foreign currency translation adjustments and unrealized gains or losses on available-for-sale securities. It includes all changes in equity during a period except those resulting from investments by or distributions to owners. Comprehensive (loss) income is equal to net
(loss) income for all periods presented.

  Segment Information

     Segment information is required to be presented in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 is based on a management

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

             (All notes and related disclosures applicable to the nine months ended September 30, 2000 and 1999 are unaudited)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
    ACCOUNTING POLICIES--(Continued)

approach, which requires segmentation based upon Omega Research's internal organization and disclosure of revenue and operating income based upon internal accounting methods. During the nine months ended September 30, 2000 and the three years ended December 31, 1999, management evaluated and operated the business of Omega Research as a single segment. See Note 13.

  New Accounting Pronouncements

     In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of FASB Statement No. 133. SFAS No. 137 defers for one year the effective date of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 will now apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133, as amended by SFAS No. 138, will require Omega Research to recognize all derivatives on the balance sheet as either assets or liabilities measured at fair value. Derivatives that do not qualify for hedge accounting must be adjusted to fair value through income. Omega Research will adopt SFAS No. 133 effective for the year ended December 31, 2001. Omega Research believes that the adoption of SFAS No. 133 will not have a material impact on its consolidated financial statements, as it has entered into no derivative contracts and has no current plans to do so in the future.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements, to provide guidance on the recognition, presentation and disclosure of revenue in financial statements. Omega Research will be required to adopt SAB 101 by the fourth quarter of 2000. The adoption of SAB 101 is not expected to have a material impact on the financial statements of Omega Research.

     In March 2000, the Emerging Issues Task Force (the "EITF") reached a consensus on Issue No. 00-2, Accounting for Web Site Development Costs, which applies to all web site development costs incurred for the quarters beginning after June 30, 2000. The consensus states that the accounting for specific web site development costs should be based on a model consistent with AICPA Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The adoption of Issue No. 00-2 during the quarter ended September 30, 2000 did not have a material impact on the financial statements of Omega Research.

(2) RESTATEMENT

     Subsequent to the filing of Omega Research's Consolidated Financial Statements for each of the three years ended December 31, 1999 on Form 10-K and for the six months ended June 30, 2000 on Form 10-Q and in connection with its review of a Registration Statement on Form S-4 related to the proposed merger with onlinetradinginc.com corp. ("OnlineTrading.com") (see Note 3), the Staff of the SEC expressed concerns about the method of accounting for revenue recognition of licensing fees used by Omega Research and its method of accounting for the acquisition of Window On WallStreet. As a result of consultation with the Staff of the SEC, Omega Research restated certain of its annual and quarterly financial statements as discussed below.

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

             (All notes and related disclosures applicable to the nine months ended September 30, 2000 and 1999 are unaudited)

(2) RESTATEMENT--(Continued)

     Beginning in 1999 with the launch of Omega Research's 2000i product line, changes in Omega Research's client software product sales, including introduction of a new, higher-priced product and longer financing terms, were deemed to alter the predictability of return reserves and the future collectibility of receivables. Accordingly, all 2000i product sales are recognized as they become due (generally over a period of up to 12 to 16 months). Prior to 1999, sales of client software products were recognized, net of anticipated returns, at the time the product was shipped. In addition, Omega Research's acquisition of Window On WallStreet has been restated to be accounted for under the purchase method. A summary of the effects of the restatement for the nine months ended September 30, 1999 and the three-year period ended December 31, 1999 is as follows:

                                                                   Purchase            Revenue
                                                Previously        Accounting         Recognition            As
                                                 Reported         Adjustments        Adjustments         Restated
                                              --------------   ----------------   -----------------   --------------
Nine Months Ended September 30, 1999:
-------------------------------------------
Net revenues ..............................    $33,542,044       $ (2,331,532)      $ (13,288,196)     $ 17,922,316
Income (loss) before income taxes .........      3,556,177          3,659,149          (9,376,196)       (2,160,870)
Net income (loss) .........................        835,177          3,659,149          (5,759,196)       (1,264,870)
Earnings (loss) per share:
 Basic and diluted ........................           0.03               0.17               (0.26)            (0.06)

Year Ended December 31, 1999:
--------------------------------------------
Net revenues ..............................     42,869,969         (2,679,375)        (16,454,059)       23,736,535
Income (loss) before income taxes .........        879,391          3,939,150         (10,877,059)       (6,058,518)
Net loss ..................................       (966,609)         3,939,150          (6,695,059)       (3,722,518)
Loss per share:
 Basic and diluted ........................          (0.04)              0.17               (0.29)            (0.16)

Year Ended December 31, 1998:
--------------------------------------------
Net revenues ..............................     31,710,753         (3,494,248)                 --        28,216,505
Income before income taxes ................        623,453          2,384,094                  --         3,007,547
Net (loss) income .........................       (428,547)         2,384,094                  --         1,955,547
(Loss) earnings per share:
 Basic and diluted ........................          (0.02)              0.11                0.00              0.09

Year Ended December 31, 1997:
--------------------------------------------
Net revenues ..............................     32,950,448         (3,724,174)                 --        29,226,274
Income before income taxes ................      8,153,922            786,391                  --         8,940,313
Pro forma net income ......................      4,665,191            786,391                  --         5,451,582
Pro forma earnings per share:
 Basic ....................................           0.21               0.06                0.00              0.27
 Diluted ..................................           0.21               0.05                0.00              0.26

     The revenue recognition timing changes do not impact revenue recognition for Omega Research's Internet subscription services or other revenues, or any of Omega Research's planned service

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

             (All notes and related disclosures applicable to the nine months ended September 30, 2000 and 1999 are unaudited)

(2) RESTATEMENT--(Continued)

offerings, which are expected to generate the majority of Omega Research's revenues in the future. The amounts reported for 1997 and 1998 are the same as Omega Research had previously reported prior to the Window On WallStreet acquisition in its Annual Report on Form 10-K for the year ended December 31, 1998 filed with the SEC on March 30, 1999.

(3) BUSINESS COMBINATIONS

     Effective October 26, 1999, Omega Research acquired Window On WallStreet, a leading provider of Internet-based streaming real-time market data and a developer of client software and on-line trading strategy tools. Under the terms of the merger agreement, Window On WallStreet shareholders received 1,999,995 newly issued shares of Omega Research's common stock for all of the issued and outstanding shares of Window On WallStreet's common stock. In addition, Omega Research (i) repaid in accordance with its terms approximately $4.1 million of debt, (ii) assumed all outstanding stock options to purchase Window On WallStreet common stock which, based on an exchange ratio of 0.210974, were exercisable for an aggregate of 182,529 shares of Omega Research's common stock and issued to employees 335,000 stock options to purchase Omega Research's common stock, and (iii) paid fees and costs relating to the acquisition of $1.2 million. The consolidated financial statements contained herein reflect this acquisition under the purchase method of accounting.

     At the acquisition date, the shares of Omega Research's common stock issued were valued at $8.6 million based upon the closing price of Omega Research's common stock on the day the merger agreement was simultaneously executed and consummated. The options were valued at $1.5 million based upon the fair value calculated using the Black-Scholes model assuming a risk free interest rate of 5%, volatility of 75% and a weighted average life ranging from 2 to 5 years for the options assumed and 5 years for the options issued to employees. The resulting goodwill of $1.6 million and identifiable intangible assets of $15.0 million are being amortized over a period of three to four years. See Note 5.

     Under purchase accounting, the results of operations of the acquired company are included from the acquisition date forward. Accordingly, the consolidated financial statements include the results of operations of Window on WallStreet beginning October 26, 1999. The following pro forma financial information assumes the acquisition of Window On WallStreet occurred on January 1, 1998:

                                               1999              1998
                                         ----------------   --------------
   Pro forma net revenues ............    $  26,415,910      $ 31,710,753
   Pro forma net loss ................      (11,811,588)       (5,778,467)
   Pro forma loss per share ..........            (0.49)            (0.24)

     There were no material relationships or intercompany transactions between Omega Research and Window On WallStreet prior to the acquisition.

     On January 19, 2000, Omega Research signed a definitive, 100% share-exchange merger agreement with OnlineTrading.com, an online broker. OnlineTrading.com provides order execution technology that directly accesses electronic communications networks ("ECN's"), and electronically-centered exchanges and market makers, in order to provide OnlineTrading.com's customers with prompt and efficient order execution that avoids traditional market maker participation and brokerage order-flow arrangements.

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

             (All notes and related disclosures applicable to the nine months ended September 30, 2000 and 1999 are unaudited)

(3) BUSINESS COMBINATIONS--(Continued)

     Pursuant to an Agreement and Plan of Merger and Reorganization, as amended (the "Merger Agreement"), and subject to closing, a newly-formed holding company named TradeStation Group, Inc. (f/k/a OnlineTrading.com Group, Inc.) ("TradeStation Group") will own 100% of the issued and outstanding capital stock of Omega Research (which, upon consummation of the merger, is to be renamed TradeStation Technologies, Inc.) and OnlineTrading.com. (which, as soon as practicable after the consummation of the merger, is to be renamed TradeStation Securities, Inc.). Upon completion of the merger, as a result of share exchanges between TradeStation Group and each of Omega Research and OnlineTrading.com, and the listing of TradeStation Group shares, TradeStation Group will be the sole publicly-traded company in the group with its outstanding shares of common stock listed on The Nasdaq National Market. TradeStation Group will initially be owned between 62% and approximately 57% (on a fully diluted basis) by Omega Research's shareholders and between 38% and approximately 43% (on a fully diluted basis) by OnlineTrading.com's shareholders. The precise percentages will be determined by the formula set forth in the Merger Agreement. Closing of the Merger Agreement is conditioned upon and subject to the effectiveness of a registration statement on Form S-4, originally filed with the SEC on April 17, 2000, as amended, the approval of the shareholders of each of Omega Research and OnlineTrading.com, and the satisfaction of other conditions precedent. Accordingly, the financial statements herein have not been restated to give effect to this pending merger.

(4) PROPERTY AND EQUIPMENT, NET

     Property and equipment, net consists of the following as of September 30, 2000 and December 31, 1999 and 1998:

                                        Useful Life     September 30,     December 31,      December 31,
                                          In Years           2000             1999              1998
                                       -------------   ---------------   --------------   ---------------
                                                                                             (Restated)
   Computers and software ..........       3-5          $  4,972,338      $  4,682,353     $  2,648,974
   Furniture and equipment .........       3-7               504,950           495,877          413,075
   Leasehold improvements ..........       3-5               269,040           178,811          122,449
   Autos ...........................        5                     --                --          110,205
                                                        ------------      ------------     ------------
                                                           5,746,328         5,357,041        3,294,703
   Accumulated depreciation
    and amortization ...............                      (3,599,725)       (2,745,587)      (1,623,778)
                                                        ------------      ------------     ------------
                                                        $  2,146,603      $  2,611,454     $  1,670,925
                                                        ============      ============     ============

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

             (All notes and related disclosures applicable to the nine months ended September 30, 2000 and 1999 are unaudited)

(5) GOODWILL AND OTHER INTANGIBLE ASSETS, NET

     Goodwill and other intangible assets consist of the following as of September 30, 2000 and December 31, 1999:

                                                   Amortization
                                                      Period       September 30,      December 31,
                                                     In Years           2000              1999
                                                  -------------   ---------------   ---------------
   Goodwill ...................................         4          $  1,633,000       $ 1,633,000
   Accumulated amortization ...................                        (374,231)          (68,042)
                                                                   ------------       -----------
    Goodwill, net .............................                    $  1,258,769       $ 1,564,958
                                                                   ============       ===========
   Purchased technology and workforce .........         3          $ 11,600,000       $11,600,000
   Trade names and patents ....................         3             1,500,000         1,500,000
   Customer lists .............................         3             1,275,000         1,275,000
   Non-compete agreements .....................         4               600,000           600,000
                                                                   ------------       -----------
    Total other intangible assets .............                      14,975,000        14,975,000
   Accumulated amortization ...................                      (4,529,862)         (823,611)
                                                                   ------------       -----------
    Other intangible assets, net ..............                    $ 10,445,138       $14,151,389
                                                                   ============       ===========

(6) ACCRUED EXPENSES

     Accrued expenses consist of the following as of September 30, 2000 and December 31, 1999 and 1998:

                                                            September 30,     December 31,     December 31,
                                                                 2000             1999             1998
                                                           ---------------   --------------   -------------
                                                                                                (Restated)
   Payroll and related accruals ........................      $  579,556       $  579,153        $542,218
   Accrued data distribution and exchange fees .........         781,000          550,977              --
   Accrued technical support costs .....................         161,000          161,000         173,500
   Other ...............................................         457,232          570,191         246,746
                                                              ----------       ----------        --------
                                                              $1,978,788       $1,861,321        $962,464
                                                              ==========       ==========        ========

     Omega Research entered into an agreement with a data service vendor, under which Omega Research was granted the right to distribute market data to its customers in exchange for paying the data service vendor a per user royalty fee. Prior to March 1, 2000, the per user royalty fees were subject to monthly minimums. Omega Research also pays per user fees by the various exchanges.

(7) DEFERRED REVENUE

     Deferred revenue is comprised of deferrals for (i) payments received in advance of service provided or bundled with client software purchases, (ii) payments received for licensing fees prior to the completion of Omega Research's 30-day trial period or licensing fee revenue for which amounts are paid for obligations which have not yet been fulfilled (such as committed upgrades) and

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

             (All notes and related disclosures applicable to the nine months ended September 30, 2000 and 1999 are unaudited)

(7) DEFERRED REVENUE--(Continued)

(iii) registration fees and sponsorship and exhibitor deposits for OmegaWorld, Omega Research's annual conference, designed to highlight the benefits of trading strategy development, held during the second quarter of each year. Deferred revenue consists of the following as of September 30, 2000 and December 31, 1999 and 1998:

                                     September 30,     December 31,     December 31,
                                          2000             1999             1998
                                    ---------------   --------------   -------------
                                                        (Restated)       (Restated)
  Subscription services .........      $  924,915        $290,300         $     --
  Licensing fees ................          81,000              --           48,450
  OmegaWorld ....................              --         124,524           56,585
                                       ----------        --------         --------
                                       $1,005,915        $414,824         $105,035
                                       ==========        ========         ========

(8) SHAREHOLDERS' EQUITY

  Share Split

     Effective January 29, 1997, Omega Research authorized an increase in the amount of its authorized common stock to 100 million shares and changed the par value of each share to $.01. In addition, on January 30, 1997, Omega Research declared a 97,400-for-1 split of its outstanding common stock. The split has been retroactively reflected in the financial statements for all periods presented.

  Preferred Stock

     On July 16, 1997, Omega Research authorized 25 million shares of preferred stock with a par value of $.01 per share. No specific preferences or rights have been established to date with respect to any of these shares nor have any of these shares been issued.

  Initial Public Offering

     On October 6, 1997, Omega Research closed its initial public offering of
2.6 million shares of common stock of Omega Research at $11.00 per share (the "Initial Public Offering"). On November 5, 1997, Omega Research closed the underwriters' purchase of 158,108 additional shares of common stock pursuant to the exercise of a portion of their over-allotment option granted in the Initial Public Offering. Total proceeds to Omega Research, net of underwriting discounts and offering expenses of approximately $2.9 million, were $27.4 million.

  Distributions to Shareholders

     On September 30, 1997, Omega Research terminated its S corporation status and Omega Research became a C corporation making it subject to federal and state income taxes on its earnings. In conjunction with Omega Research becoming a C corporation, Omega Research declared and paid a cash dividend to Omega Research's existing shareholders of $15.4 million (the "Dividend"). The

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

             (All notes and related disclosures applicable to the nine months ended September 30, 2000 and 1999 are unaudited)

(8) SHAREHOLDERS' EQUITY--(Continued)

Dividend was equal to Omega Research's estimate at that time of its cumulative taxable income prior to its conversion to a C corporation to the extent such taxable income had not been previously distributed. Subsequent to the payment of the Dividend, Omega Research preliminarily determined that the actual cumulative taxable income would be less than was originally estimated. Accordingly, in the fourth quarter of 1997, the recipients of the Dividend repaid $800,000, plus interest, to Omega Research. During the third quarter of 1998, upon finalization of Omega Research's 1997 tax returns and final determination of S corporation earnings at the date of conversion to a C corporation, the recipients of the Dividend repaid an additional $135,000, plus interest, to Omega Research, reducing the Dividend to $14.5 million.

  Stock Option Plans

     Omega Research has reserved 4,500,000 shares of its common stock for issuance under its Amended and Restated 1996 Incentive Stock Plan, as amended (the "Option Plan"). Under the Option Plan, incentive and nonqualified stock options, stock appreciation rights, stock awards, performance shares and performance units are available to employees or consultants of Omega Research. Currently, only options have been granted. The terms of each option agreement are determined by the Compensation Committee of the Board of Directors. The exercise price of incentive stock options may not be less than fair market value at the date of grant and their terms may not exceed ten years. The options issued under the Option Plan generally vest ratably over a five-year period. In January 2000, the Board of Directors, as part of its authorization of the Merger Agreement (see Note 3) with OnlineTrading.com authorized an increase, subject to approval by Omega Research's shareholders of the Merger Agreement and the merger with OnlineTrading.com, in the number of shares of common stock reserved for issuance under the Option Plan from 4,500,000 to 7,500,000, subject to future anti-dilution adjustments.

     Omega Research has reserved 175,000 shares of its common stock for issuance under its 1997 Director Stock Option Plan, as amended (the "Director Plan"). Under the Director Plan, an independent director is awarded an initial grant of up to 75,000 non-qualified stock options and annual grants of up to 3,000 non-qualified stock options. The terms of each option grant are determined by the Board of Directors.

     As discussed in Note 3, Omega Research assumed all outstanding stock options to purchase Window On WallStreet common stock ("WOW Options"). The WOW Options generally vest ratably over a four-year period and their terms are ten years.

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

             (All notes and related disclosures applicable to the nine months ended September 30, 2000 and 1999 are unaudited)

(8) SHAREHOLDERS' EQUITY--(Continued)

     A summary of stock option activity including stock options granted under the Option Plan, Director Plan and the WOW Options is as follows:

                                                                  Option Price Per Share
                                                              -------------------------------
                                                Number of
                                                  Shares         Low       High      Weighted
                                              -------------   --------   --------   ---------
   Outstanding, December 31, 1996 .........       582,000      $1.25      $ 1.25      $1.25
    Granted ...............................       559,175       1.25       11.00       4.90
    Canceled ..............................       (25,350)      2.00       11.00       3.51
    Exercised .............................        (8,000)      1.25        1.25       1.25
                                                  -------
   Outstanding, December 31, 1997 .........     1,107,825       1.25       11.00       3.04
    Granted ...............................     1,856,216       1.59        5.34       2.27
    Canceled ..............................       (59,355)      2.00       11.00       4.70
    Exercised .............................       (11,350)      1.25        2.00       1.47
                                                ---------
   Outstanding, December 31, 1998 .........     2,893,336       1.25       11.00       2.52
    Granted ...............................     1,050,625       1.66       10.25       5.80
    Assumed WOW Options ...................       182,529        .48        8.06       4.62
    Canceled ..............................      (131,278)       .48       11.00       3.91
    Exercised .............................      (181,560)      1.25       11.00       2.14
                                                ---------
   Outstanding, December 31, 1999 .........     3,813,652        .48       11.00       3.49
                                                =========

     Additional information regarding options outstanding at December 31, 1999 is as follows:

                                   Options Outstanding                  Options Exercisable
                        ------------------------------------------   -------------------------
      Range of              Number         Weighted      Weighted        Number       Weighted
   Exercise Prices       Outstanding       Average        Average     Exercisable     Average
---------------------       As of        Contractual     Exercise        As of        Exercise
    Low        High        12/31/99          Life          Price        12/31/99       Price
----------   --------   -------------   -------------   ----------   -------------   ---------
 $  0.48      $ 0.48         82,572             5.8       $ 0.48         81,728       $ 0.48
    1.25        1.66      1,503,252             8.3         1.52        467,647         1.42
    2.00        3.00        780,647             8.0         2.81        142,475         2.80
    3.03        4.53        605,440             8.0         4.05        112,133         3.20
    4.59        6.35        297,200             8.6         5.48         46,500         5.16
    6.94       10.25        489,961             8.9         8.39         54,472         7.72
   11.00       11.00         54,580             7.6        11.00         25,405        11.00
                          ---------                                     -------
 $  0.48      $11.00      3,813,652             8.2       $ 3.49        930,360       $ 2.58
                          =========                                     =======

     All options issued during 1996 were issued to key employees at an exercise price that was subsequently determined to be approximately $291,000 in the aggregate below fair market value at the date of grant as determined by an independent appraisal. Several of the options issued during 1997

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

             (All notes and related disclosures applicable to the nine months ended September 30, 2000 and 1999 are unaudited)

(8) SHAREHOLDERS' EQUITY--(Continued)

were determined to be, in the aggregate, approximately $341,000 below fair value as determined by an independent appraisal. These differences are being amortized over the five-year vesting period of the related stock options. For the years ended December 31, 1999, 1998 and 1997, Omega Research recorded compensation expense of approximately $141,000, $114,000 and $122,000, respectively.

     Included in compensation expense in 1999, 1998 and 1997 was approximately $5,000, $7,000 and $23,000, respectively, related to options issued to consultants of Omega Research, accounted for under the provisions of SFAS No.
123. Such options were issued in connection with the procurement of training services and product content. The exercise prices of the consultant option grants in 1999, 1998 and 1997 were $5.97, $1.66 and $11.00, respectively, and the option grants vest over a period of 3-years, 5-years and 6-months, respectively. The fair values of these grants at the date of issue were $102,000, $2,000 and $31,000, respectively. In determining the fair value of these grants, the assumptions set forth below for employee option grants were used in the application of the Black-Scholes model for these grants except for the weighted average life of three years used for the 1997 grant. The provisions of EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in conjunction with Selling, Goods or Services, were applied in determining the amount of expense recorded in each of the periods noted above.

     Options to purchase 930,360, 323,450 and 110,900 shares were exercisable at December 31, 1999, 1998 and 1997, respectively.

     Omega Research, as permitted by SFAS No. 123, applies APB Opinion No. 25 for options granted to employees. Accordingly, no compensation is recognized for such grants to the extent their exercise price is equal to the fair market value of the underlying stock at the date of grant. Had compensation cost for Omega Research's stock options been based on fair value at the grant dates consistent with the methodologies of SFAS No. 123, Omega Research's pro forma net loss (and pro forma loss per share) would have been approximately $4.6 million ($0.20 per share) for the year ended December 31, 1999 and pro forma net income (and pro forma earnings per share on a diluted basis) would have been $1.4 million ($0.06 per share) and $5.2 million ($0.25 per share) for the years ended December 31, 1998 and 1997, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes model with the following assumptions:

                                              1/1/97 -     10/1/97 -
                                               9/30/97     12/31/97     1998      1999
                                             ----------   ----------   ------   -------
   Risk free interest rate ...............        6%           5%         5%        5%
   Dividend yield ........................       --           --         --        --
   Volatility factors ....................       70%          81%        81%       75%
   Weighted average life (years) .........        7            7          5         5

  Employee Stock Purchase Plan

     In July 1997, the Board of Directors of Omega Research adopted and the shareholders approved the 1997 Employee Stock Purchase Plan (the "Purchase Plan") and reserved 500,000 shares of common stock pursuant to the exercise of nontransferable options granted to participating employees.

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

             (All notes and related disclosures applicable to the nine months ended September 30, 2000 and 1999 are unaudited)

(8) SHAREHOLDERS' EQUITY--(Continued)

The exercise price for the option for each six-month Purchase Plan period is 85% of the lesser of the fair market value of Omega Research's common stock on the first or last business day of the Purchase Plan period. The Purchase Plan provides for the first options to be granted for the Purchase Plan period which commenced January 1, 1998. During the years ended December 31, 1999 and 1998, 23,585 and 12,506 shares of common stock were issued under the plan at an average price of $3.27 and $3.06, respectively.

(9) INCOME TAXES

     The components of income tax (benefit) provision for the nine months ended September 30, 2000 and 1999 and for the years ended December 31, 1999, 1998 and 1997 are as follows:


                                       For the nine months ended
                                             September 30,                        For the year ended December 31,
                                   ----------------------------------   ---------------------------------------------------
                                         2000               1999              1999              1998              1997
                                   ----------------   ---------------   ---------------   ---------------   ---------------
                                                         (Restated)        (Restated)        (Restated)        (Restated)
   Current:
    Federal ......................  $  (9,003,000)     $  5,119,000      $  5,263,000      $  2,254,000      $  1,739,894
    State ........................     (1,455,000)          851,000           879,000           376,000           289,106
                                    -------------      ------------      ------------      ------------      ------------
    Total current taxes ..........    (10,458,000)        5,970,000         6,142,000         2,630,000         2,029,000
                                    -------------      ------------      ------------      ------------      ------------
   Deferred:
    Federal ......................      9,003,000        (5,887,000)       (7,268,000)       (1,353,000)       (2,540,811)
    State ........................      1,455,000          (979,000)       (1,210,000)         (225,000)         (422,189)
                                    -------------      ------------      ------------      ------------      ------------
    Total deferred taxes .........     10,458,000        (6,866,000)       (8,478,000)       (1,578,000)       (2,963,000)
                                    -------------      ------------      ------------      ------------      ------------
    Total income tax
     (benefit) provision .........  $          --      $   (896,000)     $ (2,336,000)     $  1,052,000      $   (934,000)
                                    =============      ============      ============      ============      ============

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

             (All notes and related disclosures applicable to the nine months ended September 30, 2000 and 1999 are unaudited)

(9) INCOME TAXES--(Continued)

     Deferred income taxes are recorded when revenues and expenses are recognized in different periods for financial statement and tax return purposes. The temporary differences that created deferred income taxes are as follows:


                                                          September 30,      December 31,     December 31,
                                                               2000              1999             1998
                                                         ---------------   ---------------   -------------
                                                                              (Restated)      (Restated)
   Deferred income taxes, short term:
    Reserves and allowances ..........................    $    385,000      $    387,000      $4,351,000
    Difference in revenue recognition ................       3,923,000        12,260,000              --
    Deferred revenue and accrued liabilities .........         675,000           425,000         190,000
    Other ............................................              --           385,000         220,000
                                                          ------------      ------------      ----------
     Total deferred income taxes, short term .........       4,983,000        13,457,000       4,761,000
    Valuation allowance ..............................              --          (236,000)       (220,000)
                                                          ------------      ------------      ----------
     Deferred income taxes, short term, net ..........    $  4,983,000      $ 13,221,000      $4,541,000
                                                          ============      ============      ==========
   Deferred income taxes, long term:
    Net operating loss carryforwards .................       4,065,000         2,533,000              --
    Other ............................................       1,361,000                --              --
                                                          ------------      ------------      ----------
     Total deferred income taxes, long term ..........       5,426,000         2,533,000              --
    Valuation allowance ..............................      (4,841,000)       (2,533,000)             --
                                                          ------------      ------------      ----------
     Deferred income taxes, long term, net ...........    $    585,000      $         --      $       --
                                                          ============      ============      ==========


     Omega Research had an income tax receivable of approximately $8.2 million and $589,000 at September 30, 2000 and December 31, 1999, respectively. The receivable at September 30, 2000 is expected to be realized upon filing 2000 tax returns based primarily upon Omega Research's ability to carryback its expected tax loss during 2000 to recoup approximately $8.6 million of federal income taxes paid during 1998 and 1999. The remaining deferred tax assets are expected to be realized through future taxable income.

     Omega Research has available net operating loss carryforwards totaling approximately $6.7 million (through its acquisition of Window On WallStreet), which will begin to expire in 2012. Omega Research also has tax credit carryforwards totaling approximately $100,000, which will begin to expire in 2012. The utilization of these net operating losses and tax credits will be subject to limitations of approximately $518,000 per year which are cumulative to the extent not utilized by Omega Research. The deferred tax asset related to these carryforwards has been reduced to zero by a valuation allowance.

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

             (All notes and related disclosures applicable to the nine months ended September 30, 2000 and 1999 are unaudited)

(9) INCOME TAXES--(Continued)

     A reconciliation of the difference between the expected (benefit) provision for income taxes using the statutory federal tax rate and Omega Research's actual (benefit) provision is as follows:


                                     For the nine months ended
                                           September 30,                      For the year ended December 31,
                                 ---------------------------------   --------------------------------------------------
                                       2000              1999              1999              1998             1997
                                 ----------------   --------------   ----------------   -------------   ---------------
                                                      (Restated)        (Restated)        (Restated)        (Restated)
   Income tax (benefit)
    provision using statutory
    Federal tax rate ...........   $ (3,331,200)      $ (756,305)      $ (2,120,481)     $1,052,641      $  3,129,110
   Pro forma taxes for
    periods prior to
    September 30, 1997 .........             --               --                 --              --        (3,255,731)
   Tax credits .................             --               --                 --              --        (1,167,000)
   Change in valuation
    allowance ..................      2,072,000               --                 --              --                --
   Other .......................      1,259,200         (139,695)          (215,519)           (641)          359,621
                                   ------------       ----------       ------------      ----------      ------------
   Total income tax (benefit)
    provision ..................   $         --       $ (896,000)      $ (2,336,000)     $1,052,000      $   (934,000)
                                   ============       ==========       ============      ==========      ============


     For the nine months ended September 30, 2000, a valuation allowance was recognized to offset the tax benefit associated with losses for the periods. The effective tax rates for 1999 and 1998 were 39% and 35%, respectively.

     For income tax purposes, Omega Research was an S corporation prior to September 30, 1997. Accordingly, net income and related timing differences which arose in the recording of income and expense items for financial reporting and tax reporting purposes were included in the individual tax returns of the S corporation shareholders. Effective September 30, 1997, Omega Research terminated its S corporation election. The $1.2 million benefit for income taxes recorded during the third quarter of 1997 is comprised of a non-recurring deferred income tax credit (the "SFAS 109 Credit") of approximately $3.0 million partially offset by a $1.8 million provision for income taxes payable. The SFAS 109 Credit recognized net deferred tax assets arising from book and tax basis differences that arose primarily as a result of accounts receivable reserves. The $1.8 million in income taxes payable relate to federal and state income taxes owed by Omega Research as a result of an approximate $4.6 million in S corporation taxable earnings paid by Omega Research during the fourth quarter of 1997 and the year-ended December 31, 1998.

(10) EMPLOYEE BENEFIT PLAN

     Omega Research provides retirement benefits through a defined contribution 401(k) plan (the "401(k) Plan") which was established during 1994. Employees become eligible based upon meeting certain service requirements. Omega Research matches employee contributions based upon a formula defined in the 401(k) Plan. Matching contributions accrued under the 401(k) Plan amounted to approximately $242,000, $0 and $63,000 in 1999, 1998 and 1997, respectively.

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

             (All notes and related disclosures applicable to the nine months ended September 30, 2000 and 1999 are unaudited)

(11) (LOSS) EARNINGS PER SHARE

     Weighted average shares outstanding for the nine months ended September 30, 2000 and 1999 and for the years ended December 31, 1999, 1998 and 1997 are calculated as follows:

                                                Nine months ended
                                                  September 30,                For the year ended December 31,
                                           ---------------------------   -------------------------------------------
                                               2000           1999           1999           1998            1997
                                           ------------   ------------   ------------   ------------   -------------
                                                           (Restated)     (Restated)     (Restated)      (Restated)
   Weighted average shares
    outstanding (basic) ..................  24,568,404     22,374,055     22,758,654     22,255,627     20,171,527
   Impact of dilutive options
    after applying the treasury
    stock method .........................          --             --             --        502,286        713,148
                                            ----------     ----------     ----------     ----------     ----------
   Weighted average shares
    outstanding (diluted) ................  24,568,404     22,374,055     22,758,654     22,757,913     20,884,675
                                            ==========     ==========     ==========     ==========     ==========
   Options outstanding which are
    not included in the
    calculation of diluted (loss)
    earnings per share because
    their impact is antidilutive .........   4,308,306      3,262,275      3,813,652        415,250         78,075
                                            ==========     ==========     ==========     ==========     ==========

(12) COMMITMENTS AND CONTINGENCIES

  Operating Leases

     Omega Research has seven non-cancelable operating leases for facilities. The only significant facility operating leases are for Omega Research's corporate headquarters. The original lease is for five and one-half years and commenced in February 1997. In December 1998, February 1999 and January 2000, Omega Research entered into a sub-lease and two lease amendments for additional space at the facilities with lease terms ending on the same day as the original lease. In addition to the leases for facilities, Omega Research leases its telephone system and certain computer equipment.

     Future minimum lease payments as of December 31, 1999 under all operating leases are as follows:

  2000 ...................    $ 2,783,700
  2001 ...................      2,689,514
  2002 ...................      1,076,065
  2003 ...................        131,556
  2004 ...................        131,556
  Thereafter .............         10,963
                              -----------
                              $ 6,823,354
                              ===========

     Total rent expense for 1999, 1998 and 1997 was approximately $584,000, $329,000 and $256,000, respectively.

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

             (All notes and related disclosures applicable to the nine months ended September 30, 2000 and 1999 are unaudited)

(12) COMMITMENTS AND CONTINGENCIES--(Continued)

  Bridge Telerate Royalty Agreement

     Omega Research has entered into a Software License, Maintenance and Development Agreement (the "Agreement") with Dow Jones Markets, Inc. (then known as Dow Jones Telerate, Inc., now known as Telerate, Inc., and a subsidiary of Bridge Information Systems, Inc.) ("Bridge Telerate"). Under the Agreement, Omega Research modified one of its software products to create a Bridge Telerate version and granted Bridge Telerate a license to promote, market, sublicense and distribute the Bridge Telerate version for six years. During 1999, 1998 and 1997, Omega Research earned approximately $4.0, $3.0 and $2.2 million, respectively, in royalties (based upon minimum royalty requirements) under the terms of this Agreement. Minimum royalty requirements for 2000 and 2001 are $6.0 million and $8.0 million, respectively.

  Data Services Provider Agreement

     Omega Research has an agreement with its data services provider that requires, in the event of termination, the payment of a termination fee of $1,000,000 if terminated prior to December 31, 2000 and $500,000 if terminated prior to December 31, 2001. Other than the termination fees, no minimum obligation exists under the agreement.

  Litigation

     On January 28, 1998, a class action lawsuit, captioned Richard M. Rhodes
v. William R. Cruz; Ralph L. Cruz; Omega Research, Inc.; BancAmerica Robertson Stephens; Lehman Brothers; and Hambrecht & Quist (Case No. 98-0174-CIV-Lenard), was filed in the United States District Court for the Southern District of Florida. On July 1, 1999, pursuant to the stipulation of the parties, the Court of Appeals for the Eleventh Circuit issued a final order which dismissed with prejudice all claims against Omega Research and all other defendants.

     In addition to the above, from time to time Omega Research may become engaged in routine litigation incidental to its business. Omega Research does not believe that such routine litigation would have a material adverse effect on its financial position or results of operations.

(13) SEGMENT AND RELATED INFORMATION

     During the three years ended December 31, 1999, management evaluated and operated the business of Omega Research as a single segment. The internal financial reporting systems present data in formats directed to enable management to run the business as a single operating segment.

     Net revenues from the licensing of Omega Research's client software products represented 68%, 78% and 83% of total consolidated net revenues in 1999, 1998 and 1997, respectively. Royalties under the Agreement with Bridge Telerate represented 17%, 11% and 7% of total consolidated net revenues in 1999, 1998 and 1997, respectively.

                     OMEGA RESEARCH, INC. AND SUBSIDIARIES

             (All notes and related disclosures applicable to the nine months ended September 30, 2000 and 1999 are unaudited)

(13) SEGMENT AND RELATED INFORMATION--(Continued)

     The mix of net revenue from Omega Research's client software products are broken down as follows for the three years ended December 31, 1999:

Product                                   1999      1998      1997
-------------------------------------   -------   -------    ------
      Omega Research ProSuite ..........   67%       --%       --%
      TradeStation .....................   18        59        65
      OptionStation ....................    4        28        23
      SuperCharts ......................    2         4         7
      Other ............................    9         9         5
                                          ---       ---       ---
                                          100%      100%      100%
                                          ===       ===       ===

     Omega Research engages in sales to customers outside of the United States through the use of independent distributors and responses to direct telephonic or electronic mail inquiries from foreign persons. Less than 10% of Omega Research's total consolidated net revenues were derived from customers outside of the United States for the years ended December 31, 1999, 1998 and 1997.

(14) UNAUDITED QUARTERLY FINANCIAL INFORMATION

     The following tables summarize selected quarterly financial data of Omega Research for the years ended December 31, 1999 and 1998.

                                                                           1999
                                  --------------------------------------------------------------------------------------
                                       First           Second            Third            Fourth              Full
                                      Quarter          Quarter          Quarter           Quarter             Year
                                  --------------   --------------   --------------   ----------------   ----------------
                                    (Restated)       (Restated)       (Restated)        (Restated)         (Restated)
   Net revenues ...............     $5,618,410       $6,207,859       $6,096,047       $  5,814,219       $ 23,736,535
   Gross profit* ..............     $5,135,619       $5,752,470       $5,636,409       $  5,280,306       $ 21,804,804
   Net loss ...................     $ (457,762)      $ (546,935)      $ (260,173)      $ (2,457,648)      $ (3,722,518)
   Loss per share:
    Basic and diluted .........     $     (.02)      $     (.02)      $     (.01)      $       (.10)      $       (.16)

                                                                     1998
                                  --------------------------------------------------------------------------
                                      First         Second          Third         Fourth           Full
                                     Quarter        Quarter        Quarter        Quarter          Year
                                  ------------   ------------   ------------   ------------   --------------
                                   (Restated)     (Restated)     (Restated)     (Restated)      (Restated)
   Net revenues ...............   $7,030,794     $7,651,597     $6,469,473     $7,064,641      $28,216,505
   Gross profit* ..............   $6,579,542     $7,132,764     $6,156,909     $6,549,212      $26,418,427
   Net income .................   $  801,954     $  817,018     $  216,103     $  120,472      $ 1,955,547
   Earnings per share:
    Basic and diluted .........   $      .04     $      .04     $      .01     $      .01      $       .09

----------------
* Gross profit is defined as total net revenues less cost of licensing fees.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To onlinetradinginc.com corp.:

     We have audited the accompanying statement of financial condition of onlinetradinginc.com corp. (a Florida corporation, formerly doing business as Online Trading, Inc.) as of January 31, 2000, and the related statements of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of onlinetradinginc.com corp. as of January 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP
-----------------------------
ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
 March 15, 2000.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
onlinetradinginc.com corp.

     We have audited the accompanying statement of financial condition of onlinetradinginc.com corp. (the "Company") as of January 31, 1999, and the related statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of onlinetradinginc.com corp. as of January 31, 1999, and the results of its operations and its cash flow for the year then ended in conformity with generally accepted accounting principles.

/s/ Ahearn, Jasco + Company, P.A.
----------------------------------
AHEARN, JASCO + COMPANY, P.A.
Certified Public Accountants

Pompano Beach, Florida
March 2, 1999, except for Note 10, for
which the date is March 25, 1999

                          ONLINETRADINGINC.COM CORP.

                       STATEMENTS OF FINANCIAL CONDITION

                                                                                             January 31,
                                                                       July 31,     ------------------------------
                                                                         2000            2000             1999
                                                                    -------------   --------------   -------------
                                                                     (Unaudited)
                            ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ......................................   $11,701,375      $15,127,790      $1,005,944
 Receivable from clearing organization ..........................       622,172          759,183         572,433
 Securities owned, at market value ..............................     4,196,851          155,012         381,084
 Other current assets ...........................................       313,115          103,987          15,583
                                                                    -----------      -----------      ----------
  TOTAL CURRENT ASSETS ..........................................    16,833,513       16,145,972       1,975,044
PROPERTY AND EQUIPMENT, net .....................................       552,697          400,776         136,146
INTANGIBLE ASSET, net ...........................................     2,324,400        2,592,600              --
OTHER ASSETS ....................................................       284,740          221,456          43,398
                                                                    -----------      -----------      ----------
  TOTAL ASSETS ..................................................   $19,995,350      $19,360,804      $2,154,588
                                                                    ===========      ===========      ==========
             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current portion of capital lease ...............................   $   103,748      $    39,944      $       --
 Accounts payable and accrued liabilities .......................     1,271,057        1,291,317         948,422
 Income taxes payable ...........................................       262,373          653,141          38,230
 Securities sold but not yet purchased, at market value .........            --           25,938              --
                                                                    -----------      -----------      ----------
  TOTAL CURRENT LIABILITIES .....................................     1,637,178        2,010,340         986,652
                                                                    -----------      -----------      ----------
DEFERRED INCOME TAXES ...........................................        34,300           34,300          15,400
                                                                    -----------      -----------      ----------
CAPITAL LEASE PAYABLE, net of current portion ...................       145,056           72,131              --
                                                                    -----------      -----------      ----------
SUBORDINATED LOANS ..............................................            --               --         525,000
                                                                    -----------      -----------      ----------
COMMITMENTS AND CONTINGENCIES (Notes 14 and 15)

STOCKHOLDERS' EQUITY:
 Preferred stock, $0.01 par value; 1,000,000 shares
   authorized; issued and outstanding, none in 2000 and 300
   shares of Series A, stated value $1,000, voting,
   redeemable at 110% of stated par value in 1999 ...............            --               --         300,000
 Common stock, $0.01 par value; 100,000,000 shares
   authorized; issued and outstanding, 11,476,388 in 2000
   and 8,888,888 in 1999 ........................................       114,763          114,763          88,888
 Additional paid-in capital .....................................    15,943,179       15,943,179         103,063
 Retained earnings ..............................................     2,120,874        1,186,091         135,585
                                                                    -----------      -----------      ----------
  TOTAL STOCKHOLDERS' EQUITY ....................................    18,178,816       17,244,033         627,536
                                                                    -----------      -----------      ----------
  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY ........................................   $19,995,350      $19,360,804      $2,154,588
                                                                    ===========      ===========      ==========

       The accompanying notes to the financial statements are an integral part of these statements.

                          ONLINETRADINGINC.COM CORP.

                              STATEMENTS OF INCOME

                                                    Six Months Ended               For the Years Ended
                                                        July 31,                       January 31,
                                              -----------------------------   -----------------------------
                                                   2000            1999            2000            1999
                                              -------------   -------------   -------------   -------------
                                                       (Unaudited)
REVENUES:
 Commissions ..............................   $7,702,682       $3,957,494     $9,471,435       $5,525,427
 Investment gains, net ....................      198,941          533,644      1,129,493          328,495
 Interest and dividends ...................      492,804          106,680        603,978           36,021
 Interest revenue sharing .................      311,218          137,210        295,934          102,121
 Other ....................................       23,710               --         15,000               --
                                              -----------      ----------     ----------       ----------
   TOTAL REVENUES .........................    8,729,355        4,735,028     11,515,840        5,992,064
                                              -----------      ----------     ----------       ----------
OPERATING EXPENSES:
 Employee compensation and benefits .......    3,358,594        2,402,478      5,340,165        3,356,688
 Floor Brokerage ..........................       11,370           27,051         47,948           51,895
 Clearing and other transaction costs .....    2,066,834        1,218,466      2,964,336        1,950,160
 Communications ...........................      152,420           64,465        165,777           97,785
 Occupancy and equipment ..................      249,777          131,127        303,050          150,490
 Promotional costs ........................       17,116           11,953        103,000           30,382
 Product development ......................      341,966               --        279,387               --
 Interest expense .........................       20,249           14,249         51,863           36,566
 Regulatory fees and expenses .............       44,773           25,871         60,442           41,317
 Amortization expense .....................      270,366            3,866         95,432            2,214
 Other expenses ...........................      672,557          186,141        496,710          114,544
                                              -----------      ----------     ----------       ----------
   TOTAL OPERATING EXPENSES ...............    7,206,022        4,085,667      9,908,110        5,832,041
                                              -----------      ----------     ----------       ----------
   INCOME FROM OPERATIONS .................    1,523,333          649,361      1,607,730          160,023
NON-OPERATING ITEMS:
 Settlement payment received ..............           --          175,000        175,000               --
 Loss on disposal of assets ...............         (685)              --             --               --
                                              -----------      ----------     ----------       ----------
   INCOME BEFORE INCOME TAXES .............    1,522,648          824,361      1,782,730          160,023
PROVISION FOR INCOME TAXES ................      587,865          316,267        702,224           52,080
                                              -----------      ----------     ----------       ----------
   NET INCOME .............................   $  934,783       $  508,094     $1,080,506       $  107,943
                                              ===========      ==========     ==========       ==========
EARNINGS PER SHARE:
 Basic ....................................   $     0.08       $     0.06     $     0.11       $     0.01
                                              ===========      ==========     ==========       ==========
 Diluted ..................................   $     0.08       $     0.06     $     0.10       $     0.01
                                              ===========      ==========     ==========       ==========
 Weighted average common shares
   outstanding--basic .....................   11,281,028        8,780,403     10,078,445        8,444,444
                                              ===========      ==========     ==========       ==========
 Weighted average common shares
   outstanding--diluted ...................   11,504,085        9,227,778     10,630,263        8,857,230
                                              ===========      ==========     ==========       ==========

       The accompanying notes to the financial statements are an integral part of these statements.

                          ONLINETRADINGINC.COM CORP.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
            FOR THE SIX MONTHS ENDED JULY 31, 2000 (UNAUDITED) AND
                 FOR THE YEARS ENDED JANUARY 31, 2000 AND 1999

                                       Series A
                                   Preferred Stock           Common Stock
                                ---------------------- ------------------------
                                           Amount at                 Amount at    Additional
                                 Shares      Stated       Shares        Par        Paid-In       Retained
                                 Issued      Value        Issued       Value       Capital       Earnings         Total
                                -------- ------------- ------------ ----------- ------------- -------------- ---------------
BALANCE,
 January 31, 1998 .............    300    $  300,000     8,444,444   $ 84,444    $    81,507    $   27,642     $   493,593
Common stock granted to
 officer ......................     --            --       444,444      4,444         21,556            --          26,000
Net income ....................     --            --            --         --             --       107,943         107,943
                                   ---    ----------     ---------   --------    -----------    ----------     -----------
BALANCE,
 January 31, 1999 .............    300       300,000     8,888,888     88,888        103,063       135,585         627,536
Issuance of common stock
 for cash .....................     --            --     2,587,500     25,875     15,785,016            --      15,810,891
Redemption of preferred
 stock ........................   (300)     (300,000)           --         --             --       (30,000)       (330,000)
Options and warrants
 granted to
 non-employees ................     --            --            --         --         55,100            --          55,100
Net income ....................     --            --            --         --             --     1,080,506       1,080,506
                                  ----    ----------     ---------   --------    -----------    ----------     -----------
BALANCE,
 January 31, 2000 .............     --            --    11,476,388    114,763     15,943,179     1,186,091      17,244,033
Net income (unaudited) ........                   --            --         --             --       934,783         934,783
                                          ----------    ----------   --------    -----------    ----------     -----------
BALANCE,
 July 31, 2000 (unaudited)          --    $       --    11,476,388   $114,763    $15,943,179    $2,120,874     $18,178,816
                                  ====    ==========    ==========   ========    ===========    ==========     ===========

       The accompanying notes to the financial statements are an integral part of these statements.

                           ONLINETRADINGINC.COM CORP.

                            STATEMENTS OF CASH FLOWS

                                                                          For the Six Months Ended          For the Years Ended
                                                                                  July 31,                      January 31,
                                                                       ------------------------------- -----------------------------
                                                                             2000            1999            2000           1999
                                                                       --------------- --------------- --------------- -------------
                                                                                 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ..........................................................  $    934,783    $    508,094   $  1,080,506    $  107,943
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization ......................................       319,070          21,355        131,163        29,918
  Common stock granted to officer ....................................            --              --             --        26,000
  Loss on disposal of assets .........................................           685              --         38,706            --
  Deferred income taxes ..............................................            --          (1,919)        18,900        13,850
  Other non cash charges .............................................        89,974              --             --            --
  Changes in operating assets and liabilities:
   Receivable from clearing organization .............................       137,011         252,415       (186,750)     (271,533
   Other receivables .................................................            --         (19,754)
   Securities owned at market value ..................................       (53,079)     (1,123,600)       226,072       302,251
   Other current assets ..............................................      (209,128)          8,224        (88,404)      (15,022
   Other assets ......................................................       (65,451)        (18,792)      (125,585)           --
   Accounts payable and accrued expenses .............................       (20,260)       (124,372)       342,895       737,312
   Income taxes payable ..............................................      (390,768)        258,865        614,911        38,230
   Other current liabilities .........................................            --          54,668
   Securities sold but not yet purchased, at market value ............       (25,938)        295,500         25,938      (131,782
                                                                        ------------    ------------   ------------    ----------
   NET CASH PROVIDED BY OPERATING ACTIVITIES .........................       716,899         110,684      2,078,352       837,167
                                                                        ------------    ------------   ------------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sale of assets ........................................         5,300              --          3,600            --
 Cash paid for intangible asset ......................................            --              --     (2,682,000)           --
 Other assets ........................................................            --              --             --       (25,667
 Purchase of securities owned ........................................    (3,988,760)             --             --            --
 Purchase of property and equipment ..................................      (116,128)        (86,175)      (234,097)      (48,891
                                                                        ------------    ------------   ------------    ----------
  NET CASH USED IN INVESTING ACTIVITIES ..............................    (4,099,588)        (86,175)    (2,912,497)      (74,558
                                                                        ------------    ------------   ------------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of common stock ..............................            --      15,810,891     15,810,891            --
 Proceeds from issuance of common stock warrants .....................            --             100            100            --
 Proceeds from issuance of subordinated loans ........................            --              --        360,000        25,000
 Repayment of capital lease obligation ...............................       (43,726)             --             --            --
 Repayment of subordinated loans .....................................            --        (100,000)      (885,000)           --
 Redemption of preferred stock .......................................            --        (330,000)      (330,000)           --
                                                                        ------------    ------------   ------------    ----------
  NET CASH (USED IN) PROVIDED BY
    FINANCING ACTIVITIES .............................................       (43,726)     15,380,991     14,955,991        25,000
                                                                        ------------    ------------   ------------    ----------
  NET (DECREASE) INCREASE IN CASH AND
    CASH EQUIVALENTS .................................................    (3,426,415)     15,405,500     14,121,846       787,609
CASH AND CASH EQUIVALENTS, beginning of year .........................    15,127,790       1,005,944      1,005,944       218,335
                                                                        ------------    ------------   ------------    ----------
CASH AND CASH EQUIVALENTS, end of year ...............................  $ 11,701,375    $ 16,411,444   $ 15,127,790    $1,005,944
                                                                        ============    ============   ============    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for income taxes ..........................................  $    978,633    $     56,111   $     75,279    $       --
                                                                        ============    ============   ============    ==========
 Cash paid for interest ..............................................  $     20,249    $     14,249   $     57,806    $   35,831
                                                                        ============    ============   ============    ==========

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:

During the six months ended July 31, 2000 and during the year ended January 31, 2000, the Company acquired $180,455 and $112,075, respectively, of office furniture and equipment through a capital lease. During the year ended January 31, 2000, the Company granted 40,000 options valued at $55,000 to acquire a domain name.

       The accompanying notes to the financial statements are an integral part of these statements.

                          ONLINETRADINGINC.COM CORP.

                         NOTES TO FINANCIAL STATEMENTS

             (All notes and related disclosures applicable to the six months ended July 31, 2000 and 1999 are unaudited)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

     Online Trading, Inc. was incorporated in the State of Florida on September 7, 1995 and operates as a registered securities broker/dealer under the rules of the National Association of Securities Dealers ("NASD"). In February 1999, OnlineTrading.com changed its name to onlinetradinginc.com corp. ("OnlineTrading.com"). OnlineTrading.com is headquartered in Boca Raton, Florida and has branch offices in Massachusetts, Pennsylvania and Ohio. All revenues and expenses recorded by the branch offices are presented in the appropriate categories in OnlineTrading.com's financial statements.

     OnlineTrading.com manages its customer accounts through Bear Stearns Securities Corp., and US Clearing Corporation (collectively, the "Clearing Firms") on a fully disclosed basis. The Clearing Firms provide services, handle OnlineTrading.com's customers' funds, hold securities, and remit monthly activity statements to the customers on behalf of OnlineTrading.com. The amount receivable from brokers and dealers relates to commissions earned by OnlineTrading.com for trades executed by the Clearing Firms on behalf of OnlineTrading.com.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Marketable Securities

     Marketable securities are valued at market value and securities not readily marketable (if any) are valued at fair value as determined by the board of directors. The resulting difference between cost and market (or fair value) is included in the statements of income.

  Property and Equipment

     Furniture, equipment and leasehold improvements are recorded at cost and depreciated over the estimated useful lives of those assets using the straight-line and accelerated methods. Expenditures for routine maintenance and repairs are charged to expenses as incurred.

  Intangible Asset

     The intangible asset is a result of the acquisition as described in Note 13, and is being amortized on a straight-line basis over five years.

  Long-Lived Assets

     OnlineTrading.com reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For the six months ended July 31, 2000 and 1999 and for the years ended January 31, 2000 and 1999, there were no write-downs in value.

                          ONLINETRADINGINC.COM CORP.

             (All notes and related disclosures applicable to the six months ended July 31, 2000 and 1999 are unaudited)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(Continued)

  Securities Transactions

     Proprietary securities transactions in regular-way trades are recorded on the trade date, as if they settled. Profit and loss arising from all securities transactions entered into for the account and risk of OnlineTrading.com are recorded on a trade date basis. Customers' securities transactions are reported on a settlement date basis to the customer with related commission income and expenses reported on a trade date basis.

  Commissions

     Commissions and related clearing expenses are recorded on a trade-date basis as securities transactions occur.

  Advertising

     The costs of advertising, promotion, and marketing programs are charged to operations in the period incurred. Such expense items totaled $17,116 and $11,953 for the six months ended July 31, 2000 and 1999, respectively, and $103,000 and $30,382, respectively, for the years ended January 31, 2000 and 1999.

  Cash and Cash Equivalents

     Cash and cash equivalents include all highly liquid investments purchased with an original maturity of three months or less. Cash and cash equivalents consist primarily of money market funds and commercial paper with an original maturity of three months or less. OnlineTrading.com occasionally maintains cash balances in financial institutions in excess of the federally insured limits.

  Fair Value of Financial Instruments

     Cash, accounts receivable, and accounts payable and accrued expenses are reflected in the financial statements at cost, which approximates fair value because of the short-term maturity of those instruments. The fair value of OnlineTrading.com's subordinated loans payable, as described in Note 7, and OnlineTrading.com's capital lease obligation, as described in Note 8, are the same as the recorded amounts because rates and terms approximate current market conditions.

  Income Taxes

     OnlineTrading.com accounts for income taxes in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements and tax returns.

  Earnings Per Share

     Earnings per share is calculated in accordance with SFAS No. 128, "Earnings Per Share," which requires companies with complex capital structures or common stock equivalents to present both basic

                          ONLINETRADINGINC.COM CORP.

             (All notes and related disclosures applicable to the six months ended July 31, 2000 and 1999 are unaudited)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(Continued)

and diluted earnings per share ("EPS") on the face of the income statement. Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated using the "if converted" method for convertible securities and the treasury stock method for options and warrants as previously prescribed by Accounting Principles Board Opinion No. 15, "Earnings Per Share."

  Comprehensive Income

     In accordance with SFAS No. 130, "Reporting Comprehensive Income," OnlineTrading.com is required to report its other comprehensive income. Other comprehensive income refers to revenue, expenses, gains, and losses that under accounting principles generally accepted in the United States are included in comprehensive income but are excluded from net income, as these amounts are recorded directly as an adjustment to stockholders' equity. A statement of comprehensive income is not presented since OnlineTrading.com had no items of other comprehensive income. Comprehensive income is the same as net income for all periods presented herein.

  Segment Information

     OnlineTrading.com adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," effective January 31, 1999. SFAS No. 131 establishes standards for the way that public companies report selected information about operating segments in annual and interim financial reports to shareholders. It also establishes standards for related disclosures about an enterprise's business segments, products, services, geographic areas and major customers. OnlineTrading.com operates its business as a single segment. As a result, no additional disclosure was required.

  Recent Accounting Standards

     In June 1999, the Financial Accounting Standards Board ("FASB") issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of FASB Statement No. 133." SFAS No. 137 defers for one year the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended by SFAS No. 138, will now apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 will require OnlineTrading.com to recognize all derivatives on the balance sheet as either assets or liabilities measured at fair value. Derivatives that are not hedges must be adjusted to fair value through income. OnlineTrading.com will adopt SFAS No. 133 effective for the year ending January 31, 2002. OnlineTrading.com believes that the adoption of SFAS No. 133 will not have a material impact on its financial statements, as it has entered into no derivative contracts and has no current plans to do so in the future.

     In March 2000, the Emerging Issues Task Force (the "EITF") reached a consensus on Issue No. 00-2, Accounting for Web Site Development Costs ("EITF Issue No. 00-2"), which applies to all web site development costs incurred for the quarters beginning after June 30, 2000. The consensus states that the accounting for specific web site development costs should be based on a model consistent with AICPA Statement of Position 98-1, Accounting for the Costs of Computer Software

                          ONLINETRADINGINC.COM CORP.

             (All notes and related disclosures applicable to the six months ended July 31, 2000 and 1999 are unaudited)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(Continued)

Developed or Obtained for Internal Use. Accordingly, certain web site development costs that are currently expensed as incurred may be capitalized and amortized. The adoption of EITF Issue No. 00-2 is not expected to have a material impact on the financial statements of OnlineTrading.com.

  Reclassifications

     Certain prior year amounts in the accompanying financial statements have been reclassified to conform with the current presentation.

NOTE 2--NET CAPITAL REQUIREMENTS

     OnlineTrading.com is subject to the Securities and Exchange Commission uniform net capital rule (Rule 15c3-1), which requires the maintenance of minimal net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. As of July 31, 2000, OnlineTrading.com had net capital of $14,587,934 (unaudited), which was $14,337,934 (unaudited) in excess of its required net capital of $250,000. As of January 31, 2000, OnlineTrading.com had net capital of $14,051,801, which was $13,914,699 in excess of its required net capital of $137,102.

NOTE 3--PENSION PLAN

     OnlineTrading.com had maintained a "SIMPLE" retirement plan for all eligible employees. Eligible employees may contribute up to $500 per month for which OnlineTrading.com will match dollar-for-dollar, up to 3% of the employees' compensation. Contributions by OnlineTrading.com under this plan totaled $39,928 and $46,987 for the years ended January 31, 2000 and 1999, respectively. Effective December 31, 1999, OnlineTrading.com decided to terminate the plan.

     Effective January 15, 2000, OnlineTrading.com started a defined contribution 401(k) plan. Eligible employees can contribute up to 15% of their eligible salary for which OnlineTrading.com will match fifty percent up to $2,500. Contributions by OnlineTrading.com under this plan totaled $6,658 for the year ended January 31, 2000.

                          ONLINETRADINGINC.COM CORP.

             (All notes and related disclosures applicable to the six months ended July 31, 2000 and 1999 are unaudited)

NOTE 4--SECURITIES OWNED AND SECURITIES SOLD BUT NOT YET PURCHASED

     Securities owned and securities sold but not yet purchased consist of marketable trading and investment securities at quoted market values. These securities consist of the following at July 31, 2000 and January 31, 2000 and 1999:

                                            July 31, 2000              January 31, 2000            January 31, 1999
                                      --------------------------   -------------------------   ------------------------
                                                         Sold                        Sold                       Sold
                                                       Not Yet                     Not Yet                     Not Yet
                                          Owned       Purchased       Owned       Purchased       Owned       Purchased
                                      ------------   -----------   -----------   -----------   -----------   ----------
   Corporate stocks ...............   $    3,372         $--        $  5,200       $25,938      $224,428         $--
   Certificate of Deposit .........       49,625
   Obligations of
    U.S. Government ...............    4,143,854          --         149,812            --       156,656          --
                                      ----------         ---        --------       -------      --------         ---
     Total ........................   $4,196,851         $--        $155,012       $25,938      $381,084         $--
                                      ==========         ===        ========       =======      ========         ===

NOTE 5--PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at July 31, 2000 and January 31, 2000 and 1999:

                                                    July 31,      January 31,     January 31,
                                                      2000            2000           1999
                                                  ------------   -------------   ------------
   Computers, software, and equipment .........    $ 429,876       $ 307,915      $ 145,009
   Furniture and fixtures .....................      160,345         122,784         36,651
   Leasehold improvements .....................       49,914          38,773         14,521
                                                   ---------       ---------      ---------
     Total cost ...............................      640,135         469,472        196,181
   Less: Accumulated depreciation .............      (87,438)        (68,696)       (60,035)
                                                   ---------       ---------      ---------
     Property and equipment, net ..............    $ 552,697       $ 400,776      $ 136,146
                                                   =========       =========      =========

     Depreciation expense for the six months ended July 31, 2000 and 1999 was $48,704 (unaudited) and $21,355 (unaudited), respectively, and for the years ended January 31, 2000 and 1999 was $39,236 and $29,918, respectively.

                          ONLINETRADINGINC.COM CORP.

             (All notes and related disclosures applicable to the six months ended July 31, 2000 and 1999 are unaudited)

NOTE 6--ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities at July 31, 2000 and January 31, 2000 and 1999 consist of the following:

                                                July 31,      January 31,     January 31,
                                                  2000            2000           1999
                                             -------------   -------------   ------------
   Accounts payable ......................    $  608,799      $  497,694       $163,074
   Accrued liabilities:
    Research fees ........................       217,830         177,918        124,828
    Payroll and related expenses .........       338,662         521,115        644,148
    Clearing deposit .....................        76,176          50,000             --
    Professional fees and other ..........        29,590          44,590         16,372
                                              ----------      ----------       --------
     Total ...............................    $1,271,057      $1,291,317       $948,422
                                              ==========      ==========       ========

NOTE 7--SUBORDINATED LOANS

     The borrowings under subordinated agreements as of January 31, 1999 are as follows:

   Subordinated equity loan with a shareholder, unsecured, at a rate of 5% with a scheduled maturity on February 11, 2002. This loan was paid in full on
    November 30, 1999 .................................................................    $400,000
   Subordinated loan, unsecured, at a rate of 5% with a scheduled maturity on
    February 1, 2000. This loan was paid in full on July 2, 1999 ......................     100,000
   Subordinated loan, unsecured, at a rate of 6%. This loan was paid in full on its
    scheduled maturity of August 31, 1999 .............................................      25,000
                                                                                           --------
                                                                                           $525,000
                                                                                           ========

     By being designated as subordinated, these loans were available in computing net capital under the SEC's uniform net capital rule at January 31, 1999.

NOTE 8--CAPITAL LEASE

     On December 1, 1999, OnlineTrading.com entered into a capital lease for office furniture, computer equipment and phone system. As of January 31, 2000, the leasing company had funded $112,075 representing a portion of the total furniture and computer equipment to be received. The balance of the equipment totaling $180,450 was not received as of January 31, 2000 and, accordingly, was not included in the statement of financial condition as of January 31, 2000. The lease is to be paid over 36 months with an estimated monthly payment expected to commence on April 1, 2000 of $8,698 with a final payment of 7% of the original invoice amounts.

                          ONLINETRADINGINC.COM CORP.

             (All notes and related disclosures applicable to the six months ended July 31, 2000 and 1999 are unaudited)

NOTE 8--CAPITAL LEASE--(Continued)

     Anticipated future minimum payments based on the amount of furniture and equipment received are as follows:

Year ending January 31,
-----------------------------------------------
     2001 .....................................    $  39,944
     2002 .....................................       39,944
     2003 .....................................       39,944
     2004 .....................................        7,845
                                                   ---------
   Total payments .............................      127,677
   Less: amount representing interest .........      (15,602)
                                                   ---------
   Original capitalized cost ..................    $ 112,075
                                                   =========

NOTE 9--INCOME TAXES

     A summary of the income tax provision for the six months ended July 31, 2000 and 1999 and for the years ended January 31, 2000 and 1999 is as follows:

                                                  Six Months Ended               Year Ended
                                                      July 31,                  January 31,
                                              -------------------------   ------------------------
                                                  2000          1999          2000         1999
                                              -----------   -----------   -----------   ----------
Current taxes:
    Federal ...............................    $481,555      $270,927      $587,587      $29,730
    State .................................     106,310        45,340        95,737        8,500
     Total current taxes ..................     587,865       316,267       683,324       38,230
                                               --------      --------      --------      -------
   Deferred tax provision:
    Federal ...............................          --            --        16,000       10,800
    State .................................          --            --         2,900        3,050
                                               --------      --------      --------      -------
     Total deferred tax provision .........          --            --        18,900       13,850
                                               --------      --------      --------      -------
     Total income tax provision ...........    $587,865      $316,267      $702,224      $52,080
                                               ========      ========      ========      =======

     Temporary differences between the reported amounts in the financial statements and tax bases of assets and liabilities that give rise to the deferred income tax liabilities relate to the following:

                                                                      July 31,      January 31,     January 31,
                                                                        2000            2000           1999
                                                                    ------------   -------------   ------------
   Property and equipment, due to differences in
    depreciation ................................................    $  60,000       $  60,000        $15,400
   Intangible asset, due to differences in amortization .........      (25,700)        (25,700)            --
                                                                     ---------       ---------        -------
     Net deferred income tax liability ..........................    $  34,300       $  34,300        $15,400
                                                                     =========       =========        =======

                          ONLINETRADINGINC.COM CORP.

             (All notes and related disclosures applicable to the six months ended July 31, 2000 and 1999 are unaudited)

NOTE 9--INCOME TAXES--(Continued)

     The effective income tax rate varied from the statutory federal tax rate as follows:

                                                                      Six Months Ended           Year Ended
                                                                          July 31,               January 31,
                                                                    ---------------------   ---------------------
                                                                       2000        1999        2000        1999
                                                                    ---------   ---------   ---------   ---------
   Federal statutory rate .......................................      35.0%       34.0%       35.0%       34.0%
   State income taxes, net of federal income tax effect .........       4.5         5.3         4.5         5.3
   Other, including permanent differences, non-deductible
    expenses and the effect of the rate brackets ................       (.9)        (.9)        (.1)       (6.8)
                                                                       ----        ----        ----        ----
     Effective income tax rate ..................................      38.6%       38.4%       39.4%       32.5%
                                                                       ====        ====        ====        ====

NOTE 10--STOCKHOLDERS' EQUITY

  (a) Capital Stock

     On March 24, 1999, the shareholders and directors effected an amendment to OnlineTrading.com's articles of incorporation to change the number of authorized common shares to 30,000,000 with a par value per share of $0.01 and to change the number of authorized preferred shares to 1,000,000 with a par value of $0.01 per share. Prior to that date, OnlineTrading.com had 1,000 authorized common shares with no par value and authorized preferred shares of 300,000 with a stated value per share of $1,000. All of the shares outstanding at that date were converted into 8,000,000 shares of the new $0.01 par value common stock, and into 300 shares of Series A preferred stock, stated value $1,000 per share.

     On April 3, 1999, a stock split of 11.11111 shares for each 10 shares of common stock outstanding was effected. All of the common shares outstanding at that date were converted into 8,888,888 shares. The effect of the stock split has been retroactively reflected in the accompanying financial statements.

     On May 8, 1999, the shareholders and directors affected an amendment to OnlineTrading.com's articles of incorporation to change the number of authorized common shares to 100,000,000 with a par value per share of $0.01.

     Each holder of the new $0.01 par value common stock is entitled to one vote for each share held on all matters presented to a vote of shareholders, including the election of directors.

     Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to this stock.

     OnlineTrading.com's directors have the authority to issue 1,000,000 shares of the new $0.01 par value preferred stock in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and the designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including the number of shares in the series (which the board may increase or decrease as permitted by Florida law),

                          ONLINETRADINGINC.COM CORP.

             (All notes and related disclosures applicable to the six months ended July 31, 2000 and 1999 are unaudited)

NOTE 10--STOCKHOLDERS' EQUITY--(Continued)

liquidation preferences, dividend rates, conversion or exchange rights, redemption provisions of the shares constituting any series and such other special rights and protective provisions with respect to any class or series as the board may deem advisable without any further vote or action by the shareholders. Any shares of preferred stock so issued could have priority over the common stock with respect to dividend or liquidation rights or both and could have voting and other rights of shareholders.

     The board has authorized and issued a Series A preferred with the following terms: 300 shares with a stated value of $1,000 per share, one vote per share, and redeemable at 110% of stated value at the option of OnlineTrading.com. In July 1999, OnlineTrading.com redeemed all of the then outstanding preferred stock.

  (b) Initial Public Offering

     OnlineTrading.com completed its initial public offering (the "IPO") by issuing 2,587,500 shares of common stock (including 337,500 shares to cover over-allotments), $0.01 par value (the "IPO Shares") on June 11, 1999. The IPO Shares were issued in a registered offering pursuant to a Registration Statement on Form SB-2 (Commission File No. 333-75119; effective date June 11,
1999) through a syndicate of underwriters, the principal representatives of which were Werbel-Roth Securities, Inc., OnlineTrading.com, Seaboard Securities, Inc. and The Agean Group, Inc.

     The IPO Shares were offered and sold by the underwriters at an initial public offering price of $7.00 per share, resulting in aggregate gross offering proceeds of $18,112,500, net concession and management fee proceeds for participation in the underwriting of the IPO of $189,867 and net proceeds to OnlineTrading.com of $15,810,891.

     OnlineTrading.com incurred offering expenses in connection with this offering as follows:

   Underwriting discounts and commissions .........    $1,539,563
   Expenses paid to/for underwriters ..............       486,461
   Other offering expenses ........................       465,452
                                                       ----------
                                                       $2,491,476
                                                       ==========

     Except for the concessions earned by OnlineTrading.com as a result of participating in the underwriters syndicate, none of the above expenses were paid either directly or indirectly to directors, officers, general partners of OnlineTrading.com or its associates, or to persons owning more than 10% of any class of equity security of OnlineTrading.com or to affiliates of OnlineTrading.com.

     In conjunction with the IPO, OnlineTrading.com issued 225,000 warrants to the underwriters for $100. The warrants have an exercise price of $11.55 (165% of the $7.00 IPO price).

                          ONLINETRADINGINC.COM CORP.

             (All notes and related disclosures applicable to the six months ended July 31, 2000 and 1999 are unaudited)

NOTE 11--EARNINGS PER SHARE

     Weighted average shares outstanding for the six months ended July 31, 2000 and 1999 and for the years ended January 31, 2000 and 1999 are calculated as follows:

                                                               Six Months Ended                Year Ended
                                                                   July 31,                    January 31,
                                                          --------------------------   ---------------------------
                                                              2000           1999          2000           1999
                                                          ------------   -----------   ------------   ------------
Weighted average shares outstanding (basic) ...........   11,281,028      8,780,403    10,078,445      8,444,444
Impact of shares subject to repurchase by
  OnlineTrading.com ...................................      195,360        444,444       444,444        412,786
Impact of dilutive options and warrants after
  applying the treasury stock method ..................       27,697          2,931       107,374             --
                                                          ----------      ---------    ----------      ---------
Weighted average shares outstanding (diluted) .........   11,504,085      9,227,778    10,630,263      8,857,230
                                                          ==========      =========    ==========      =========
Options and warrants outstanding which are not
  included in the calculation of diluted earnings per
  share because their impact is antidultive ...........      647,500         60,000       384,000             --
                                                          ==========      =========    ==========      =========

     In February 1998, an officer of OnlineTrading.com received 444,444 shares of common stock in connection with his employment. However, a portion of these shares are subject to redemption by OnlineTrading.com at his cost basis if he resigns from his employment or is terminated for cause prior to February 28, 2001. The redemption provision with respect to 296,296 of the shares expired on February 29, 2000. The remaining shares are excluded from basic earnings per share until the redemption provision expires on February 28, 2001 but are reflected in diluted earnings per share.

NOTE 12--STOCK OPTIONS

     In June 1999, OnlineTrading.com adopted the 1999 Stock Option Plan. Pursuant to the terms of this plan, employees, non-employee directors, consultants and independent contractors are eligible to receive options to purchase common stock. Up to 1,000,000 shares may be issued under the plan and will be drawn from either authorized but previously unissued shares or from treasury shares. Options granted under this plan are granted at the fair market value of the common stock at the date of grant. In general, the employee options become exercisable over a five-year period beginning June 11, 2000. All options expire ten years after the date of grant.

     OnlineTrading.com has granted the following options as of January 31, 2000:

                                                         Option Price Per Share
                                                    --------------------------------
Type                                      Shares       Low        High      Weighted
-------------------------------------   ---------   --------   ---------   ---------
   Employee .........................    390,500     $ 7.00     $11.93      $ 8.37
   Non-employee directors ...........     40,000     $ 7.00     $11.31      $ 9.16
   Non-employee consultants .........     40,000     $13.50     $13.50      $13.50

     No stock options have been exercised during the year ended January 31, 2000 or the six months ended July 31, 2000.

                          ONLINETRADINGINC.COM CORP.

             (All notes and related disclosures applicable to the six months ended July 31, 2000 and 1999 are unaudited)

NOTE 12--STOCK OPTIONS--(Continued)

     OnlineTrading.com, as permitted by SFAS No. 123, applies the APB Opinion No. 25 for options granted to employees. Accordingly, no compensation is recognized for such grants to the extent their exercise price is equal to the fair market value of the underlying stock at the date of grant. Had compensation cost for OnlineTrading.com's stock options been based on fair value at the grant dates consistent with the methodologies of SFAS No. 123, OnlineTrading.com's pro forma net income (and pro forma earnings per share on a diluted basis) for the year ended January 31, 2000 would have been $919,424 (.07 per share). The fair value of each option grant is estimated on the date of grant using the Black-Scholes model with the following assumptions: risk free interest rate - 6%; dividend yield - 0%; volatility factor - 70%; and weighted average life (years) - 5.

NOTE 13--ACQUISITION

     On December 6, 1999, OnlineTrading.com acquired certain intangible assets of Newport Discount Brokerage, Inc. ("Newport") pursuant to an Asset Purchase Agreement dated September 21, 1999 (the "Asset Purchase Agreement"). Pursuant to the Asset Purchase Agreement, OnlineTrading.com purchased all of Newport's right, title and interest in and to its clients. The total consideration paid by OnlineTrading.com in connection with this acquisition included cash of $2,682,000 and up to 125,000 shares of OnlineTrading.com's common stock.

     Issuance and delivery of the common stock consideration is contingent upon the acquired assets achieving certain revenue goals and maintaining customer accounts within one year from closing. For accounting purposes, the transaction was treated as a purchase. OnlineTrading.com recorded an intangible asset of $2,682,000 in connection with this acquisition, which is being amortized over five years. The intangible assets consist of the following:

                                              July 31,          January 31,
                                                2000                2000
                                         ------------------   ---------------
    Covenants not to compete .........      $   500,000         $   500,000
    Customer lists ...................        2,182,000           2,182,000
                                            -----------         -----------
                                              2,682,000           2,682,000
    Accumulated amortization .........         (357,600)            (89,400)
                                            -----------         -----------
                                            $ 2,324,400         $ 2,592,600
                                            ===========         ===========

NOTE 14--CONCENTRATIONS AND CREDIT RISKS

  Financial Instruments With Off-Balance Sheet Risk

     OnlineTrading.com will periodically sell securities that it does not currently own and will therefore be obligated to purchase such securities at a future date. OnlineTrading.com has recorded these obligations in the financial statements at January 31, 2000, at market values of the related securities totaling $25,938. As of January 31, 1999, OnlineTrading.com had none of these transactions outstanding.

     OnlineTrading.com's customer securities activities are transacted on either a cash or margin basis. In margin transactions, OnlineTrading.com extends credit to its customers, subject to various

                          ONLINETRADINGINC.COM CORP.

             (All notes and related disclosures applicable to the six months ended July 31, 2000 and 1999 are unaudited)

NOTE 14--CONCENTRATIONS AND CREDIT RISKS--(Continued)

regulatory and internal margin requirements, collateralized by cash and securities in the customers' accounts. In connection with these activities, OnlineTrading.com executes and clears customer transactions involving the sale of securities not yet purchased, substantially all of which are transacted on a margin basis subject to individual exchange regulations. Such transactions may expose OnlineTrading.com to significant off-balance-sheet risk in the event margin requirements are not sufficient to fully cover losses that customers may incur. In the event the customer fails to satisfy its obligations, OnlineTrading.com may be required to purchase or sell financial instruments at prevailing market prices to fulfill the customer's obligations. As of January 31, 2000, OnlineTrading.com, through its clearing firms, maintained customer margin debit balances totaling approximately $60 million. These customer debit balances were secured in aggregate with customer securities approximating $700 million. In addition, OnlineTrading.com's clearing firm maintains insurance protection that is supplemental to standard SIPC protection in the event the clearing firm becomes insolvent. Given the amount of customer assets securing margin loans and the insurance protection maintained by the clearing firms, OnlineTrading.com does not believe the amount of loss exposure is material to the operations of the business.

     OnlineTrading.com seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. OnlineTrading.com and its clearing firm monitor required margin levels daily and, pursuant to such guidelines, require the customers to deposit additional collateral or to reduce positions when necessary.

  Concentrations of Credit Risk

     OnlineTrading.com is engaged in various trading and brokerage activities in which counterparties primarily include broker-dealers, banks, and other financial institutions. In the event counterparties do not fulfill their obligations, OnlineTrading.com may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is OnlineTrading.com's policy to review, as necessary, the credit standing of each counterparty.

NOTE 15--COMMITMENTS AND CONTINGENCIES

  Operating Leases

     OnlineTrading.com is obligated under four non-cancelable operating leases for office space with expiration dates ranging from February 2000 to February 2007. OnlineTrading.com subleases space to three unrelated entities in its corporate headquarters. On March 2, 1999, OnlineTrading.com entered into a three year operating lease for office furniture and equipment.

                          ONLINETRADINGINC.COM CORP.

             (All notes and related disclosures applicable to the six months ended July 31, 2000 and 1999 are unaudited)

NOTE 15--COMMITMENTS AND CONTINGENCIES--(Continued)

     Rent expense for the six months ended July 31, 2000 and 1999 and for the years ended January 31, 2000 and 1999 was as follows:

                                                    Six Months Ended                Years Ended
                                                        July 31,                    January 31,
                                                -------------------------   ---------------------------
                                                    2000          1999           2000           1999
                                                -----------   -----------   -------------   -----------
   Base rent--office space ..................    $ 207,584     $ 125,167     $  259,655      $ 119,705
   Sublease income ..........................      (72,958)      (57,000)      (118,975)       (14,300)
   Base rent--furniture & equipment .........       46,911        29,097         73,020             --
                                                 ---------     ---------     ----------      ---------
   Rent expense, net ........................    $ 181,537     $  97,264     $  213,700      $ 105,405
                                                 =========     =========     ==========      =========

     As of January 31, 2000, future minimum rental payments required under the leases are as follows:

                                Rental       Sublease     Net Minimum
Year ending January 31,        Payments      Payments      Payments
-------------------------   -------------   ----------   ------------
     2001 ...............    $  381,216      $119,300    $  261,916
     2002 ...............       394,546       124,072       270,474
     2003 ...............       340,335       129,034       211,301
     2004 ...............       335,983       134,196       201,787
     2005 ...............       321,379       139,564       181,815
    Thereafter ..........       703,567       308,718       394,849
                             ----------      --------    ----------
                             $2,477,026      $954,884    $1,522,142
                             ==========      ========    ==========

  Litigation

     On January 11, 2000, Robert A. Whigham, Jr. and Patricia F. Whigham filed a civil action against OnlineTrading.com, Barry Goodman, Jan Bevivino, William
L. Mark and Bear Stearns Securities Corp. OnlineTrading.com's attorneys moved the case to the United States District Court for the District of Massachusetts, Eastern Division and on May 5, 2000 the United States District Court granted OnlineTrading.com's motion to compel arbitration and subsequently entered a procedural order dismissing the Whigham's civil action without prejudice. On September 9, 2000, OnlineTrading.com received notification from NASD Dispute Resolution, Inc. that the Whighams had filed a statement of claim and initiated arbitration against all parties named in the former civil action.

     The Whighams have alleged that, during the period from January 1999 through August 1999, their accounts were serviced by an unregistered person, Barry Goodman, in violation of Massachusetts General Laws c.110A and that OnlineTrading.com aided and abetted Mr. Goodman in violation of c.110A. The Whighams have also made allegations of excessive trading, excessive commissions, negligent supervision and fraud in violation of U.S.C. ss.1962. The Whighams seek total alleged damages of $561,000 plus interest, costs, fees and treble damages. OnlineTrading.com intends to present a vigorous defense and to seek reimbursement for certain costs associated with OnlineTrading.com's defense. OnlineTrading.com believes the claim to be without merit; however, there can be no assurance that OnlineTrading.com's defense of any future claim will be successful.

                          ONLINETRADINGINC.COM CORP.

             (All notes and related disclosures applicable to the six months ended July 31, 2000 and 1999 are unaudited)

NOTE 15--COMMITMENTS AND CONTINGENCIES--(Continued)

     In addition, from time to time, OnlineTrading.com may become engaged in ordinary routine litigation and/or arbitration incidental to its business. OnlineTrading.com does not believe that such ordinary routine litigation/arbitration would have a material adverse effect on its financial position or results of operations.

NOTE 16--SUBSEQUENT EVENT

     On May 11, 2000, National Association of Securities Dealers, Inc. (NASD) granted a change in business application, which enables OnlineTrading.com to expand its scope and conduct a commission recapture business. The expanded business increases OnlineTrading.com's minimum net capital requirement to $250,000 or 1/15 of aggregate indebtedness, whichever is greater. OnlineTrading.com remains well within these regulatory required minimums and does not anticipate having any problems meeting these requirements in the future.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To TradeStation Group, Inc.:

     We have audited the accompanying balance sheet of TradeStation Group, Inc. (a Florida corporation) as of June 30, 2000. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of TradeStation Group, Inc. as of June 30, 2000 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP
----------------------------------
ARTHUR ANDERSEN LLP

Miami, Florida,
 July 14, 2000.

                            TRADESTATION GROUP, INC.

                                 BALANCE SHEETS

                                                                               September 30,      June 30,
                                                                                    2000            2000
                                                                              ---------------   ------------
                                                                                (Unaudited)
                                     ASSETS

Total Assets ..............................................................      $      --      $      --
                                                                                 =========      =========

                      LIABILITIES AND SHAREHOLDER'S EQUITY

LIABILITIES ...............................................................      $      --      $     --
                                                                                 ---------      ---------
SHAREHOLDER'S EQUITY:
 Preferred stock, $.01 par value; 25,000,000 shares authorized, none issued
   or outstanding .........................................................             --            --
 Common stock, $.01 par value; 200,000,000 shares authorized, 100 issued
   and outstanding ........................................................              1             1
 Additional paid-in capital ...............................................             99            99
 Subscription receivable ..................................................           (100)         (100)
                                                                                 ---------      ---------
 Total shareholder's equity ...............................................             --            --
                                                                                 ---------      ---------
  Total liabilities and shareholder's equity ..............................      $      --      $     --
                                                                                 =========      =========

       The accompanying note is an integral part of these balance sheets.

                            TRADESTATION GROUP, INC.

                             NOTE TO BALANCE SHEETS

(1) ORGANIZATION AND BASIS OF PRESENTATION

     TradeStation Group, Inc. ("TradeStation Group"), a Florida corporation, was incorporated on January 18, 2000. TradeStation Group was formed in connection with the contemplated merger (the "Merger") between Omega Research, Inc. ("Omega Research") and onlinetradinginc.com corp. ("OnlineTrading.com"). Upon completion of the Merger, Omega Research and OnlineTrading.com will each become a wholly-owned subsidiary of TradeStation Group. Upon completion of the Merger, as a result of share exchanges between TradeStation Group and each of Omega Research and OnlineTrading.com, and the listing of TradeStation Group's shares, TradeStation Group will be the sole publicly-traded company in the group with its outstanding shares of common stock listed on The Nasdaq National Market. Other than its formation, TradeStation Group has not conducted any operations.

     On April 13, 2000, Omega Research, the sole shareholder at June 30, 2000, paid $48,205 on behalf of TradeStation Group for the filing fee required to register the common stock to be issued as a result of the share exchanges discussed above. Such transaction will be recorded on the books of TradeStation Group upon completion of the Merger.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the balance sheet.

  New Accounting Pronouncements

     In June 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of FASB Statedment No.
133. SFAS No. 137 defers for one year the effective date of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 will now apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133, as amended by SFAS No. 138, will require TradeStation Group to recognize all derivatives on the balance sheet as either assets or liabilities measured at fair value. Derivatives that are not hedges must be adjusted to fair value through income. TradeStation Group will adopt SFAS No. 133 effective for the year ended December 31, 2001. TradeStation Group believes that the adoption of SFAS No. 133 will not have a material impact on its financial statements, as it has entered into no derivative contracts and has no current plans to do so in the future.

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements, to provide guidance on the recognition, presentation and disclosure of revenue in financial statements. TradeStation Group will be required to adopt SAB 101 by the fourth quarter of 2000. The adoption of SAB 101 is not expected to have a material impact on the financial statements of TradeStation Group.

     In March 2000, the Emerging Issues Task Force (the "EITF") reached a consensus on Issue No. 00-2, Accounting for Web Site Development Costs ("EITF Issue No. 00-2"), which applies to all web site development costs incurred for the quarters beginning after June 30, 2000. The consensus states that the accounting for specific web site development costs should be based on a model consistent with AICPA Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The adoption of Issue No. 00-2 during the quarter ended September 30, 2000 did not have a material impact on the financial statements of TradeStation Group.

                                                                      APPENDIX A

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                                 BY AND AMONG

                             OMEGA RESEARCH, INC.,
                          ONLINETRADINGINC.COM CORP.,
                          ONLINE TRADING GROUP, INC.,
                        OMEGA ACQUISITION CORPORATION,
                                      AND
                     ONLINETRADING ACQUISITION CORPORATION

                               January 19, 2000

                               TABLE OF CONTENTS

                                                                              Page
                                                                             -----
ARTICLE I THE MERGER .....................................................    A-6
    1.1  The Merger ......................................................    A-6
    1.2  Closing, Effective Time .........................................    A-6
    1.3  Effect of the Merger ............................................    A-6
    1.4  Articles of Incorporation, Bylaws ...............................    A-6
    1.5  Directors and Officers ..........................................    A-7
    1.6  Effect on Capital Stock .........................................    A-8
    1.7  Surrender of Certificates .......................................   A-10
    1.8  No Further Ownership Rights in Omega Capital Stock or Online
          Capital Stock ..................................................   A-11
    1.9  Lost, Stolen or Destroyed Certificates ..........................   A-11
    1.10 Tax and Accounting Consequences .................................   A-12
    1.11 Withholding Rights ..............................................   A-12
    1.12 Taking of Necessary Action, Further Action ......................   A-12

ARTICLE II REPRESENTATIONS AND WARRANTIES OF OMEGA .......................   A-12
    2.1  Organization, Standing and Power ................................   A-12
    2.2  Capital Structure ...............................................   A-13
    2.3  Authority .......................................................   A-14
    2.4  Omega SEC Documents; Omega Financial Statements .................   A-14
    2.5  Absence of Certain Changes ......................................   A-15
    2.6  Absence of Undisclosed Liabilities ..............................   A-15
    2.7  Litigation ......................................................   A-15
    2.8  Restrictions on Business Activities .............................   A-16
    2.9  Compliance With Laws ............................................   A-16
    2.10 Title to Property ...............................................   A-16
    2.11 Intellectual Property ...........................................   A-16
    2.12 Environmental Matters ...........................................   A-18
    2.13 Taxes ...........................................................   A-18
    2.14 Employee Benefit Plans ..........................................   A-19
    2.15 Employee Matters ................................................   A-21
    2.16 Interested Party Transactions ...................................   A-22
    2.17 Insurance .......................................................   A-22
    2.18 Regulatory Matters ..............................................   A-23
    2.19 Material Contracts ..............................................   A-24
    2.20 Omega Options ...................................................   A-25
    2.21 Registration Statement, Joint Proxy Statement/Prospectus ........   A-26
    2.22 Opinion of Financial Advisor ....................................   A-26
    2.23 Omega Affiliate Agreements ......................................   A-26
    2.24 State Takeover Statutes .........................................   A-26
    2.25 Tax and Accounting Treatment ....................................   A-26
    2.26 Brokers' and Finders' Fees ......................................   A-27
    2.27 Representations Complete ........................................   A-27

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ONLINE .....................   A-27
    3.1  Organization, Standing and Power ................................   A-27
    3.2  Capital Structure ...............................................   A-28
    3.3  Authority .......................................................   A-28
    3.4  Online SEC Documents; Online Financial Statements ...............   A-29
    3.5  Absence of Certain Changes ......................................   A-29
    3.6  Absence of Undisclosed Liabilities ..............................   A-30

                                                                              Page
                                                                             -----
    3.7  Litigation ......................................................   A-30
    3.8  Restrictions on Business Activities .............................   A-30
    3.9  Compliance With Laws ............................................   A-30
    3.10 Title to Property ...............................................   A-31
    3.11 Intellectual Property ...........................................   A-31
    3.12 Environmental Matters ...........................................   A-32
    3.13 Taxes ...........................................................   A-33
    3.14 Employee Benefit Plans ..........................................   A-33
    3.15 Employee Matters ................................................   A-35
    3.16 Interested Party Transactions ...................................   A-36
    3.17 Insurance .......................................................   A-36
    3.18 Regulatory Matters ..............................................   A-37
    3.19 Material Contracts ..............................................   A-38
    3.20 Online Options ..................................................   A-40
    3.21 Registration Statement, Joint Proxy Statement/Prospectus ........   A-40
    3.22 Opinion of Financial Advisor ....................................   A-40
    3.23 Online Affiliate Agreements .....................................   A-40
    3.24 State Takeover Statutes .........................................   A-40
    3.25 Tax and Accounting Treatment ....................................   A-41
    3.26 Brokers' and Finders' Fees ......................................   A-41
    3.27 Representations Complete ........................................   A-41

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NEWCO .......................   A-41
    4.1  Organization, Standing and Power ................................   A-41
    4.2  Capital Structure ...............................................   A-41
    4.3  Authority .......................................................   A-42
    4.4  Absence of Undisclosed Liabilities ..............................   A-42
    4.5  Litigation ......................................................   A-42
    4.6  Registration Statement; Joint Proxy Statement/Prospectus ........   A-42
    4.7  Tax Treatment ...................................................   A-43
    4.8  Broker's and Finders' Fees ......................................   A-43
    4.9  Representations Complete ........................................   A-43

ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME ............................   A-43
    5.1  Conduct of Businesses of Omega and Online .......................   A-43
    5.2  Online Conduct of Business ......................................   A-44
    5.3  Omega Conduct of Business .......................................   A-44
    5.4  No Solicitation .................................................   A-45

ARTICLE VI ADDITIONAL AGREEMENTS .........................................   A-46
    6.1  Registration Statement, Joint Proxy Statement/Prospectus ........   A-46
    6.2  Meetings of Shareholders ........................................   A-47
    6.3  Access to Information ...........................................   A-47
    6.4  Confidentiality .................................................   A-48
    6.5  Public Disclosure ...............................................   A-48
    6.6  Consents; Cooperation ...........................................   A-48
    6.7  Reasonable Best Efforts and Further Assurances ..................   A-49
    6.8  Blue Sky Laws ...................................................   A-49
    6.9  Nasdaq Quotation ................................................   A-49
    6.10 Public Accounting ...............................................   A-49
    6.11 Affiliate Agreements ............................................   A-49
    6.12 Tax Treatment ...................................................   A-49
    6.13 Omega and Online Options ........................................   A-50
    6.14 Nasdaq Listing of Newco Common Stock ............................   A-51

                                                                                           Page
                                                                                          -----
    6.15 Form 8-A .....................................................................   A-51
    6.16 Form S-8 .....................................................................   A-51
    6.17 Employees ....................................................................   A-51
    6.18 Director and Officer Indemnification .........................................   A-51
    6.19 Comfort Letters ..............................................................   A-52
    6.20 Shareholder Litigation .......................................................   A-52
    6.21 Observation Rights ...........................................................   A-52
    6.22 Errors and Omissions Insurance ...............................................   A-53

ARTICLE VII CONDITIONS TO THE MERGER ..................................................   A-53
    7.1  Conditions to Obligations of Each Party to Effect the Merger .................   A-53
    7.2  Additional Conditions to Obligations of Online ...............................   A-54
    7.3  Additional Conditions to the Obligations of Newco, Merger Subs and Omega .....   A-55

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER ........................................   A-56
    8.1  Termination ..................................................................   A-56
    8.2  Effect of Termination ........................................................   A-57
    8.3  Expenses and Termination Fees ................................................   A-57
    8.4  Amendment ....................................................................   A-58
    8.5  Extension; Waiver ............................................................   A-58

ARTICLE IX GENERAL PROVISIONS .........................................................   A-58
    9.1  Non-Survival at Effective Time ...............................................   A-58
    9.2  Notices ......................................................................   A-58
    9.3  Interpretation ...............................................................   A-59
    9.4  Counterparts .................................................................   A-59
    9.5  Entire Agreement; Nonassignability; Parties in Interest ......................   A-59
    9.6  Severability .................................................................   A-60
    9.7  Remedies Cumulative ..........................................................   A-60
    9.8  Governing Law ................................................................   A-60
    9.9  Rules of Construction ........................................................   A-60
    9.10 Definitions ..................................................................   A-60
    9.11 Specific Performance .........................................................   A-60
    9.12 Prevailing Party Legal Fees ..................................................   A-61

SCHEDULES

Omega Disclosure Schedule
Online Disclosure Schedule
Newco Disclosure Schedule
Schedule 6.11(a)
Schedule 6.11(b)
Schedule 6.17(a)
Schedule 6.17(b)

EXHIBITS

Exhibit A-Intentionally Omitted
Exhibit B-Form of Omega Affiliate Agreement
Exhibit C-Form of Online Affiliate Agreement
Exhibit D-1-Form of Employment Agreement
Exhibit D-2-Form of Non-Competition and Non-Disclosure Agreement

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is made and entered into as of January 19, 2000, by and among Omega Research, Inc., a Florida corporation ("Omega"), onlinetradinginc.com corp., a Florida corporation ("Online"), Online Trading Group, Inc., a Florida corporation ("Newco"), and Omega Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Newco ("Omega Merger Sub"), and Onlinetrading Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Newco ("Online Merger Sub") (together, Omega Merger Sub and Online Merger Sub are collectively referred to herein as "Merger Subs").

                                R E C I T A L S

     A. The Board of Directors of Omega has unanimously (i) determined that it is advisable and fair to, and in the best interests of, Omega and its shareholders that, upon the terms and subject to the conditions of this Agreement, Omega Merger Sub merge with and into Omega, with Omega being the surviving corporation (which merger, together with the merger described in paragraph B below, is collectively referred to herein as the "Merger"), (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) recommended the approval of this Agreement and the Merger by the shareholders of Omega.

     B. The Board of Directors of Online has unanimously (i) determined that it is advisable and fair to, and in the best interests of, Online and its shareholders that, upon the terms and subject to the conditions of this Agreement, Online Merger Sub merge with and into Online, with Online being the surviving corporation, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) recommended the approval of this Agreement and the Merger by the shareholders of Online.

     C. The Board of Directors of Newco has (i) determined that the Merger is advisable and in the best interests of Newco and its shareholder and (ii) approved this Agreement, the Merger and the other transactions contemplated hereby.

     D. Pursuant to the Merger, among other things, the outstanding shares of Common Stock, par value $.01 per share ("Omega Common Stock"), of Omega shall be converted into the right to receive the consideration set forth herein and the outstanding shares of Common Stock, par value $.01 per share ("Online Common Stock"), of Online shall be converted into the right to receive the consideration set forth herein.

     E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a "reorganization" under the provisions of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code, and as a pooling of interests for financial accounting purposes.

     F. Concurrently with the execution of this Agreement and as an inducement to Newco and Merger Subs, Omega and Online to enter into this Agreement, (a) Omega and Online have entered into a stock option agreement dated the date hereof (the "Online Option Agreement") providing for the purchase under certain circumstances by Omega of newly-issued shares of Online Common Stock, (b) Omega and Online have entered into a stock option agreement dated the date hereof (the "Omega Option Agreement") providing for the purchase under certain circumstances by Online of newly issued shares of Omega Common Stock, (c) certain affiliates of Omega have on the date hereof entered into Shareholder Agreements (the "Omega Shareholder Agreements") pursuant to which they have agreed, among other things, to vote the shares of Omega Common Stock beneficially owned by such persons to approve this Agreement and the Merger, and (d) certain affiliates of Online have on the date hereof entered into Shareholder Agreements (the "Online Shareholder Agreements") pursuant to which they have agreed, among other things, to vote the shares of Online Common Stock beneficially owned by such persons to approve this Agreement and the Merger. The Omega Option Agreement and Online Option Agreement are sometimes referred to herein as the "Option Agreements."

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the plan of merger (the "Plan of Merger") in the form of and as set forth in this Agreement (or such other instrument setting forth the plan of merger as set forth in this Article I) and the applicable provisions of the Florida Business Corporation Act ("Florida Law"), (i) Omega Merger Sub shall be merged with and into Omega, the separate corporate existence of Omega Merger Sub shall cease and Omega shall continue as the surviving corporation and (ii) Online Merger Sub shall be merged with and into Online, the separate corporate existence of Online Merger Sub shall cease and Online shall continue as the surviving corporation. Omega as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Omega Surviving Corporation," Online as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Online Surviving Corporation," and Omega Surviving Corporation and Online Surviving Corporation are sometimes hereinafter collectively referred to as the "Surviving Corporations."

     1.2 Closing, Effective Time. The consummation of the Merger (the "Closing") shall take place as soon as practicable, and in any event not later than two (2) business days, after the satisfaction or waiver of each of the conditions set forth in Article VII hereof or at such other time as the parties hereto may mutually in writing agree (the "Closing Date"). The Closing shall take place at the offices of Bilzin Sumberg Dunn Price & Axelrod LLP, 2500 First Union Financial Center, Miami, Florida 33131-2336, or at such other location as the parties hereto may agree in writing. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Plan of Merger with the Secretary of State of the State of Florida, in accordance with the relevant provisions of Florida Law (the time of such filing, or such later time as may be mutually in writing agreed to by the parties and set forth in the Plan of Merger, being hereinafter referred to as the "Effective Time").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of Florida Law. Without limiting the generality of the foregoing, and subject to the foregoing, at the Effective Time, (i) all the property, rights, privileges, powers and franchises of Omega and Omega Merger Sub shall vest in the Omega Surviving Corporation, and all debts, liabilities and duties of Omega and Omega Merger Sub shall become the debts, liabilities and duties of the Omega Surviving Corporation, and (ii) all the property, rights, privileges, powers and franchises of Online and Online Merger Sub shall vest in the Online Surviving Corporation, and all debts, liabilities and duties of Online and Online Merger Sub shall become the debts, liabilities and duties of the Online Surviving Corporation.

     1.4 Articles of Incorporation, Bylaws.

       (a) At the Effective Time, the Articles of Incorporation (the "Omega Articles of Incorporation") of Omega Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Omega Surviving Corporation; provided, however, that Article I of the Omega Articles of Incorporation shall be amended to read as follows:
"The name of the corporation is OmegaResearch.com, Inc."

       (b) The Bylaws of Omega Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Omega Surviving Corporation until thereafter amended.

       (c) At the Effective Time, the Articles of Incorporation (the "Online Articles of Incorporation") of Online Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Online Surviving Corporation; provided, however, that Article I of the Online Articles of Incorporation shall be amended to read as follows: "The name of the corporation is OnlineTradinginc.com corp."

       (d) The Bylaws of Online Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Online Surviving Corporation until thereafter amended.

     1.5 Directors and Officers.

       (a) At the Effective Time, Salomon Sredni and Marc J. Stone shall be the initial directors of the Omega Surviving Corporation and Steven zum Tobel shall be elected an additional director, which directors shall serve until their successors are duly elected or appointed and qualified. The officers of Omega at the Effective Time shall be the initial officers of the Omega Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

       (b) At the Effective Time, Salomon Sredni and Marc J. Stone shall be the initial directors of Online Surviving Corporation and Ralph L. Cruz, Farshid Tafazzoli and Steven zum Tobel shall be elected additional directors, which directors shall serve until their successors are duly elected or appointed and qualified. The officers of Online at the Effective Time shall be the initial officers of the Online Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

       (c) (i) At the Effective Time, the Board of Directors of Newco shall be comprised of eight directors. The directors of Newco from and after the Effective Time, who shall serve until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Newco's Articles of Incorporation and Bylaws, shall be designated as follows: Omega shall designate five directors (including two Co-Chairman of the Board and two of whom shall be independent directors (as hereinafter defined) and Online will designate three directors (including one Vice Chairman of the Board and one of whom shall be an independent director).

          (ii) The executive officers of Newco at the Effective Time, who shall serve until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Newco's Articles of Incorporation and Bylaws, shall be as follows:

   Co-Chairman of the Board and Co-Chief Executive Officer       William R. Cruz
   Co-Chairman of the Board and Co-Chief Executive Officer       Ralph L. Cruz
   President and Chief Operating Officer                         Salomon Sredni
   Vice President                                                Farshid Tafazzoli
   Vice President                                                E. Steven zum Tobel
   Vice President, General Counsel and Secretary                 Marc J. Stone
   Vice President of Advertising and Sales                       Janette Perez
   Chief Financial Officer and Vice President of Finance and     Gregg Stewart
   Treasurer

          (iii) For purposes of this subsection (c), an "independent director" shall mean an individual who both (i) meets the definition of a "non-employee director" set forth in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) meets the requirements of an independent director pursuant to the rules of The Nasdaq National Market for purposes of serving as a member of Newco's audit committee, including, without limitation, being "financially literate" (as defined under such rules) and, in the case of one of the independent directors designated by Omega, having "financial expertise" (as defined under such rules). If, pursuant to subsection (c)(i), Omega or Online shall designate an independent director to serve on the Board of Directors of Newco who does not currently serve on such designating corporation's Board of Directors, such designation shall require the approval of the other corporation, which approval shall not be unreasonably withheld.

     1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Subs, Omega, Online or the holders of any of the following securities:

       (a) Conversion of Omega and Online Capital Stock.

          (i) Each share of Omega Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Omega Common Stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and be converted automatically into the right to receive one (1) share (the "Omega Exchange Ratio") of Newco Common Stock, par value $.01 per share ("Newco Common Stock"), upon surrender of the certificate representing such share of Omega Common Stock in the manner provided in Section 1.7 (or, in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and, if required, bond in the manner provided in Section 1.9).

          (ii) Each share of Online Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Online Common Stock to be canceled pursuant to date Section 1.6(b) or any shares of persons who have not voted such shares for approval of the Merger and with respect to which such persons shall become entitled to exercise dissenters' rights in accordance with Florida Law ("Online Dissenting Shares")) will be canceled and extinguished and be converted automatically into the right to receive the number of shares of Newco Common Stock as determined pursuant to subparagraph
(a)(iii) hereinbelow (the "Online Exchange Ratio," and together with the Omega Exchange Ratio, collectively referred to herein as the "Exchange Ratios") upon surrender of the certificate representing such share of Online Common Stock in the manner provided in Section 1.7 (or, in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and, if required, bond in the manner provided in Section 1.9).

          (iii) The Online Exchange Ratio shall be equal to the quotient, which shall be rounded to four decimal places (the "Quotient"), of (A) the Average Online Closing Price (as hereinafter defined) divided by the Average Omega Closing Price (as hereinafter defined); provided, however, that, notwithstanding the Quotient, in no event shall the Online Exchange Ratio be less than 1.3817 (the "Minimum Online Exchange Ratio") or more than 1.7172 (the "Maximum Online Exchange Ratio") and, to the extent the Quotient is less than the Minimum Online Exchange Ratio, the Online Exchange Ratio shall be adjusted upward to and be equal to the Minimum Online Exchange Ratio and, to the extent the Quotient is more than the Maximum Online Exchange Ratio, the Online Exchange Ratio shall be adjusted downward to and be equal to the Maximum Online Exchange Ratio. For purposes of this subsection (iii), the "Average Online Closing Price" means and equals the 10 trading day average of the last sale price of a share of Online Common Stock as reported on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") over the period ending on the trading day prior to the date of this Agreement; and the "Average Omega Closing Price" means and equals the 10 trading day average of the last sale price of a share of Omega Common Stock as reported on The Nasdaq National Market over the period ending on the third trading day prior to the Closing Date.

       (b) Cancellation of Omega and Online Capital Stock Owned by Newco, Merger Subs, Omega or Online. Each share of Omega Common Stock that is owned by Omega as treasury stock and each share of Omega Common Stock owned by Newco, Merger Subs or Online or any direct or indirect wholly owned subsidiary of Newco, Merger Subs, Omega or Online immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof. Each share of Online Common Stock that is owned by Online as treasury stock and each share of Online Common Stock owned by Newco, Merger Subs, Omega or Online or any direct or indirect wholly owned subsidiary of Newco, Merger Subs, Omega or Online immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

       (c) Omega and Online Stock Option Plans and Warrants. At the Effective Time, (i) Omega's 1997 Employee Stock Purchase Plan, 1997 Nonemployee Director Stock Option Plan, as amended, and Amended and Restated 1996 Incentive Stock Plan, as amended (collectively, the "Omega Stock Option Plans"), (ii) all options to purchase Omega Common Stock ("Omega Options") then outstanding under the Omega Stock Option Plans and/or assumed by Omega in connection with Omega's acquisition of Window on WallStreet Inc. ("WOW") and originally granted under WOW's 1997 Long Term Incentive Plan or otherwise granted to employees of WOW prior to the adoption of such plan, (iii) Online's 1999 Stock Option Plan, (iv) all options to purchase Online Common Stock ("Online Options") then outstanding under the Online 1999 Stock Option Plan and (v) warrants to purchase up to 225,000 shares of Online Common Stock ("Online Warrants") at an exercise price of $11.55 issued to the underwriters of Online's initial public offering shall be assumed by Newco in accordance with Section 6.13. It is hereby acknowledged and agreed that as part of the Merger and obtaining the approval of the Merger by the shareholders of Omega and Online, the number of shares reserved for issuance under Omega's Amended and Restated 1996 Incentive Stock Plan, as amended, shall be increased to 7,500,000.

       (d) Unvested Omega Common Stock and Online Common Stock. If any shares of Omega Common Stock or Online Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement, or other agreement with Omega or Online or under which Omega or Online has any rights, then (unless such condition terminates by virtue of the Merger pursuant to the express term of such agreement) the shares of Newco Common Stock issued in exchange for such shares of Omega Common Stock or Online Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Newco Common Stock may accordingly be marked with appropriate legends. Omega and Online shall take all action that may be necessary to ensure that, from and after the Effective Time, Newco is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

       (e) Capital Stock of Merger Subs.

          (i) At the Effective Time, each share of Common Stock, par value $.01 per share, of Omega Merger Sub ("Omega Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Omega Surviving Corporation, and the Omega Surviving Corporation shall become a wholly owned subsidiary of Newco. Each stock certificate of Omega Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Omega Surviving Corporation.

          (ii) At the Effective Time, each share of Common Stock, par value $.01 per share, of Online Merger Sub ("Online Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Online Surviving Corporation, and the Online Surviving Corporation shall become a wholly owned subsidiary of Newco. Each stock certificate of Online Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such share of capital stock of the Online Surviving Corporation.

     (f) Adjustments to Exchange Ratio. Each of the Exchange Ratios shall be appropriately adjusted to reflect the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Omega Common Stock or Online Common Stock), reorganization, recapitalization or other like change with respect to Omega Common Stock or Online Common Stock occurring after the date hereof and prior to the Effective Time so as to provide Omega and Online the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, like change.

     (g) Fractional Shares. No fraction of a share of Newco Common Stock will be issued, but in lieu thereof each holder of shares of Omega Capital Stock or Online Capital Stock who would otherwise be entitled to a fraction of a share of Newco Common Stock (after aggregating all fractional shares of Newco Common Stock to be received by such holder) shall receive from Newco an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the last sale price for a share of Omega Common Stock as quoted on The Nasdaq National Market on the last full trading day prior to the Effective Time.

     (h) Dissenters' Rights. Any Online Dissenting Shares shall not be converted into Newco Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Online Dissenting Shares pursuant to Florida Law. Online agrees that, except with the prior written consent of Omega and Newco, or as required under Florida Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Online Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of Florida Law, becomes entitled to payment of the fair value for shares of Online Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Online Dissenting Shares shall lose their status as Online Dissenting Shares, Newco shall issue and deliver, upon surrender by such shareholder of certificate or certificates representing shares of Online Common Stock, the number of shares of Newco Common Stock to which such shareholder would otherwise be entitled under this Section 1.6 and the Agreement.

     (i) Existing Newco Capital Stock. At the Effective Time, any shares of common stock, par value $.01 per share, of Newco issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

     1.7 Surrender of Certificates.

       (a) Exchange Agent. Omega's transfer agent or another institution selected by Omega and reasonably acceptable to Online shall act as exchange agent (the "Exchange Agent") in the Merger.

       (b) Newco to Provide Common Stock and Cash. Promptly after the Effective Time, Newco shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Newco may adopt, (i) the shares of Newco Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Omega Common Stock and Online Common Stock outstanding immediately prior to the Effective Time and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to
Section 1.6(g).

       (c) Exchange Procedures. Promptly after the Effective Time, the Omega Surviving Corporation and the Online Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Omega Common Stock or Online Common Stock, as applicable, whose shares were converted into the right to receive shares of Newco Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Newco may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Newco Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Newco, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Newco Common Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Omega Common Stock or Online Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of whole shares of Newco Common Stock into which such shares of Omega Common Stock or Online Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

       (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Newco Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Newco Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Newco Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Newco Common Stock.

       (e) Transfers of Ownership. If any certificate for shares of Newco Common Stock is to be issued by the Exchange Agent in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Newco or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Newco or a check in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Newco or any agent designated by it that such tax has been paid or is not payable.

       (f) No Liability. Notwithstanding anything to the contrary in this
Section 1.7, none of the Exchange Agent, the Omega Surviving Corporation or the Online Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

       (g) Online Dissenting Shares. The provisions of this Section 1.7 shall also apply to Online Dissenting Shares that lose their status as such, except that the obligations of Newco under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Newco Common Stock to which such holder is entitled pursuant to Section 1.6.

     1.8 No Further Ownership Rights in Omega Capital Stock or Online Capital Stock. All shares of Newco Common Stock issued (and cash in lieu of fractional shares paid) upon the surrender for exchange of shares of Omega Common Stock or Online Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Omega Common Stock or Online Common Stock, and there shall be no further registration of transfers on the records of the Omega Surviving Corporation of shares of Omega Common Stock or the Online Surviving Corporation of shares of Online Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Omega Surviving Corporation or the Online Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed

Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Newco Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Newco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Newco, the Omega Surviving Corporation, the Online Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and a pooling of interests for accounting purposes.

     1.11 Withholding Rights. Newco and the Surviving Corporations shall be entitled to deduct and withhold from the number of shares of Newco Common Stock otherwise deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as Newco and the Surviving Corporations are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Omega Common Stock or Online Common Stock in respect of which such deduction and withholding was made by Newco and the Surviving Corporations.

     1.12 Taking of Necessary Action, Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the respective Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Omega and Omega Merger Sub, on the one hand, and Online and Online Merger Sub, on the other hand, the officers and directors of Omega, Online, Newco and Merger Subs are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement and provided that any action taken by Merger subs must be duly authorized by Newco.

                                  ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF OMEGA

     Except as disclosed in the document of even date herewith delivered by Omega to Online prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Omega Disclosure Schedule"), any exception so disclosed in the Omega Disclosure Schedule to specifically identify the Section or subsection of this Agreement to which such exception relates, Omega represents and warrants to Online as follows:

     2.1 Organization, Standing and Power. Each of Omega and its direct and indirect subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Omega and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect (as defined in Section 9.10) on Omega. Omega has delivered to Online a true and correct copy of the certificate or articles of incorporation, as amended, and bylaws, as amended, and any other charter or organizational documents, each as amended, of Omega and each of its direct and indirect subsidiaries. Neither Omega nor any of its direct and indirect subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended. Omega is the owner of all outstanding shares of capital stock or voting securities of each of its subsidiaries and all such shares and voting securities are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock and voting securities of each such subsidiary are owned by Omega, free and clear of all liens, charges, claims or encumbrances or rights of others. Except as disclosed in the Omega SEC Documents (as defined below), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Omega or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. The Omega Disclosure Schedule sets forth all of the direct or indirect subsidiaries of Omega and the authorized and outstanding capital stock thereof. Except as disclosed in the Omega SEC Documents and the Omega Disclosure Schedule, Omega does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     2.2 Capital Structure. The authorized capital stock of Omega consists of 100,000,000 shares of Omega Common Stock, and 25,000,000 shares of Omega's Preferred Stock, par value $.0l per share ("Omega Preferred Stock"), of which there were issued and outstanding as of the close of business on January 18, 2000, 24,475,104 shares of Omega Common Stock and no shares of Omega Preferred Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after January 18, 2000 other than pursuant to the exercise of options outstanding as of such date under the Omega Stock Option Plans and options assumed by Omega in connection with the acquisition of WOW ("WOW"). All outstanding shares of Omega Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws, each as amended, of Omega or any agreement to which Omega is a party or by which it is bound. As of the close of business on January 18, 2000, Omega has reserved an aggregate of 5,175,000 shares of Common Stock for issuance to employees, consultants and directors pursuant to the Omega Stock Option Plans, of which 237,001 shares have been issued pursuant to option exercises or direct stock purchases, and 4,166,501 shares are subject to outstanding, unexercised options (excluding any options to purchase shares of Omega Common Stock under the 1997 Employee Stock Purchase Plan, as amended). As of the close of business on January 18, 2000, there were 182,529 shares of Omega Common Stock subject to the WOW Options. Since January 18, 2000, Omega has not issued or granted additional options under the Omega Stock Option Plans or otherwise except for outstanding options to purchase by employees under the Omega 1997 Employee Stock Purchase Plan, as amended. Omega has not issued or granted any stock appreciation rights or performance units under the Omega Stock Option Plans or otherwise. Except for the rights created pursuant to this Agreement, the Omega Stock Option Plans, the WOW Options and the Omega Option Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Omega is a party or by which it is bound obligating Omega to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Omega or obligating Omega to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for this Agreement and as provided by Section 6.11, there are no contracts, commitments or agreements relating to voting, purchase or sale of Omega's capital stock (i) between or among Omega and any of its shareholders or (ii) to Omega's knowledge, between or among any of Omega's shareholders. The terms of the Omega Stock Option Plans and the WOW Options permit the assumption of options to purchase Omega Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Omega shareholders, or otherwise. All agreements and instruments relating to or issued under the Omega Stock Option Plans and in connection with the WOW Options have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the existing forms. All outstanding shares of Omega

Common Stock and all Omega Options (which include the WOW Options) were issued in compliance with all applicable federal and state securities laws.

     2.3 Authority. Omega has all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Omega Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Omega, subject only to the approval of the Merger by Omega's shareholders as contemplated by Section 7.1(a). Each of this Agreement and the Omega Option Agreement has been duly executed and delivered by Omega and constitutes the valid and binding obligation of Omega, enforceable against Omega in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement and the Omega Option Agreement by Omega does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the certificate or articles of incorporation, bylaws, or other charter or organizational documents, each as amended, of Omega or any of its subsidiaries, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Omega or any of its subsidiaries or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission, self-regulatory organization ("SRO") or other foreign or domestic governmental or quasi-governmental authority or instrumentality (each of the foregoing, a "Governmental Entity") is required by or with respect to Omega or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Omega Option Agreement, the performance of Omega's obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Plan of Merger as provided in Section 1.2, (ii) the filing with the SEC and the National Association of Securities Dealers, Inc. (the "NASD") of the Joint Proxy Statement/Prospectus (as defined in Section 2.21), relating to the Omega Shareholders Meeting (as defined in Section 2.21), (iii) such notices, applications, consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities (including, without limitation, under the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act or the securities laws of any foreign country in connection with the Merger, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Omega and would not prevent, or materially alter or delay, any of the transactions contemplated by this Agreement or the Omega Option Agreement. Omega is not aware of any reason why the approvals of all Governmental Entities necessary to permit consummation of the Merger or the other transactions contemplated by this Agreement will not be received without the imposition of a condition or requirement that would have a Material Adverse Effect on Omega.

     2.4 Omega SEC Documents; Omega Financial Statements. Omega has furnished or made available (including via EDGAR) to Online a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement and other filings filed with the SEC by Omega since the date of initial filing of Omega's registration statement relating to its initial public offering, and, prior to the Effective Time, Omega will have furnished Online with true and complete copies of any additional documents filed with the SEC by Omega prior to the Effective Time (collectively, the "Omega SEC Documents"). In addition, Omega has made available to Online all exhibits to the Omega SEC Documents filed prior to the date hereof, and will promptly make available to Online all exhibits to any additional Omega SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Omega SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Omega nor any of its subsidiaries is in material default thereunder. As of their respective filing dates, the Omega SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Omega SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Omega SEC Document. The financial statements of Omega, including the notes thereto, included in the Omega SEC Documents (the "Omega Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Omega Financial Statements fairly present the consolidated financial condition and operating results of Omega and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

     2.5 Absence of Certain Changes. Since December 31, 1998 (the "Omega Balance Sheet Date"), Omega has conducted its business in the ordinary course consistent with past practice and there has not occurred except as otherwise disclosed in the Omega SEC Documents: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on Omega; (ii) any acquisition, sale or transfer of any material asset of Omega or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Omega or any revaluation by Omega of any of its or any of its subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Omega, or any direct or indirect redemption, purchase or other acquisition by Omega of any of its shares of capital stock; (v) any material contract entered into by Omega or any of its subsidiaries, other than in the ordinary course of business and as provided to Online, or any material amendment or termination of, or material default under, any material contract to which Omega or any of its subsidiaries is a party or by which it is bound;
(vi) any amendment or change to the Articles of Incorporation or Bylaws of Omega; (vii) any material increase in or material modification of the compensation or benefits payable or to become payable by Omega to any of its directors, officers or employees (except in the case of employees (other than officers) increases in the ordinary course of business consistent with past practices; (viii) any material change in the interest rate risk management and hedging policies, procedures or practices of Omega or any of its subsidiaries, or any failure to comply with such policies, procedures and practices; or (ix) any negotiation or agreement by Omega or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (viii) (other than negotiations with Online and its representatives regarding the transactions contemplated by this Agreement).

     2.6 Absence of Undisclosed Liabilities. None of Omega or any of its subsidiaries has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet of Omega and subsidiaries included in Omega's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999 (the "Omega Balance Sheet"), (ii) those incurred in the ordinary course of business consistent with past practice since the Omega Balance Sheet Date and which have not had and are not reasonably likely to have a Material Adverse Effect on Omega, and (iii) those incurred in connection with the execution of this Agreement.

     2.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, inquiry, examination, inspection or investigation pending by or before any Governmental Entity, agency, court or tribunal, foreign or domestic or, to the knowledge of Omega or any of its subsidiaries, threatened against Omega or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby or would reasonably be expected to have a Material Adverse Effect on Omega. There is no judgment, decree or order against Omega or any of its subsidiaries, or, to the knowledge of Omega and its subsidiaries, any of their respective directors or officers (in their capacities as such), that, individually or in the aggregate, would reasonably be expected to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or would reasonably be expected to have a Material Adverse Effect on Omega.

     2.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Omega or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Omega or any of its subsidiaries, any acquisition of property by Omega or any of its subsidiaries or the conduct of business by Omega or any of its subsidiaries as currently conducted or as proposed to be conducted by Omega or any of its subsidiaries.

     2.9 Compliance With Laws. Each of Omega and its subsidiaries has complied in all material respects with all applicable federal, state, local, self-regulatory and foreign laws, statutes, ordinances, rules and regulations, and is not in violation in any material respect of, and has not received any notices of material violation with respect to, its respective certificate or articles of incorporation or bylaws or other charter or organizational documents, or any federal, state, local, self-regulatory or foreign statute, law, ordinance, rule or regulation applicable to the conduct of its business or the ownership or operation of its business.

     2.10 Title to Property. Omega and its subsidiaries have good, valid and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Omega Balance Sheet or acquired after the Omega Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Omega Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and
(iii) liens securing debt which is reflected on the Omega Balance Sheet or in any Omega SEC document filed with respect to the Omega Balance Sheet Date. The plants, property and equipment of Omega and its subsidiaries that are used in the operations of their businesses are in generally good operating condition and repair. All properties used in the operations of Omega and its subsidiaries are reflected in the Omega Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 2.10 of the Omega Disclosure Schedule identifies each parcel of real property owned or leased by Omega or any of its subsidiaries.

     2.11 Intellectual Property.

       (a) Omega and its subsidiaries are the sole and exclusive owners of, or are licensed or otherwise possess legally enforceable and unencumbered rights to use, all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Omega Intellectual Property") that are used in and are material to the business of Omega and its subsidiaries as currently conducted by Omega and its subsidiaries. Omega has not (i) licensed any Omega Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to Omega Intellectual Property.

       (b) Schedule 2.11 of the Omega Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks included in Omega Intellectual Property, including the jurisdictions in which each such Omega Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Omega is a party and pursuant to which any person is authorized to use Omega Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which Omega or any of its subsidiaries is a party and pursuant to which Omega is authorized to use any third party patents, trademarks or copyrights, including software or other intellectual property ("Omega Third Party Intellectual Property Rights"), which is incorporated in, is, or forms a part of any product or service of Omega or any of its subsidiaries or which is otherwise used by Omega or any of its subsidiaries (excluding commercially available, off-the-shelf software). No material royalties or other continuing payment obligations are or will be due in respect of Omega Third Party Intellectual Property Rights, except as disclosed in the Omega SEC Documents.

       (c) To the knowledge of Omega, there is no unauthorized use, improper disclosure, infringement or misappropriation of any Omega Intellectual Property rights of Omega or any of its subsidiaries, or any Omega Intellectual Property right of any third party to the extent licensed by or through Omega or any of its subsidiaries, by any third party, including any employee or former employee of Omega or any of its subsidiaries. Neither Omega nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of unauthorized use, improper disclosure, misappropriation or infringement of any Omega Intellectual Property.

       (d) None of Omega or its subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of or cause a right to terminate any license, sublicense or other agreement relating to any Omega Intellectual Property or Omega Third Party Intellectual Property Rights which would have a Material Adverse Effect on Omega.

       (e) All patents, registered trademarks, service marks and copyrights held by Omega and its subsidiaries are valid and subsisting. Neither Omega nor any of its subsidiaries (i) has been charged in any suit, action or proceeding with any infringement, violation, misappropriation, improper disclosure or unauthorized use of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or a breach of any license or other agreement involving Omega Intellectual Property nor has a claim been made with respect thereto or (ii) has brought any action, suit or proceeding for infringement, violation, misappropriation, improper disclosure or unauthorized use of Omega Intellectual Property or breach of any license or other agreement involving Omega Intellectual Property against any third party. To the knowledge of Omega, neither the manufacturing, use, marketing, licensing or sale of the products or services of Omega or any of its subsidiaries constitutes an infringement, violation, misappropriation, unauthorized use or improper disclosure in any material respect of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

       (f) Omega has secured valid written assignments from all consultants and employees who contributed to the creation or development of Omega Intellectual Property of the rights to such contributions that Omega does not already own by operation of law.

       (g) Omega has taken reasonable steps consistent with prevailing industry practice to protect and preserve the confidentiality of all Omega Intellectual Property not otherwise protected by patents, patent applications or copyright ("Omega Confidential Information"). All use, disclosure or appropriation of Omega Confidential Information owned by Omega or any of its subsidiaries by or to a third party has been pursuant to the terms of a written agreement between Omega or its subsidiary and such third party. All use, disclosure or appropriation by Omega and its subsidiaries of Omega Confidential Information not owned by Omega or any such subsidiary has been pursuant to the terms of a written agreement between Omega or its subsidiary and the owner of such Omega Confidential Information, or is otherwise lawful.

     2.12 Environmental Matters.

       (a) The following terms shall be defined as follows:

          (i) "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

          (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

          (iii) For purposes of this Section 2.12 only, "Property" shall mean all real property leased or owned by Omega or its subsidiaries either currently or in the past.

          (iv) For purposes of this Section 2.12 only, "Facilities" shall mean all buildings and improvements on the Property of Omega or its subsidiaries.

       (b) Omega represents and warrants as follows: (i) to Omega's knowledge no ethylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) to Omega's knowledge all Hazardous Materials have been disposed of in accordance with all Environmental and Safety Laws;
(iii) Omega and its subsidiaries have received no written notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) to Omega's knowledge no notices, administrative actions or suits are pending or threatened relating to a violation of any Environmental and Safety Laws; (v) to Omega's knowledge neither Omega nor any of its subsidiaries are a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Effective Time; (vi) to Omega's knowledge there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or any Property; (vii) to Omega's knowledge there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells;
(viii) to Omega's knowledge there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) to Omega's knowledge there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) Omega's and its subsidiaries' uses of and activities in Facilities and Property have at all times complied in all material respects with all Environmental and Safety Laws; and (xi) Omega and its subsidiaries have all the permits and licenses required to be issued under Environmental and Safety Laws and are in compliance in all material respects with the terms and conditions of those permits.

     2.13 Taxes. Omega and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which Omega or any of its subsidiaries is or has been a member have properly completed and timely filed all Tax Returns (as defined below) required to be filed by them and have paid all Taxes shown thereon to be due, other than any Taxes for which adequate reserves under generally accepted accounting principles have been recorded in the Omega Financial Statements. Omega has provided adequate accruals in accordance with generally accepted accounting principles in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Omega has no material liability for unpaid Taxes accruing after the date of its latest Financial Statements the Omega Balance Sheet other than Taxes arising in the ordinary course of its business. Except as disclosed in the Omega SEC

Documents, there is (i) no material claim for Taxes that is a lien against the property of Omega or any of its subsidiaries or is being asserted against Omega or any of its subsidiaries other than liens for Taxes not yet due and payable,
(ii) Omega has not been notified that any audit of any Tax Return of Omega or any of its subsidiaries is being conducted by a Tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Omega or any of its subsidiaries is currently in effect, and (iv) there is no agreement, contract or arrangement to which Omega or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. There has been no change in ownership of Omega or any of its subsidiaries that has caused the utilization of any losses of such entities to be limited pursuant to Section 382 of the Code. Omega has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither Omega nor any of its subsidiaries has filed or will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to Omega or any of its subsidiaries. Neither Omega nor any of its subsidiaries is a party to any Tax sharing or Tax allocation agreement nor does Omega or any of its subsidiaries owe any amount under any such agreement. Neither Omega nor any of its subsidiaries has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither Omega nor any of its subsidiaries has ever been a member of a consolidated, combined or unitary group of which Omega was not the ultimate parent corporation. Omega and each of its subsidiaries have in their possession receipts for any Taxes paid to foreign Tax authorities. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and
(iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation, estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) required to be filed with respect to Taxes. Omega and each of its subsidiaries are in full compliance with all terms and conditions of any Tax exemptions and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions.

     2.14 Employee Benefit Plans.

       (a) Schedule 2.14 of the Omega Disclosure Schedule lists, with respect to Omega, any subsidiary of Omega and any trade or business (whether or not incorporated) which is treated as a single employer with Omega (an "Omega ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code,
(i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of Fifty Thousand Dollars ($50,000), loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code
Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Omega and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, are still operative and in effect for the benefit of, or relating to, any present or former employee, consultant or director of Omega (together, the "Omega Employee Plans").

       (b) Omega has furnished to Online a copy of each of the Omega Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Omega Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Omega Employee Plan intended to be qualified under Section 401 (a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Omega has also furnished Online with the most recent Internal Revenue Service determination letter issued with respect to each such Omega Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Omega Employee Plan subject to Code Section 401 (a). Omega has also furnished Online with all registration statements and prospectuses prepared in connection with each Omega Employee Plan.

       (c) (i) None of the Omega Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any Omega Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect;
(iii) each Omega Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Omega and each subsidiary or Omega ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or material violation by any other party to, any of the Omega Employee Plans; (iv) neither Omega nor any subsidiary or ERISA Affiliate is subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Omega Employee Plans; (v) all material contributions required to be made by Omega or any subsidiary or Omega ERISA Affiliate to any Omega Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Omega Employee Plan for the current plan years; (vi) with respect to each Omega Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) each Omega Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Newco (other than ordinary administrative expenses typically incurred in a termination event); (viii) all premiums required by any Omega Employee Plan have been paid thereunder or accrued on the books of Omega; (ix) all outstanding indebtedness for services performed or accrued vacation, holiday pay, earned commissions, accrued bonuses or other benefits owned to any present or former employee, consultant or director have been paid when due or accrued on the books of Omega; and (x) no action or failure to act with respect to any Omega Employee Plan could subject Omega, Surviving Corporations or Newco or any of their respective affiliates or any Omega Employee Plan to any material tax, penalty or other liability, for breach of fiduciary duty or otherwise, under ERISA or any other applicable law, whether by way of indemnity or otherwise. With respect to each Omega Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(l) of ERISA, Omega has prepared in good faith and timely filed all requisite governmental reports (which were true and correct in all material respects as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Omega Employee Plan, except to the extent the failure to timely or properly file or comply would not, in the aggregate, have a Material Adverse Effect on Omega. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Omega is threatened, against or with respect to any such Omega Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor, and, to the knowledge of Omega, there are no facts that could give rise to any material liability in the event of any such suit, proceeding, action or other litigation. No payment or benefit which will or may be made (either as a result of the Merger or otherwise) by Omega to any employee will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code. Neither Omega nor any Omega subsidiary or other ERISA Affiliate is a party to, or has ever been a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA. Neither Omega nor any Omega subsidiary or Omega ERISA Affiliate currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

       (d) With respect to each Omega Employee Plan, Omega and each of its subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect.

       (e) The consummation of the transactions contemplated by this Agreement will not (either alone or when taken together with any additional or subsequent events) (i) entitle any current or former employee or other service provider of Omega, any Omega subsidiary or any other Omega ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

       (f) There has been no amendment to, or written interpretation or announcement (whether or not written) by Omega, any Omega subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Omega Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Omega's financial statements.

       (g) There has been no deferral of any cash or securities under the Omega Stock Option Plans.

     2.15 Employee Matters.

       (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Omega or any of its subsidiaries, (ii) materially increase any benefits otherwise payable by Omega or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

       (b) Omega and each of its subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Omega and each of its subsidiaries has withheld all material amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any material arrears of wages or any material taxes or any material penalty for failure to comply with any of the foregoing. Omega is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending material claims against Omega or any of its subsidiaries under any workers compensation plan or policy or for long term disability. Neither Omega nor any of its subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not, individually or in the aggregate, have a Material Adverse Effect on Omega. There are no material controversies pending or, to the knowledge of Omega, threatened between Omega or any of its subsidiaries, on the one hand, and any of their respective employees, on the other hand, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal which would have a Material Adverse Effect on Omega. Neither Omega nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract; nor does Omega know of any activities or proceedings of any labor union to organize any such employees. To Omega's knowledge, no employees of Omega are in violation in any material respect of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Omega because of the nature of the business conducted or presently proposed to be conducted by Omega or to the use of trade secrets or proprietary information of others. Except as disclosed in the Omega SEC Documents filed prior to the date of this Agreement, Omega does not have any employment agreement with any of its officers or other employees.

       (c) All employees of Omega or any of its subsidiaries engaged in the business of, acting as, or performing the duties of a registered representative, registered principal or similar registered personnel or agent (under the definition of such terms in the rules of the NASD, The Nasdaq National Market, any other SRO or any state which has jurisdiction over Omega or any of its subsidiaries (if applicable)) are properly registered to act in the capacity of a registered representative, registered principal or similar registered personnel or agent under the rules of the NASD, The Nasdaq National Market, any other SRO or any state which has jurisdiction over Omega or any of its subsidiaries (if applicable).

     2.16 Interested Party Transactions. Except as disclosed in the Omega SEC Documents filed prior to the date of this Agreement, neither Omega nor any of its subsidiaries is indebted to any director, officer, employee or agent of Omega or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Omega or any of its subsidiaries other than an employee (who is not an officer) for nonmaterial amounts, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act.

     2.17 Insurance. Omega and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Omega and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Omega and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Omega has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.18 Regulatory Matters.

       (a) Omega and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Omega or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation or conduct of Omega's or any of its subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "Omega Authorizations"), and all of such Omega Authorizations are in full force and effect and there are no circumstance which indicate that any of such Omega Authorizations may not be renewed or withdrawn or amended, in whole or in part, except where the failure to obtain or have any of such Omega Authorizations would not reasonably be expected to have a Material Adverse Effect on Omega.

       (b) Omega and its subsidiaries have complied, and are in compliance, in all material respects with all applicable federal, state, local and self-regulatory laws, statutes, licensing requirements, rules, and regulations. Each of Omega and its subsidiaries has, and is in compliance in all material respects with, all material authorizations, consents, licenses, permits (temporary or otherwise), orders, approvals, waivers, franchises and other rights ("Governmental Permits") necessary to conduct their businesses, including, but not limited to, Governmental Permits of the SEC, the NASD, the NASD Regulation, Inc., The Nasdaq Stock Market, any state or foreign securities or prosecutorial authority or any other Governmental Entity required to operate their respective businesses and maintain their respective assets. Each of Omega and its subsidiaries has obtained all material Governmental Permits of any and all Governmental Entities required for the carrying on of its business and the maintenance of its assets and such material Governmental Permits are in full force and effect, and there are no circumstances of which Omega is aware which indicate that any of such material Governmental Permits may be revoked or not renewed or withdrawn or (except to an immaterial or beneficial extent) amended, in whole or in part. Schedule 2.18 to the Omega Disclosure Schedule sets forth a true and complete list of all Governmental Permits held by Omega or any of its subsidiaries or any of their respective employees (including all registered personnel). Neither Omega nor any of its subsidiaries has received any notice from any Governmental Entity (i) asserting that Omega or any of its Subsidiaries is not in compliance in any material respect with any of the statutes, regulations, or ordinances that such Governmental Entity enforces or
(ii) threatening to revoke cancel or not renew any Permit or (iii) restricting or disqualifying their activities. After giving effect to the Merger all Governmental Permits of the Omega Surviving Corporation and its subsidiaries shall continue to be valid and in full force and effect to the same extent as they presently are for Omega and its subsidiaries. There is no order issued, investigation or proceeding pending or (to Omega's knowledge) threatened, or notice served which remains outstanding or unresolved, with respect to any material violation of any law, statute, ordinance, order, writ, decree, rule, or regulation issued by any Governmental Entity applicable to either Omega or any of its subsidiaries or any of their respective directors, officers, employees or agents.

       (c) Neither Omega nor any of its subsidiaries is a party or subject to any agreement, consent decree or order, or other understanding or arrangement with, or any directive of any Governmental Entity which imposes any material restrictions on, or otherwise affects in any material respect, the conduct of the business of Omega or any of its subsidiaries. Schedule 2.18 of the Omega Disclosure Schedule sets forth all compliance or enforcement proceedings or, to the knowledge of Omega, examinations, inspections, investigations or inquiries convened, and all fines, sanctions and other measures imposed by any Governmental Entity or body against, concerning or relating to Omega, any of its subsidiaries, any of their respective predecessor entities, or any of their respective directors, officers, employees or agents.

       (d) Each of Omega and its subsidiaries, to the extent required to so register (the "Broker-Dealers"), is duly registered as a broker-dealer with the SEC and under all applicable state, federal, foreign or related laws and is a member of the NASD and a member of Securities Investor Protection Act ("SIPC") and the Municipal Securities Rulemaking Board. None of the Broker-Dealers has exceeded in any material respect the business activities enumerated in any applicable restriction or membership agreements or other limitations imposed in connection with its registrations, forms (including Form BDs) and reports filed with the NASD or any other Governmental Entity. The information contained in such registrations, forms and reports was or will be true and complete in all material respects as of the date hereof and, except as indicated on a subsequent registration form or report filed before the Closing, will continue to be true and complete in all material respects. Each such registration is in full force and effect, except where the failure to be so would not have a Material Adverse Effect on Omega.

       (e) None of Omega or any of its subsidiaries is required to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act") or under any state, federal and foreign investment adviser or related laws.

       (f) None of Omega, its subsidiaries or their respective operations are required to be registered as an investment company under the Investment Company Act of 1940, as amended.

     2.19 Material Contracts.

       (a) Except for the contracts included as an exhibit to the Omega SEC Documents or in connection with this transaction, neither Omega nor any of its subsidiaries is a party to or bound by any of the following (collectively and including the contracts which are included as exhibits to the Omega SEC Documents, the "Omega Material Contracts"):

          (i) any contract or agreement for the acquisition or sale of securities or any material portion of the assets or business of or to any other person or entity whether completed or pending other than pursuant to Omega Options (including the WOW Options);

          (ii) any contract or agreement for the purchase of materials, supplies, equipment, services or data involving in the case of any such contract or agreement more than Fifty Thousand Dollars ($50,000) over the life of the contract or agreement;

          (iii) any contract, agreement or instrument that expires or may be renewed at the option of any person other than Omega or its subsidiaries so as to expire more than six months after the date of this Agreement, or which is not terminable by Omega or a subsidiary (as applicable) on sixty or fewer days' notice at any time without penalty, and involves the receipt or payment by Omega or any of its subsidiaries of more than Fifty Thousand Dollars ($50,000) during any twelve month period;

          (iv) any indenture, mortgage, note, loan agreement, installment obligation or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement, any letter of credit or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

          (v) any contract or agreement for capital expenditures in excess of Fifty Thousand Dollars ($50,000) individually or in the aggregate with other similar contracts or agreements;

          (vi) any contract or agreement limiting the freedom of Omega or any of its subsidiaries or (to the extent known to Omega) any of its officers or key employees to engage in any line of business or to compete with any person (as that term is defined in the Exchange Act) or any confidentiality, secrecy or non-disclosure contract or agreement other than an ancillary provision included as part of a contract or agreement entered into by Omega or any of its subsidiaries in the ordinary course of business;

          (vii) any contract or agreement involving payments during any twelve-month period of Fifty Thousand Dollars ($50,000) or more, pursuant to which Omega or any of its subsidiaries is a lessor or lessee of any real property, machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

          (viii) any material contract or agreement with any person with whom Omega or any of its subsidiaries does not deal at arm's length within the meaning of the Code;

          (ix) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person;

          (x) any material consulting agreement;

          (xi) any distribution, reseller, dealer, agency, franchise, advertising, revenue sharing, marketing or similar agreement;

          (xii) any clearing agency, investment banking, placement, broker or similar agreement;

          (xiii) any agreement with any Governmental Entity (including any SRO);

          (xiv) any agreement to provide brokerage services or directly or indirectly participate in brokerage activities, commissions or fees in any manner (including any forms of customer brokerage agreements);

          (xv) any data redistribution or other agreement with any vendor of financial market data or relating in any manner to financial market data;

          (xvi) any product and/or service warranties, price protection or return agreement or written policy or any similar written undertaking by or for which Omega or any of its subsidiaries remains responsible to perform (a form of any of the foregoing will be sufficient);

          (xvii) any material agreement which would be terminable other than by Omega or its subsidiaries or any agreement that provides for the payment of money, accelerates or increases benefits, vesting or compensation or entitles any person to take actions or receive benefits or otherwise triggers obligations as a result of the Merger or consummation of any of the transactions contemplated by this Agreement not otherwise disclosed in the Omega Disclosure Schedule; or

          (xviii) any other agreement which is material to the operations of Omega's or any of its subsidiaries' businesses or operations or which may have a material affect on Omega's assets, properties or the Merger.

       (b) Each of Omega and its subsidiaries has performed all of the material obligations required to be performed by it and is entitled to all accrued benefits under, and is not in material default, nor to Omega's knowledge has a claim been made that it is in material default in respect of, each Omega Material Contract to which it is a party or by which it is bound. Each of the Omega Material Contracts is in full force and effect and there exists no material default or event of default or event, occurrence, condition or act, with respect to Omega or any of its subsidiaries or, to Omega's knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default under any Omega Material Contract. There are no unwritten obligations or agreements or course of dealings contrary in any material respect to the specific terms and conditions of any Material Contract. True, correct and complete copies of all Omega Material Contracts have been delivered to Online or filed as an exhibit to the Omega SEC Documents.

     2.20 Omega Options. Since December 31, 1998, Omega has not granted any options, stock appreciation rights or other rights to acquire securities other than annual grants of stock options to its employees and grants of stock options to new employees and consultants in accordance with the ordinary course of its business consistent with past practices, or accelerated, amended or changed the period of exercisability or vesting of options or other rights granted, under the Omega Stock Option Plans or authorized cash payments in exchange for any options or other rights granted under any of the Omega Stock Option Plans.

     2.21 Registration Statement, Joint Proxy Statement/Prospectus. The information supplied by Omega for inclusion in the registration statement on Form S-4 (or such other successor form as shall be appropriate) pursuant to which the shares of Newco Common Stock to be issued in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Omega for inclusion in the joint proxy statement/prospectus to be sent to the shareholders of Omega in connection with the meeting of Omega's shareholders to consider the Merger (the "Omega Shareholders Meeting") and to the shareholders of Online in connection with the meeting of Online's shareholders to consider the Merger (the "Online Shareholders Meeting" and, together with the Omega Shareholders Meeting, collectively herein referred to as "Shareholders Meetings") (such joint proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms sent as aforesaid, the "Joint Proxy Statement/Prospectus") shall not, on the date the "Joint Proxy Statement/Prospectus" is first mailed to either the shareholders of Omega or Online, at the time of the either of the Shareholders Meetings or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for either of the Shareholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Omega which should be set forth in an amendment to the Registration Statement or a supplement to the "Joint Proxy Statement/Prospectus", Omega shall promptly inform Online of such event or information. Notwithstanding the foregoing, Omega makes no representation, warranty or covenant with respect to any information supplied by Online which is contained in any of the foregoing documents.

     2.22 Opinion of Financial Advisor. Omega has been advised by its financial advisor, FleetBoston Robertson Stephens ("Robertson Stephens"), that in such advisor's opinion, as of the date hereof, the Merger is fair, from a financial point of view, to the shareholders of Omega. A copy of the written opinion to the foregoing effect of Robertson Stephens dated as of the date of this Agreement has been delivered to Online or will be delivered to Online within five business days from the date of this Agreement.

     2.23 Omega Affiliate Agreements. Each Affiliate (as defined below) of Omega has entered into a Omega Affiliate Agreement in the form attached hereto as Exhibit B (the "Omega Affiliate Agreements"). Omega shall use its best efforts to obtain such a written agreement from any other person as soon as practicable after the date on which such person becomes as an Affiliate of Omega prior to the Effective Time. For purposes of this Agreement, persons and/or entities deemed affiliates of an entity within the meaning of Rule 144 of the rules and regulations of the SEC promulgated under the Securities Act for purposes of Accounting Series, Releases 130 and 135, as amended, of the SEC are referred to as "Affiliates."

     2.24 State Takeover Statutes. The Board of Directors of Omega has taken all actions so that the restrictions contained in Section 607.0902 of the Florida Law applicable to "control shares" (as defined in such Section 607.0902) will not apply to the execution, delivery or performance of this Agreement, the Shareholder Agreements or the Option Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, the Omega Shareholder Agreements or the Omega Option Agreement. No other state takeover statute is applicable to the Merger, this Agreement, the Omega Option Agreement, the Omega Shareholder Agreements or the transactions contemplated hereby or thereby.

     2.25 Tax and Accounting Treatment. Neither Omega nor any of its directors or officers has taken any action that would interfere with Newco's or the Surviving Corporations', Omega's or Online's ability to account for the Merger as a pooling of interests or would prevent the Merger from constituting a transaction qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither Omega nor, to Omega's knowledge, any of its affiliates or agents is aware of any agreement, plan or other circumstance that would interfere with Newco's, the Surviving Corporations', Omega's or Online's ability to account for the Merger as a pooling of interests or prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     2.26 Brokers' and Finders' Fees. Omega has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than under its engagement letter with Robertson Stephens.

     2.27 Representations Complete. None of the representations or warranties made by Omega herein or in any schedule hereto, including the Omega Disclosure Schedule, or certificate furnished by Omega pursuant to this Agreement, or the Omega SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF ONLINE

     Except as disclosed in the document of even date herewith delivered by Online to Omega prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Online Disclosure Schedule"), any exception so disclosed in the Online Disclosure Schedule to specifically identify the Section or subsection of this Agreement to which such exception relates, Online represents and warrants to Omega, Newco and Merger Subs as follows:

     3.1 Organization, Standing and Power. Each of Online and its direct and indirect subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Online and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Online. Online has delivered to Omega a true and correct copy of the certificate or articles of incorporation, as amended, and bylaws, as amended, and any other charter or organizational documents, each as amended, of Online and each of its direct and indirect subsidiaries. Neither Online nor any of its direct and indirect subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended. Online is the owner of all outstanding shares of capital stock or voting securities of each of its subsidiaries and all such shares and voting securities are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock and voting securities of each such subsidiary are owned by Online free and clear of all liens, charges, claims or encumbrances or rights of others. Except as disclosed in the Online SEC Documents (as defined below), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Online or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. The Online Disclosure Schedule sets forth all of the direct and indirect subsidiaries of Online and the authorized and outstanding capital stock thereof. Except as disclosed in the Online SEC Documents and the Online Disclosure Schedule, Online does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     3.2 Capital Structure. The authorized capital stock of Online consists of 100,000,000 shares of Online Common Stock, and 1,000,000 shares of Online Preferred stock, par value $.0l per share ("Online Preferred Stock"), of which there were issued and outstanding as of the close of business on January 18, 2000, 11,476,388 shares of Online Common Stock and no shares of Online Preferred Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after January 18, 2000 other than pursuant to the exercise of options outstanding as of such date under the Online 1999 Stock Option Plan and the Online Warrants. All outstanding shares of Online Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws, each as amended, of Online or any agreement to which Online is a party or by which it is bound. As of the close of business on January 18, 2000, Online has reserved an aggregate of 1,000,000 shares of Common Stock for issuance to employees, consultants and directors pursuant to the Online 1999 Stock Option Plan, of which no shares have been issued pursuant to option exercises and 460,500 shares are subject to outstanding, unexercised options. Since January 18, 2000, Online has not issued or granted additional options under the Online 1999 Stock Option Plan or otherwise. Online has not issued or granted any stock appreciation rights or performance units under the Online 1999 Stock Option Plans or otherwise. Except for the rights created pursuant to this Agreement, the Online 1999 Stock Option Plan, the Online Warrants and the Online Option Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Online is a party or by which it is bound obligating Online to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Online or obligating Online to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for this Agreement and as provided by Section 6.11, there are no contracts, commitments or agreements relating to voting, purchase or sale of Online's capital stock (i) between or among Online and any of its shareholders and (ii) to Online's knowledge, between or among any of Online's shareholders. The terms of the Online 1999 Stock Option Plan and Online Warrants permit the assumption of options and warrants (as the case may be) to purchase Online Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Online shareholders, or otherwise. True and complete copies of all agreements and instruments relating to or issued under the Online 1999 Stock Option Plan and in connection with the Online Warrants have been provided to Omega and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Omega. All outstanding shares of Online Common Stock and all Online Options and Online Warrants were issued in compliance with all applicable federal and state securities laws.

     3.3 Authority. Online has all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Online Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Online, subject only to the approval of the Merger by Online's shareholders as contemplated by Section 7.1(a). Each of this Agreement and the Online Option Agreement has been duly executed and delivered by Online and constitutes the valid and binding obligation of Online, enforceable against Online in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement and the Online Option Agreement by Online does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the certificate or articles of incorporation, bylaws, or other charter or organizational documents, each as amended, of Online or any of its subsidiaries, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Online or any of its subsidiaries or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission, SRO or other Governmental Entity is required by or with respect to Online or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Online Option Agreement, the performance of Online's obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, except for
(i) the filing of the Plan of Merger as provided in Section 1.2, (ii) the filing with the SEC and the NASD of the Joint Proxy Statement/Prospectus relating to the Online Shareholders Meeting, (iii) such notices, applications, consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities laws (including, without limitation, under the Securities Act and the Exchange Act) in connection with the Merger, (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Online and would not prevent, or materially alter or delay, any of the transactions contemplated by this Agreement or the Omega Option Agreement. Online is not aware of any reason why the approvals of all Governmental Entities necessary to permit consummation of the Merger or the other transactions contemplated by this Agreement will not be received without the imposition of a condition or requirement that would have a Material Adverse Effect on Online.

     3.4 Online SEC Documents; Online Financial Statements. Online has furnished or made available (including via EDGAR) to Omega a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement and other filings filed with the SEC by Online since the date of initial filing of Online's registration statement relating to its initial public offering, and, prior to the Effective Time, Online will have furnished Omega with true and complete copies of any additional documents filed with the SEC by Online prior to the Effective Time (collectively, the "Online SEC Documents"). In addition, Online has made available to Omega all exhibits to the Online SEC Documents filed prior to the date hereof, and will promptly make available to Omega all exhibits to any additional Online SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Online SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Online nor any of its subsidiaries is in material default thereunder. As of their respective filing dates, the Online SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Online SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Online SEC Document. The financial statements of Online, including the notes thereto, included in the Online SEC Documents (the "Online Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-QSB, as permitted by Form 10-QSB of the SEC or except to the extent corrected by a subsequently filed Online SEC Document filed prior to the date hereof). The Online Financial Statements fairly present the consolidated financial condition and operating results of Online and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

     3.5 Absence of Certain Changes. Since January 31, 1999 (the "Online Balance Sheet Date"), Online has conducted its business in the ordinary course consistent with past practice and there has not occurred except as otherwise disclosed in the Online SEC Documents: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on Online; (ii) any acquisition, sale or transfer of any material asset of Online or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Online or any revaluation by Online of any of its or any of its subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Online, or any direct or indirect redemption, purchase or other acquisition by Online of any of its shares of capital stock; (v) any material contract entered into by Online or any of its subsidiaries, other than in the ordinary course of business and as provided to Omega, or any material amendment or termination of, or material default under, any material contract to which Online or any of its subsidiaries is a party or by which it is bound; (vi) any amendment or change to the Articles of Incorporation or Bylaws of Online; (vii) any material increase in or material modification of the compensation or benefits payable or to become payable by Online to any of its directors, officers or employees except in the case of employees (other than officers) increases in the ordinary course of business consistent with past practices; (viii) any material change in the interest rate risk management and hedging policies, procedures or practices of Online or any of its subsidiaries, or any failure to comply with such policies, procedures and practices; or (ix) any negotiation or agreement by Online or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (viii) (other than negotiations with Omega and its representatives regarding the transactions contemplated by this Agreement).

     3.6 Absence of Undisclosed Liabilities. None of Online or any of its subsidiaries has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet of Online and subsidiaries included in Online's Quarterly Report on Form 10-QSB for the fiscal quarter ended November 30, 1999 (the "Online Balance Sheet"), (ii) those incurred in the ordinary course of business consistent with past practice since the Online Balance Sheet Date and which have not had and are not reasonably likely to have a Material Adverse Effect on Online, and (iii) those incurred in connection with the execution of this Agreement.

     3.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, inquiry, examination, inspection or investigation pending by or before any Governmental Entity, agency, court or tribunal, foreign or domestic or, to the knowledge of Online or any of its subsidiaries, threatened against Online or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby or would reasonably be expected to have a Material Adverse Effect on Online. There is no judgment, decree or order against Online or any of its subsidiaries, or, to the knowledge of Online and its subsidiaries, any of their respective directors or officers (in their capacities as such), that, individually or in the aggregate, would reasonably be expected to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or would reasonably be expected to have a Material Adverse Effect on Online.

     3.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Online or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Online or any of its subsidiaries, any acquisition of property by Online or any of its subsidiaries or the conduct of business by Online or any of its subsidiaries as currently conducted or as proposed to be conducted by Online or any of its subsidiaries.

     3.9 Compliance With Laws. Each of Online and its subsidiaries has complied in all material respects with all applicable federal, state, local, self-regulatory and foreign laws, statutes, ordinances, rules and regulations, and is not in violation in any material respect of, and has not received any notices of material violation with respect to, its respective certificate or articles of incorporation or bylaws or other charter or organizational documents, or any federal, state, local, self-regulatory or foreign statute, law, ordinance, rule or regulation applicable to the conduct of its business or the ownership or operation of its business.

     3.10 Title to Property. Online and its subsidiaries have good, valid and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Online Balance Sheet or acquired after the Online Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Online Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Online Balance Sheet or in any Online SEC Document filed subsequent to the Online Balance Sheet Date. The plants, property and equipment of Online and its subsidiaries that are used in the operations of their businesses are in generally good operating condition and repair. All properties used in the operations of Online and its subsidiaries are reflected in the Online Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 3.10 of the Online Disclosure Schedule identifies each parcel of real property owned or leased by Online or any of its subsidiaries.

     3.11 Intellectual Property.

       (a) Online and its subsidiaries are the sole and exclusive owners of, or are licensed or otherwise possess legally enforceable and unencumbered rights to use, all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Online Intellectual Property") that are used in and are material to the business of Online and its subsidiaries as currently conducted or as proposed to be conducted by Online and its subsidiaries. Online has not (i) licensed any Online Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to Online Intellectual Property.

       (b) Schedule 3.11 of the Online Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks included in Online Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed,
(ii) all licenses, sublicenses and other agreements as to which Online is a party and pursuant to which any person is authorized to use Online Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which Online or any of its subsidiaries is a party and pursuant to which Online is authorized to use any third party patents, trademarks or copyrights, including software or other intellectual property ("Online Third Party Intellectual Property Rights"), which is incorporated in, is, or forms a part of any product or service of Online or any of its subsidiaries or which is otherwise used by Online or any of its subsidiaries (excluding commercially available, off-the-shelf software). No material royalties or other continuing payment obligations are or will be due in respect of Online Third Party Intellectual Property Rights, except as disclosed in the Online SEC Documents.

       (c) To the knowledge of Online, there is no unauthorized use, improper disclosure, infringement or misappropriation of any Online Intellectual Property rights of Online or any of its subsidiaries, or any Online Intellectual Property right of any third party to the extent licensed by or through Online or any of its subsidiaries, by any third party, including any employee or former employee of Online or any of its subsidiaries. Neither Online nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of unauthorized use, improper disclosure, misappropriation or infringement of any Online Intellectual Property.

       (d) None of Online or its subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of or cause a right to terminate any license, sublicense or other agreement relating to any Online Intellectual Property or Online Third Party Intellectual Property Rights which would have a Material Adverse Effect on Online.

       (e) All patents, registered trademarks, service marks and copyrights held by Online and its subsidiaries are valid and subsisting. Neither Online nor any of its subsidiaries (i) has been charged in any suit, action or proceeding with any infringement, violation, misappropriation, improper disclosure or unauthorized use of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or a breach of any license or other agreement involving Online Intellectual Property nor has a claim been made with respect thereto or (ii) has brought any action, suit or proceeding for infringement, violation, misappropriation, improper disclosure or unauthorized use of Online Intellectual Property or breach of any license or agreement involving Online Intellectual Property against any third party. To the knowledge of Online, neither the manufacturing, use, marketing, licensing or sale of the products or services of Online or any of its subsidiaries constitutes an infringement, violation, misappropriation, unauthorized use or improper disclosure in any material respect of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

       (f) Online has secured valid written assignments from all consultants and employees who contributed to the creation or development of Online Intellectual Property of the rights to such contributions that Online does not already own by operation of law.

       (g) Online has taken reasonable steps consistent with prevailing industry practice to protect and preserve the confidentiality of all Online Intellectual Property not otherwise protected by patents, patent applications or copyright ("Online Confidential Information"). All use, disclosure or appropriation of Online Confidential Information owned by Online or any of its subsidiaries by or to a third party has been pursuant to the terms of a written agreement between Online or its subsidiary and such third party. All use, disclosure or appropriation by Online and its subsidiaries of Online Confidential Information not owned by Online or any such subsidiary has been pursuant to the terms of a written agreement between Online or its subsidiary and the owner of such Online Confidential Information, or is otherwise lawful.

     3.12 Environmental Matters.

       (a) For purposes of this Section 3.12 only, the following terms shall be defined as follows:

          (i) For purposes of this Section 3.12 only, "Property" shall mean all real property leased or owned by Online or its subsidiaries either currently or in the past.

          (ii) For purposes of this Section 3.12 only, "Facilities" shall mean all buildings and improvements on the Property of Online or its subsidiaries.

       (b) Online represents and warrants as follows: (i) to Online's knowledge, no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) to Online's knowledge, all Hazardous Materials have been disposed of in accordance with all Environmental and Safety Laws; (iii) Online and its subsidiaries have received no written notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) to Online's knowledge, no notices, administrative actions or suits are pending or threatened relating to a violation of any Environmental and Safety Laws; (v) to Online's knowledge, neither Online nor any of its subsidiaries are a potentially responsible party under CERCLA, or state analog statute, arising out of events occurring prior to the Effective Time; (vi) to Online's knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or any Property; (vii) to Online's knowledge, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (viii) to Online's knowledge, there are no PCBs deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million;
(ix) to Online's knowledge, there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) Online's and its subsidiaries' uses of and activities in the Facilities and Property have at all times complied in all material respects with all Environmental and Safety Laws; and (xi) Online and its subsidiaries have all the permits and licenses required to be issued under Environmental and Safety Laws and are in compliance in all material respects with the terms and conditions of those permits.

     3.13 Taxes. Online and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which Online or any of its subsidiaries is or has been a member have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due, other than any Taxes for which adequate reserves under generally accepted accounting principles have been recorded in the Online Financial Statements. Online has provided adequate accruals in accordance with generally accepted accounting principles in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Online has no material liability for unpaid Taxes accruing after the date of the Online Balance Sheet other than Taxes arising in the ordinary course of its business. Except as disclosed in the Online SEC Documents, there is (i) no material claim for Taxes that is a lien against the property of Online or any of its subsidiaries or is being asserted against Online or any of its subsidiaries other than liens for Taxes not yet due and payable, (ii) Online has not been notified that any audit of any Tax Return of Online or any of its subsidiaries is being conducted by a Tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Online or any of its subsidiaries is currently in effect and (iv) there is no agreement, contract or arrangement to which Online or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. There has been no change in ownership of Online or any of its subsidiaries that has caused the utilization of any losses of such entities to be limited pursuant to Section 382 of the Code. Online has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither Online nor any of its subsidiaries has filed or will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to Online or any of its subsidiaries. Neither Online nor any of its subsidiaries is a party to any Tax sharing or Tax allocation agreement nor does Online or any of its subsidiaries owe any amount under any such agreement. Neither Online nor any of its subsidiaries has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither Online nor any of its subsidiaries has ever been a member of a consolidated, combined or unitary group of which Online was not the ultimate parent corporation. Online and each of its subsidiaries have in their possession receipts for any Taxes paid to foreign Tax authorities. Online and each of its subsidiaries are in full compliance with all terms and conditions of any Tax exemptions and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions.

     3.14 Employee Benefit Plans.

       (a) Schedule 3.14 of the Online Disclosure Schedule lists, with respect to Online, any subsidiary of Online and any trade or business (whether or not incorporated) which is treated as a single employer with Online (an "Online ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of ERISA, (ii) each loan to a non-officer employee in excess of Fifty Thousand Dollars ($50,000), loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code
Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Online and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, are still operative and in effect for the benefit of, or relating to, any present or former employee, consultant or director of Online (together, the "Online Employee Plans").

       (b) Online has furnished to Online a copy of each of the Online Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Online Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Online Employee Plan intended to be qualified under Section 401 (a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Online has also furnished Omega with the most recent Internal Revenue Service determination letter issued with respect to each such Online Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Online Employee Plan subject to Code Section 401 (a). Online has also furnished Omega with all registration statements and prospectuses prepared in connection with each Online Employee Plan.

       (c) (i) None of the Online Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any Online Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect;
(iii) each Online Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Online and each subsidiary or Online ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or material violation by any other party to, any of the Online Employee Plans; (iv) neither Online nor any subsidiary or ERISA Affiliate is subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Online Employee Plans; (v) all material contributions required to be made by Online or any subsidiary or Online ERISA Affiliate to any Online Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Online Employee Plan for the current plan years; (vi) with respect to each Online Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) each Online Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Newco (other than ordinary administrative expenses typically incurred in a termination event); (viii) all premiums required by any Online Employee Plan have been paid thereunder or accrued on the books of Online; (ix) all outstanding indebtedness for services performed or accrued vacation, holiday pay, earned commissions, accrued bonuses or other benefits owned to any present or former employee, consultant or director have been paid when due or accrued on the books of Online; and (x) no action or failure to act with respect to any Online Employee Plan could subject Online, Surviving Corporations or

Newco or any of their respective affiliates or any Online Employee Plan to any material tax, penalty or other liability, for breach of fiduciary duty or otherwise, under ERISA or any other applicable law, whether by way of indemnity or otherwise. With respect to each Online Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(l) of ERISA, Online has prepared in good faith and timely filed all requisite governmental reports (which were true and correct in all material respects as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Online Employee Plan, except to the extent the failure to timely or properly file or comply would not, in the aggregate, have a Material Adverse Effect on Online. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Online is threatened, against or with respect to any such Online Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor, and, to the knowledge of Online, there are no facts that could give rise to any material liability in the event of any such suit, proceeding, action or other litigation. No payment or benefit which will or may be made (either as a result of the Merger or otherwise) by Online to any employee will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code. Neither Online nor any Online subsidiary or other ERISA Affiliate is a party to, or has ever been a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in
Section 3(37) of ERISA. Neither Online nor any Online subsidiary or Online ERISA Affiliate currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

       (d) With respect to each Online Employee Plan, Online and each of its subsidiaries have complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect.

       (e) The consummation of the transactions contemplated by this Agreement will not (either alone or when taken together with any additional or subsequent events) (i) entitle any current or former employee or other service provider of Online, any Online subsidiary or any other Online ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

       (f) There has been no amendment to, or written interpretation or announcement (whether or not written) by Online, any Online subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Online Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Online's financial statements.

       (g) There has been no deferral of any cash or securities under the Online Stock Option Plans.

     3.15 Employee Matters.

       (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Online or any of its subsidiaries, (ii) materially increase any benefits otherwise payable by Online or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

       (b) Online and each of its subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Online and each of its subsidiaries has withheld all material amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any material arrears of wages or any material taxes or any material penalty for failure to comply with any of the foregoing. Online is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending material claims against Online or any of its subsidiaries under any workers compensation plan or policy or for long term disability. Neither Online nor any of its subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not, individually or in the aggregate, have a Material Adverse Effect on Online. There are no material controversies pending or, to the knowledge of Online, threatened between Online or any of its subsidiaries, on the one hand, and any of their respective employees, on the other hand, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal which would have a Material Adverse Effect on Online. Neither Online nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract; nor does Online know of any activities or proceedings of any labor union to organize any such employees. To Online's knowledge, no employees of Online are in violation in any material respect of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Online because of the nature of the business conducted or presently proposed to be conducted by Online or to the use of trade secrets or proprietary information of others. Except as disclosed in the Online SEC Documents filed prior to the date of this Agreement, Online does not have any employment agreement with any of its officers or other employees.

       (c) All employees of Online or any of its subsidiaries engaged in the business of, acting as, or performing the duties of a registered representative, registered principal or similar registered personnel or agent (under the definition of such terms in the rules of the NASD, The Nasdaq National Market, any other SRO or any state which has jurisdiction over Online or any of its subsidiaries (if applicable)) are properly registered to act in the capacity of a registered representative, registered principal or similar registered personnel or agent under the rules of the NASD, The Nasdaq National Market, any other SRO or any state which has jurisdiction over Online or any of its subsidiaries (if applicable).

     3.16 Interested Party Transactions. Except as disclosed in the Online SEC Documents filed prior to the date of this Agreement, neither Online nor any of its subsidiaries is indebted to any director, officer, employee or agent of Online or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Online or any of its subsidiaries other than an employee (who is not an officer) for nonmaterial amounts, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act.

     3.17 Insurance. Online and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Online and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Online and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Online has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     3.18 Regulatory Matters.

       (a) Online and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Online or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation or conduct of Online's or any of its subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "Online Authorizations"), and all of such Online Authorizations are in full force and effect and there are no circumstances which indicate that any of such Online Authorizations may not be renewed or withdrawn or amended, in whole or in part, except where the failure to obtain or have any of such Online Authorizations could not reasonably be expected to have a Material Adverse Effect on Online.

       (b) Online and its subsidiaries have complied, and are in compliance, in all material respects with all applicable federal, state, local and self-regulatory laws, statutes, licensing requirements, rules, and regulations. Each of Online and its subsidiaries has, and is in compliance in all material respects with, all material Governmental Permits necessary to conduct their businesses, including, but not limited to, Governmental Permits of the SEC, the NASD, the NASD Regulation, Inc., The Nasdaq Stock Market, any state or foreign securities or prosecutorial authority or any other Governmental Entity required to operate their respective businesses and maintain their respective assets. Each of Online and its subsidiaries has obtained all material Governmental Permits of any and all Governmental Entities required for the carrying on of its business and the maintenance of its assets and such material Governmental Permits are in full force and effect, and there are no circumstances of which Online is aware which indicate that any of such material Governmental Permits may be revoked or not renewed or withdrawn or (except to an immaterial or beneficial extent) amended, in whole or in part. Schedule 3.18 to the Online Disclosure Schedule sets forth a true and complete list of all Governmental Permits held by Online or any of its subsidiaries or any of their respective employees (including all registered personnel). Neither Online nor any of its subsidiaries has received any notice from any Governmental Entity (i) asserting that Online or any of its Subsidiaries is not in compliance in any material respect with any of the statutes, regulations, or ordinances that such Governmental Entity enforces or (ii) threatening to revoke cancel or not renew any Permit or (iii) restricting or disqualifying their activities. After giving effect to the Merger all Governmental Permits of the Online Surviving Corporation and its subsidiaries shall continue to be valid and in full force and effect to the same extent as they presently are for Online and its subsidiaries. There is no order issued, investigation or proceeding pending or (to Online's knowledge) threatened, or notice served which remains outstanding or unresolved, with respect to any material violation of any law, statute, ordinance, order, writ, decree, rule, or regulation issued by any Governmental Entity applicable to either Online or any of its subsidiaries or any of their respective directors, officers, employees or agents.

       (c) Neither Online nor any of its subsidiaries is a party or subject to, any agreement, consent decree or order, or other understanding or arrangement with, or any directive of any Governmental Entity which imposes any material restrictions on, or otherwise affects in any material respect, the conduct of the business of Online or any of its subsidiaries. Schedule 3.18 of the Online Disclosure Schedule sets forth all compliance or enforcement proceedings or, to the knowledge of Online, examinations, inspections, investigations or inquiries convened, and all fines, sanctions and other measures imposed by any Governmental Entity or body against, concerning or relating to Online, any of its subsidiaries, any of their respective predecessor entities, or any of their respective directors, officers, employees or agents.

       (d) Each of Online and its subsidiaries, to the extent required to so register (the "Online Broker-Dealers"), is duly registered as a broker-dealer with the SEC and under all applicable state, federal, foreign or related laws and is a member of the NASD and a member of SIPC and the Municipal Securities Rulemaking Board. Online has delivered or made available to Omega a true and complete copy of Online's currently effective Form BD as filed with the NASD, a copy of any restriction agreement, its NASD membership agreement, and all Government Permits, including, all currently effective SEC, NASD, and state registrations. Online has also made available to Omega all prior Form BD's filed with the NASD and any state, as well as any state registration filings submitted on state specific forms. Online has also made available to Omega all correspondence between Online and any Governmental Entity, including the SEC, NASD and all applicable state regulators, within the last five years, and will provide Omega such forms and reports as are filed from and after the date hereof and prior to the Closing. None of the Online Broker-Dealers has exceeded in any material respect the business activities enumerated in any applicable restriction or membership agreements or other limitations imposed in connection with its registrations, forms (including Form BD)s and reports filed with the NASD or any other Governmental Entity. The information contained in such registrations, forms and reports was or will be true and complete in all material respects as of the date hereof and, except as indicated on a subsequent registration form or report filed before the Closing, will continue to be true and complete in all material respects. Each such registration is in full force and effect, except where the failure to be so would not have a Material Adverse Effect on Online.

       (e) None of Online or any of its subsidiaries is required to be registered as an investment adviser under the Advisers Act or under any state, federal and foreign investment adviser or related laws.

       (f) None of Online, its subsidiaries or their respective operations are required to be registered as an investment company under the Investment Company Act of 1940, as amended.

       (g) Schedule 3.18(g) of the Online Disclosure Schedule sets forth a list of all bank, brokerage and proprietary trading accounts maintained by or on behalf of Online, and the persons authorized as signatories or to conduct transactions relating thereto.

     3.19 Material Contracts.

       (a) Except for the contracts included as an exhibit to the Online SEC Documents or in connection with this transaction, neither Online nor any of its subsidiaries is a party to or bound by any of the following (collectively and including the contracts which are included as exhibits to the Online SEC Documents, the "Online Material Contracts"):

          (i) any contract or agreement for the acquisition or sale of securities or any material portion of the assets or business of or to any other person or entity whether completed or pending other than pursuant to Online Options or Online Warrants;

          (ii) any contract or agreement for the purchase of materials, supplies, equipment, services or data involving in the case of any such contract or agreement more than Fifty Thousand Dollars ($50,000) over the life of the contract or agreement;

          (iii) any contract, agreement or instrument that expires or may be renewed at the option of any person other than Online or its subsidiaries so as to expire more than six months after the date of this Agreement, or which is not terminable by Online or a subsidiary (as applicable) on sixty or fewer days' notice at any time without penalty, and involves the receipt or payment by Online or any of its subsidiaries of more than Fifty Thousand Dollars ($50,000) during any twelve month period;

          (iv) any indenture, mortgage, note, loan agreement, installment obligation or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement, any letter of credit or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

          (v) any contract or agreement for capital expenditures in excess of Fifty Thousand Dollars ($50,000) individually or in the aggregate with other similar contracts or agreements;

          (vi) any contract or agreement limiting the freedom of Online or any of its subsidiaries or (to the extent known to Online) any of its officers or key employees to engage in any line of business or to compete with any person (as that term is defined in the Exchange
Act) or any confidentiality, secrecy or non-disclosure contract or agreement other than an ancillary provision included as part of a contract or agreement entered into by Online or any of its subsidiaries in the ordinary course of business;

          (vii) any contract or agreement involving payments during any twelve-month period of Fifty Thousand Dollars ($50,000) or more, pursuant to which Online or any of its subsidiaries is a lessor or lessee of any real property, machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

          (viii) any material contract or agreement with any person with whom Online or any of its subsidiaries does not deal at arm's length within the meaning of the Code;

          (ix) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person;

          (x) any material consulting agreement;

          (xi) any distribution, reseller, dealer, agency, franchise, advertising, revenue sharing, marketing or similar agreement;

          (xii) any clearing agency, investment banking, placement, broker or similar agreement;

          (xiii) any agreement with any Governmental Entity (including any SRO);

          (xiv) any agreement to provide brokerage services or directly or indirectly participate in brokerage activities, commissions or fees in any manner (including any forms of customer brokerage agreements);

          (xv) any data redistribution or other agreement with any vendor of financial market data or relating in any manner to financial market data;

          (xvi) any product and/or service warranties, price protection or return agreement or written policy or any similar written undertaking by or for which Online or any of its subsidiaries remains responsible to perform (a form of any of the foregoing will be sufficient);

          (xvii) any material agreement which would be terminable other than by Online or its subsidiaries or any agreement that provides for the payment of money, accelerates or increases benefits, vesting or compensation or entitles any person to take actions or receive benefits or otherwise triggers obligations as a result of the Merger or consummation of any of the transactions contemplated by this Agreement not otherwise disclosed in the Online Disclosure Schedule; or

          (xviii) any other agreement which is material to the operations of Online's or any of its subsidiaries' businesses or operations or which may have a material affect on Online's assets, properties or the Merger.

       (b) Each of Online and its subsidiaries has performed all of the material obligations required to be performed by it and is entitled to all accrued benefits under, and is not in material default, nor to Online's knowledge has a claim been that it is in material default in respect of, each Online Material Contract to which it is a party or by which it is bound. Each of the Online Material Contracts is in full force and effect and there exists no material default or event of default or event, occurrence, condition or act, with respect to Online or any of its subsidiaries or, to Online's knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default under any Online Material Contract. There are no unwritten obligations or agreements or course of dealings contrary in any material respect to the specific terms and provisions of any Material Contract. True, correct and complete copies of all Online Material Contracts have been delivered to Omega or filed as an exhibit to the Online SEC Documents.

     3.20 Online Options. Since January 31, 1999, Online has not granted any options, stock appreciation rights or other rights to acquire securities other than grants of stock options to new employees in accordance with the ordinary course of its business consistent with past practices, or accelerated, amended or changed the period of exercisability or vesting of options or other rights granted, under Online's 1999 Stock Option Plan or authorized cash payments in exchange for any options or other rights granted under such plan.

     3.21 Registration Statement, Joint Proxy Statement/Prospectus. The information supplied by Online for inclusion in the Registration Statement shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Online for inclusion in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to either the shareholders of Omega or Online, at the time of either of the Shareholders Meetings or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for either of the Shareholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Online which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Online shall promptly inform Omega of such event or information. Notwithstanding the foregoing, Online makes no representation, warranty or covenant with respect to any information supplied by Omega, Newco or the Merger Subs which is contained in any of the foregoing documents.

     3.22 Opinion of Financial Advisor. Online has been advised by its financial advisor, Raymond James & Associates, Inc. ("Raymond James") that in such advisor's opinion, as of the date hereof, the consideration to be received by the shareholders of Online in the Merger is fair, from a financial point of view, to the shareholders of Online. A copy of the written opinion to the foregoing effect of Raymond James dated as of the date of the Agreement has been delivered to Omega or will be delivered to Omega within five business days from the date of this Agreement.

     3.23 Online Affiliate Agreements. Each Affiliate (as defined below) of Online has entered into a Online Affiliate Agreement in the form attached hereto as Exhibit C (the "Online Affiliate Agreements"). Online shall use its best efforts to obtain such a written agreement from any other person as soon as practicable after the date on which such person becomes as an Affiliate of Online prior to the Effective Time. For purposes of this Agreement, persons and/or entities deemed affiliates of an entity within the meaning of Rule 144 of the rules and regulations of the SEC promulgated under the Securities Act for purposes of Accounting Series, Releases 130 and 135, as amended, of the SEC are referred to as "Affiliates."

     3.24 State Takeover Statutes. The Board of Directors of Online has taken all actions so that the restrictions contained in Section 607.0902 of the Florida Law applicable to "control shares" (as defined in such Section 607.0902) will not apply to the execution, delivery or performance of this Agreement, the Shareholder Agreements or the Option Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, the Online Shareholder Agreements or the Online Option Agreement. No other state takeover statute is applicable to the Merger, this Agreement, the Online Option Agreement, the Online Shareholder Agreements or the transactions contemplated hereby or thereby.

     3.25 Tax and Accounting Treatment. Neither Online nor any of its directors or officers has taken any action that would interfere with Newco's, the Surviving Corporations', Omega's or Online's ability to account for the Merger as a pooling of interests or would prevent the Merger from constituting a transaction qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither Online nor, to Online's knowledge, any of its affiliates or agents is aware of any agreement, plan or other circumstance that would interfere with Newco's, the Surviving Corporations', Omega's or Online's ability to account for the Merger as a pooling of interests or prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     3.26 Brokers' and Finders' Fees. Online has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than under its engagement letter with Raymond James.

     3.27 Representations Complete. None of the representations or warranties made by Online herein or in any schedule hereto, including the Online Disclosure Schedule, or certificate furnished by Online pursuant to this Agreement, or the Online SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF NEWCO

     Except as disclosed in the document of even date herewith delivered by Newco to Omega and Online prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Newco Disclosure Schedule"), any exception so disclosed in the Newco Disclosure Schedule to specifically identify the Section, Subsection or clause of this Agreement to which such exception relates, Newco represents and warrants to Omega and Online as follows:

     4.1 Organization, Standing and Power. Each of Newco and Merger Subs are corporations duly organized, validly existing and in good standing under the laws of the State of Florida. Newco and Merger Subs have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby.

     4.2 Capital Structure. The authorized capital stock of Newco consists of 200,000,000 shares of Newco Common Stock and 25,000,000 shares of Newco preferred stock, par value $.01 per share, of which there were issued and outstanding as of the close of business on January 18, 2000, 100 shares of Newco Common Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after January 18, 2000, other than as contemplated pursuant to this Agreement. All outstanding shares of Newco Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws, each as amended, of Newco or any agreement to which Newco is a party or by which it is bound. Except for (i) the rights created pursuant to this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Newco is a party or by which it is bound obligating Newco to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Newco or obligating Newco to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Newco's capital stock (i) between or among Newco and any of its stockholders and (ii) to Newco's knowledge, between or among any of Newco's stockholders. All outstanding shares of Newco Common Stock were issued in compliance with all applicable federal and state securities laws.

     4.3 Authority. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Newco and Merger Subs. This Agreement has been duly executed and delivered by Newco and Merger Subs, and constitutes the valid and binding obligations of Newco and Merger Subs, enforceable against them in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Newco or Merger Subs, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Newco or Merger Subs or their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Newco or Merger Subs in connection with the execution and delivery of this Agreement by Newco and Merger Subs or the consummation by Newco and Merger Subs of the transactions contemplated hereby, except for (i) the filing of the Plan of Merger as provided in Section 1.2 hereof, (ii) the filing with the SEC and the NASD of the Registration Statement and the effectiveness thereof, (iii) the filing of a Form 8-K with the SEC and the NASD, (iv) any filings, applications and consents as may be required under applicable federal, SRO or state securities laws or the securities laws of any foreign country, (v) the filing of a registration statement on Form 8-A ("Form 8-A") to register the Newco Common Stock under the Exchange Act, (vi) the filing with The Nasdaq National Market of a listing application and agreement with respect to, and The Nasdaq National Market's acceptance for listing of, the shares of Newco Common Stock issuable upon conversion of the Omega Common Stock and the Online Common Stock in the Merger and upon exercise of the options under the Omega Stock Option Plans and Online 1999 Stock Option Plan, the WOW Options and the Online Warrants assumed by Newco, (vii) the filing of a registration statement on Form S-8 (or other applicable form) with the SEC covering the shares of Newco Common Stock issuable pursuant to outstanding options under the Omega Stock Option Plans, the Online 1999 Stock Option Plan and the WOW Options assumed by Newco, and (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Newco and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

     4.4 Absence of Undisclosed Liabilities. Newco has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than those incurred or to be incurred in connection with the Merger and the transactions related thereto and/or contemplated pursuant hereto and which have not had and are not reasonably likely to have a Material Adverse Effect on Newco.

     4.5 Litigation. There is no judgment, decree or order against Newco or any of its subsidiaries or, to the knowledge of Newco, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

     4.6 Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by Newco for inclusion in the Registration Statement (or such other successor form as shall be appropriate) shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Newco for inclusion in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to either of Omega's or Online's shareholders, at the times of the Shareholders Meetings and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Online Shareholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Newco which should be set forth in an amendment to the Registration Statement or in a supplement to the Joint Proxy Statement/Prospectus, Newco will promptly inform Omega and Online of such event or information. Notwithstanding the foregoing, neither Newco nor Merger Subs makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Online or any of its affiliates which is contained in any of the foregoing documents.

     4.7 Tax Treatment. Neither Newco nor any of its directors or officers has taken any action that would prevent the Merger from constituting a transaction qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither Newco nor, to Newco's knowledge, any of its affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     4.8 Broker's and Finders' Fees. Newco has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby other than those incurred by Omega and Online.

     4.9 Representations Complete. None of the representations or warranties made by Newco and Merger Subs herein or in any Schedule hereto, including the Newco Disclosure Schedule, or certificate furnished by Newco pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE V

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     5.1 Conduct of Businesses of Omega and Online. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, each of Omega, Online and Newco shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the others:

       (a) Charter Documents. Cause or permit any amendment, modification, alteration or rescission of its certificate or articles of incorporation, bylaws or other charter or organizational documents;

       (b) Dividends: Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries; or

       (c) Options. Grant any options, stock appreciation rights or other rights to acquire securities other than stock options to its employees and consultants in accordance with the ordinary course of its business consistent with past practices (meaning, with respect to Omega, grants of stock options to its employees (other than executive officers) and to new employees consistent with past practices not exceeding in the aggregate from the date hereof until the Effective Time stock options to purchase 200,000 shares of Omega Common Stock and, with respect to Online, grants of stock options to its employees (other than executive officers) and new employees consistent with past practices not exceeding in the aggregate from the date hereof until the Effective Time stock options to purchase 50,000 shares of Online Common Stock), or accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans.

     5.2 Online Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Online agrees (except to the extent expressly otherwise permitted or required by this Agreement or as consented to in writing by Omega), to carry on its business in the ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and to use all reasonable best efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Online agrees to promptly notify Omega of any event or occurrence not in the ordinary course of its business, and of any event which could have a Material Adverse Effect on it or its subsidiaries. Without limiting the generality of the foregoing, Online shall not, unless consented to in writing, in advance, by Omega: enter into, amend, violate or waive any material term of any Material Contract or commitment; issue or propose to issue any shares of its capital stock; acquire or dispose of, or obtain or grant licenses for, any intellectual property rights; sell, lease, license, dispose of or acquire any material asset; incur any indebtedness for borrowed money or assume, guarantee, cancel, release, pay, discharge, assign or modify any material obligation or amount of indebtedness; make any loan; enter into, modify or cancel any real property, operating or capital lease (or waive any material right or obligation thereunder); make any material capital expenditure, modify any insurance provided by existing insurance policies; create, adopt, amend, cancel or implement any employee plans or pay any special bonus or remuneration to any officer or employee, or increase wages or benefits generally or to any officer or key employee, or agree to or pay any severance payments to officers or key employees, or accelerate the vesting of any stock option or any other benefits of any employee, consultant or other person, commence any action, suit or proceeding (legal or quasi-legal); acquire or agree to acquire directly or indirectly by merging or consolidating with, or by purchase or otherwise, a substantial portion of the assets of, or by any other manner (including without limitation, a purchase of securities), any business or any corporation, partnership, association or other business organization or division thereof; enter into or agree to enter into any strategic alliance with any business or part thereof; make or change any material election in respect of Taxes (including accounting methods or Tax Return amendments) or enter into any settlement or closing agreement regarding Taxes; revalue or restate any of its assets, liabilities, revenues, expenses or cash flows; change any of its accounting methods, procedures, policies or practices; or change or fail to renew any existing domain names.

     5.3 Omega Conduct of Business. Omega shall not, unless consented to in writing, in advance, by Online, acquire or agree to acquire by merging or consolidating with or by purchasing a substantial portion of the assets of or by any other manner (including, without limitation, a strategic alliance

(which shall not include business-to-business marketing relationships such as the ones that exist with Wall Street Access)) any business or any corporation partnership, association or other business organization operating as a broker-dealer.

     5.4 No Solicitation. For purposes of this Section, the term "Company" shall apply to either Omega or Online and "the other such party" or words of similar import shall refer to either Omega or Online as the context so dictates. Company and its subsidiaries and the officers, directors, employees, agents, representatives and advisors of Company and its subsidiaries (collectively, Company's "Representatives") will not, directly or indirectly,
(i) take any action to solicit, initiate, encourage (including by way of furnishing information) or take any other action designed to facilitate or agree to any Takeover Proposal (as defined in Section 8.3(e) hereof) or (ii) subject to the next three sentences, engage in negotiations with, or disclose any nonpublic information relating to Company or any of it subsidiaries to, or afford access to the properties, books or records of Company or any of its subsidiaries to, any person that has advised Company that it may be considering making, or that has made, a Takeover Proposal, or whose efforts to formulate a Takeover Proposal would be assisted thereby; provided, nothing herein shall prohibit Company's Board of Directors from taking and disclosing to Company's shareholders a position with respect to an unsolicited tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence, if an unsolicited Takeover Proposal shall be received by the Board of Directors of Company, then, to the extent the Board of Directors of Company believes in good faith (after receiving written advice from its financial advisor) that such Takeover Proposal would, if consummated, result in a transaction more favorable to Company's shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of Company determines in good faith after advice from outside legal counsel that it is necessary for the Board of Directors of Company to further entertain and consider the Superior Proposal in order to comply with its fiduciary duties to shareholders under applicable law, Company and its Representatives may furnish information to the party, making such Superior Proposal and engage in negotiations with such party, and such actions shall not be considered a breach of this Section 5.4 or any other provisions of this Agreement; provided that in each such event Company notified the other party of such determination by the Company Board of Directors and has delivered to the other party a true and complete copy of the Superior Proposal (or summary of any oral proposal) received from such third party and all documents containing or referring to non-public information of Company that are supplied to such third party. Further, Company shall provide such non-public information pursuant to a nondisclosure agreement at least as restrictive on such third party as the Confidentiality Agreement (as defined in Section 6.4) is on the other party. In addition, in the case of Online, Online shall not agree to or endorse, and shall not permit any of its officers, directors, employees or other representatives to agree to or endorse, any Takeover Proposal or withdraw its recommendation of the Merger unless the Board of Directors of Online believes in good faith (after receiving written advice from its financial advisors) that such action is required in order for the Board of Directors to comply with it fiduciary duties to shareholders under applicable law, Online has provided Omega at least five (5) business days prior notice thereof and within such five (5) business days Online has not received a proposal from Omega superior in value to the Superior Proposal as determined by Online's Board of Directors acting in good faith consistent with complying with its fiduciary duties to shareholders under applicable law, has terminated this Agreement pursuant to Section 8.1(g) and has paid Omega all amounts payable to Omega pursuant to and within the time period set forth in Section 8.3, and, in the case of Omega, Omega shall not withdraw, and shall not permit any of its officers, directors, employees or other representatives to withdraw its recommendation of the Merger unless the Board of Directors of Omega believes in good faith (after receiving written advice from its financial advisors) that such action is required in order for the Board of Directors to comply with it fiduciary duties to shareholders under applicable law, Omega has provided Online at least five (5) business days prior notice thereof, has terminated this Agreement pursuant to Section 8.1(f) and has paid Online all amounts payable to Online pursuant to and within the time period set forth in Section
8.3. Company will promptly (and in any event within 24 hours) notify the other party after receipt of any Takeover

Proposal or any notice that any person is considering making a Takeover Proposal or any request for non-public information relating to Company or any of its subsidiaries or for access to the properties, books or records of Company or any of its subsidiaries by any person that has advised Company that it may be considering making, or that has made, a Takeover Proposal, or whose efforts to formulate a Takeover Proposal would be assisted thereby (such notice to include the identity of such person or persons), and will keep the other party fully informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide the other party with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a complete written summary thereof, if it is not in writing. Company shall immediately cease and cause to be terminated any discussion or negotiations with any persons conducted that may have existed with respect to a Takeover Proposal prior to the execution of this Agreement.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 Registration Statement, Joint Proxy Statement/Prospectus.

       (a) As soon as practicable after the execution of this Agreement, Omega and Online shall prepare and file with the SEC preliminary proxy materials relating to the Shareholders Meetings and the vote of the shareholders of each of Omega and Online with respect to the Merger. As soon as practicable following receipt of SEC comments on the Joint Proxy Statement/Prospectus, Omega and Online shall file with the SEC definitive proxy materials relating to the Shareholders Meetings and Newco shall file with the SEC the Registration Statement, which shall include the Joint Proxy Statement/Prospectus as a prospectus, in connection with the registration under the Securities Act of the shares of Newco Common Stock to be distributed to holders of Omega Common Stock and Online Common Stock pursuant to the Merger. Each of Newco, Omega and Online shall use its reasonable best efforts to have or cause the Registration Statement to become effective (including clearing the Joint Proxy Statement/Prospectus with the SEC) as promptly as practicable, and shall take any and all actions required under any applicable federal or state securities laws or blue sky laws in connection with the issuance of Newco Common Stock pursuant to the Merger. Without limiting the generality of the foregoing, each of Omega and Online shall (i) notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC or any other governmental official for amendments or supplements to, or any other filing or supplemental or additional information relating to the Joint Proxy Statement/Prospectus or the Registration Statement, and shall promptly supply the other with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or any other governmental official, on the other hand, with respect to any of the foregoing filings, and (ii) use all reasonable efforts, after consultation with the other such party, to respond promptly to any comments made by the SEC with respect to the Joint Proxy Statement/Prospectus (including each preliminary version thereof) and the Registration Statement (including each amendment thereof and supplement thereto). As promptly as practicable after the Registration Statement shall have become effective, each of Omega and Online shall mail or cause to be mailed its Joint Proxy Statement/Prospectus to its respective shareholders.

       (b) Omega and Online shall each cause the Registration Statement and the Joint Proxy Statement Prospectus to comply in all material respects with the Securities Act, the Exchange Act and all other applicable federal and state securities law requirements. Each of Omega and Online shall, and shall cause its respective representatives to, fully cooperate with the other such party and its respective representatives in the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement, and shall provide promptly to the other such information concerning it and its affiliates, directors, officers and stockholders as the other may reasonably request in connection with the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement. If at any time prior to the Effective Time Omega or Online shall become aware of any fact, event or circumstance that is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Omega or Online, as the case may be, shall promptly notify the other of such fact, event or circumstance and the parties shall cooperate with each other in filing with the SEC or any other governmental official, and (in the case of a supplement to the Joint Proxy Statement/Prospectus) mailing to shareholders of Omega or Online, as appropriate, such amendment or supplement.

       (c) (i) The Joint Proxy Statement/Prospectus shall contain the unanimous recommendation of the Board of Directors of Omega that the Omega shareholders approve this Agreement and the Merger and the conclusion of the Board of Directors that the terms and conditions of the Merger are advisable and fair to, and in the best interests of, the shareholders of Omega provided that no such recommendation need be included, and any such recommendation may be withdrawn if previously included, if a Superior Proposal has been made and Omega and Omega's Board of Directors withdraw or modify such recommendation in compliance with, and otherwise have complied in all respects with, Section 5.4. Notwithstanding anything to the contrary contained herein, Omega shall not include in the Joint Proxy Statement/Prospectus any information with respect to Online or its affiliates or associates, the form and content of which information shall not have been approved by Online prior to such inclusion.

          (ii) The Joint Proxy Statement/Prospectus shall contain the unanimous recommendation of the Board of Directors of Online that the Online shareholders approve this Agreement and the Merger and the conclusion of the Board of Directors that the terms and conditions of the Merger are advisable and fair to, and in the best interests of, the shareholders of Online provided that no such recommendation need be included, and any such recommendation may be withdrawn if previously included, if a Superior Proposal has been made and Online and Online's Board of Directors withdraw or modify such recommendation in compliance with, and otherwise have complied in all respects with Section
5.4. Notwithstanding anything to the contrary contained herein, Online shall not include in the Joint Proxy Statement/Prospectus any information with respect to Omega or its affiliates or associates, the form and content of which information shall not have been approved by Omega prior to such inclusion.

     6.2 Meetings of Shareholders. Omega and Online shall, consistent with Florida Law and its respective Articles of Incorporation and Bylaws, call and hold, in the case of Omega, the Omega Shareholders Meeting and, in the case of Online, the Online Shareholders Meeting, as promptly as practicable for the purpose of voting upon the adoption or approval of this Agreement and shall use all reasonable best efforts to hold their respective meetings as soon as practicable after the date on which the Registration Statement becomes effective, but in no event later than 35 days after the effective date of the Registration Statement. Omega and Online shall each use its best efforts to solicit from its respective shareholders proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required to effect the Merger provided that such solicitation efforts need not be made (although all efforts required to hold its respective Shareholders Meeting will continue to be required and, in that regard, its respective Shareholders Meeting shall be held and not canceled unless this Agreement is terminated pursuant to and as permitted under the terms of this Agreement prior to its respective Shareholders Meeting), if a Superior Proposal has been made and Omega or Online and its respective Board of Directors withdraw or modify such recommendation in compliance with, and otherwise have complied in all respects with, Section 5.4.

     6.3 Access to Information.

       (a) At all times prior to the Effective Time, Omega and Online shall each afford the other such party and its accountants, counsel and other representatives, reasonable access during normal business hours to (i) all of its properties, books, contracts, commitments and records as well as those of its subsidiaries, (ii) all of its Tax Returns and accountants' work papers and all other information relating to Taxes of it and its subsidiaries, and
(iii) all other information concerning the business, properties and personnel of it and its subsidiaries as the other party may reasonably request. Omega and Online each agree to provide to the other party and its accountants, counsel and other representatives copies of internal financial statements, budgets, operating plans and projections promptly upon request.

       (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Omega and Online shall confer on a regular and frequent basis with one or more representatives of the other party to report material operational matters and the general status of ongoing operations.

       (c) No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     6.4 Confidentiality. The parties acknowledge that each of Omega and Online have previously executed a mutual nondisclosure agreement dated November 15, 1999 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except to the extent necessary to comply with the terms of this Agreement.

     6.5 Public Disclosure. Unless otherwise permitted by this Agreement, Omega and Online shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the transactions contemplated hereby, and Online shall not issue any such press release or make any such statement or disclosure without the prior approval of Omega (which approval shall not be unreasonably withheld or delayed), except as may be required by law or by obligations pursuant to any listing agreement with Nasdaq, in which case Online shall use commercially reasonable efforts to consult with the Omega before issuing such press release or making such public statement or disclosure.

     6.6 Consents; Cooperation. Each of Newco, Merger Subs, Omega and Online will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement. In the event an injunction or other order shall have been issued which prevents, alters or delays the Merger or any other transaction contemplated hereby, each party agrees to use its reasonable best efforts to have such injunction or other order lifted. Without limiting the foregoing, each of Omega and Online shall use its reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. As soon as practicable following the execution hereof, Omega, Online and Newco shall file all necessary forms and take all necessary actions, and thereafter shall use its reasonable best efforts, to file any required notice or application and to obtain prior to the Closing Date approval of the change of control or ownership of Omega and Online and its respective subsidiaries from The Nasdaq Stock Market or the NASD and any applicable state and all other notices, licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts, agreements, licenses or other instruments relating to the business as may be required in order to enable each of Omega, Online and Newco, respectively, to perform its obligations hereunder and so as to permit the Closing to occur at the earliest possible date.

     6.7 Reasonable Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     6.8 Blue Sky Laws. Newco shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the shares of Newco Common Stock in connection with the Merger. Omega and Online shall use its best efforts to assist Newco as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of the shares of Newco Common Stock in connection with the Merger.

     6.9 Nasdaq Quotation. Omega agrees to continue the quotation of Omega Common Stock on the Nasdaq National Market during the term of the Agreement so that, to the extent necessary, appraisal rights will not be available to shareholders of Omega under Section 1302 of the Florida Law.

     6.10 Public Accounting. Omega and Online shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests under generally accepted accounting principles and applicable SEC rules and regulations. Each of Omega and Online shall use its reasonable best efforts to cause its Affiliates not to take any action that would adversely affect the ability of Newco or the Surviving Corporations to account for the business combination to be effected by the Merger as a pooling of interests. At all times at and following the Effective Time, Newco may impose stop transfer instructions or elect to not permit the transfer of shares of Newco Common Stock or the issuance of a new certificate representing such shares unless and until such a transfer can be made without adversely affecting the ability of Newco or the Surviving Corporations to account for the business combination to be effected by the Merger as a pooling of interests.

     6.11 Affiliate Agreements.

       (a) Schedule 6.11(a) of the Omega Disclosure Schedule sets forth those persons who may be deemed Affiliates of Omega. Omega shall provide Online with such information and documents as Online shall reasonably request for purposes of reviewing such list. Omega shall deliver or cause to be delivered to Online, no later than five (5) business days after the execution of this Agreement, from each of the Affiliates of Omega an executed Omega Affiliate Agreement. Newco shall be entitled to place appropriate legends on the certificates evidencing shares of Newco Common Stock to be received by such Affiliates of Omega pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Newco Common Stock, in each of the foregoing cases in accordance with the terms of such Omega Affiliate Agreement.

       (b) Schedule 6.11(b) of the Online Disclosure Schedule sets forth those persons who may be deemed Affiliates of Online. Online shall provide Omega with such information and documents as Omega shall reasonably request for purposes of reviewing such list. Online shall deliver or cause to be delivered to Omega, no later than five (5) business days after the execution of this Agreement, from each of the Affiliates of Online an executed Online Affiliate Agreement. Newco and Merger Subs shall be entitled to place appropriate legends on the certificates evidencing shares of Newco Common Stock to be received by such Affiliates of Online pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Newco Common Stock, in each of the foregoing cases in accordance with the terms of such Online Affiliate Agreement.

     6.12 Tax Treatment. The parties shall use their reasonable best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

     6.13 Omega and Online Options.

       (a) At the Effective Time, the Omega Stock Option Plans and each outstanding option to purchase shares of Omega Common Stock under the Omega Stock Option Plans or which is part of the WOW Options, whether vested or unvested, will be assumed by Newco. Omega represents and warrants to Online that Schedule 6.13(a) of the Disclosure Schedule hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Omega Stock Option Plans and the WOW Options, including the number of shares of Omega capital stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Omega shall deliver to Online an updated Schedule
6.13 (a) current as of such date. Each such option so assumed by Newco under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Omega Stock Option Plans and/or the applicable stock option agreements, immediately prior to the Effective Time, except that
(i) such option will be exercisable for that number of whole shares of Newco Common Stock equal to the product of the number of shares of Omega Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Omega Exchange Ratio and rounded down to the nearest whole number of shares of Newco Common Stock, and (ii) the per share exercise price for the shares of Newco Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Omega Common Stock at which such option was exercisable immediately prior to the Effective Time by the Omega Exchange Ratio, rounded up to the nearest whole cent, subject to any adjustments necessary to protect the status of any option as an incentive stock option as defined in Section 422 of the Code. It is the intention of the parties that the options so assumed by Newco qualify, to the maximum extent permissible following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within 30 business days after the Effective Time, Newco will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Omega Stock Option Plans or a holder of WOW Options a document evidencing the foregoing assumption of such option by Newco.

       (b) All outstanding rights of Omega which it may hold immediately prior to the Effective Time to repurchase unvested shares of Omega Common Stock (the "Omega Repurchase Options") shall be assigned to Newco in the Merger and shall thereafter be exercisable by Newco upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Omega Repurchase Options and the purchase price per share shall be adjusted to the extent necessary to reflect the Omega Exchange Ratio.

       (c) At the Effective Time, the Online 1999 Stock Option Plan and each outstanding option to purchase shares of Online Common Stock under the Online 1999 Stock Option Plan, whether vested or unvested, and the Online Warrants will be assumed by Newco. Online represents and warrants to Omega that Schedule 6.13(c) to the Online Disclosure Schedule sets forth a true and complete list as of the date hereof of (i) all holders of outstanding options under the Online 1999 Stock Option Plan, including the number of shares of Online capital stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option, and (ii) all holders of the Online Warrants, including the number of shares of Online capital stock subject to each Online Warrant, the exercise or vesting schedule, the exercise price per share and the term of the Online Warrants. On the Closing Date, Online shall deliver to Omega an updated Schedule 6.13(c) current as of such date. Each such option so assumed by Newco under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Online 1999 Stock Option Plan and the applicable stock option agreements immediately prior to the Effective Time, and each such Online Warrant so assumed by Newco under this Agreement shall continue to have, and is subject to, the same terms and conditions set forth in the applicable warrant agreements immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Newco Common Stock equal to the product of the number of shares of Online Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Online Exchange Ratio and rounded down to the nearest whole number of shares of Newco Common Stock, and (ii) the per share exercise price for the shares of Newco Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Online Common Stock at which such option was exercisable immediately prior to the Effective Time by the Online Exchange Ratio, rounded up to the nearest whole cent, subject to any adjustments necessary to protect the status of any option as an incentive stock option as defined in Section 422 of the Code. It is the intention of the parties that the options so assumed by Newco qualify, to the maximum extent permissible following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within 30 business days after the Effective Time, Newco will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Online 1999 Stock Option Plan or a holder of an Online Warrant, a document evidencing the foregoing assumption of such option or warrant by Newco.

       (d) All outstanding rights of Online which it may hold immediately prior to the Effective Time to repurchase unvested shares of Online Common Stock (the "Repurchase Options") shall be assigned to Newco in the Merger and shall thereafter be exercisable by Newco upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per share shall be adjusted to the extent necessary to reflect the Online Exchange Ratio.

     6.14 Nasdaq Listing of Newco Common Stock. Prior to the Effective Time, Omega shall cause Newco to (a) file with The Nasdaq National Market a listing application and agreement in order to list the Newco Common Stock on the Nasdaq National Market and (b) use its commercially reasonable efforts to have the shares of Newco Common Stock issuable upon the conversion of the Omega Common Stock and Online Common Stock in the Merger and upon exercise of the options under the Omega Stock Option Plans and Online 1999 Stock Option Plan, the WOW Options and the Online Warrants assumed by Newco listed for trading on The Nasdaq National Market on or prior to the Effective Time, subject to official notice of issuance.

     6.15 Form 8-A. Prior to the Effective Time, Omega shall cause Newco to (a) file a Form 8-A ("Form 8-A") with the SEC in order to register the Newco Common Stock and (b) use its commercially reasonable efforts to have such Form 8-A declared effective by the SEC on or prior to the Effective Time.

     6.16 Form S-8. Newco agrees to use its commercially reasonable efforts to file as soon as practicable after the Effective Time (and in any event no later than twenty (20) business days after the Effective Time), a registration statement on Form S-8 covering the shares of Newco Common Stock issuable pursuant to outstanding options under the Omega Stock Option Plans and Online 1999 Stock Option Plan and pursuant to the WOW Options assumed by Newco. Omega and Online shall cooperate with and assist Newco in the preparation of such registration statement.

     6.17 Employees.

       (a) Concurrently with the execution of this Agreement, each of the individuals set forth on Schedule 6.17(a) attached hereto shall have delivered to Newco an executed Employment Agreement in the form of Exhibit D-1 attached hereto.

       (b) Concurrently with the execution of this Agreement, each of the individuals set forth on Schedule 6.17(b) attached hereto shall have delivered to Newco an executed Non-Competition and Non-Disclosure Agreement
("Non-Competition Agreement") in the form of Exhibit D-2 attached hereto.

     6.18 Director and Officer Indemnification.

       (a) Newco agrees not to cause or allow the Omega Surviving Corporation or the Online Surviving Corporation to modify any rights to indemnification or exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the officers and directors of Omega or Online, respectively, and their respective subsidiaries as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) and any indemnification agreements of Omega or Online and/or their respective subsidiaries.

       (b) For two years after the Effective Time, Newco directly will or will cause the Omega Surviving Corporation and Online Surviving Corporation to use commercially reasonable efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such person currently covered by Omega's and Online's respective officers' and directors' liability insurance policy on terms reasonably comparable to those of such policy in effect on the date hereof, provided that in satisfying its obligation under this paragraph, Newco shall not be obligated to (i) pay or to cause the Omega Surviving Corporation to pay premiums in excess of 150% of the amount per annum Omega paid in its last full fiscal year, which amount has been disclosed in writing to Online and, if Newco or the Omega Surviving Corporation (as the case may be) is unable to obtain the insurance required by this paragraph, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount, or (ii) pay or to cause the Online Surviving Corporation to pay premiums in excess of 150% of the amount per annum Online paid in its last full fiscal year, which amount has been disclosed in writing to Omega, and if the Newco or the Online Surviving Corporation (as the case may be) is unable to obtain the insurance required by this paragraph, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     6.19 Comfort Letters.

       (a) Online shall use its reasonable best efforts to cause to be delivered to Omega a procedures letter of Online's independent auditors, dated a date within two (2) business days before the date on which the Registration Statement shall become effective and at the Closing Date and addressed to Newco, Omega and Online, in form reasonably satisfactory to Omega and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

       (b) Omega shall use its reasonable best efforts to cause to be delivered to Online a procedures letter of Omega's independent auditors, dated a date within two (2) business days before the date on which the Registration Statement shall become effective and at the Closing Date addressed to Newco, Omega and Online, in form reasonably satisfactory to Online and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     6.20 Shareholder Litigation. Unless and until Online has withdrawn its recommendation of the Merger in compliance with Section 5.4, Online shall give Omega the opportunity to participate in or, in the event Omega is named in any such litigation, to lead, in each case at its own expense, in the defense of any shareholder litigation against Omega or Online and/or its respective directors relating to the transactions contemplated by this Agreement and the Omega Stock Option Agreement or Online Stock Option Agreement. In the event Omega is leading any such shareholder litigation, Online shall be given the opportunity to participate at its own expense in the defense of such shareholder litigation.

     6.21 Observation Rights. Andrew A. Allen shall be entitled to attend as an observer all meetings of the Board of Directors of Newco (including telephonic meetings); provided, however, that (a) Newco's Board of Directors may require that such individual not attend any particular Board meeting or be excused from any portions of meetings that involve matters or business that Newco's Board of Directors, in its reasonable discretion, determines involve matters or business necessary to be considered by the Board of Directors without Mr. Allen being in attendance; and (b) such rights shall exist for such individual only for so long as such individual owns at least 5.0% of the outstanding shares of Newco Common Stock. Except with respect to matters or business as to which Newco's

Board of Directors has determined should be considered by the Board of Directors without Mr. Allen being in attendance and for so long as such individual is entitled to attend Board meetings, such individual shall be provided with the same meeting notices and materials as the members of Newco's Board of Directors, including but not limited to copies of all proposed and final resolutions, minutes and written consents.

     6.22 Errors and Omissions Insurance. Within thirty (30) days from the date of this Agreement, Online will obtain errors and omissions insurance in an amount of at least $5,000,000 in form and content and from an insurer reasonably satisfactory to Omega.

                                  ARTICLE VII

                           CONDITIONS TO THE MERGER

     7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

       (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the holders of a majority of the shares of Omega Common Stock outstanding as of the record date set for the Omega Shareholders Meeting. This Agreement and the Merger shall have been approved and adopted by the holders of a majority of the shares of Online Common Stock outstanding as of the record date set for the Online Shareholders Meeting.

       (b) Registration Statements Effective. The SEC shall have declared the Registration Statement and Form 8-A effective. No stop order suspending the effectiveness of the Registration Statement or Form 8-A or any part thereof shall have been issued, and no proceeding for that purpose, and no similar proceeding shall have been initiated or threatened by the SEC in respect of the Joint Proxy Statement/Prospectus, and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

       (c) No Injunctions or Restraints, Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which in the opinion of counsel to either of the respective parties prevents or prohibits the consummation of the Merger. In the event an injunction or other order shall have been issued, each party agrees to use its commercially reasonable efforts to have such injunction or other order lifted.

       (d) Nasdaq National Market Listing. The Newco Common Stock shall have been listed for trading on The Nasdaq National Market, subject to official notice of issuance.

       (e) Governmental Approval. Newco, Merger Subs, Omega and Online and their respective subsidiaries, if applicable, shall have obtained from each Governmental Entity and each Regulatory Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the other transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, the Exchange Act, or any SRO constitution or rules, any state Blue Sky laws, the failure of which to obtain would reasonably be likely to have a

Material Adverse Effect on Newco or either of the Surviving Corporations or would prevent or materially restrict or impede the consummation and effectiveness of the Merger.

     7.2 Additional Conditions to Obligations of Online. The obligations of Online to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Online:

       (a) Representations, Warranties and Covenants. (i) The representations and warranties of Newco and Omega in this Agreement shall be true and correct when made on and as of the Effective Time as though such representations and warranties were made on and as of such time (other than representations and warranties expressly relating to an earlier date, which shall have been true and correct as of such earlier date) except (A) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" or words of similar import set forth therein) does not have and is not reasonably likely to have individually or in the aggregate a Material Adverse Effect on Omega and Newco taken as a whole and (B) as otherwise expressly contemplated by this Agreement, and (ii) Newco, Merger Subs and Omega shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them at or prior to the Effective Time.

       (b) Certificate of Omega. Online shall have been provided with a certificate executed on behalf of Omega by its President and its Chief Financial Officer certifying that the condition set forth in Section 7.2(a) has been fulfilled.

       (c) Tax Opinion. Online shall have received a written opinion of Broad & Cassel dated on or about the date the Joint Proxy Statement/Prospectus is first mailed to shareholders of Online and Omega and on the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and such opinion shall not have been withdrawn. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Newco, Merger Subs, Omega and Online.

       (d) Third Party Consents. Online shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any Material Contract of Omega or any of its subsidiaries or otherwise, the failure of which to obtain would reasonably be likely to have a Material Adverse Effect on Newco or the Surviving Corporations or would prevent or materially restrict or impede the consummation and effectiveness of the Merger.

       (e) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision materially limiting or restricting the conduct or operation of the business of Omega Surviving Corporation and its subsidiaries following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission, SRO or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

       (f) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Omega and its subsidiaries, taken as a whole.

       (g) Company Affiliate Agreements. Newco shall have received from each Affiliate of Omega an executed Omega Affiliate Agreement.

       (h) Employment Agreements. Newco shall have entered into (or be willing to enter into) an Employment Agreement substantially in the form attached hereto as Exhibit D-1 with each of the employees on Schedule 6.17(a).

     7.3 Additional Conditions to the Obligations of Newco, Merger Subs and Omega. The obligations of Newco, Merger Subs and Omega to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Omega:

       (a) Representations, Warranties and Covenants. (i) The representations and warranties of Online in this Agreement shall be true and correct when made on and as of the Effective Time as though such representations and warranties were made on and as of such time (other than representations and warranties expressly relating to an earlier date, which shall have been true and correct as of such earlier date) except (A) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" or words of similar import set forth therein) does not have and is not reasonably likely to have individually or in the aggregate a Material Adverse Effect on Online taken as a whole and (B) as otherwise expressly contemplated by this Agreement, and (ii) Online shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Effective Time.

       (b) Certificate of Online. Omega shall have been provided with a certificate executed on behalf of Online by its President and Chief Financial Officer certifying that the condition set forth in Section 7.3(a) has been fulfilled.

       (c) Third Party Consents. Omega shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any Material Contract of Online or any of its subsidiaries or otherwise, the failure of which to obtain would reasonably be likely to have a Material Adverse Effect on Newco or the Surviving Corporations or would prevent or materially restrict or impede the consummation and effectiveness of the Merger.

       (d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision materially limiting or restricting the conduct or operation of the business of Online Surviving Corporation and its subsidiaries following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission, SRO or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

       (e) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Online and its subsidiaries, taken as a whole.

       (f) Company Affiliate Agreements. Newco shall have received from each Affiliate of Online an executed Online Affiliate Agreement.

       (g) Employment and Non-Competition Agreements/Waivers. Each of the employees of Online set forth on Schedule 6.17(a) shall have accepted employment with Newco and shall have entered into an Employment Agreement substantially in the form attached hereto as Exhibit D-1. Each of the individuals set forth on Schedule 6.17(b) shall have entered into a Non-Competition Agreement substantially in the form attached hereto as Exhibit D-2.

       (h) Tax Opinion. Omega shall have received a written opinion of Bilzin Sumberg Dunn Price & Axelrod, LLP dated on or about the date the Joint Proxy Statement/Prospectus is first mailed to shareholders of Online and Omega and on the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Newco, Merger Subs, Omega and Online.

       (i) Pooling Letters. Omega shall have received letters, each dated the Closing Date, from Ahearn, Jasco & Company, P.A., Online's independent auditors, and Arthur Andersen LLP, Omega's independent auditors, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement.

       (j) Online Dissenting Shares. The aggregate number of Online Dissenting Shares shall not equal more than 5% of the outstanding shares of Online Common Stock as of the Closing Date.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Omega and/or Online, this Agreement may be terminated:

       (a) by mutual written, executed consent of Omega and Online;

       (b) by either Omega or Online, if the Closing shall not have occurred on or before July 31, 2000 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement);

       (c) by Omega, if (i) Online shall breach any of its representations, warranties, covenants or obligations hereunder to an extent that would cause the condition set forth in Section 7.3(a) not to be satisfied and such breach shall not have been cured within twenty (20) business days following receipt by Online of written notice of such breach (provided that the right to terminate this Agreement by Omega shall not be available to Omega where Omega is at that time in material breach of this Agreement), (ii) the Board of Directors of Online shall have withdrawn or modified its recommendation of this Agreement or the Merger or any transaction contemplated hereby in a manner adverse to Omega or shall have resolved to do any of the foregoing, (iii) Online shall have failed to comply in any material respect with the Online Option Agreement or with Section 5.4 or Section 6.2 of this Agreement, or (iv) the Board of Directors of Online shall have recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do so;

       (d) by Online, if (i) Omega shall breach any of its representations, warranties, covenants or obligations hereunder to an extent that would cause the condition set forth in Section 7.2(a) not to be satisfied and such breach shall not have been cured within twenty (20) business days following receipt by Omega of written notice of such breach (provided that the right to terminate this Agreement by Online shall not be available to Online where Online is at that time in material breach of this Agreement), (ii) the Board of Directors of Omega shall have withdrawn or modified its recommendation of this Agreement or the Merger or any transaction contemplated hereby in a manner adverse to Online or shall have resolved to do any of the foregoing, or (iii) Omega shall have failed to comply in any material respect with the Omega Option Agreement or with Section 5.4 or Section 6.2 of this Agreement;

       (e) by Omega, if a Trigger Event (as defined in Section 8.3(d)) or Takeover Proposal shall have occurred in connection with Online and Online's Board of Directors, in connection therewith, does not within five (5) business days of such occurrence (i) reconfirm its approval and recommendation of the Merger and this Agreement and the transactions contemplated hereby and (ii) reject such Takeover Proposal or Trigger Event;

       (f) by Omega, if (i) a Takeover Proposal shall have occurred in connection with Omega and, in connection therewith, Omega's Board of Directors in compliance with the procedure set forth in Section 5.4 determines in good faith that such Takeover Proposal is a Superior Proposal and that it is required by its fiduciary duty to accept such Takeover Proposal and advises Online in writing thereof or (ii) a Trigger Event shall have occurred in connection with Omega and Omega's Board of Directors, in connection therewith determines, within five (5) business days of such occurrence, acting in good faith that it is required by its fiduciary duty to withdraw its recommendation of the Merger and in either case Omega terminates this Agreement;

       (g) by Online, if a Takeover Proposal shall have occurred in connection with Online and, in connection therewith, Online's Board of Directors in compliance with the procedures set forth in Section 5.4 determines in good faith that such Takeover Proposal is a Superior Proposal and that it is required by its fiduciary duty to accept such Takeover Proposal and advises Omega in writing thereof; or

       (h) by either Omega or Online if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable.

     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Newco, Merger Subs, Omega or Online or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from fraud or the wilful or intentional breach or failure to perform by Omega or Online of any of its representations, warranties or covenants set forth in this Agreement or the Omega Option Agreement or Online Option Agreement (as the case may be), in which event the breaching party shall pay to the non-breaching party as liquidated damages an amount equal to $5,000,000 by wire transfer to an account designated by the non-breaching party within five (5) business days from the termination of this Agreement; provided that (a) the provisions of Section 6.4 (Confidentiality), Section 8.3 (Expenses and Termination Fees) and this Section
8.2 shall remain in full force and effect and survive any termination of this Agreement.

     8.3 Expenses and Termination Fees.

       (a) Subject to Section 8.2 and subsections (b), (c), (d), (e) and (f) of this Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, brokers, finders, agents, accountants and legal counsel) shall be paid by the party incurring such expense, except that expenses incurred in connection with printing the proxy materials and the Registration Statement, registration and filing fees incurred in connection with the Registration Statement, the proxy materials and the Nasdaq listing of the Newco Common Stock pursuant to Section 6.14 shall be shared equally by Omega and Online.

       (b) In the event that this Agreement is terminated pursuant to Section 8.1(e) or Section 8.1(g), Online shall promptly (but in all events within five
(5) business days of the failure to reaffirm the recommendation of the Merger as required under Section 8.1(e) or on or prior to Online's termination of this Agreement pursuant to Section 8.1(g), as the case may be) pay Omega an amount equal to $5,000,000 by wire transfer to an account designated by Omega.

       (c) In the event that this Agreement is terminated pursuant to Section 8.1(f), Omega shall promptly (but in all events on or prior to Omega's termination of this Agreement) pay Online an amount equal to $5,000,000 by wire transfer to an account designated by Online.

       (d) As used herein, a "Trigger Event" shall occur if any person (as that term is defined in Section 13(d) of the Exchange Act and the regulations promulgated thereunder) acquires securities representing ten percent (10%) or more, or commences a tender or exchange offer, open market purchase program or other publicly announced initiative following the successful consummation of which the offeror and its affiliate would beneficially own securities representing ten percent (10%) or more, of the voting power of Omega or Online (as the case may be).

       (e) For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any written indication of interest in, a merger or other business combination involving Omega or Online (as the case may be) or any of its subsidiaries or the acquisition of ten percent (10%) or more of the outstanding shares of capital stock, or a significant portion of the assets of, Omega or Online (as the case may be) or any of its subsidiaries, other than the transactions contemplated by this Agreement.

       (f) In the event that this Agreement is terminated pursuant to Section 8.1(c) or 8.1(d), the non-terminating party shall pay to and reimburse the terminating party the actual out-of-pocket expenses incurred by the terminating party in connection with this transaction by wire transfer to an account designated by the terminating party within five (5) business days from the non-terminating party's receipt of a statement from the terminating party indicating the amount of such out-of-pocket expenses that have been incurred. In addition, in the event this Agreement has been terminated pursuant to
Section 8.1(c) or 8.1(d) as a result of a nonwillful material breach of or failure to perform the provisions of this Agreement by the non-terminating party, the terminating party shall have the right to recover any damages arising from such nonwillful material breach or failure to perform.

     8.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the shareholders of Omega or Online shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Omega Common Stock or the Online Common Stock, or (ii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Omega Common Stock or Online Common Stock.

     8.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX

                              GENERAL PROVISIONS

     9.1 Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Sections 6.4 (Confidentiality), 6.7 (Reasonable Best Efforts and Further Assurances), 6.10 (Public Accounting), 6.16 (Form S-8), 6.18 (Director and Officer Indemnification), 6.21 (Observation Rights), 8.2 (Effect of Termination), 8.3 (Expenses and Termination Fees), 8.4 (Amendment), and this Article IX shall survive the Effective Time.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

     (a) if to Omega, Newco or Merger Subs to:

           Omega Research, Inc.
           8700 West Flagler Street, Suite 250
           Miami, Florida 33174
           Attention: Salomon Sredni, President
           Facsimile No.: (305) 485-7019
           Telephone No.: (305) 485-7000
           with a copy to:

           Bilzin Sumberg Dunn Price & Axelrod LLP
           2500 First Union Financial Center
           Miami, Florida 33131-2336
           Attention: Alan D. Axelrod, Esq.
           Facsimile No: (305) 374-7593
           Telephone No: (305) 374-7580

     (b) if to Online, to:

           onlinetradinginc.com corp.
           2700 N. Military Trail
           Suite 200
           Boca Raton, Florida 33431
           Attention: Steven zum Tobel, President
           Facsimile No.: (561) 995-0606
           Telephone No.: (561)995-1010
           with a copy to:

           Broad & Cassel
           201 South Biscayne Boulevard
           Suite 3000
           Miami, Florida 33131
           Attention: Leonard H. Bloom, Esq.
           Facsimile No.: (305) 995-6428
           Telephone No.: (305) 373-9400

     9.3 Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Omega Disclosure Schedule, the Online Disclosure Schedule and the Newco Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(c)-(d)-(f)-(g)-(h) (Effect on Capital Stock), 1.7 (Surrender of Certificates), 6.13 (Omega and Online Options), 6.16 (Form S-8), 6.18 (Director and Officer Indemnification) and 6.21 (Observation Rights); and (c) shall not be assigned or transferred (in whole or in part) by operation of law or otherwise except with the prior written consent of the parties hereto.

     9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

     9.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Florida in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Florida for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.10 Definitions. For purposes of this Agreement, "Material Adverse Effect" means any event, change, condition or effect that is, or would be reasonably expected to be, materially adverse to the condition (financial or otherwise), properties, assets (including, without limitation, intangible assets), liabilities, business, operations, results of operations or prospects of such person or entity and its subsidiaries, taken as a whole; provided, however, that in no event shall a decrease in such person's or entity's stock price in and of itself be considered a "Material Adverse Effect," (b) "subsidiary" means, with respect to a party, any corporation, partnership or other organization or entity, whether incorporated or unincorporated, in which such party has, directly or indirectly, a fifty percent (50%) or greater interest and (c) any reference to a party's "knowledge" means such party's actual knowledge after reasonable inquiry of officers and other employees, of such party charged with senior administrative or operational responsibility for such matters.

     9.11 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

     9.12 Prevailing Party Legal Fees. The prevailing party(s) in any litigation or other proceeding brought to enforce the terms of this Agreement shall be entitled to receive from the nonprevailing party(s) its reasonable attorneys' and paralegals' fees and costs before and at trial and at all appellate and other tribunal levels, in addition to its other remedies hereunder or at law or in equity.

                      [SIGNATURES ARE ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, Online, Omega, Newco, Omega Merger Sub and Online Merger Sub, have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                 OMEGA RESEARCH, INC.

                                 By: /s/ Ralph L. Cruz
                                     -------------------------------------
                                 Name: Ralph L. Cruz
                                       -----------------------------------
                                 Title: CO CEO
                                        ----------------------------------

                                 ONLINETRADINGINC.COM CORP.

                                 By: /s/ Steven zum Tobel
                                     -------------------------------------
                                 Name: Steven zum Tobel
                                       -----------------------------------
                                 Title: President
                                        ----------------------------------

                                 ONLINE TRADING GROUP, INC.

                                 By: /s/ Ralph L. Cruz
                                     -------------------------------------
                                 Name: Ralph L. Cruz
                                       -----------------------------------
                                 Title: CO CEO
                                        ----------------------------------

                                 OMEGA ACQUISITION CORPORATION

                                 By: /s/ Ralph L. Cruz
                                     -------------------------------------
                                 Name: Ralph L. Cruz
                                       -----------------------------------
                                 Title: CO CEO
                                        ----------------------------------

                                 ONLINETRADING ACQUISITION CORPORATION

                                 By: /s/ Ralph L. Cruz
                                     -------------------------------------
                                 Name: Ralph L. Cruz
                                       -----------------------------------
                                 Title: CO CEO
                                        -----------------------------------

                               SCHEDULE 6.11(a)

                              AFFILIATES OF OMEGA

William R. Cruz
Ralph R. Cruz
Peter A. Parandjuk
Salomon Sredni
Marc J. Stone
Brian D. Smith
Stephen C. Richards
WRCF-I 1997 Limited Partnership
WRCF-II 1997 Limited Partnership
RLCF-I 1997 Limited Partnership
RLCF-II 1997 Limited Partnership

                               SCHEDULE 6.11(b)

                             AFFILIATES OF ONLINE

Andrew A. Allen
Farshid Tafazzoli
E. Steven zum Tobel
Derek J. Hernquist
Lothar Mayor
Eldren P. Nalley
Robert Scarpetti
Benedict S. Gambino
Andrew A. Allen Family Limited Partnership
Tafazzoli Family Limited Partnership
zum Tobel Family Limited Partnership

                               SCHEDULE 6.17(a)

                  INDIVIDUALS EXECUTING EMPLOYMENT AGREEMENT

Farshid Tafazzoli
E. Steven zum Tobel
Derek J. Hernquist

                                SCHEDULE 6.17(b)

                INDIVIDUALS EXECUTING NON-COMPETITION AGREEMENT

Andrew A. Allen
Farshid Tafazzoli
Benedict S. Gambino
E. Steven zum Tobel
Derek J. Hernquist
William R. Cruz
Ralph L. Cruz

                                   EXHIBIT B

                       FORM OF OMEGA AFFILIATE AGREEMENT

                               January 19, 2000

Online Trading Group, Inc.
8700 West Flagler Street
Miami, Florida 33174

Ladies and Gentlemen:

     Pursuant to the terms of an Agreement and Plan of Merger and Reorganization, dated as of January 19, 2000 (the "Merger Agreement"), by and among Omega Research, Inc., a Florida corporation ("Company"), onlinetradinginc.com corp., a Florida corporation ("Online"), Online Trading Group, Inc., a Florida corporation ("Newco"), Omega Acquisition Corporation, a Florida corporation and a wholly owned subsidiary of Newco ("Omega Merger Sub"), and Onlinetrading Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Newco ("Online Merger Sub" and, together with Omega Merger Sub, the "Merger Subs"), Newco has agreed (i) to acquire Company through the merger of Omega Merger Sub with and into Company and (ii) to acquire Online through the merger of Online Merger Sub with and into Online (collectively, the "Transaction").

     The undersigned has been advised that as of the date hereof the undersigned may be deemed to be (but does not hereby admit to be) an "affiliate" of Company, as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and/or
(ii) used in and for purposes of Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletin Two, as amended, of the SEC.

     The undersigned understands that the representations, warranties and covenants set forth herein will be relied upon by Newco, other stockholders of Newco, Merger Subs, Online, Company and their respective counsel and accounting firms. Except to the extent written notification to the contrary is received by Newco from the undersigned prior to the consummation of the Transaction, the representations and warranties contained herein shall be accurate at all times from the date hereof through the Effective Time (as defined in the Merger Agreement).

     The undersigned hereby represents and warrants to and agrees with Newco that in the event the undersigned receives any shares of Newco Common Stock (as defined in the Merger Agreement) as a result of the Transaction:

     1. The undersigned has power and authority to execute and deliver this letter agreement and to make the representations and warranties set forth herein and to perform the undersigned's obligations hereunder;

     2. The undersigned has carefully read this letter agreement and the Merger Agreement and, to the extent the undersigned felt necessary, discussed the requirements of such documents and other applicable limitations upon the undersigned's ability to sell, transfer, pledge or otherwise dispose of Newco Common Stock with the undersigned's counsel or counsel for the Company;

     3. The undersigned is the owner of the number of shares (the "Shares") of Omega Common Stock (as defined in the Merger Agreement) set forth below, and did not acquire any of the Shares in contemplation of the Transaction.

                                     EXB-1

     4. The undersigned will not make any sale, transfer, pledge or other disposition of Omega Common Stock, Online Common Stock or Newco Common Stock
(i) in violation of the Securities Act or the Rules and Regulations or (ii) to a transferee that has not agreed in writing to be bound hereby;

     5. The undersigned has been advised that the issuance of Newco Common Stock to the undersigned in connection with the Transaction has been or will be registered with the SEC under the Securities Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Transaction was or will be submitted for a vote of the shareholders of the Company the undersigned may be deemed to be or have been an affiliate of the Company and the distribution by the undersigned of any Newco Common Stock has not been registered under the Securities Act, the undersigned may not sell, transfer, or otherwise dispose of Newco Common Stock issued to the undersigned in the Transaction unless (i) such sale, transfer, or other disposition has been registered under the Securities Act, (ii) such sale, transfer, or other disposition is made in conformity with the volume and other limitations of Rule 145 or (iii) in the opinion of counsel reasonably acceptable to Newco, such sale, transfer, or other disposition is otherwise exempt from registration under the Securities Act;

     6. The undersigned understands that, except as provided in the Merger Agreement, Newco is under no obligation to register the sale, transfer, or other disposition of Newco Common Stock by the undersigned or on the undersigned's behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available;

     7. The undersigned also understands that stop transfer instructions will be given to Newco's transfer agent with respect to Newco Common Stock issued to the undersigned and that there will be placed on the certificates for Newco Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

    "THE SECURITIES EVIDENCED BY THIS CERTIFICATE WERE ISSUED
   IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED JANUARY 19, 2000 BETWEEN THE REGISTERED HOLDER HEREOF AND ONLINE TRADING GROUP, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ONLINE TRADING GROUP, INC.";

     8. The undersigned also understands that, unless the sale, transfer, or other disposition by the undersigned of Newco Common Stock issued to the undersigned has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, Newco reserves the right to put the following legend on the certificates issued to any transferee of the undersigned:

    "THE SECURITIES EVIDENCED BY THIS CERTIFICATE WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES, AND WERE NOT ACQUIRED BY THE HOLDER WITH A VIEW TO TRANSFER, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, UNLESS SUCH SALE, TRANSFER, OR OTHER DISPOSAL IS MADE IN CONNECTION WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR IS EXEMPT FROM THE

                                     EXB-2

   REGISTRATION REQUIREMENTS OF SUCH ACT, THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ANY APPLICABLE STATE SECURITIES LAWS";

     9. Any other provisions of this letter agreement to the contrary notwithstanding, except as set forth below, during the 30-day period immediately preceding the Effective Time, the undersigned has not engaged and will not engage, and after the Effective Time until such time as results covering at least 30 days of combined operations of Newco and the Surviving Corporations (as defined in the Merger Agreement) have been published by Newco, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes such combined results of operations (the period commencing 30 days prior to the Effective Time and ending on the date of the publication of the post-Transaction financial results is referred to herein as the "Pooling Period"), the undersigned will not engage in any sale, transfer, or other disposition of, or reduce the undersigned's risk in respect of, any of the following:

     a. any shares of Newco Common Stock which the undersigned may acquire in connection with the Transaction, or any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefore (all such shares and other securities being referred to herein, collectively, as "Restricted Securities"), or any option, right or other interest with respect to any Restricted Securities;

     b. the shares of Newco Common Stock and options or warrants to purchase Newco Common Stock beneficially owned by the undersigned; or

     c. any shares of Newco Common Stock or any other equity securities of Newco which the undersigned purchases or otherwise acquires after the execution of this letter agreement and prior to the expiration of the Pooling Period.

     10. As promptly as practicable after the Effective Time, Newco will publish results covering at least 30 days of combined operations of Newco and Surviving Corporations in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q, 8-K, or any other public filing or announcement which includes such combined results of operations; provided, however, that Newco will under no circumstance be obligated to publish such results earlier than that time at which Newco publishes results for its first full fiscal quarter during which such 30 days of combined operations occurs.

     11. This Omega Affiliate Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without giving effect to the principles of conflicts of laws thereof and may be executed in counterparts.

                           (Signature Page Follows)

                                     EXB-3

                                   Very truly yours,

                                   ___________________________________________

                                   ___________________________________________

                                   (print name)

                                   Number of Shares of Omega Common Stock
                                   beneficially owned as of the date hereof:

                                   _________

 Accepted as of      , 2000

 ONLINE TRADING GROUP, INC.

 By:__________________________________

 Name:________________________________

 Title:_______________________________

                                     EXB-4

                                   EXHIBIT C

                       FORM OF ONLINE AFFILIATE AGREEMENT

                               January 19, 2000

Online Trading Group, Inc.
8700 West Flagler Street
Miami, Florida 233174

Ladies and Gentlemen:

     Pursuant to the terms of an Agreement and Plan of Merger and Reorganization, dated as of January 19, 2000 (the "Merger Agreement"), by and among Omega Research, Inc., a Florida corporation ("Omega"), onlinetradinginc.com corp., a Florida corporation ("Company"), Online Trading Group, Inc., a Florida corporation ("Newco"), Omega Acquisition Corporation, a Florida corporation and a wholly owned subsidiary of Newco ("Omega Merger Sub"), and Onlinetrading Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Newco ("Online Merger Sub" and, together with Omega Merger Sub, the "Merger Subs"), Newco has agreed (i) to acquire Omega through the merger of Omega Merger Sub with and into Omega and (ii) to acquire Company through the merger of Online Merger Sub with and into Company (collectively, the "Transaction").

     The undersigned has been advised that as of the date hereof the undersigned may be deemed to be (but does not hereby admit to be) an "affiliate" of Company, as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and/or
(ii) used in and for purposes of Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletin Two, as amended, of the SEC.

     The undersigned understands that the representations, warranties and covenants set forth herein will be relied upon by Newco, other stockholders of Newco, Merger Subs, Omega, Company and their respective counsel and accounting firms. Except to the extent written notification to the contrary is received by Newco from the undersigned prior to the consummation of the Transaction, the representations and warranties contained herein shall be accurate at all times from the date hereof through the Effective Time (as defined in the Merger Agreement).

     The undersigned hereby represents and warrants to and agrees with Newco that in the event the undersigned receives any shares of Newco Common Stock (as defined in the Merger Agreement) as a result of the Transaction:

     1. The undersigned has power and authority to execute and deliver this letter agreement and to make the representations and warranties set forth herein and to perform the undersigned's obligations hereunder;

     2. The undersigned has carefully read this letter agreement and the Merger Agreement and, to the extent the undersigned felt necessary, discussed the requirements of such documents and other applicable limitations upon the undersigned's ability to sell, transfer, pledge or otherwise dispose of Newco Common Stock with the undersigned's counsel or counsel for the Company;

     3. The undersigned is the owner of the number of shares (the "Shares") of Online Common Stock (as defined in the Merger Agreement) set forth below, and did not acquire any of the Shares in contemplation of the Transaction.

                                     EXC-1

     4. The undersigned will not make any sale, transfer, pledge or other disposition of Online Common Stock, Omega Common Stock or Newco Common Stock
(i) in violation of the Securities Act or the Rules and Regulations or (ii) to a transferee that has not agreed in writing to be bound hereby;

     5. The undersigned has been advised that the issuance of Newco Common Stock to the undersigned in connection with the Transaction has been or will be registered with the SEC under the Securities Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Transaction was or will be submitted for a vote of the shareholders of the Company the undersigned may be deemed to be or have been an affiliate of the Company and the distribution by the undersigned of any Newco Common Stock has not been registered under the Securities Act, the undersigned may not sell, transfer, or otherwise dispose of Newco Common Stock issued to the undersigned in the Transaction unless (i) such sale, transfer, or other disposition has been registered under the Securities Act, (ii) such sale, transfer, or other disposition is made in conformity with the volume and other limitations of Rule 145 or (iii) in the opinion of counsel reasonably acceptable to Newco, such sale, transfer, or other disposition is otherwise exempt from registration under the Securities Act;

     6. The undersigned understands that, except as provided in the Merger Agreement, Newco is under no obligation to register the sale, transfer, or other disposition of Newco Common Stock by the undersigned or on the undersigned's behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available;

     7. The undersigned also understands that stop transfer instructions will be given to Newco's transfer agent with respect to Newco Common Stock issued to the undersigned and that there will be placed on the certificates for Newco Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

   "THE SECURITIES EVIDENCED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED JANUARY 19, 2000 BETWEEN THE REGISTERED HOLDER HEREOF AND ONLINE TRADING GROUP, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ONLINE TRADING GROUP, INC.;

     8. The undersigned also understands that, unless the sale, transfer, or other disposition by the undersigned of Newco Common Stock issued to the undersigned has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, Newco reserves the right to put the following legend on the certificates issued to any transferee of the undersigned:

     "THE SECURITIES EVIDENCED BY THIS CERTIFICATE WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES, AND WERE NOT ACQUIRED BY THE HOLDER WITH A VIEW TO TRANSFER, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, UNLESS SUCH SALE, TRANSFER, OR OTHER DISPOSAL IS MADE IN CONNECTION WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR IS EXEMPT FROM THE

                                     EXC-2

   REGISTRATION REQUIREMENTS OF SUCH ACT, THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ANY APPLICABLE STATE SECURITIES LAWS";

     9. Any other provisions of this letter agreement to the contrary notwithstanding, except as set forth below, during the 30-day period immediately preceding the Effective Time, the undersigned has not engaged and will not engage, and after the Effective Time until such time as results covering at least 30 days of combined operations of Newco and the Surviving Corporations (as defined in the Merger Agreement) have been published by Newco, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes such combined results of operations (the period commencing 30 days prior to the Effective Time and ending on the date of the publication of the post-Transaction financial results is referred to herein as the "Pooling Period"), the undersigned will not engage in any sale, transfer, or other disposition of, or reduce the undersigned's risk in respect of, any of the following:

     a. any shares of Newco Common Stock which the undersigned may acquire in connection with the Transaction, or any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefore (all such shares and other securities being referred to herein, collectively, as "Restricted Securities"), or any option, right or other interest with respect to any Restricted Securities;

     b. the shares of Newco Common Stock and options or warrants to purchase Newco Common Stock beneficially owned by the undersigned; or

     c. any shares of Newco Common Stock or any other equity securities of Newco which the undersigned purchases or otherwise acquires after the execution of this letter agreement and prior to the expiration of the Pooling Period.

     10. As promptly as practicable after the Effective Time, Newco will publish results covering at least 30 days of combined operations of Newco and the Surviving Corporations in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q, 8-K, or any other public filing or announcement which includes such combined results of operations; provided, however, that Newco will under no circumstance be obligated to publish such results earlier than that time at which Newco publishes results for its first full fiscal quarter during which such 30 days of combined operations occurs.

     11. This Online Affiliate Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without giving effect to the principles of conflicts of laws thereof and may be executed in counterparts.

                           (Signature Page Follows)

                                     EXC-3

                                   Very truly yours,

                                   ____________________________________________

                                   ____________________________________________
                                              (print name)

                                   Number of Shares of Online Common Stock
                                   beneficially owned as of the date hereof:

                                   ____________

 Accepted as of________________,__ 2000

 ONLINE TRADING GROUP, INC.

 By:____________________________________

 Name:__________________________________

 Title:_________________________________

                                     EXC-4

                                  EXHIBIT D-1

                                    FORM OF
                             EMPLOYMENT AGREEMENT

     This AGREEMENT, dated as of January 19, 2000 and to be effective as of and after the Effective Time (as defined in that certain Agreement and Plan of Merger and Reorganization (the "Merger Agreement") among Omega Research, Inc., onlinetradinginc.com corp., Online Trading Group, Inc. ("Newco"), Omega Acquisition Corporation and Onlinetrading Acquisition Corporation, is by and between onlinetradinginc.com corp., a Florida corporation ("Employer"), and _____(1)____________("Employee").

                             Preliminary Statement

     1. This Agreement to be effective as of and after the Effective Time covers various subjects, including (i) protection of Employer's trade secrets and confidential information, (ii) non-solicitation of Employer's customers, licensees, independent contractors, consultants and employees, (iii) restrictions on Employee's ability to compete with Employer or participate in competitive businesses both during and after Employee's employment, (iv) ownership of work product developed in whole or in part by Employee, (v) misuse of trade secrets or confidential information belonging to others and interference with rights of others, (vi) the full-time, exclusive nature of Employee's employment commitment, and (vii) unfair business practices. Each of these subjects is equally important, and if Employee accepts employment or continued employment with Employer, Employee is agreeing to faithfully and fully observe all covenants and agreements set forth below relating to each subject addressed, without exception.

     2. Employee has been informed by Employer, and understands, that (a) Employer has developed and owns, as a result of substantial effort and expense on the part of Employer, valuable trade secrets and other valuable confidential business information to which Employee has and/or will have substantial access,
(b) Employee has developed and/or will be developing important and substantial relationships with other valuable employees of Employer and/or with certain of Employer's customers, licensees, independent contractors, consultants, strategic partners, vendors and/or other third parties having dealings or contractual relationships with Employer, and (c) Employer has devoted and/or will be devoting substantial efforts and expense to train Employee to perform Employee's employment duties, which has resulted (or, if this is a new employment, assuming it continues, will likely result) in the development by Employee of specialized and valuable skills, knowledge and abilities.

     3. In light of all of the foregoing, in order to protect Employer's legitimate business interests, including its goodwill with its customers, licensees, independent contractors, consultants, strategic partners, vendors, other third parties having dealings or contractual relationships with Employer, and other employees and Employer's trade secrets, and as a condition to Employee's employment with Employer (or, if Employee is already employed by Employer, as a condition to Employer agreeing to continue to employ Employee), Employee has agreed to make for the benefit of Employer the reasonable covenants and agreements set forth below. As an employee of Employer, Employee agrees to observe all of the provisions of this Agreement, as well as all other rules and policies that Employer may announce from time to time.

----------------
(1) The following individuals are entering into new Employment Agreements:
    Farshid Tafazzoli, E. Steven zum Tobel and Derek J. Hernquist.

                                     EXD-1

     NOW, THEREFORE, it is agreed as follows:

      1. POSITION AND COMPENSATION

         Employee will be employed in the position and at the annual base salary and with an annual discretionary bonus as described in the attached Schedule A, which may be changed or modified hereafter from time to time.

     2. BENEFITS

         Employee will be offered all group benefits, if any, made available by Employer to its employees generally and to employees in similar positions as Employee, and Employee will be eligible to be considered for bonuses, all of which are subject to change by Employer at any time and from time to time.

      3. CONTINUED EMPLOYMENT OF EMPLOYEE

         (a) Term of Employment. The term of employment hereunder shall commence on the Effective Time and shall end on the day preceding the second anniversary date of the Effective Time, subject to earlier termination as hereinafter provided (the "Employment Term"). After the expiration of the Employment Term unless extended in writing by mutual agreement of the parties hereto, the employment relationship thereafter will continue as employment "at will" and, accordingly after the expiration of the Employment Term, Employee and Employer will be each free to terminate such employment relationship at any time, for any reason, with or without notice or cause. Employer may terminate Employee's employment under this Agreement at any time, without prior notice, for "due cause" upon the good faith determination by the Board of Directors of Employer (the "Board"), which will be the parent of Employer, that "due cause" exists for the termination of the employment relationship. The term "due cause" shall mean any of the following events: (i) any intentional misapplication by Employee of Employer's funds or any fraud committed by Employee upon Employer; or (ii) Employee's conviction of a crime involving moral turpitude or a felony, or (iii) Employee's breach, non-performance or non-observance of the terms of this Agreement which is not cured (if curable) within ten (10) days of Employee's receipt of written notice thereof; or (iv) any other action by Employee involving willful and deliberate malfeasance or gross negligence in the performance of Employee's duties, responsibilities and agreements; or (v) Employee's death; or (vi) Employee's disability or mental or physical incapacity resulting in his inability to substantially perform all of his duties and responsibilities for Employer for a period of at least ninety (90) consecutive days. During the Employment Term, Employer may also terminate the employment of Employee other than for "due cause" provided that in such event Employee shall be entitled to receive the remaining base salary payments due hereunder for the remainder of the Employment Term, but in no event less than three months' base salary, and any accrued and unpaid bonus. In the event of such termination for other than "due cause," all other rights and benefits Employee may have under the employee and/or executive benefit plans and arrangements of Employer generally shall be determined in accordance with the terms and conditions of such plans and arrangements. The parties acknowledge and agree that during the Employment Term, Employer shall not (i) decrease Employee's annual base salary, (ii) materially diminish Employee's duties and responsibilities or (iii) require Employee to relocate on a full time basis from outside the geographic area comprised of Broward and Palm Beach Counties in the state of Florida (the "Geographic Area").

         (b) Change in Control. Notwithstanding anything to the contrary contained in this Agreement, if a "Change in Control" (as defined below) of Employer occurs and, during the Employment Term Employee's duties and responsibilities are materially diminished or Employee is required to relocate on a full time basis from outside of the Geographic Area, Employee may terminate employment upon 30 days prior written notice to Employer and shall be entitled to receive the remaining base salary payments due hereunder for the remainder of the Employment Term, but in no event less than three months' base salary, and any accrued and unpaid bonus payable in a lump

                                     EXD-2
sum within 30 days after the date of termination. For the purposes of this Agreement, the term "Change in Control" of Employer shall be defined as and shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) directly or indirectly of securities of Employer or Newco representing 50% or more of the combined voting power of Employer's or Newco's then outstanding securities (as the case may be), (ii) the Board ceases to consist of a majority of Continuing Directors (as defined below) or (iii) a person (as defined in clause (i) above) acquires (or, during the 12-month period ending on the date for the most recent acquisition by such person or group of persons, has acquired) gross assets of Employer that have an aggregate market value greater than or equal to over 50% of the fair market value of all of the gross assets of Employer immediately prior to such acquisition or acquisitions. For purposes of this Agreement, a "Continuing Director" shall mean a member of the Board who either (i) is a member of the Board immediately after the Effective Time of the merger in connection with which this Agreement is being executed and delivered or (ii) is nominated or appointed to serve as a director by a majority of Continuing Directors (including those nominated or appointed pursuant to this clause (ii)) prior to such acquisition or acquisitions.

      4. EMPLOYMENT AS SOLE OCCUPATION

         Employee agrees to devote Employee's full business time, attention, skill and effort exclusively to the duties that Employer assigns to Employee from time to time. Employee agrees that Employee may not engage in any business activities or render any services of a business, commercial or professional nature, whether or not for compensation, for the benefit of anyone other than Employer, unless Employer has given its consent in writing in advance; provided, however, that this Section shall not preclude Employee from (i) engaging in any activities that are solely personal or social in nature or (ii) serving on boards of directors of not-for-profit organizations, and, in all events, that are not a source of secondary income and will not impede the performance of his duties and responsibilities hereunder.

      5. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

         (a) Confidential Information. Employee acknowledges that Employee has been informed by Employer that it is Employer's policy and the policy of its parent company, subsidiaries and affiliates (hereinafter "the Companies") to maintain as secret and confidential all information and materials (whether or not stamped or marked "Confidential" or bearing some other indicia of confidentiality) relating to (i) the financial condition, operations and business interests, objectives, plans and strategies of the Companies, (ii) the systems, know-how, records, products, product plans, product designs, marketing plans, specifications, drawings, product development, services, cost information, inventions, computer programs, technology, marketing and sales strategies, techniques and/or programs, trading and investment strategies and analysis, formulae, methods, methodologies, manuals, customer lists and other trade secrets from time to time acquired, sold, developed, maintained and/or used by the Companies, (iii) the nature and terms of the Companies' relationships with their customers, licensees, suppliers, lenders, underwriters, stock exchanges, clearing brokers, vendors, consultants, independent contractors, strategic partners, other third parties having dealings or contractual relationships with the Companies, attorneys, accountants and employees, and (iv) any proposed public or private offering of the Companies (all such information and materials are collectively referred to as "Confidential Information").

         (b) Prohibited Disclosure. Employee agrees that Employee will not directly or indirectly at any time (including after the date on which Employee's employment terminates) divulge or disclose for any purpose (except as specifically authorized by the Companies) to any persons, firms, corporations or other entities (collectively, "Third Parties"), or use or cause or authorize any Third Parties to use, any such Confidential Information, except in the capacity of an employee of Employer pursuant to any duties in the course and scope of his employment. "Confidential Information" does not include information that, at the time of disclosure, is part of the public domain or is generally
                                     EXD-3
known in the Companies' respective industries without the fault or carelessness of Employee, or information which Employee can demonstrate was known to or developed by Employee prior to the date of Employee's commencement of employment with any of the Companies without reliance upon or use of Confidential Information. If Employee is required by order of a court or other governmental or self-regulating authority to disclose any Confidential Information, Employee shall immediately notify Employer so that Employer and/or the other Companies may attempt to obtain an appropriate protective order, and, in all events, Employee shall only disclose the portion of the Confidential Information required by such order to be disclosed.

         (c) Employer's Materials. Employee further agrees that (i) Employee will at no time transfer, electronically transmit or remove from the premises of Employer any products, prototypes, drawings, designs, specifications, notebooks, software programs or disks, tapes or similar containers of software, e-mail, manuals, data, books, records, materials or documents of any kind or description containing Confidential Information for any purpose unconnected with the strict performance of Employee's duties with Employer, and (ii) upon the termination of Employee's employment with Employer for any reason, Employee shall immediately deliver or cause to be delivered to Employer any and all such drawings, designs, specifications, notebooks, software programs or disks, tapes or similar containers of software, e-mail, manuals, data, books, records, materials and other documents and materials (and all copies thereof) in Employee's possession or under Employee's control relating to any Confidential Information or any other materials which are the property of Employer.

         (d) Employee's Acknowledgment. Employee acknowledges that Employee is aware that Employee may be subject to severe criminal penalties (including fines and lengthy imprisonment) under both federal and state law, including Title 18, Sections 1831, et. seq. of the United States Code (The Economic Espionage Act of 1996) and Section 812.081, Florida Statutes, as well as substantial civil liability, for (i) stealing, or without Employer's permission, taking, misappropriating or concealing, or by fraud or deception procuring, trade secrets, as defined therein, or (ii) without Employer's permission, receiving, possessing, altering, destroying, copying, sending, downloading, uploading or conveying trade secrets or other Confidential Information. Employee further acknowledges that any person or entity to whom trade secrets or other Confidential Information are given by Employee may also become subject to severe criminal penalties and civil liability.

      6. COVENANT-NOT-TO-COMPETE

         (a) Covenant-Not-to-Compete. Employee covenants and agrees that, during Employee's employment with Employer and for a period of two (2) years after the date Employee ceases for any reason to be employed by Employer, Employee shall not, directly or indirectly (as defined below) in any capacity,
(i) market, sell, provide or license, or be involved in the marketing, sale, provision or licensing of, any Financial Market Data Software Products or Software-Related Services (as defined below) to any person or entity who is or was a distributor, retailer, reseller, licensee, subscriber, or customer of Employer or any of the other Companies at any time during Employee's employment with Employer and for or to whom Employer or any of the other Companies has performed such services or sold or licensed such products at any time during the one-year period ending on Employee's termination of employment, or (ii) engage or participate in any venture, enterprise, activity or business which involves the sale, licensing, performance or provision of Financial Market Data Software Products or Software-Related Services, in whole or in part via electronic commerce, telemarketing, telecommunication, cable, the Web or the Internet, anywhere within the world. "Financial Market Data Software Products or Software-Related Services" means (A) software products and/or services (including, without limitation, all browser based and other Internet related applications) which (1) collect or deliver financial market data (including but not limited to stocks, bonds, options, futures, commodities, other securities and/or fundamental company data), and/or (2) supply financial data to support online investing and trading, including in the form of financial Web sites and communities, and Internet-delivered streaming or other market data services; and/or (3) are or can be used to make, review or devise investment analyses or strategies, including, without limitation, charting, technical analysis and/or trading or investment strategy design, testing and/or

                                     EXD-4
automation and/or (B) securities brokerage services (including, without limitation, in connection with revenue sharing arrangements) and trading and other investment services and services and products ancillary to any such securities brokerage, trading or other investment services; provided, however, that "Financial Market Data Software Products or Software-Related Services" shall not include the activities specifically set forth on Schedule B annexed hereto. Employee acknowledges that the businesses of Employer and the other Companies are international in scope, that, due to the electronic and telephonic nature of Employer's and such other Companies' businesses and the nature of Employer's and such other Companies' licensees and customers, one could effectively compete with such business from nearly anywhere in the world, and that, therefore, such geographical area of restriction is reasonable in the circumstances to protect Employer's trade secrets and other legitimate business interests.

         (b) Definition of "Directly or Indirectly." For purposes of Section 6(a), "directly or indirectly" means to engage or participate in any venture, enterprise, activity or business which is materially involved (as hereinafter defined) in the marketing, selling, licensing or provision of Financial Market Data Software Products or Software-Related Services, passively (except for passive investments in publicly-traded companies) or actively, as a sole proprietor or owner, director, officer, shareholder, partner, member, consultant, independent contractor, advisor, participant, employee or agent or in any other manner. For purposes hereof, "materially involved" means that the venture, enterprise, activity or business directly or indirectly or together with any of its subsidiaries, affiliates or partners or through strategic alliances or any specific division or business unit of any such venture, enterprise, activity or business either (1) derives in any year 5% or more of its gross revenue from Financial Market Data Software Products or Software-Related Services or (2) incurs in any year 5% or more of its expenses (operating and/or capital) in connection with or as a result of Financial Market Data Software Products or Software-Related Services.

         (c) Payment for Covenant-Not-to-Compete. Employer and Employee both believe that, due to the specialized nature of Employer's and the other Companies businesses, it would not be difficult for Employee, upon termination of Employee's employment, to find gainful employment or have other business pursuits which are not violative of the restrictions set forth above, as there are several industries and lines of business in which Employee could work which are dissimilar to, and not competitive with, Employer's business. However, Employer understands that such restrictions may limit Employee's new employment options following a termination of Employee's employment with Employer. Accordingly, if following termination of employment with Employer, Employee is offered a position which, if accepted, would violate the restrictive covenants set forth above, Employer will either (i) consent to Employee accepting employment restricted by subsection (a) above, or (ii) not consent, but pay Employee additional consideration for Employee remaining bound by such restrictions. In order to receive the benefit of these provisions, Employee must be and remain in compliance with all provisions of this Agreement, and must comply with the following procedures. Upon Employee's receipt of a written offer of employment which Employee desires to accept and which, if accepted, would constitute a violation of subsection (a) above, Employee shall promptly notify Employer of such offer and provide to Employer a copy thereof together with a written statement explaining in reasonable detail Employee's job responsibilities at the new employment. Within ten (10) days following the date that Employer has been given a copy of such offer and written statement, Employer will notify Employee that either (x) Employer consents to Employee accepting such new employment (but such consent shall extend only to the job responsibilities described in the written statement and shall not under any circumstances authorize Employee to disclose or use any Confidential Information or to fail to comply with any other provision of this Agreement), or (y) Employee may not accept the new employment. If Employer decides that Employee may not accept the new employment, Employer shall pay to Employee each month an amount equal to 1/24th of Employee's annual base salary in effect at the date of termination of Employee's employment in excess of any other severance payments being received by Employee hereunder upon termination of employment (including, without limitation, pursuant to Section 3(a) or 3(b) hereof) less applicable federal and state withholding ("Additional Monthly Payments"). Such Additional Monthly Payments will cease at the end of the 24th month following the date of Employee's termination of employment,

                                     EXD-5
provided that, if Employee commences other full-time employment during such 24-month period, such Additional Monthly Payments shall cease upon the commencement of such new employment. Employee shall promptly notify Employer if Employee accepts any such new employment. If Employee fails to notify Employer of new full-time employment and continues to accept Additional Monthly Payments from Employer after commencing new full-time employment, Employee shall be obligated to repay to Employer all Additional Monthly Payments received from Employer pursuant to these provisions.

      7. NON-SOLICITATION AGREEMENT

         (a) Non-solicitation of Other Personnel. Employee acknowledges that Employer devotes substantial time, effort and expense to the recruitment, selection, training, development and promotion of talented individuals for positions of significant responsibility with Employer. Employee further acknowledges that it would be unfair to use Employee's familiarity with Employer's business and other employees and Employer's independent contractors and consultants to participate, directly or indirectly, in any activities designed to cause any of Employer's other employees to leave Employer's employ or to cause any of Employer's independent contractors or consultants to cease performing services for Employer. Accordingly, Employee covenants and agrees that, during Employee's employment with Employer and for a period of two (2) years after the date Employee ceases for any reason to be employed by Employer, Employee shall not, directly or indirectly, solicit the services of or recruit, whether on Employee's own behalf or on behalf of others, any of the following types of employees, independent contractors or consultants of Employer: (i) executives, managers, supervisors or department directors; (ii) technicians, engineers, programmers, designers, developers or information, Web or Internet services workers (whether employees, independent contractors or consultants);
(iii) product, project or task managers or supervisors (whether employees, independent contractors or consultants); (iv) sales, marketing, public or customer relations personnel or consultants; (v) brokers, traders, securities associates or salespersons or other similar types of personnel; (vi) financial or accounting services personnel or consultants; (vii) legal personnel; (viii) customer support personnel or consultants; or (ix) human resources personnel; provided, however, that such provision does not apply to Employee's attorneys, accountants, investment bankers and other professional advisors; or otherwise persuade or cause, or attempt to persuade or cause, any such employee, independent contractor or consultant to leave Employer's employ or cease performing services for Employer.

         (b) Damages for Breach. Employee acknowledges that breach or violation of this covenant would cause substantial damages to Employer. Employee agrees that, in the event of a breach or violation of this covenant of non-solicitation, Employee will be liable to compensate Employer for all damages, including, without limitation, consequential damages, not limited to lost profits, expense incurred to replace the employee or business relationship, finder's fees, sign-on bonuses, and compensation, remuneration and/or benefits premiums paid to employees, independent contractors and consultants to secure their services or to replace the lost business relationship(s). The payment of such damages shall not limit, impair or diminish Employer's right to seek and obtain (x) any appropriate equitable relief (including but not limited to specific performance, temporary restraining order and temporary and permanent injunction), (y) other monetary relief, and other relief, at law or in equity, for other causes of action which may have resulted from Employee's breach or violation (such as intentional interference with contractual or business relations in the event an employee is solicited by Employee for a competitive position and such employee is subject to a covenant-not-to-compete), or (z) monetary and other relief, at law or in equity, from or against persons or entities other than Employee.

      8. EMPLOYER'S REMEDIES FOR BREACH OF SECTIONS 5, 6 AND 7

         In addition to the remedies referred to in Section 7(b) above, Employee agrees that if Employee breaches or violates any of Employee's covenants or agreements in Sections 5, 6 and 7 hereof, Employer shall be entitled to an accounting and repayment of any and all profits,

                                     EXD-6
compensation, commissions, payments and benefits which Employee directly or indirectly has realized and realizes as a result of, or in connection with, any such breach or violation. In addition, in the event of a breach or violation or threatened or imminent breach or violation of any provisions of Sections 5, 6 and 7 hereof, Employer shall be entitled to a temporary and permanent injunction or any other appropriate decree of specific performance or equitable relief (without, unless otherwise required by statute, being required to post bond or other security) from a court of competent jurisdiction in order to prevent, prohibit or restrain any such breach or violation or threatened or imminent breach or violation by Employee. Employer shall be entitled to such injunctive or other equitable relief in addition to any ascertainable damages which are suffered. It is understood that resort by Employer to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any other rights or remedies which Employer may have with respect to such breach or violation.

      9. REASONABLENESS OF RESTRICTIONS

         (a) Reasonableness. Employee acknowledges that any breach or violation of Sections 5, 6 and 7 hereof will likely cause irreparable injury and damage to Employer and that it would be very difficult or impossible to measure all of the damages resulting from any such breach or violation. Employee further acknowledges that Employee has carefully read and considered the provisions of Sections 5, 6 and 7 hereof and, having done so, agrees that the restrictions and remedies set forth in such Sections (including the time period, geographical limits and scope of activity restricted) are fair and reasonable and do not impose a greater restraint than is necessary for the protection of the trade secrets, goodwill and other legitimate business interests of Employer.

         (b) Severability. Employee understands and intends that each provision and restriction agreed to by Employee in Sections 5, 6 and 7 hereof be construed as separate and divisible from every other provision and restriction. In the event that any one of the provisions of, or restrictions in, Sections 5, 6 and 7 hereof shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction (which a court, in lieu of striking a provision entirely, is urged by the parties to do), the remaining provisions and restrictions shall continue to be valid and enforceable as though the invalid or unenforceable provision or restriction had not been included. In the event that any such provision relating to time period, geographical limits or scope of activity restricted (collectively "Limitations") shall be declared by a court of competent jurisdiction to exceed the maximum or permissible Limitations such court deems reasonable and enforceable, Limitations shall be deemed to become and shall then be the maximum Limitations which such court deems reasonable and enforceable.

         (c) Survivability. The restrictions, acknowledgments, covenants and agreements of Employee set forth in Sections 5, 6, 7, 8, 9, 10 14, 15, 16, 17 and 18 of this Agreement shall survive any termination of Employee's employment (for any or no reason, including expiration of the Employment Term).

     10. OWNERSHIP OF WORK DEVELOPED IN WHOLE OR IN PART BY EMPLOYEE

         Employee covenants and agrees with Employer that any and all formulae, devices, patterns, know-how, technology, computer programs, documentation, processes, lists, compilations, literature, inventions, methodologies, techniques and other work product ("Work") created or developed in whole or in part by Employee (whether alone or in cooperation with others) while an employee of Employer, if created or developed in whole or in part (i) on Employer's premises, or (ii) during Employee's normal working hours, or (iii) with the use of Employer's resources, or (iv) based upon Employee's access to or knowledge of Confidential Information, no matter what such Work relates to or is about, shall immediately be disclosed by Employee to Employer and is and shall be solely Employer's property. Employee further covenants and agrees with Employer that any Work created or developed in whole or in part by Employee (whether alone or in cooperation with others) during the term of Employee's employment, even if wholly developed or created off Employer's premises, on

                                     EXD-7

Employee's own time, and without use of Employer's resources or Confidential Information, if related to Employer's or any of the other Companies' businesses, shall immediately be disclosed by Employee to Employer and is and shall be solely Employer's property. In all such cases, Employee agrees that Employer is the "person for whom the work was prepared" for the purposes of determining authorship of any copyright in the Work, and all of the Work shall be deemed "work made for hire" as that term is defined in Section 101 of the U.S. Copyright Act. In addition, all inventions, discoveries, improvements, trade secrets, trademarks, service marks, trade dress, know-how, names, ideas and other proprietary rights and intellectual property rights, whether or not patentable, embodied in, represented by, incorporated in, part of, or relating to any of the Work (collectively, "Other Intellectual Property Rights") are, and shall be, as between Employer and Employee, the property of solely Employer, and, so there will be no doubt, Employee hereby assigns to Employer and its successors and assigns all of Employee's right, title and interest in and to all Other Intellectual Property Rights. If, for any reason, any of the Work is determined not to be a "work made for hire" under U.S. law or the law of any other jurisdiction, Employee agrees to assign, and does hereby assign, to Employer and its successors and assigns all of Employee's right, title and interest in and to all copyrights in all of the Work. Employee shall execute and deliver to Employer from time to time upon Employer's request such confirmatory assignments, instruments and other documents so as to evidence and confirm full record and beneficial ownership of Employer in all such Work. Employee hereby irrevocably appoints Employer as Employee's attorney-in-fact for the purpose of signing and delivering such assignments, instruments and other documents, such appointment being coupled with an interest. "Work" does not include works or inventions which do not relate to Employer's business and are wholly created or developed by Employee off Employer's premises, on Employee's own time and without use of Employer's resources or Confidential Information.

     11. NON-INTERFERENCE WITH THIRD-PARTY RIGHTS

         By signing this Agreement, and accepting employment or continued employment with Employer, Employee is representing and warranting to Employer that (a) Employee is free to accept or continue employment with Employer, meaning that Employee has no contractual or other commitments which restrict Employee from performing Employee's employment duties to the fullest extent, and (b) only Employer is entitled to the benefit of Employee's work and efforts. Employer advises Employee that Employer has no interest in using any other person's patents, copyrights, trademarks, trade secrets or confidential or proprietary information ("Intellectual Property Rights") in an unlawful manner, and Employee agrees that Employee will not, in performing Employee's employment duties, make use of any Intellectual Property Rights belonging to another which Employer has no right to use. If Employee has any doubt about whether Employee is misusing Intellectual Property Rights of another, Employee shall promptly notify the General Counsel of Newco ("General Counsel"), so that General Counsel can ensure that Employer may investigate and make the appropriate decision.

     12. VIOLATION OF POLICIES BY OTHER EMPLOYEES

         Many, if not most, of Employer's employees are or will be required to sign this Agreement (or a similar agreement) as a condition of employment or continued employment with Employer. If Employee becomes aware that any other employee of Employer is violating any provisions of this Agreement, Employee shall promptly report such violation to the General Counsel. The information provided, and its source, will be treated confidentially to the extent possible in the circumstances. While Employer understands that it is not always easy or pleasant to report wrongdoings of a co-worker, it is critically important that these provisions be observed by Employee, as violations of this Agreement may cause substantial and irreparable harm to Employer's business which would cause all employees of Employer to suffer.

     13. UNFAIR BUSINESS PRACTICES

         If, during Employee's employment with Employer, Employee learns or suspects that any unfair or questionable business practice may be occurring, Employee shall advise the General Counsel

                                     EXD-8
promptly. This obligation is intentionally broad and general because it is difficult to anticipate all possible circumstances, and Employee should resolve all doubts by reporting the information in question to the General Counsel. In particular, if Employee receives an offer of any kind (kickbacks, job offers, gifts, offers of money in exchange for information, etc.) from any outside party or another employee of Employer, Employee shall immediately notify Employer and provide all information relating to such offer; provided, however, that this provision shall not require Employee to report a bona fide job offer that is not received in exchange for Employer's or other Companies' information or in connection with any questionable, improper or illegal purpose. No gift, favor, offer, benefit, promise to pay or other thing of value shall be offered, made or authorized by Employee for any questionable, improper or illegal purpose, nor shall any bribe or kickback be offered, made or authorized by Employee, directly or indirectly, regardless of motive, to or for the benefit of any customer, supplier or other person or entity doing business with Employer or any of the other Companies, or any employee or agent thereof, or to or for the benefit of any governmental official or employee.

     14. LAW APPLICABLE

         This Agreement shall be governed by and construed pursuant to the laws of the State of Florida. In the event of a dispute, exclusive venue shall be in the state or federal courts for Miami-Dade County, Florida.

     15. SUCCESSION

         This Agreement shall inure to the benefit of the parties and their respective heirs, administrators, legal representatives, successors (by merger or otherwise) and assigns and shall be binding upon the parties and their respective heirs, administrators, legal representatives and successors; however, this Agreement may not be assigned by Employee.

     16. NO WAIVER

         A waiver of any breach or violation of any term, provision or covenant contained in this Agreement shall not be deemed a continuing waiver or a waiver of any future or past breach or violation. No oral waiver shall be effective or binding.

     17. PRIOR OR SEPARATE AGREEMENTS

         This Agreement contains the entire agreement between Employer and Employee as of and after the Effective Time in Employee's capacity as an employee of Employer concerning its subject matter, and supersedes as of and after the Effective Time all prior and contemporaneous agreements, written or oral, including, without limitation, that certain Employment Agreement made as of February 1, 1999, between Employer and Employee, except that (i) any preexisting or prior agreements regarding confidentiality, non-solicitation, inventions, work product, proprietary rights, trade secrets and non-competition shall survive to the extent necessary to allow Employer maximum protection for its trade secrets, confidential information, goodwill and employee, licencee, independent contractor, consultant, distributor, retailer, reseller, customer and other business relationships and (ii) this Agreement and the covenants and agreements set forth herein are separate and independent of any Non-Competition and Non-Disclosure Agreement that has been executed and delivered by Employee concurrently herewith and the covenants and agreements set forth therein and, accordingly, no pursuit or enforcement of any particular right, power, privilege or remedy under this Agreement or such Non-Competition and Non-Disclosure Agreement (as the case may be) at any particular time or from time to time, singly or together with others, or any partial exercise thereof, shall operate as a waiver of, or preclude the exercise or availability of, any right, power, privilege or remedy of Employer under this Agreement, such Non-Competition and Non-Disclosure Agreement or any other agreement (as the case may be)(2).

                                     EXD-9

     18. ATTORNEY'S FEES

         In the event either party hereto prevails in any dispute arising from or relating to this Agreement, the non-prevailing party will be liable for the prevailing party's reasonable and necessary attorneys' and paralegals' fees and expenses and court costs before and at trial, in any other proceedings and at all appellate levels.

     19. EFFECTIVENESS

         This Agreement shall be effective as of and after the Effective Time. In the event the Merger Agreement is terminated before the Effective Time, this Agreement shall be null and void and of no further force and effect.

                       [SIGNATURES ARE ON FOLLOWING PAGE]

----------------
(2) In the case of the Employment Agreement with E. Steven zum Tobel the following will be added: "and (iii) that certain letter dated March 1, 1999, from Employer to and accepted by Employee relating to the issuance to Employee of 444,444 shares (including 44,444 shares received by Employee as a dividend from Employer) of common stock, $.01 par value, of Employer and the vesting thereof shall remain in full force and effect."

                                     EXD-10

         IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the day and year first written above to be effective as of and after the Effective Time.

                                   EMPLOYEE:

                                   Signature:_________________________________

                                   Print Name:________________________________

                                   EMPLOYER:

                                   ONLINETRADINGINC.COM CORP.

                                   By:________________________________________

                                   Name:______________________________________

                                   Title:_____________________________________

                                     EXD-11

                      SCHEDULE A Position and Compensation

Position:(3)

Annual Base Salary:(4)

Bonus:(5)

----------------
(3) Farshid Tafazzoli--Chief Information Officer of Employer and Vice President of Newco; E. Steven zum Tobel--President of Employer and Vice President of Newco; and Derek J. Hernquist--Supervisor of Investment Research and Development and of Trading Desk of Employer.

(4) $200,000 for Mr. Tafazzoli; $150,000 for Mr. zum Tobel; and $100,000 for Mr. Hernquist.

(5) With respect to Mr. Tafazzoli: "Employee will be eligible for an annual discretionary bonus as, when and based on similar criteria that William R. Cruz and Ralph L. Cruz are so eligible and as otherwise determined by the Compensation Committee of the Board of Directors of Newco"; with respect to Mr. zum Tobel: "Employee will be eligible for an annual discretionary bonus in line with bonuses (if any) of other executive officers of Newco having a similar position and consistent with his responsibilities and as otherwise determined by the Compensation Committee of the Board of Directors of Newco"; and with respect to Mr. Hernquist: "Employee will be eligible for an annual discretionary bonus consistent with his responsibilities and as otherwise determined by the Board of Directors of Employer or the Compensation Committee thereof."

                                     EXD-12

                                   SCHEDULE B

                             Permitted Activities

     See attached list of activities.

                                     EXD-13

                        Non-Compete Exceptions Schedule

     Securities trading for registered or unregistered hedge funds or as a firm trader for a broker-dealer.

     Auditing or other strictly accounting services for broker-dealers that provide no Internet-based services; Teacher of securities related subjects at a college or university; Owner of, and/or Instructor at, schools or seminars preparing students for securities licensing tests; Financial planning/estate planning services (including without limitation acting as a Registered Investment Advisor); Investment banking services for any industry or market segment.

     Owning or operating a software development or similar company unrelated to the securities industry or to securities or financial market analysis.

                                     EXD-14

                                   EXHIBIT D-2

                                     FORM OF
                  NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

     THIS AGREEMENT, dated as of January 19, 2000 to be effective as of and after the Effective Time (as defined in the Merger Agreement described below) is by and among Online Trading Group, Inc., a Florida corporation, Omega Research, Inc., a Florida corporation ("Omega"), and onlinetradinginc.com corp. ("Online"), a Florida corporation, on the one hand, and ______("Shareholder"), on the other hand.

A. RECITALS

     1. Shareholder is, and will be up to and through the consummation of the mergers (collectively, the "Merger") contemplated under the Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), the owner of certain outstanding shares of either the common stock, $.01 par value, of Online ("Online Common Stock") or the common stock, $.01 par value, of Omega ("Omega Common Stock"). Pursuant to the Merger, Shareholder will receive either common stock, $.01 par value, of Newco ("Newco Common Stock") and cash for fractional shares in exchange for Online Common Stock owned by Shareholder or will receive Newco Common Stock in exchange for Omega Common Stock owned by Shareholder.

     2. Upon consummation of the Merger at the Effective Time, (i) Omega Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Newco ("Omega Merger Sub"), will be merged with and into Omega, and the separate corporate existence of Merger Sub will cease and Omega will continue as the surviving corporation and (ii) Onlinetrading Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Newco ("Online Merger Sub" and, together with Omega Merger Sub, the "Merger Subs") will be merged with and into Online, and the separate corporate existence of Online Merger Sub will cease and Online will continue as the surviving corporation.

     3. As a further result of the consummation of the Merger at the Effective Time, Newco will own one hundred percent of the common stock of the Surviving Corporations (as defined in the Merger Agreement) and Shareholder, together with all the other holders of Online Common Stock and Omega Common Stock, will effectively transfer ownership of the businesses of Online and Omega to Newco.

     4. Shareholder anticipates that the consummation of the Merger will cause Shareholder significant financial gain and advantage. Shareholder acknowledges and understands that the execution and delivery by Shareholder of this Agreement is a specific condition precedent to Newco, Omega, Online and Merger Subs entering into the Merger Agreement and the obligation of Newco, Omega, Online and Merger Subs to consummate and effect the Merger, and Shareholder is executing this Agreement in consideration of Newco, Omega, Online and Merger Subs entering into the Merger Agreement and consummation by Newco, Omega, Online and Merger Subs of, and as material inducement to Newco, Omega, Online and Merger Subs to consummate the Merger, resulting in Shareholder's receipt of the Newco Common Stock (and cash for fractional shares in the case of a shareholder of Online).

     5. The parties hereto acknowledge and agree that certain covenants are necessary to protect the value of the goodwill evidenced by the Online Common Stock or Omega Common Stock (as the case may be) relinquished by Shareholder in exchange for the Newco Common Stock, as well as the goodwill evidenced by the Newco Common Stock to be received by Shareholder in the Merger. The parties further agree that, since Shareholder's execution and delivery of this Agreement is a condition precedent to consummation of the Merger, this Agreement is therefore beneficial to all of the parties hereto.

     6. This Agreement covers various subjects, including (i) protection of Omega's and Online's goodwill, trade secrets and confidential information, (ii) non-solicitation of Omega and Online's

                                     EXDD-1
customers, licensees, independent contractors, consultants and employees, and
(iii) restrictions on Shareholder's ability to compete with Omega or Online or participate in competitive businesses for a reasonable period of time on and after the Effective Time of this Agreement. Each of these subjects is equally important, and Shareholder agrees to faithfully and fully observe all covenants and agreements set forth below relating to each subject addressed, without exception.

     7. Shareholder has been informed and understands, that (a) Omega and Online have developed and own, and after the Merger will continue to collaboratively develop and own, at substantial effort and expense, products, services and valuable trade secrets and other valuable confidential business information, all of which have enhanced and are expected to continue to enhance the value of the Newco Common Stock, Omega Common Stock and Online Common Stock; (b) Omega and Online have developed and/or will be developing important and substantial relationships with customers, licensees, independent contractors, consultants, strategic partners, vendors and/or other third parties having dealings or contractual relationships with Omega and Online many of which have been known to or will be made known to Shareholder in connection with Shareholder's business relationships with Omega and Online. In light of all of the foregoing, in order to protect Omega's and Online's legitimate business interests, including their goodwill and trade secrets, and in consideration for, and in order to induce, consummation of the Merger, Shareholder has agreed to make, for the separate benefit of and enforcement by each of Omega, Online and Newco, the reasonable covenants and agreements set forth below, all of which shall be effective as of and after the Effective Time.

     NOW, THEREFORE, it is agreed as follows:

B. COVENANTS AND AGREEMENTS

      1. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

         (a) Confidential Information. Shareholder acknowledges that Shareholder has been informed by Omega and Online that it is Omega's and Online's policy to maintain as secret and confidential all information and materials (whether or not stamped or marked "Confidential" or bearing some other indicia of confidentiality) relating to (i) the financial conditions, operations and business interests, objectives, plans and strategies of Omega and Online, (ii) the systems, know-how, records, products, product plans, product designs, marketing plans, specifications, drawings, product development, services, cost information, inventions, computer programs, technology, marketing and sales strategies, techniques and/or programs, trading and investment strategies and analyses, formulae, methods, methodologies, manuals, proprietary software, customer lists and other trade secrets from time to time acquired, sold, developed, maintained and/or used by Omega and Online,
(iii) the nature and terms of Omega's and Online's relationships with their respective customers, licensees, subscribers, suppliers, lenders, underwriters, stock exchanges, clearing brokers, vendors, consultants, independent contractors, strategic partners, other third parties having dealings or contractual relationships with Omega and Online, attorneys, accountants and employees, and (iv) any proposed public or private offering of Omega and Online (all such information and materials are collectively referred to as "Confidential Information").

         (b) Prohibited Disclosure. Shareholder agrees that Shareholder will not directly or indirectly at any time (including after the date on which Shareholder's employment, if any, with Online or Omega (as the case may be) terminates and including after Shareholder's ownership of any Newco Common Stock or Online Common Stock or Omega Common Stock (as the case may be) terminates) divulge, or disclose for any purpose (except as specifically authorized by both Omega and Online) to any persons, firms, corporations or other entities (collectively, "Third Parties"), or use or cause or authorize any Third Parties to use, any such Confidential Information, except in the capacity of an employee of Omega or Online pursuant to any duties in the course and scope of his employment. "Confidential Information" does not include information that, at the time of disclosure, is part of the public domain or is generally known in Omega's and/or Online's industry without the fault or carelessness of Shareholder. If Shareholder is required by order of a court or other governmental or

                                     EXDD-2
self-regulatory authority to disclose any Confidential Information, Shareholder will immediately notify Omega and Online so that Omega and Online may attempt to obtain an appropriate protective order, and, in all events, Shareholder will only disclose the portion of the Confidential Information required by such order to be disclosed.

      2. COVENANT-NOT-TO-COMPETE

         (a) Covenant-Not-to-Compete. Shareholder covenants and agrees that for a period of______(1)_______(__) years after the Effective Time (the "Effective Period"), Shareholder will not, directly or indirectly (as defined below), in any capacity (i) market, sell, provide or license, or be involved in the marketing, sale, provision or licensing of, any Financial Market Data Software Products or Software-Related Services (as defined below) to any person or entity who is or was a distributor, retailer, reseller, licensee, subscriber, client or customer of Omega or Online at any time during the two (2) years preceding the Effective Time through the conclusion of the Effective Period, or
(ii) market, sell, provide or license, or be involved in the marketing, sale, provision or licensing of, any Financial Market Data Software Products or Software-Related Services (as defined below), in whole or in part via electronic commerce, telemarketing, telecommunication, cable, the Web or the Internet, anywhere within the world. "Financial Market Data Software Products or Software-Related Services" means (A) software products and/or services (including, without limitation, all browser based and other Internet related applications) which (1) collect or deliver financial market data (including but not limited to stocks, bonds, options, futures, commodities, other securities and/or fundamental company data), and/or (2) supply financial data to support online investing and trading, including in the form of financial Web sites and communities, and Internet-delivered streaming or other market data services, and/or (3) are or can be used to make, review or devise investment analyses or strategies, including, without limitation, charting, technical analysis and/or trading or investment strategy design, testing and/or automation and/or (B) securities brokerage services (including, without limitation, in connection with revenue sharing arrangements) and trading and other investment services and services and products ancillary to any such securities brokerage, trading or other investment services; provided, however, that "Financial Market Data Software Products or Software-Related Services" shall not include the activities specifically set forth on Exhibit A annexed hereto. Shareholder acknowledges that the businesses of Omega and Online are international in scope, that, due to the electronic and telephonic nature of Omega's and Online's businesses and the nature of their licensees, subscribers and customers, one could effectively compete with such businesses from nearly anywhere in the world, and that, therefore, such geographical area of restriction is reasonable in the circumstances to protect Omega's and Online's respective goodwill, trade secrets and other legitimate business interests.

         (b) Definition of "Directly or Indirectly." For purposes of Section 2(a), "directly or indirectly" means to engage or participate in any venture, enterprise, activity or business which is materially involved (as hereinafter defined) in the marketing, selling, licensing or provision of Financial Market Data Software Products or Software-Related Services, passively (except for passive investments in publicly-traded companies) or actively, as a sole proprietor, owner, director, officer, shareholder, partner, member, consultant, independent contractor, advisor, participant, employee or agent, or in any other manner. For purposes hereof, "materially involved" means that the venture, enterprise, activity or business directly or indirectly or together with any of its subsidiaries, affiliates or partners or through strategic alliances or any specific division or business unit of any such venture, enterprise, activity or business either (i) derives in any year 5% or more of its gross revenue from Financial Market Data Software Products or Software-Related Services or (ii) incurs in any year 5% or more of its expenses (operating and/or capital) in connection with or as a result of Financial Market Data Software Products or Software-Related Services.

----------------
(1) Four (4) years for each of Andrew A. Allen, Farshid Tafazzoli and Benedict
    S. Gambino, William R. Cruz and Ralph L. Cruz and two (2) years for each of E. Steven zum Tobel and Derek J. Hernquist.

                                     EXDD-3

      3. NON-SOLICITATION OF EMPLOYEES AND OTHERS.

         (a) Non-Solicitation of Employees and Others. Shareholder acknowledges that Omega and Online each devotes substantial time, effort and expense to the recruitment, selection, training, development and promotion of talented individuals for positions of significant responsibility with Omega and Online. Shareholder further acknowledges that it would be unfair to use Shareholder's familiarity with Omega's and Online's businesses, employees, independent contractors and consultants, to participate, directly or indirectly, in any activities designed to cause any of Omega's and Online's businesses, employees, independent contractors or consultants to cease performing services for either or both of Omega and Online. Accordingly, Shareholder covenants and agrees that for the later to occur of (i) one year following the date of termination of the direct and/or indirect beneficial ownership by Shareholder of all Newco Common Stock or (ii) two (2) years after the Effective Time, Shareholder will not, directly or indirectly, solicit the services of or recruit, whether on Shareholder's own behalf or on behalf of others, any of the following types of employees, independent contractors or consultants of Omega and Online: (i) executives, managers, supervisors or department directors; (ii) technicians, engineers, programmers, designers, developers or information, Web or Internet services workers (whether employees, independent contractors or consultants);
(iii) product, project or task managers or supervisors (whether employees, independent contractors or consultants); (iv) sales, marketing, public or customer relations personnel or consultants; (v) brokers, traders, securities associates or salespersons or other similar types of personnel; (vi) financial or accounting services personnel or consultants; (vii) legal personnel; (viii) customer support personnel or consultants; or (ix) human resources personnel; provided, however, that such provision does not apply to Shareholder's attorneys, accountants, investment bankers and other professional advisors. Shareholder agrees not to persuade or cause, or attempt to persuade or cause, any such employee, independent contractor or consultant to leave Omega's or Online's employ or cease performing services for Omega or Online.

         (b) Damages. Shareholder acknowledges that breach or violation of this covenant would cause substantial damages to Omega and/or Online. Shareholder agrees that, in the event of a breach or violation of this covenant of non-solicitation, Shareholder will be liable to compensate Omega and/ or Online for all damages, including, without limitation, consequential damages, not limited to lost profits, expenses incurred to replace the employee or business relationship, finder's fees, sign-on bonuses and compensation, remuneration and/or benefits premiums paid to employees, independent contractors and consultants to secure their services to replace the lost relationship(s). The payment of such damages shall not limit, impair or diminish Omega's and/or Online's right to seek and obtain (x) any appropriate equitable relief (including but not limited to specific performance, temporary restraining order and temporary and permanent injunction), (y) other monetary and other relief, at law or in equity, for other causes of action which may have resulted from Shareholder's breach or violation (such as intentional interference with contractual or business relations in the event an employee is solicited by Shareholder for a competitive position and such employee is subject to a covenant-not-to-compete), or (z) monetary and other relief, at law or in equity, from or against persons or entities other than Shareholder.

      4. REMEDIES FOR BREACH OF SECTIONS 1, 2 AND 3

         In addition to the remedies referred to in Section 3(b), above Shareholder agrees that, if Shareholder breaches or violates any of Shareholder's covenants or agreements in Section 1, 2 and 3 hereof, Omega and Online shall be entitled to an accounting and repayment of any and all profits, compensation, commissions, payments and benefits which Shareholder directly or indirectly has realized and realizes as a result of, or in connection with, any such violation or breach. In addition, in the event of a breach or violation or threatened or imminent breach or violation of any provisions of Section 1, 2 and 3 hereof, Omega and Online shall be entitled to a temporary and permanent injunction or any other appropriate decree of specific performance or equitable relief (without, unless otherwise required by statute, being required to post bond or other security) from a court of competent jurisdiction in order to prevent, prohibit or restrain any such breach or violation or threatened breach or violation by Shareholder. Omega and Online shall be entitled to such injunctive
                                     EXDD-4
or other equitable relief in addition to any ascertainable damages which are suffered. It is understood that resort by Omega and Online (or either of them) to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any other rights or remedies which Omega and Online (or either of them) may have with respect to such breach or violation.

      5. REASONABLENESS OF RESTRICTIONS

         (a) Reasonableness. Shareholder acknowledges that any breach or violation of Section 1, 2 or 3 hereof will likely cause irreparable injury and damage to each of Omega and Online and that it would be very difficult or impossible to measure all of the damages resulting from any such breach or violation. Shareholder further acknowledges that Shareholder has carefully read and considered the provisions of Sections 1, 2 and 3 hereof and, having done so, agrees that the restrictions and remedies set forth in such Sections (including the time period, geographical limits and scope of activity restricted) are fair and reasonable and do not impose a greater restraint than is necessary for the protection of the trade secrets, goodwill and other legitimate business interests of each of Omega and Online.

         (b) Severability. Shareholder understands and intends that each provision and restriction agreed to by Shareholder in Sections 1, 2 and 3 hereof be construed as separate and divisible from every other provision and restriction. In the event that any one of the provisions of, or restrictions in, Sections 1, 2 and/or 3 hereof shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction (which a court, in lieu of striking a provision entirely, is urged by the parties to do), the remaining provisions and restrictions shall continue to be valid and enforceable as though the invalid or unenforceable provision or restriction had not been included. In the event that any provision relating to time period, geographical limits or scope of activity restricted (collectively, "Limitations") shall be declared by a court of competent jurisdiction to exceed the maximum or permissible Limitations such court deems reasonable and enforceable, said Limitations shall be deemed to become and shall then be the maximum Limitations which such court deems reasonable and enforceable.

         (c) Definitions. For purposes of Sections 1, 2 and 3 of this Agreement, the terms Omega and Online (a "Company") each includes such Company (and its successor by merger or otherwise) and any parent corporations of such Company (or its successors) and all direct and indirect subsidiaries of such Company (or its successor) and its parent corporation.

      6. LAW APPLICABLE

         This Agreement shall be governed by and construed pursuant to the laws of the State of Florida. In the event of a dispute, exclusive venue shall lie in the state or federal courts for Miami-Dade County, Florida.

      7. SUCCESSION

         This Agreement shall inure to the benefit of the parties and their respective heirs, administrators, legal representatives, successors (by merger or otherwise) and assigns and shall be binding upon the parties and their respective heirs, administrators, legal representatives and successors.

      8. NO WAIVER

         A waiver of any breach or violation of any term, provision or covenant contained in this Agreement shall not be deemed a continuing waiver or a waiver of any future or past breach or violation. No oral waiver shall be effective or binding.

                                     EXDD-5

      9. SEPARATE AGREEMENT; CUMULATIVE REMEDIES

         This Agreement and the covenants and agreements set forth herein are separate and independent of any Employment Agreement that has been executed and delivered by Shareholder in connection with the Merger or any other agreement previously executed by Shareholder with either Omega or Online and the covenants and agreements set forth therein. Accordingly, no pursuit or enforcement of any particular right, power, privilege or remedy under this Agreement or under such Agreement Regarding Employment (as the case may be) at any particular time or from time to time, singly or together with others, or any partial exercise thereof, shall operate as a waiver of, or preclude the exercise or availability of, any right, power, privilege or remedy of Omega or Online under this Agreement, such Employment Agreement or any other agreement (as the case may be).

     10. ATTORNEY'S FEES

         In the event any party hereto prevails in any dispute arising from or relating to this Agreement, the nonprevailing party will be liable for the prevailing party's reasonable and necessary attorneys' and paralegals' fees and expenses and court costs before and at trial, in any other proceedings and at all appellate levels.

     11. TERMINATION OF MERGER AGREEMENT.

         In the event that the Merger is not consummated and the Merger Agreement is terminated before the Effective Time, this Agreement shall be null and void and of no further force or effect.

                    [SIGNATURES ARE ON THE FOLLOWING PAGE]

                                     EXDD-6

         IN WITNESS WHEREOF, the undersigned have executed this Non-Competition and Non-Disclosure Agreement as of the day and year first above written to be effective as of and after the Effective Time.

                                   SHAREHOLDER:

                                   Signature:________________________________

                                   Print Name:_______________________________

                                   ONLINE TRADING GROUP, INC.

                                   By:_______________________________________

                                   Name:_____________________________________

                                   Title:____________________________________

                                   OMEGA RESEARCH, INC.

                                   By:_______________________________________

                                   Name:_____________________________________

                                   Title:____________________________________

                                   ONLINETRADINGINC.COM CORP.

                                   By:_______________________________________

                                   Name:_____________________________________

                                   Title:____________________________________

                                     EXDD-7

                                   EXHIBIT A

                             Permitted Activities

     See attached list of activities.

                                     EXDD-8

                        Non-Compete Exceptions Schedule

     Securities trading for registered or unregistered hedge funds or as a firm trader for a broker-dealer.

     Auditing or other strictly accounting services for broker-dealers that provide no Internet-based services; Teacher of securities related subjects at a college or university; Owner of, and/or Instructor at, schools or seminars preparing students for securities licensing tests; Financial planning/estate planning services (including without limitation acting as a Registered Investment Advisor); Investment banking services for any industry or market segment.

     Owning or operating a software development or similar company unrelated to the securities industry or to securities or financial market analysis.

                                     EXDD-9

                                FIRST AMENDMENT
                                      TO
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     This First Amendment ("Amendment") hereby amends effective March 7, 2000 the Agreement and Plan of Merger and Reorganization (the "Plan of Merger"), dated January 19, 2000, by and among Omega Research, Inc., a Florida corporation ("Omega"), onlinetradinginc.com corp., a Florida corporation ("Online"), Online Trading Group, Inc., a Florida corporation("Newco"), Omega Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Newco ("Omega Merger Sub"), and Onlinetrading Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Newco ("Online Merger Sub"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

     WHEREAS, the parties entered into the Agreement on January 19, 2000; and

     WHEREAS, the parties desire to amend the terms of the Agreement to incorporate the terms herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Agreement shall be amended as follows:

     1. Section 1.4 (a) shall be amended and restated in its entirety to read as follows:

       "(a) At the Effective Time, the Articles of Incorporation (the "Omega Articles of Incorporation") of Omega Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Omega Surviving Corporation; provided, however, that Article I of the Omega Articles of Incorporation shall be amended to read as follows: "The name of the corporation is Omega Research, Inc."

     2. Section 1.4 (c) shall be amended and restated in its entirety to read as follows:

       "(c) At the Effective Time, the Articles of Incorporation (the "Online Articles of Incorporation") of Online Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Online Surviving Corporation; provided, however, that Article I of the Online Articles of Incorporation shall be amended to read as follows: "The name of the corporation is OnlineTrading.com, Inc."

     3. The parties hereto hereby authorize and consent to the filing of an amendment to the Articles of Incorporation of Newco pursuant to which Article I of the Articles of Incorporation shall be amended to change the name of Newco to "OnlineTrading.com Group, Inc." and, upon such filing with the Secretary of State of the State of Florida, all references to "Online Trading Group, Inc." in the Agreement and any and all other agreements and instruments entered into between or among the parties hereto in connection therewith shall be modified to reflect the name change to "OnlineTrading.com Group, Inc."

     4. Except as otherwise specifically set forth in this Amendment, the Agreement shall remain in full force and effect in accordance with the terms thereof. This Amendment shall be governed by and construed in accordance with the laws of the State of Florida. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all said counterparts taken together, shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered effective as of the day and year first written above.

ONLINETRADINGINC.COM CORP.                                              OMEGA RESEARCH, INC.
By: /s/ Steven zum Tobel                                                By: /s/ Ralph L. Cruz
   ------------------------                                                ---------------------
Name: Steven zum Tobel                                                  Name: Ralph L. Cruz
Title: President                                                        Title: Co-Chief Executive Officer

ONLINE TRADING GROUP, INC.                                              OMEGA ACQUISITION CORPORATION
By: /s/ Ralph L. Cruz                                                   By: /s/ Ralph L. Cruz
   ---------------------                                                   ---------------------
Name: Ralph L. Cruz                                                     Name: Ralph L. Cruz
Title: Co-Chief Executive Officer                                       Title: Co-Chief Executive Officer

ONLINETRADING ACQUISITION CORPORATION
By: /s/ Ralph L. Cruz
   ---------------------
Name: Ralph L. Cruz
Title: Co-Chief Executive Officer

                               SECOND AMENDMENT
                                      TO
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     This Second Amendment ("Amendment") hereby amends effective July 19, 2000 the Agreement and Plan of Merger and Reorganization (the "Agreement"), dated January 19, 2000, by and among Omega Research, Inc., a Florida corporation ("Omega"), onlinetradinginc.com corp., a Florida corporation ("Online"), OnlineTrading.com Group, Inc., a Florida corporation("Newco"), Omega Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Newco ("Omega Merger Sub"), and Onlinetrading Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Newco ("Online Merger Sub"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

     WHEREAS, the parties entered into the Agreement on January 19, 2000; and

     WHEREAS, the parties entered into the First Amendment to the Agreement and Plan of Merger and Reorganization (the "First Amendment") effective as of March 7, 2000 to change the name of Online Trading Group, Inc. to OnlineTrading.com Group, Inc. and to change the names of Omega Merger Sub and Online Merger Sub; and

     WHEREAS, the parties desire to amend the terms of the Agreement, as amended by the First Amendment, to incorporate the terms herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Agreement shall be amended as follows:

     1. Section 1.4 (a) shall be amended and restated in its entirety to read as follows:

       "(a) At the Effective Time, the Articles of Incorporation (the "Omega Articles of Incorporation") of Omega Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Omega Surviving Corporation; provided, however, that Article I of the Omega Articles of Incorporation shall be amended to read as follows: "The name of the corporation is TradeStation Technologies, Inc."

     2. Section 8.1 (b) shall be amended and restated in its entirety to read as follows:

       "(b) by either Omega or Online, if the Closing shall not have occurred on or before September 30, 2000 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement);"

     3. Online Surviving Corporation hereby agrees that, immediately after the Effective Time, unless otherwise instructed in writing by Newco, it will use its best efforts to obtain all necessary federal and state regulatory approvals and consents to change its name from onlinetradinginc.com corp. to TradeStation Securities, Inc. Upon obtaining the necessary approvals and consents, Online Surviving Corporation will file an amendment to its Articles of Incorporation (the "Articles of Amendment") pursuant to which Article I of the Articles of Incorporation shall be amended to change the name of Online Surviving Corporation to "TradeStation Securities, Inc." The parties hereto hereby authorize and consent to Online Surviving Corporation's filing of the Articles of Amendment. The parties hereto hereby further agree that, upon such filing with the Secretary of State of the State of Florida, all references to "Online Surviving Corporation," "onlinetradinginc.com corp." or "OnlineTradinginc.com Corp." in the Agreement and any and all other agreements and instruments entered into between or among the parties hereto in connection therewith shall be modified to be, and to reflect the name change to, "TradeStation Securities, Inc."

     4. The parties hereto hereby authorize and consent to the filing of an amendment to the Articles of Incorporation of Newco pursuant to which Article I of the Articles of Incorporation shall be amended to change the name of Newco to "TradeStation Group, Inc." and, upon such filing with the Secretary of State of the State of Florida, all references to "Online Trading Group, Inc." or "OnlineTrading.com Group, Inc." in the Agreement and any and all other agreements and instruments entered into between or among the parties hereto in connection therewith shall be modified to be, and to reflect the name change to, "TradeStation Group, Inc."

     Except as otherwise specifically set forth in this Amendment, the Agreement, as amended by the First Amendment, shall remain in full force and effect in accordance with the terms thereof. This Amendment shall be governed by and construed in accordance with the laws of the State of Florida. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all said counterparts taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered effective as of the day and year first written above.

ONLINETRADINGINC.COM CORP.                    OMEGA RESEARCH, INC.
By: /s/ Steven zum Tobel                      By: /s/ Ralph L. Cruz
   ------------------------                      ---------------------
Name: Steven zum Tobel                        Name: Ralph L. Cruz
Title: President                              Title: Co-Chief Executive Officer

ONLINE TRADING GROUP, INC.                    OMEGA ACQUISITION CORPORATION
By: /s/ Ralph L. Crus                         By: /s/ Ralph L. Cruz
   ---------------------                         ---------------------
Name: Ralph L. Cruz                           Name: Ralph L. Cruz
Title: Co-Chief Executive Officer             Title: Co-Chief Executive Officer

ONLINETRADING ACQUISITION CORPORATION
By: /s/ Ralph L. Cruz
   ---------------------
Name: Ralph L. Cruz
Title: Co-Chief Executive Officer

                                THIRD AMENDMENT
                                      TO
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     This Third Amendment ("Amendment") hereby amends effective September 21, 2000 the Agreement and Plan of Merger and Reorganization (the "Agreement"), dated January 19, 2000, by and among Omega Research, Inc., a Florida corporation ("Omega"), onlinetradinginc.com corp., a Florida corporation ("Online"), TradeStation Group, Inc., a Florida corporation ("Newco"), Omega Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Newco ("Omega Merger Sub"), and Onlinetrading Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Newco ("Online Merger Sub"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

     WHEREAS, the parties entered into the Agreement on January 19, 2000; and

     WHEREAS, the parties entered into the First Amendment to the Agreement and Plan of Merger and Reorganization (the "First Amendment") effective as of March 7, 2000 to change the name of Online Trading Group, Inc. to OnlineTrading.com Group, Inc. and to change the names of the Surviving Corporations at the Effective Time; and

     WHEREAS, the parties entered into the Second Amendment to the Agreement and Plan of Merger and Reorganization (the "Second Amendment") effective as of July 19, 2000 to extend the date after which the parties have the right to terminate the Agreement if the Closing has not occurred from July 31, 2000 to September 30, 2000, to change the name of OnlineTrading.com Group, Inc. to TradeStation Group, Inc., to change the name of Omega Surviving Corporation at the Effective Time and to change the name of Online Surviving Corporation as soon as practicable after the Effective Time; and

     WHEREAS, the parties desire to further amend the terms of the Agreement, as amended by the First Amendment and the Second Amendment, to incorporate the terms herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Agreement shall be amended as follows:

     1. Section 8.1 (b) shall be amended and restated in its entirety to read as follows:

       "(b) by either Omega or Online, if the Closing shall not have occurred on or before December 31, 2000 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement)."

     2. Except as otherwise specifically set forth in this Amendment, the Agreement, as amended by the First Amendment and the Second Amendment, shall remain in full force and effect in accordance with the terms thereof. This Amendment shall be governed by and construed in accordance with the laws of the State of Florida. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all said counterparts taken together shall be deemed to constitute one and the same instrument. A facsimile signature to this Amendment shall have the same force and effect as an original signature hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered effective as of the day and year first written above.

ONLINETRADINGINC.COM CORP.                    OMEGA RESEARCH, INC.
By: /s/ Steven zum Tobel                      By: /s/ Ralph L. Cruz
   ------------------------                      ---------------------
Name: Steven zum Tobel                        Name: Ralph L. Cruz
Title: President                              Title: Co-Chief Executive Officer

TRADESTATION GROUP, INC.                      OMEGA ACQUISITION CORPORATION
By: /s/ Ralph L. Crus                         By: /s/ Ralph L. Cruz
   ---------------------                         ---------------------
Name: Ralph L. Cruz                           Name: Ralph L. Cruz
Title: Co-Chief Executive Officer             Title: Co-Chief Executive Officer

ONLINETRADING ACQUISITION CORPORATION
By: /s/ Ralph L. Cruz
   ---------------------
Name: Ralph L. Cruz
Title: Co-Chief Executive Officer

                                                                      Appendix B

                                     OMEGA
                             SHAREHOLDER AGREEMENT

     This SHAREHOLDER AGREEMENT (this "Agreement") is made and entered into as of January 19, 2000 between Online Trading Group, Inc., a Florida corporation ("Newco"), onlinetradinginc.com corp., a Florida corporation ("Online"), and the undersigned shareholder ("Shareholder") of Omega Research, Inc., a Florida corporation ("Company"). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

                                   RECITALS

     WHEREAS, pursuant to an Agreement and Plan of Merger and Reorganization dated as of January 19, 2000 by and among Company, Online, Newco, Omega Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Newco ("Omega Merger Sub"), and Onlinetrading Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Newco, (such agreement as it may be amended is hereinafter referred to as the "Merger Agreement"), Newco has agreed, among other things, to acquire by merger (collectively, the "Merger"):
(i) the outstanding securities of Company pursuant to a statutory merger of Omega Merger Sub with and into Company in which each outstanding share of common stock of Company (the "Company Capital Stock") will be converted into shares of common stock of Newco (the "Newco Common Stock") at the exchange rate set forth in the Merger Agreement; and (ii) the outstanding securities of Online pursuant to a statutory merger of Online Merger Sub with and into Online in which each outstanding share of common stock of Online will be converted into shares of Newco Common Stock at the exchange rate set forth in the Merger Agreement (collectively, the "Transaction");

     WHEREAS, in order to induce Newco and Online to enter into the Merger Agreement and consummate the Transaction, each shareholder of Company who is an affiliate of Company has agreed to execute and deliver to Newco and Online a Shareholder Agreement upon the terms set forth herein; and

     WHEREAS, Shareholder is the registered and beneficial owner of such number of shares of the outstanding Company Capital Stock as is indicated on the signature page of this Agreement (the "Shares").

     NOW, THEREFORE, the parties agree as follows:

     1. Agreement to Retain Shares.

       1.1 Transfer and Encumbrance.

         (a) Shareholder is the beneficial owner of the Shares and, except as otherwise set forth on the signature page hereto, (A) has held each such Shares at all times since the date such Shares were originally issued by Company, and
(B) did not acquire any shares of Company Capital Stock in contemplation of the Merger. The Shares constitute Shareholder's entire interest in the outstanding capital stock and voting securities of Company. No other person or entity not a signatory to this Agreement has a beneficial interest in or a right to acquire the Shares or any portion of the Shares. The Shares are, and will be at all times up until the Expiration Date, free and clear of any liens, claims, options, charges or other encumbrances. Shareholder's principal residence or place of business is accurately set forth on the signature page hereto.

         (b) Shareholder agrees not to transfer (except as may be specifically required by court order or by operation of law, in which case any such transferee shall agree to be bound hereby), sell, exchange, pledge or otherwise dispose of or encumber any Shares or any New Shares (as defined below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date (as defined hereinafter). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the Effective Time or (ii) termination of the Merger Agreement in accordance with the terms thereof.

       1.2 New Shares. Shareholder agrees that any shares of capital stock or voting securities of Company that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

     2. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the stockholders of Company at which any of the following is considered or voted upon, and at every adjournment thereof, and on every action or approval by written resolution of the stockholders of Company with respect to any of the following, Shareholder shall vote the Shares and any New Shares in favor of approval and adoption of the Merger Agreement and of the Transaction and all matters related thereto.

     3. Irrevocable Proxy. Shareholder hereby agrees to timely deliver to Online a duly executed proxy in the form attached hereto as Annex A (the "Proxy"), such Proxy to cover the Shares and all New Shares in respect of which Shareholder is entitled to vote at each meeting of the stockholders of Company (including, without limitation, each written consent in lieu of a meeting) related to the Merger Agreement and the Transaction. In the event that Shareholder is unable to provide any such Proxy in a timely manner, Shareholder hereby grants to certain designees of Online a power of attorney to execute and deliver such Proxy for and on behalf of Shareholder, such power of attorney, which being coupled with an interest, shall survive any death, disability, bankruptcy, or any other such impediment of Shareholder. Upon the execution of this Agreement by Shareholder, Shareholder hereby revokes any and all prior proxies or powers of attorney given by Shareholder with respect to the Shares related to the Merger Agreement and the Transaction and agrees not to grant any subsequent proxies or powers of attorney with respect to the Shares related to the Merger Agreement and the Transaction until after the Expiration Date.

     4. Representations, Warranties and Covenants of Shareholder. Shareholder hereby represents, warrants and covenants to Newco and Online as follows:

       (a) Shareholder has full power and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms. The execution and delivery of this Agreement by Shareholder does not, and the performance of Shareholder's obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien of encumbrance on any Shares or New Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or the Shares or New Shares are or will be bound or affected.

       (b) Until the Expiration Date, Shareholder will not (and will use Shareholder's reasonable best efforts to cause Company, its affiliates, officers, directors and employees and any investment banker, attorney, accountant or other agent retained by Shareholder, Company or any of the same, not to), except to the extent otherwise permitted under Section 5.4 of the Merger Agreement: (i) initiate or solicit, directly or indirectly, any proposal, plan or offer to acquire all or any material part of the business or properties or capital stock of Company, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate Company or otherwise distribute to the stockholders of Company all or any substantial part of the business, properties or capital stock of Company (each, an "Acquisition Proposal"); (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish information concerning Company's business, properties or assets to any corporation, partnership, person or other entity or group (other than a party to the Merger Agreement, or any associate, agent or representative of a party to the Merger Agreement) under any circumstances that could reasonably be expected to relate to an actual or potential Acquisition Proposal; or (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect of any potential Acquisition Proposal. In the event Shareholder shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, Shareholder shall promptly inform Online as to any such matter and the details thereof to the extent possible without breaching any other agreement to which such Shareholder is a party or violating Shareholder's fiduciary duties.

       (c) Shareholder understands and agrees that if Shareholder attempts to transfer or vote or provide any other person with the authority to vote any of the Shares with respect to any vote or other stockholder action related to the Merger Agreement and the Transaction other than in compliance with this Agreement, Company shall not, and Shareholder hereby unconditionally and irrevocably instructs Company to not, permit any such transfer on its books and records, issue a new certificate representing any of the Shares or record such vote unless and until Shareholder shall have complied with the terms of this Agreement. Shareholder further understands and agrees that the Company may elect to not permit the transfer of shares of the Company Capital Stock or the issuance of a new certificate representing such shares unless and until such a transfer can be made without adversely affecting the ability of Newco and/or each of the Surviving Corporations to account for the business combination to be effected by the Merger as a pooling of interests.

     5. Additional Documents. Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Newco or Online, to carry out the purpose and intent of this Agreement.

     6. Consent and Waiver. Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger Agreement and the Transaction under the terms of any agreement to which Shareholder is a party or pursuant to any rights Shareholder may have.

     7. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

     8. Confidentiality. Shareholder agrees (i) to hold any information regarding this Agreement and the Transaction in strict confidence, and (ii) not to divulge any such information to any third person, except to the extent any of the same is hereafter publicly disclosed by Online and Company.

     9. Fiduciary Responsibilities. Notwithstanding anything to the contrary herein, to the extent Shareholder is or becomes during the term hereof a director or officer of the Company, Shareholder is not making (nor shall be deemed to have made) any agreement or understanding herein in his or her capacity as such director or officer. Without limiting the generality of the foregoing, Shareholder is executing this Agreement solely in his, her or its capacity as the record and/or beneficial owner, as applicable, of the Shares and nothing herein shall limit or affect any actions taken by Shareholder (or a designee of such Shareholder) in his or her capacity as an officer or director of the Company in exercising his or her or the Company's or the Company's Board of Director/s rights in connection with the Merger Agreement or otherwise.

     10. Miscellaneous.

       10.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

       10.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement is intended to bind Shareholder solely as a security holder of Company only with respect to the specific matters set forth herein.

       10.3 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

       10.4 Specific Performance, Injunctive Relief. The parties hereto acknowledge that Newco and Online will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Newco or Online upon any such violation, Newco shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Newco or Online at law or in equity and Shareholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

       10.5 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, postage prepaid, or sent by facsimile transmission, as follows:

         (a) If to Shareholder, at the address set forth below Shareholder's signature at the end hereof.

         (b) if to Newco, to:

             c/o Omega Research, Inc.
             8700 West Flagler Street, Suite 250
             Miami, Florida 33174
             Attention: Salomon Sredni, President
             Facsimile No.: (305) 485-7019
             Telephone No.: (305) 485-7000

             with a copy to:
             Bilzin Sumberg Dunn Price & Axelrod LLP
             2500 First Union Financial Center
             Miami, Florida 33131-2336
             Attention: Alan D. Axelrod, Esq.
             Facsimile No. (305) 374-7593
             Telephone No. (305)374-7580

         (c) if to Online, to:

             onlinetradinginc.com corp.
             2700 N. Military Trail
             Suite 200
             Boca Raton, Florida 33431
             Attention: Steven zum Tobel, President
             Facsimile No.: (561) 955-0606
             Telephone No.: (561) 995-1010
              with a copy to:

              Broad & Cassel
              201 South Biscayne Boulevard
              Suite 3000
              Miami, Florida 33131
              Attention: Leonard H. Bloom, Esq.
              Facsimile No.: (305) 995-6428
              Telephone No.: (305) 373-9400,

or to such other address as any party hereto may designate for itself by notice given as herein provided.

       10.6 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Florida without giving effect to the principles of conflicts of law thereof.

       10.7 Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

       10.8 Counterpart. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

       10.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

       10.10 Prevailing Party Legal Fees. The prevailing party in any litigation or other proceeding brought to enforce the terms of this Agreement shall be entitled to receive from the nonprevailing party its reasonable attorneys' and paralegals' fees and costs before and at trial and at all appellate and other tribunal levels, in addition to its other remedies hereunder or at law or in equity.

         [Signature Page to Omega Shareholder Agreement on Next Page]

     IN WITNESS WHEREOF, the parties have caused this Omega Shareholder Agreement to be executed as of the date first above written.

ONLINE TRADING GROUP, INC.   SHAREHOLDER
By:_______________________   __________________________________________
Name:_____________________   (Signature)
Title:____________________
                             __________________________________________
                             (Signature of Spouse)
ONLINETRADINGINC.COM CORP.
By:_______________________   __________________________________________
Name:_____________________   (Print Name of Shareholder)
Title:____________________
                             __________________________________________
                             (Print Streeet Address)
                             __________________________________________
                             (Print City, State and Zip)
                             __________________________________________
                             (Print Telephone Number)
                             __________________________________________
                             (Social Security or Tax I.D. Number)

Total Number of Shares of Company Capital Stock owned on the date hereof-

Common Stock:________________

Principal Residence or Place of Business:______________________________.

                 SIGNATURE PAGE TO OMEGA SHAREHOLDER AGREEMENT

                                                                         ANNEX A

                               IRREVOCABLE PROXY

                               TO VOTE STOCK OF

                             OMEGA RESEARCH, INC.

     The undersigned shareholder of Omega Research, Inc., a Florida corporation ("Company"), hereby irrevocably (to the full extent permitted by the Florida Business Corporation Act) appoints Andrew A. Allen and E. Steven zum Tobel (collectively, "Proxies") and each of them, or any other designee of such Proxies, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned shareholder of Company as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares relating to the subject matter of this Irrevocable Proxy are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares relating to the subject matter of this Irrevocable Proxy until after the Expiration Date (as defined below).

     This Irrevocable Proxy is irrevocable (to the extent provided in the Florida Business Corporation Act), is coupled with an interest, including, but not limited to, that certain Affiliate Agreement dated as of even date herewith by and among Online Trading Group, Inc., a Florida corporation ("Newco"), and the undersigned, and is granted in consideration of Newco and onlinetradinginc.com corp., a Florida corporation ("Online"), entering into that certain Agreement and Plan of Merger and Reorganization (the "Merger Agreement") by and among Newco, Online, Omega Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Newco ("Omega Merger Sub"), Onlinetrading Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Newco ("Online Merger Sub"), and Company, which Merger Agreement provides for the merger of Omega Merger Sub with and into Company and Online Merger Sub with and into Online (collectively, the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (ii) the date of termination of the Merger Agreement.

     The Proxies named above, and each of them acting singularly or together, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the Florida Business Corporation Act), at every annual, special or adjourned meeting of the stockholders of Company and in every written consent in lieu of such meeting in favor of approval and adoption of the Merger Agreement and of any and all of the transactions and matters contemplated thereby.

     The Proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned shareholder may vote the Shares on all other matters.

     All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

     This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.

Dated:_______, 2000

                                       _________________________________________
                                       (Signature of Shareholder)

                                       _________________________________________
                                       (Print Name of Shareholder)

                                       Shares beneficially owned:

                                       ___________shares of Company Common Stock

                                                                      Appendix C

                                    ONLINE
                             SHAREHOLDER AGREEMENT

     This SHAREHOLDER AGREEMENT (this "Agreement") is made and entered into as of January 19, 2000 between Online Trading Group, Inc., a Florida corporation ("Newco"), Omega Research, Inc., a Florida Corporation ("Omega") and the undersigned shareholder ("Shareholder") of onlinetradinginc.com corp.,, a Florida corporation ("Company"). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

                                   RECITALS

     WHEREAS, pursuant to an Agreement and Plan of Merger and Reorganization dated as of January 19, 2000 by and among Company, Omega, Newco, Omega Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Newco and Onlinetrading Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Newco (such agreement as it may be amended is hereinafter referred to as the "Merger Agreement"), Newco has agreed, among other things, to acquire by merger (collectively, the "Merger"): (i) the outstanding securities of Company pursuant to a statutory merger of Online Merger Sub with and into Company in which each outstanding share of common stock of Company (the "Company Capital Stock") will be converted into shares of common stock of Newco (the "Newco Common Stock") at the exchange rate set forth in the Merger Agreement and (ii) the outstanding securities of Omega pursuant to a statutory merger of Omega Merger Sub with and into Omega in which each outstanding share of common stock of Omega will be converted into shares of Newco Common Stock at the exchange rate set forth in the Merger Agreement (collectively, the "Transaction");

     WHEREAS, in order to induce Newco and Omega to enter into the Merger Agreement and consummate the Transaction, each shareholder of Company who is an affiliate of Company has agreed to execute and deliver to Newco and Omega a Shareholder Agreement upon the terms set forth herein; and

     WHEREAS, Shareholder is the registered and beneficial owner of such number of shares of the outstanding Company Capital Stock as is indicated on the signature page of this Agreement (the "Shares").

     NOW, THEREFORE, the parties agree as follows:

      1. Agreement to Retain Shares.

         1.1 Transfer and Encumbrance.

             (a) Shareholder is the beneficial owner of the Shares and, except as otherwise set forth on the signature page hereto, (A) has held each such Shares at all times since the date such Shares were originally issued by Company, and (B) did not acquire any shares of Company Capital Stock in contemplation of the Merger. The Shares constitute Shareholder's entire interest in the outstanding capital stock and voting securities of Company. No other person or entity not a signatory to this Agreement has a beneficial interest in or a right to acquire the Shares or any portion of the Shares. The Shares are, and will be at all times up until the Expiration Date, free and clear of any liens, claims, options, charges or other encumbrances. Shareholder's principal residence or place of business is accurately set forth on the signature page hereto.

             (b) Shareholder agrees not to transfer (except as may be specifically required by court order or by operation of law, in which case any such transferee shall agree to be bound hereby), sell, exchange, pledge or otherwise dispose of or encumber any Shares or any New Shares (as defined below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date (as defined hereinafter) except as disclosed on Schedule I attached hereto. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the Effective Time or (ii) termination of the Merger Agreement in accordance with the terms thereof.

         1.2 New Shares. Shareholder agrees that any shares of capital stock or voting securities of Company that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

      2. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the stockholders of Company at which any of the following is considered or voted upon, and at every adjournment thereof, and on every action or approval by written resolution of the stockholders of Company with respect to any of the following, Shareholder shall vote the Shares and any New Shares in favor of approval and adoption of the Merger Agreement and of the Transaction and all matters related thereto.

      3. Irrevocable Proxy. Shareholder hereby agrees to timely deliver to Omega a duly executed proxy in the form attached hereto as Annex A (the "Proxy"), such Proxy to cover the Shares and all New Shares in respect of which Shareholder is entitled to vote at each meeting of the stockholders of Company (including, without limitation, each written consent in lieu of a meeting) related to the Merger Agreement and the Transaction. In the event that Shareholder is unable to provide any such Proxy in a timely manner, Shareholder hereby grants to certain designees of Omega a power of attorney to execute and deliver such Proxy for and on behalf of Shareholder, such power of attorney, which being coupled with an interest, shall survive any death, disability, bankruptcy, or any other such impediment of Shareholder. Upon the execution of this Agreement by Shareholder, Shareholder hereby revokes any and all prior proxies or powers of attorney given by Shareholder with respect to the Shares related to the Merger Agreement and the Transaction and agrees not to grant any subsequent proxies or powers of attorney with respect to the Shares related to the Merger Agreement and the Transaction until after the Expiration Date.

      4. Representations, Warranties and Covenants of Shareholder. Shareholder hereby represents, warrants and covenants to Newco and Omega as follows:

             (a) Shareholder has full power and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms. The execution and delivery of this Agreement by Shareholder does not, and the performance of Shareholder's obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien of encumbrance on any Shares or New Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or the Shares or New Shares are or will be bound or affected.

             (b) Until the Expiration Date, Shareholder will not (and will use Shareholder's reasonable best efforts to cause Company, its affiliates, officers, directors and employees and any investment banker, attorney, accountant or other agent retained by Shareholder, Company or any of the same, not to), except to the extent otherwise permitted under Section 5.4 of the Merger

Agreement: (i) initiate or solicit, directly or indirectly, any proposal, plan or offer to acquire all or any material part of the business or properties or capital stock of Company, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate Company or otherwise distribute to the stockholders of Company all or any substantial part of the business, properties or capital stock of Company (each, an "Acquisition Proposal"); (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish information concerning Company's business, properties or assets to any corporation, partnership, person or other entity or group (other than a party to the Merger Agreement, or any associate, agent or representative of a party to the Merger Agreement) under any circumstances that could reasonably be expected to relate to an actual or potential Acquisition Proposal; or (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect of any potential Acquisition Proposal. In the event Shareholder shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, Shareholder shall promptly inform Omega as to any such matter and the details thereof to the extent possible without breaching any other agreement to which such Shareholder is a party or violating Shareholder's fiduciary duties.

             (c) Shareholder understands and agrees that if Shareholder attempts to transfer or vote or provide any other person with the authority to vote any of the Shares with respect to any vote or other stockholder action related to the Merger Agreement and the Transaction other than in compliance with this Agreement, Company shall not, and Shareholder hereby unconditionally and irrevocably instructs Company to not, permit any such transfer on its books and records, issue a new certificate representing any of the Shares or record such vote unless and until Shareholder shall have complied with the terms of this Agreement except in the event of and in connection with a foreclosure of the lien described on Schedule I. Shareholder further understands and agrees that the Company may elect to not permit the transfer of shares of Company Capital Stock or the issuance of a new certificate representing such shares unless and until such a transfer can be made without adversely affecting the ability of Newco and/or each of the Surviving Corporations to account for the business combination to be effected by the Merger as a pooling of interests.

      5. Additional Documents. Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Newco or Omega, to carry out the purpose and intent of this Agreement.

      6. Consent and Waiver. Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger Agreement and the Transaction under the terms of any agreement to which Shareholder is a party or pursuant to any rights Shareholder may have.

      7. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

      8. Confidentiality. Shareholder agrees (i) to hold any information regarding this Agreement and the Transaction in strict confidence, and (ii) not to divulge any such information to any third person, except to the extent any of the same is hereafter publicly disclosed by Omega and Company.

      9. Fiduciary Responsibilities. Notwithstanding anything to the contrary herein, to the extent Shareholder is or becomes during the term hereof a director or officer of the Company, Shareholder is not making (nor shall be deemed to have made) any agreement or understanding herein in his or her capacity as such director or officer. Without limiting the generality of the foregoing, Shareholder is executing this Agreement solely in his, her or its capacity as the record and/or beneficial owner, as applicable, of the Shares and nothing herein shall limit or affect any actions taken by Shareholder (or a designee of such Shareholder) in his or her capacity as an officer or director of the Company in exercising his or her or the Company's or the Company's Board of Director's rights in connection with the Merger Agreement or otherwise.

     10. Miscellaneous.

         10.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         10.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement is intended to bind Shareholder solely as a security holder of Company only with respect to the specific matters set forth herein.

         10.3 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

         10.4 Specific Performance, Injunctive Relief. The parties hereto acknowledge that Newco and Omega will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Newco or Omega upon any such violation, Newco shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Newco or Omega at law or in equity and Shareholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

         10.5 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, postage prepaid, or sent by facsimile transmission, as follows:

             (a) If to Shareholder, at the address set forth below Shareholder's signature at the end hereof.

             (b) if to Newco or Omega, to:

                 c/o Omega Research, Inc.
                 8700 West Flagler Street, Suite 250
                 Miami, Florida 33174
                 Attention: Salomon Sredni, President
                 Facsimile No.: (305) 485-7019
                 Telephone No.: (305) 485-7000

                 with a copy to:

                 Bilzin Sumberg Dunn Price & Axelrod LLP
                 2500 First Union Financial Center
                 Miami, Florida 33131-2336
                 Attention: Alan D. Axelrod, Esq.
                 Facsimile No. (305) 374-7593
                 Telephone No. (305)374-7580,

or to such other address as any party hereto may designate for itself by notice given as herein provided.

         10.6 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Florida without giving effect to the principles of conflicts of law thereof.

         10.7 Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

         10.8 Counterpart. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         10.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

         10.10 Prevailing Party Legal Fees. The prevailing party in any litigation or other proceeding brought to enforce the terms of this Agreement shall be entitled to receive from the nonprevailing party its reasonable attorneys' and paralegals' fees and costs before and at trial and at all appellate and other tribunal levels, in addition to its other remedies hereunder or at law or in equity.

         [Signature Page to Online Shareholder Agreement on Next Page]

     IN WITNESS WHEREOF, the parties have caused this Online Shareholder Agreement to be executed as of the date first above written.

ONLINE TRADING GROUP, INC.   SHAREHOLDER

By:_______________________   __________________________________________
                             (Signature)
Name:_____________________
                             __________________________________________
Title:____________________   (Signature of Spouse)

OMEGA RESEARCH, INC.         __________________________________________
                             (Print Name of Shareholder)
By:_______________________
                             __________________________________________
Name:_____________________   (Print Street Address)

Title:____________________   __________________________________________
                             (Print City, State and Zip)

                             __________________________________________
                             (Print Telephone Number)

                             __________________________________________
                             (Social Security or Tax I.D. Number)

Total Number of Shares of Company Capital Stock owned on the date hereof-

Common Stock:_______________

Principal Residence or Place of Business:________________________________

                SIGNATURE PAGE TO ONLINE SHAREHOLDER AGREEMENT

                                                                         ANNEX A

                               IRREVOCABLE PROXY

                               TO VOTE STOCK OF

                             ONLINETRADINGINC.COM

     The undersigned shareholder of onlinetradinginc.com corp., a Florida corporation ("Company"), hereby irrevocably (to the full extent permitted by the Florida Business Corporation Act) appoints William R. Cruz and Ralph L. Cruz (collectively, "Proxies") and each of them, or any other designee of such Proxies, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned shareholder of Company as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares relating to the subject matter of this Irrevocable Proxy are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares relating to the subject matter of this Irrevocable Proxy until after the Expiration Date (as defined below).

     This Irrevocable Proxy is irrevocable (to the extent provided in the Florida Business Corporation Act), is coupled with an interest, including, but not limited to, that certain Affiliate Agreement dated as of even date herewith by and among Online Trading Group, Inc., a Florida corporation ("Newco"), and the undersigned, and is granted in consideration of Newco and Omega Research, Inc., a Florida corporation ("Omega"), entering into that certain Agreement and Plan of Merger and Reorganization (the "Merger Agreement") by and among Newco, Omega, Omega Acquisition Corporation, a Florida corporation and wholly owned subsidiary of Newco ("Omega Merger Sub"), Onlinetrading Acquisition Corporation, a Florida corporation and a wholly owned subsidiary of Newco ("Online Merger Sub"), and Company, which Merger Agreement provides for the merger of Omega Merger Sub with and into Omega and Online Merger Sub with and into Company (collectively, the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (ii) the date of termination of the Merger Agreement.

     The Proxies named above, and each of them acting singularly or together, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the Florida Business Corporation Act), at every annual, special or adjourned meeting of the stockholders of Company and in every written consent in lieu of such meeting in favor of approval and adoption of the Merger Agreement and of any and all of the transactions and matters contemplated thereby.

     The Proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned shareholder may vote the Shares on all other matters.

     All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

     This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.

Dated:_____________, 2000
                                       _________________________________________
                                       (Signature of Shareholder)
                                       _________________________________________
                                       (Print Name of Shareholder)

                                       Shares beneficially owned:

                                       ___________shares of Company Common Stock

                                   SCHEDULE I

                                      LIEN

                                                                      APPENDIX D

                                     OMEGA
                            STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT (the "Agreement"), dated as of January 19, 2000, by and between, Omega Research, Inc., a Florida corporation ("Company"), and onlinetradinginc.com corp., a Florida corporation ("Online"). Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement referred to below.

     WHEREAS, concurrently with the execution and delivery of this Agreement, Online Trading Group, Inc., a Florida corporation ("Newco"), Company, Online, Omega Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of Newco ("Omega Merger Sub"), and Onlinetrading Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of Newco ("Online Merger Sub"), are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the "Merger Agreement"), pursuant to which, among other things, upon the terms and subject to the conditions thereof, Online Merger Sub will be merged with and into Online with Online continuing as the surviving corporation, and Omega Merger Sub will be merged with and into Company with Company continuing as the surviving corporation (collectively, the "Merger"); and

     WHEREAS, as a condition and inducement to Online's willingness to enter into the Merger Agreement, Online has required that Company agree, and Company has agreed, to grant to Online an option to purchase certain newly issued shares of Company's Common Stock, par value $.01 per share ("Company Common Stock"), upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. Grant of Option. Company hereby grants to Online an irrevocable option (the "Company Option") to purchase up to 4,892,573 shares (the "Company Shares") of Company Common Stock in the manner set forth below at a price (the "Exercise Price") of $6.4422 per Company Share, payable in cash.

     2. Exercise of Option. The Company Option may be exercised by Online, in whole or in part at any time or from time to time prior to its termination when provided herein and on and after the occurrence of any of the events which obligate Company to pay Online the amount set forth in Section 8.2 or Section
8.3 (c) of the Merger Agreement. In the event Online wishes to exercise the Company Option, Online shall deliver to Company a written notice (an "Exercise Notice") specifying the total number of Company Shares it wishes to purchase; provided that, if prior notification to or approval of the Department of Justice, the Federal Trade Commission and/or any other regulatory or antitrust agency is required in connection with such purchase, Online shall promptly file the required notice or application for approval, shall promptly notify Company of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Each closing of a purchase of Company Shares (an "Option Closing") shall occur at a place, on a date and at a time designated by Online in an Exercise Notice delivered at least two business days prior to the date of the Option Closing. The Company Option shall terminate upon (unless exercised pursuant to the terms hereof prior to) the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to
Section 8.1 thereof (other than a termination pursuant to Section 8.1(f) thereof or resulting from fraud or the wilful breach or failure to perform of Company of any of its representations, warranties or covenants set forth in the Merger Agreement or this Agreement (a "Wilful Breach")); and (iii) one hundred eighty (180) days following any termination of the Merger Agreement pursuant to Section 8.1(f) thereof or resulting from a Wilful Breach by Company (or if, at the expiration of such one hundred eighty (180) day period, the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal).

     3. Conditions to Closing. The obligation of Company to issue the Company Shares to Online hereunder is subject to the conditions that (a) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity, if any, required in connection with the issuance of the Company Shares hereunder shall have been obtained or made, as the case may be; and (b) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

     4. Closing. At each Option Closing, (a) Company will deliver to Online a certificate or certificates in definitive form representing the number of Company Shares designated by Online in its Exercise Notice, such certificate or certificates to be registered in the name of Online or its designee and to bear the legend set forth in Section 10, and (b) Online will deliver to Company the aggregate Exercise Price for the Company Shares so designated by wire transfer of immediately available funds or certified check or bank check. At any Option Closing at which Online is exercising the Company Option in part, Online shall present and surrender this Agreement to Company, and Company shall deliver to Online an executed new agreement with the same terms as this Agreement evidencing the right to purchase the remaining balance of the shares of Company Common Stock purchasable hereunder.

     5. Representations and Warranties of Company. Company represents and warrants to Online that (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity, (d) Company has taken all action necessary to authorize and reserve for issuance and to permit it to issue, upon exercise of the Company Option, and at all times from the date hereof through the expiration of the Company Option will have reserved, that number of unissued Company Shares that are subject to the Company Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (e) upon delivery of the Company Shares to Online upon the exercise of the Company Option, Online will acquire the Company Shares free and clear of all liens, claims, charges, encumbrances and security interests of any nature whatsoever except those imposed by Online, (f) assuming that the consents approvals, authorizations, permits, filings and notifications referred to in subsection
(g) are obtained or made, as applicable, the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"),
(A) any provision of the articles of incorporation or by-laws, each as amended, of Company or (B) any provisions of any material mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or its properties or assets, except in the case of clauses (B) and (C) immediately above, for violations which would not, individually or in the aggregate, have a Material Adverse Effect on Company, and (g) except as described in Section 2.3 of the Merger Agreement, the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

     6. Representations and Warranties of Online. Online represents and warrants to Company that (a) Online is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Online and the consummation by Online of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Online and no other corporate proceedings on the part of Online are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Online and constitutes a valid and binding obligation of Online, enforceable against Online in accordance with its terms, except as such enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity, (d) assuming that the consents, approvals, authorizations, permits, filings and notifications referred to in subsection (e) are obtained or made, as applicable, the execution and delivery of this Agreement by Online does not, and the performance of this Agreement by Online will not, result in any Violation pursuant to, (A) any provision of the articles of incorporation or by-laws, each as amended, of Online, (B) any provisions of any material mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Online or its properties or assets, except in the case of each of clauses
(B) and (C) immediately, above, for Violations which would not, individually or in the aggregate, have a Material Adverse Effect on Online, (e) except as described in Section 3.3 of the Merger Agreement and Section 2 of this Agreement, and except as may be required under the Exchange Act, the execution and delivery of this Agreement by Online does not, and the performance of this Agreement by Online will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity and (f) any Company Shares acquired upon exercise of the Company Option will not be, and the Company Option is not being, acquired by Online with a view to the public distribution thereof and Online will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

     7. Put.

       (a) Exercise. At any time during which the Company Option is exercisable hereunder (the "Repurchase Period"), upon demand by Online, Online shall have the right to sell to Company (or any successor entity thereof) and Company (or such successor entity) shall be obligated to repurchase from Online (the "Put"), all or any portion of the Company Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below, and/or all or any portion of the Company Shares purchased by Online pursuant thereto, at a price set forth in subparagraph (ii) below:

         (i) the difference between the "Market/Tender Offer Price" for shares of Company Common Stock as of the date (the "Notice Date") notice of exercise of the Put is given to the other party (defined as the greater of (A) the price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Takeover Proposal which was made prior to the Notice Date and not terminated or withdrawn as of the Notice Date (the "Tender Price") or (B) the 10 day trading average of the last sale price of a share of Company Common Stock as reported on The Nasdaq National Market over the period ending on the trading day immediately preceding the Notice Date (the "Market Price")), and the Exercise Price, multiplied by the number of Company Shares purchasable pursuant to the Company Option (or portion thereof with respect to which Online is exercising its rights under this Section 7), but only if the Market/Tender Offer Price is greater than the Exercise Price;

         (ii) the Exercise Price paid by Online for the Company Shares acquired pursuant to the Company Option plus the difference between the Market/Tender Offer Price and the Exercise Price, but only if the Market/Tender Offer Price is greater than the Exercise Price, multiplied by the number of Company Shares so purchased;

       (b) Payment and Redelivery of Company Option or Shares. In the event Online exercises its rights under this Section 7, Company shall, within 10 business days of the Notice Date, pay the required amount (the "Repurchase Price") to Online in immediately available funds and Online shall surrender to Company the Company Option or the certificates evidencing the Company Shares purchased by Online pursuant thereto, and Online shall represent and warrant that it owns such shares and that such shares are then free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, other than any of the same created by Company or its affiliates.

       (c) Payment Restrictions. To the extent that Company is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Company Option and /or Company Shares in full, Company shall immediately so notify Online and thereafter deliver or cause to be delivered, from time to time, to Online the portion of the Repurchase Price that it is no longer prohibited from delivering, within five business days after the date on which Company is no longer so prohibited; provided that, if Company at any time after delivery of a notice of repurchase pursuant to
Section 7(a) is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to Online the Repurchase Price in full (and Company hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Online may revoke its notice of the Put whether in whole or to the extent of the prohibition, whereupon, in the latter case, Company shall promptly (1) deliver to Online that portion of the Repurchase Price that Company is not prohibited from delivering and (2) deliver to Online as appropriate, (A) a new Agreement evidencing the right of Online to purchase that number of shares of Company Common Stock obtained by multiplying the number of shares of Company Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Repurchase Price less the portion thereof theretofore delivered to Online and the denominator of which is the Repurchase Price, and/or (B) to Online, a certificate for the Company Shares it is then so prohibited from repurchasing.

     8. Registration Rights.

       (a) Following any exercise of the Company Option, Online may by written notice (the "Registration Notice") to Company request Company to register under the Securities Act all or any part of the shares of Company Common Stock acquired pursuant to this Agreement, including any voting securities issued by way of dividend, distribution or otherwise in respect thereof (the "Restricted Shares"), beneficially owned by Online (the "Registrable Securities") in order to permit the sale or other distribution of such Registrable Securities, including pursuant to a firm commitment underwritten public offering; provided, however, that any such Registration Notice must relate to a number of shares equal to at least 3% of the outstanding shares of Company Common Stock and that any rights to require registration hereunder shall terminate with respect to any Shares that may be sold in any 90-day period pursuant to Rule 144 under the Securities Act. The Registration Notice shall include a certificate executed by Online and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 85% of the Fair Market Value of such shares. For purposes of this Section 8, the term "Fair Market Value" shall mean the 10 day trading average of the last sale price of a share of Company's Common Stock as reported on The Nasdaq National Market over the period ending on the trading day immediately preceding the date of the Registration Notice.

       (b) Company shall use commercially reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; provided, however, that (i) Online shall not be entitled to more than two effective registration statements hereunder and (ii) Company will not be required to file any such registration statement during any period of time (not to exceed 60 days after such request in the case of clause (A) below or 90 days in the case of clauses
(B) and (C) below) when (A) Company is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, based on consultation with counsel to Company, such information would have to be disclosed if a registration statement were filed at that time; (B) Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) Company determines, in its reasonable good faith, judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Company or any of its affiliates. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement, then such registration shall not be taken into account as an effective registration for purposes of clause (i) above. Company shall use commercially reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as Online may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

       (c) The registration rights set forth in this Section 8 are subject to the condition that Online shall provide Company with such information with respect to Online's Registrable Securities, the plans for the distribution thereof, and such other information with respect to Online as, in the reasonable judgment of counsel for Company, is necessary to enable Company to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

       (d) If Company securities of the same type as the Registrable Securities are then authorized for quotation or trading or listing on the New York Stock Exchange, The Nasdaq National Market, Nasdaq or any other securities exchange or automated quotations system, Company, upon the request of Online, shall promptly file an application, if required, to authorize for quotation, trading or listing the shares of Registrable Securities on such exchange or system and will use its reasonable best efforts to obtain approval, if required, of such quotation, trading or listing as soon as practicable.

       (e) A registration effected under this Section 8 shall be effected at Company's expense, except for underwriting discounts and commissions and fees and expenses of counsel to Online, and Company shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner and (ii) to enter into an underwriting agreement in form and substance customary for transactions of the type contemplated hereby with the Manager and the other underwriters participating in such offering.

     9. Adjustment Upon Changes in Capitalization.

       (a) In the event of any change in Company Common Stock by reason of stock dividends, splits, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Company Option, and the Exercise Price per share, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Online shall receive, upon exercise of the Company Option, the number and class of shares or other securities or property that Online would have received in respect of the Company Common Stock if the Company Option had been exercised immediately prior to such event or the record date therefor, as applicable.

       (b) In the event that Company shall enter in an agreement: (i) to consolidate with or merge into any person, other than in connection with the Merger or into Online or any of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than in connection with the Merger or Online or one of its subsidiaries, to merge into Company and Company shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of Company or any other person or cash or any other property or the outstanding shares of Company Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or
(iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Online or any of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, Online shall receive for each Company Share with respect to which the Company Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Company Common Stock less the Exercise Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Company Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Company Option would have the same election or similar rights as would the holder of the number of shares of Company Common Stock for which the Company Option is then exercisable).

     10. Restrictive Legends. Each certificate representing shares of Company Common Stock issued to Online hereunder shall, to the extent applicable, include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATIONS ARE AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF JANUARY 19, 2000, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

     11. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by Online in compliance with the provisions of Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until Online shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the rights of Online. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in Section 10.

     12. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

     13. Entire Agreement. This Agreement and the Merger Agreement (including the Online Disclosure Schedule, the Omega Disclosure Schedule and the Newco Disclosure Schedule relating thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

     14. Further Assurance. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

     16. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder.

       (a) if to Online, to:

           onlinetradinginc.com corp.
           2700 N. Military Trail
           Suite 200
           Boca Raton, Florida 33431
           Attention: Steven zum Tobel, President
           Facsimile No.: (561) 995-0606
           Telephone No.: (561) 995-1010

           with a copy to:

           Broad & Cassel
           201 South Biscayne Boulevard
           Suite 3000
           Miami, Florida 33131
           Attention: Leonard Bloom, Esq.
           Facsimile No.: (305) 995-6428
           Telephone No.: (305) 373-9400

       (b) if to Company, to:

           Omega Research, Inc.
           8700 West Flagler Street, Suite 250
           Miami, Florida 33174
           Attention: Salomon Sredni, President
           Facsimile No.: (305) 485-7019
           Telephone No.: (305) 485-7000
              with a copy to:

              Bilzin Sumberg Dunn Price & Axelrod LLP
              2500 First Union Financial Center
              Miami, Florida 33131-2336
              Attention: Alan D. Axelrod, Esq.
              Facsimile No.: (305) 374-7593
              Telephone No.: (305) 374-780

     17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such State without regard to any applicable conflicts of law rules.

     18. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

     20. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     21. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     22. Prevailing Party Legal Fees. The prevailing party in any litigation or other proceeding brought to enforce the terms of this Agreement shall be entitled to receive from the nonprevailing party its reasonable attorneys' and paralegals' fees and costs before and at trial and at all appellate and other tribunal levels, in addition to its other remedies hereunder or at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                        ONLINETRADINGINC.COM CORP.

                                        By: /s/ Steven zum Tobel
                                           ------------------------------

                                           Name: Steven zum Tobel
                                                -------------------------

                                           Title: President
                                                 ------------------------

                                        OMEGA RESEARCH, INC.

                                        By: /s/ Ralph L. Cruz
                                           ------------------------------

                                           Name: Ralph L. Cruz
                                           ------------------------------

                                           Title: CO-CEO
                                           ------------------------------

                                                                      APPENDIX E

                                    ONLINE
                            STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT (the "Agreement"), dated as of January 19, 2000, by and between, Omega Research, Inc., a Florida corporation ("Omega"), and onlinetradinginc.com corp., a Florida corporation ("Company"). Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement referred to below.

     WHEREAS, concurrently with the execution and delivery of this Agreement, Online Trading Group, Inc., a Florida corporation ("Newco"), Company, Omega, Omega Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of Newco ("Omega Merger Sub"), and Onlinetrading Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of Newco ("Online Merger Sub"), are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the "Merger Agreement"), pursuant to which, among other things, upon the terms and subject to the conditions thereof, Omega Merger Sub will be merged with and into Omega with Omega continuing as the surviving corporation, and Online Merger Sub will be merged with and into Company with Company continuing as the surviving corporation (collectively, the "Merger"); and

     WHEREAS, as a condition and inducement to Omega's willingness to enter into the Merger Agreement, Omega has required that Company agree, and Company has agreed, to grant to Omega an option to purchase certain newly issued shares of Company's Common Stock, par value $.01 per share ("Company Common Stock"), upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

      1. Grant of Option. Company hereby grants to Omega an irrevocable option (the "Company Option") to purchase up to 2,294,129 shares (the "Company Shares") of Company Common Stock" in the manner set forth below at a price (the "Exercise Price") of $11.0625 per Company Share, payable in cash.

      2. Exercise of Option. The Company Option may be exercised by Omega, in whole or in part at any time or from time to time prior to its termination when provided herein and on or after the occurrence of any of the events which obligate Company to pay Omega the amounts set forth in Section 8.2 or Section 8.3(b) of the Merger Agreement. In the event Omega wishes to exercise the Company Option, Omega shall deliver to Company a written notice (an "Exercise Notice") specifying the total number of Company Shares it wishes to purchase; provided that, if prior notification to or approval of the Department of Justice, the Federal Trade Commission and/or any other regulatory or antitrust agency is required in connection with such purchase, Omega shall promptly file the required notice or application for approval, shall promptly notify Company of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Each closing of a purchase of Company Shares (an "Option Closing") shall occur at a place, on a date and at a time designated by Omega in an Exercise Notice delivered at least two business days prior to the date of the Option Closing. The Company Option shall terminate upon (unless exercised pursuant to the terms hereof prior to) the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement pursuant to
Section 8.1 thereof (other than a termination pursuant to Section 8.1(e) or Section 8.1(g) thereof or resulting from fraud or the wilful breach or failure to perform of Company of any of its representations, warranties or covenants set forth in the

Merger Agreement or this Agreement (a "Wilful Breach")); (iii) one-hundred eighty (180) days following any termination of the Merger Agreement pursuant to
Section 8.1(e) or Section 8.1(g) thereof or resulting from a Wilful Breach (or if, at the expiration of such one-hundred eighty (180) day period, the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal).

      3. Conditions to Closing. The obligation of Company to issue the Company Shares to Omega hereunder is subject to the conditions that (a) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity, if any, required in connection with the issuance of the Company Shares hereunder shall have been obtained or made, as the case may be; and (b) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

      4. Closing. At each Option Closing, (a) Company will deliver to Omega a certificate or certificates in definitive form representing the number of Company Shares designated by Omega in its Exercise Notice, such certificate or certificates to be registered in the name of Omega or its designee and to bear the legend set forth in Section 10, and (b) Omega will deliver to Company the aggregate Exercise Price for the Company Shares so designated by wire transfer of immediately available funds or certified check or bank check. At any Option Closing at which Omega is exercising the Company Option in part, Omega shall present and surrender this Agreement to Company, and Company shall deliver to Omega an executed new agreement with the same terms as this Agreement evidencing the right to purchase the remaining balance of the shares of Company Common Stock purchasable hereunder.

      5. Representations and Warranties of Company. Company represents and warrants to Omega that (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity, (d) Company has taken all action necessary to authorize and reserve for issuance and to permit it to issue, upon exercise of the Company Option, and at all times from the date hereof through the expiration of the Company Option will have reserved, that number of unissued Company Shares that are subject to the Company Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (e) upon delivery of the Company Shares to Omega upon the exercise of the Company Option, Omega will acquire the Company Shares free and clear of all liens, claims, charges, encumbrances and security interests of any nature whatsoever except those imposed by Omega, (f) assuming that the consents approvals, authorizations, permits, filings and notifications referred to in subsection
(g) are obtained or made, as applicable, the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"),
(A) any provision of the articles of incorporation or by-laws, each as amended, of Company or (B) any provisions of any material mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or its properties or assets, except in the case of clauses (B) and (C) immediately above, for violations which would not, individually or in the aggregate, have a Material Adverse Effect on Company, and (g) except as described in Section 3.3 of the Merger Agreement, the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

      6. Representations and Warranties of Omega. Omega represents and warrants to Company that (a) Omega is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Omega and the consummation by Omega of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Omega and no other corporate proceedings on the part of Omega are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Omega and constitutes a valid and binding obligation of Omega, enforceable against Omega in accordance with its terms, except as such enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity, (d) assuming that the consents, approvals, authorizations, permits, filings and notifications referred to in subsection
(e) are obtained or made, as applicable, the execution and delivery of this Agreement by Omega does not, and the performance of this Agreement by Omega will not, result in any Violation pursuant to, (A) any provision of the articles of incorporation or by-laws, each as amended, of Omega, (B) any provisions of any material mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise, or license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Omega or its properties or assets, except in the case of each of clauses (B) and (C) immediately, above, for Violations which would not, individually or in the aggregate, have a Material Adverse Effect on Omega, (e) except as described in Section 2.3 of the Merger Agreement and Section 2 of this Agreement, and except as may be required under the Exchange Act, the execution and delivery of this Agreement by Omega does not, and the performance of this Agreement by Omega will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity and (f) any Company Shares acquired upon exercise of the Company Option will not be, and the Company Option is not being, acquired by Omega with a view to the public distribution thereof and Omega will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

      7. Put.

         (a) Exercise. At any time during which the Company Option is exercisable hereunder (the "Repurchase Period"), upon demand by Omega, Omega shall have the right to sell to Company (or any successor entity thereof) and Company (or such successor entity) shall be obligated to repurchase from Omega (the "Put"), all or any portion of the Company Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below, and/or all or any portion of the Company Shares purchased by Omega pursuant thereto, at a price set forth in subparagraph (ii) below:

            (i) the difference between the "Market/Tender Offer Price" for shares of Company Common Stock as of the date (the "Notice Date") notice of exercise of the Put is given to the other party (defined as the greater of (A) the price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Takeover Proposal which was made prior to the Notice Date and not terminated or withdrawn as of the Notice Date (the "Tender Price") or (B) the 10 day trading average of the last sale price of a share of Company Common Stock as reported on The Nasdaq SmallCap Market over the period ending on the trading day immediately preceding the Notice Date (the "Market Price")), and the Exercise Price, multiplied by the number of Company Shares purchasable pursuant to the Company Option (or portion thereof with respect to which Omega is exercising its rights under this Section 7), but only if the Market/Tender Offer Price is greater than the Exercise Price;

            (ii) the Exercise Price paid by Omega for the Company Shares acquired pursuant to the Company Option plus the difference between the Market/Tender Offer Price and the Exercise Price, but only if the Market/Tender Offer Price is greater than the Exercise Price, multiplied by the number of Company Shares so purchased;

         (b) Payment and Redelivery of Company Option or Shares. In the event Omega exercises its rights under this Section 7, Company shall, within 10 business days of the Notice Date, pay the required amount (the "Repurchase Price") to Omega in immediately available funds and Omega shall surrender to Company the Company Option or the certificates evidencing the Company Shares purchased by Omega pursuant thereto, and Omega shall represent and warrant that it owns such shares and that such shares are then free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, other than any of the same created by Company or its affiliates.

         (c) Payment Restrictions. To the extent that Company is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Company Option and /or Company Shares in full, Company shall immediately so notify Omega and thereafter deliver or cause to be delivered, from time to time, to Omega the portion of the Repurchase Price that it is no longer prohibited from delivering, within five business days after the date on which Company is no longer so prohibited; provided that, if Company at any time after delivery of a notice of repurchase pursuant to Section 7(a) is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to Omega the Repurchase Price in full (and Company hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Omega may revoke its notice of the Put whether in whole or to the extent of the prohibition, whereupon, in the latter case, Company shall promptly (1) deliver to Omega that portion of the Repurchase Price that Company is not prohibited from delivering and (2) deliver to Omega as appropriate, (A) a new Agreement evidencing the right of Omega to purchase that number of shares of Company Common Stock obtained by multiplying the number of shares of Company Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Repurchase Price less the portion thereof theretofore delivered to Omega and the denominator of which is the Repurchase Price, and/or (B) to Omega, a certificate for the Company Shares it is then so prohibited from repurchasing.

      8. Registration Rights.

         (a) Following any exercise of the Company Option, Omega may by written notice (the "Registration Notice") to Company request Company to register under the Securities Act all or any part of the shares of Company Common Stock acquired pursuant to this Agreement, including any voting securities issued by way of dividend, distribution or otherwise in respect thereof (the "Restricted Shares"), beneficially owned by Omega (the "Registrable Securities") in order to permit the sale or other distribution of such Registrable Securities, including pursuant to a firm commitment underwritten public offering; provided, however, that any such Registration Notice must relate to a number of shares equal to at least 3% of the outstanding shares of Company Common Stock and that any rights to require registration hereunder shall terminate with respect to any Shares that may be sold in any 90-day period pursuant to Rule 144 under the Securities Act. The Registration Notice shall include a certificate executed by Omega and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 85% of the Fair Market Value of such shares. For purposes of this Section 8, the term "Fair Market Value" shall mean the 10 day trading average of the last sale price of a share of Company's Common Stock as reported on The Nasdaq SmallCap Market over the period ending on the trading day immediately preceding the date of the Registration Notice.

         (b) Company shall use commercially reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities; provided, however, that (i) Omega shall not be entitled to more than two effective registration statements hereunder and (ii) Company will not be required to file any such registration statement during any period of time (not to exceed 60 days after such request in the case of clause (A) below or 90 days in the case of clauses
(B) and (C) below) when (A) Company is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, based on consultation with counsel to Company, such information would have to be disclosed if a registration statement were filed at that time; (B) Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) Company determines, in its reasonable good faith, judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Company or any of its affiliates. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement, then such registration shall not be taken into account as an effective registration for purposes of clause (i) above. Company shall use commercially reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or Blue Sky laws of such jurisdictions as Omega may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

         (c) The registration rights set forth in this Section 8 are subject to the condition that Omega shall provide Company with such information with respect to Omega's Registrable Securities, the plans for the distribution thereof, and such other information with respect to Omega as, in the reasonable judgment of counsel for Company, is necessary to enable Company to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

         (d) If Company securities of the same type as the Registrable Securities are then authorized for quotation or trading or listing on the New York Stock Exchange, The Nasdaq National Market, Nasdaq or any other securities exchange or automated quotations system, Company, upon the request of Omega, shall promptly file an application, if required, to authorize for quotation, trading or listing the shares of Registrable Securities on such exchange or system and will use its reasonable best efforts to obtain approval, if required, of such quotation, trading or listing as soon as practicable.

         (e) A registration effected under this Section 8 shall be effected at Company's expense, except for underwriting discounts and commissions and fees and expenses of counsel to Omega, and Company shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner and (ii) to enter into an underwriting agreement in form and substance customary for transactions of the type contemplated hereby with the Manager and the other underwriters participating in such offering.

      9. Adjustment Upon Changes in Capitalization.

         (a) In the event of any change in Company Common Stock by reason of stock dividends, splits, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Company Option, and the Exercise Price per share, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Omega shall receive, upon exercise of the Company Option, the number and class of shares or other securities or property that Omega would have received in respect of the Company Common Stock if the Company Option had been exercised immediately prior to such event or the record date therefor, as applicable.

         (b) In the event that Company shall enter in an agreement: (i) to consolidate with or merge into any person, other than in connection with the Merger or into Omega or any of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than in connection with the Merger or Omega or one of its subsidiaries, to merge into Company and Company shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of Company or any other person or cash or any other property or the outstanding shares of Company Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or
(iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Omega or any of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, Omega shall receive for each Company Share with respect to which the Company Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Company Common Stock less the Exercise Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Company Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Company Option would have the same election or similar rights as would the holder of the number of shares of Company Common Stock for which the Company Option is then exercisable).

     10. Restrictive Legends. Each certificate representing shares of Company Common Stock issued to Omega hereunder shall, to the extent applicable, include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATIONS ARE AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF JANUARY 19, 2000, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

     11. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by Omega in compliance with the provisions of Section 8 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until Omega shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the rights of Omega. Certificates representing shares sold in a registered public offering pursuant to Section 8 shall not be required to bear the legend set forth in Section 10.

     12. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

     13 Entire Agreement. This Agreement and the Merger Agreement (including the Online Disclosure Schedule, the Omega Disclosure Schedule and the Newco Disclosure Schedule relating thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

     14. Further Assurance. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

     16. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder.

       (a) if to Omega, to:

           Omega Research, Inc.
           8700 West Flagler Street, Suite 250
           Miami, Florida 33174
           Attention: Salomon Sredni, President
           Facsimile No.: (305) 485-7019
           Telephone No.: (305) 485-7000

           with a copy to:

           Bilzin Sumberg Dunn Price & Axelrod LLP
           2500 First Union Financial Center
           200 South Biscayne Boulevard
           Miami, Florida 33131-2336
           Attention: Alan D. Axelrod, Esq.
           Facsimile No.: (305) 374-7593
           Telephone No. (305) 374-7580

       (b) if to Company, to:

           onlinetradinginc.com corp.
           2700 N. Military Trail, Suite 200
           Boca Raton, Florida 33431
           Attention: Steven zum Tobel, President
           Facsimile No.: (561) 995-0606
           Telephone No.: (561) 995-1010
         with a copy to:

         Broad & Cassel
         201 South Biscayne Boulevard, Suite 3000
         Miami, Florida 33131
         Attention: Leonard H. Bloom, Esq.
         Facsimile No.: (305) 995-6428
         Telephone No.: (305) 373-9400

     17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such State without regard to any applicable conflicts of law rules.

     18. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

     20 Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     21. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     22. Prevailing Party Legal Fees. The prevailing party in any litigation or other proceeding brought to enforce the terms of this Agreement shall be entitled to receive from the nonprevailing party its reasonable attorneys' and paralegals' fees and costs before and at trial and at all appellate and other tribunal levels, in addition to its other remedies hereunder or at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                   OMEGA RESEARCH, INC.

                                   By: /s/ Ralph L. Cruz
                                      ---------------------------
                                   Name: Ralph L. Cruz
                                   Title: CO-CEO

                                   ONLINETRADINGINC.COM CORP.

                                   By: /s/ Steven zum Tobel
                                      ---------------------------
                                   Name: Steven zum Tobel
                                   Title: President

                                                                      APPENDIX F

                            VOTING TRUST AGREEMENT

     VOTING TRUST AGREEMENT (this "Agreement"), dated as of January 19, 2000, to be effective as of and after the Effective Time (as defined in the Merger Agreement described below), by and among WRCF-I 1997 Limited Partnership, a Texas limited partnership ("WRCF-I"), WRCF-II 1997 Limited Partnership, a Texas limited partnership ("WRCF-II"), RLCF-I 1997 Limited Partnership, a Texas limited partnership ("RLCF-I"), and RLCF-II 1997 Limited Partnership, a Texas limited partnership ("RLCF-II" and together with WRCF-I, WRCF-II and RLCF-I, the "Cruz Group"), and Andrew A. Allen and Andrew A. Allen Family Limited Partnership, a Florida limited partnership (collectively "Allen"), Tafazzoli Family Limited Partnership, a Florida limited partnership ("Tafazzoli"), Zum Tobel Family Limited Partnership, a Florida limited partnership ("Tobel"), Derek J. Hernquist ("Hernquist") and Benedict S. Gambino ("Gambino" and, together with Allen, Tafazzoli, Tobel and Hernquist, the "Online Group") (each of W. Cruz, R. Cruz, Allen, Tafazzoli, Tobel, Hernquist and Gambino, at times, individually, a "Newco Shareholder" and, collectively, the "Newco Shareholders") and Marc J. Stone, as voting trustee and not as an individual (the "Voting Trustee").

                             Preliminary Statement

     Reference is made to the Agreement and Plan of Merger and Reorganization of even date herewith in connection with which this Agreement is executed and delivered (the "Merger Agreement") among Omega Research, Inc., a Florida corporation ("Omega"), onlinetradinginc.com corp., a Florida corporation ("Online"), Online Trading Group, Inc., a Florida corporation ("Newco"), and Onlinetrading Acquisition Corporation, a Florida corporation ("Online Merger Sub"), and Omega Acquisition Corporation, a Florida corporation ("Omega Merger Sub" and at times, together with Online Merger Sub, "Merger Subs"). Capitalized terms used herein, which are not defined herein, shall have the respective meanings ascribed to them in the Merger Agreement.

     NOW, THEREFORE, in consideration of the covenants set forth in the Merger Agreement, and in order to induce each of Omega, Online, Newco and Merger Subs to consummate the transactions contemplated by the Merger Agreement, the Newco Shareholders hereby make the following covenants and agreements to and with the Voting Trustee.

     1. Creation of Voting Trust. Each of the Newco Shareholders acknowledges and agrees that as of the Effective Time that he shall make subject to this Agreement, and each Newco Shareholder shall deposit and deliver, as soon as possible after the Effective Time, certificates for, and hereby irrevocably assigns as of the Effective Time to the Voting Trustee, the number of shares of Newco Common Stock ("Newco Shares") to be received by him or it pursuant to the Merger based on the number of shares of Online Common Stock or Omega Common Stock (as the case may be) set forth next to his or its respective name in Exhibit "A" attached hereto and incorporated herein by this reference. The Voting Trustee shall cause to be issued to and in the name of the respective Newco Shareholder one or more Voting Trust Certificates representing the Newco Shares so received by the Voting Trustee from each such Newco Shareholder. On or prior to the Closing Date, each of the Newco Shareholders shall execute and deliver to the Voting Trustee such instruments of transfer as the Voting Trustee may reasonably require in order to effectuate and confirm the assignments and deposits referred to above.

     2. Powers of Voting Trustee. During the term of this Agreement and the continuance of the voting trust created under this Agreement, the Voting Trustee shall possess and be entitled to exercise in respect of the Newco Shares from time to time subject hereto all rights of voting and abstaining from voting or otherwise to participate in stockholders' actions (including, without limitation, executing written consents) in all matters relating to Newco and shall vote the Newco Shares subject hereto as hereinafter described in this Section 2.

       (a) Election of Directors.

         (i) From and after the Effective Time, the Cruz Group shall have the right as provided hereinafter to direct the Voting Trustee to vote all of the Newco Shares subject hereto in a manner such that five (5) of the total of eight (8) directors comprising the Board of Directors of Newco ("Board") (which is the number of directors contemplated to comprise the Board at the Effective
Time), two (2) of which five (5) directors shall be required to be Independent Directors (as hereinafter defined), shall be designated by the Cruz Group, and the Online Group shall have the right as provided hereinafter to direct the Voting Trustee to vote all of the Newco Shares subject hereto in a manner such that three (3) of such total of eight (8) directors, one (1) of which three (3) directors shall be required to be an Independent Director, shall be designated by the Online Group. In the event that the number of directors comprising the Board shall be increased or decreased from time to time on or after the Effective Time, then each of the Newco Shareholders hereby acknowledges and agrees that each of the Cruz Group and the Online Group shall be entitled to designate their relative share of the total number of directors then comprising the Board based upon a ratio of 62.5% for the Cruz Group and 37.5% for the Online Group. In the event that the foregoing ratio yields other than whole numbers as the number of directors which each of the Cruz Group and the Online Group shall be entitled to designate for which the Newco Shares subject hereto shall be voted, then there shall be rounded down the number of directors which each such group shall be entitled to designate pursuant to such ratio and the director which neither group shall as provided above have the right to designate shall be designated by the Cruz Group.

         (ii) To effectuate the voting of the Newco Shares subject hereto for directors of Newco as provided in subparagraph (i) above in connection with the election from time to time by the shareholders of Newco of members of the Board on and after the Effective Time, whether in connection with the annual election thereof, to fill a vacancy on the Board or otherwise, the Voting Trustee shall vote the Newco Shares subject hereto based on the following:

           (A) For such individuals as may be designated from time to time in writing by the Cruz Designee (as hereinafter defined), which written designation list shall include, without limitation, the names of such number of Independent Director nominees as the Cruz Group shall be required to elect as directors pursuant to subparagraph (i) above.

           (B) For such individuals as may be designated from time to time in writing by the Online Designee (as hereinafter defined), which written designation list shall include, without limitation, the name of an Independent Director nominee as the Online Group shall be required to elect as director pursuant to subparagraph (i) above.

           (C) Each of the Cruz Designee and the Online Designee shall certify to the other group and the Voting Trustee that each individual which said group has submitted to the Voting Trustee as an Independent Director nominee(s) in fact so qualifies. Upon request, the group so certifying (the "Certifying Group") shall deliver, within three (3) days of such request, to the other group such information regarding the Certifying Group's Independent Director nominee(s) as shall reasonably establish that said nominee in fact meets the qualifications of an Independent Director. In the event that the Certifying Group and the other group do not agree on the Independent Director status of one or more nominees, then, upon written demand of the other group, such status shall be determined by binding arbitration pursuant to Section 26 below; provided, however, that to the extent such Independent Director when nominated by the Board has been designated by the Board as an Independent Director, such an Independent Director shall be deemed to be an Independent Director.

           (D) For purposes of this Agreement, the following meanings shall be ascribed to the following terms:

             (1) "Cruz Designee" shall mean such individual as the Cruz Group may appoint from time to time as their designee by written notice executed by members of the Cruz Group owning a majority of the Newco Shares subject hereto owned by the Cruz Group and delivered to the Voting Trustee;

             (2) "Online Designee" shall mean such individual as the Online Group may appoint from time to time as their designee by written notice executed by members of the Online Group owning a majority of the Newco Shares subject hereto owned by the Online Group and delivered to the Voting Trustee; and

             (3) "Independent Director" shall mean an individual who both (a) meets the definition of a "non-employee director" set forth in Rule 16b-3 of the Securities Exchange Act of 1934, as amended and (b) meets the requirements of an independent director pursuant to the rules of The NASDAQ National Market for purposes of serving as a member of Newco's audit committee, including, without limitation, being "financially literate" (as defined under such rules) and, in the case of one of the directors designated by the Cruz Group, having "financial expertise" (as defined under such rules).

         (iii) No later than the later of (A) three (3) business days after a written request by the Voting Trustee is received by the Cruz Designee or the Online Designee and (B), if applicable, ten (10) business days prior to the date on which the pertinent annual or special meeting of shareholders of Newco ("Newco Shareholders Meeting") is to occur, each of the Cruz Designee and the Online Designee shall deliver to the Voting Trustee such designee's certified written designation list of individuals for whom the Voting Trustee is to vote as and in the manner provided in Section 2(a)(ii) above. In the event that either the Cruz Designee or the Online Designee fails to timely deliver such designee's certified written list to the Voting Trustee (the "Delinquent Designee"), then, upon notice thereof from the Voting Trustee, the other designee shall have the right to supply the Voting Trustee with a certified written list on behalf of the Delinquent Designee, which list the Voting Trustee shall be obligated to treat as having been delivered by the Delinquent Designee for purposes of the Voting Trustee's voting obligations under this Agreement.

         (iv) In the event that the Voting Trustee shall have been instructed by either the Cruz Designee or the Online Designee to vote such respective group's shares for one or more individuals whose names do not appear on the slate of director nominees to be voted upon at a Newco Shareholders Meeting (or pursuant to a written consent), then the Voting Trustee shall abstain from voting the Newco Shares subject hereto with respect to the board seat(s) which such individual or individuals might have held if so nominated.

         (v) In the event that either the Cruz Designee or the Online Designee (the "Non-Complying Designee") delivers to the Voting Trustee its written designation list pursuant hereto and such written designation list fails to include the name(s) of a sufficient number of nominee(s) who qualify as Independent Director(s), then the other designee shall have the right, on behalf of the Non-Complying Designee, to supply the Voting Trustee with a certified written designation list of nominee(s) for Independent Director(s), which list the Voting Trustee shall be obligated to treat as having been delivered by the Non-Complying Designee for purposes of the Voting Trustee's voting obligations under this Agreement.

       (b) Voting on Other Matters. With respect to all other matters as to which a vote (or written consent) of shareholders of Newco will be made (other than the election of directors), the Voting Trustee shall vote the Newco Shares subject hereto owned by each Newco Shareholder as specifically instructed in writing by the respective Newco Shareholder owning the respective beneficial interests in, and Voting Trust Certificates relating to, such Newco Shares. No later than the later of (i) three (3) business days after a written request by the Voting Trustee is received by a Newco Shareholder and (ii), if applicable, ten (10) business days prior to the date on which the pertinent Newco Shareholders Meeting is to occur, each of the Newco Shareholders shall deliver to the Voting Trustee their respective written voting instructions with respect to the Newco Shares owned by such Newco Shareholders. In the event that the Voting Trustee does not timely receive such written voting instructions, in whole or in part, from any Newco Shareholder, then the Voting Trustee shall abstain from voting the Newco Shares subject hereto owned by such Newco Shareholder with respect to any or all matters as to which the Voting Trustee has not received written voting instructions.

       (c) No Compensation to Voting Trustee. The Voting Trustee shall not be entitled to any fees or commissions for his services hereunder.

     3. Voting Trust Certificates and Permitted Transfers.

       (a) Each Voting Trust Certificate issued hereunder shall be substantially in the form of Exhibit "B" attached hereto, or in such other form as may from time to time be adopted by the Voting Trustee, and shall be signed by the Voting Trustee. Subject to the terms hereof, a Voting Trust Certificate issued by the Voting Trustee and so signed shall entitle the registered holder thereof upon the termination of this Agreement (or upon the permitted sale of Newco Shares from time to time as hereinafter provided in accordance with the terms of this Agreement), to receive in accordance with the provisions hereof a share certificate or certificates for the number of Newco Shares (or lower number, if requested pursuant to a permitted sale) represented thereby, and in the meantime to the rights in respect of such Newco Shares provided in this Agreement.

       (b) Subject to the terms of the Merger Agreement and all other agreements executed in connection therewith and to compliance with federal and state securities laws, the Newco Shares owned by a Newco Shareholder shall be released from the trust created hereby in connection with any sale of such Newco Shares by such Newco Shareholder in an open-market (including, without limitation, a block trade), arms-length, bona fide sale transaction to an unrelated third party or parties or pursuant to an underwritten public offering of the Newco Shares (a "Permitted Sale"). In order to effectuate a Permitted Sale, a Newco Shareholder who wishes to make a Permitted Sale shall give the Voting Trustee at least five (5) days advance written notice of his desire to enter into a Permitted Sale, specifying the exact number of shares of Newco Shares that shall be subject to the Permitted Sale. Upon the execution of the Permitted Sale (which must occur no earlier than after the fifth day following the giving of the aforesaid notice), such Newco Shareholder shall deliver or cause the applicable broker to send to the Voting Trustee, by facsimile transmission, personal delivery or commercial courier service guaranteeing next day delivery, with confirmation by telephone, a written confirmation of completion of the Permitted Sale ("Permitted Sale Confirmation"). Upon receipt of the Permitted Sale Confirmation, the Voting Trustee shall, as soon as is practicable, but not later than three (3) business days thereafter, cause the appropriate stock certificate(s) and Voting Trust Certificate(s) to be issued, reissued and/or canceled in whole or in part as necessary to deliver to such Newco Shareholder or the applicable broker a stock certificate issued in the name of such Newco Shareholder (or his designee) for the number of Newco Shares specified in the Permitted Sale Confirmation, and, if necessary, a Voting Trust Certificate to replace the Voting Trust Certificate(s) canceled in connection with the Permitted Sale covering the balance of any shares of Newco Shares covered by the canceled Voting Trust Certificate(s) which are not part of the Permitted Sale. Such Newco Shareholder shall, together with the aforementioned three business day notice to the Voting Trustee, deliver to the Voting Trustee his Voting Trust Certificate(s) covering at least the number of shares of Newco Shares sought to be transferred in the Permitted Sale, endorsed in such manner and/ or accompanied by such other instruments of transfer as the Voting Trustee may reasonably require so that the Voting Trustee may undertake the procedures set forth in the preceding sentence. The Voting Trustee may require a Newco Shareholder to execute and deliver, in connection with any purported Permitted Sale, such affidavits and other assurances to the effect that what is proposed by such Newco Shareholder is in fact a Permitted Sale. Voting Trust Certificates and beneficial interests in the Newco Shares subject to the voting trust created by this Agreement may be transferred by a Newco Shareholder for estate planning purposes and/or other tax advantages, to the direct or indirect beneficial owner(s) of a Newco Shareholder (collectively, "Beneficial Owners") or to one or more immediate family members of such Newco Shareholder or any of the Beneficial Owners or a trust for the benefit of or an entity owned by such Newco Shareholder and/or one or more of such Beneficial Owners and/or their respective immediate family and lineal descendants, or upon death by law will and testament or the laws of intestacy, provided that, in such case, (i) the affected Newco Shares shall, in the hands of the recipient or transferee, remain in every respect subject to the voting trust hereby created and all terms, provisions and conditions of this Agreement, as if no transfer had occurred, and (ii) such recipient or transferee executes and delivers to the Voting Trustee such agreements and documents as the Voting Trustee requests in order to evidence the foregoing. Except as set forth in the preceding sentence, Voting Trust Certificates are not transferable in any circumstances.

     4. Recapitalization. In the event of the subdivision, consolidation, change (by stock split or dividend or otherwise), classification or reclassification at any time of any shares of Newco Shares at such time subject to the voting trust hereby created into a higher or lower number of shares of Newco or into a different class of shares of Newco, or in the event of the conversion of such shares upon the amalgamation of Newco with any other company or companies, the Voting Trust Certificate representing the same shall thereafter represent the numbers and classes of shares resulting from such subdivision, consolidation, change, classification, reclassification or conversion until such Voting Trust Certificate is exchanged for a new Voting Trust Certificate correctly describing the securities represented thereby.

     5. Register. The Voting Trustee shall keep or cause to be kept at the office of Newco proper books and records in respect of the Voting Trust Certificates, including a register or registers in which shall be recorded the names and addresses of the holders of the Voting Trust Certificates, the number of Newco Shares to which such holders are respectively entitled pursuant to the provisions of this Agreement and such other information as may be deemed advisable by the Voting Trustee. Such register or registers shall be kept available for inspection by the holders of Voting Trust Certificates at all reasonable times. The Voting Trustee may, at any time and from time to time, change the address at which such records are kept and, in such event, shall give notice of such change to the Newco Shareholders.

     6. Transfer Procedures. Except as otherwise provided in this Agreement, Voting Trust Certificates and the beneficial interests in the Newco Shares represented thereby shall be transferable (to the extent the transfer thereof is permitted by the terms of this Agreement) only on the books kept by the Voting Trustee, and no transfer shall be valid or effective except upon transfer by the registered holder thereof or by the attorney of the registered holder thereof duly appointed in writing upon (i) surrender of such Voting Trust Certificate duly endorsed and/or accompanied by an instrument of transfer duly executed by the registered holder thereof or the attorney of the registered holder thereof duly appointed in writing, together with proof satisfactory to the Voting Trustee of such due execution and, where applicable, of the appointment of such attorney; and (ii) delivery of evidence of payment to the Voting Trustee of a sum equal to the applicable security transfer taxes (if any) payable in respect of such transfer. Upon such transfer, the Voting Trustee shall cause to be issued such Voting Trust Certificates and/or share certificate(s) as shall be proper in consequence thereof.

     7. Successors. To the extent that the beneficial ownership of shares of the Newco Shares subject hereto is transferred pursuant to a permitted transfer hereunder or otherwise is transferred by operation of law, the person becoming entitled to a Voting Trust Certificate in consequence thereof shall be entitled, upon surrender of the Voting Trust Certificate and production of such evidence of the right of such person as the Voting Trustee shall then reasonably require, and upon compliance with the requirements of all applicable laws including payment of a sum equal to all applicable security transfer taxes (if any) payable in respect thereof, to one or more Voting Trust Certificates in the name of such person in lieu of the Voting Trust Certificate so surrendered.

     8. Loss or Destruction of Voting Trust Certificates. In the event of the mutilation of any Voting Trust Certificate, the Voting Trustee may upon surrender thereof cause to be issued a replacement Voting Trust Certificate. In the event of the loss, destruction or theft of any Voting Trust Certificate, the Voting Trustee may cause to be issued a replacement Voting Trust Certificate upon production of such evidence of such loss, destruction or theft and such indemnity as the Voting Trustee may in his discretion reasonably require.

     9. Third Parties. The Voting Trustee shall be entitled at all times to treat and consider for all purposes the registered holder of a Voting Trust Certificate as the holder and legal and beneficial owner thereof and of the beneficial interest in the Newco Shares represented thereby and shall not be required to take notice of any interest, trust or claim of any third party.

     10. Distributions. Subject to the provisions of Section 11 hereof, the registered holder of a Voting Trust Certificate, upon any cash or property distribution (other than as described in Section 4 above) by Newco (including without limitation any cash dividend or cash redemption payment) to its stockholders in respect of Newco's capital stock shall be entitled to receive from the Voting Trustee such holder's pro rata share of such distribution, provided that the Voting Trustee may deduct therefrom any amount he may be lawfully required to withhold and account for in respect of taxes. Notwithstanding the foregoing provisions of this Section 10, where any such distribution by Newco constitutes a final cash or property distribution (either by way of redemption or otherwise, but excluding any distribution described in
Section 4 above) in respect of any shares of the capital stock of Newco represented by a Voting Trust Certificate, the Voting Trustee shall not be required to make any distribution under this Section 10 to the holder of such Voting Trust Certificate until surrender thereof.

     11. Registered Holder. Any distribution or partial distribution to a holder of a Voting Trust Certificate under the provisions of Section 10 hereof by the Voting Trustee shall be made to the registered holder of such Voting Trust Certificate at the time of such distribution or partial distribution (unless otherwise directed in writing by such registered holder) whether or not such registered holder was the registered holder thereof at the time the money or property so distributed was received by the Voting Trustee.

     12. Removal of Voting Trustee. A Voting Trustee shall cease to be a Voting Trustee if he:

       (a) is adjudged bankrupt;

       (b) is removed as a Voting Trustee by a court of competent jurisdiction;

       (c) delivers to the Cruz Designee and Online Designee his written resignation as Voting Trustee; or

       (d) dies or becomes permanently disabled.

       Any vacancy that may occur with respect to the Voting Trustee by resignation, death, incapacity or inability or refusal to continue to act shall promptly (but in no event later than thirty (30) days after the event causing the vacancy) be filled by a person mutually agreed to by the Cruz Designee and Online Designee. Every person appointed to fill any such vacancy shall have the same rights, powers and discretions as though originally appointed a Voting Trustee hereunder.

     13. Cancellation of Certificates. All Voting Trust Certificates surrendered pursuant to the provisions hereof shall be canceled.

     14. Limitations on Liability of Voting Trustee. By way of supplement to, and not in lieu of, the provisions of any law affording protection or powers to trustees and notwithstanding any law or principle of law to the contrary, it is agreed that:

       (a) neither the Voting Trustee nor any successor Voting Trustee shall be under any liability or responsibility by reason of any loss or damage arising in consequence of any mistake or error of law or fact or any matter or thing done or omitted to be done under or in relation to this Agreement of any nature whatsoever, except to the extent such loss or damage is in consequence of his own wilful wrongful act or wilful default;

       (b) in relation to this Agreement the Voting Trustee may take the opinion or advice of any counsel or other expert and shall not be responsible for any loss occasioned by acting or failing to act thereon, except as provided in Section 14(a) above; and

       (c) the Voting Trustee or any firm or corporation (including, without limitation, Newco) in which he may be a member, shareholder, officer or director or with which he may have any other connection may deal with Newco or with its shares or with Voting Trust Certificates representing the same in any manner whatever as fully as though he were not a Voting Trustee.

     15. Dissolution of Voting Trust. The voting trust created under this Agreement shall dissolve on the earliest of the following dates:

       (a) the second anniversary of the Effective Time;

       (b) the date when the Voting Trustee shall resign in writing unless such vacancy is timely filled as provided in Section 12 or Section 27 hereof;

       (c) the date when the Newco Shareholders holding 67% of the Newco Shares then subject to this Agreement shall execute a written instrument so declaring; or

       (d) the date when less than 75% of the aggregate number of Newco Shares owned by the Cruz Group or the Online Group (as the case may be) as of the Effective Time remains subject to the voting trust created hereby.

Thereafter, the Voting Trustee shall notify all registered holders of Voting Trust Certificates of such dissolution. Such notice shall fix a place or places and a day (which shall be within fifteen days thereafter) at which and on and after which any registered holder of a Voting Trust Certificate may, on surrender thereof, receive a share certificate or certificates for the shares represented thereby. Upon such dissolution the rights of the holders of Voting Trust Certificates shall be confined to the rights provided by this Section 15 and the right to receive their proportionate interest or interests in any other property then subject to the trust hereof and not theretofore distributed; provided that the register or registers of the Voting Trust Certificate holders shall be kept open by the Voting Trustee for thirty (30) days after such dissolution to enable surrenders of Voting Trust Certificates. At any time after thirty (30) days following the day upon which Voting Trust Certificates may first be surrendered pursuant to the said notice and after distribution or payment of all other property (if any) held upon the trust hereof, the Voting Trustee may close such registers and transfer the shares represented by unsurrendered Voting Trust Certificates to Newco's stock transfer agent for transfer to the respective registered holders of the Voting Trust Certificates representing the same or their lawful permitted assigns against surrender of such Voting Trust Certificates, whereupon this Agreement shall terminate and the Voting Trustee shall be under no further obligation to such holders, provided that the provisions of Section 14 shall survive.

     16. Governing Law. Notwithstanding any law or principle of law to the contrary and regardless of the domicile or residence of any Voting Trustee or any successor Voting Trustee or any of the Newco Shareholders, this Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

     17. Amendments and Waivers. The parties may, by written agreement signed by the parties, modify any of the covenants or agreements or extend the time for the performance of any of the obligations contained in this Agreement or in any document delivered pursuant to this Agreement. Any party may waive, by written instrument signed by such party, compliance by another party with any of its obligations contained in this Agreement or in any document delivered pursuant to this Agreement. This Agreement may be amended only by written instrument signed by the parties hereto.

     18. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

     19. Notices. Any designation, list, notice, request or other document to be given hereunder to a party shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested and postage pre-paid) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

     If to the Voting Trustee, addressed to him at:

     8700 West Flagler Street
     Suite 250
     Miami, Florida 33174

     If to R. Cruz, addressed to him at:

     401 Casuarina Concourse
     Miami, Florida 33143

     If to W. Cruz, addressed to him at:

     201 Arvida Parkway
     Coral Gables, Florida 33156

     If to Allen, addressed to him at:

     4939 N.W. 23rd Court
     Boca Raton, Florida 33431

     If to Tafazzoli, addressed to him at:

     5967 Michaux Street
     Boca Raton, Florida 33433

     If to Tobel, addressed to him at:

     5906 Michaux Street
     Boca Raton, Florida 33433

     If to Hernquist, addressed to him at:

     330 S.E. 20th Avenue, #213
     Deerfield Beach, Florida 33441

     If to Gambino, addressed to him at:

     22356 Timberlea Lane
     Kildeer, Illinois 60047

     20. Partial Invalidity. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, and is not reformed by such court, such holding shall not invalidate or render unenforceable any other provision hereof.

     21. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     23. Entire Agreement. This Agreement contains the entire agreement between the parties hereto, and supersede all prior agreements and undertakings between or among the parties hereto relating to the subject matter hereof.

     24. Gender. With respect to the language of this Agreement, the use of the masculine gender shall include the feminine and neuter, and the use of the neuter shall include the masculine and/or feminine, in each case, as the context reasonably requires.

     25. Acknowledgment. Each Newco Shareholder represents and warrants to the Voting Trustee that he has read and understands this Agreement and the Merger Agreement and has been advised by independent legal counsel with respect to all matters relating to this Agreement (or understands that he has the right to have been so advised, and that seeking and receiving such independent legal advice is advisable).

     26. Binding Arbitration. Any dispute, claim or counterclaim (collectively, a "Claim") arising out of or relating to this Agreement, or the breach hereof, shall be settled by binding arbitration. The party having such Claim shall deliver notice thereof to the other parties to such Claim. Such notice shall supply the other parties with sufficient detail regarding the nature and extent of the Claim. Within seven (7) days of receipt of the aforementioned notice, the parties shall jointly select an arbitrator. Thereafter, the binding arbitration shall be conducted promptly and expeditiously and in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. In the event that the parties are unable to agree upon an arbitrator within the aforementioned seven (7) day period, then each party to the Claim shall appoint an arbitrator within five (5) days thereafter and the resulting panel of arbitrators shall select one (1) arbitrator, within five (5) days after their selection, which single arbitrator shall conduct the binding arbitration (for purposes of this Section 26, the arbitrator selected by the panel of arbitrators, or the arbitrator mutually agreed upon by the parties, as the case may be, the "Arbitrator"). If for any reason the Arbitrator is not chosen within any of the aforementioned applicable periods, then the American Arbitration Association shall select the Arbitrator who shall be a resident of Miami-Dade County, Florida. The arbitration shall be conducted in Miami-Dade County, Florida. The judgment of the Arbitrator shall be accompanied by a written statement of the basis for such judgment and may be enforced by any court having proper jurisdiction. The prevailing party in such arbitration shall be entitled to recover its reasonable expenses of arbitration (including, without limitation, reasonable attorneys' fees) from the non-prevailing party. Further, the expenses of the Arbitrator shall be borne by the non-prevailing party. Any legal proceedings under or in connection with this Agreement shall be maintained in Miami-Dade County, Florida, which shall have sole jurisdiction and venue, and the prevailing party in connection therewith shall be entitled to an award of court costs and reasonable attorneys' fees before and at trial and at all other tribunal levels.

     27. Successor Trustee. The parties hereto acknowledge and agree that the Voting Trustee may assign and transfer at any time hereafter all of his rights, obligations and duties hereunder to a corporation wholly-owned by him (the "Successor Trustee"), provided that, in such case, (i) the Voting Trustee delivers to the Cruz Designee and the Online Designee prior written notice of his resignation, together with an agreement executed by the Successor Trustee pursuant to which the Successor Trustee agrees to be bound by all of the terms, provisions and conditions hereof as if an original signatory hereto and to assume all of the obligations and duties of the Voting Trustee hereunder. In such event, the Successor Trustee shall for all purposes hereof become the "Voting Trustee" and the prior Voting Trustee shall be relieved and released from his obligations and duties hereunder.

     28. Effectiveness. This Agreement shall be effective as of and after the Effective Time. In the event that the Merger Agreement is terminated before the Effective Time, this Agreement shall be null and void and of no further force and effect.

                    [SIGNATURES ARE ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

                              NEWCO SHAREHOLDERS:

WRCF-I 1997 Limited Partnership                             /s/ Andrew A. Allen
                                                            -----------------------------
 By: WRCF-I GP, Inc., general partner                       Andrew A. Allen

  By: /s/ William R. Cruz                                   Andrew A. Allen Family Limited Partnership
     -----------------------------
         William R. Cruz, President                         By: Allen Holdings Corp., general partner

                                                             By: /s/ Andrew A. Allen
WRCF-II 1997 Limited Partnership                                 --------------------------------
                                                                    Andrew A. Allen, President
 By: WRCF-II GP, LLC, general partner

                                                            Tafazzoli Family Limited Partnership
  By: WRCF-II Manager, Inc.,
         managing member                                    By: PMA Corp., general partner

   By: /s/ Ralph L. Cruz                                     By: /s/ Farshid Tafazzoli
     -----------------------------                               --------------------------------
          Ralph L. Cruz, President                                  Farshid Tafazzoli, President

RLCF-I 1997 Limited Partnership                             Zum Tobel Family Limited Partnership

 By: RLCF-I GP, Inc., general partner                       By: Zum Tobel Holdings, Inc., general partner

  By: /s/ Ralph L. Cruz                                      By: /s/ E. Steven zum Tobel
     -----------------------------                               ---------------------------------
         Ralph L. Cruz, President                                   E. Steven zum Tobel, President

RLCF-II 1997 Limited Partnership                            /s/ Derek J. Hernquist
                                                            -----------------------------
 By: RLCF-II GP, LLC, general partner                       Derek J. Hernquist

  By: RLCF-II Manager, Inc., managing                       /s/ Benedict S. Gambino
            member                                          -----------------------------
                                                            Benedict S. Gambino

              By: /s/ William R. Cruz
                  -----------------------------
                     William R. Cruz, President

VOTING TRUSTEE:

/s/ Marc J. Stone
-----------------------------
Marc J. Stone, as Voting
Trustee and not individually

                                  EXHIBIT "A"

                                                        Number of Shares of
Name of Newco Shareholder                               Omega Common Stock
-------------------------                              --------------------
        WRCF-I 1997 Limited Partnership                  7,206,554
        WRCF-II 1997 Limited Partnership                 1,950,000
        RLCF-I 1997 Limited Partnership                  7,206,554
        RLCF-II 1997 Limited Partnership                 1,950,000
                                                        ----------
            Total                                       18,313,108
                                                        ==========

                                                       Number of Shares of
                                                       Online Common Stock
                                                       --------------------
        Andrew A. Allen                                   225,926
        Andrew A. Allen Family Limited Partnership      2,500,000
        Tafazzoli Family Limited Partnership            2,725,926
        Zum Tobel Family Limited Partnership              444,444
        Derek J. Hernquist                                266,666
        Benedict S. Gambino                             2,725,926
                                                        ---------
            Total                                       8,888,888
                                                        =========

                                  EXHIBIT "B"

                             CERTIFICATE NO.______________

                           VOTING TRUST CERTIFICATE
                     in respect of Shares of Common Stock
                                      of
                                    [Newco]
                   (incorporated under the laws of Florida)

THIS CERTIFIES THAT, following the dissolution of the voting trust under, or otherwise in accordance with the terms of, a certain Voting Trust Agreement (the "Agreement") dated as of the __day of January , 2000 and made by and between William R. Cruz, Ralph L. Cruz, Andrew A. Allen, Farshid Tafazzoli, E. Steven Zum Tobel, Derek J. Hernquist, Benedict S. Gambino and [Name of Voting Trustee] as the original Voting Trustee thereunder,

________________________________________________________________________________
                                    (Name)

who is the registered holder of this Voting Trust Certificate, will, on surrender hereof, be entitled to receive, except as otherwise provided in the Agreement, a stock certificate or certificates for ______shares of common stock with a par value of $.01 per share in the capital of Online Trading Group, Inc., or such number of shares of such other class of the capital stock of Online Trading Group, Inc. as this Voting Trust Certificate may then represent in accordance with the terms of the Agreement, be entitled to receive payment of the amount of any distribution received in cash by the Voting Trustee in respect of the shares or any thereof represented hereby to the extent not theretofore distributed by the Voting Trustee in accordance with the terms of the Agreement and to have the rights provided by the Agreement in respect of any dividend or other distribution received other than in cash by the Voting Trustee in respect of such shares.

This Voting Trust Certificate is issued under and pursuant to, and the rights of the holder or holders hereof and of the Voting Trustee are subject to and limited by, the terms of the Agreement, an executed copy of which is on file and open to inspection at all reasonable times by holders of Voting Trust Certificates at the offices of Online Trading Group, Inc. at 8700 West Flagler Street, Suite 250, Miami, Florida 33174.

This Voting Trust Certificate and the beneficial interest under the Agreement in all or any of the shares represented hereby are subject to the restrictions on transferability which under the Agreement or applicable law exist or may from time to time exist, transferable only by the registered holder hereof, in person or by duly authorized attorney, on the books kept by the Voting Trustee at the aforesaid offices, upon surrender of this Voting Trust Certificate duly endorsed and/or accompanied by a sufficient instrument of transfer duly executed by the registered holder hereof or the attorney of such registered holder with proof satisfactory to the Voting Trustee of such due execution and, where applicable, of the appointment of such attorney, and payment of a sum equal to all applicable security transfer taxes (if any) payable in respect of such transfer.

The Voting Trustee is entitled at all times to treat and consider for all purposes the registered holder hereof as the holder and legal and beneficial owner hereof and of the beneficial interest under the Agreement in the shares represented hereby and is not required to take notice of any interest, trust or claim of any third party.

The voting trust under the Agreement will be dissolved on _____, 2002, unless sooner dissolved in accordance with the provisions of the Agreement.

IN WITNESS WHEREOF, the Voting Trustee has signed this certificate.

Date of Issuance:_______________

________________________________________
[Insert Name], as Voting Trustee and
not individually

                                                                      APPENDIX G

                          onlinetradinginc.com corp.
                            2700 N. Military Trail
                                   Suite 200
                           Boca Raton, Florida 33431

                                                               January 19, 2000

Mr. Andrew A. Allen
4939 N.W. 23rd Court
Boca Raton, Florida 33471

Dear Andy:

      onlinetradinginc.com corp., a Florida corporation (the "Company"), is entering into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") with Omega Research, Inc., a Florida corporation ("Omega"), Online Trading Group, Inc., a Florida corporation ("Newco"), Omega Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of Newco ("Omega Merger Sub"), and Onlinetrading Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of Newco ("Online Merger Sub"), pursuant to which, among other things, upon the terms and subject to the conditions thereof, Online Merger Sub will be merged with and into Omega with the Omega continuing as the surviving corporation, and Omega Merger Sub will be merged with and into Omega with Omega continuing as the surviving corporation (collectively, the "Merger"). It is a material condition to the Merger that you enter into this letter agreement (the "Letter Agreement") with the Company, and you have agreed to enter into this Letter Agreement in consideration of, among other things, the benefits to be received by you in connection with the Merger and the payments to be made hereunder. This Letter Agreement and all of the terms hereof shall become effective as of and after the Effective Time (as defined in the Merger Agreement).

      This Letter Agreement (i) confirms that, effective as of the Effective Time, you will no longer serve as the Chairman of the Board, Chief Executive Officer or a director of the Company, (ii) terminates, effective as of the Effective Time, the Employment Agreement (other than Articles 10 and 11 thereof) dated as of February 1, 1999, together with the Addendum dated as of February 1, 1999 (collectively, the "Employment Agreement"), between you and the Company, and (iii) provides for the severance you will be paid by the Company on and after the Effective Time.

      1. Effective as of the Effective Time, you will resign as the Chairman of the Board and Chief Executive Officer of the Company and from all positions you then occupy as an officer or director of the Company and any subsidiary or affiliate of the Company and will terminate as an employee of the Company and any subsidiary or affiliate of the Company.

      2. In consideration of your entering into this Letter Agreement and in lieu of any other severance or other payments or benefits that may be owed to you in connection with your employment or your acting as or resigning as a director, officer and employee of the Company as of the Effective Time or otherwise by the Company (including, without limitation, under the Employment Agreement), the Company agrees to pay you severance in the aggregate amount of $600,000 subject to the consummation of the Merger as follows: $200,000 at the Effective Time and $200,000 on each of the first and second anniversaries of the Effective Time.

      3. (a) In view of the consideration to be received by you in connection with the Merger and under this Letter Agreement and as a material inducement to Omega and Newco to enter into the Merger, effective on and after the Effective Time, you hereby waive, release and forever discharge the

Company, Omega and Newco and their respective subsidiaries and their respective divisions, branches, predecessors, successors, assigns, directors, officers, employees, agents, partners, members, stockholders, representatives and attorneys, in their individual and representative capacities (collectively, the "Releasees"), of and from any and all claims, rights, damages, demands, causes of action or liabilities of any nature whatsoever, known or unknown, contingent or fixed, whether due or to become due, that you have had, now have or may have at any future time by reason of any cause, matter or thing whatsoever, directly or indirectly, related to the Employment Agreement or otherwise in connection with your employment with or acting as an officer or director of any Releasees (collectively, "Claims"), including without limitation under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. ss. 2000 et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. ss. 201 el seq.; the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq. (the "ADEA"); the Americans With Disabilities Act, 42 U.S.C. ss. 1001 et seq. and ss. 12,112. et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. ss. 1001 et seq.; the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. ss. 1981 et seq.; and all other federal, state and local laws, statutes, rules or regulations of any type or description, including, without limitation, contract law, tort law, civil rights laws, express or implied covenants of good faith or fair dealing, and otherwise, regarding employment discrimination or the employment of labor, which you or your heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have against the Releasees or any of them whatsoever from the beginning of the world to the Effective Time, except for Claims arising under or in connection with this Letter Agreement and under COBRA to continue to the extent provided under COBRA your medical benefits under the Company's health plan, at your own expense, after the Effective Time.

         (b) Notwithstanding anything to the contrary set forth in paragraph 2 or this paragraph 3, you do not waive, discharge or release your rights against the Company with respect to any claims for or rights to indemnification or contribution under agreement, at law or in equity with respect to any liability, obligation, loss or expense incurred by you, or claims made against you, in your capacity as a shareholder, director, officer or employee of the Company

         (c) For the purpose of implementing a full and complete release and discharge of the Releasees you expressly acknowledge that the release set out in this Letter Agreement is intended to include in its effect, without limitation, all claims or other matters described in this paragraph 3 that you do not know or suspect to exist in your favor at the time of execution hereof, and that the release set out in this Letter Agreement contemplates the extinguishment of any and all such claims or other such matters.

      4. On or after the Effective Time, you hereby agree to take any and all actions and execute any and all documents reasonably requested from time to time by the Company to effectuate your no longer being or acting as a director, officer or employee of the Company and in connection with extricating yourself from the business and operations of the Company, including, without limitation, in connection with removing yourself as a signatory and/or authorized party on all of the Company's bank, securities and other accounts.

      7. This Letter Agreement shall be governed by and construed pursuant to the laws of the State of Florida. Any and all disputes between the parties which may arise pursuant to this Letter Agreement will be heard and determined before an appropriate federal court in Florida, or, if not maintainable therein, then in an appropriate Florida state court.

      8. (a) This Letter Agreement is personal in its nature and the parties shall not, without the prior written consent of the other, assign or transfer this Letter Agreement or any rights or obligations hereunder, provided, however, the provisions hereof shall inure to the benefit of, and be binding upon, (i) each successor of the Company or any of its affiliates, whether by merger, consolidation, transfer of all or substantially all of its assets or similar transaction, and (ii) your heirs, legatees, executors, administrators and legal representatives.

         (b) This Letter Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained and supersedes, on and after the Effective Time, all prior agreements or understandings between the parties hereto with respect thereto, including, without limitation, the Employment Agreement (other than (i) as set forth in Articles 10 and 11 of the Employment Agreement which shall survive the termination thereof and (ii) those certain agreements being executed by you concurrently herewith in connection with the Merger, including, without limitation, the Online Affiliate Agreement, the Online Shareholder Agreement, the Non-Competition and Non-Disclosure Agreement and the Voting Trust Agreement). This Letter Agreement can be changed only by a writing signed by the parties hereto and Omega and Newco, which are deemed to be third party beneficiaries of and to this Letter Agreement for all purposes hereof. No waiver shall be effective against a party unless in writing and signed by the party against whom such waiver shall be enforced and Omega and Newco as third party beneficiaries hereof.

      7. For purposes of this Letter Agreement, notices and other communications provided for in this Letter Agreement shall be deemed to be properly given if delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

  If to you:                Andrew A. Allen
                            4939 N.W. 23rd Court
                            Boca Raton, Florida 33471

  If to the Company:        2700 N. Military Trail
                            Suite 200
                            Boca Raton, Florida 33431
                            Attention: President

  If to Omega or Newco:     8700 W. Flagler Street
                            Suite 250
                            Miami, Florida 33174
                            Attention: President,

or to such other address as either party may have furnished to the other party in writing in accordance with this paragraph. Such notices or other communications shall be effective only upon receipt. Notices also may be given by facsimile and in such case shall be deemed to be properly given when sent so long as the sender uses reasonable efforts to confirm and does confirm the receiver's receipt of the facsimile transmission.

      8. This Letter Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement

      9. You acknowledge and agree that, in deciding to execute this Letter Agreement, you have relied entirely upon your own judgment, that you have read this Letter Agreement and have had adequate time to consider its terms and effects and to ask any question that you may have of anyone, including your legal counsel, and that you have executed this Letter Agreement voluntarily and with full understanding of its terms and effects on you, and that no fact, evidence, event or transaction currently unknown to you but which may later become known to you will affect in any way or manner the final and unconditional nature of this Letter Agreement. You further acknowledge that (a) you were advised to consult with an attorney before you executed this Letter Agreement and (b) you were afforded sufficient opportunity to and did consult with an attorney.

     10. If the Merger Agreement is terminated before the Effective Time, this Letter Agreement shall be null and void and of no force or effect.

      BY SIGNING THIS LETTER AGREEMENT, YOU STATE THAT:

         (a) YOU HAVE READ THIS LETTER AGREEMENT AND HAVE HAD SUFFICIENT TIME TO CONSIDER ITS TERMS;

         (b) YOU UNDERSTAND ALL OF THE TERMS AND CONDITIONS OF THIS LETTER AGREEMENT AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS;

         (c) YOU AGREE WITH EVERYTHING IN THM LETTER AGREEMENT;

         (d) YOU ARE AWARE OF YOUR RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS LETTER AGREEMENT AND HAVE BEEN ADVISED OF SUCH RIGHT; AND

         (e) YOU HAVE SIGNED THIS LETTER AGREEMENT KNOWINGLY AND VOLUNTARILY.

     If the foregoing correctly sets forth our understanding, please sign one copy of this Letter Agreement and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us and for the benefit of Omega and Newco as third party beneficiaries.

                                          Sincerely,

                                          onlinetradinginc.com corp.

                                          By: /s/ E. Steven zum Tobel
                                             ------------------------------
                                            E. Steven zum Tobel, President

ACCEPTED AND AGREED TO:

/s/ Andrew A. Allen
---------------------------------
Andrew A. Allen

ROBERTSON
 STEPHENS

                                                                      APPENDIX H

                               January 19, 2000

Board of Directors
Omega Research, Inc.
8700 West Flagler Street
Miami, FL 33174

Members of the Board:

We understand that Onlinetradinginc.com Corp. ("Online"), Omega Research, Inc. ("Omega"), Online Trading Group, Inc. ("Newco"), Omega Acquisition Corporation (a wholly owned subsidiary of Newco, "Omega Merger Sub") and Onlinetrading Acquisition Corporation (a wholly owned subsidiary of Newco, "Online Merger Sub") are proposing to enter into an Agreement and Plan of Merger and Reorganization dated as of January 19, 2000 (the "Agreement") which will provide, among other things, for (i) the merger of Online Merger Sub with and into Online and (ii) the merger of Omega Merger Sub with and into Omega (which mergers are collectively referred to herein as the "Merger"). Upon consummation of the Merger, Online and Omega will become wholly owned subsidiaries of Newco. Under the terms set forth in the Agreement, at the effective time of the Merger (the "Effective Time"), (i) each share of common stock of Omega, par value $.01 per share ("Omega Common Stock"), other than certain shares to be canceled pursuant to the Agreement, will be converted into the right to receive one (1) share (the "Omega Exchange Ratio") of the common stock of Newco, par value $.01 per share ("Newco Common Stock"), and (ii) each share of common stock of Online, par value $.01 per share ("Online Common Stock"), other than certain shares to be canceled pursuant to the Agreement and shares held by persons who properly exercise dissenters' rights ("0nline Dissenting Shares"), will be converted into the right to receive the number of shares of Newco Common Stock equal to the "Online Exchange Ratio". As more specifically set forth in the Agreement, the "Online Exchange Ratio" shall be equal to the quotient of (i) the 10 trading day average of the last sale price of a share of Online Common Stock as reported on Nasdaq over the period ending on the trading day prior to the date of the Agreement divided by (ii) the 10 trading day average of the last sale price of a share of Omega Common Stock as reported on the Nasdaq National Market over the period ending on the third trading day prior to the closing date under the Agreement; provided, however, that in no event shall the Online Exchange Ratio be less than 1.3817 or more than 1.7172. The terms and conditions of the Merger are set out more fully in the Agreement.

You have asked us whether, in our opinion, the Online Exchange Ratio is fair from a financial point of view and as of the date hereof to Omega.

For purposes of this opinion we have, among other things:

   (i) reviewed certain publicly available financial statements and other business and financial information of Online and Omega, respectively;

   (ii) reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking financial information, concerning Online and Omega prepared by the managements of Online and Omega, respectively;

   (iii) held discussions with the respective management of Online and Omega concerning the businesses, past and current operations, financial condition and future prospects of both Online and Omega, independently and combined, including discussions with the managements of Online and Omega concerning cost savings and other synergies that are expected to result from the Merger as well as their views regarding the strategic rationale for the Merger;

   (iv) reviewed the financial terms and conditions set forth in the Agreement;

   (v) reviewed the stock price and trading history of Online Common Stock and Omega Common Stock;

   (vi) compared the financial performance of Online and the prices and trading activity of Online Common Stock with that of certain other publicly traded companies comparable with Online;

   (vii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

   (viii) reviewed the pro forma impact of the Merger on the combined company's revenues and earnings per share;

   (ix)       prepared a discounted cash flow analysis of Online;

   (x) participated in discussions and negotiations among representatives of Online and Omega and their financial and legal advisors; and

   (ix) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the managements of Online and Omega) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the managements of Online and Omega that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Online or Omega, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of Online and Omega that we have reviewed, upon the advice of the managements of Online and Omega, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of Online and Omega, respectively, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. In this regard, we note that each of Online and Omega face exposure to the Year 2000 problem. We have not undertaken any independent analysis to evaluate the reliability or accuracy of the assumptions made with respect to the potential effect that the Year 2000 problem might have an Online's and Omega's respective forecasts. We have assumed that the Merger will be consummated upon the terms set forth in the Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of Online and Omega reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, to Omega of the Online Exchange Ratio. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) what the value of Newco Common Stock will be when issued to the shareholders of Online and Omega pursuant to the Merger or the price at which shares of Newco Common Stock may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that Omega's Board of Directors has considered or may be considering, nor does it address the decision of Omega's Board of Directors to proceed with the Merger.

We are acting as financial advisor to Omega in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Merger. In addition, Omega has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the past, we have provided certain investment banking services to Omega, including acting as lead manager on Omega's initial public offering. We maintain a market in the shares of Omega Common Stock. In the ordinary course of business, we may trade in Omega's securities and Online's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in Omega's securities or Online's securities.

Our opinion expressed herein is provided for the information of the Board of Directors of Omega in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of Omega or Online as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Online Exchange Ratio is fair to Omega from a financial point of view.

                                 Very truly yours,

                                 /s/ FleetBoston Robertson Stephens Inc.
                                 --------------------------------------------
                                     FLEETBOSTON ROBERTSON STEPHENS INC.

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[GRAPHIC]

                                                                      APPENDIX I

January 19, 2000

Board of Directors
onlinetradinginc.com corp.
2700 North Military Trail
Suite 200
Boca Raton, FL 33431

Members of the Board:

     We understand that onlinetradinginc.com corp. ("Online" or the "Company") is contemplating a transaction whereby Online and Omega Research, Inc. ("Omega") will be merged with and into a new, as yet unnamed holding company ("NewCo") pursuant to the terms of an Agreement and Plan of Merger and Reorganization and the exhibits and schedules thereto dated as of January 19, 2000 (the "Merger Agreement"), such that Online becomes a wholly owned subsidiary of NewCo (the "Transaction"). Pursuant to the Transaction, each outstanding share of common stock of Online, $.01 par value (the "Online Common Stock"), shall be converted into shares of NewCo common stock (the "NewCo Common Stock"), based on an exchange ratio (the "Exchange Ratio") as set forth in the Merger Agreement. The Exchange Ratio shall be determined by dividing (i) the weighted average of the closing prices of Online Common Stock as reported on the Small Capitalization Market System of the National Association of Securities Dealers for a period consisting of 10 days ending on January 18, 2000 by (ii) the weighted average of the closing prices of Omega Common Stock as reported on the National Market System of the National Association of Securities Dealers for a period consisting of 10 days ending on the third day prior to the closing date of the Transaction, subject to a minimum Exchange Ratio of 1.3817. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

     You have requested our opinion as to whether the Exchange Ratio is fair to the holders of Online Common Stock (the "Holders"), from a financial point of view.

     In connection with our review of the proposed Transaction and the preparation of our opinion herein, we have, among other things:

    1. reviewed Online's annual report to stockholders on Form SB-2/A filed
       June 10, 1999, Online's quarterly reports to stockholders on Forms 10-QSB filed December 15, 1999 and September 10, 1999, and other publicly available financial information of Online;

    2. reviewed Omega's annual report to stockholders on Form 10-K405 filed March 30, 1999, Omega's Form 8-K/A filed January 7, 2000, Omega's quarterly reports to stockholders on Forms 10-Q filed November 12, 1999 and August 6, 1999, and other publicly available financial information of Omega;

    3. reviewed certain non-public information prepared by the management of Online, including financial statements, financial projections, and other financial and operating data concerning Online;

    4. reviewed certain non-public information prepared by the management of Omega, including financial statements, financial projections, and other financial and operating data concerning Omega;

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

    5. discussed the past and current operations and financial condition and the prospects of Online and Omega with senior executives of Online and Omega, respectively;

    6. reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of Online and Omega;

    7. considered the pro forma effects of the Transaction on the financial statements of NewCo and reviewed certain estimates of synergies prepared by the managements of Online and Omega;

    8. reviewed the historical market prices of the Online Common Stock and the common stock of Omega;

    9. compared the financial terms of the Transaction with the financial terms of certain other transactions which we believe to be generally comparable to the Transaction;

   10. reviewed a draft of the Merger Agreement; and

   11. conducted other financial analyses, studies, and investigations, and considered other information as we deemed necessary or appropriate.

     In connection with our review, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have relied on its being complete and accurate in all material respects. In addition, we have not made or received any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Online and Omega, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, projections, pro forma effects, calculations of synergies and other information referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company, and we have relied upon each party to advise us promptly if any such information previously provided to or discussed with us became inaccurate or was required to be updated during the period of our review. In addition, we have assumed the Transaction will be consummated substantially in accordance with the terms set forth in the draft of the Merger Agreement.

     In rendering our opinion, we have assumed, with your consent, that the Transaction will receive pooling-of-interests accounting treatment and will qualify as a tax-free reorganization. Our opinion is necessarily based on the economic, market financial and other circumstances and conditions in effect on January 19, 1999, and any material change in such circumstances or conditions would require reevaluation of this opinion, which we are under no obligation to undertake.

     We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Merger Agreement, or the availability or advisability of any alternatives to the Transaction. This letter does not express any opinion as to the likely trading range for the NewCo Common Stock following the consummation of the Transaction, which may vary depending on numerous factors that generally impact the price of securities. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to the Holders. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve, or in Online's decision to consummate, the Transaction.

     In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of Online and Omega and certain other publicly held companies in businesses we believe to be comparable to Online and Omega; (ii) the current and projected financial position and results of operations of Online and Omega; (iii) the historical market prices and trading activity of the Online Common Stock and the common stock of Omega; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.

     Raymond James & Associates ("Raymond James") is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the past, Raymond James has performed certain investment banking services for Omega and has received customary fees for such services. Raymond James has acted as financial advisor to the Board of Directors of Online in connection with the Transaction and will receive a fee upon the consummation thereof, which fee is contingent upon the value of the Transaction. In the ordinary course of business, Raymond James may trade in the securities of Online and Omega for its own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that our advisory services and opinion expressed herein were prepared for the use of the Board of Directors of Online in evaluating the proposed Transaction and do not constitute a recommendation to any shareholder of Online regarding how such shareholder should vote on the proposed Transaction. This opinion is not to be quoted or referred to, in whole or in part, without the prior written consent of Raymond James, which will not be unreasonably withheld. We have consented to the inclusion of this letter in its entirety in the proxy statement to be filed by Online with the Securities and Exchange Commission in connection with the Transaction.

     In arriving at this opinion, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

     Based upon and subject to the foregoing, it is our opinion that, as of January 19, 1999, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the Holders.

                                     Respectfully submitted,

                                     /s/ Raymond James & Associates, Inc.

                                     RAYMOND JAMES & ASSOCIATES, INC.

                     DEALER PROSPECTUS DELIVERY OBLIGATION


     Until January 20, 2001, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver this joint proxy statement/prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.